As filed with the United States Securities and Exchange Commission on November 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trebia Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands*	6770	98-1531250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

41 Madison Avenue, Suite 2020

New York, NY 10010

Telephone: (646) 450-9187

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tanmay Kumar

Chief Financial Officer

41 Madison Avenue, Suite 2020

New York, NY 10010

Telephone: (646) 450-9187

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael J. Aiello Eoghan P. Keenan Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000	Michael Blend Co-Founder and Chief Executive Officer System1 LLC 4235 Redwood Avenue Marina Del Rey, CA 90066 Tel: (310) 924-6037	Steven B. Stokdyk Latham & Watkins LLP 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067 Tel: (213) 891-7421

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus that forms a part of this Registration Statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A common stock	64,530,520(1)	$9.94(4)	$641,433,368.80	$59,460.87(7)
Class A common stock, par value $0.0001 per share, issuable upon exercise of warrants	17,250,000(2)	$11.50(5)	$198,375,000.00	$18,389.36(7)
Warrants to purchase Class A common stock, par value $0.0001 per share	17,250,000(2)	N/A	N/A	— (6)
Total				$77,850.24(8)

(1)

Represents the number of shares of Class A common stock, par value $0.0001 per share (“System1 Class A Common Stock”) that will be issued pursuant to the Domestication (as defined below), including (i) 51,750,000 shares of System1 Class A Common Stock shares that will be issued on a one-for-one basis in exchange for outstanding Class A ordinary shares, par value $0.0001 per share, of Trebia Acquisition Corp. (“Trebia Class A Ordinary Shares”); (ii) 10,037,500 shares of System1 Class A Common Stock that will be issued on a one-for-one basis in exchange for outstanding Class B ordinary shares, par value $0.0001 per share, of Trebia Acquisition Corp. (“Trebia Class B Ordinary Shares”); and (iii) 2,743,020 shares of System1 Class A Common Stock issued in exchange for Fully-Vested Value Creation Units (as defined in the proxy statement/prospectus that forms a part of this Registration Statement).

(2)

The number of warrants to acquire System1 Class A Common Stock being registered represents 17,250,000 System1 Public Warrants (as defined below) that will be issued on a one-for-one basis in exchange for each outstanding System1 Warrant.

(3)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based on the average of the high and low prices of the Trebia Class A Ordinary Shares on the New York Stock Exchange (the “NYSE”) on October 28, 2021.

(5)

Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price of the shares of System1 Class A Common Stock underlying the warrants is calculated based on the exercise price of the warrants of $11.50 per share.

(6)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(7)	The amount is the product of the “Proposed Maximum Aggregate Offering Price” multiplied by the SEC’s fee rate of 0.0000927.
(8)	Previously paid in connection with Trebia’s Form PREM14A filed on September 16, 2021 (File No. 001-39331; SEC Accession No. 0001193125-21-274313).
*

Prior to the consummation of the business combination transactions described herein, Trebia Acquisition Corp. (“Trebia”) intends to effect a deregistration under Article 206 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Trebia’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “System1, Inc.” upon the consummation of the Domestication. As used herein, “System1” refers to Trebia after the Domestication, including after such change of name.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF TREBIA ACQUISITION CORP. (“TREBIA”)

AND

PROSPECTUS FOR

64,530,520 SHARES OF CLASS A COMMON STOCK, PAR VALUE $0.0001 PER SHARE,

AND

17,250,000 WARRANTS TO PURCHASE CLASS A COMMON STOCK

OF

TREBIA ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A DELAWARE CORPORATION, WHICH WILL BE RENAMED SYSTEM1, INC. IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

Dear Trebia Acquisition Corp. Shareholders,

On behalf of the Trebia board of directors (the “Trebia Board”), we cordially invite you to an extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia,” “we” or “our”), to be held at 12:00 p.m. Eastern Time, on                     , 2021 at                     . As a matter of Cayman Islands law, Trebia is obliged to have a physical location for the Extraordinary General Meeting, Trebia encourages you to attend via live webcast instead by visiting https://www.cstproxy.com/trebiaacqcorp/2021, where you will be able to listen to the meeting live and vote during the meeting.

On June 28, 2021, Trebia entered into that certain business combination agreement (the “Business Combination Agreement”) by and among S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected” and, together with S1 Holdco, the “Companies”), and the other parties signatory thereto, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which provides for, among other things, the consummation of the following transactions (the “Business Combination”): (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected (“Protected UK”), becoming subsidiaries of Trebia (we refer to Trebia and its subsidiaries, including System1, LLC and Protected UK after giving effect to the Domestication and following consummation of the Business Combination, as “System1”). Following the consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of System1 will be held by subsidiaries of S1 Holdco and Protected. System1’s business will continue to operate through the subsidiaries of S1 Holdco and Protected.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the date of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing Date”) and prior to the effective time of the Business Combination (the “Effective Time”), among other things, (i) Trebia will change its name to System1, Inc., (ii) all of the issued and outstanding ordinary shares of Trebia will be converted into common stock of a Delaware corporation and (iii) the governing documents of Trebia will be amended and restated.

At the Extraordinary General Meeting, Trebia shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Business Combination (the “Business Combination Proposal”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, on the day prior to the Closing Date the Domestication will occur, upon which Trebia will change its name to “System1, Inc.” (for further details, see the section entitled “Shareholder Proposal No. 3—The Domestication Proposal”).

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equityholders of S1 Holdco and Protected is $1,130,000,000 and will be paid in a combination of cash consideration of approximately $462,500,000 (the “Closing Cash Consideration”) and stock consideration (including RSUs) and/or retained S1 Holdco Class B Units of approximately $667,500,000 (the “Closing Equity Consideration”). The Closing Cash Consideration and Closing Equity Consideration are subject to an adjustment (in direct proportion) in the event the value of shareholder redemptions exceeds $417,500,000. In that event, current equityholders of the Companies have agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration (the “Seller Backstop Amount”). If the value of shareholder redemptions exceeds $462,500,000, the current equityholders of the Companies may elect to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration, at their sole election (an “Additional Seller Backstop Election”).

Following the completion of the Business Combination, as described in the accompanying proxy statement/prospectus, System1’s organizational structure will be what is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the holders of S1 Holdco Common Units to retain equity ownership in S1 Holdco, an entity that is classified as a partnership for U.S. federal income tax purposes.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (i) a proposal to approve the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the issuance of restricted stock units of System1 to Just Develop It Limited and certain insiders (the “NYSE Proposal”), (ii) a proposal to approve that Trebia be domesticated as a Delaware corporation in accordance with the Domestication (the “Domestication Proposal”), (iii) a proposal to adopt the proposed charter and bylaws of System1 (the “System1 Organizational Documents”), effective upon the Domestication (the “Charter Proposal”), (iv) the proposals to approve certain governance provisions in the System1 Organizational Documents, which are being presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Non-Binding Governance Proposals”), (v) a proposal to approve and adopt the System1 2021 Incentive Award Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder (the “Incentive Plan Proposal”), and (vi) a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Trebia shareholders in favor of one or more of the proposals at the Extraordinary General Meeting (the “Adjournment Proposal”).

Only holders of Trebia Class B ordinary shares will be asked to consider and vote upon a proposal to approve the election of seven director nominees as described in this proxy statement/prospectus (the “Director Election Proposal”).

Each of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal (such proposals, together the “Required Trebia Proposals”) is conditioned on the approval and adoption of each of the other Required Trebia Proposals. The Non-Binding Governance Proposals, the Incentive Plan Proposal, and the Director Election Proposal are conditioned on the approval of the Required Trebia Proposals. The Adjournment Proposal is not conditioned on any other approval. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The approvals of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matters. The approvals of each of the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal require an ordinary resolution under

Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matters.

After careful consideration, the Trebia Board has determined that the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are fair to and in the best interests of Trebia and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the Trebia Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Trebia shareholders generally. Please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for additional information. The Trebia Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Trebia shareholders that they vote in favor of the proposals presented at the Extraordinary General Meeting. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 64 of the accompanying proxy statement/prospectus.

In connection with entering into the Business Combination Agreement, Trebia amended and restated (i) that certain letter agreement (the “Prior Sponsor Agreement”), dated June 19, 2020, by and among the Sponsors and Trebia and (ii) that certain letter agreement (the “Prior Insider Agreement”), dated June 19, 2020, by and among Trebia, certain of the Insiders and the other parties thereto, and entered into that certain sponsor agreement (the “Sponsor Agreement”) with Trasimene Trebia, LP, a Delaware limited partnership (the “Trasimene Sponsor”), BGPT Trebia LP, a Cayman Island limited partnership (the “BGPT Sponsor”, collectively with the Trasimene Sponsor, the “Sponsors”), Cannae Holdings, Inc. (“Cannae”), System1 and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsors along with Cannae and the Insiders agreed (A) to vote any Trebia securities in favor of the Business Combination and other Trebia shareholder matters to be voted on, as discussed above, (B) not to seek redemption of any Trebia securities, (C) not to transfer any Trebia securities for the period beginning on the day of the closing of the Business Combination (the “Closing”) until the earlier of (1) 180 days following the Closing or (2) 150 days following the Closing, if the volume-weighted average price of Class A common stock of System1 equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days, and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each also agreed to forfeit 1,450,000 Trebia Class B ordinary shares (the “Class B Forfeiture”) (2,900,000 in the aggregate). Additionally, (x) the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) Trebia Class B ordinary shares (the “Backstop Forfeiture”) in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders and (y) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number of shares of Class A common stock of System1 equal to the number of ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions.

Pursuant to Trebia organizational documents, Trebia shareholders may elect to redeem their public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company (“Continental”), Trebia will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Trebia’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                  , 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Class A Common Stock of System1 that will be redeemed. See “Extraordinary General Meeting of Trebia Shareholders—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Trebia redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Cannae Backstop.

Trebia’s units, Class A ordinary shares and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols TREB.U, TREB and TREB.WS, respectively. Trebia intends to apply for listing on the NYSE, effective upon the completion of the Business Combination, of the System1 Class A Common Stock and System1 warrants under the proposed symbols “SST” and “SST.WS” respectively. Trebia is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

Trebia (and System1, following the Business Combination) will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the completion of the Trebia initial public offering, (B) in which Trebia or System1, as applicable, has total annual gross revenue of at least $1.07 billion, or (C) in which Trebia or System1, following the Business Combination, is deemed to be a large accelerated filer, which means the market value of Trebia’s ordinary shares (or shares of System1 common stock, following the Business Combination), that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which Trebia or System1, following the Business Combination, has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Trebia is providing the accompanying proxy statement/prospectus and accompanying proxy card to Trebia’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Trebia’s shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of Trebia’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TREBIA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Trebia Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Paul Danola

President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to shareholders on or about                 , 2021.

This proxy statement/prospectus is dated         , 2021 and is first being mailed to Trebia shareholders on or about         , 2021.

TREBIA ACQUISITION CORP.

41 Madison Avenue, Suite 2020

New York, NY 10010

NOTICE OF

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                 , 2021

TO THE SHAREHOLDERS OF TREBIA ACQUISITION CORP.

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Extraordinary General Meeting”) of Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”), will be held at 12:00 p.m. Eastern Time, on                 , 2021 at                 . Only shareholders of Trebia (“Trebia Shareholders”) of record as of                 , the record date for the Extraordinary General Meeting, are entitled to notice of and to attend and vote at the Extraordinary General Meeting. Cayman Islands law requires there to be a physical location for the Extraordinary General Meeting. However, given the ongoing global pandemic, the Extraordinary General Meeting will also be held virtually via live webcast. Trebia Shareholders may attend the Extraordinary General Meeting in person or by visiting the Extraordinary General Meeting website at https://www.cstproxy.com/trebiaacqcorp/2021, where they will be able to listen to the meeting live and vote during the meeting. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Trebia Shareholders and Trebia, and (ii) to protect the health and safety of our shareholders. You are cordially invited to attend the Extraordinary General Meeting, which will be held for the following purposes:

1.

Shareholder Proposal No. 1—The Business Combination Proposal—a proposal to approve Trebia’s entry into the Business Combination Agreement, dated as of June 28, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Trebia, S1 Holdco, LLC (“S1 Holdco”), Orchid Merger Sub I, Inc. (“Trebia Merger Sub I”), Orchid Merger Sub II, Inc. (“Trebia Merger Sub II”), System1 SS Protect Holdings, Inc. (“Protected”) and the other parties thereto, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, (i) Trebia will be domesticated as a Delaware corporation and de-register as a Cayman Islands exempted company, and (ii) upon which time, Trebia will enter into a series of business combination transactions (the “Business Combination”) which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of Trebia.

2.

Shareholder Proposal No. 2—The NYSE Proposal—a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction agreements, (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) the issuance of restricted stock units of the post-closing company (“RSUs”) to JDI, a Protected Equityholder, and Mr. Blend, one of the founders of S1 Holdco).

3.

Shareholder Proposal No. 3—The Domestication Proposals—a proposal to approve that Trebia be domesticated as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), upon which Trebia will change its name to “System1, Inc.” (“System1”).

4.

Shareholder Proposal No. 4—The Charter Amendment Proposal—a proposal to approve the amendment and restatement of the amended and restated memorandum and articles of association of Trebia by their deletion and replacement with the proposed certificate of incorporation of System1 (a copy of which is attached to this accompanying proxy statement/prospectus as Annex B, (the “System1 Charter”)) and the proposed bylaws of System1, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “System1 Bylaws” and together with the System1 Charter, the “System1 Organizational Documents”), each effective upon the Domestication.

5.

Shareholder Proposal No. 5—The Non-Binding Governance Proposals—a proposal to approve on a non-binding advisory basis, certain governance provisions in the System1 Organizational Documents, presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis.

6.

Shareholder Proposal No. 6—The Incentive Plan Proposal—a proposal to approve and adopt the System1 2021 Incentive Award Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

7.

Shareholder Proposal No. 7—The Director Election Proposal—a proposal to approve the election of seven director nominees as described in the proxy statement/prospectus. In accordance with the Trebia Organizational Documents, prior to the consummation of Trebia’s initial Business Combination only the holders of Trebia Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

8.

Shareholder Proposal No. 8—The Adjournment Proposal—a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Trebia Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal (such proposals, together the “Required Trebia Proposals”) is conditioned on the approval and adoption of each of the other Required Trebia Proposals. The Non-Binding Governance Proposals, the Incentive Plan Proposal, and the Director Election Proposal are conditioned on the approval of the Required Trebia Proposals. The Adjournment Proposal is not conditioned on any other approval.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

This proxy statement/prospectus and accompanying proxy card is being provided to Trebia Shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of Trebia Shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 64 of this proxy statement/prospectus.

After careful consideration, the board of directors of Trebia has approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and recommends that shareholders vote “FOR” the approval of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Trebia Shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Trebia, you should keep in mind that

Trebia’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Trebia Organizational Documents, Trebia Shareholders may request that Trebia redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Trebia’s transfer agent, in which you (i) request that Trebia redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(ii)	deliver your public shares to Continental, Trebia’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

Trebia Shareholders may elect to redeem their public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Trebia will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Trebia’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is Class A Common Stock of System1 (“System1 Class A Common Stock”) that will be redeemed. See “Extraordinary General Meeting of Trebia Shareholders—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In connection with entering into the Business Combination Agreement and the Backstop Agreement, Trebia amended and restated (i) that certain letter agreement (the “Prior Sponsor Agreement”), dated June 19, 2020, between Trebia, BGTP Trebia, LP, a Delaware limited partnership (“BGPT Sponsor”) and Trasimene Trebia, LP, a Delaware limited partnership (the “Trasimene Sponsor”) (and together, the “Sponsors”), and (ii) that certain letter agreement (the “Prior Insider Agreement”), dated June 19, 2020, by and among Trebia, certain of its directors and officers (the “Insiders”), and the other parties thereto and entered into the Sponsor Agreement with the Sponsors, Cannae and certain of the Insiders. Pursuant to the Sponsor Agreement, among other things, the Sponsors, Cannae and Insiders agreed (A) to vote any Trebia securities in favor of the Business Combination and other Trebia shareholder matters, (B) not to seek redemption of any Trebia Ordinary Shares and (C) not to transfer any Trebia securities for the period beginning on the Closing Date until the earlier of (x) 180 days following the Closing Date or (y) 150 days after the Closing Date if the volume weighted average price of the System1 Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period, and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each agreed to forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate) (the “Class B Forfeiture”). Additionally, (1) the Sponsors have agreed to forfeit 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares (the “Backstop Forfeiture”) in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders, and (2) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number of shares of Class A Common Stock equal to the number of shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Trebia redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Cannae Backstop.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the Non-Binding Governance Proposals, the Equity Incentive Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Prior to the consummation of Trebia’s initial Business Combination only the holders of Trebia Class B ordinary shares are entitled to vote on the Director Election Proposal.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The Business Combination will be consummated only if the Required Trebia Proposals are approved at the Extraordinary General Meeting. Each of the Required Trebia Proposals is cross-conditioned on the approval of each other. The Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Required Trebia Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, you may call Morrow Sodali LLC, Trebia’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TREB.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Trebia Acquisition Corp.,

Frank R. Martire, Jr. Co-Founder and Director

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TREBIA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

Annexes

ii

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

Trebia Acquisition Corp., a Cayman Islands exempted company, which we refer to as “Trebia,” “we,” “us,” or “our,” is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. See the section entitled “Information About Trebia.”

•

On June 19, 2020, Trebia consummated the Trebia IPO of 51,750,000 Trebia Units, at a price of $10.00 per Trebia Unit, including 6,750,000 Trebia Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Trebia Units to cover over-allotments. Each such unit consisted of one Trebia Class A Ordinary Share and one-third of one redeemable Trebia Public Warrant. Each whole Trebia Public Warrant entitles the holder to purchase one Trebia Class A Ordinary Share at an exercise price of $11.50 following consummation of the Business Combination. See the section entitled “Information About Trebia.”

•

Simultaneously with the closing of the Trebia IPO, Trebia consummated the sale of 8,233,334 Trebia Private Placement Warrants at a price of $1.50 per Trebia Private Placement Warrant in a private placement to the Sponsors, generating gross proceeds of $12,350,000. Following the consummation of the Trebia IPO on June 19, 2020, an amount of $517,500,000 from the net proceeds of the sale of the Trebia Units in the Trebia IPO and the sale of the Trebia Private Placement Warrants was placed in the Trust Account. Transaction costs amounted to $29,241,089, consisting of $10,350,000 of underwriting fees, $18,112,500 of deferred underwriting fees and $778,589 of other offering costs. See the section entitled “Information About Trebia.”

•

Except with respect to interest earned on the funds in the Trust Account that may be released to Trebia to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the Trebia IPO and the private placement for Trebia Private Placement Warrants held in the Trust Account will not be released until the earliest of (a) the completion of Trebia’s initial business combination, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Trebia’s Organizational Documents (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if Trebia does not complete its initial business combination within 24 months from the closing of the Trebia IPO or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, and (c) the redemption of all of Trebia’s Public Shares if it is unable to complete its business combination within 24 months from the closing of the Trebia IPO, subject to applicable law. See the section entitled “Information About Trebia.”

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S1 Holdco, LLC operates (via its wholly owned subsidiary, System1, LLC) an omnichannel customer acquisition platform, delivering high-intent customers to advertisers and to its own subscription products. System1 deploys a proprietary responsive acquisition marketing platform, or RAMP, through its network of over 40 owned and operated websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, MapQuest and ActiveBeat. For the three months ended June 30, 2021, System1’s websites received an average of 130 million visits per month in the aggregate. In connection with the Business Combination, System1 will combine with Protected UK, a company that markets and distributes a downloadable subscription consumer security and privacy software called TotalAV. Launched in 2016, Protected had over 2.1 million paying subscribers as of June 30, 2021, and the business has grown to revenue of

$90.9 million in 2020. See the sections entitled “Information About the Companies’ Business,” “System1’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Protected’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

On June 28, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among S1 Holdco, Protected and the other parties signatory thereto, a copy of which is attached as Annex A, which provides for, among other things, the consummation of the following transactions (the “Business Combination”): (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of System1. Following the consummation of the Business Combination, the combined company will be organized in an “Up C” structure, in which substantially all of the assets and business of System1 will be held by S1 Holdco. System1’s business will continue to operate through the subsidiaries of S1 Holdco and Protected. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal.”

•

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equityholders of S1 Holdco and Protected is an amount equal to the sum of the Closing Cash Consideration and the Closing Equity Consideration. The Closing Cash Consideration will be approximately $463 million of which (x) approximately $212,500,000 cash proceeds will be received by System1 Equityholders and Protected Equityholders (subject to certain adjustments set forth in the Business Combination Agreement), and (y) $250,361,620 cash proceeds will be received by certain non-management equityholders of S1 Holdco. The Closing Equity Consideration will be approximately $667,500,000, consisting of shares of System1 Class A Common Stock, System1 Class C Common Stock and retained S1 Holdco Class B Units. In the event that the value of shareholder redemptions exceeds $417,500,000, then the Closing Cash Consideration and Closing Equity Consideration are subject to a dollar-for-dollar adjustment. In such case, current equityholders of S1 Holdco and Protected have, pursuant to the terms of the Business Combination Agreement, agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds $462,500,000, the current equityholders of S1 Holdco and Protected may elect, in their sole discretion, to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration. For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Sources and Uses.”

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In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Trebia amended and restated (i) the Prior Sponsor Agreement, and (ii) the Prior Insider Letter, and entered into the Sponsor Agreement with the Sponsors, Cannae, the Insiders, S1 Holdco and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (A) to vote any Trebia Ordinary Shares in favor of the Business Combination and other Trebia Shareholder Proposals, (B) not to seek redemption of any Trebia Ordinary Shares, (C) not to transfer any Trebia Ordinary Shares for the period beginning on the day of the Closing until the earlier of (x) 180 days following the Closing or (y) 150 days following the Closing, if the VWAP of System1 Class A Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days, and (D) to be bound to certain other obligations as described therein. As of the date of this proxy statement/prospectus, the Sponsor Persons (including the Insiders) collectively own approximately 20% of the outstanding Trebia Shares as a result of such Sponsor

Persons’ ownership of all of the outstanding Trebia Class B Ordinary Shares. Accordingly, it is more likely that the Required Trebia Shareholder Proposals will be approved than would be the case if such Sponsors agreed to vote their Trebia Ordinary Shares in proportion to the votes cast by the other holders of Trebia Class A Ordinary Shares. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Sponsor Agreement.”

•

In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000,000. The Cannae Backstop amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one hundred percent (100%) of such amount between $200,000,000 and $300,000,000 and, in accordance with the terms of the Backstop Agreement, Cannae shall subscribe for a number of shares of System1 Class A Common Stock equal to such aggregate amount divided by $10. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Backstop Agreement.”

•

Prior to or substantially contemporaneously with the closing of the Business Combination, certain of the Debt Financing Sources will fund to Trebia an amount equal to the Trebia Finco LLC Debt Commitment Amount. To the extent that (A) the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, an amount equal to fifty percent (50%) of the payments required to be made in connection with the Trebia Shareholder Redemption shall be drawn from the Trebia Finco LLC Debt Commitment Amount and (B) the Trebia Shareholder Redemption Value, if any, is greater than $300,000,000 but less than $417,500,000, an amount equal to the amount drawn pursuant to clause (A) plus one-hundred percent (100%) of such amount between $300,000,000 and $417,500,000, shall be drawn from the Trebia Finco LLC Debt Commitment Amount in connection with the payments required to be made in connection with the Trebia Shareholder Redemption. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Backstop Agreement.”

•

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $417,500,000 but less than $462,500,000, (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco, as set forth on the allocation schedule attached to the Business Combination Agreement and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to the Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Backstop Agreement.”

•

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $462,500,000, the Redeemed OM Members, OpenMail and Protected may elect to further reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business

Combination Agreement. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Backstop Agreement.”

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The Business Combination Agreement and the Sponsor Agreement also contemplate that, following the Domestication, subject to the Class B Forfeiture, Trebia will issue (x) 725,000 shares of System1 Class D Common Stock to Trasimene Sponsor and 725,000 shares of System1 Class D Common Stock to BGPT Sponsor, and (y) 725,000 System1 RSUs to each of Mr. Blend and JDI, a Protected Equityholder. The RSUs will be subject to certain vesting and other restrictions. Additionally, the BGPT Sponsor will sell 500,000 Trebia Private Placement Warrants to Mr. Blend and 500,000 Trebia Private Placement Warrants to JDI for a purchase price of $1.50 per warrant. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Backstop Agreement.”

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It is anticipated that, upon completion of the Business Combination, based on the varying levels of redemptions by the Trebia Public Shareholders: (i) Trebia Public Shareholders will retain an ownership interest of approximately 40.26% (assuming No Redemptions) and 0% (assuming Maximum Redemptions) in the Post-Closing Company; (ii) Cannae will own approximately 0% (assuming No Redemptions) and 19.92% (assuming Maximum Redemptions) in the Post-Closing Company; (iii) the Sponsors and Sponsor Independent Directors will own approximately 7.81% (assuming No Redemptions) and 7.78% (assuming Maximum Redemptions) in the Post-Closing Company; and (iv) current System1 Equityholders and Protected Equityholders will own approximately 51.93% (assuming No Redemptions) and 72.3% (assuming Maximum Redemptions) in the Post-Closing Company. These levels of ownership interest are based on the following additional assumptions: (i) under the No Redemptions scenario, 66.75 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 72.25 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming Maximum Redemptions; (iii) exclude the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Private Placement Warrants; (iv) no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—System1 Ownership Table.”

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Trebia management and the Trebia Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination contemplated thereby. For more information about the reasons that the Trebia Board considered in determining its recommendation, please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal —Trebia’s Board of Directors’ Reasons for the Approval of the Business Combination.” When you consider the Trebia Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Trebia Public Shareholders generally. Please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for additional information. The Trebia Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Trebia Public Stockholders that they vote “FOR” the proposals presented at the Extraordinary General Meeting.

•	The shareholders of Trebia will be asked to consider and vote on the following proposals at the Extraordinary General Meeting:

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The Business Combination Proposal: a proposal to approve and adopt the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby. Please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal”;

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The NYSE Proposal: a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction agreements, (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) the issuance of restricted stock units of the Post-Closing Company to JDI and certain Insiders. Please see the section entitled “Shareholder Proposal No. 2—The NYSE Proposal”;

•	The Domestication Proposal: a proposal to approve the Domestication and the change of name of Trebia. Please see the section entitled “Shareholder Proposal No. 3—The Domestication Proposal”;

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The Charter Amendment Proposal: a proposal to approve the amendment and restatement of the Trebia Organizational Documents by their deletion and replacement with the System1 Charter and the System1 Bylaws. Please see the section entitled “Shareholder Proposal No. 4—The Charter Amendment Proposal”;

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The Non-Binding Governance Proposals: a proposal to approve on a non-binding advisory basis, certain governance provisions in the System1 Organizational Documents, presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. Please see the section entitled “Shareholder Proposal No. 5—The Non-Binding Governance Proposals”;

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The Incentive Plan Proposal: a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Shareholder Proposal No. 6 —The Incentive Plan Proposal”;

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The Director Election Proposal: a proposal to approve and adopt the election of seven director nominees. Please see the section entitled “Shareholder Proposal No. 7—The Director Election Proposal”; and

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The Adjournment Proposal: a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting. Please see the section entitled “Shareholder Proposal No. 8—The Adjournment Proposal”.

•

Upon consummation of the Business Combination, the Trebia Board anticipates each Class I director having a term that expires immediately following System1’s annual meeting of stockholders in 2022, each Class II director having a term that expires immediately following System1’s annual meeting of stockholders in 2023 and each Class III director having a term that expires immediately following System1’s annual meeting of stockholders in 2024, or in each case having a term that continues until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. In connection with the Transactions, Michael Blend, Frank R. Martire, Jr., William P. Foley, II,                 ,                 ,                  and                  have each been nominated to serve as directors of the Post-Closing Company upon completion of the Transactions. Please see the section entitled “Shareholder Proposal No. 7—The Director Election Proposal” and for additional information.

FREQUENTLY USED TERMS

Unless the context otherwise requires, all references in this proxy statement/prospectus to “we,” “us” or “our” refer to (i) Trebia prior to the consummation of the Business Combination and to (ii) System1, the Post-Closing Company, following the consummation of the Business Combination.

The following terms used in this document have the meaning set forth below:

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Additional Seller Backstop Election” means, in the event that shareholder redemptions exceeds $462,500,000, the current equityholders of S1 Holdco and Protected may elect to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration.

“Adjournment Proposal” means the proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Trebia Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

“ASC” means Accounting Standards Codification.

“ASC 480” means ASC 480, Distinguishing Liabilities from Equity.

“ASC 815” means ASC 815, Derivatives and Hedging.

“APIs” means application programming interfaces.

“Antitrust Division” means Antitrust Division of the Department of Justice.

“Backstop Agreement” means that certain backstop facility agreement, dated as of June 28, 2021, between Trebia and Cannae, in substantially the form attached hereto as Annex J.

“Backstop Forfeiture” means the forfeiture of 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares by BGPT Sponsor and Trasimene Sponsor.

“Bank of America” means Bank of America, N.A.

“BGPT Sponsor” means BGTP Trebia LP, a Delaware limited partnership.

“BGPT Note” means the promissory notes issued by the Company to the BGPT Sponsor in the amount of $212,500.

“Black-Scholes Warrant Value” means the value of a System1 Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg. For purposes of calculating such amount, (i) the redemption provisions of the Warrant Agreement will be taken into account, (ii) the price of each System1 Class A Common Stock will be the VWAP of the System1 Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the System1 Warrant.

“Bloomberg” means the Bloomberg Financial Markets.

“Blocker Parents” means, collectively, Court Square III-A L.P., Court Square III L.P., and Court Square (Offshore) L.P.

“Business Combination” means, together, the Domestication and the Transactions.

“Business Combination Agreement” means that certain business combination agreement, dated as of June 28, 2021, by and among Trebia, S1 Holdco, Trebia Merger Sub I, Trebia Merger Sub II, Protected and the other parties thereto.

“Business Combination Proposal” means the proposal to consider and vote upon to approve and adopt the Business Combination Agreement and the Transactions.

“CAGR” means compound annual growth rate.

“Cannae” means Cannae Holdings, Inc., a Delaware corporation.

“Cannae Backstop” means the backstop agreement by Cannae, as set forth in the Backstop Agreement, to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000,000.

“Cannae Subscription” means the commitment by Cannae, pursuant to the Backstop Agreement, to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combinations, in an amount of up to $200,000,000.

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised).

“Charter Amendment Proposal” means the proposal to adopt the proposed charter and bylaws of System1, effective upon the Domestication.

“Class B Forfeiture” means the forfeiture of 1,450,000 Trebia Class B Ordinary Shares by each BGPT Sponsor and Trasimene Sponsor (2,900,000 in the aggregate).

“Closing” means the closing of the Transactions.

“Closing Date” means the date on which the Closing occurs.

“Closing Cash Consideration” means the aggregate cash consideration payable under the Business Combination Agreement of approximately $462,500,000.

“Closing Equity Consideration” means the (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of System1 Class A Common Stock (valued at $10 per share), RSUs and System1 Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10 per share), which together amount to approximately $667,500,000.

“Closing Seller Equity Consideration” means (a) (i) a number of shares of System1 Class A Common Stock and RSUs, in an aggregate number (rounded up to the nearest whole share) as set forth on the Allocation Schedule attached to the Business Combination Agreement, plus (ii) the number of shares of System1 Class A Common Stock determined by dividing the Protected Rollover Parties’ portion of the Seller Backstop Amount, as set forth in the Allocation Schedule attached to the Business Combination Agreement (if any) by $10.00, plus (iii) a number of shares of System1 Class A Common Stock equal to the Founder Shares Forfeited to

S1/Protected (if any) and (b) shares of System1 Class C Common Stock to be issued in respect of each retained S1 Holdco Class B Unit in an aggregate number (rounded up to the nearest whole share) as set forth on the Allocation Schedule attached to the Business Combination Agreement (in each case, which shall be allocated as set forth on the Allocation Schedule attached to the Business Combination Agreement).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” means that certain commitment letter, dated as of June 28, 2021, by and between Bank of America and Trebia, pursuant to which Bank of America has committed to provide Trebia Finco, as the borrower, the New Facility.

“Companies” means S1 Holdco and Protected prior to the Business Combination.

“Continental” means the Continental Stock Transfer & Trust Company.

“Court of Chancery” means Court of Chancery for the State of Delaware.

“Court Square III L.P.” means Court Square Capital Partners III, L.P., a Delaware limited partnership.

“Court Square III-A L.P.” means Court Square Capital Partners III-A, L.P., a Delaware limited partnership.

“Court Square Capital GP” means Court Square Capital GP III, LLC, a Delaware limited liability company.

“Court Square GPs” means, collectively, Court Square Executive, Court Square Capital GP, and Court Square III L.P.

“Court Square (Offshore) L.P.” means Court Square Capital Partners (Offshore) III, L.P., a Cayman Island limited partnership.

“Court Square Executive” means Court Square Capital Partners (Executive) III, L.P., a Delaware limited partnership.

“CSC Blocker 1” means CSC III System1 Blocker Inc., a Delaware corporation.

“CSC Blocker 2” means CSC (Offshore) III System1 Blocker, Inc., a Delaware corporation.

“CSC Blocker 3” means CSC III-A System1 Blocker, Inc., a Delaware corporation.

“CSC Blockers” means, collectively, CSC Blocker 1, CSC Blocker 2 and CSC Blocker 3.

“Debt Financing” means the financing contemplated by the Commitment Letter.

“Debt Financing Sources” means the lenders, agents and arrangers of any Debt Financing, together with their respective affiliates, officers, directors, employees, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to approve the election of seven director nominees as described in this proxy statement/prospectus.

“DTC” means Depository Trust Company.

“Domestication” means the transfer of Trebia by way of continuation from the Cayman Islands to Delaware and to domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act.

“Domestication Proposal” means the proposal to approve that Trebia be domesticated as a Delaware corporation in accordance with the Domestication.

“Effective Time” means the effective time of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary General Meeting” means the extraordinary meeting of the shareholders of Trebia.

“FASB” means the Financial Accounting Standards Board.

“Forward Purchase Agreement” means the forward purchase agreement, dated as of June 5, 2020, between Trebia and Cannae Holdings, Inc.

“Founder Directors” means the slate of nominees recommended by Michael Blend for election as directors.

“Founder Shareholder(s)” means BGPT Sponsor and Trasimene Sponsor.

“FPA Termination Agreement” means that certain Mutual Termination Agreement, dated as of June 28, 2021, by and among Trebia and Cannae, in substantially the form attached hereto as Annex L, giving effect to the termination of the Forward Purchase Agreement.

“FTC” means Federal Trade Commission.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” means the System1 2021 Incentive Award Plan.

“Incentive Plan Proposal” means the proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder.

“IT” means information technology.

“Insiders” means William P. Foley, II, Frank R. Martire, Jr., Paul Danola, Tanmay Kumar, Lance Levy, Mark D. Linehan, and James B. Stallings.

“IRS” means the U.S. Internal Revenue Service.

“ISOs” means incentive stock options.

“JDI” means Just Develop It Limited, a private limited company incorporated in England & Wales.

“Jobs Act” means the Jumpstart Our Business Startups Act of 2012.

“LIBOR” means London InterBank Offered Rate.

“Maximum Redemptions” means the redemption of all Trebia Public Shares.

“Mergers” means the series of mergers undertaken in connection with the Business Combination described as follows, collectively: (A) (i) CSC Blocker 1 will merge with and into Trebia, with Trebia surviving (the “CSC Blocker 1 Merger”), (ii) CSC Blocker 2 will merge with and into Trebia, with Trebia surviving (the “CSC Blocker 2 Merger”) and (iii) CSC Blocker 3 will merge with and into Trebia, with Trebia surviving (the “CSC Blocker 3 Merger” and each of the CSC Blocker 1 Merger, CSC Blocker 2 Merger and CSC Blocker 3 Merger, a “Blocker Merger” and, together, the “Blocker Mergers”); (B) Trebia Merger Sub will merge with and into Protected (the “Protected Merger”), with Protected surviving the Protected Merger as a wholly owned subsidiary of Trebia, (C) Protected will merge with and into Trebia Merger Sub LLC (the “LLC Merger”) with Trebia Merger Sub LLC surviving the LLC Merger (such surviving entity of the LLC Merger, “Protected Holding LLC”), (D) Trebia Finco LLC will merge with and into Protected Holding LLC (the “Finco-LLC Merger”) with Protected Holding LLC surviving the Finco-LLC Merger, (E) Trebia will contribute 100% of the outstanding equity interests of Protected Holding LLC to S1 Holdco, and (F) S1 Midco will merge with and into Protected Holding LLC (the “LLC-Midco Merger”) with Protected Holding LLC surviving the LLC-Midco Merger.

“New Facility” means the Term Loan, and the Revolving Facility.

“New S1 Holdco Operating Agreement” means the proposed fifth amended and restated limited liability company operating agreement to be entered into at Closing by and among S1 Holdco, LLC, System1 and any successor managing member, in substantially the form attached hereto as Annex E.

“No Redemptions” means no redemption of any Trebia Public Shares.

“Non-Binding Governance Proposals” means the proposals to approve certain governance provisions in the System1 Organizational Documents, which are being presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis.

“NSOs” means non-qualified stock options.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” means the proposal to approve (i) the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction agreements, (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) the issuance of restricted stock units of System1 to JDI and certain Insiders.

“OpenMail” means OpenMail LLC, a Delaware limited liability company.

“PSH” means Protected Security Holdings, LLC.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Company” or “System1” means the combined entity of Trebia, S1 Holdco and Protected after the Closing.

“Post-Closing Company Board” or “System1 Board” means board of directors of the Post-Closing Company.

“Post-Closing RSUs” means the 725,000 RSUs subject to the same vesting conditions as the System1 Class D Common Stock.

“Previous System1 Class A Units” means the previous System1 Class A Units outstanding under the S1 Holdco fourth amended and restated limited liability company operating agreement.

“Prior Insider Agreement” means that certain letter agreement, dated June 19, 2020, by and among Trebia and the Insiders.

“Prior Registration Rights Agreement” means that registration rights agreement, dated June 19, 2020, by and among Trebia, the Sponsors and certain other security holders named therein.

“Prior Insider Letter” means that certain letter agreement, dated June 19, 2020, by and among Trebia, certain of the directors and officers of Trebia and the other parties thereto.

“Prior Sponsor Agreement” means that certain letter agreement, dated June 19, 2020, between BGPT Sponsor, Projections Trasimene Sponsor and Trebia.

“Projections” means the projections set forth in the section titled “Shareholder Proposal No. 1—The Business Combination Proposal —Certain Projected Financial Information”.

“Protected” means System1 SS Protect Holdings, Inc., a Delaware corporation.

“Protected Common Stock” means the common stock, par value $0.01 per share, of Protected.

“Protected Equityholders” means the equityholders of Protected.

“Protected Rollover Parties” means the Persons listed on the protected rollover schedule, as may be amended, attached as an exhibit to the Business Combination Agreement.

“Protected Support Agreement” means the proposed support agreement to be entered into between holders of 100% of the equity interest in Protected, in substantially the form attached hereto as Annex K.

“Protected UK” means Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected.

“Protected UK Contribution Parties” means the holders of the equity interests in Protected UK (other than Protected).

“RAMP” means System1’s responsive acquisition marketing platform.

“Record Date” means                 , 2021.

“Redeemed OM Members” means those certain members of OpenMail, 100% of whose interests in OpenMail will be redeemed at Closing pursuant to the Business Combination Agreement in exchange for such number of S1 Holdco Class B Units and units in PSH as set forth in the allocation schedule attached to the Business Combination Agreement, and who will receive at Closing (a) their applicable portion of the Closing

Cash Consideration, in exchange for a certain number of S1 Holdco Class B Units they hold, and (b) a certain number of shares of System1 Class C Common Stock in exchange for the payment to Trebia by the Redeemed OM Members of $0.0001 per share, in each case, as set forth on the allocation schedule attached to the Business Combination Agreement.

“Redemption Fair Market Value” means the volume weighted average price of the System1 Class A Common Stock for the ten (10) trading days immediately following the date on which notice of redemption is sent to the registered holders. In connection with any redemption pursuant to section, System1 will provide the registered holders with the Redemption Fair Market Value no later than one (1) business day after the ten (10) trading day period described above ends.

“Redemption Price” means the pro rata portion of the Trust Account of a Trebia Public Shareholders, calculated as of two business days prior to the consummation of the Business Combination.

“Registration Rights Agreement” means the proposed registration rights agreement to be entered into at Closing among System1, the Sponsors, JDI, and certain indirect and direct System1 Equityholders and Protected Equityholders, in substantially the form attached hereto as Annex H.

“Related Party” means a director, officer or substantial security holder of Trebia or System1, as applicable.

“Required Trebia Proposals” means the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment.

“Revolving Facility” means a $50 million revolving facility, pursuant to the Commitment Letter.

“RRA Parties” means all of the parties to the Registration Rights Agreement other than System1.

“Rule 144” means Rule 144 under the Securities Act.

“RSU” or RSUs” means the restricted stock unit or restricted stock units of System1.

“S1 Founders” means Michael Blend, Chuck Ursini, Nick Baker, and Just Develop It Ltd., a United Kingdom private limited company.

“S1 Midco” means System1 Midco, LLC, a Delaware limited liability company.

“S1, LLC” means S1, LLC, a Delaware limited liability company.

“SARs” means stock appreciation rights.

“SEC” means the United States Securities and Exchange Commission.

“SEC Statement” means the public statement issued by the staff of the SEC on April 12, 2021, entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”),” expressing its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on a SPAC’s balance sheet as opposed to equity.

“Section 16 Officers” means all officers who file reports of their ownership, and changes in ownership, of the Trebia’s common stock under Section 16(a) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Pro Forma Information” means those unaudited pro forma condensed combined financial information in the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

“Seller Backstop Amount” means the amount of Closing Cash Consideration the System1 Equityholders and Protected Equityholders have agreed to convert into Closing Equity Consideration, in the event that shareholder redemptions exceeds $417,500,000.

“Sponsor Agreement” means that certain amended and restated sponsor agreement, dated as of June 28, 2021, by and among Trebia, the Sponsors, Cannae, the Insiders, S1 Holdco, and Protected, in substantially the form attached hereto as Annex I.

“Sponsor Directors” means the slate of nominees recommended by the Sponsors and Cannae for election as directors.

“Sponsor Persons” means Cannae, Trebia, System1, Protected and the Insiders.

“Sponsors” means BGPT Sponsor and Trasimene Sponsor.

“Stockholders Agreement” means the proposed stockholders agreement to be entered into at Closing among System1, the S1 Founders, the Sponsors, Cannae, and JDI, in substantially the form attached hereto as Annex G.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“S1 Holdco Class A Units” means the class A units of S1 Holdco.

“S1 Holdco Class B Units” means the class B units of S1 Holdco.

“S1 Holdco Common Units” means the S1 Holdco Class A Units and S1 Holdco Class B Units.

“S1 Holdco” means S1 Holdco, LLC, a Delaware limited liability company.

“System1 Equityholders” means the holders of S1 Holdco Common Units.

“System1” or “Post-Closing Company” means System1, Inc., a Delaware corporation (f/k/a Trebia), from and after the Effective Time.

“System1 Board” or “Post-Closing Company Board” the board of directors of System1.

“System1 Bylaws” means the proposed bylaws of System1, in substantially the form attached hereto as Annex C.

“System1 Charter” means the proposed certificate of incorporation of System1, in substantially the form attached hereto as Annex B.

“System1 Common Stock” means System1 Class A Common Stock, System1 Class C Common Stock, and System1 Class D Common Stock, taken together.

“System1 Class A Common Stock” means Class A common stock, par value $0.0001 per share, of System1.

“System1 Class C Common Stock” means the non-economic shares of Class C common stock, par value $0.0001 per share, of System1.

“System1 Class D Common Stock” means the Class D common stock, par value $0.0001 per share, of System1.

“System1 Independent Directors” means the three directors to be jointly designated by the Sponsors, Cannae, and Michael Blend.

“System1 Organizational Documents” means the System1 Charter and the System1 Bylaws.

“System1 Preferred Stock” means the preferred stock, with the par value of $0.0001 per share of System1.

“System1 Stockholder” or “System1 Stockholders” means the holder or holders of System1 Common Stock or System1 Preferred Stock.

“System1 Upstairs Warrants” means those warrants issued pursuant to Section 4.12 of the New S1 Holdco Operating Agreement.

“S1 Holdco Warrants” means the warrants S1 Holdco will issue to purchase S1 Holdco Class A Units.

“S1 Holdco Warrant Agreement” means the warrant agreement to be entered into between System1 and S1 Holdco.

“Tax Receivable Agreement” means the proposed tax receivable agreement to be entered into between Trebia and the other signatories thereto, in substantially the form attached hereto as Annex F.

“Term Loan” means a $400 million first lien term loan facility, pursuant to the Commitment Letter.

“Termination Date” means March 28, 2022.

“TRA Holders” means the holders of S1 Holdco Common Units, other than System1.

“Transactions” means the transactions contemplated by the Business Combination Agreement, including the Business Combination.

“Transaction Agreements” means the Business Combination Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Agreements, the Backstop Agreement, the Trebia Certificate of Incorporation, the Trebia Bylaws, the Tax Receivable Agreement, the New S1 Holdco Operating Agreement, the Protected Support Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Trasimene Sponsor” means Trasimene Trebia, LP, a Delaware limited partnership.

“Trasimene Note” means the promissory notes issued by the Company to Trasimene Sponsor in the amount of $287,500

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trebia” means Trebia Acquisition Corp., a Cayman Islands exempted company.

“Trebia Board” means the board of directors of Trebia.

“Trebia Class A Ordinary Share” or “Trebia Class A Ordinary Shares” means Class A ordinary share or Class A ordinary shares, par value $0.0001 per share, of Trebia.

“Trebia Class B Ordinary Share” or “Trebia Class B Ordinary Shares” means Class B ordinary share or Class B ordinary shares, par value $0.0001 per share, of Trebia.

“Trebia Finco” means Orchid Finco LLC, a Delaware limited liability company and direct, wholly owned subsidiary.

“Trebia Finco LLC Debt Commitment Amount” means the amount of funds drawn by Trebia Finco LLC pursuant to the terms of the Commitment Letter.

“Trebia IPO” means the initial public offering of Trebia, which was consummated on June 19, 2020.

“Trebia Merger Sub I” means Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia.

“Trebia Merger Sub II” means Orchid Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Trebia.

“Trebia Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of Trebia adopted by special resolution and effective on 16 June 2020.

“Trebia Ordinary Shares” means the Trebia Class A Ordinary Shares and Trebia Class B Ordinary Shares, taken together.

“Trebia Parties” means Trebia together with Trebia Finco, Trebia Merger Sub I and Trebia Merger Sub II.

“Trebia Private Placement Warrants” means the 8,233,334 Trebia warrants purchased by the Sponsors in a private placement in connection with the Trebia IPO.

“Trebia Public Shares” means Trebia Class A Ordinary Shares purchased in the Trebia IPO.

“Trebia Public Shareholder” or “Trebia Public Shareholders” means a Trebia Shareholder or those Trebia Shareholders who hold Trebia Public Shares.

“Trebia Public Warrants” means each one-third of one redeemable warrant purchased in the Trebia IPO.

“Trebia Required Proposals” means the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal, and the Charter Amendment Proposal.

“Trebia Shareholder” or “Trebia Shareholders” means the holder or holders of Trebia Ordinary Shares.

“Trebia Shareholder Proposals” means the Business Combination Proposal, the NYSE Proposal, the Domestication Proposals, the Charter Amendment Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

“Trebia Shareholder Redemption Value” means the value of redemptions by shareholders of Trebia in connection with the Business Combination.

“Trebia Supporting Parties” means the Protected UK Contribution Parties together with PSH.

“Trebia Units” means the 51,750,000 units sold as part of the Trebia IPO. Each Trebia Unit consists of one share System1 Common Stock and one-third of one redeemable warrant.

“Trust Account” means that certain U.S.-based trust account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee, following the closing of the Trebia IPO.

“Value Creation Units” means, collectively, (i) value creation units issued by S1 Holdco under the S1 Holdco, LLC 2017 Value Creation Unit Plan or the S1 Holdco, LLC Legacy Value Creation Unit Plan, and (ii) value creation units issued by OpenMail LLC under the OpenMail LLC 2016 Value Creation Unit Plan, in each case, that are outstanding as of immediately prior to the Effective Time.

“VWAP” means volume-weighted average price.

“Warrant Agent” means Continental Stock Transfer & Trust Company.

“Working Capital Loan” or “Working Capital Loans” means the amount which Sponsors or an affiliate of the Sponsors, or certain of Trebia’s officers and directors may, but are not obligated, to loan Trebia in order to finance the transaction costs in connection with the Business Combination.

TRADEMARKS AND SERVICE MARKS

Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Trebia does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Trebia by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain statements that are, or may be deemed to be, forward-looking statements. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “assume,” “will,” “may,” “likely,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, Trebia and the Companies’ expectations with respect to their future performance and their ability to implement their strategies, and are based on the beliefs and expectations of their management teams from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Trebia and the Companies’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

•	the ability of Trebia and the Companies to complete the Business Combination, or if Trebia does not consummate such Business Combination, any other initial business combination;

•	the ability of Trebia to realize the benefits expected from the Business Combination;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the liquidity and trading volatility of Trebia’s public securities;

•	the ability to maintain, grow, process, utilize and protect the data the Companies collect from consumers;

•	the ability to maintain System1’s relationships with its network partners and advertisers;

•	the performance of System1’s responsive acquisition marketing platform, or RAMP;

•	changes in client demand for our services and our ability to adapt to such changes;

•	the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;

•	the COVID-19 pandemic or other public health crises;

•	the ability to improve and maintain adequate internal controls over financial and management systems, and remediate identified material weaknesses;

•

the ability to successfully source and complete acquisitions and to integrate the operations of companies System1 acquires, including the acquisition of Protected contemplated by the Business Combination;

•	the ability to raise financing in the future as and when needed or on market terms;

•	the ability to compete with existing competitors and the entry of new competitors in the market;

•	changes in applicable laws or regulations and the ability to maintain compliance;

•	the ability to protect the Companies’ intellectual property rights; and

•	other risks and uncertainties indicated from time to time in System1’s filings with the SEC, including those described herein under the heading “Risk Factors.”

There may be additional risks that we consider immaterial or which are currently unknown, and it is not possible to predict or identify all such risks. Trebia and the Companies caution that the foregoing list of factors is not exclusive. In addition, Trebia and the Companies caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Trebia and the Companies do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented, including with respect to the proposed Business Combination. The following questions and answers do not include all of the information that is important to Trebia Shareholders. Trebia Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and Annexes attached hereto and the other documents referred to herein.

Questions and Answers about the Trebia Extraordinary General Meeting and the Business Combination

Q. Why am I receiving this proxy statement/prospectus?

A. Trebia Shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination Proposal. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, Trebia will be domesticated as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised), upon which time, Trebia will commence the Business Combination which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of Trebia. See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal” commencing on page 119 for further information.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

In connection with the Domestication, on the day prior to the Closing Date, each issued and outstanding Trebia Class A Ordinary Share and Trebia Class B Ordinary Share will be converted into one share of System1 Common Stock. See the section titled “Shareholder Proposal No. 3—The Domestication Proposal” commencing on page 165 for further information.

The provisions of the System1 Charter will differ in certain material respects from the Trebia Organizational Documents. See “—What amendments will be made to the current constitutional documents of Trebia?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q. What proposals are shareholders of Trebia being asked to vote upon?

A. At the Extraordinary General Meeting, Trebia is asking shareholders to consider and vote upon eight (8) separate proposals:

(1)	The Business Combination Proposal: a proposal to approve and adopt the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby;

(2)

The NYSE Proposal: a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction agreements, (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) the issuance of restricted stock units of the Post-Closing Company to JDI and certain Insiders;

(3)	The Domestication Proposal: a proposal to approve the Domestication and the change of name of Trebia;

(4)

The Charter Amendment Proposal: a proposal to approve the amendment and restatement of the Trebia Organizational Documents by their deletion and replacement with the System1 Charter and the System1 Bylaws;

(5)

The Non-Binding Governance Proposals: a proposal to approve on a non-binding advisory basis, certain governance provisions in the System1 Organizational Documents, presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis;

(6)	The Incentive Plan Proposal: a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder;

(7)	The Director Election Proposal: a proposal to approve and adopt the election of seven director nominees; and

(8)

The Adjournment Proposal: a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In accordance with the Trebia Organizational Documents, prior to the consummation of Trebia’s initial business combination, only the holders of Trebia Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

Shareholder Proposals 1, 2, 3, and 4 are, collectively, the Required Trebia Proposals. If our shareholders do not approve each of the Required Trebia Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated.

For more information, see the sections titled “Shareholder Proposal No. 1—The Business Combination Proposal,” “Shareholder Proposal No. 2—The NYSE Proposal,” “Shareholder Proposal No. 3—The Domestication Proposal,” “The Proposal No. 4—The Charter Amendment Proposal,” “Shareholder Proposal No. 5—The Non-Binding Governance Proposals,” “Shareholder Proposal No. 6—The Incentive Plan Proposal,” “Shareholder Proposal No. 7 —The Director Election Proposal” and “Shareholder Proposal No. 8—The Adjournment Proposal.”

Trebia will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Trebia Shareholders should read it carefully.

After careful consideration, the Trebia Board has determined that (1) the Business Combination Proposal, (2) the NYSE Proposal, (3) the Domestication Proposal (4) the Charter Amendment Proposal, (5) the Non-Binding Governance Proposals, (6) the Incentive Plan Proposal, (7) the Director Election Proposal and (8) the Adjournment Proposal and are in the best interests of Trebia and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q. Why is Trebia proposing the Business Combination?

A. Trebia is a blank check company incorporated on February 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Trebia’s efforts to identify a prospective target were not limited to any particular industry, it focused on identifying a prospective target business in financial technology or information and business services, which acts as an essential utility to industries that are core to the economy.

Trebia has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Trebia has sought to acquire companies that: (i) utilize Trebia’s global network of contacts, which provides access to differentiated deal flow and significant deal-sourcing capabilities; (ii) are at an inflection point, such as requiring additional management expertise, are able to innovate through new operational techniques or where we believe we can drive improved financial performance; (iii) are fundamentally sound companies that are underperforming our estimation of their potential; (iv) exhibit unrecognized value or other characteristics, desirable returns on capital and a need for capital to achieve our target company’s growth strategy, that Trebia believes have been misevaluated by the marketplace based on our analysis and due diligence review; (v) will offer an attractive risk-adjusted return for Trebia’s shareholders, potential upside from growth in the target business and an improved capital structure, including the impact of any identified downside risks; and (vi) have been materially impacted by possible market dislocations and would benefit from capital markets access.

Based on its due diligence investigations of the Companies and the industries in which each operates, including the financial and other information provided by each of the Companies in the course of negotiations, the Trebia Board believes that the Companies meet the criteria and guidelines listed above. However, there is no assurance of this. See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Trebia’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Although the Trebia Board believes that the Business Combination with the Companies presents a unique business combination opportunity and is in the best interests of Trebia and its shareholders, the Trebia Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections titled “Shareholder Proposal No. 1—The Business Combination Proposal—Trebia’s Board of Directors’ Reasons for the Approval of the Business Combination” commencing on page 149 for further information and “Risk Factors-Risks Related to Trebia and the Business Combination” commencing on page 99 for further information.

Q. Did the Trebia Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A. No. The Trebia Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Trebia have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Trebia’s financial and other advisors regarding the market opportunity, current landscape, growth plans and regulatory structure of Trebia, enabled them to perform the necessary analyses and make determinations regarding the

Business Combination. As a result, Trebia Shareholders will be relying solely on the judgment of the Trebia Board, taking into account the information and advice received from Trebia management, in valuing each of the respective businesses of the Companies, and assuming the risk that the Trebia Board may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of Trebia Shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash. See the sections titled “Shareholder Proposal No. 1—Business Combination Proposal—Background of the Business Combination” commencing on page 142 and “—Trebia’s Board of Directors’ Reasons for the Approval of the Business Combination” commencing on page 149 for further information.

Q. What will the existing System1 Equityholders and Protected Equityholders receive in return for the Business Combination with Trebia?

A. The consideration payable to the existing System1 Equityholders and Protected Equityholders in connection with the Business Combination will be a combination of cash and equity consideration. The aggregate Closing Cash Consideration payable under the Business Combination Agreement will be approximately $463 million of which (x) approximately $212,500,000 cash proceeds will be received by System1 Equityholders and Protected Equityholders (subject to certain adjustments set forth in the Business Combination Agreement), and (y) $250,361,620 cash proceeds will be received by certain shareholders of System1. The aggregate Closing Equity Consideration payable under the Business Combination Agreement will be approximately $667,500,000, consisting of shares of System1 Class A Common Stock, System1 Class C Common Stock and retained S1 Holdco Class B Units.

The Business Combination Agreement and the Sponsor Agreement also contemplate that, following the Domestication, subject to the Class B Forfeiture, Trebia will issue (x) 725,000 shares of System1 Class D Common Stock to each of Trasimene Sponsor and BGPT Sponsor, and (y) 725,000 System1 RSUs to each of Mr. Blend and JDI, a Protected Equityholder. The RSUs will be subject to certain vesting and other restrictions.

Additionally, the BGPT Sponsor will sell 500,000 Trebia Private Placement Warrants to Mr. Blend and 500,000 Trebia Private Placement Warrants to JDI for a purchase price of $1.50 per warrant.

Following the completion of the Business Combination, as described below, System1’s organizational structure will be what is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the holders of S1 Holdco Common Units to retain equity ownership in S1 Holdco, an entity that is classified as a partnership for U.S. federal income tax purposes. These holders may exchange S1 Holdco Common Units (together with the cancellation of an equal number of shares of voting System1 Class C Common Stock) for System1 Class A Common Stock (or, at the election of System1, cash). In addition, upon the completion of the Business Combination, Trebia, the Blocker Sellers, and the Flow-Through Sellers will enter into a Tax Receivable Agreement. Following the completion of the Business Combination, the Trebia Public Shareholders will continue to hold an indirect interest in S1 Holdco through their ownership of System1 Class A Common Stock. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and do not believe that System1’s Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors—Risks Related to the Business Combination and Trebia” and the Unaudited Pro Forma Condensed Financial Information included elsewhere in this proxy statement/prospectus for further information.

Q. How will Value Creation Units be treated in the Business Combination?

A. The closing of the Business Combination will constitute a “Qualifying Liquidity Event” (as defined in the applicable Value Creation Unit plan) for purposes of the Value Creation Units and, accordingly, each Value Creation Unit will satisfy the “Qualifying Liquidity Event Vesting Component” (as defined in the applicable Value Creation Unit plan) at the Effective Time. At the Effective Time, each Value Creation Unit that has become fully-vested based on satisfaction of both a service-vesting component and the Qualifying Liquidity Event Vesting Component (after taking into account any vesting that occurs at the Effective Time pursuant to the preceding sentence) (each, a “Fully-Vested Value Creation Unit”) will be cancelled and terminated in exchange for a combination of cash and System1 Class A Common Stock that will be paid at or shortly after the Effective Time.

At the Effective Time, each Value Creation Unit that is not a Fully-Vested Value Creation Unit (each, an “Unvested Value Creation Unit”) will be cancelled and terminated in exchange for a combination of cash and System1 restricted stock units (“Unvested RSUs”). Any portion of the cash consideration payable in respect of Unvested Value Creation Units will be paid as and when such Unvested Value Creation Units would have service-vested following the Effective Time (in accordance with the vesting schedule applicable to such Unvested Value Creation Units as in effect immediately prior to the Effective Time), subject to the holder’s continued service through the applicable service-vesting date. Any Unvested RSUs issued in respect of Unvested Value Creation Units will vest and be paid in shares of System1 Class A Common Stock as and when such Unvested Value Creation Units would have service-vested following the Effective Time (in accordance with the vesting schedule applicable to such Unvested Value Creation Units as in effect immediately prior to the Effective Time), subject to the holder’s continued service through the applicable service-vesting date.

Q. How will the Post-Closing Company be managed following the Business Combination?

A. Following the Closing, it is expected that the current management of S1 Holdco will become the management of System1, and the System1 Board will consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with, Class I consisting of three (3) directors, and each of Classes II and III consisting of two (2) directors. See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Stockholders Agreement” commencing on page 139 below for additional information and a summary of the System1 Board following the Effective Time.

Pursuant to the Business Combination Agreement, the System1 Board is anticipated to initially be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two (2) directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae. See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Stockholders Agreement” commencing on page 139 for further information.

Q. What equity stake will current Trebia Shareholders, System1 Equityholders and Protected Equityholders hold in System1 immediately after the consummation of the Business Combination?

A. The following table illustrates varying ownership levels in shares of System1 Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Trebia Public Shareholders and the following additional assumptions: (i) under the No Redemptions scenario, 66.75 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 72.25 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming Maximum Redemptions; (iii) exclude the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Trebia Private Placement Warrants; and (iv) no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock. Based on these assumptions, there would be approximately 128.54 million shares and 106.79 million shares of System1 Common Stock outstanding immediately following the consummation of the Business Combination assuming a No Redemptions and Maximum Redemptions scenario, respectively. If the actual facts are different than these assumptions, the ownership percentages in System1 will be different.

	System1 Class A Common Stock		System1 Class C Common Stock/ S1 Holdco Class B Units(3)		Voting Percentage(4) and Implied Economic Ownership Percentage(5)
Pre-Closing Category of Equityholder	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Trebia Public Shareholders	51,750,000	—	—	—	40.26%	0%
Sponsors and Sponsor Independent Directors	10,037,500	8,302,806	—	—	7.81%	7.78%
Cannae(1)	—	21,275,510	—	—	0%	19.92%
System1 Equityholders and Protected Equityholders(2)	47,514,871	55,190,082	19,235,129	22,019,102	51.93%	72.3%

(1)	Excludes an affiliate of Cannae’s approximately 26% limited partnership interest in Trasimene Sponsor.
(2)

The System1 Equityholders and Protected Equityholders will hold a combination of (1) shares of System1 Class A Common Stock and (2) S1 Holdco Class B Units (together with an equal number of shares of System1 Class C Common Stock). The allocation of the Closing Seller Equity Consideration between shares and units will be determined in connection with Closing based upon, among other things, the allocation principles set forth in the Business Combination Agreement. The final allocation does not impact (1) the voting percentages above (since each System1 Equityholder and Protected Equityholder that receives S1 Holdco Class B Units in lieu of shares of System1 Class A Common Stock will receive an equal number of shares of System1 Class C Common Stock providing equal voting rights) or (2) the illustrative implied economic ownership percentages (see footnote 4 below).

(3)

The shares of System1 Class D Common Stock (representing earnout shares issued to the Sponsors) are non-voting and do not confer economic rights other than the accrual of certain dividends. System1 Class D Common Stock will automatically convert into System1 Class A Common Stock on a one-for-one basis if, following the Closing, the VWAP of the Post-Closing Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing (“System1 Class D Conversion Event”). If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof. See the section entitled “Description of System1 Securities—System1 Class D Common Stock”.

(4)	Percentages are calculated based on 128,537,500 aggregate voting shares outstanding (assuming No Redemptions) and 106,787,500 (assuming Maximum Redemptions).
(5)

Due to System1’s “Up-C” structure, System1 will be a holding company with its only material asset being its direct and indirect interest in S1 Holdco, and certain System1 Equityholders and Protected Equityholders will hold economic interests in S1 Holdco (through their ownership of S1 Holdco Class B Units) rather than through shares of System1. As a result, economic ownership percentages are calculated based on 128,537,500 S1 Holdco Class B Units outstanding (assuming No Redemptions) and 106,787,500 S1 Holdco Class B Units outstanding (assuming Maximum Redemptions). The System1 Organizational Documents contain provisions that require System1 to maintain a one-to-one ratio between the number of shares of each class of System1 Common Stock outstanding to maintain the equivalency of the economic and voting ownership percentages implied by shares of System1 Class A Common Stock and S1 Holdco Class B Units. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—The New S1 Holdco Operating Agreement” and “Risk Factors—Risks Related to the Companies’ Businesses and to System1’s Business Following the Business Combination.”

See the section entitled “Beneficial Ownership of Securities” for additional information as well as the risk factors contained in the section entitled “Risk Factors” for information about risks related to System1’s organizational structure and ownership, including the risk factor titled “—Risks Related to Trebia and the Business Combination—Trebia Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of System1 Common Stock as the Closing Equity Consideration in the Business Combination and the Cannae Backstop. Having a minority share position may reduce the influence that Trebia Public Shareholders have on the management of the Companies following the Business Combination.” For further details, see “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Conditions to Closing—S1 Holdco and Protected Conditions to Closing.”

Q. Why is Trebia proposing the Domestication?

A. The Trebia Board believes that there are significant advantages to Trebia that will arise as a result of a change of domicile to Delaware. Further, Trebia Board believes that any direct benefit that the DGCL provides to a company also indirectly benefits its stockholders, who are the owners of the corporation. The Trebia Board believes that there are several reasons why a continuance in Delaware is in the best interests of Trebia and its shareholders. Each of the foregoing are discussed in greater detail in the section titled “Shareholder Proposal No. 3—The Domestication Proposal—Reasons for the Domestication” commencing on page 165 for further information. To effect the Domestication, Trebia will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file with the Secretary of State in Delaware the System1 Charter and a certificate of corporate domestication, together with the necessary accompanying documents, and making all filings required to be made with the Cayman Islands Registrar of Companies and the Secretary of State in Delaware to effect the Domestication. If approved, the Domestication will occur on the day prior to the Closing Date.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

Q. What amendments will be made to the current constitutional documents of Trebia?

A. In addition to voting on the Business Combination, Trebia Shareholders also are being asked to consider and vote upon proposals to replace the Trebia Organizational Documents, under Cayman Islands law with the System1 Organizational Documents under Delaware (the Charter Amendment Proposal) and to approve certain governance provision in the System1 Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the Non-Binding Governance Proposals). See the section titled “Shareholder Proposal No. 5—The Non-Binding Governance Proposals” commencing on page 168 for further information.

Q. How will the Domestication affect my Trebia Ordinary Shares?

A. The Domestication will result in, among other things, the following, each of which will occur on the day prior to the Closing Date in connection with the Domestication:

•	each issued and outstanding Trebia Class A Ordinary Share will be converted into one share of System1 Class A Common Stock;

•

each issued and outstanding Trebia Class B Ordinary Share will be converted into one share of System1 Class A Common Stock (other than Trebia Class B Ordinary Shares forfeited in connection with the Class B Forfeiture and Backstop Forfeiture (as each is defined below)); and

•

the Trebia Organizational Documents will be amended and restated by their deletion and replacement with the System1 Organizational Documents as described in this proxy statement/prospectus and Trebia’s name will change to “System1, Inc.”

See the section titled “Shareholder Proposal No. 3—The Domestication Proposal” commencing on page 165 for further details regarding the Domestication.

Q. How will the Domestication affect my Trebia Public Warrants?

A. The Domestication will result in, the conversion of Trebia Public Warrants into System1 Warrants exercisable for System1 Common Stock in accordance with their terms and the Business Combination Agreement.

Q. Do I have redemption rights?

A. If you are a holder of Trebia Public Shares, you have the right to request that we redeem all or a portion of your Trebia Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Trebia Public Shareholders may elect to redeem all or a portion of the Trebia Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “—How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Trebia Public Shareholder, together with any affiliate of such Trebia Public Shareholder or any other person with whom such Trebia Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Trebia Public Shares with respect to more than an aggregate of 15% of the Trebia Public Shares. Accordingly, if a Trebia Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the aggregate number of Trebia Public Shares that were issued as part of the Trebia Units in connection with the Trebia IPO, without the consent of Trebia, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor Persons have agreed to waive their redemption rights with respect to all of their Trebia Ordinary Shares in connection with the consummation of the Business Combination.

Q. How do I exercise my redemption rights?

A. If you are a holder of Trebia Class A Ordinary Shares and wish to exercise your right to have your Trebia Class A Ordinary Shares redeemed, you must:

•	submit a written request to Continental, Trebia’s transfer agent at: Attention: Mark Zimkind, 1 State Street Plaza, 30th Floor, New York, New York 10004; or at mzimkind@continentalstock.com, in each

case no later than 5:00 pm Eastern Time on                 , 2021 (two (2) business days prior to the Extraordinary General Meeting), in which you (a) request that Trebia redeem all or a portion of your Trebia Class A Ordinary Shares for cash in connection with the Business Combination and (b) identify yourself as the beneficial holder of the shares and provide your legal name, phone number and address; and

•

deliver your shares, either physically or electronically using DTC’s DWAC System, to Continental no later than 5:00 pm Eastern Time on                 , 2021 (two (2) business days prior to the Extraordinary General Meeting).

The address for Continental, Trebia’s transfer agent, is: 1 State Street, 30th Floor, New York, New York 10004.

Trebia Shareholders who hold their shares in street name will have to coordinate with their broker to have their shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed and will not be converted into cash.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. Trebia’s transfer agent will typically charge the tendering broker a fee of approximately $             and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated, shares will not be redeemed and this may result in an additional cost to shareholders for the return of their shares.

Any request by a Trebia Public Shareholder to have their shares redeemed may be withdrawn at any time up to two business days prior to the vote on the Business Combination Proposal at the Extraordinary General Meeting. If a Trebia Public Shareholder delivers any shares for redemption and later decides prior to the Extraordinary General Meeting that it does not want to have such shares redeemed, the shareholder may request that Trebia consent to the return of its shares. Such a request must be made by contacting Continental, Trebia’s transfer agent, at the phone number, email, or address set out elsewhere in this proxy statement/prospectus. See the section titled “Extraordinary General Meeting of Trebia Shareholders—Redemption Rights” commencing on page 116 for further details regarding the exercise of redemption rights by the Trebia Shareholders.

Holders must complete the procedures for electing to redeem their Trebia Public Shares in the manner described above no later than 5:00 pm Eastern Time on                 , 2021 (two (2) business days prior to the Extraordinary General Meeting) in order for their shares to be redeemed.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

A. Subject to the “passive foreign investment company” rules described below under “U.S. Federal Income Tax Considerations,” it is expected that a U.S. Holder (as defined in the section titled “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its System1 Class A Common Stock generally will be treated as selling such System1 Class A Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of System1 Class A Common Stock that such U.S. Holder owns or is deemed to own (including potentially through the ownership of warrants or other constructive ownership) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.”

Additionally, because the Domestication will occur prior to the redemption of holders exercising redemption rights, holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code. The tax consequences of Section 367 of the Code are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders—Effects of Section 367 to U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q. What are the U.S. federal income tax consequences of the Business Combination, including the Domestication, to U.S. holders of Trebia Class A Ordinary Shares and Trebia Public Warrants?

A. As discussed more fully under “U.S. Federal Income Tax Considerations,” and subject to the “passive foreign investment company” rules described therein, it is intended that the Domestication constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section titled “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose Trebia Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Trebia’s earnings in income;

•

A U.S. Holder whose Trebia Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Trebia stock entitled to vote and less than 10% of the total value of all classes of Trebia stock generally will recognize gain (but not loss) on the exchange of Trebia Class A Ordinary Shares for System1 Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Trebia Class A Ordinary Shares provided certain other requirements are satisfied; and

•

A U.S. Holder whose Trebia Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of Trebia stock entitled to vote or 10% or more of the total value of all classes of Trebia stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Trebia Class A Ordinary Shares.

Trebia does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Further, the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. While Trebia believes it is not a PFIC, because Trebia is a blank-check company with no current active business, it is possible that the IRS could assert that Trebia is a PFIC for the 2020 and 2021 taxable years and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

Proposed U.S. Treasury Regulations, if finalized in their proposed form, may require taxable gain recognition by a U.S. Holder with respect to its exchange of Trebia Class A Ordinary Shares for System1 Class A Common Stock in the Domestication if Trebia were classified as a PFIC at any time during such U.S. Holder’s holding period for such Trebia Class A Ordinary Shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Trebia Class A Ordinary Shares if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Trebia Class A Ordinary Shares and in which Trebia was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations”) with respect to its Trebia Class A Ordinary Shares.

Trebia does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined below under the caption “U.S. Federal Income Tax Considerations—Non-U.S. Holders”). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any dividends paid (or deemed paid) in respect of such Non-U.S. Holder’s shares of System1 Class A Common Stock after the Domestication.

The tax consequences of the Domestication will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Domestication to U.S. Holders.”

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A. Following the closing of our initial public offering, an amount equal to $517,500,000 of the net proceeds from the Trebia IPO, the sale of the private placement shares and the exercise in full by our underwriters of their over-allotment option was placed in the Trust Account. As of June 30, 2021, funds in the Trust Account totaled approximately $517.5 million. Upon consummation of the Business Combination, the funds in the Trust Account will be released to Trebia and will be used by Trebia to, among other potential uses, (a) pay the holders of shares of Trebia Class A Ordinary Shares who have validly exercised their redemption rights in connection with the Business Combination, (b) pay a portion of the cash consideration payable to the System1 Equityholders and Protected Equityholders pursuant to the Business Combination Agreement, and (c) pay fees and expenses incurred in connection with the Business Combination (including fees of $18,112,500 in deferred underwriter fees to certain underwriters in connection with the Trebia IPO).

Q. What happens if a substantial number of the Trebia Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A. The Trebia Public Shareholders are not required to vote “FOR” or “AGAINST” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Trebia Public Shares are reduced as a result of redemptions by Trebia Public Shareholders. In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, on the Closing Date (immediately prior to the Closing and prior to the Domestication), to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200 million.

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $417,500,000 but less than $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to the Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement.

In connection with the signing of the Business Combination Agreement and the Backstop Agreement, Trebia entered into the Commitment Letter with Bank of America whereby Bank of America has committed to provide Trebia Finco a $400 million first lien term loan facility and a $50 million revolving facility. A portion of the Term Loan in the amount of $218 million will be utilized as a backstop for potential future redemptions by Trebia Public Shareholders. This in conjunction with the Seller Backstop Amount and the Additional Seller

Backstop Election provides for a potential 100% backstop for potential future redemptions by Trebia Public Shareholders.

In no event will Trebia or System1 redeem Trebia Public Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Cannae Backstop or if we would not have funds legally available therefor.

Additionally, as a result of redemptions, the trading market for System1 Common Stock may be less liquid than the market for the Trebia Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

Q. What conditions must be satisfied to complete the Business Combination?

A. The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions, among other things:

•	All required consent and approvals with respect to the HSR Act or early termination or expiration of the waiting period under the HSR Act shall have been obtained;

•	All required consents and approvals from certain governmental authorities, shall have been obtained;

•	No order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination shall be in force;

•	Trebia having at least $5,000,001 of net tangible assets of the Closing;

•

The Available Cash Amount (as defined in the Business Combination Agreement) shall not be (x) less than $469,250,000 or (y) in the case that an Additional Seller Backstop Election has been made pursuant to the Business Combination Agreement, less than $417,500,000;

•	The Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal as described in this proxy statement/prospectus, shall have been approved; and

•	System1 Class A Common Stock having been approved for listing on the NYSE.

Trebia’s obligation to consummate the Business Combination is also subject to the satisfaction or performance of, among other things, the following additional conditions, any one (1) or more of which may be waived in writing by Trebia:

•

The accuracy of the representations and warranties of the Companies, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties (subject to customary bring-down standards);

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The covenants of the Companies, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties having been performed in all material respects;

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S1 Holdco, Protected, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, each Redeemed OM Member and each Protected Rollover Party delivering to Trebia a certificate signed by an authorized officer of such party, certifying that, to the knowledge and belief of such officer, certain conditions specified in the Business Combination Agreement have been fulfilled with respect to such party;

•

Each other signatory thereto delivering to Trebia executed counterparts of the Stockholders Agreement, the Registration Rights Agreement, the New S1 Holdco Operating Agreement and the Tax Receivable Agreement, duly executed by such signatory;

•

The written consent of a majority of the System1 Equityholders and Protected Equityholders shall have been obtained and delivered to Trebia adopting the Businesses Combination Agreement and approving the Business Combination;

•	There has been no material adverse effect with respect to either of the Companies; and

•

Protected, each CSC Blocker, OpenMail and other parties specified in the Business Combination Agreement delivering to Trebia a Form W-9 and/or other documents required by the IRS or applicable Treasury Regulations.

The respective obligations of the Companies to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•	The accuracy of the representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II (subject to customary bring-down standards);

•	The covenants of Trebia, Trebia Merger Sub I and Trebia Merger Sub II having been performed in all material respects;

•

Trebia delivering to S1 Holdco and Protected a certificate signed by an authorized officer of Trebia certifying that certain conditions specified in the Business Combination Agreement have been fulfilled;

•

The covenants of the parties under the Sponsor Agreement having been performed in all material respects, and none of the parties to the Sponsor Agreement threatening (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that System1 is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement;

•

Trebia delivering to S1 Holdco executed counterparts to each of the Stockholders Agreement, the New S1 Holdco Operating Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement, duly executed by the applicable parties thereto; and

•

The Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to the Companies of a copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto.

The respective obligations of the CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties to consummate the Business Combination is also subject to the satisfaction or performance of, among other things, the following additional conditions any one (1) or more of which may be waived in writing by such parties:

•	The accuracy of the representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II (subject to customary bring-down standards);

•	The covenants of Trebia, Trebia Merger Sub I and Trebia Merger Sub II having been performed in all material respects; and

•

The domestication of Trebia, as described in the Business Combination Agreement having occurred, and certificates issued by the State of Delaware in connection with the domestication being delivered to System1 and Protected.

See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Conditions to Closing” commencing on page 132 for further information.

Q. When do you expect the Business Combination to be completed?

A. It is currently expected that the Business Combination will be consummated by the end of 2021. This date depends, among other things, on the approval of the proposals to be put to Trebia Shareholders at the

Extraordinary General Meeting. However, such Extraordinary General Meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Extraordinary General Meeting and we elect to adjourn the Extraordinary General Meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Trebia Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting. For a description of the conditions for the completion of the Business Combination, see the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Conditions to Closing” commencing on page 132 for further information.

Q. What happens if the Business Combination is not consummated?

A. Trebia will not complete the Domestication or consummate the Business Combination unless all conditions to the consummation of the Business Combination have been or will be satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement.

If Trebia is not able to consummate the Business Combination with the Companies nor able to complete another business combination by June 19, 2022, in each case, as such date may be extended pursuant to the Trebia Organizational Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Trebia Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest if such funds are held in an interest-bearing account (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Trebia Public Shares, which redemption will completely extinguish Trebia Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Trebia Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q. Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A. Trebia Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q. What do I need to do now?

A. We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Trebia Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of Trebia Ordinary Shares as of the Record Date (as defined below), you may vote your shares (a) in person at the Extraordinary General Meeting or electronically during the Extraordinary General Meeting by visiting the Extraordinary General Meeting website at: https://www.cstproxy.com/trebiaacqcorp/2021 or (b) by signing and returning the enclosed proxy card for the Extraordinary General Meeting. The Extraordinary General Meeting will be held in person and also conducted via live webcast on the Internet. Trebia Shareholders of record that do not attend in person can elect to attend the Extraordinary General Meeting virtually and vote electronically during the meeting by visiting the virtual meeting website at https://www.cstproxy.com/trebiaacqcorp/2021 and entering the control number included on their proxy card. If you hold your shares beneficially in “street name” through a bank, broker or other nominee you will need to (a) provide the broker, bank or nominee with instructions as to how to vote your shares or (b) if you wish to attend the meeting and vote, obtain a specific control number and further instructions from your bank, broker or nominee. You should contact your bank, broker or nominee for further instructions and to ensure that votes related to the shares that you beneficially own are properly cast.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. No. We believe that all of the proposals to be voted on at the Extraordinary General Meeting will be considered “non-routine” matters under the applicable rules of the various securities exchanges. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Extraordinary General Meeting without your instruction.

Additionally, because all of the proposals to be voted on at the Extraordinary General Meeting are “non-routine” matters, Trebia does not expect there to be any broker non-votes at the Extraordinary General Meeting. A broker non-vote occurs when a bank, broker or nominee has discretionary authority to vote on one or more “routine” proposals at a meeting, but does not receive instruction to vote on a “non-routine” proposal at the same meeting.

Q. When and where will the Extraordinary General Meeting be held?

A. The Extraordinary General Meeting will be held on                 , 2021, at 12:00 p.m., Eastern Time, at                 . Cayman Islands law requires there be a physical location for the meeting. However, given the ongoing global pandemic the Extraordinary General Meeting will also be conducted via live webcast. Trebia Shareholders will be able to attend the Extraordinary General meeting remotely, vote and submit questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/trebiaacqcorp/2021 and entering their control number. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for Trebia Shareholders and Trebia, and protect the health and safety of our shareholders. The virtual meeting format allows attendance from any location in the world.

Q. Can I attend the Extraordinary General Meeting in person?

A. Yes. Trebia Shareholders will be able to attend the Extraordinary General Meeting in person, which will be held on                 , 2021, at 12:00 p.m., Eastern Time, at                 . However, given the global pandemic, Trebia will also be hosting the Extraordinary General Meeting remotely via live webcast on the Internet and Trebia Shareholders will also be able to attend the Extraordinary General Meeting remotely.

Trebia Shareholders who elect to attend the Extraordinary General Meeting remotely may vote their shares electronically during the Extraordinary General Meeting by visiting the virtual meeting website at https://www.cstproxy.com/trebiaacqcorp/2021 and entering the control number included on their proxy card. See the question above titled “—How do I vote?” for additional information on how to vote your shares at the Extraordinary General Meeting.

Q. Will shareholders of Trebia be able to ask questions during the Extraordinary General Meeting?

A. Trebia Shareholders of record can attend the Extraordinary General Meeting and ask questions about the Business Combination in person, or by visiting the virtual meeting website at https://www.cstproxy.com/trebiaacqcorp/2021 and entering the control number included on their proxy card.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided by your bank, broker or nominee and obtain a control number in order to attend the Extraordinary General Meeting.

Q. Who is entitled to vote at the Extraordinary General Meeting?

A. We have fixed                 , 2021 as the Record Date for the Extraordinary General Meeting. If you were a shareholder of Trebia at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting for which you are entitled to vote in accordance with the Trebia Organizational Documents.

Q. How many votes do I have?

A. Trebia Shareholders are entitled to one vote at the Extraordinary General Meeting for each Trebia Ordinary Share held of record as of the Record Date for each matter that such shareholder is entitled to vote on in accordance with the Trebia Organizational Documents. As of the close of business on the Record Date for the Extraordinary General Meeting, there were                  Trebia Ordinary Shares issued and outstanding, of which                  were issued and outstanding Trebia Public Shares.

Q. What constitutes a quorum?

A. A quorum of Trebia Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are in attendance in person, via the virtual meeting website, and/or represented by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting,                  Trebia Ordinary Shares would be required to achieve a quorum.

Q. What vote is required to approve each proposal at the Extraordinary General Meeting?

A. The following votes are required for each proposal at the Extraordinary General Meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter at the Extraordinary General Meeting.

•

Non-Binding Governance Proposals: The approval, on a non-binding advisory basis, of each of the Non-Binding Governance Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In accordance with the Trebia Organizational Documents, prior to the consummation of Trebia’s initial business combination only the holders of Trebia Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Q. What are the recommendations of the Trebia Board?

A. After careful consideration, the Trebia Board has determined that the (1) the Business Combination Proposal, (2) the NYSE Proposal, (3) the Domestication Proposal, (4) the Charter Amendment Proposal, (5) the Non-Binding Governance Proposals, (6) the Incentive Plan Proposal, (7) the Director Election Proposal and (8) the Adjournment Proposal are in the best interests of Trebia and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q. How do the Sponsors intend to vote their shares?

A. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsors have agreed to vote all their shares in favor of all the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor Persons (including the Insiders) collectively own approximately 20% of the issued and outstanding Trebia Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsors and/or their directors, officers, advisors or respective affiliates may purchase Trebia Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Trebia Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Trebia Public Shares or vote their Trebia Public Shares in favor of the Required Trebia Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Trebia Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Non-Binding Governance Proposals, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter and (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Entering into any such arrangements may have a depressive effect on the Trebia Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q: What interests do the current officers and directors have in the Business Combination?

A: In considering the recommendation of the Trebia Board to vote in favor of approval of the Business Combination Proposal and the other proposals, Trebia Shareholders should keep in mind that the Sponsors and Insiders have interests in such proposals that are different from, or in addition to, those of Trebia Shareholders generally. Please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for additional information. The Trebia Board was aware of and considered these interests, among other matters, in recommending that Trebia shareholders vote “FOR” each of the proposals. These interests include, among other things:

•

If the Business Combination or another initial business combination is not consummated by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), Trebia will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Trebia Class A Ordinary Shares for cash (less up to $100,000 of interest to pay dissolution expenses), subject to the approval of its remaining shareholders and the Trebia Board, dissolving and liquidating. In such event, 100% of Trebia Public Warrants and 100% of Trebia Class B Ordinary Shares held by the Sponsors would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such warrants or shares. Such Trebia Class A Ordinary Shares would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Class A Ordinary Shares on the NYSE of $         per share on                     , 2021, the Record Date for the Extraordinary General Meeting.

•	The Sponsors purchased an aggregate of 8,233,334 Trebia Private Placement Warrants from Trebia for an aggregate purchase price of $12,350,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Trebia IPO. A portion of the proceeds Trebia received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Public Warrants on the NYSE of $         per warrant on                     , 2021, the Record Date for the Extraordinary General Meeting. The Trebia Private Placement Warrants will become worthless if Trebia does not consummate a business combination by June 19, 2022 (or any extension of such date if approved by Trebia Shareholders).

•

Trebia and/or the Companies have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Trebia and Cannae in connection with the Business Combination (as described below). Certain directors of Trebia, including Mr. Linehan and Mr. Stallings, also serve as directors of Cannae. Upon completion of the Business Combination, Cannae will hold approximately between 0% direct voting interest (assuming No Redemptions) and 19.92% direct voting interest (assuming Maximum Redemptions) of System1 Common Stock, which figures include Cannae’s interest in each class of System1 Common Stock as applicable.

•

The fact that Trebia and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Trebia Shareholders in connection with the Business Combination, in an amount of up to $200,000,000 (at a purchase price of $10.00 per share). In connection with the Cannae Backstop, the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) shares of Trebia Class B Ordinary Shares, of which 1,275,510 will be transferred to Cannae, in the event that the Cannae Subscription is drawn.

•

The fact that if Trebia is unable to complete a business combination by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), the Sponsors have agreed to be liable to Trebia if and to the extent any claims by a third party, including claims from target businesses and claims of vendors or other entities that are owed money by Trebia for services rendered or products sold to Trebia (other than Trebia’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10 per Trebia Public Share and (ii) the actual amount per Trebia Public Share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10 per share due to reductions in the value of the assets in the Trust Account), in each case net of the interest that may be withdrawn to pay Trebia’s taxes (if any). If Trebia consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Trebia’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Trebia’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Trebia fails to consummate a business combination by June 19, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, Trebia may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by June 19, 2022.

•	The continued indemnification of Trebia’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Stockholders Agreement and Business Combination Agreement it is anticipated that the System1 Board will be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae.

•

Pursuant to the Registration Rights Agreement, the Sponsors will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions, and lockup restrictions with respect to System1 Common Stock held by them from time to time.

Q. What happens if I sell my Trebia Ordinary Shares before the Extraordinary General Meeting?

A The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Trebia Public Shares after the applicable record date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. If you give a proxy, you may revoke it at any time before it is voted at the Extraordinary General Meeting by doing any one of the following:

•	delivery a written notice of revocation to the President of Trebia that is received no later than , 2021;

•	mailing a new, subsequently dated proxy card that is received no later than the close of business on , 2021; or

•	voting at the Extraordinary General Meeting in person or via webcast.

Q. What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A. If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder of System1. If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Trebia. However, if you fail to vote with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Trebia Public Shares in connection with the Business Combination.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q. Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A. Trebia will pay the cost of soliciting proxies for the Extraordinary General Meeting. Trebia has engaged Morrow Sodali, LLC to assist in the solicitation of proxies for the Extraordinary General Meeting. Trebia has agreed to pay Morrow Sodali, LLC a fee of $35,000, plus disbursements. Trebia will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Trebia Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Trebia Class A Ordinary Shares and in obtaining voting instructions from those owners. Trebia’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q. Where can I find the voting results of the Extraordinary General Meeting?

A. The preliminary voting results will be announced at the Extraordinary General Meeting. Trebia will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q. Following the business combination, will System1’s securities continue to trade on a stock exchange?

A. Yes. We intend to apply for the listing of System1 Class A Common Stock and System1 Warrants on NYSE. In connection with the business combination, Trebia will change its name to “System1, Inc.” and the System1 Class A Common Stock and warrants will begin trading on the NYSE under the symbols “SST” and “SST.WS” respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the Business Combination and will no longer trade as a separate security.

Q. Will Trebia obtain new financing in connection with the Transactions?

A. Yes. Trebia has entered into a Commitment Letter with Bank of America, pursuant to which Bank of America has committed to provide Trebia Finco, as the borrower, the Term Loan and the Revolving Facility. The Term Loan will mature seven years after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing.

The $518 million of cash currently held in the Trust Account will be backstopped by the $200 million Cannae Subscription, together with $218 million of the Term Loan, which will be utilized as a backstop for potential future redemptions by Trebia Public Shareholders. To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $417,500,000 but less than $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to the Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement. This, together with the Cannae Subscription and the Term Loan, provides for a potential 100% backstop for potential future redemptions by Trebia Public Shareholders.

Bank of America’s commitment to provide the New Facility is subject to a limited number of conditions, including the non-occurrence of a material adverse effect with respect to System1 and Protected.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or need a new proxy card, you should contact Trebia’s proxy solicitor as follows:

Morrow Sodali, LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokers call: (203) 658-9400

If you have questions regarding the separation of your Trebia units or delivery of your Trebia Class A Ordinary Shares for redemption, please contact Trebia’s transfer agent as follows:

Continental Stock Transfer & Trust Company

Attention: Mark Zimkind

1 State Street Plaza, 30th Floor

New York, New York 10004

mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal.”

The Parties to the Business Combination

Trebia

Trebia is a blank check company incorporated on February 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Trebia’s efforts to identify a prospective target were not limited to any particular industry, it focused on identifying a prospective target business in financial technology or information and business services, which acts as an essential utility to industries that are core to the economy.

On June 19, 2020, Trebia consummated the Trebia IPO of 51,750,000 Trebia Units, at a price of $10.00 per Trebia Unit, including 6,750,000 Trebia Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Trebia Units to cover over-allotments. Each such unit consisted of one Trebia Class A Ordinary Share and one-third of one redeemable Trebia Public Warrant. Each whole Trebia Public Warrant entitles the holder to purchase one Trebia Class A Ordinary Share at an exercise price of $11.50 following consummation of the Business Combination.

Simultaneously with the closing of the Trebia IPO, Trebia consummated the sale of 8,233,334 Trebia Private Placement Warrants at a price of $1.50 per Trebia Private Placement Warrant in a private placement to the Sponsors, generating gross proceeds of $12,350,000. Following the consummation of the Trebia IPO on June 19, 2020, an amount of $517,500,000 from the net proceeds of the sale of the Trebia Units in the Trebia IPO and the sale of the Trebia Private Placement Warrants was placed in the Trust Account.

Prior to the IPO, Trebia entered into the Forward Purchase Agreement with Cannae. Pursuant to the Forward Purchase Agreement, Cannae agreed to purchase 7,500,000 Trebia Class A Ordinary Shares and 2,500,000 Trebia Public Warrants, for an aggregate purchase price of $75,000,000, or $10.00 per Trebia Class A Ordinary Share, in a private placement to occur concurrently with the closing of an initial business combination. In connection with the signing of the Business Combination Agreement and Backstop Agreement, Trebia and Cannae entered into the FPA Termination Agreement to terminate the Forward Purchase Agreement.

Trebia Units, Trebia Class A Ordinary Shares and Trebia Public Warrants are listed on the NYSE under the symbols “TREB.U”, “TREB” and “TREB.WS”, respectively. The mailing address of Trebia’s principal executive office is 41 Madison Avenue, Suite 2020, New York, NY 10010. Its telephone number is (646) 450-9187. After the consummation of the business combination, its principal executive office will be that of System1.

Trebia Merger Sub I

Trebia Merger Sub I is a wholly owned subsidiary of Trebia formed solely for the purpose of effectuating the Protected Merger described herein. Trebia Merger Sub I was incorporated under the laws of Delaware as a corporation on June 17, 2021. Trebia Merger Sub I owns no material assets and does not operate any business.

The mailing address of Trebia Merger Sub I’s principal executive office is 41 Madison Avenue, Suite 2020, New York, NY 10010. Its telephone number is (646) 450-9187. After the consummation of the business combination, Trebia Merger Sub I will cease to exist as a separate legal entity.

Trebia Merger Sub II

Trebia Merger Sub LLC is a wholly owned subsidiary of Trebia formed solely for the purpose of effectuating the LLC Merger described herein. Trebia Merger Sub LLC was formed under the laws of Delaware as a limited liability company on June 17, 2021. Trebia Merger Sub LLC owns no material assets and does not operate any business.

The mailing address of Trebia Merger Sub LLC’s principal executive office is 41 Madison Avenue, Suite 2020, New York, NY 10010. Its telephone number is (646) 450-9187. After the consummation of the business combination, Trebia Merger Sub LLC will cease to exist as a separate legal entity.

Trebia Finco

Trebia Finco LLC is a wholly owned subsidiary of Trebia formed solely for the purpose of effectuating the Finco-LLC Merger described herein. Trebia Finco LLC was incorporated under the laws of Delaware as a limited liability company on June 17, 2021. Trebia Finco LLC owns no material assets and does not operate any business.

The mailing address of Trebia Finco LLC’s principal executive office is 41 Madison Avenue, Suite 2020, New York, NY 10010. Its telephone number is (646) 450-9187. After the consummation of the business combination, Trebia Finco LLC will cease to exist as a separate legal entity.

S1 Holdco

S1 Holdco is a holding company and the parent entity of S1 Midco. S1 Holdco was formed as a limited liability company under the laws of Delaware on July 25, 2017. S1 Holdco owns no material assets (other than the equity interests of S1 Midco) and does not operate any business (other than that of holding company of S1 Midco).

The mailing address of S1 Holdco’s principal executive office is 4235 Redwood Avenue, Los Angeles, CA 90066. S1 Holdco’s telephone number is (310) 924-6037.

S1 Midco

S1 Midco is a holding company and the parent entity of System1, LLC, a global value-added provider of marketing research and technology-enabled customer acquisition solutions. S1 Midco was formed as a limited liability corporation under the laws of Delaware on July 25, 2017. S1 Midco owns no material assets (other than the equity interests of System1, LLC) and does not operate any business (other than that of holding company of System1, LLC).

The mailing address of S1 Midco’s principal executive office is 4235 Redwood Avenue, Los Angeles, CA 90066. Its telephone number is (310) 924-6037.

S1, LLC

S1, LLC was formed under the laws of Delaware on June 22, 2021. S1, LLC is a wholly owned subsidiary of S1 Midco.

The mailing address of S1, LLC’s principal executive office is 4235 Redwood Avenue, Los Angeles, CA 90066. Its telephone number is (310) 924-6037.

OpenMail

OpenMail is a holding company which holds interests in System1 and Protected. OpenMail was formed under the laws of Delaware on September 16, 2013.

The mailing address of OpenMail’s principal executive office is 4235 Redwood Avenue, Los Angeles, CA 90066. Its telephone number is (310) 924-6037.

CSC Blocker 1

CSC Blocker 1 was incorporated under the laws of Delaware on August 9, 2017. CSC Blocker 1’s general partner is Court Square III L.P. CSC Blocker 1 owns no material assets and does not operate any business.

The mailing address of CSC Blocker 1 is East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

CSC Blocker 2

CSC Blocker 2 was incorporated under the laws of Delaware on August 9, 2017. CSC Blocker 2’s general partner is Court Square (Offshore) L.P. CSC Blocker 2 owners no material assets and does not operate any business.

The mailing address of CSC Blocker 2 is East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

CSC Blocker 3

CSC Blocker 3 was incorporated under the laws of Delaware on August 9, 2017. CSC Blocker 3’s general partner is Court Square III-A L.P. CSC Blocker 3 owns no material assets and does not operate any business.

The mailing address of CSC Blocker 3 is East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

Court Square III L.P.

Court Square III L.P. was formed as a partnership under the laws of Delaware on December 28, 2011. Court Square III L.P.’s general partner is Court Square Capital GP. Court Square III L.P. owns no material assets and does not operate any business.

The mailing address of Court Square III L.P. is 55 East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

Court Square (Offshore) L.P.

Court Square (Offshore) L.P. was formed as a partnership under the laws of the Cayman Islands on January 13, 2012. Court Square (Offshore) L.P.’s general partner is Court Square Capital GP. Court Square (Offshore) L.P. owns no material assets and does not operate any business.

The mailing address of Court Square (Offshore) L.P. is 55 East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

Court Square III-A L.P.

Court Square III-A L.P. was formed as a partnership under the laws of Delaware on December 28, 2011. Court Square III-A L.P.’s general partner is Court Square Capital GP. Court Square III-A L.P. owns no material assets and does not operate any business.

The mailing address of Court Square III-A L.P. is 55 East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

Court Square Capital GP

Court Square Capital GP was formed as a partnership under the laws of Delaware on December 27, 2011.

The mailing address of Court Square Capital GP is 55 East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

Court Square Executive

Court Square Executive was formed as a partnership under the laws of Delaware on December 28, 2011. Court Square Executive’s general partner is Court Square Capital GP. Court Square Executive owns no material assets and does not operate any business.

The mailing address of Court Square Executive is 55 East 52nd Street, 34th Floor, New York, NY 10055. Its telephone number is (212) 752-6110.

Protected

Protected was incorporated under the laws of Delaware on October 11, 2018 in connection with its acquisition of a majority interest in Protected UK (f/k/a SS Protect Limited, a company incorporated in England and Wales), on October 16, 2018. Protected is a wholly owned subsidiary of Protected Security Holdings LLC, which is a holding company and, through its ownership of Protected, the majority owner of Protected UK.

The mailing address of Protected’s principal executive office is 2301 Broadway Street San Antonio, Texas 78215. Its telephone number is (210) 250-6000. After the consummation of the business combination, Protected will cease to exist as a separate legal entity.

Emerging Growth Company

Trebia is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jobs Act. As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statement, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Trebia’s securities less attractive as a result, there may be a less active trading market for Trebia’s securities and the prices of its securities may be more volatile.

Trebia will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Trebia IPO, (b) in which Trebia has total annual gross revenue of at least $1.07 billion, or (c) in which Trebia is deemed to be a large accelerated filer, which means the market value of Trebia’s Ordinary Shares that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Trebia has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Summary of the Business Combination Proposal

Structure of the Transactions

On June 28, 2021, Trebia entered into the Business Combination Agreement with S1 Holdco, Trebia Merger Sub I, Trebia Merger Sub II, Protected, and the other parties signatory thereto, pursuant to which, among other things, following the domestication of Trebia to Delaware (as discussed below), (i) each Blocker Parent will sell, transfer and deliver to Trebia, and Trebia will purchase and acquire from the Blocker Parents, 100% of the capital securities of each CSC Blocker (the “CSC Blocker Share Acquisitions”), (ii) immediately following the CSC Blocker Share Acquisitions, each of the CSC Blockers will merge with and into Trebia, with Trebia surviving each of the Blocker Mergers and as a result of the Blocker Mergers, Trebia will become the direct owner of certain S1 Holdco Units, (iii) S1 Holdco will redeem certain S1 Holdco Units held by existing members for cash, (iv) subsequent to the Blocker Mergers, Trebia Merger Sub I will merge with and into Protected, with Protected surviving the merger as a wholly owned subsidiary of Trebia, (v) immediately following the Protected Merger, Protected will merge with and into Trebia Merger Sub II, with Trebia Merger Sub II surviving the LLC Merger, and (vi) immediately following the LLC Merger, Trebia Finco will merge with and into Protected Holding LLC, with Protected Holding LLC, surviving the Finco-LLC Merger. Upon the consummation of the Mergers, Trebia will acquire a majority of the System1 Units and all outstanding Protected Common Stock.

Prior to and as a condition of the Mergers, pursuant to the Domestication, Trebia will change its jurisdiction of incorporation by way of continuation from the Cayman Islands to Delaware and will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act, pursuant to which Trebia’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “Shareholder Proposal No. 3—The Domestication Proposal.”

Simplified Pre-Business Combination Structure:

Simplified Post-Business Combination Structure:

Merger Consideration

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equityholders of S1 Holdco and Protected is an amount equal to the sum of the Closing Cash Consideration and the Closing Equity Consideration. The Closing Cash Consideration will be approximately $463 million, of which (x) approximately $212,500,000 cash proceeds will be received by System1 Equityholders and Protected

Equityholders (subject to certain adjustments set forth in the Business Combination Agreement), and (y) approximately $250,000,000 cash proceeds will be received by certain non-management equityholders of S1 Holdco. The Closing Equity Consideration will be approximately $667,500,000, consisting of shares of System1 Class A Common Stock, System1 Class C Common Stock and retained S1 Holdco Class B Units. To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $417,500,000 but less than $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to the Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement. For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Sources and Uses.” In addition, pursuant to the terms of the Business Combination Agreement, at the Effective Time, (i) each Fully-Vested Value Creation Unit will be cancelled and terminated in exchange for a combination of cash and System1 Class A Common Stock that will be paid at or shortly after the Effective Time, and (ii) each Unvested Value Creation Unit will be cancelled and terminated in exchange for a combination of cash and Unvested RSUs. Any portion of the cash consideration payable in respect of Unvested Value Creation Units will be paid as and when such Unvested Value Creation Units would have service-vested following the Effective Time (in accordance with the vesting schedule applicable to such Unvested Value Creation Units as in effect immediately prior to the Effective Time), subject to the holder’s continued service through the applicable service-vesting date. Any Unvested RSUs issued in respect of Unvested Value Creation Units will vest and be paid in shares of System1 Class A Common Stock as and when such Unvested Value Creation Units would have service-vested following the Effective Time (in accordance with the vesting schedule applicable to such Unvested Value Creation Units as in effect immediately prior to the Effective Time), subject to the holder’s continued service through the applicable service-vesting date.

Summary of the Related Agreements

Amended and Restated S1 Holdco Operating Agreement

At the Closing, S1 Holdco, System1, and the other members of S1 Holdco, will enter in the New S1 Holdco Operating Agreement, a copy of which is attached to this proxy substantially in the form of Annex E. The New S1 Holdco Operating Agreement, will among other things, (i) restructure the capitalization of S1 Holdco to: (a) reclassify the Previous S1 Holdco Class A Units into S1 Holdco Class B Units as set forth in the New S1 Holdco Operating Agreement, (b) create two classes of units, consisting of S1 Holdco Class A Units and S1 Holdco Class B Units, and (c) provide for the issuance of additional S1 Holdco Common Units and S1 Holdco Warrants, and (ii) appoint System1 as the managing member of S1 Holdco.

Management of System1

The business and affairs of S1 Holdco will be managed by and under the direction of System1. System1 will have full, exclusive discretion to manage and control the business and affairs of S1 Holdco. No member of S1 Holdco, other than System1, will take part in the day-to-day management and operation of S1 Holdco.

Restrictions on Transfers

Except as permitted under the New S1 Holdco Operating Agreement, System1 may not transfer its ownership interest or any of its corresponding rights in S1 Holdco without the consent of a majority of the members of S1 Holdco. Similarly, the other members of S1 Holdco may not transfer their ownership interest in S1 Holdco or any of their corresponding rights in S1 Holdco without the prior written consent of System1, except as otherwise permitted under the New S1 Holdco Operating Agreement.

Conversion, Transferability and Exchange

Subject to the terms of the New S1 Holdco Operating Agreement, the members of S1 Holdco (other than System1) may from time to time cause S1 Holdco to redeem any or all of their S1 Holdco Class B Units in exchange for, at System1’s election (subject to certain exceptions), either cash (based on the VWAP for a share System1 Class A Common Stock of the five full trading prior to the date of the request for redemption) or shares of System1 Class A Common Stock; provided that at S1 Holdco’s election, such transaction may be effectuated via a direct exchange of System1 Class A Common Stock or cash by System1 for the redeemed S1 Holdco Class B Units.

For more information on the New S1 Holdco Operating Agreement, see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—The New S1 Holdco Operating Agreement.”

Tax Receivable Agreement

Concurrently with the completion of the Business Combination, System1 will enter into the Tax Receivable Agreement with S1 Holdco and the TRA Holders, in substantially the form attached as Annex F to this proxy statement/prospectus. The parties agreed to structure the Business Combination in this manner to permit certain holders of S1 Holdco Common Units to continue to realize tax benefits, if any, associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes, as well as to provide potential future tax benefits, if any, to System1. Pursuant to the Tax Receivable Agreement, System1 will provide to each such TRA Holder 85% of the tax benefits, if any, that System1 actually realizes, or in certain circumstances (e.g., an early termination of the Tax Receivable Agreement), the present value of potential future tax benefits (calculated using certain assumptions), as a result of (i) System1’s direct and indirect allocable share of certain tax basis adjustments resulting from the Business Combination and as a result of future sales or exchanges of S1 Holdco Common Units for shares of System1 Class A Common Stock (or, at the election of System1, cash) after the Business Combination and (ii) System1’s utilization of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

Actual tax benefits realized by System1 may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of System1 and not of S1 Holdco.

For more information on the Tax Receivable Agreement, see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Tax Receivable Agreement.”

Stockholder Agreement

Concurrently with the consummation of the Business Combination, the Sponsors, Cannae, Michael Blend, Chuck Ursini, Nick Baker, and JDI will enter into the Stockholders Agreement, pursuant to which the parties thereto will have certain rights and obligations following the Closing. The following summary of the material provisions of the Stockholders Agreement is qualified by reference to the complete text of the Stockholders Agreement, in substantially the from attached as Annex G to this proxy statement/prospectus. All stockholders are encouraged to read the Stockholders Agreement in its entirety for a more complete description of the terms and conditions of the Stockholders Agreement.

Pursuant to the terms of the Stockholders Agreement, effective as of the Closing Date, it is anticipated that the System1 Board will be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae.

System1 will also take all necessary action to include in the slate of nominees recommended by System1 for election as directors, at each annual or Extraordinary General Meeting of shareholders at which directors are to be elected, a number of Sponsor Directors that, if elected, will result in the Sponsors and Cannae having a number of directors serving on the System1 Board as shown below:

System1 Common Stock Beneficially Owned by Sponsors and Cannae (collectively) as a % of the Outstanding System1 Common Stock Immediately Following the Closing	Number of Sponsor Directors
7.5% or greater	2	*
2.5% or greater, but less than 7.5%	1

*	In addition, the Sponsors and Cannae will maintain their right to jointly designate the System1 Independent Directors with Mr. Blend.

Additionally, following the Closing Date, System1 will take all necessary action to include in the slate of nominees recommended by Mr. Blend for election as directors, at each annual or Extraordinary General Meeting of shareholders at which directors are to be elected, a number of Founder Directors that, if elected, will result in System1 having a number of directors serving on the System1 Board as shown below:

System1 Common Stock Beneficially Owned by the Selling Shareholders (as defined in the Stockholder Agreement) as a % of the Total Outstanding System1 Shares	Number of Founder Directors
10% or greater	2	*
2.5% or greater, but less than 10%	1

*	In addition, the Sponsors and Cannae will maintain their right to jointly designate the System1 Independent Directors with Mr. Blend.

Under the Stockholders Agreement, System1 will use its reasonable best efforts to take all necessary action, subject to certain exceptions, to cause the election of the Sponsor Directors (in the case of the Sponsors and Cannae) and the election of each of the Founder Directors (in the case of Mr. Blend), including: (i) nominating each such Sponsor Director or Founder Director and (ii) recommending such individual’s election and soliciting proxies or consents in favor thereof. In addition, Cannae, the Sponsors and each Founder Shareholder, each agreed to vote in favor of and consent to any Sponsor Directors or Founder Director. The Sponsors, Cannae, and Mr. Blend also agreed not to vote in favor of the removal of the Sponsor Directors or Founder Directors, subject to certain exceptions.

Registration Rights Agreement

Concurrently with the completion of the Business Combination, System1 and the RRA Parties will enter into the Registration Rights Agreement, the form of which is attached hereto as Annex H. Pursuant to the Registration Rights Agreement, System1 is required, as soon as practicable, but in any event within forty-five (45) days after the Closing Date, to file a registration statement to permit the public resale of all the Registrable Securities (as defined in the Registration Rights Agreement) held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act.

In addition, upon the request of any RRA Party, to the extent a registration statement is not available to exercise a proposed transaction, System1 will be required to facilitate a non-shelf registered offering of Registrable Securities requested by such RRA Party to be included in such offering. Within 60 days after receipt of a demand for such registration, System1 will be required to use its reasonable best efforts to file a registration statement relating to such request. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering. Whenever System1 proposes to offer or sell securities, whether for its own account or the account of one or more shareholders, any RRA Party may choose to exercise their related piggyback rights in accordance with the Registration Rights Agreement.

The Registration Rights Agreement also provides that System1 will pay all expenses (except for certain selling expenses) relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Trebia amended and restated (i) the Prior Sponsor Agreement, and (ii) the Prior Insider Letter, and entered into the Sponsor Agreement with the Sponsors, Cannae, the Insiders, S1 Holdco and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (A) to vote any Trebia Ordinary Shares in favor of the Business Combination and other Trebia Shareholder Proposals, (B) not to seek redemption of any Trebia Ordinary Shares, (C) not to transfer any Trebia Ordinary Shares for the period beginning on the day of the Closing until the earlier of (x) 180 days following the Closing or (y) 150 days following the Closing, if the VWAP of System1 Class A Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days, and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each also agreed to forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate). Trebia will also issue (1) 725,000 shares of System1 Class D Common Stock to each of Trasimene Sponsor and BGPT Sponsor, and (2) 725,000 RSUs to each of Mr. Blend and JDI, a Protected Equityholder, in the case of each of (x) and (y) subject to the Class B Forfeiture. The Post-Closing RSUs will be subject to the same vesting and other terms as the System1 Class D Common Stock. Additionally, (1) the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders and (2) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders, as the case may be, a number of shares of System1 Class A Common Stock equal to the number or ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions. The Sponsor Agreement is attached hereto as Annex I.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000,000. The Cannae Backstop amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one hundred percent (100%) of such amount between $200,000,000 and $300,000,000 and, in accordance with the terms of the Backstop Agreement, Cannae shall subscribe for a number of shares of System1 Class A Common Stock equal to such aggregate amount divided by $10. The Backstop Agreement attached hereto as Annex J.

Prior to or substantially contemporaneously with the closing of the Business Combination, certain of the Debt Financing Sources will fund to Trebia an amount equal to the Trebia Finco LLC Debt Commitment Amount. To the extent that (A) the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, an amount equal to fifty percent (50%) of the payments required to be made in connection with the Trebia Shareholder Redemption shall be drawn from the Trebia Finco LLC Debt Commitment Amount and (B) the Trebia Shareholder Redemption Value, if any, is greater than $300,000,000 but less than $417,500,000, an amount equal to the amount drawn pursuant to clause (A) plus one-hundred percent (100%) of such amount between $300,000,000 and $417,500,000, shall be drawn from the Trebia Finco LLC Debt Commitment Amount in connection with the payments required to be made in connection with the Trebia Shareholder Redemption.

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $417,500,000 but less than $462,500,000, (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco, as set forth on the allocation schedule attached to the Business Combination Agreement and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to the Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement.

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $462,500,000, the Redeemed OM Members, OpenMail and Protected may elect to further reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to the Protected Equityholders) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement.

Protected Support Agreement

Immediately following the execution of the Business Combination Agreement, Trebia, Protected, JDI & AFH LIMITED, Protected.net Group Limited, PHS and the UK Protected Supporting Parties entered the Protected Support Agreement, pursuant to which, among other things, the Trebia Supporting Parties agreed to (i) irrevocably and unconditionally approve the Business Combination Agreement and the Transactions contemplated thereby (including the Business Combination), (ii) waive and agree not to assert any appraisal rights in connection with the Business Combination Agreement and the Transactions and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers prior to the Effective Time with respect to the Protected Common Stock owned by him, her or it. The Protected Support Agreement is attached hereto as Annex K.

FPA Termination Agreement

In connection with the signing of the Business Combination Agreement and the Backstop Agreement, Trebia and Cannae entered into the FPA Termination Agreement to terminate that certain Forward Purchase Agreement, dated as of June 5, 2020, pursuant to which Cannae agreed to purchase, immediately prior to the Closing, an aggregate of 7,500,000 Trebia Class A Ordinary Shares and 2,500,000 Trebia Public Warrants. The FPA Termination Agreement is attached hereto as Annex L.

System1 Ownership Table

The following table illustrates varying ownership levels in shares of System1 Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the

Trebia Public Shareholders and the following additional assumptions: (i) under the No Redemptions scenario, 66.75 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 77.21 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming Maximum Redemptions; (iii) exclude the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Private Placement Warrants; (iv) no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock. Based on these assumptions, there would be approximately 128.54 million shares and 106.79 million shares of System1 Common Stock outstanding immediately following the consummation of the Business Combination assuming a No Redemptions and Maximum Redemptions scenario, respectively. If the actual facts are different than these assumptions, the ownership percentages in System1 will be different

	System1 Class A Common Stock		System1 Class C Common Stock/ S1 Holdco Class B Units(3)		Voting Percentage(4) and Implied Economic Ownership Percentage(5)
Pre-Closing Category of Equityholder	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Trebia Public Shareholders	51,750,000	—	—	—	40.26%	0%
Sponsors and Sponsor Independent Directors	10,037,500	8,302,806	—	—	7.81%	7.78%
Cannae(1)	—	21,275,510	—	—	0%	19.92%
System1 Equityholders and Protected Equityholders(2)	47,514,871	55,190,082	19,235,129	22,019,102	51.93%	72.3%

(1)	Excludes an affiliate of Cannae’s approximately 26% limited partnership interest in Trasimene Sponsor.
(2)

The System1 Equityholders and Protected Equityholders will hold a combination of (1) shares of System1 Class A Common Stock and (2) S1 Holdco Class B Units (together with an equal number of shares of System1 Class C Common Stock). The allocation of the Closing Seller Equity Consideration between shares and units will be determined in connection with Closing based upon, among other things, the allocation principles set forth in the Business Combination Agreement. The final allocation does not impact (1) the voting percentages above (since each System1 Equityholder and Protected Equityholder that receives S1 Holdco Class B Units in lieu of shares of System1 Class A Common Stock will receive an equal number of shares of System1 Class C Common Stock providing equal voting rights) or (2) the illustrative implied economic ownership percentages (see footnote 4 below).

(3)

The shares of System1 Class D Common Stock (representing earnout shares issued to the Sponsors) are non-voting and do not confer economic rights other than the accrual of certain dividends. System1 Class D Common Stock will automatically convert into System1 Class A Common Stock on a one-for-one basis if, following the Closing, the VWAP of the Post-Closing Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing (“System1 Class D Conversion Event”). If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof. See the section entitled “Description of System1 Securities—System1 Class D Common Stock”.

(4)	Percentages are calculated based on 128,537,500 aggregate voting shares outstanding (assuming No Redemptions) and 106,787,500 (assuming Maximum Redemptions).
(5)

Due to System1’s “Up-C” structure, System1 will be a holding company with its only material asset being its direct and indirect interest in S1 Holdco, and certain System1 Equityholders and Protected Equityholders will hold economic interests in S1 Holdco (through their ownership of S1 Holdco Class B Units) rather than through shares of System1. As a result, economic ownership percentages are calculated based on 128,537,500 S1 Holdco Class B Units outstanding (assuming No Redemptions) and 106,787,500 S1 Holdco Class B Units (assuming Maximum Redemptions). The System1 Organizational Documents contain provisions that require System1 to maintain a one-to-one ratio between the number of shares of each class of System1 Common Stock outstanding to maintain the equivalency of the economic and voting ownership percentages implied by shares of System1 Class A Common Stock and S1 Holdco Class B Units. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—The New S1 Holdco Operating Agreement” and “Risk Factors—Risks Related to the Companies’ Businesses and to System1’s Business Following the Business Combination.”

See the section entitled “Beneficial Ownership of Securities” for additional information as well as the risk factors contained in the section entitled “Risk Factors” for information about risks related to System1’s organizational structure and ownership, including the risk factor titled “Trebia Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of System1 Common Stock as the Closing Equity Consideration in the Business Combination and the Cannae Backstop. Having a minority share position may reduce the influence that Trebia Public Shareholders have on the management of the Companies following the Business Combination.” For further details, see “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Conditions to Closing—S1 Holdco and Protected Conditions to Closing.”

Summary of Matters Being Voted Upon

The shareholders of Trebia will be asked to consider and vote on the following proposals at the Extraordinary General Meeting:

•

(1) The Business Combination Proposal: a proposal to approve and adopt the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby. Please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal”;

•

(2) The NYSE Proposal: a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction agreements, (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) the issuance of restricted stock units of the Post-Closing Company to JDI and certain Insiders. Please see the section entitled “Shareholder Proposal No. 2—The NYSE Proposal”;

•	(3) The Domestication Proposal: a proposal to approve the Domestication. Please see the section entitled “Shareholder Proposal No. 3—The Domestication Proposal”;

•	(4) The Charter Amendment Proposal: a proposal to approve the System1 Charter. Please see the section entitled “Shareholder Proposal No. 4—The Charter Amendment Proposal”;

•

(5) The Non-Binding Governance Proposals: a proposal to approve on a non-binding advisory basis, certain governance provisions in the System1 Organizational Documents, presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. Please see the section entitled “Shareholder Proposal No. 5—The Non-Binding Governance Proposals”;

•

(6) The Incentive Plan Proposal: a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Shareholder Proposal No. 6—The Incentive Plan Proposal”;

•

(7) The Director Election Proposal: a proposal to approve and adopt the election of seven director nominees. Please see the section entitled “Shareholder Proposal No. 7—The Director Election Proposal”; and

•

(8) The Adjournment Proposal: a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting. Please see the section entitled “Shareholder Proposal No. 8—The Adjournment Proposal”.

Time Date and Place of Meeting

The Extraordinary General Meeting will be held in person, on                 , 2021, at 12:00 p.m. Eastern Time, at         . However, given the global pandemic, Trebia will also be hosting the Extraordinary General Meeting via live webcast on the Internet at https://www.cstproxy.com/trebiaacqcorp/2021 where you will be able to listen to the meeting live and vote during the meeting.

At the Extraordinary General Meeting, shareholders will be asked to consider and vote upon the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal and if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if Trebia is not able to consummate the Transactions.

Summary of Interests of Certain Persons in Connection with Transactions

When you consider the recommendation of the Trebia Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Trebia’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Trebia Shareholders generally. These interests include, among other things, the interests listed below:

•

If the Business Combination or another initial business combination is not consummated by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), Trebia will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Trebia Class A Ordinary Shares for cash (less up to $100,000 of interest to pay dissolution expenses), subject to the approval of its remaining shareholders and the Trebia Board, dissolving and liquidating. In such event, 100% of Trebia Public Warrants, 100% of the Trebia Private Placement Warrants and 100% of Trebia Class B Ordinary Shares held by the Sponsors would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such warrants or shares. Such Trebia Class A Ordinary Shares would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Class A Ordinary Shares on the NYSE of $         per share on                 , 2021, the Record Date for the Extraordinary General Meeting.

•

The Sponsors purchased an aggregate of 8,233,334 Trebia Private Placement Warrants from Trebia for an aggregate purchase price of $12,350,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Trebia IPO. A portion of the proceeds Trebia received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Public Warrants on the NYSE of $         per warrant on         , 2021, the Record Date for the Extraordinary General Meeting. The Trebia Private Placement Warrants will become worthless if Trebia does not consummate a business combination by June 19, 2022 (or any extension of such date if approved by Trebia Shareholders).

•

Trebia and/or the Companies have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Trebia and Cannae in connection with the Business Combination (as described below). Certain directors of Trebia, including Mr. Linehan and Mr. Stallings, also serve as directors of Cannae. Upon completion of the Business Combination, Cannae will hold approximately between 0% direct voting interest (assuming No Redemptions) and 19.92% direct voting interest (assuming Maximum Redemptions) of System1 Common Stock, which figures include Cannae’s interest in each class of System1 Common Stock as applicable.

•

The fact that Trebia and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Trebia Shareholders in connection with the Business Combination, in an amount of up to $200,000,000 (at a purchase price of $10.00 per share). In connection with the Cannae Backstop, the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) shares of Trebia Class B Ordinary Shares, of which 1,275,510 will be transferred to Cannae, in the event that the Cannae Subscription is drawn.

•

The fact that if Trebia is unable to complete a business combination by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), the Sponsors have agreed to be liable to Trebia if and to the extent any claims by a third party, including claims from target businesses and claims of vendors or other entities that are owed money by Trebia for services rendered or products sold to Trebia (other than Trebia’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10 per Trebia Public Share and (ii) the actual amount per Trebia Public Share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.00 per share due to reductions in the value of the trust assets), in each case net of the interest that may be withdrawn to pay Trebia’s taxes (if any). If Trebia consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Trebia’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Trebia’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Trebia fails to consummate a business combination by June 19, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, Trebia may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by June 19, 2022.

•	The continued indemnification of Trebia’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Stockholders Agreement and Business Combination Agreement it is anticipated that the System1 Board will be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae.

•

Pursuant to the Registration Rights Agreement, the Sponsors will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions, and lockup restrictions with respect to System1 Stock held by them from time to time.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Trebia Stockholders experience a negative rate of return in the Post-Closing Company following the Business Combination.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Trebia and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals.

Board of Directors following the Business Combination

Upon consummation of the Transactions, the Trebia Board anticipates each Class I director having a term that expires immediately following System1’s annual meeting of stockholders in 2022, each Class II director having a term that expires immediately following System1’s annual meeting of stockholders in 2023 and each Class III director having a term that expires immediately following System1’s annual meeting of stockholders in 2024, or in each case having a term that continues until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

In connection with the Transactions, Michael Blend, Frank R. Martire, Jr., William P. Foley, II,                 ,                 ,                  and                  have each been nominated to serve as directors of the Post-Closing Company upon completion of the Transactions.

Please see the sections entitled “Shareholder Proposal No. 7—The Director Election Proposal” and for additional information.

Redemption Rights

Pursuant to the Trebia Organizational Documents, a Trebia Shareholder may request of Trebia that Trebia redeem all or a portion of its Trebia Public Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Trebia Public Shares, you will be entitled to receive cash for any Trebia Public Shares to be redeemed only if you:

•	hold Trebia Public Shares;

•

submit a written request to Continental, Trebia’s transfer agent, in which you (i) request that Trebia redeem all or a portion of your Trebia Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Trebia Public Shares and provide your legal name, phone number and address;

•	deliver your Trebia Public Shares to Continental, Trebia’s transfer agent, physically or

•	electronically through DTC.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a second request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the second request. Complying with a second request can take a significant period of time. On July 13, 2021, Trebia and the Companies filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the waiting period under the HSR Act has been obtained.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither Trebia nor the Companies are aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders

The Trebia Board believes that the Business Combination Proposal and the other Trebia Shareholder Proposals to be presented at the Extraordinary General Meeting are fair to and in the best interest of Trebia Shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented.

When you consider the Trebia Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of Trebia Shareholders generally. Please see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for additional information. The Trebia Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Trebia shareholders that they vote “FOR” the proposals presented at the special meeting.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Transactions is conditioned on the approval of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal, and the Charter Amendment Proposal, as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things, the following mutual Closing conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•	all required consents and approvals with respect to the HSR Act or early termination or expiration of the waiting period under the HSR Act shall have been obtained;

•	all required consents and approvals from certain governmental authorities shall have been obtained;

•	no order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination shall be in force;

•	Trebia having at least $5,000,001 of net tangible assets remaining after redemptions by Trebia Public Shareholders;

•

the Available Cash Amount (as defined in the Business Combination Agreement) shall not be (x) less than $469,250,000 or (y) in the case that a backstop election has been made pursuant to the Business Combination Agreement, less than $417,500,000;

•	the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal, as described in this proxy statement/prospectus, shall have been approved; and

•	System1 Class A Common Stock having been approved for listing on the NYSE.

Trebia’s Conditions to Closing

The obligations of Trebia, Trebia Merger Sub I and Trebia Merger Sub II to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•

the accuracy of the representations and warranties of the Companies, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties (subject to customary bring-down standards);

•

the covenants of the Companies, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties having been performed in all material respects;

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S1 Holdco, Protected, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, each Redeemed OM Member and each Protected Rollover Party delivering to Trebia a certificate signed by an authorized officer of such party, certifying that, to the knowledge and belief of such officer, certain conditions specified in the Business Combination Agreement have been fulfilled with respect to such party;

•

each other signatory thereto delivering to Trebia executed counterparts of the Stockholders Agreement, the Registration Rights Agreement, the New S1 Holdco Operating Agreement and the Tax Receivable Agreement, duly executed by such signatory;

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the written consent of a majority of the System1 Equityholders and Protected Equityholders shall have been obtained and delivered to Trebia adopting the Businesses Combination Agreement and approving the Business Combination;

•	there has been no material adverse effect with respect to either of the Companies; and

•

Protected, each CSC Blocker, OpenMail and other parties specified in the Business Combination Agreement delivering to Trebia a Form W-9 and/or other documents required by the IRS or applicable Treasury Regulations.

S1 Holdco and Protected Conditions to Closing

The obligations of the Companies to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•	the accuracy of the representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II (subject to customary bring-down standards);

•	the covenants of Trebia, Trebia Merger Sub I and Trebia Merger Sub II having been performed in all material respects;

•

Trebia delivering to S1 Holdco and Protected a certificate signed by an authorized officer of Trebia certifying that certain conditions specified in the Business Combination Agreement have been fulfilled;

•

the covenants of the parties under the Sponsor Agreement having been performed in all material respects, and none of the parties to the Sponsor Agreement threatening (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that S1 Holdco is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement;

•

Trebia delivering to S1 Holdco executed counterparts to each of the Stockholders Agreement, the New S1 Holdco Operating Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement, duly executed by the applicable parties thereto; and

•

the Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to the Companies of a copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto.

CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties Conditions to Closing

The respective obligations of the CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties to consummate the Business Combination is also subject to the satisfaction or performance of, among other things, the following additional conditions, any one (1) or more of which may be waived in writing by such parties:

•	the accuracy of the representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II (subject to customary bring-down standards);

•	the covenants of Trebia, Trebia Merger Sub I and Trebia Merger Sub II having been performed in all material respects; and

•

the domestication of Trebia, as described in the Business Combination Agreement having occurred, and certificates issued by the State of Delaware in connection with the domestication being delivered to S1 Holdco and Protected.

Tax Consequences of the Business Combination

For a description of certain U.S. federal income tax consequences of the Transactions and the exercise of redemption rights, please see the information set forth in “Shareholder Proposal No. 6—The Incentive Plan Proposal—Material U.S. Federal Income Tax Consequences.”

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Trebia Ordinary Shares at the close of business on                 , which is the Record Date. Shareholders will have one vote for each Trebia Ordinary Share held at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The Trebia Public Warrants and the Trebia Private Placement Warrants do not have voting rights. As of the close of business on the Record Date, there were          Trebia Ordinary Shares issued and outstanding, of which          were Trebia Public Shares.

Holders

As of                 , the Record Date for the Extraordinary General Meeting, there were          holders of record of Trebia Units,          holders of record of Trebia Class A Ordinary Shares,          holders of record of Trebia Class B Ordinary Shares,          holders of record of Trebia Private Placement Warrants, and          holders of record of Trebia Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Trebia Units, Trebia Class A Shares and Trebia Public Warrants are held of record by banks, brokers and other financial institutions.

Quorum and Vote of Trebia Shareholders

A quorum of Trebia Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Trebia Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting,              Trebia Ordinary Shares would be required to achieve a quorum.

The Sponsor Persons (including the Insiders) own of record and are entitled to vote 20% of the issued and outstanding Trebia Ordinary Shares as of the Record Date. Such shares, as well as any shares of Trebia Ordinary Shares acquired in the aftermarket by the Sponsors, will be voted in favor of the proposals presented at the Extraordinary General Meeting.

The following proposals presented at the meeting will require an ordinary resolution under Cayman Island law, being the affirmative vote of at least a majority of the votes cast by the holders of the Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter:

•	the Business Combination Proposal;

•	the NYSE Proposal;

•	the Non-Binding Governance Proposals;

•	the Incentive Plan Proposal;

•	the Director Election Proposal (only the holders of the Trebia Class B Ordinary Shares are entitled to vote on this proposal); and

•	the Adjournment Proposal.

The following proposals presented at the meeting will require a special resolution under Cayman Island law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter:

•	the Domestication Proposal; and

•	the Charter Amendment Proposal.

Each of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Required Trebia Proposals. The Incentive Plan Proposal, Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Required Trebia Proposals. The Adjournment Proposal is not conditioned on any other approval.

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Trebia but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal.

Appraisal Rights

Trebia Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Trebia has hired Morrow Sodali LLC to assist in the proxy solicitation process. If a shareholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the Extraordinary General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Trebia Shareholders—Revoking Your Proxy.”

Anticipated Accounting Treatment

System1 has been determined to be the accounting acquirer in the Business Combination. The ultimate determination of the accounting acquirer is a qualitative and quantitative assessment that requires careful consideration, of which the final determination will occur after the consummation of the Business Combination. However, System1 has been determined to be the accounting acquirer based on evaluation of the following predominate factors:

•

System1 will be the sole managing member of S1 Holdco, and the managing member has full and complete charge of all affairs of S1 Holdco and the existing non-managing members of S1 Holdco do not have substantive kick-out or participating rights.

•	System1 acquires all of the outstanding stock of Protected in exchange for cash and equity consideration.

•	No single party will have the ability to nominate a majority of the members of the Board of Directors of the combined entity.

•	No individual legal entity or shareholder controlled S1 Holdco and Protected pre and post acquisition.

The factors discussed above support the conclusion that System1 will acquire a controlling interest in S1 Holdco and Protected. Trebia will be the primary beneficiary of S1 Holdco which is a variable interest entity. Therefore, the Business Combination constitutes a change in control and will be accounted for as a business combination in accordance with GAAP using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values.

Summary Risk Factors

Trebia Shareholders should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented herein. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

•	We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment;

•	Our revenue is tied to the effectiveness and performance of our responsive acquisition marketing platform, or RAMP;

•	A meaningful portion of our revenue is attributable to our agreements with Google, and therefore is subject to their practices;

•

We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results;

•	We rely on large-scale acquisition marketing channels, such as Google, Facebook and Taboola, as well as our network partners, for a significant portion of our consumer internet traffic;

•	Efforts designed to drive visitors to our various brands and businesses or those of our advertisers may not be successful or cost-effective;

•	We rely on third parties for our marketing efforts; if the pricing, terms, operations or policies of these third parties change we may not be able to maintain the effectiveness of such efforts;

•	We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities;

•	We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth;

•	Our tax liabilities may be greater than anticipated;

•	The market for programmatic advertising is extremely competitive, and we may not be able to compete successfully with our current or future competitors; and

•

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Certain Market Activity

During a period when they are not then aware of any material non-public information regarding Trebia or its securities or when such purchases are not then prohibited by Regulation M under the Exchange Act, the Sponsor Persons, the System1 Equityholders or the Protected Equityholders and/or their respective directors, officers, advisors or affiliates may purchase Trebia Class A Ordinary Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination. Any such shares purchased before the record date would be voted in favor of the Business Combination and could thereby increase the likelihood of satisfying the requirements for the Business Combination to be approved and consummate.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information, or the Summary Pro Forma Information, gives effect to the transactions contemplated by the Business Combination Agreement. The Business Combination will be accounted for using the acquisition method of accounting, with Trebia as the acquiring entity. Under the acquisition method of accounting, Trebia’s assets and liabilities will retain their carrying values and the assets and liabilities associated with the Companies will be recorded at their fair values measured as of the Closing date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Business Combination and Acquisition as if they had been completed on January 1, 2020.

The SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” in May 2020, or the “Release”, with an effective date of January 1, 2021. The amendments of the Release replace existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction under GAAP, which we refer to as Transaction Accounting Adjustments, and allow Trebia the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as Management’s Adjustments. Trebia has elected to not present Management’s Adjustments and will only present Transaction Accounting Adjustments.

The summary unaudited pro forma financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Trebia and the Companies for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.

The unaudited pro forma condensed combined financial statements are presented in two scenarios: (1) assuming no redemptions, or the No Redemptions scenario, and (2) assuming maximum redemptions, or the Maximum Redemptions scenario, with availability of the $200 million Cannae Backstop and assuming the Additional Seller Backstop Election of $100 million, which we collectively refer to as the Backstops Assumption.

No Redemptions Scenario. The No Redemptions scenario assumes that no Trebia shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination. In the No Redemptions scenario Trebia will obtain a $400 million Term Loan under the Commitment Letter

Maximum Redemptions Scenario. The Maximum Redemptions scenario assumes that Trebia shareholders redeem the maximum number of their Class A Ordinary Shares, or 51,750,000 Class A Ordinary Shares (based on Trebia Class A Ordinary Shares outstanding of 51,750,000 at June 30, 2021), for a pro rata portion of cash in the Trust Account, and Trebia has received $200.0 million of cash from Cannae and $100.0 million additional equity contribution from S1 Holdco management and Protected management as of the Closing available for the Business Combination as a result of Cannae and S1 Holdco subscription for up to 20,000,000 Class A Ordinary Shares (or Class A Common Stock) and 10,000,000 Class A Ordinary Shares (or Class A Common Stock) at $10.00 per share pursuant to the Backstop Agreement and Additional Seller Backstop Election. After giving effect to the Backstops Assumption Cannae will receive an additional 1,275,510 of founders shares and S1 Holdco and Protected management will receive an additional 459,184 of founders shares. In the Maximum Redemptions scenario, Trebia will obtain a $400 million Term Loan under the Commitment Letter. Pursuant to the Backstop Agreements and Commitment Letter, Trebia may have access to up to $200 million from Cannae, up to $100 million from S1 Holdco and Protected management, and $218 million available of the $400 million Term Loan to replace funds from the Trust Account utilized to fund redemptions, which will be available for the Business Combination. Trebia also will have the ability to raise additional equity financing prior to the Closing to provide a source of funds for the Business Combination, which is not factored into the Maximum Redemptions scenario. Under the Backstops Assumption, the economic ownership and voting power in Trebia belonging to (i) Cannae would increase to 21,275,510 shares and (ii) S1 Holdco and Protected management would increase to 10,459,184 shares. At the same time, the aggregate net cash consideration payable to the S1 Holdco Equityholders and Protected relative to the No Redemptions scenario would decrease by $100.0 million, and the economic ownership and voting power of the existing System1 Equityholders and Protected Equityholders and would increase proportionally, following the Business Combination.

	Pro Forma Combined
($ in thousands, except share and per share amounts)	Assuming No Redemption	Assuming Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statements of Operations For the Six Months Ended June 30, 2021
Revenue	$384,367	$384,367
Earnings per share—basic	$0.08	$0.10
Weighted average shares of Trebia Class A Ordinary shares outstanding—basic	107,250	82,401
Earnings per share—diluted	0.08	0.09
Weighted average shares of Class A Ordinary shares outstanding—diluted	111,473	87,241

Summary Unaudited Pro Forma Condensed Combined Statements of Operations For the Year Ended December 31, 2020
Revenue	$526,348	$526,348
Earnings per share—basic and diluted	$(0.88)	$(1.05)
Weighted average shares of Trebia Class A Ordinary shares outstanding—basic and diluted	106,483	81,522

Summary Unaudited Pro Forma Condensed Combined Balance Sheets as of June 30, 2021
Total Assets	$1,578,073	$1,351,514
Total Liabilities	$588,716	$589,900
Total Shareholders’ Equity	$989,357	$761,614

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information and information in the section entitled “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary”, before deciding how to vote or instruct your vote to be cast with respect to the Trebia Shareholder Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, System1’s business, financial condition and results of operations. If any of the events described below occur, System1’s business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of System1’s securities and could result in you losing all or part of your investment. The risk factors described below are not necessarily exhaustive. We may face additional risks and uncertainties that are not presently known to us, or that we deem to be immaterial, which may also impair our business or financial condition. You are encouraged to perform your own investigation with respect to the businesses of Trebia and the Companies.

RISKS RELATED TO THE COMPANIES’ BUSINESSES AND TO SYSTEM1’S BUSINESS FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, any reference in the heading of “Risks Related to the Companies’ Businesses and to System1’s Business Following the Business Combination” to the “Company,” “we,” “us” or “our” refers to the Companies and their respective consolidated subsidiaries prior to the consummation of the Business Combination and to the Post-Closing Company and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “S1 Holdco’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Protected’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Related To Our Business Strategy and Industry Generally

We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We were incorporated in 2013 and, as a result, have only a limited operating history upon which our business and prospects may be evaluated. Although we have experienced substantial revenue growth in our limited operating history, we may not be able to sustain this rate of growth or maintain our current revenue levels. We have encountered and will continue to encounter risks and challenges frequently experienced by growing companies in rapidly developing industries, including risks related to our ability to:

•	build and maintain a reputation for providing a superior platform for monetizing consumer intent, and for creating trust and maintaining long-term relationships with consumers and platform customers;

•	drive consumers with relevant commercial intent to our owned and operated websites and to websites operated by our advertisers;

•	maintain and expand our relationships with suppliers of quality advertising inventory;

•	distinguish ourselves from competitors;

•	develop, offer, maintain and continually improve a competitive customer acquisition marketing platform that meet the evolving needs of our consumers and platform customers;

•	scale our business efficiently to keep pace with demand for services such as RAMP and other digital media and advertising technology offerings;

•	create new revenue opportunities through acquiring new business and successfully integrate and meaningfully grow those businesses;

•	respond to evolving industry standards and the enactment of government regulations that impact our business, particularly in the areas of data collection and consumer privacy;

•	prevent or mitigate failures or breaches of data security and our technology infrastructure;

•	expand our businesses internationally; and

•	hire and retain qualified and motivated employees.

We cannot assure you that we will be successful in addressing these and other challenges we may face in the future. If we are unable to do so, our business may suffer, our revenue and operating results may decline and we may not be able to achieve further growth or sustain profitability.

Our revenue is tied to the effectiveness and performance of our responsive acquisition marketing platform (RAMP).

If RAMP does not acquire users with the relevant commercial intent to our websites via acquisition marketing channels, we may not be able to profitability monetize users. Our revenue and operating results depend on our ability to generate revenue from advertisers and advertising networks by cost-effectively acquiring consumer internet traffic and then directing these intent-driven consumers to our advertising partners. If we are unable to cost-effectively acquire users or provide value to our advertising partners based on their traffic acquisition costs, they may decline to utilize us to acquire and monetize users, which would harm our revenue and operating results.

A meaningful portion of our revenue is attributable to our agreements with Google, and therefore is subject to their practices.

We have multiple services agreements with Google pursuant to which we display and syndicate paid listings provided by Google in response to search queries generated through some of our businesses. In exchange for making our search traffic available to Google, we receive a share of the revenue generated by the paid listings supplied to us, as well as other search related services.

The amount of revenue we receive from Google depends on a number of factors outside of our control, including the amount Google charges third parties for the display or delivery of advertisements, the efficiency of Google’s system in attracting advertisers and serving up paid listings in response to search queries and parameters established by Google regarding the time period for and scope of chargebacks or credits sought by advertisers on the basis of fraudulent and/or low quality clicks, clawbacks for bad traffic brought by our network partners, and placement of paid listings displayed in response to search queries that are not contextually relevant to the applicable search query.

Changes to the amount Google charges advertisers, the efficiency of Google’s paid listings network, Google’s judgment about the relative attractiveness to advertisers of clicks on paid listings from our websites or to the parameters applicable to the display of paid listings generally could result in a decrease in the amount of revenue we receive from Google, which would adversely affect our business, financial condition and results of operations. Such changes could by driven by a number of factors, including general market conditions, competition or policy and operating decisions made by Google.

Our agreements with Google also require that we comply with certain guidelines for the use of Google brands and services, which govern whether our platform may access Google services or be distributed through its Chrome Web Store, and the manner in which Google’s paid listings are displayed within search results across various third party platforms and products (including our websites). Google may generally unilaterally update its policies and guidelines without advance notice, which could in turn require modifications to, or prohibit or render obsolete certain of our services or business practices. Such changes could be costly to address or otherwise adversely affect our business, financial condition and results of operations. Noncompliance with Google’s guidelines by us or the third parties to whom we are permitted to syndicate paid listings or through which we secure distribution arrangements for the businesses could result in the suspension of some or all Google services to us (or the websites of our third party partners) or the termination of our agreements by Google.

The termination of our agreements by Google, the curtailment of our rights under the agreements (including the failure to allow our platform to access Google services, whether pursuant to the terms thereof or otherwise), the failure of Google to perform its obligations under the agreements or policy changes implemented by Google under the agreements or otherwise would have an adverse effect on our business, financial condition and results of operations. If any of these events were to occur, we may not be able to find another suitable alternate provider of paid listings (or if an alternate provider were found, the economic and other terms of the agreement and the quality of paid listings may be inferior relative to our current arrangements).

We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results.

Use of our technology solutions involves the storage and transmission of certain consumers’ information, including limited amounts of personally identifiable information. Security breaches could expose us to a risk of loss or exposure of this information, which could result in potential liability, litigation and remediation costs, as well as reputational harm, all of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing referrals. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of the personal information we collect from advertisers.

Like all information and technology systems, our websites and information systems may be subject to computer viruses, break-ins, phishing and/or impersonation attacks, attempts to overload our servers with denial-of-service or other hacking attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information. Although we have a chief technology officer who coordinates our cybersecurity measures, policies and procedures, and our chief technology officer regularly reports to our board of directors regarding these matters, we cannot be certain that our efforts will be able to prevent breaches of the security of our information systems and technology. If we experience compromises to the security of our information and technology infrastructure that result in websites performance or availability problems, the complete shutdown of our websites or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, consumers and advertisers may lose trust and confidence in us, and consumers may decrease the use of our websites and software products or stop using our websites and software products entirely. Further, outside parties may attempt to fraudulently induce employees, consumers or advertisers to disclose sensitive information in order to gain access to our information or consumers’ or advertisers’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.

Any or all of the issues above could adversely affect our ability to attract new users and increase engagement by existing users, cause existing users to curtail or stop use of our software products and/or visit our portfolio of websites, cause existing advertisers to stop using our platform and cancel their contracts or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability. Such issues may harm our business, results of operations and financial condition. Although we are not aware of any material information security incidents to date, we have detected common types of attempts to attack our information systems and data using means that have included viruses and phishing.

There are numerous federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other current or pending rules.

We are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and advertisers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection and cross-border transfers of consumer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put consumer or advertiser information at risk and could in turn harm our reputation, business and operating results.

We rely on large-scale acquisition marketing channels, such as Google, Facebook and Taboola, as well as our network partners, for a significant portion of our consumer internet traffic.

Consumer internet traffic acquired and/or referred through acquisition marketing channels also provides a significant amount of the first party data that improves the predictive power of RAMP, which we leverage to deliver relevant users to our advertisers. If we are unable to maintain these relationships with these acquisition marketing channels, our business, financial condition and results of operations could be adversely affected.

Efforts designed to drive visitors to our various brands and businesses or those of our advertisers may not be successful or cost-effective.

Traffic building and conversion initiatives involve considerable expenditures for online advertising and marketing. We have made, and expect to continue to make, significant expenditures for search engine marketing (primarily in the form of developing and maintaining a database of keywords and search terms, for which we purchase advertising primarily through Google and, to a lesser extent, Microsoft and Yahoo!), online display advertising and native advertising in connection with these initiatives, which may not be successful or cost-effective. To continue to reach consumers and users, we will need to identify and devote more of our overall marketing expenditures to digital advertising channels (such as online video and other digital platforms), as well as reach consumers and users via these channels. Since these channels are constantly changing and evolving, it could be difficult to assess returns on related digital marketing investments. Historically, we have had to increase advertising and marketing expenditures over time in order to attract and convert consumers, retain users and sustain our growth.

The display, including rankings, of search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently, and we may not know how (or otherwise be in a position) to influence actions taken by search engines. With respect to search results in particular, even when search engines announce the details of their methodologies, their parameters may change from time to time, be poorly defined or be inconsistently interpreted.

We rely on third parties for our marketing efforts; if the pricing, terms, operations or policies of these third parties change we may not be able to maintain the effectiveness of such efforts.

Our ability to market our brands and businesses on any given property or channel is subject to the policies of the relevant third party seller, publisher, platform (including search engines and social media platforms with high levels of traffic and numbers of users or subscribers) or marketing affiliate. As a result, we cannot assure you that these parties will not limit or prohibit us from purchasing advertising (including the purchase of advertising with preferential placement or for certain of our products and services) and/or using one or more current or prospective marketing channels in the future. If a significant marketing channel took any such adverse or limiting action for a significant period of time and/or on a recurring basis, our business, financial condition and results of operations could be adversely affected. If we fail to comply with the policies of third party sellers, publishers, platforms and/or marketing affiliates, our advertisements could be removed without notice and/or our accounts could be suspended or terminated, any of which could adversely affect our business, financial condition and results of operations.

We currently rely on performance marketing channels that must deliver against certain return on investment with respect to metrics that are selected by our advertisers and are subject to change at any time. We are unable to control how our advertisers evaluate our performance. Certain of these metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business. In addition, the metrics we provide may differ from estimates published by third parties or from similar metrics of our competitors due to differences in methodology. If our advertisers do not perceive our metrics to be accurate, or if we discover material inaccuracies in our metrics, it could adversely affect our online marketing efforts and business.

Our failure to respond successfully to rapid and frequent changes in the operating and pricing dynamics of search engine marketing efforts, as well as changing policies and guidelines applicable to keyword advertising (which may be unilaterally updated by search engines without advance notice), could adversely affect our search engine marketing efforts. Specifically, such changes could adversely affect paid listings (both their placement and pricing), as well as the ranking of links to websites offering our products and services within search results, any or all of which could increase our marketing costs (particularly if free traffic is replaced with paid traffic) and adversely affect the effectiveness of our digital marketing efforts overall.

If the third parties we currently employ for our marketing efforts are unable to renew existing (and/or enter into new) arrangements with us, sales and marketing costs as a percentage of revenue would increase over the long-term, which could adversely affect our business, financial condition and results of operations. In addition, the quality and convertibility of traffic and leads generated through third party arrangements are dependent on many factors, most of which are outside of our control. If the quality and/or convertibility of traffic and leads do not meet the expectations of the brands and advertisers who utilize our various products and services or other paid listings providers, our business, financial condition and results of operations could be adversely affected.

We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities.

We have entered into, and may in the future enter into, credit facilities which contain restrictions that limit our flexibility in operating our business. Our credit facility contains, and any future credit facility may contain, various covenants that limit our ability to engage in specified types of transactions. Subject to limited exceptions, these covenants limit our ability to, among other things:

•	sell assets or make changes to the nature of our business;

•	engage in mergers or acquisitions;

•	incur, assume or permit additional indebtedness;

•	make restricted payments, including paying dividends on, repurchasing, redeeming or making distributions with respect to our capital stock;

•	make specified investments;

•	engage in transactions with our affiliates; and

•	make payments in respect of subordinated debt.

Our obligations under our credit facilities are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, and investment property and equipment. The covenants in our credit facilities may limit our ability to take actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate the commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness, which includes our intellectual property. In addition, if we fail to meet the required covenants, we will not have access to further draw-downs under our credit facilities.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.

We intend to continue to grow our business, which will require additional capital to develop new features or enhance our platforms and portfolio of websites, create new software products, improve our operating infrastructure, finance working capital requirements, or acquire complementary businesses and technologies. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing credit facility in an amount sufficient to fund our working capital needs. Accordingly, we may need to undertake or seek out additional equity or debt financings to secure additional capital. We cannot assure you that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If our cash flows and credit facility borrowings are insufficient to fund our working capital requirements, we may not be able to grow at the rate we currently expect or at all. In addition, in the absence of sufficient cash flows from operations, we might be unable to meet our obligations under our credit facility, and we may therefore be at risk of default thereunder. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.

Our tax liabilities may be greater than anticipated.

The U.S. and non-U.S. tax laws applicable to our business activities are subject to interpretation and are changing. We are subject to audit by the IRS and by taxing authorities of the state, local and foreign jurisdictions in which we operate. Our tax obligations are based in part on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property, the jurisdictions in which we operate, how tax authorities assess revenue-based taxes such as sales and use taxes, the scope of our international operations and the value we ascribe to our intercompany transactions. Taxing authorities may challenge, and have challenged, our tax positions and methodologies for valuing developed technology or intercompany arrangements, as well as our positions regarding the collection of sales and use taxes and the jurisdictions in which we are subject to taxes, which could expose us to additional taxes. Any adverse outcomes of such challenges to our tax positions could result in additional taxes for prior periods, interest and penalties, as well as higher future taxes. In addition, our future tax expense could increase as a result of changes in tax laws, regulations or accounting principles, or as a result of earning income in jurisdictions that have higher tax rates. An increase in our tax expense could have a negative effect on our financial position and results of operations. Moreover, the determination of our provision for income taxes and other tax liabilities requires significant estimates and judgment by management, and the tax treatment of certain transactions is uncertain. Although we believe we will make reasonable estimates and judgments, the ultimate outcome of any particular issue may differ from the amounts previously recorded in our financial statements and any such occurrence could materially affect our financial position and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

In connection with the preparation of our consolidated financial statements, material weaknesses in our internal control over financial reporting were identified as of December 31, 2020 that continue to exist as of June 30, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses are as follows:

•

We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.

•

We did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls to timely analyze and record the financial statement effects from acquisitions. Specifically, we did not design and maintain effective controls over the (i) application of U.S. GAAP to such transactions, (ii) review of the inputs and assumptions used in the discounted cash flow analysis to value acquired intangible assets at an appropriate level of precision, (iii) the tax impacts of acquisitions to the financial statements, and (iv) conforming of U.S. GAAP and accounting policies of acquired entities to that of the Company. In addition, we did not design and maintain effective controls relating to the oversight and ongoing recording of the financial statement results of the acquired businesses.

•

We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over (i) the preparation and review of business performance reviews, account reconciliations and journal entries, and (ii) maintaining appropriate segregation of duties. Additionally, we did not design and maintain controls over the classification and presentation of accounts and disclosures in the financial statements.

These material weaknesses resulted in immaterial misstatements to substantially all of our accounts, which were recorded prior to the issuance of the consolidated financial statements as of December 31, 2020, 2019 and 2018 and for the years then ended, as of March 31, 2021 and 2020 and for three-months periods then ended, and as of June 30, 2021 and 2020 and for three- and six-months periods then ended. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•

We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored, and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to the financial statements; however, the deficiencies, when aggregated, could impact the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, we have determined these IT deficiencies in the aggregate constitute a material weakness.

Our remediation plan consists primarily of the following:

•	Hiring additional senior level accounting personnel to bolster our financial reporting and technical accounting capabilities.

•	Designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing controls over segregation of duties.

•	Engaging a third party to assist in identifying risks of material misstatement and designing and implementing controls to address the identified risks of material misstatement.

•

Designing and implementing controls related to accounting for acquisitions and other technical accounting and financial reporting matters, including controls over the preparation and review of accounting memoranda addressing these matters, valuations and key assumptions utilized in the valuations, tax impacts, and ongoing recording of the financial statement results of the acquired businesses.

•

Designing and implementing formal accounting policies, procedures and controls supporting our period-end financial reporting process, including controls over the preparation and review of account reconciliations and journal entries, business performance reviews, and classification and presentation of accounts and disclosures.

•

Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

We have begun to hire additional senior and staff accounting personnel, engaged third party resources to assist us with identifying risks of material misstatement and designing and implementing internal controls to address the identified risks of material misstatement, implemented an enhanced enterprise resource planning software for automation and enforcing segregation of duties across the organization, and engaged third party experts as necessary to assist with technical accounting and valuations associated with business combinations related to potential future acquisitions.

The material weaknesses will not be considered remediated until management completes the design and implementation of the processes and controls described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

We are working to remediate the material weaknesses as efficiently and effectively as possible. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in incurring significant costs, and will place significant demands on our financial and operational resources.

While we believe that these efforts will improve our internal control over financial reporting, the implementation of these procedures is ongoing and will require testing of the design and operating effectiveness of internal control over financial reporting over a sustained period of financial reporting cycles. We cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses will not be discovered in the future. If our efforts are not successful or other material weaknesses are identified in the future, we may be unable to report our financial results accurately on a timely basis or prevent and detect fraud or errors that may be material, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our shares to decline.

As a result of becoming a public company, we will be required to complete an assessment of the effectiveness of internal control over financial reporting. We may not complete our evaluation of our internal control over financial reporting in a timely manner, or our internal control over financial reporting may continue to be determined not effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

When we become a public company, following the completion of the Business Combination, we will be required to evaluate and determine the effectiveness of our internal control over financial reporting and provide a report by management on the effectiveness of our internal control over financial reporting in our second annual report following the completion of the Business Combination. The process of designing and implementing internal control over financial reporting will be time-consuming and costly. If we identify one or more material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. See “—We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.” In addition, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting.

Our independent registered public accounting firm will not be required to audit the effectiveness of our internal control over financial reporting until the later of the filing of our second annual report following the completion of the Business Combination or the date we are no longer an “emerging growth company,” as defined in the JOBS Act.

Operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems, may adversely affect our business, financial condition and operating results.

We depend upon the sustained and uninterrupted performance of our platform to manage our inventory supply; bid on inventory for each campaign; collect, process and interpret first party data; and optimize campaign performance in real time and provide billing information to our financial systems. If RAMP cannot scale to meet demand, if there are errors in our execution of any of these functions on our platform, or if we experience outages, then our business may be harmed. We may also face material delays in introducing new services, products and enhancements. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing proprietary technology and systems may become obsolete.

RAMP is complex and multifaceted, and operational and performance issues could arise both from the platform itself and from outside factors. Errors, failures, vulnerabilities or bugs have been found in the past, and may in the future, be found. Our platform also relies on third-party technology and systems to perform properly, and our platform is often used in connection with computing environments utilizing different operating systems, system management software, equipment and networking configurations, which may cause errors in, or failures of, our platform or such other computing environments. Operational and performance issues with our platform could include the failure of our user interface, outages, errors during upgrades or patches, discrepancies in costs billed versus costs paid, unanticipated volume overwhelming our databases, server failure, or catastrophic events affecting one or more server farms. While we have built redundancies in our systems, full redundancies do not exist. Some failures will shut our platform down completely, others only partially. Partial failures, which we have experienced in the past, could result in unauthorized bidding, cessation of our ability to bid or deliver impressions or deletion of our reporting, in each case resulting in unanticipated financial obligations or impact.

Operational and performance issues with our platform could also result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our platform, increased costs or loss of revenue, loss of the ability to access our platform, loss of competitive position or claims by clients for losses sustained by them. Alleviating problems resulting from such issues could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which may adversely affect our business, financial condition and operating results.

We allow our clients to utilize application programming interfaces, or APIs, with MapQuest and for reporting or distribution of services for our other businesses, which could result in outages or security breaches and negatively impact our business, financial condition and operating results.

The use of APIs by our clients has significantly increased in recent years. Our APIs allow clients to build their consumer finding location services or access features or reporting for some of our other businesses. The increased use of APIs increases security and operational risks to our systems, including the risk for intrusion attacks, data theft, or denial of service attacks. Furthermore, while APIs allow clients greater ease and power in accessing our platform, they also increase the risk of overusing our systems, potentially causing outages. We have experienced system slowdowns due to client overuse of our systems through our APIs. While we have taken measures intended to decrease security and outage risks associated with the use of APIs, we cannot guarantee that such measures will be successful. Our failure to prevent outages or security breaches resulting from API use could result in government enforcement actions against us, claims for damages by consumers and other affected individuals, costs associated with investigation and remediation damage to our reputation and loss of goodwill, any of which could harm our business, financial condition and operating results.

The market for programmatic advertising is extremely competitive, and we may not be able to compete successfully with our current or future competitors.

Our digital advertising business operates in a highly competitive and rapidly changing industry. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase revenue and maintain profitability. New technologies and methods of buying advertising present a dynamic competitive challenge, as market participants offer multiple new products and services aimed at capturing advertising spend, such as analytics, automated media buying and exchanges. In addition to existing competitors and intermediaries, we may also face competition from new companies entering the market, which may include large established companies, all of which currently offer, or may in the future offer, products and services that result in additional competition for advertising spend or advertising inventory.

We may also face competition from companies that we do not yet know about or do not yet exist. If existing or new companies develop, market or resell competitive high-value digital marketing products or services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our results of operations could be harmed.

Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we have, allowing them to devote greater resources to the development, promotion, sale and support of their products and services. They may also have more extensive advertiser bases and broader publisher relationships than we have, and may be better positioned to execute on advertising conducted over certain channels such as social media, mobile, CTV and video. Some of our competitors may have longer operating histories and greater name recognition. As a result, these competitors may be better able to respond quickly to new technologies, develop deeper advertiser relationships or offer services at lower prices. Any of these developments would make it more difficult for us to sell our platform and could result in increased pricing pressure, increased sales and marketing expense or the loss of market share.

We operate in a highly competitive environment. If we fail to innovate and make the right investment decisions in our offerings and platform, we may not attract and retain advertisers, and our competitors may gain market share in the markets for our solutions that could adversely affect our business and cause our revenues and results of operations to decline.

We operate in intensely competitive markets that experience frequent technological developments, changes in industry and regulatory standards, changes in customer requirements and preferences, and frequent new product introductions and improvements by our competitors. We must constantly innovate and make investment decisions regarding offerings and technology to meet client demand and evolving industry standards. If we are unable to anticipate or react to these continually evolving conditions, or if we make bad decisions regarding investments, we could lose market share and experience a decline in our revenues that could adversely affect our business and operating results. Additionally, if new or existing competitors have more attractive offerings, we may lose customers or customers may decrease their use of RAMP and other software products and services that we provide. To compete successfully, we must maintain an innovative research and development effort to develop new solutions and enhance our existing solutions, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes and changes in the ways that our information is accessed, used, and stored by our customers.

The diversity of our websites means that we are competitive in many different verticals. As a result, we face a diversity of competitors that directly compete with our offerings, including but not limited to search engine providers, providers of programmatic advertising, content generators and privacy and security software providers. Because we compete in so many different verticals, if any of our competitors gain market share in some markets, it would make it more difficult for us to sell our advertising and could result in increased pricing pressure, increase sales and marketing expenses and loss of market share, which would cause our revenue to decline.

Our websites compete in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

We face significant competition from companies that provide product information and services designed to help consumers find relevant information and shop for products comparable to those offered through our websites, and to enable advertisers to reach these consumers. Our competitors offer various products and services that compete with us. Some of these competitors include:

•

companies that operate, or could develop, consumer finance search websites, educational / career enhancement search websites, automotive search websites, points of interest websites, general how-to websites and other comparison search type websites in the verticals in which we compete our operated and owned search engines;

•	media sites, including websites dedicated to celebrity news, fitness news, interactive quizzes and general acts about the world; and

•	internet search engines.

We compete with these and other companies for a share of advertisers’ overall budget for online media marketing and lead-generation referral spend. To the extent that advertisers view alternative marketing and media strategies to be superior to our websites or RAMP, we may not be able to maintain or grow the number of advertisers using, and advertising on, our websites and through RAMP, and our business and financial results may be harmed.

We also expect that new competitors will enter the industries in which we operate with websites, products and services, which could have an adverse effect on our business and financial results.

Our competitors could significantly impede our ability to maintain or expand the number of consumers and advertisers using our websites. Our competitors also may develop and market new technologies that render our websites less competitive, unmarketable or obsolete. In addition, if our competitors develop websites with similar or superior functionality to ours, and our web traffic declines, we may need to decrease our referral and advertising fees that we charge to advertisers. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue would likely be reduced and our financial results would be adversely affected.

Our existing and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their websites and advertising platforms, and related products and services. In addition, they may have more extensive industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns than we can. In addition, to the extent that any of our competitors have existing relationships with advertisers for marketing or data analytics solutions, those advertisers may be unwilling to partner with us. If we are unable to compete with these competitors, the demand for our websites and related products and services could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business and financial results.

We compete with other media for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.

We compete for advertising spend with traditional offline media such as television, billboards, radio, magazines and newspapers, as well as online sources such as websites, social media and websites dedicated to providing information comparable to that provided in our websites. Additionally, we compete with other online marketing companies that offer acquisition marketing services similar to that provided by our platform. Our ability to attract and retain advertisers, and to generate advertising revenue from them, depends on a number of factors, including:

•	the ability of our advertisers to earn an attractive return on investment from their spending with us;

•	our ability to increase the number of consumers using our websites;

•	our ability to increase return on investment for advertisers that place advertisements on our platform;

•	our ability to provide a seamless, user-friendly advertising platform for our advertisers;

•	our ability to compete effectively with other media for advertising spending; and

•	our ability to keep pace with changes in technology and the practices and offerings of our competitors.

We may not succeed in retaining or capturing a greater share of our advertisers’ advertising spending compared to alternative channels. If our current advertisers reduce or end their advertising spending with us and we are unable to increase the spending of our other advertisers or attract new advertisers, our revenue and business and financial results would be materially adversely affected.

In addition, advertising spend remains concentrated in traditional offline media channels. Some of our current or potential advertisers have little or no experience using the internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the internet. The adoption of online marketing may require a cultural shift among advertisers, as well as their acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. This shift may not happen at all or at the rate we expect, in which case our business could suffer. Furthermore, we cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, the success of our business may be limited, and our revenue may decrease.

We expect our results of operations to fluctuate on a quarterly and annual basis.

Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results or our predictions of future financial results fail to meet our expectations or the expectations of securities analysts and investors, the trading price of our outstanding securities could be negatively affected. Volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions. Factors associated with our industry, the operation of our business, and the markets for our solutions may cause our quarterly financial results to fluctuate, including but not limited to:

•	fluctuations in digital advertising demand and costs;

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disruptions in our business operations or target markets caused by, among other things, cyber-security incidents, terrorism or other intentional acts, outbreaks of disease, such as the COVID-19 pandemic, or earthquakes, floods, or other natural disasters;

•	entry of new competition into our markets;

•	our ability to achieve targeted operating income and margins and revenues;

•	the number, severity, and timing of threat outbreaks and cyber security incidents;

•	the loss of customers or strategic partners;

•	changes in the mix or type of subscriptions sold and changes in consumer retention rates;

•	the rate of adoption of new technologies and new releases of operating systems, and new business processes;

•	consumer confidence and spending changes;

•	the impact of litigation, regulatory inquiries, or investigations;

•	the impact of acquisitions and divestitures and our ability to achieve expected synergies or attendant cost savings;

•	fluctuations in foreign currency exchange rates and interest rates;

•	changes in tax laws, rules, and regulations; and

•	changes in consumer privacy and data protection laws and regulations.

As our costs increase, we may not be able to generate sufficient revenue to sustain profitability.

We have expended significant resources to grow our business in recent years by investing in the scope and breadth of RAMP, spending to acquire or develop software products and websites, growing our number of employees and expanding internationally. We anticipate continued growth would require substantial financial and other resources to, among other things:

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develop our existing websites, invest in RAMP and our other software products, including by investing in our engineering team, creating, acquiring or licensing new products or features, and improving the availability and security of our platform and product offerings;

•	create new products and services to meet consumer and partner demands;

•	continue to expand internationally by and spend through RAMP by adding inventory and data from countries our clients are seeking;

•	improve our technology infrastructure, including investing in internal technology development and acquiring or licensing outside technologies;

•	cover general and administrative expenses, including legal, accounting, tax and other third party expenses necessary to support a larger organization;

•	cover sales and marketing expenses, including a significant expansion of our direct sales organization;

•	cover expenses related to data collection and consumer privacy compliance, including additional infrastructure, automation and personnel; and

•	explore strategic acquisitions.

Investing in the foregoing, however, may not yield anticipated returns. Consequently, as our costs increase, we may not be able to generate sufficient revenue to maintain or increase our historical profitability levels.

Mobile devices are increasingly being used to access the Internet, and RAMP may not operate or be as effective when utilized across these devices, which could harm our business.

We offer our network partners and advertisers the ability to access RAMP across a variety of operating systems and device types. Historically, we designed RAMP for use on a desktop or laptop computer; however, mobile devices, such as smartphones and tablets, are increasingly being used as the primary means for accessing the Internet and conducting e-commerce. We are dependent on the interoperability of RAMP with third-party mobile devices and mobile operating systems, as well as web browsers that we do not control. Further, screen space tends to be limited on mobile devices, and less space for text and images combined with the necessity of scrolling limits our ability to deploy RAMP as effectively. Any changes in such devices, systems or web browsers that degrade the functionality of our products or give preferential treatment to competitive products could adversely affect usage of our products. In addition, because a growing number of our clients access our products through mobile devices, we are dependent on the interoperability of our products and services with mobile devices and operating systems. Improving mobile functionality is integral to our long-term product development and growth strategy. In the event that our customers have difficulty accessing and using our products on mobile devices, our customer growth, business and operating results could be adversely affected.

Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations.

Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations. Historically, our clients have predominantly used our advertising platform to purchase mobile, display and video advertising inventory. We expect that these will continue to be significant channels used by our clients for digital advertising. Should our clients lose confidence in the value or effectiveness of mobile, display and video advertising, the demand for RAMP could decline. We have been, and are continuing to, enhance our social, native, audio and CTV offerings. We refer to the ability to provide offerings across multiple advertising channels as omnichannel. We may not be able to maintain or grow advertising inventory for some of our omnichannels and some of our omnichannel offerings may not gain market acceptance. A decrease in the use of mobile, display and video advertising, or our inability to further penetrate these and other advertising channels, would harm our growth prospects, financial condition and results of operations.

Our business and prospects would be harmed if changes to the technologies used across our websites or other products and services or new versions or upgrades of operating systems and Internet browsers adversely impact users.

The user interfaces implemented across our websites and advertising offerings are currently simple and straightforward. In the future, operating system providers, such as Microsoft or Apple, or any other provider of Internet browsers, could introduce new features that would make it difficult to use our websites or interact with our advertising offerings. In addition, Internet browsers for desktop or mobile devices could introduce new features, or change existing browser specifications such that they would be incompatible with our websites or other products and services, or prevent users from accessing our websites. Any changes to technologies, including within operating systems or Internet browsers that make it difficult for users to access our websites or other products and services, may materially adversely impact our business and prospects.

Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of the global Internet infrastructure. Internet service providers may be able to block, degrade or charge for access to certain of our products, which could lead to additional expenses and the loss of customers.

Our products and services depend on the ability of users to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Laws or regulations that adversely affect the growth, popularity or use of the Internet, including changes to laws or regulations impacting Internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business. For example, paid prioritization could enable Internet service providers, or ISPs, to impose higher fees and otherwise adversely impact our business. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent. Within such a regulatory environment, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ domestic and international growth, increase our costs or adversely affect our business.

Unfavorable global economic conditions, including as a result of health and safety concerns related to the COVID-19 pandemic, could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of ongoing health and safety concerns from the current COVID-19 pandemic. The most recent global financial crisis caused by the global pandemic has resulted in extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our software products, RAMP and related products and services or delays in advertiser payments. A weak or declining economy could also strain our media supply channels.

Additionally, our business relies heavily on people, and adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business. In the event of a major disruption, we may lose the services of a number of our employees or experience system interruptions, which could lead to diminishment of our regular business operations, inefficiencies and reputational harm. We are also unsure what actions our advertisers and other partners may take in response to the disruption. For example, to the extent our advertisers shift their workforces from offices to remote locations, we may see a decrease in demand while they relocate these operations. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations. If our internal control over financial reporting is not effective, it may adversely affect investor confidence in us and the price of our common stock.

As a public company following completion of the Business Combination, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act will require that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on our internal control over financial reporting.

Our platform system applications are complex, multi-faceted and include applications that are highly customized in order to serve and support our advertisers, advertising inventory and data suppliers, as well as support our financial reporting obligations. We regularly make improvements to our platforms to maintain and enhance our competitive position. In the future, we may implement new offerings and engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems. These factors will require us to develop and maintain our internal controls, processes and reporting systems, and we expect to incur ongoing costs in this effort. We may not be successful in developing and maintaining effective internal controls, and any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

If we identify material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or if we are unable to comply with the requirements of the Sarbanes-Oxley Act in a timely manner, then, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. Such failures could also subject us to investigations by the New York Stock Exchange, the stock exchange on which our securities will be listed, the SEC or other regulatory authorities, and to litigation from stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business.

We may experience outages and disruptions on RAMP, our websites and other software products if we fail to maintain adequate security and supporting infrastructure as we scale RAMP, websites and other software products, which may harm our reputation and negatively impact our business, financial condition and operating results.

As we grow our business, we expect to continue to invest in technology services and equipment, including data warehousing, network infrastructure and cloud-based services and database technologies, as well as potentially increase our reliance on open-source software. Without these improvements, our operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in our platform, any of which could negatively affect our reputation and ability to attract and retain clients. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance that there will be a corresponding increase in our business. If we fail to respond to continuing technological changes or to adequately maintain, expand, upgrade and develop our systems and infrastructure in a timely fashion, our growth prospects and results of operations could be adversely affected.

The steps we take to increase the reliability, integrity and security of our platform, our software products, and our websites as they scale are expensive and complex, and our execution could result in operational failures and increased vulnerability to cyber and ransomware attacks. Such cyber and ransomware attacks could include denial-of-service attacks impacting service availability (including the ability to deliver ads) and reliability, tricking company employees into releasing control of their systems to a hacker, or the introduction of computer viruses or malware into our systems with a view to steal confidential or proprietary data. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our intellectual property and data from our platform or other software products. We are also vulnerable to unintentional errors or malicious actions by persons with authorized access to our systems that exceed the scope of their access rights, distribute data erroneously, or, unintentionally or intentionally, interfere with the intended operations of our platform, websites and other software products. Moreover, we could be adversely impacted by outages and disruptions in the online platforms of our inventory and data suppliers, such as real-time advertising exchanges. Outages and disruptions of our platform, websites and other software products, including due to cyber-attacks, may harm our reputation and negatively impact our business, financial condition and results of operations.

If we fail to build and maintain our brands, our ability to expand the use of our websites and software products by advertisers and consumers, respectively, may be adversely affected.

Our future success depends upon our ability to create and maintain brand recognition and a reputation for delivering easy, efficient and personal technology solutions. A failure by us to build our brands and maintain consumer expectations of our brands could harm our reputation and damage our ability to attract and retain consumers, which could adversely affect our business. If consumers do not perceive portfolio websites or our software products offer a better user experience or offer good value for the services, or if advertisers do not perceive RAMP as a more effective platform, our reputation and the strength of our brand may be adversely affected.

Some of our competitors have more resources than we do and can spend more advertising their brands and technology solutions. As a result, we are required to spend considerable capital and other resources to create brand awareness and build our reputation. Should the need or competition for top-of-mind awareness and brand preference increase, we may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.

Complaints or negative publicity about our business practices, our product/service offerings, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence and visits to our websites, as well as decrease adoption of our software products, and could adversely affect our reputation and business. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

International expansion subjects us to additional costs and risks that can adversely affect our business, financial condition and operating results.

International expansion subjects us to many challenges associated with supporting a rapidly growing business across a multitude of cultures, customs, monetary, legal and regulatory systems and commercial infrastructures. We have a limited operating history outside of the United States, and our ability to manage our business and conduct our operations internationally requires considerable attention and resources.

We currently have account management, inventory, and other personnel in countries within North America, Europe and Asia, and we anticipate expanding our international operations in the future. Some of the countries into which we are, or potentially may, expand score unfavorably on the Corruption Perceptions Index, or CPI, of Transparency International. Our teams outside the U.S. are substantially smaller than our teams in the U.S. To the extent we are unable to effectively engage with non-U.S. advertising agencies or companies or international divisions of U.S. agencies or companies due to our limited sales force capacity, or we are unable to secure quality non-U.S. ad inventory and data on reasonable terms due to our limited inventory and data team capacity, we may be unable to effectively grow in international markets.

Our international operations subject us to a variety of additional risks, including:

•	increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

•	long payment cycles;

•	potential complications in enforcing contracts and collections;

•	increased financial accounting and reporting burdens and complexities;

•	concerns regarding negative, unstable or changing economic conditions in the countries and regions where we operate;

•	increased administrative costs and risks associated with compliance with local laws and regulations, including relating to privacy and data security;

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regulatory and legal compliance, including with privacy and cybersecurity laws, anti-bribery laws, import and export control laws, economic sanctions and other regulatory limitations or obligations on our operations;

•	heightened risks of unfair or corrupt business practices and of improper or fraudulent sales arrangements;

•	difficulties in invoicing and collecting in foreign currencies;

•	foreign currency exposure risk;

•	difficulties in repatriating or transferring funds from or converting currencies;

•	administrative difficulties, costs and expenses related to various local languages, cultures and political nuances;

•	varied labor and employment laws, including those relating to termination of employees;

•	reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and

•	compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes.

We may incur significant operating expenses as a result of our international expansion, and it may not be successful. Our international business also subjects us to the impact of global and regional recessions and economic and political instability, differing regulatory requirements, costs and difficulties in managing a distributed workforce, potentially adverse tax consequences in the U.S. and abroad and restrictions on the repatriation of funds to the U.S. In addition, advertising markets outside of the U.S. are not as developed as those within the U.S., and we may be unable to grow our business sufficiently. Our failure to manage these risks and challenges successfully could adversely affect our business, financial condition and operating results.

Future acquisitions, strategic investments or alliances, including the acquisition of Protected contemplated by the Business Combination, could disrupt our business and harm our business, financial condition and operating results.

We may in the future explore potential acquisitions of companies or technologies, strategic investments, or alliances to strengthen our business, including the acquisition of Protected contemplated by the Business Combination. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or obtaining the financing for the acquisition, and our due diligence may fail to identify all of the problems, risks, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or technology infrastructure and architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues.

•	regulatory requirements or delays;

•	anticipated benefits and synergies may not materialize;

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s products and technology;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

•	coordination of product development and sales and marketing functions;

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liability for activities of the acquired company before the acquisition, including relating to privacy and data security, patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such acquisitions and strategic investments could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could harm our business, financial condition and operating results.

Our future success depends on the continuing efforts of our key employees, and our ability to attract, hire, retain and motivate highly skilled employees in the future.

Technology companies like ours compete to attract the best talent, and our future success depends on the continuing efforts of our executive officers and key employees, including Mr. Blend, our Co-Founder and Chief Executive Officer. We rely on the leadership, knowledge and experience that our executive officers and key employees provide. They foster our corporate culture, which has been instrumental to our ability to attract and retain new talent. We also rely on employees in our product development, support and sales teams to attract and keep key clients.

The market for talent in our key areas of operations, including California, Washington, Ontario, Canada and Great Britain, United Kingdom where we have offices, is intensely competitive. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards. New employees often require significant training and, in many cases, take significant time before they achieve full productivity, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Our account managers, for instance, need to be trained quickly on the features of our platform since failure to offer high-quality support may adversely affect our relationships with our clients. Additionally, as we continue to expand outside of the U.S., we may face additional challenges in attracting and retaining international employees that differ from the challenges we have experienced domestically.

Employee turnover, including any potential future changes in our management team, could disrupt our business. For instance, in 2021, we replaced both of Chief Executive Officer and Chief Technology Officer. Our employees are at-will employees and may terminate their employment with us at any time. The loss of one or more of our executive officers, especially Mr. Blend, our CEO and Co-Founder, or our inability to attract and retain highly skilled employees, could have an adverse effect on our business, financial condition and operating results.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company following completion of the Business Combination, we will be subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

We may need to change our pricing models to compete successfully.

The intense competition we face, in addition to general and economic business conditions, can put pressure on us to change our prices. If our competitors offer deep discounts on certain solutions or provide offerings, we may need to lower prices in order to compete successfully. Similarly, if there is pressure by competitors to raise prices, our ability to acquire new customers and retain existing customers may be diminished. Any such changes may reduce revenue and margins and could adversely affect our financial results.

Our business could be negatively affected as a result of shareholder activism, and such activism could impact the trading value of our securities.

In recent years, U.S. and non-U.S. companies listed on securities exchanges in the United States have been faced with governance-related demands from activist shareholders, unsolicited tender offers and proxy contests.

Shareholder activists frequently propose to involve themselves in the governance, strategic direction, and operations of companies. In addition, a proxy contest for the election of directors at our annual meeting would require us to incur significant legal fees and proxy solicitation expenses. In addition, actions of activist shareholders may cause significant fluctuations in our share price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals of our business.

From time to time we are a party to lawsuits and investigations, which typically require significant management time and attention and result in significant legal expenses.

We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.

We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our websites and convert them into sales for our advertisers, our business and financial results may be harmed.

Our success depends, in part, on our ability to attract online consumers to our portfolio websites and to convert those consumers into sales for our advertisers. We depend, in part, on third-party search engines, display advertising, social media, content-based online advertising and other online sources for our website traffic. We are included in third party search results as a result of both paid search listings, where we purchase placements based on specific search terms, and separately, organic searches listings which depend upon third party search algorithms to index and return the content on our sites within such organic search listing results.

Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business could suffer.

If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumer traffic to our websites and marketplaces, and a decrease in consumer traffic to our websites and marketplaces, for any reason, could have a material adverse effect on our business, financial condition and results of operations. Consumer traffic to our websites and marketplaces and the volume of sales generated by consumer traffic varies and can decline from to time. Additionally, even if we are successful in generating traffic to our websites, we may not be able to convert these visits into consumer sales.

We currently compete with numerous other online marketing companies, and we expect that competition will intensify. Some of these existing competitors may have more capital or complementary products or services than we do, and they may leverage their greater capital or diversification in a manner that adversely affects our competitive position. In addition, other newcomers, including major search engines and content aggregators, may be able to leverage their existing products and services to our disadvantage. We may be forced to expend significant resources to remain competitive with current and potential competitors. If any of our competitors are more successful than we are at attracting and retaining consumers, or if we are unable to effectively convert visits into consumer sales, our business, financial condition and results of operations could be materially adversely affected.

We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.

A portion of our revenue is attributable to visitors originating from advertising placements that we purchase on third party websites. In some instances, website publishers may change the advertising inventory they make available to us at any time and, therefore, impact our revenue. In addition, website publishers may place restrictions on our offerings. These restrictions may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content. If a website publisher decides not to make advertising inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. If any of the foregoing occurs, our revenue could decline or our operating costs may increase.

Failure to comply with industry self-regulation could harm our brand, reputation and business.

We adhere to many of the regulatory principles issued by the Network Advertising Alliance’s Code of Conduct, the Interactive Advertising Bureau, including its Transparency & Consent Framework, and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising in the U.S., as well as similar self-regulatory principles in Europe and Canada adopted by the local Digital Advertising Alliance. Our efforts to comply with these self-regulatory principles include offering Internet users notice and transparency when advertising is served to them based, in part, on browsing data recorded by cookies. We also offer Internet users the ability to opt-out of receiving interest-based advertisements. If we, or our clients or partners, make mistakes in the implementation of these principles, or if self-regulatory bodies expand these guidelines or government authorities issue different guidelines regarding Internet-based advertising, or our opt-out mechanisms fail to work as designed, or if Internet users misunderstand our technology or our commitments with respect to these principles, we may, as a result, be subject to negative publicity, government investigation, government or private litigation, or investigation by self-regulatory bodies or other accountability groups. Any such action against us, or investigations, even if meritless, could be costly and time consuming, require us to change our business practices, cause us to divert management’s attention and our resources and be damaging to our brand, reputation and business. In addition, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. We cannot yet determine the impact such future standards may have on our business.

Our failure to meet content and inventory standards and provide services that our advertisers and inventory suppliers trust, could harm our brand and reputation and negatively impact our business, financial condition and operating results.

We do not provide or control the content of the advertisements that are displayed by content providers we work with, including those provided by Google or Microsoft. Both advertisers and inventory suppliers are concerned about being associated with content they consider inappropriate, competitive or inconsistent with their brands, or illegal and they are hesitant to spend money without guaranteed brand security. Additionally, advertisers may seek to display advertising campaigns in jurisdictions that do not permit such advertising (for example, pharmaceutical advertising is not permitted in many countries). Consequently, our reputation depends in part on providing services that advertisers and inventory suppliers trust, and we have contractual obligations to meet content and inventory standards. Despite such efforts, our clients may inadvertently purchase inventory that proves to be unacceptable for their campaigns, in which case, we may not be able to recoup the amounts paid to inventory suppliers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both us and our competitors or others in our industry to improve processes for assessing the quality of advertisers’ inventory and controlling fraudulent activity. Preventing and combating fraud is an industry-wide issue that requires constant vigilance, and we cannot guarantee that we will be fully successful in doing so. There are other means we could use, such as human review of content we serve, that some of our competitors undertake, but because our platform is self-service, and because such means are cost-intensive, we do not utilize all means available to decrease this risk. We may provide access to inventory that is objectionable to our advertisers or we may serve advertising that contains malware or objectionable content to our inventory suppliers, which could harm our or our clients’ brand and reputation, and negatively impact our business, financial condition and operating results.

If the non-proprietary technology, software, products and services that we use are unavailable, have future terms we cannot agree to, or do not perform as we expect, our business, financial condition and operating results could be harmed.

We depend on various technology, software, products and services from third parties or available as open source, including for critical features and functionality of our platform, data centers and API technology, payment processing, payroll and other professional services. Identifying, negotiating, complying with and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for our accounts specifically, or downtime, errors or defects in their products or services, could adversely impact our platform, our administrative obligations or other areas of our business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in our ability to provide our services. In the event that these third-party providers experience any interruption in operations or cease business for any reason, or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume some hosting responsibilities ourselves. In addition, even a disruption as brief as a few minutes could have a negative impact on our websites and could result in a loss of revenue. If we are unsuccessful in establishing or maintaining our relationships with our third-party providers or otherwise need to replace them, internal resources may need to be diverted and our business, financial condition and operating results could be harmed.

We face potential liability and harm to our business based on the nature of our business and the content on our platform.

Advertising often results in litigation relating to copyright or trademark infringement, public performance royalties or other claims based on the nature and content of advertising that is distributed through our platform. Though we contractually require advertisers and content providers to represent to us that they have the rights necessary to serve advertisements through our platform, we do not independently verify whether we are permitted to deliver, or review the content of, such advertisements. If any of these representations are untrue, we may be exposed to potential liability and our reputation may be damaged. While our clients are typically obligated to indemnify us, such indemnification may not fully cover us, or we may not be able to collect. In addition to settlement costs, we may be responsible for our own litigations costs, which can be extensive.

Legal and Compliance Risks

Our business could be affected by the enactment of new governmental regulations regarding the Internet.

To date, government regulations have not materially restricted the use of the Internet in most parts of the world. The legal and regulatory environment pertaining to the Internet, however, is uncertain and may change. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. These changes could affect:

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the liability of online service providers for actions by customers, including fraud, illegal content, spam, phishing, libel and defamation, hate speech, infringement of third-party intellectual property and other abusive conduct;

•	other claims based on the nature and content of Internet materials;

•	user data privacy and security issues;

•	consumer protection risks;

•	digital marketing aspects;

•	characteristics and quality of services;

•	our ability to automatically renew the premium subscriptions of our users;

•	cross-border e-commerce issues; and

•	ease of access by our users to our product offerings, including RAMP.

The adoption of any new laws or regulations, or the application or interpretation of existing laws or regulations to the Internet, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business, subject our business to increased liability for non-compliance or prevent us from delivering our services over the Internet or in specific jurisdictions, thereby materially harming our business and results of operations.

Our businesses are subject to laws relating to digital media and content. We are, and may in the future become, subject to a variety of international, federal, state, and local laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

Our activities are subject to regulation under the laws of the United States and its various states and the other jurisdictions in which we operate. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the CAN-SPAM Act, the Digital Millennium Copyright Act, the Children’s Online Privacy Protected Act and the Communications Decency Act. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts.

If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses

We assess customer needs, and sometimes collect customer contact information to provide other product offerings, which results in us receiving personally identifiable information.

This information is increasingly subject to legislation and regulation in the United States. This legislation and regulation is generally intended to protect individual privacy and the privacy and security of personal information. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information or if the advertisers RAMP violate applicable laws and regulations.

Changes in applicable laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, having a material adverse effect on our business, financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to comply fully with or maintain all required licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us, which could have a material adverse effect on our business, results of operations and financial condition.

We cannot predict whether any proposed legislation or regulatory changes will be adopted, or what impact, if any, such proposals or, if enacted, such laws could have on our business, results of operations and financial condition. If we are alleged to have failed to comply with applicable laws and regulations, we may be subject to investigations, criminal penalties or civil remedies, including fines, injunctions, loss of an operating license or approval, increased scrutiny or oversight by regulatory authorities, the suspension of individual employees, limitations on engaging in a particular business or redress to customers. The cost of compliance and the consequences of non-compliance could have a material adverse effect on our business, results of operations and financial condition. In addition, a finding that we have failed to comply with applicable laws and regulations could have a material adverse effect on our business, results of operations and financial condition by exposing us to negative publicity and reputational damage or by harming our customer or employee relationships.

In most jurisdictions, government regulatory authorities have the power to interpret and amend applicable laws and regulations, and have discretion to grant, renew and revoke the various licenses and approvals we need to conduct our activities. Such authorities may require us to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, we may be penalized or precluded from carrying on our previous activities.

Litigation could distract management, increase our expenses or subject us to material money damages and other remedies.

We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.

Companies in the internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time consuming and extremely expensive to litigate or settle and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property of third parties altogether. Many of our contracts require us to provide indemnification against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.

We are subject to anti-bribery, anti-corruption and similar laws and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act, U.S. Travel Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, and possibly other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. As we increase our international sales and business, particularly in countries with a low score on the CPI by Transparency International, and increase our use of third parties, particularly internationally based network partners, our risks under these laws will increase. We adopt appropriate policies and procedures and conduct training, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions and/or sanctions could have a material negative impact on our business, operating results and financial condition.

Privacy and data protection laws to which we are subject may cause us to incur additional or unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change RAMP or business model, which may have a material adverse effect on our business.

Information relating to individuals and their devices (sometimes called “personal information” or “personal data”) is regulated under a wide variety of local, state, national, and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer (including transfer across national boundaries) and other processing of such data. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the CAN-SPAM Act, the Digital Millennium Copyright Act and the Communications Decency Act. If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.

We typically collect and store IP addresses, other device identifiers (such as unique mobile application identifiers) and email addresses, which are or may be considered personal data or personal information in some jurisdictions or otherwise may be the subject of regulation.

Recently, the State of California adopted two laws broadly regulating businesses’ processing of personal information, the California Consumer Privacy Act of 2018, or CCPA, and the California Privacy Rights Act, or CPRA. The CCPA, which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, applications, and protocols (such as IP addresses, mobile application identifiers and unique cookie identifiers) and individuals’ location data, if there is potential that individuals can be identified by such data. The CCPA establishes a new privacy framework for covered businesses by, among other requirements, establishing new data privacy rights for consumers in the State of California (including rights to deletion of and access to personal information), imposing special rules on the collection of consumer data from minors, creating new notice obligations and new limits on the “sale” of personal information (interpreted by many observers to include common advertising technology practices), and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. The CCPA also offers the possibility for a consumer to recover statutory damages for certain violations and could open the door more broadly to additional risks of individual and class-action lawsuits even though the statute’s private right of action is limited in scope.

The California Attorney General issued final regulations implementing the CCPA that became enforceable recently. Additional modifications to the regulations were proposed in October 2020. In addition, a new ballot initiative that passed in November 2020, the CPRA, would impose additional notice and opt out obligations on the digital advertising space, including an obligation to provide an opt-out for behavioral advertising. When the CPRA goes into full effect in January 2023, it will cause us to incur additional compliance costs and may impose additional restrictions on us and on our partners. Although we have attempted to mitigate certain risks posed by the CCPA and CPRA through contractual and platform changes, we cannot predict with certainty the effect of the CCPA and CPRA and their implementing regulations on our business. Responding to requirements under these laws and the related regulations will continue to affect our operations and those of our partners.

Laws governing the processing of personal data in Europe (including the European Union and European Economic Area, or EEA, and the countries of Iceland, Liechtenstein, and Norway) also continue to impact us and continue to evolve. The General Data Protection Regulation, or GDPR, which applies to us, came into effect on May 25, 2018. Like the CCPA, the GDPR defines “personal data” broadly, and it enhances data protection obligations for controllers of such data and for service providers processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates. The digital advertising industry has collaborated to create a user-facing framework for establishing and managing legal bases under the GDPR and other EU privacy laws including ePrivacy (discussed below). Although the framework is actively in use, we cannot predict its effectiveness over the long term. European regulators have questioned its viability and activists have filed complaints with regulators of alleged non-compliance by specific companies that employ the framework. Non-compliance with the GDPR can trigger steep fines of up to the greater of €20 million or 4% of total worldwide annual revenue. Continuing to maintain compliance with the GDPR’s requirements, including monitoring and adjusting to rulings and interpretations that affect our approach to compliance, requires significant time, resources and expense, as will the effort to monitor whether additional changes to our business practices and our backend configuration are needed, all of which may increase operating costs, or limit our ability to operate or expand our business.

Regulatory investigations and enforcement actions could also impact us. In the U.S., the Federal Trade Commission, or FTC, uses its enforcement powers under Section 5 of the Federal Trade Commission Act (which prohibits “unfair” and “deceptive” trade practices) to investigate companies engaging in online tracking. Other companies in the advertising technology space have been subject to government investigation by regulatory bodies, including, in Europe, a 2016 inquiry into Criteo’s compliance with French data privacy laws. Advocacy organizations have also filed complaints with data protection authorities against advertising technology companies, arguing that certain of these companies’ practices do not comply with the GDPR. In response to these complaints, the Belgian Data Protection Authority recently issued a report questioning the legal validity of an industry framework to process personal data for targeted advertising purposes. We cannot avoid the possibility that one of these investigations or enforcement actions will require us to alter our practices. Further, our legal risk depends in part on our clients’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with end user expectations. We rely on representations made to us by clients that they will comply with all applicable laws, including all relevant privacy and data protection regulations. Although we make reasonable efforts to enforce such representations and contractual requirements, we do not fully audit our clients’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our clients fail to adhere to our expectations or contracts in this regard, we and our clients could be subject to adverse publicity, damages, and related possible investigation or other regulatory activity.

Adapting our business to the CCPA, the CPRA and their implementing regulations and to the enhanced and evolving privacy obligations in the EU and elsewhere could continue to involve substantial expense and may cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Further, adaptation of the digital advertising marketplace requires increasingly significant collaboration between participants in the market, such as publishers and advertisers. Failure of the industry to adapt to changes required for operating under laws including the CCPA, CPRA and the GDPR and user response to such changes could negatively impact inventory, data, and demand. We cannot control or predict the pace or effectiveness of such adaptation, and we cannot currently predict the impact such changes may have on our business.

Uncertainty caused by lack of uniformity among laws to which we are or may become subject and instability in the global legal landscape may cause us to incur additional or unexpected costs and legal risk, increase our risk of reputational harm, or cause us to change RAMP or business model.

We cannot predict the future of the regulatory landscape regarding the protection of personal information. U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and we expect to see an increase in, or changes to, legislation and regulation in this area. For example, in the U.S., a federal privacy law is the subject of active discussion and several bills have been introduced. Additionally, industry groups in the U.S. and their international counterparts have self-regulatory guidelines that are subject to periodic updates to which we have agreed to adhere. High profile incidents involving breaches of personal information or misuse of consumer information may increase the likelihood of new U.S. federal, state, or international laws or regulations in addition to those set out above, and such laws and regulations may be inconsistent across jurisdictions.

In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the U.S., and national and provincial laws worldwide. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. We have already seen publishers impose varying prohibitions and restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals like Cambridge Analytica. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on RAMP, and otherwise increase our operating and compliance costs. Concerns about political advertising, whether or not valid and whether or not driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or public perception, may harm our reputation, result in loss of goodwill, and inhibit use of RAMP by current and future clients.

Changes in data residency and cross-border transfer restrictions also impact our operations. For the transfer of personal data from the EU to the U.S., like many U.S. and European companies, we have relied upon, and are currently certified under the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks. The Privacy Shield Framework, however, was struck down in July 2020 by the EU Court of Justice as an adequate mechanism by which EU companies may pass personal data to the US. The EU had previously pledged that it would minimize business impact if this occurred, so we may see bridging conditions put in place to a new US-EU agreement, or other guidance from EU authorities (which they have promised). Other EU mechanisms for adequate data transfer, such as the standard contractual clauses, were also questioned by the Court of Justice and whether and how standard contractual clauses can be used to transfer personal data to the U.S. is in question. If there is no interim agreement or guidance from the EU and standard clauses also cannot be used, we could be left with no reasonable option for the lawful cross-border transfer of personal data. If successful challenges leave us with no reasonable option for the lawful cross-border transfer of personal data, and if we nonetheless continue to transfer personal data from the EU to the US, that could lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business or cause us to need to establish systems to maintain certain data in the EU, which may involve substantial expense and cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Other jurisdictions have adopted or are considering cross-border or data residency restrictions, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business. It remains unclear how the withdrawal of the United Kingdom, or U.K., from the European Union, referred to as Brexit, will affect transborder data flows, regulators’ jurisdiction over our business, and other matters related to how we do business and how we comply with applicable data protection laws. Accordingly, we cannot predict the additional expense, impact on revenue, or other business impact that may stem from Brexit.

Additionally, as the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of RAMP, therefore incurring unexpected compliance costs.

These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of RAMP. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our clients’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for RAMP, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.

Our success depends, in part, on our ability to access, collect and use first-party data about our users and subscribers. If that access is restricted or otherwise subject to unfavorable regulation, blocked or limited by technical changes on end users’ devices and web browsers, or our and our clients’ ability to use data on RAMP is otherwise restricted, our performance may decline and we may lose advertisers and revenue.

Digital advertising mostly relies on the ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. Devices are identified through unique identifiers stored in cookies, provided by device operating systems for advertising purposes, or generated based on statistical algorithms applied to information about a device, such as the IP address and device type. We use device identifiers to record such information as when an Internet user views an ad, clicks on an ad, or visits one of our advertiser’s websites or applications. We use device identifiers to help us achieve our advertisers’ campaign goals, including to limit the instances that an Internet user sees the same advertisement, report information to our advertisers regarding the performance of their advertising campaigns, and detect and prevent malicious behavior and invalid traffic throughout our network of inventory. We also use data associated with device identifiers to help our clients decide whether to bid on, and how to price, an opportunity to place an advertisement in a specific location, at a given time, in front of a particular Internet user. Additionally, our clients rely on device identifiers to add information they have collected or acquired about users into RAMP. Without such data, our clients may not have sufficient insight into an Internet user’s activity, which may compromise their and our ability to determine which inventory to purchase for a specific campaign and may undermine the effectiveness of RAMP or our ability to improve RAMP and remain competitive.

Today, digital advertising, including RAMP, makes significant use of cookies to store device identifiers for the advertising activities described above.

When we utilize or deploy cookies and similar tracking or recording means, they are usually first-party cookies, which are cookies deployed by the Company on its own and operated websites or other domains which we operate through RAMP. We rely on the first party data provided to us by consumers and advertisers to improve our product and service offerings and to feed the RAMP data loop in particular, and if we are unable to maintain or grow such data we may be unable to provide consumers with an experience that is relevant, efficient and effective, which could adversely affect our business. Our business relies on the first party data provided to us by consumers and advertisers through using websites and RAMP. The large amount of information we use in operating our websites and RAMP is critical to the web platform experience we provide for consumers. If we are unable to maintain or grow the data provided to us, the value that we provide to consumers and advertisers using our websites and RAMP may be limited. In addition, the quality, accuracy and timeliness of this information may suffer, which may lead to a negative experience for consumers using our websites and our advertisers using our platform and could materially adversely affect our business and financial results.

We also rely on our network partners to access, collect and use first-party data about our users and subscribers. To the extent that our network partners, the applications we make available through the leading app marketplaces and the social media platforms upon which we rely for users and certain related first party data limit or increasingly limit, eliminate or otherwise impair our ability to access, collect, process and/or use data about or derived from our users or subscribers, including certain user-profile elements such as IP address, device or browser type, operating system or search query information, our business, financial condition and results of operations could be adversely affected.

Advertising shown on mobile applications can also be affected by blocking or restricting use of mobile device identifiers. Data regarding interactions between users and devices are tracked mostly through stable, pseudonymous advertising identifiers that are built into the device operating system with privacy controls that allow users to express a preference with respect to data collection for advertising, including to disable the identifier. These identifiers and privacy controls are defined by the developers of the platforms through which the applications are accessed and could be changed by the platforms in a way that may negatively impact our business. For example, Apple announced earlier this year that it will require user opt-in before permitting access to Apple’s unique identifier, or IDFA. Apple initially targeted this fall for implementing these changes but has pushed that date out until at least early next year. This shift from enabling user opt-out to an opt-in requirement is likely to have a substantial impact on the mobile advertising ecosystem and could harm our growth in this channel.

In addition, in the EU, Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy or Cookie Directive, directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie and other similar technologies, is allowed only if the Internet user has been informed about such access and given his or her consent. A recent ruling by the Court of Justice of the European Union clarified that such consent must be reflected by an affirmative act of the user, and European regulators are increasingly agitating for more robust forms of consent. These developments may result in decreased reliance on implied consent mechanisms that have been used to meet requirements of the Cookie Directive in some markets. A replacement for the Cookie Directive is currently under discussion by EU member states to complement and bring electronic communication services in line with the GDPR and force a harmonized approach across EU member states. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly available electronic communications services to, or gather data from the devices of, users in the EU. Though still subject to debate, the proposed ePrivacy Regulation may further raise the bar for the use of cookies and the fines and penalties for breach may be significant. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and product and services to obtain user opt-in for cookies and use of cookie data, or develop or obtain additional tools and technologies to compensate for a lack of cookie data.

As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the FTC, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. “Do Not Track” has seen renewed emphasis from proponents of the CCPA, and the final proposed regulations (currently pending review and acceptance by the Office of Administrative Law) contemplate browser-based or similar “do not sell” signals. California’s new ballot initiative, the CPRA, similarly contemplates the use of technical opt outs for the sale and sharing of personal information for advertising purposes as well as to opt out of the use of sensitive information for advertising purposes, and allows for AG rulemaking to develop these technical signals. If a “Do Not Track,” “Do Not Sell,” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal, or foreign legislation (such as the proposed ePrivacy Regulation or CCPA regulations), or is agreed upon by standard setting groups, we may have to change our business practices, our clients may reduce their use of RAMP, and our business, financial condition, and results of operations could be adversely affected.

Increased transparency into the collection and use of data for digital advertising introduced both through features in browsers and devices and regulatory requirements, such as the GDPR, the CCPA, “Do Not Track”, and ePrivacy, as well as compliance with such requirements, may create operational burdens to implement and may lead more users to choose to block the collection and use of data about them. Adapting to these and similar changes has in the past and may in the future require significant time, resources and expense, which may increase our cost of operation or limit our ability to operate or expand our business.

Concerns regarding data privacy and security relating to our industry’s technology and practices, and perceived failure to comply with laws and industry self-regulation, could damage our reputation and deter current and potential clients from using our products and services.

Public perception regarding data protection and privacy are significant in the programmatic advertising buying industry. Concerns about industry practices with regard to the collection, use, and disclosure of personal information, whether or not valid and whether driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or the broader public, may harm our reputation, result in loss of goodwill, and inhibit use of RAMP by current and future clients. For example, perception that our practices involve an invasion of privacy, whether or not such practices are consistent with current or future laws, regulations, or industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.

The growing awareness of our users of data privacy and protection laws and regulations could limit the use and adoption of our services, limit the user data we process for our marketing activities and adversely affect our business.

In general, data privacy concerns are becoming more widely acknowledged and data privacy laws are being enacted and enforced by a growing number of states and countries as time passes. Such data privacy laws restrict our storage, use, processing, disclosure, and transfer of personal information, including credit card data obtained in relation to our registered users of our software products. Many of these laws require us to maintain an online privacy policy and terms of use that disclose our practices regarding the collection, processing, and disclosure of personal information. This could lead to the loss of current or prospective users or other business relationships and may cause our users to resist providing the personal information necessary to allow them to use RAMP effectively and consumers may also resist providing personal information to our advertisers due to data privacy and security concerns. Additionally, the GDPR, the CCPA, new and expanding ‘Do Not Track’ regulations and other legal and regulatory changes are making it easier for individuals to opt-out of having their personal data collected through an opt-out button, and to choose whether or not to be tracked online, which could result in higher rates of opting out or prevention of our online tracking which can impact our operation and decrease the demand for our products and services due to users’ resistance towards providing their personal data and digital tracking.

We expect that third-party intermediaries will emerge that offer services involving individuals opting out of their personal data being collected at scale (i.e., from all platforms, including ours). Such limitations may impair our ability to grow our business and to continue to process and store the information we need for our marketing analysis, and our results of operations and financial condition could suffer.

We have implemented certain measures to protect personal information, including data of our users of users, but these measures may not adequately address all potential data privacy concerns and security threats and may fail to meet the expectations of our users, and their users, or other stakeholders, which could thereby reduce the demand for our services. Furthermore, our users or service providers may respond to this data protection and privacy regulatory framework by requesting that we undertake certain privacy or data related contractual commitments that we are unable or unwilling to make, all of which can harm our business and our financial results.

U.S. states and/or other jurisdictions in which we conduct our business may seek to impose state and local business taxes and sales/use taxes and current value added taxes on Internet sales in Europe and elsewhere and the tax policies and regulations imposed by other jurisdictions in which we operate may change, all of which may affect our tax rates and increase our tax liabilities.

There is a risk that U.S. states could assert that we or our subsidiaries are liable for U.S. state and local business activity taxes based upon income or gross receipts or for the collection of U.S. local sales/use taxes. This risk exists regardless of whether we and our subsidiaries are subject to U.S. federal income tax. States are becoming increasingly aggressive in asserting a nexus for business activity tax purposes and imposing sales/use taxes on products and services provided over the Internet. We and our subsidiaries could be subject to U.S. state and local taxation if a state tax authority asserts that our activities or the activities of our subsidiaries give rise to a nexus. We and our subsidiaries could also be liable for the collection of U.S. state and local sales/use taxes if a state tax authority asserts that distribution of our products over the Internet is subject to sales/use taxes. Multiple U.S. states have enacted related legislation relating to the taxation of e-commerce and other states are now considering such legislation. Furthermore, the U.S. Supreme Court held in 2018 in South Dakota v. Wayfair that a U.S. state may require an online retailer to collect sales taxes imposed by that state, even if the retailer has no physical presence in that state, thus permitting a wider enforcement of such sales tax collection requirements. Such legislation could require us to incur substantial costs in order to comply, including costs associated with legal advice, tax calculation, collection, remittance and audit requirements, which could make selling in such markets less attractive and could adversely affect our business. Further, if a state tax authority asserts that distribution of our products or services is subject to such sales/use taxes, our premium subscribers could also be subjected to sales/use taxes, which may decrease the likelihood that such registered users would purchase or continue to renew their premium subscriptions. Additionally, sales of our solutions subject to value-added tax, or VAT, at the applicable rate in each jurisdiction, may increase and cause either our prices to increase or our collections and revenues to decline. New obligations to collect or pay taxes of any kind could substantially increase our cost of doing business. Furthermore, the base erosion and profit shifting, or BEPS, initiative undertaken by the Organization for Economic Cooperation and Development, or OECD, which contemplates changes to numerous international tax principles, as well as national tax incentives, may have adverse consequences on our tax liabilities. It is difficult to assess to what extent these changes may be implemented in the jurisdictions in which we conduct our business or may impact the way in which we conduct our business or our effective tax rate, due to the unpredictability and interdependency of these potential changes. We therefore cannot predict at this stage the magnitude of the effect of such rules on our financial results.

Risks Related to Intellectual Property

Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.

We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.

Our proprietary rights may be difficult to enforce, which could enable others to copy or use aspects of our technology without compensating us, thereby eroding our competitive advantages and harming our business.

We rely upon a combination of trade secrets, third-party confidentiality and non-disclosure agreements, additional contractual restrictions on disclosure and use, and trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. We currently have “MapQuest”, “info.com”, “HowStuffWorks”, “Infospace”, and variants and other marks registered as trademarks or pending registrations in the U.S. and certain foreign countries. We also rely on copyright laws to protect computer programs related to RAMP and our proprietary technologies, although to date we have not registered for statutory copyright protection. We have registered numerous Internet domain names in the U.S. and certain foreign countries related to our business. We endeavor to enter into agreements with our employees, independent contractors and advisors in order to limit access to and disclosure of our proprietary information, as well as to clarify rights to intellectual property associated with our business. Protecting our intellectual property is a challenge, especially after our employees or our contractors end their relationship with us, and, in some cases, decide to work for our competitors. Our contracts with our employees and contractors that relate to intellectual property issues generally restrict the use of our confidential information solely in connection with our services, and strictly prohibit reverse engineering. However, reverse engineering our software or the theft or misuse of our proprietary information could occur by employees or other third parties who have access to our technology. Enforceability of the non-compete agreements that we have in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies. While the Company has a few legacy patents, we may not be able to obtain any further patents, and our pending applications may not result in the issuance of patents. Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the U.S., and mechanisms for enforcement of our proprietary rights in such countries may be inadequate. If we are unable to protect our proprietary rights (including in particular, the proprietary aspects of RAMP) we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.

We may not be able to adequately protect our intellectual property rights.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of RAMP, our websites, and our other software products or obtain and use information that we consider proprietary.

We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.

Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms “MapQuest”, “info.com”, “HowStuffWorks”, “Infospace” or any of the other trademarks that we own.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

We may be sued by third parties for alleged infringement of their trademarks or other intellectual property rights, which would result in additional expense and potential damages.

There is significant patent and other intellectual property development activity in the digital advertising industry. Third-party intellectual property rights may cover various aspects of technologies, trademarks, trade names or business methods that we deploy across our platform or businesses, which could prevent us from expanding our offerings or growing our business.

Our current or future trademarks or trade names may be challenged, opposed, infringed, circumvented or declared generic or descriptive, determined not to be entitled to registration, or determined to infringe trademark rights owned by third-parties. We have received correspondence from counsel for a United Kingdom-based marketing research company and its United States subsidiary (collectively, the “Demanding Group”) alleging trademark infringement based on our use of the “SYSTEM1” trade name and mark in the United States, and alleged use of the “SYSTEM1” trade name and mark in the United Kingdom. The correspondence demanded that we cease and desist from using the “SYSTEM1” name and mark, and made reference to potential legal action if we do not comply with that demand. While we were engaged in active discussions and correspondence with the Demanding Group to resolve the matter, the Demanding Group filed a lawsuit in the United States District Court for the Southern District of New York on September 27, 2021 (the “Infringement Suit”) alleging (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws, seeking, among other things, an injunction, disgorgement of profits, actual damages and attorneys’ fees and costs. We believe that the Demanding Group’s infringement and other allegations and claims set forth in the Infringement Suit may be subject to a laches defense, among other defenses, and we intend to vigorously defend our rights in the Infringement Suit. No lawsuit has been filed in the United Kingdom, and we do not believe that our activities infringe any rights of the Demanding Group in the United Kingdom because, among other defenses, we do not offer services to customers using the SYSTEM1 name and mark in the United Kingdom.

Our success also depends on the continual development of RAMP. From time to time, we may receive claims from third parties that RAMP and its underlying technology infringe or violate such third parties’ intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. The cost of defending against such claims, whether or not the claims have merit, is significant, regardless of whether we are successful in our defense, and could divert the attention of management, technical personnel and other employees from our business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters. Additionally, we have obligations to indemnify our clients or inventory and data suppliers in connection with certain intellectual property claims. If we are found to infringe these rights, we could potentially be required to cease utilizing portions of RAMP. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. Additionally, we could be required to pay royalty payments, either as a one-time fee or ongoing, as well as damages for past use that was deemed to be infringing. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.

We face potential liability and harm to our business based on the nature of our business and the content on RAMP.

Advertising often results in litigation relating to misleading or deceptive claims, copyright or trademark infringement, public performance royalties or other claims based on the nature and content of advertising that is distributed through RAMP. Though we contractually require clients to generally represent to us that their advertisements comply with our ad standards and our inventory providers’ ad standards and that they have the rights necessary to serve advertisements through RAMP, we do not independently verify whether we are permitted to deliver, or review the content of, such advertisements. If any of these representations are untrue, we may be exposed to potential liability and our reputation may be damaged. While our clients are typically obligated to indemnify us, such indemnification may not fully cover us, or we may not be able to collect. In addition to settlement costs, we may be responsible for our own litigation costs, which can be expensive.

RISKS RELATED TO TREBIA AND THE BUSINESS COMBINATION

Trebia has no operating history and its results of operations and those of System1 may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

Trebia is a blank check company, and it has no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for S1 Holdco and Protected. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited condensed balance sheet of Trebia as of June 30, 2021 and the unaudited condensed consolidated balance sheets of S1 Holdco and Protected as of June 30, 2021 on a pro forma basis as if the Business Combination had been consummated on June 30, 2021. The unaudited statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of Trebia for the six months ended June 30, 2021 and the unaudited condensed consolidated statement of operations of S1 Holdco and Protected for the six months ended June 30, 2021 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the condensed statements of operations of Trebia for the period from February 11, 2020 (Inception) through December 31, 2020, the consolidated statements of operations of S1 Holdco for the year ended December 31, 2020 and the consolidated statements of operations and comprehensive loss of Protected for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, the audited financial statements of Trebia and related notes, the Companies’ audited condensed consolidated financial statements and related notes, the sections of this proxy statement/prospectus entitled “Trebia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “S1 Holdco’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Protected’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what System1’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsors have agreed to vote in favor of the Business Combination, regardless of how the Trebia Public Shareholders vote.

In connection with the Business Combination, the Sponsors have each agreed to vote all of the Trebia Ordinary Shares that they own in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor Persons (including the Insiders) collectively own approximately 20% of the outstanding Trebia Ordinary Shares as a result of such Sponsor Persons’ ownership of all of the outstanding Trebia Class B Ordinary Shares. Accordingly, it is more likely that the Required Trebia Shareholder Proposals will be approved than would be the case if such Sponsors agreed to vote their Trebia Ordinary Shares in proportion to the votes cast by the other holders of Trebia Class A Ordinary Shares.

Trebia may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Trebia would cease all operations, except for the purpose of winding up and Trebia would redeem the Trebia Class A Ordinary Shares and liquidate.

If Trebia does not complete an initial business combination by June 19, 2022, it must cease operation and redeem 100% of the outstanding Trebia Class A Ordinary Shares. Trebia may not be able to consummate the Business

Combination or any other business combination by such date. If Trebia has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Trebia Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Trebia Class A Ordinary Shares, which redemption will completely extinguish the rights of holders of Trebia Class A Ordinary Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trebia’s remaining shareholders and board of directors, dissolve and liquidate, subject in each case to Trebia’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Because the Companies will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the transaction.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because Trebia is already a publicly traded company, no underwriter has conducted due diligence in connection with the business combination transaction. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering, and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

The Sponsors, certain members of the Trebia Board and certain Trebia officers have interests in the Business Combination that are different from or are in addition to those of other Trebia Shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the Trebia Board to vote in favor of approval of the Business Combination Proposal and the other proposals, Trebia Shareholders should keep in mind that the Sponsors and Insiders have interests in such proposals that are different from, or in addition to, those of Trebia Shareholders generally. In particular:

•

If the Business Combination or another initial business combination is not consummated by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), Trebia will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Trebia Class A Ordinary Shares for cash (less up to $100,000 of interest to pay dissolution expenses), subject to the approval of its remaining shareholders and the Trebia Board, dissolving and liquidating. In such event, 100% of Trebia Public Warrants and 100% of Trebia Class B Ordinary Shares held by the Sponsors would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such warrants or shares. Such Trebia Class A Ordinary Shares would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Class A Ordinary Shares on the NYSE of $         per share on                  , 2021, the Record Date for the Extraordinary General Meeting.

•

The Sponsors purchased an aggregate of 8,233,334 Trebia Private Placement Warrants from Trebia for an aggregate purchase price of $12,350,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Trebia IPO. A portion of the proceeds Trebia received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Public Warrants on the NYSE of $         per warrant on                  , 2021, the Record Date for the Extraordinary General Meeting. The Trebia Private Placement Warrants will become worthless if Trebia does not consummate a business combination by June 19, 2022 (or any extension of such date if approved by Trebia Shareholders).

•

Trebia and/or the Companies have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Trebia and Cannae in connection with the Business Combination (as described below). Certain directors of Trebia, including Mr. Linehan and Mr. Stallings, also serve as directors of Cannae. Upon completion of the Business Combination, Cannae will hold approximately between 0% direct voting interest (assuming No Redemptions) and 19.92% direct voting interest (assuming Maximum Redemptions) of System1 Common Stock, which figures include Cannae’s interest in each class of System1 Common Stock as applicable.

•

The fact that Trebia and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Trebia Shareholders in connection with the Business Combination, in an amount of up to $200,000,000 (at a purchase price of $10.00 per share). In connection with the Cannae Backstop, the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) shares of Trebia Class B Ordinary Shares, of which 1,275,510 will be transferred to Cannae, in the event that the Cannae Subscription is drawn.

•

The fact that if Trebia is unable to complete a business combination by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), the Sponsors have agreed to be liable to Trebia if and to the extent any claims by a third party, including claims from target businesses and claims of vendors or other entities that are owed money by Trebia for services rendered or products sold to Trebia (other than Trebia’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10 per Trebia Public Share and (ii) the actual amount per Trebia Public Share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10 per share due to reductions in the value of the assets in the Trust Account) (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.00 per share due to reductions in the value of the trust assets), in each case net of the interest that may be withdrawn to pay Trebia’s taxes (if any). If Trebia consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Trebia’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Trebia’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Trebia fails to consummate a business combination by June 19, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, Trebia may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by June 19, 2022.

•	The continued indemnification of Trebia’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Stockholders Agreement and Business Combination Agreement it is anticipated that the System1 Board will be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae.

•

Pursuant to the Registration Rights Agreement, the Sponsors will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions, and lockup restrictions with respect to System1 Common Stock held by them from time to time.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Trebia Stockholders experience a negative rate of return in the Post-Closing Company following the Business Combination.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Trebia and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require the Companies, Trebia and/or System1 to incur significant costs and draw the attention of the Companies’ and Trebia’s and System1’s management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The Business Combination is subject to the satisfaction of certain conditions, which may not be satisfied on a timely basis, if at all.

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	receipt of consents and approvals from certain governmental authorities;

•	no order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination being in force;

•	Trebia having at least $5,000,001 of net tangible assets of the Closing;

•	Trebia having at least $469,250,000 of cash or cash equivalents, or at least $417,500,000 in the case that the Additional Seller Backstop Election has been made;

•	approval of each of the Required Trebia Shareholder Proposals;

•	System1 Class A Common Stock having been approved for listing on the NYSE; and

•	customary bring down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the agreements.

Additionally, Trebia’s obligation to consummate the Business Combination is also subject to the satisfaction or performance of, among other things, the following additional conditions, any one (1) or more of which may be waived in writing by Trebia:

•

the Companies delivering to Trebia executed counterparts of the Stockholders Agreement, the Registration Rights Agreement, the New S1 Holdco Operating Agreement and the Tax Receivable Agreement, duly executed by the applicable parties thereto;

•

the written consent of a majority of the System1 Equityholders and Protected Equityholders, shall have been obtained and delivered to Trebia adopting the Businesses Combination Agreement and approving the Business Combination; and

•	there having been no material adverse effect with respect to either of the Companies.

Additionally, the obligations of the Companies to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•

Trebia delivering to S1 Holdco executed counterparts to each of the Stockholders Agreement, the New S1 Holdco Operating Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement, duly executed by the applicable parties thereto;

•	the satisfaction or performance of those conditions required to be performed under the Sponsor Agreement; and

•

the Domestication having been consummated on the day prior to the Closing Date, including delivery to the Companies a copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto.

See “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Conditions to Closing” for additional information.

The grant and future exercise of registration rights may adversely affect the market price of the System1 Class A Common Stock upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination, which is described in the section of this proxy statement/prospectus entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Registration Rights Agreement”, the RRA Parties can each demand that System1 register their registrable securities under certain circumstances. Each will also have piggyback registration rights for their registrable securities in connection with certain registrations of securities that System1 undertakes. In addition, following the consummation of the Business Combination, System1 is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of System1. The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the System1 Class A Common Stock post-Business Combination.

Trebia did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The Trebia Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Trebia, including Trebia’s co-founder and former Director Mr. Foley, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Trebia’s financial and other advisors and their consultation with a leading consulting firm regarding the market opportunity, current landscape, growth plans and regulatory structure of the Companies, enabled them to perform the necessary analyses and make determinations regarding the Business Combination. As a result, Trebia Shareholders will be relying solely on the judgment of the Trebia Board, taking into account the information and advice received from Trebia’s management and Trebia’s advisors, in valuing the Companies’ businesses, and assuming the risk that the Trebia Board may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of Trebia Shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Trebia’s ability to consummate the Business Combination.

The Trebia Public Warrants will be converted into System1 Warrants and become exercisable for System1 Class A Common Stock upon completion of the Business Combination, which will increase the number of System1 Class A Common Stock eligible for future resale in the public market and result in dilution to Trebia shareholders as stockholders of System1.

Trebia issued 51,750,000 Trebia Units as part of the Trebia IPO, which each consisted of one Trebia Class A Ordinary Share and one-third of one redeemable Trebia Public Warrant. Upon the consummation of the Business Combination, the Trebia Public Warrants will be converted into System1 Warrants exercisable for System1 Class A Common Stock in accordance with their terms and the Business Combination Agreement. To the extent such System1 Warrants are exercised, additional System1 Class A Common Stock will be issued, which will result in dilution to then existing holders of System1 Class A Common Stock and increase the number of share eligible for resale in the public market. Sales of a substantial number of Trebia Class A Ordinary Shares in the public market could also adversely affect the market price of the System1 Class A Common Stock post-Business Combination.

Trebia Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of System1 Common Stock as the Closing Equity Consideration in the Business Combination and the Cannae Backstop. Having a minority share position may reduce the influence that Trebia Public Shareholders have on the management of the Companies following the Business Combination.

The following table illustrates varying ownership levels in shares of System1 Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Trebia Public Shareholders and the following additional assumptions: (i) under the No Redemptions scenario, 66.75 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 77.21 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming Maximum Redemptions; (iii) exclude the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Trebia Private Placement Warrants; and (iv) no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock. Based on these assumptions, there would be approximately 128.54 million shares and 106.79 million shares of System1 Common Stock outstanding immediately following the consummation of the Business Combination assuming a No Redemptions and Maximum Redemptions scenario, respectively. If the actual facts are different than these assumptions, the ownership percentages in System1 will be different

	System1 Class A Common Stock		System1 Class C Common Stock/ S1 Holdco Class B Units(3)		Voting Percentage(4) and Implied Economic Ownership Percentage(5)
Pre-Closing Category of Equityholder	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Trebia Public Shareholders	51,750,000	—	—	—	40.26%	0%
Sponsors and Sponsor Independent Directors	10,037,500	8,302,806	—	—	7.81%	7.78%
Cannae(1)	—	21,275,510	—	—	0%	19.92%
System1 Equityholders and Protected Equityholders(2)	47,514,871	55,190,082	19,235,129	22,019,102	51.93%	72.3%

(1)	Excludes an affiliate of Cannae’s approximately 26% limited partnership interest in Trasimene Sponsor.
(2)

The System1 Equityholders and Protected Equityholders will hold a combination of (1) shares of System1 Class A Common Stock and (2) S1 Holdco Class B Units (together with an equal number of shares of System1 Class C Common Stock). The allocation of the Closing Seller Equity Consideration between shares and units will be determined in connection with Closing based upon, among other things, the allocation principles set forth in the Business Combination Agreement. The final allocation does not impact (1) the voting percentages above (since each System1 Equityholder and Protected Equityholder that receives S1

Holdco Class B Units in lieu of shares of System1 Class A Common Stock will receive an equal number of shares of System1 Class C Common Stock providing equal voting rights) or (2) the illustrative implied economic ownership percentages (see footnote 4 below).
(3)

The shares of System1 Class D Common Stock (representing earnout shares issued to the Sponsors) are non-voting and do not confer economic rights other than the accrual of certain dividends. System1 Class D Common Stock will automatically convert into System1 Class A Common Stock on a one-for-one basis if, following the Closing, the VWAP of the Post-Closing Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing (“System1 Class D Conversion Event”). If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof. See the section entitled “Description of System1 Securities—System1 Class D Common Stock”.

(4)	Percentages are calculated based on 128,537,500 aggregate voting shares outstanding (assuming No Redemptions) and 106,787,500 (assuming Maximum Redemptions).
(5)

Due to System1’s “Up-C” structure, System1 will be a holding company with its only material asset being its direct and indirect interest in S1 Holdco, and certain System1 Equityholders and Protected Equityholders will hold economic interests in S1 Holdco (through their ownership of S1 Holdco Class B Units) rather than through shares of System1. As a result, economic ownership percentages are calculated based on 128,537,500 S1 Holdco Class B Units outstanding (assuming No Redemptions) and 106,787,500 S1 Holdco Class B Units outstanding (assuming Maximum Redemptions). The System1 Organizational Documents contain provisions that require System1 to maintain a one-to-one ratio between the number of shares of each class of System1 Common Stock outstanding to maintain the equivalency of the economic and voting ownership percentages implied by shares of System1 Class A Common Stock and S1 Holdco Class B Units. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—The New S1 Holdco Operating Agreement” and “Risk Factors—Risks Related to the Companies’ Businesses and to System1’s Business Following the Business Combination.”

See the section entitled “Beneficial Ownership of Securities” for additional information as well as the risk factors contained in the section entitled “Risk Factors” for information about risks related to System1’s organizational structure and ownership, including the risk factor titled “—Risks Related to Trebia and the Business Combination—Trebia Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of System1 Common Stock as the Closing Equity Consideration in the Business Combination and the Cannae Backstop. Having a minority share position may reduce the influence that Trebia Public Shareholders have on the management of the Companies following the Business Combination.” If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages set forth above will change and be different, including the percentage ownership retained by Trebia’s existing shareholders in Trebia.

The exercise of Trebia’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in best interest of Trebia Shareholders.

Under the Business Combination Agreement, the Companies are required to use commercially reasonable efforts to operate their respective businesses in the ordinary course of business prior to Closing and is specifically restricted from taking certain actions without Trebia’s prior written consent (which Trebia cannot unreasonably condition, withhold, delay or deny). In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Trebia to consider whether to provide consent to certain actions proposed to be taken by the Companies because such actions would otherwise be prohibited by the terms of the Business Combination Agreement. See the section entitled “Shareholder Proposal No. 1—The Business

Combination Proposal—Summary of the Business Combination Agreement—Covenants” for a description of the Companies’ obligations with respect to the operation of their respective businesses prior to Closing and the specific restrictions that they are subject to and may give rise to a consent request. The Closing is subject to the satisfaction or (to the extent permitted by applicable law) waiver of certain conditions to Closing, including conditions to Trebia’s obligation to complete the transaction related to the accuracy of the Companies’ respective representations and warranties, their compliance with their respective covenants in the Business Combination Agreement in all material respects and the delivery of the written consents by the System1 Equityholders and Protected Equityholders approving the Business Combination Agreement and Transaction contemplated thereby, as described in the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Conditions to Closing.” Prior to the Closing, the Companies may request Trebia to waive rights that Trebia is entitled to under the Business Combination Agreement, including its right not to close the Business Combination if these conditions are not satisfied or to terminate the Business Combination Agreement in certain circumstances (as described in the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Termination”), or that Trebia otherwise agree to amend the terms of the Business Combination Agreement. However, the existence of the financial and personal interests of the directors described in the preceding risk factors and in the section of this proxy statement/prospectus entitled “Certain Relationships and Related Person Transactions” may result in a conflict of interest on the part of one or more of the Trebia directors between what they may believe is best for Trebia and what they may believe is best for themselves in determining whether or not to take the requested action.

Trebia will promptly notify Trebia Shareholders if there has been a material amendment to the Business Combination Agreement or if a material condition to the Business Combination Agreement has been waived through the filing of a current report on Form 8-K.

Trebia and the Companies’ will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on Trebia and the Companies’. These uncertainties may impair Trebia’s or the Companies’ ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, Trebia’s business or the Companies’ respective businesses could be harmed.

The sale of a substantial number of System1 Class A Common Stock in the public market following the Business Combination could adversely affect the market price of System1 Class A Common Stock.

The market price of System1 Class A Common Stock could decline as a result of sales of a substantial number of System1 Class A Common Stock, particularly sales by the Trebia’s significant shareholders, a large number of System1 Class A Common Stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the Business Combination, it is anticipated that we will have at least              million System1 Class A Common Stock outstanding, and if all System1 Warrants were exchanged for System1 Class A Common Stock in order for the holders of Trebia Public Warrants to have the flexibility to sell their ownership interests in Trebia, we could have approximately              million System1 Common Stock.

Under the Sponsor Agreement, the Trebia Ordinary Shares held by the Sponsors will be subject to a lock-up restriction that prohibits the sale or transfer of such shares (subject to certain exceptions set forth therein) for a period beginning on the Closing Date until the earlier of (a) 180 days following the Closing, or (b) 150 days following the Closing, if the VWAP of System1 Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days.

Under the proposed System1 Bylaws, the System1 Common Stock held by System1 Equityholders and Protected Equityholders will be subject to a lock-up restriction that prohibits the sale or transfer of such shares (subject to certain exceptions set forth therein) for a period beginning on the Closing Date until the earlier of (a) 180 days following the Closing, or (b) 150 days following the Closing, if the VWAP of System1 Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days.

Upon completion of the Business Combination, the Sponsors, the System1 Equityholders, Protected Equityholders and, subject to the completion of the Cannae Backstop, Cannae, will beneficially own a significant equity interest in System1 and may take actions that conflict with the interests of the Trebia Public Shareholders.

The interests of the Sponsors, the System1 Equityholders, Protected Equityholders and, subject to the completion of the Cannae Backstop, Cannae may not align with the interests of the Trebia Public Shareholders or System1’s other shareholders in the future. The Sponsors and Cannae are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Trebia. The Sponsors, the System1 Equityholders, the Protected Equityholders and Cannae, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to System1’s business and, as a result, those acquisition opportunities may not be available to Trebia.

In addition, the Sponsors and the System1 Equityholders and Protected Equityholders may have an interest in System1 pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to System1 and its shareholders.

If Trebia Shareholders fail to properly demand redemptions rights, they will not be entitled to redeem their Trebia Ordinary Shares for a pro rata portion of the Trust Account.

Trebia Shareholders may demand that Trebia redeem their Trebia Shares for a pro rata portion of the Trust Account in connection with the completion of the Business Combination, with such pro rata portion being calculated as of two (2) business days prior to the anticipated Closing Date. In order to exercise their redemption rights, Trebia Shareholders must deliver their Trebia Ordinary Shares (either physically or electronically) to Trebia’s transfer agent at least two (2) business days prior to the vote on the Business Combination at the Extraordinary General Meeting. Any Trebia Public Shareholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. Once such deadline has past, Trebia Shareholders will not have a new opportunity to exercise their redemptions rights if the Termination Date for the Business Combination is subsequently extended (see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement—Termination” for a description of the circumstances under which the Termination Date may be extended under the Business Combination Agreement). See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Trebia Shareholder—Redemption Rights” for the procedures to be followed if you wish to redeem your Trebia Ordinary Shares for cash.

The System1 Charter that will be effective following the completion of the Business Combination designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by System1 Stockholders, which could limit the ability of System1’s Stockholders to obtain a favorable judicial forum for disputes with System1 or with directors, officers or employees of System1 and may discourage stockholders from bringing such claims.

The System1 Charter will provide that, unless System1 consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of System1, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of System1 to System1 or System1’s stockholders, or any claim for aiding and abetting any such alleged breach,

(iii) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 (a) arising pursuant to any provision of the DGCL, the System1 Charter (as it may be amended or restated) or the System1 Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).

The System1 Charter will also provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of System1’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the System1 Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with System1 or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.

We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of System1’s Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, System1 may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect System1’s business, financial condition and results of operations and result in a diversion of the time and resources of System1’s management and board of directors. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

Even if Trebia consummates the Business Combination, there is no guarantee that the Trebia Public Warrants will ever be in the money, and they may expire worthless.

The exercise price of the Trebia Public Warrants is (and the exercise price of the System1 Warrants following the Business Combination will be) $11.50 per Trebia Class A Ordinary Share or System1 Class A Common Stock, as applicable. There is no guarantee that the Trebia Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If Trebia is unable to complete an initial business combination, the Trebia Public Warrants may expire worthless.

It Trebia is unable to complete the Business Combination or another initial business combination, the Trebia Public Warrants may expire worthless.

If Trebia’s due diligence investigation of the Companies’ business was inadequate, then Trebia Shareholders (as shareholders of System1 following the business combination) could lose some or all of their investment.

Even though Trebia conducted a due diligence investigation of the Companies, Trebia cannot be sure that this diligence uncovered all material issues that may be present with respect to the Companies’ respective businesses, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Companies’ respective businesses and outside of their respective control will not later arise that could adversely affect their respective businesses, financial condition or results of operations.

Trebia Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Trebia Shareholders may therefore be forced to redeem or sell their Trebia Ordinary Shares or Trebia Public Warrants in order to liquate their investment, potentially at a loss.

Trebia Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) two business days prior to Trebia’s completion of the Business Combination, and then only in respect of those Trebia Class A Ordinary Shares that such shareholder properly elected to redeem, in accordance with the procedures and subject to the limitations described in the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Trebia Shareholders—Redemption Rights”, and (ii) the redemption of all of the outstanding Trebia Ordinary Shares if Trebia is unable to complete an initial business combination by June 19, 2022, subject to applicable law and as further described herein. In addition, if Trebia plans to redeem the Trebia Ordinary Shares because Trebia is unable to complete a business combination by June 19, 2022, for any reason, compliance with Cayman Islands law may require that Trebia submit a plan of dissolution to Trebia’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Trebia Shareholders may be forced to wait beyond June 19, 2022, before they receive funds from the Trust Account. In no other circumstances will Trebia Shareholders have any right or interest of any kind in the Trust Account. Accordingly, in order for Trebia Shareholders to liquidate their investment, they may be forced to sell their Trebia Ordinary Shares or Trebia Public Warrants, potentially at a loss.

Trebia is relying on the availability of the funds from the Cannae Backstop to potentially be used as part of the consideration in the Business Combination. If the purchases under the Cannae Backstop fail to close, Trebia may lack sufficient funds to complete the Business Combination.

The funds from the Cannae Backstop will be used to provide cash for working capital and other purposes in System1. The obligations under the Cannae Backstop are intended to provide Trebia with a minimum funding level for the Business Combination. However, if the Cannae Backstop does not close, Trebia may lack sufficient funds to complete the Business Combination.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Trebia Board may not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Adjournment Proposal seeks approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the time of the Extraordinary General Meeting there are insufficient votes to approve the Business Combination Proposal or any of the other Required Trebia Shareholder Proposals. If the Adjournment Proposal is not approved, the Trebia Board may not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, may not have more time to solicit votes to approve the Business Combination. If the Business Combination Proposal, or any of the Required Trebia Shareholder Approvals, are not approved, the Business Combination would not be completed.

Trebia has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Trebia’s ability to report its results of operations and financial condition accurately and in a timely manner.

Following the issuance of the SEC Statement, Trebia reevaluated its accounting for the Trebia Public Warrants and concluded that, in light of the SEC Statement, it was appropriate to revise the value and classification of the Trebia Public Warrants as liabilities rather than equity.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Trebia became aware of the need to change the classification of the Trebia Public Warrants when the SEC Statement was issued on April 12, 2021. As a result, management, including our President and Chief Financial Officer, concluded that there was a material weakness in internal control over financial reporting as of June 30, 2021. This material weakness resulted in a material misstatement of the Trebia Public Warrant liabilities, change in fair value of Trebia Public Warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.

Trebia has implemented a remediation plan to remediate the material weakness surrounding its historical presentation of the Trebia Public Warrants but can give no assurance that the measures Trebia has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Trebia has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of Trebia’s financial statements.

Maintaining effective internal control over financial reporting is necessary for Trebia, and following the Business Combination, System1, to produce reliable financial reports and is important in helping to prevent financial fraud. If following the Business Combination System1 is unable to maintain adequate internal controls over financial reporting, its business and operating results could be harmed.

RISKS RELATED TO THE REDEMPTION

You must tender your shares of Trebia’s Class A Ordinary Shares in order to validly seek redemption at the Extraordinary General Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your Trebia Ordinary Shares to Trebia’s transfer agent, Continental, or to deliver your Trebia Ordinary Shares to the transfer agent electronically using The Depository Trust Company’s (Deposit/Withdrawal At Custodian) (“DWAC”) System, which election would likely be determined based on the manner in which you hold your Trebia Ordinary Shares, in each case, by two business days prior to the Extraordinary General Meeting. The requirement for physical or electronic delivery by two business days prior to the Extraordinary General Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

The Trebia Organizational Documents do not provide a specified maximum redemption threshold, except that Trebia will not redeem Trebia Public Shares in an amount that would cause Trebia’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Business Combination Agreement provides that Trebia’s, System1 Equityholders’, and Protected Equityholders’ respective obligations to consummate the Business Combination are conditioned on Trebia having at least $5,000,001 of net tangible assets as of the Closing and Trebia having at least $469,250,000 of cash or cash equivalents (including amounts derived from the Cannae Backstop and the New Facility) or at least $417,500,000 in the case that an Additional Seller Backstop Election has been made. As a result, Trebia may be able to complete the Business Combination even though a substantial portion of the Trebia Public Shareholders do not agree with the transaction and have redeemed their Trebia Ordinary Shares or have entered into privately negotiated agreements to sell their shares to the Sponsors, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public Trebia Ordinary Shares by Trebia or the persons described above have been entered into with any such investor or holder. Trebia will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal or other proposals (as described in this proxy statement/prospectus) at the Extraordinary General Meeting.

In the event that the aggregate cash consideration that Trebia would be required to pay for all shares of Trebia’s Class A Ordinary Shares that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Business Combination Agreement, exceeds the aggregate amount of cash available to Trebia, Trebia may not complete the Business Combination or redeem any ordinary shares, all shares of Trebia’s Class A Ordinary Shares submitted for redemption will be returned to the holders thereof and Trebia may instead search for an alternate business combination.

Based on the amount of approximately $517,500,000 in the Trust Account as of              , the record date for the Extraordinary General Meeting, the record date, and taking into account the anticipated gross proceeds of the Cannae Backstop and the New Facility, all shares of Trebia’s Class A Ordinary Shares may be redeemed and still enable Trebia to have sufficient cash to satisfy the closing condition in the Business Combination Agreement. We refer to this as the “Maximum Redemptions scenario.”

Trebia Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Trebia Public Shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Trebia’s Class A Ordinary Shares included in the units sold in the Trebia IPO unless such shareholder first obtains Trebia’s prior consent. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Trebia will require each Trebia Public Shareholder seeking to exercise redemption rights to certify to Trebia whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Trebia at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Trebia makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Trebia’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Trebia if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Trebia consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Trebia IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Trebia cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of Trebia’s Class A Ordinary Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Trebia’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Trebia’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Trebia might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Trebia Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of Trebia who wish to redeem their shares of Trebia Class A Ordinary Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Trebia’s Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

Shareholders electing to redeem their shares of Trebia’s Class A Ordinary Shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Extraordinary General Meeting of Trebia Shareholders—Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite Trebia’s compliance with the proxy rules, a shareholder fails to receive Trebia proxy materials, such shareholder may not become aware of the opportunity to redeem its shares of Trebia’s Class A Ordinary Shares. In addition, the proxy materials that Trebia is furnishing to holders of Trebia Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Trebia Public Shares. In the event that a shareholder fails to comply with these procedures, its shares of Trebia Public Shares may not be redeemed.

EXTRAORDINARY GENERAL MEETING OF TREBIA SHAREHOLDERS

General

Trebia is furnishing this proxy statement/prospectus to the Trebia Shareholders as part of the solicitation of proxies by the Trebia Board for use at the Extraordinary General Meeting to be held on             , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to the Trebia Shareholders on or about             , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides the Trebia Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held at 12:00 p.m., Eastern Time, on             , 2021, at              as well as via live webcast on the Internet available at https://www.cstproxy.com/trebiaacqcorp/2021, unless the Extraordinary General Meeting is adjourned.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Trebia is asking Trebia Shareholders to consider and vote upon:

1.

Shareholder Proposal No. 1—The Business Combination Proposal—a proposal to approve Trebia’s entry into the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the Domestication and Business Combination will occur.

2.

Shareholder Proposal No. 2—The NYSE Proposal—a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of common stock of System1 in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction agreements, (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) the issuance of restricted stock units of the Post-Closing Company to JDI and certain Insiders.

3.	Shareholder Proposal No. 3—The Domestication Proposal—a proposal to approve Domestication and the change of name of Trebia.

4.

Shareholder Proposal No. 4—The Charter Amendment Proposal—a proposal to amend and restate the Trebia Organizational Documents by their deletion and replacement with the proposed System1 Charter (a copy of which is attached to this proxy statement/prospectus as Annex B) and the System1 Bylaws (a copy of which is attached to this proxy statement/prospectus as Annex C) effective upon the Domestication.

5.

Shareholder Proposal No. 5—The Non-Binding Governance Proposals—the proposals to approve certain governance provisions in the System1 Organizational Documents, which are being presented separately in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis.

6.

Shareholder Proposal No. 6—The Incentive Plan Proposal—a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D.

7.	Shareholder Proposal No. 7—The Director Election Proposal—a proposal to approve the election of seven director nominees as described in this proxy statement/prospectus. In accordance with the

Trebia Organizational Documents, prior to the consummation of Trebia’s initial business combination only the holders of Trebia Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

8.

Shareholder Proposal No. 8—The Adjournment Proposal—a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Trebia Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

Shareholder Proposals 1, 2, 3, and 4 are collectively the “Required Trebia Proposals”. If our shareholders do not approve each of the Required Trebia Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated. Each of the Required Trebia Proposals is conditioned on the approval and adoption of each of the other Required Trebia Proposals. The Non-Binding Governance Proposals, the Incentive Plan Proposal and the Director Election Proposal are conditioned on the approval of the Required Trebia Proposals. The Adjournment Proposal is not conditioned on any other approval.

Recommendation of the Trebia Board

The Trebia Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Trebia and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Non-Binding Governance Proposals, “FOR” the Equity Incentive Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Trebia Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Trebia Ordinary Shares at the close of business on             , 2021, which is the Record Date for the Extraordinary General Meeting. Trebia Shareholders will have one vote for each Trebia Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were              Trebia Ordinary Shares issued and outstanding, of which              were Trebia Public Shares.

Quorum

A quorum of Trebia Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Trebia Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting,              Trebia Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Trebia but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Required Trebia Proposals.

Vote Required for Approval

The approval of each of the Business Combination Proposal, the NYSE Proposal, the Non-Binding Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Pursuant to the Trebia Organizational Documents, only the holders of the Trebia Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal, and the Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Required Trebia Proposals. The Incentive Plan Proposal, Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Required Trebia Proposals. The Adjournment Proposal is not conditioned on any other approval.

Voting Your Shares

Each Trebia Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Trebia Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Trebia Ordinary Shares at the Extraordinary General Meeting:

•

you can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Trebia Board “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Non-Binding Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the NYSE Proposal, “FOR” the Adjournment Proposal, “FOR” the Domestication Proposal and “FOR” the Director Election Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted; and

•	you can attend the Extraordinary General Meeting in person or via internet webcast and vote electronically.

Revoking Your Proxy

If you are a Trebia Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Trebia’s President in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary General Meeting in person or electronically, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Trebia Ordinary Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Trebia Ordinary Shares, you may call Morrow Sodali LLC, Trebia’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TREB.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Trebia Organizational Documents, a Trebia Shareholder may request of Trebia that Trebia redeem all or a portion of its Trebia Public Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Trebia Public Shares, you will be entitled to receive cash for any Trebia Public Shares to be redeemed only if you:

(i)	hold Trebia Public Shares;

(ii)

submit a written request to Continental, Trebia’s transfer agent, in which you (i) request that Trebia redeem all or a portion of your Trebia Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Trebia Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Trebia Public Shares to Continental, Trebia’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Trebia Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Trebia Public Shareholders may elect to redeem all or a portion of the Trebia Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Trebia Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Trebia Public Shareholder properly exercises its right to redeem all or a portion of the Trebia Public Shares that it holds and timely delivers its shares to Continental, Trebia’s transfer agent, Trebia will redeem such Trebia Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of             , 2021, this would have amounted to approximately $10.00 per issued and outstanding Trebia Public Share. If a Trebia Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Trebia Public Shares for cash and will no longer own Trebia Public Shares. The redemption takes place following the Domestication and accordingly it is System1 Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Trebia Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Trebia Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting. If you deliver your shares for redemption to Continental, Trebia’s transfer agent, and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that Trebia’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Trebia’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Trebia’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s Trebia Public Shares have been delivered (either physically or electronically) to Continental, Trebia’s agent, at least two business days prior to the vote at the Extraordinary General Meeting.

Notwithstanding the foregoing, a Trebia Public Shareholder, together with any affiliate of such Trebia Public Shareholder or any other person with whom such Trebia Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Trebia Public Shares with respect to more than an aggregate of 15% of the Trebia Public Shares. Accordingly, if a Trebia Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Trebia Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsors Persons have, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of their Trebia Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to such Trebia Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons (including the Insiders) collectively own approximately 20% of the outstanding Trebia Ordinary Shares. See “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Sponsor Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

The closing price of Trebia Public Shares on             , 2021 was $            . For illustrative purposes, as of             , 2021, funds in the Trust Account plus accrued interest thereon totaled approximately $             or $10.00 per issued and outstanding Trebia Public Share.

Prior to exercising redemption rights, Trebia Public Shareholders should verify the market price of the Trebia Public Shares as they may receive higher proceeds from the sale of their Trebia Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Trebia cannot assure its shareholders that they will be able to sell their Trebia Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Trebia Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or the DGCL.

Proxy Solicitation Costs

Trebia is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Trebia and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Trebia will bear the cost of the solicitation.

Trebia has hired Morrow Sodali LLC to assist in the proxy solicitation process. Trebia will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-Trust Account funds.

Trebia will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Trebia will reimburse them for their reasonable expenses.

SHAREHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Trebia Public Shareholders are being asked to approve the Business Combination with S1 Holdco and Protected described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement and (b) approving the Transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. Please see the subsection entitled “—Summary of the Related Agreements—“and “—Summary of to the Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of ordinary shares represented at the Extraordinary General Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Extraordinary General Meeting.

Structure of the Business Combination

On June 28, 2021, Trebia entered into the Business Combination Agreement with S1 Holdco, Trebia Merger Sub I, Trebia Merger Sub II, Protected, and the other parties signatory thereto, pursuant to which, among other things, following the domestication of Trebia to Delaware (as discussed below), (i) each Blocker Parent will sell, transfer and deliver to Trebia, and Trebia will purchase and acquire from the Blocker Parents, 100% of the capital securities of each CSC Blocker, (ii) immediately following the CSC Blocker Share Acquisitions, each of the CSC Blockers will merge with and into Trebia, with Trebia surviving each of the Blocker Mergers and as a result of the Blocker Mergers, Trebia will become the direct owner of certain System1 Common Units, (iii) S1 Holdco will redeem certain System1 Units held by existing members for cash, (iv) subsequent to the Blocker Mergers, Trebia Merger Sub I will merge with and into Protected, with Protected surviving the merger as a wholly owned subsidiary of Trebia, (v) immediately following the Protected Merger, Protected will merge with and into Trebia Merger Sub II, with Trebia Merger Sub II surviving the LLC Merger, and (vi) immediately following the LLC Merger, Trebia Finco will merge with and into Protected Holding LLC, with Protected Holding LLC, surviving the Finco-LLC Merger. Upon the consummation of the Mergers, Trebia will acquire a majority of the System1 Units and all outstanding Protected Common Stock.

Prior to and as a condition of the Mergers, pursuant to the Domestication, Trebia will change its jurisdiction of incorporation by the transfer of Trebia by way of continuation from the Cayman Islands to Delaware and will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act, pursuant to which, Trebia’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “Shareholder Proposal No. 3—The Domestication Proposal.”

Diagram of Transaction Structure and Transaction Steps

Simplified Pre-Business Combination Structure

Simplified Post-Business Combination Structure

Merger Consideration

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equityholders of S1 Holdco and Protected is an amount equal to the sum of the Closing Cash Consideration and the Closing Equity Consideration. The Closing Cash Consideration will be approximately $463 million of which (x) approximately $212,500,000 cash proceeds will be received by System1 Equityholders and Protected Equityholders (subject to certain adjustments set forth in the Business Combination Agreement) and (y) $250,361,620 cash proceeds will be received by certain non-management equityholders of S1 Holdco. The

Closing Equity Consideration will be approximately $667,500,000, based on (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of System1 Class A Common Stock (valued at $10 per share), RSUs and System1 Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10 per share). In the event that the value of shareholder redemptions exceeds $417,500,000, then the Closing Cash Consideration and Closing Equity Consideration are subject to a dollar-for-dollar adjustment. In such case, current equityholders of S1 Holdco and Protected have, pursuant to the terms of the Business Combination Agreement, agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds $462,500,000, the current equityholders of S1 Holdco and Protected may elect, in their sole discretion, to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration. For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section below entitled “—Sources and Uses.” In addition, pursuant to the terms of the Business Combination Agreement, at the Effective Time, (i) each Fully-Vested Value Creation Unit will be cancelled and terminated in exchange for a combination of cash and System1 Class A Common Stock that will be paid at or shortly after the Effective Time, and (ii) each Unvested Value Creation Unit will be cancelled and terminated in exchange for a combination of cash and Unvested RSUs. Any portion of the cash consideration payable in respect of Unvested Value Creation Units will be paid as and when such Unvested Value Creation Units would have service-vested following the Effective Time (in accordance with the vesting schedule applicable to such Unvested Value Creation Units as in effect immediately prior to the Effective Time), subject to the holder’s continued service through the applicable service-vesting date. Any Unvested RSUs issued in respect of Unvested Value Creation Units will vest and be paid in shares of System1 Class A Common Stock as and when such Unvested Value Creation Units would have service-vested following the Effective Time (in accordance with the vesting schedule applicable to such Unvested Value Creation Units as in effect immediately prior to the Effective Time), subject to the holder’s continued service through the applicable service-vesting date.

System1 Ownership Table

The following table illustrates varying ownership levels in shares of System1 Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Trebia Public Shareholders and the following additional assumptions: (i) under the No Redemptions scenario, 66.75 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 77.21 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming Maximum Redemptions; (iii) exclude the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Trebia Private Placement Warrants; and (iv) no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock. Based on these assumptions, there would be approximately 128.54 million shares and 106.79 million shares of System1 Common Stock outstanding immediately following the consummation of the Business Combination assuming a No Redemptions and Maximum Redemptions scenario, respectively. If the actual facts are different than these assumptions, the ownership percentages in System1 will be different

	System1 Class A Common Stock		System1 Class C Common Stock/ S1 Holdco Class B Units(3)		Voting Percentage(4) and Implied Economic Ownership Percentage(5)
Pre-Closing Category of Equityholder	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Trebia Public Shareholders	51,750,000	—	—	—	40.26%	0%
Sponsors and Sponsor Independent Directors	10,037,500	8,302,806	—	—	7.81%	7.78%
Cannae(1)	—	21,275,510	—	—	0%	19.92%
System1 Equityholders and Protected Equityholders(2)	47,514,871	55,190,082	19,235,129	22,019,102	51.93%	72.3%

(1)	Excludes an affiliate of Cannae’s approximately 26% limited partnership interest in Trasimene Sponsor.
(2)

The System1 Equityholders and Protected Equityholders will hold a combination of (1) shares of System1 Class A Common Stock and (2) S1 Holdco Class B Units (together with an equal number of shares of System1 Class C Common Stock). The allocation of the Closing Seller Equity Consideration between shares and units will be determined in connection with Closing based upon, among other things, the allocation principles set forth in the Business Combination Agreement. The final allocation does not impact (1) the voting percentages above (since each System1 Equityholder and Protected Equityholder that receives S1 Holdco Class B Units in lieu of shares of System1 Class A Common Stock will receive an equal number of shares of System1 Class C Common Stock common stock providing equal voting rights) or (2) the illustrative implied economic ownership percentages (see footnote 4 below).

(3)

The shares of System1 Class D Common Stock (representing earnout shares issued to the Sponsors) are non-voting and do not confer economic rights other than the accrual of certain dividends. System1 Class D Common Stock will automatically convert into System1 Class A Common Stock on a one-for-one basis if, following the Closing, the VWAP of the Post-Closing Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing (“System1 Class D Conversion Event”). If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof. See the section entitled “Description of System1 Securities—System1 Class D Common Stock”.

(4)	Percentages are calculated based on 128,537,500 aggregate voting shares outstanding (assuming No Redemptions) and 106,787,500 (assuming Maximum Redemptions).

(5)

Due to System1’s “Up-C” structure, System1 will be a holding company with its only material asset being its direct and indirect interest in S1 Holdco, and certain System1 Equityholders and Protected Equityholders will hold economic interests in S1 Holdco (through their ownership of S1 Holdco Class B Units) rather than through shares of System1. As a result, economic ownership percentages are calculated based on 128,537,500 S1 Holdco Class B Units outstanding (assuming No Redemptions) and 106,787,500 S1 Holdco Class B Units outstanding (assuming Maximum Redemptions). The System1 Organizational Documents contain provisions that requires System1 to maintain a one-to-one ratio between the number of shares of each class of System1 Common Stock outstanding to maintain the equivalency of the economic and voting ownership percentages implied by shares of System1 Class A Common Stock and S1 Holdco Class B Units. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—The New S1 Holdco Operating Agreement” and “Risk Factors—Risks Related to the Companies’ Businesses and to System1’s Business Following the Business Combination.”

See the section entitled “Beneficial Ownership of Securities” for additional information as well as the risk factors contained in the section entitled “Risk Factors” for information about risks related to System1’s organizational structure and ownership, including the risk factor titled “—Risks Related to Trebia and the Business Combination—Trebia Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of System1 Common Stock as the Closing Equity Consideration in the Business Combination and the Cannae Backstop. Having a minority share position may reduce the influence that Trebia Public Shareholders have on the management of the Companies following the Business Combination.”

Impact of the Business Combination on Trebia’s Public Float

It is anticipated that, upon completion of the Business Combination, based on the varying levels of redemptions by the Trebia Public Shareholders: (i) Trebia Public Shareholders will retain an ownership interest of approximately 40.26% (assuming No Redemptions) and 0% (assuming Maximum Redemptions) in the Post-Closing Company; (ii) Cannae will own approximately 0% (assuming No Redemptions) and 19.92% (assuming Maximum Redemptions) in the Post-Closing Company; (iii) the Sponsors and Sponsor Independent Directors will own approximately 7.81% (assuming No Redemptions) and 7.78% (assuming Maximum Redemptions) in the Post-Closing Company; and (iv) current System1 Equityholders and Protected Equityholders will own approximately 51.93% (assuming No Redemptions) and 72.3% (assuming Maximum Redemptions) in the Post-Closing Company. These levels of ownership interest are based on the following additional assumptions: (i) under the No Redemptions scenario, 66.75 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 77.21 million shares of System1 Common Stock are issued to the System1 Equityholders and Protected Equityholders at Closing, which would be the number of shares of System1 Common Stock issued to these holders assuming Maximum Redemptions; (iii) exclude the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Private Placement Warrants; (iv) no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock.

For more information, please see the sections entitled “Shareholder Proposal No. 1—The Business Combination Proposal—System1 Ownership Table.”

Summary of the Business Combination Agreement

The summary of the material provisions of the Business Combination Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

Closing and Effective Time of the Transactions

The Closing will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to Closing,” unless Trebia, S1 Holdco and Protected agree in writing to another time or unless the Business Combination Agreement is terminated. The Transactions are expected to be consummated promptly after the approval of Trebia Public Shareholders at the Extraordinary General Meeting of such shareholders described in this proxy statement/prospectus.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of S1 Holdco relating, among other things, to:

•	corporate organization;

•	subsidiaries;

•	the authorization and enforceability of the Business Combination Agreement and Transaction Agreements;

•	no conflict;

•	consent, approval or authorization of governmental authorities;

•	current capitalization;

•	capitalization of subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	contracts and absence of defaults;

•	benefit plans;

•	labor matters;

•	taxes;

•	insurance;

•	permits;

•	real property;

•	intellectual property and IT security;

•	data privacy;

•	environmental matters;

•	absence of Material Adverse Effect and certain changes;

•	brokers’ fees;

•	related party transactions; and

•	this proxy statement/prospectus.

The Business Combination Agreement contains representations and warranties of Protected relating, among other things, to:

•	corporate organization;

•	subsidiaries;

•	the authorization and enforceability of the Business Combination Agreement and Transaction Agreements;

•	no conflict;

•	consent, approval or authorization of governmental authorities;

•	current capitalization;

•	capitalization of subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	contracts and absence of defaults;

•	benefit plans;

•	labor matters;

•	taxes;

•	insurance;

•	permits;

•	real property;

•	intellectual property and IT security;

•	data privacy;

•	environmental matters;

•	absence of Material Adverse Effect and certain changes;

•	brokers’ fees;

•	related party transactions; and

•	this proxy statement/prospectus.

The Business Combination Agreement contains representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II relating, among other things, to:

•	corporate organization;

•	the authorization and enforceability of the Business Combination Agreement and Transaction Agreements;

•	no conflict;

•	litigation and proceedings;

•	consent, approval or authorization of governmental authorities;

•	compliance with laws;

•	financial ability and trust account;

•	brokers’ fees;

•	SEC reports, financial statements and Sarbanes-Oxley Act;

•	business activities;

•	benefit plans;

•	tax matters;

•	capitalization;

•	issuance of stock;

•	status of other Trebia Parties;

•	NYSE stock market listing;

•	backstop agreement and debt commitment;

•	sponsor agreement;

•	Contracts, absence of defaults and affiliate agreements;

•	title to property;

•	Investment Company Act of 1940;

•	Trebia shareholders;;

•	this proxy statement/prospectus; and

•	solvency.

The Business Combination Agreement contains representations and warranties of the CSC Blockers, Blocker Parents, Court Square GPs, OpenMail, the Redeemed OM Members and the Protected Rollover Parties relating, among other things, to:

•	corporate organization;

•	the authorization and enforceability of the Business Combination Agreement and Transaction Agreements;

•	no conflict;

•	consent, approval or authorization of governmental authorities;

•	capitalization;

•	title to S1, LLC interests;

•	title to CSC Blocker shares;

•	holding company status;

•	litigation and proceedings;

•	brokers’ fees;

•	related party transactions;

•	this proxy statement/prospectus;

•	taxes; and

•	with respect to the Redeemed OM Members and the Protected Rollover Parties, accredited investor status;

Covenants

Each of the parties to the Business Combination Agreement have each agreed to use commercially reasonable efforts to obtain material required consents and approvals except for any consents required pursuant to any material contract of the Companies or any of their subsidiaries that is not otherwise terminable at will, for convenience or upon or after notice of termination is provided by a party thereto. Each of the parties to the Business Combination Agreement have also agreed to (a) cooperate and use their respective reasonable best efforts to take or cause to be taken such other actions as may be necessary to consummate the Transactions as promptly as practicable, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable.

Prior to the Closing, each of the Companies and the CSC Blockers have agreed to, and cause its subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course of business, including recent past practice in light of the current COVID-19 pandemic.

Each of the Companies and the CSC Blockers have agreed that, unless otherwise required or permitted under the Business Combination Agreement, required by law or in connection with certain pre-Closing recapitalization transactions contemplated to be entered into between S1 Holdco, and the equityholders of S1 Holdco, and subject to certain disclosed exceptions, neither of the Companies nor their subsidiaries will take, among others, the following actions during the interim period between signing of the Business Combination Agreement and Closing without the prior written consent of Trebia (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents, except as otherwise required by law;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly owned subsidiary of S1 Holdco to S1 Holdco or any other wholly owned Subsidiaries of S1 Holdco, (ii) any tax distribution made pursuant to and in accordance with S1 Holdco organizational documents, (iii) any dividends or distributions (including by redemption) of cash by the CSC Blockers, or (iv) any dividend or distribution by S1 Holdco made in the ordinary course of business not to exceed $400,000 in the aggregate in any calendar quarter;

•

(i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of, or membership or ownership interests in such Company or any of its subsidiaries or, in the case of S1 Holdco, the CSC Blockers, or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of or ownership interests in such Company or any of its subsidiaries, or convertible into or exercisable or exchangeable for such securities or interests;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than a permitted lien) on, or otherwise dispose of, any assets, rights or properties, in each case that are material to such Companies and its respective subsidiaries, taken as a whole (but including any equity or ownership interests), and in each case other than such Company and its subsidiaries granting non-exclusive licenses to customers, the sale or license of software, goods and services to customers, or the sale or other disposition of assets, rights, or properties deemed by such Companies in its reasonable business judgment to be obsolete or no longer be material to the business of such Company and its subsidiaries, in each such case, in the ordinary course of business;

•

(i) cancel or compromise any claim or indebtedness owed to such Company or any of its subsidiaries, (ii) settle any pending or threatened action or proceeding (a) if such settlement would require payment by such Companies in an amount greater than $1,000,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing;

•

directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity or ownership interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof, other than, with respect to such Company and its subsidiaries, any such acquisitions that, individually or in the aggregate, do not exceed $1,000,000;

•

make any loans or advance any money or other property to, or make any capital contribution in, any person, except for (i) advances, prepayments and deposits in the ordinary course of business and (ii) intercompany loans, advances or capital contributions among such Company and its Subsidiaries;

•

redeem, purchase or otherwise acquire, any shares of capital stock (or other equity or ownership interests) of such Company or any of its subsidiaries or, in the case of S1 Holdco, any CSC Blocker or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of capital stock (or other equity or ownership interests) of such Company or any of its subsidiaries or, in the case of S1 Holdco, any CSC Blocker;

•

adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of any shares of capital stock or other equity or ownership interests in or securities of such Companies or, in the case of S1 Holdco, any CSC Blocker (including any such event that involves the creation of any new classes or series;

•

enter into, renew or amend in any material respect, any transaction or contract relating to transaction expenses of such Companies if such entry, renewal or amendment would result in additional transaction expenses of such Companies that, individually or in the aggregate, exceed $1,000,000;

•

make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of such Company or any of its subsidiaries or, in the case of S1 Holdco, any of the CSC Blockers, as applicable, other than as may be required by applicable law, GAAP or regulatory guidelines;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Business Combination Agreement);

•

make, revoke, or change any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•	change its residence for any tax purposes;

•

directly or indirectly, incur, or modify in any material respect the terms of, or cancel or forgive any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (other than (i) indebtedness under any financing agreement or capital leases entered into in the ordinary course of business or (ii) indebtedness that is repaid at Closing);

•	except as otherwise required by law, or the terms of any existing benefit plan of such Companies (i) establish or promise any severance or termination benefits or payments to any employee, officer,

director or independent contractor of the Companies, other than in the ordinary course of business with respect to employees, officers, directors or independent contractors of the Companies with an annual base salary equal to or less than $150,000, (ii) make any grant of any cash retention payment to any employee, officer, director or independent contractor of the Companies except in connection with the hiring of any employee or promotion of any employee , officer, director or independent contractor of the Companies with an annual base salary equal to or less than $150,000, (iii) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any employee or promotion of any employee, officer, director or independent contractor of the Companies with an annual base salary equal to or less than $150,000, (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any benefit plan of such Companies or any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan of such Companies if it were in existence as of the date of the Business Combination Agreement, subject to certain exceptions, (v) increase or make a commitment to increase the compensation payable to any employee, officer, director or independent contractor of the Companies (other than in the ordinary course of business for any employee, officer, director or independent contractor of the Companies with an annual base salary equal to or less than $150,000) or (vi) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any benefit plan of such Companies;

•

voluntarily fail to maintain in full force and effect material insurance policies covering such Company and its subsidiaries or, with respect to S1 Holdco, such CSC Blocker and their respective properties, assets and businesses in a form and amount consistent with past practices;

•

enter into, modify or amend any transaction with any person that, to the knowledge of such Companies is an affiliate of such Companies or any of its directors, officers or employees (excluding (i) transactions solely between or among such Companies and/or its subsidiaries, (ii) ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are employees of such Companies, (iii) commercial transactions between such Companies or its subsidiaries and any portfolio companies of any such persons in the ordinary course of business) and (iv) with respect to S1 Holdco, any dividends or distributions (including by redemption or repurchase) of cash by the CSC Blockers;

•

subject to certain exceptions, enter into any agreement that materially restricts the ability of such Company or any of its subsidiaries or, with respect to S1 Holdco, any CSC Blocker to engage or compete in any material line of business or in any geographic territory or enter into a new line of business that is material to such Companies and its subsidiaries, taken as a whole; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Trebia has agreed that, unless otherwise required or permitted under the Business Combination Agreement, and subject to certain disclosed exceptions, neither Trebia nor its subsidiaries will take the following actions during the interim period between signing of the Business Combination Agreement and Closing, among others, without the prior written consent of S1 Holdco and Protected (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change, modify or amend the trust agreement or the Trebia Organizational Documents;

•

(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Trebia; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Trebia; or (iii) other than in connection with any redemption of Trebia Class A Ordinary Shares of Trebia by shareholders Trebia or as otherwise required by the organization documents of Trebia in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Trebia;

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•

enter into or amend in any material respect, any transaction or contract with an affiliate of Trebia, the S1 Founders or Cannae (including, for the avoidance of doubt, (x) any director or officer of Trebia, the S1 Founders or Cannae, or anyone related by blood, marriage or adoption to any such person and (y) any person with whom any director or officer of Trebia, the Sponsors or Cannae has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other agreement that Trebia has with an affiliate;

•

enter into, renew or amend in any material respect, any transaction or contract relating to transaction expenses of Trebia if such entry, renewal or amendment would result in additional transaction expenses for Trebia that, individually or in the aggregate, exceed $1,000,000;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•

except as contemplated by the Incentive Plan Proposal, adopt or amend any benefit plan of Trebia (or any plan, agreement, program, policy, trust, fund or arrangement that would be a benefit plan of Trebia if so adopted), or enter into any employment contract or collective bargaining agreement;

•	acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or person or division thereof or otherwise acquire any assets;

•	adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

•

create, incur, guarantee, assume or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of another person, except for such actions in connection with the Commitment Letter;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except for advances, prepayments and deposits in the ordinary course of business;

•

(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Trebia (including any preferred stock of Trebia) or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or (B) amend, modify or waive any of the terms or rights set forth in, any warrants or warrant agreements of Trebia, including any amendment, modification or reduction of the warrant price set forth therein;

•

take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for an intended tax treatment; or

•	authorize any of, or commit or agree to take, whether in writing or otherwise any of the foregoing actions.

The Business Combination Agreement also contains additional covenants of the parties therein, including, among other things, covenants providing for:

•

Trebia to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Trebia in the Sponsor Agreement and otherwise comply with its obligations thereunder;

•

Trebia to afford to S1 Holdco and Protected and their respective affiliates and representatives reasonable access during the interim period to its books, records, financial and operating data, that S1 Holdco, Protected, and their respective representatives may reasonably request for the purposes of consummating the Transactions;

•

Trebia to use reasonable best efforts to ensure Trebia remains listed as a public company on the NYSE or prepare and submit listing applications as required for Trebia Ordinary Shares and Trebia Public Warrants;

•

Trebia to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

Trebia to take all commercially reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of Trebia Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may be subject to the reporting requirements of applicable securities laws with respect to Trebia to be exempt under such securities law;

•	Trebia to adopt the Incentive Plan;

•	Trebia to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

•	Trebia to take all actions necessary to domesticate in the State of Delaware;

•	Trebia to terminate the Forward Purchase Agreement (as defined in the Business Combination Agreement);

•	Trebia to use commercially reasonable efforts to obtain debt financing in connection with the Transactions;

•	Trebia to take all actions necessary, subject to the approval of its shareholders, to grant restricted stock units to the individuals specified in the Business Combination Agreement;

•

the parties to cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, property and advisable under applicable laws, to consummate and make effectively as promptly as practicable the Transactions, including providing any notices to any person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and governmental orders necessary to consummate the Transactions;

•

the parties to cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information) (i) required under any applicable antitrust laws or other applicable laws, (ii) requested by a Governmental Authority pursuant to applicable antitrust laws, to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions;

•	the parties to use reasonable best efforts to satisfy notification and reporting requirements under the HSR Act;

•

the parties to cooperate and use reasonable best efforts to oppose any efforts to prevent or enjoin the consummation of the Business Combination Agreement and the Transactions, including actions brought by Governmental Authorities;

•	Trebia to obtain any authorization, consent or approval of Governmental Authorities necessary to enable the consummation of the Transactions;

•	Trebia to not engage in any acquisitions that delay or increase the risk of not obtaining any consents required for the consummation of the Transactions;

•	the parties to cause their subsidiaries to obtain any consents and approvals required in order to consummate the Transactions;

•

Trebia to file, and the other parties to support the filing of this Proxy Statement/Prospectus, and to take any actions necessary in support of the filing, including, but not limited to filing a registration statement on Form S-4, proxy statement/prospectus or other applicable form;

•	Trebia to take, in accordance with applicable law, all actions necessary to convene and hold an Extraordinary General Meeting of shareholders to seek the approval of Trebia shareholder matters;

•

the parties to not permit their affiliates or representatives to enter into any agreement concerning any purchase of all or a material portion of their equity securities, or assets (other than immaterial assets), and to cease all discussions or negotiations with any person likely to give rise to, or result in, an acquisition transaction that is not part of the Transactions;

•

Trebia to not permit any of its affiliates or representatives to take any actions, directly or indirectly, to solicit or encourage due diligence with respect to any person concerning offers, inquiries, or proposals likely to give rise to a business combination that is not part of the Transactions;

•	Trebia to file all necessary tax returns;

•	the parties to not take any action that would prevent the Transactions from qualifying for the intended tax treatment;

•	the parties to treat announcements and communications regarding the Business Combination Agreement as confidential, subject to certain exceptions;

•

the parties to, following the Closing, perform such further acts as may be reasonably necessary to give full effect to the allocation of rights, benefits, obligations, and liabilities contemplated by the Business Combination Agreement;

•	the parties to execute and deliver to the other parties the agreements for the Transactions, and to make all necessary filings with the applicable authorities; and

•	Trebia to cause each person serving and not continuing as a member of the board of directors to resign from such position, effective upon the Closing.

In addition, under the Business Combination Agreement, in the event that Protected LTM Cash EBITDA (as defined in the Business Combination Agreement) equals or exceeds (i) on or prior to December 31, 2023, $55 million, or (ii) on or prior to December 31, 2024, $65 million, in either case or both cases (as applicable), a bonus pool of $50 million ($100 million if both targets are hit) shall be paid to eligible employees and other service providers in the form of shares of System1 Class A Common Stock.

Conditions to Closing

General Conditions

Consummation of the Transactions is conditioned on the approval of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal, as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things, the following mutual Closing conditions, any one (1) or more of which may be waived in writing by Trebia, S1 Holdco, and Protected, among other things:

•	all required consents and approvals with respect to the HSR Act or early termination or expiration of the waiting period under the HSR Act shall have been obtained;

•	all required consents and approvals from certain governmental authorities shall have been obtained;

•	no order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination shall be in force;

•	Trebia having at least $5,000,001 of net tangible assets remaining after redemptions by Trebia Public Shareholders;

•

the Available Cash Amount (as defined in the Business Combination Agreement) shall not be (x) less than $469,250,000 or (y) in the case that a backstop election has been made pursuant to the Business Combination Agreement, less than $417,500,000;

•	the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal, as described in this proxy statement/prospectus, shall have been approved; and

•	System1 Class A Common Stock having been approved for listing on the NYSE.

Trebia’s Conditions to Closing

The obligations of Trebia, Trebia Merger Sub I and Trebia Merger Sub II to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•

the accuracy of the representations and warranties of the Companies, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties (subject to customary bring-down standards);

•

the covenants of the Companies, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties having been performed in all material respects;

•

S1 Holdco, Protected, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, each Redeemed OM Member and each Protected Rollover Party delivering to Trebia a certificate signed by an authorized officer of such party, certifying that, to the knowledge and belief of such officer, certain conditions specified in the Business Combination Agreement have been fulfilled with respect to such party;

•

each other signatory thereto delivering to Trebia executed counterparts of the Stockholders Agreement, the Registration Rights Agreement, the New S1 Holdco Operating Agreement and the Tax Receivable Agreement, duly executed by such signatory;

•

the written consent of a majority of the System1 Equityholders and Protected Equityholders, shall have been obtained and delivered to Trebia adopting the Businesses Combination Agreement and approving the Business Combination;

•	there has been no material adverse effect with respect to either of the Companies; and

•

Protected, each CSC Blocker, OpenMail and other parties specified in the Business Combination Agreement delivering to Trebia a Form W-9 and/or other documents required by the IRS or applicable Treasury Regulations.

S1 Holdco and Protected Conditions to Closing

The obligations of the Companies to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Companies, among other things:

•	the accuracy of the representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II (subject to customary bring-down standards);

•	the covenants of Trebia, Trebia Merger Sub I and Trebia Merger Sub II having been performed in all material respects;

•

Trebia delivering to S1 Holdco and Protected a certificate signed by an authorized officer of Trebia certifying that certain conditions specified in the Business Combination Agreement have been fulfilled;

•

the covenants of the parties under the Sponsor Agreement having been performed in all material respects, and none of the parties to the Sponsor Agreement threatening (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that S1 Holdco is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement;

•

Trebia delivering to S1 Holdco executed counterparts to each of the Stockholders Agreement, the New S1 Holdco Operating Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement, duly executed by the applicable parties thereto; and

•

the Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to the Companies of a copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto.

CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties Conditions to Closing

The respective obligations of the CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties to consummate the Business Combination is also subject to the satisfaction or performance of, among other things, the following additional conditions, any one (1) or more of which may be waived in writing by such parties:

•	the accuracy of the representations and warranties of Trebia, Trebia Merger Sub I and Trebia Merger Sub II (subject to customary bring-down standards);

•	the covenants of Trebia, Trebia Merger Sub I and Trebia Merger Sub II having been performed in all material respects; and

•

the domestication of Trebia, as described in the Business Combination Agreement having occurred, and certificates issued by the State of Delaware in connection with the domestication being delivered to S1 Holdco and Protected.

Waiver

Any party of the Business Combination Agreement may, at any time prior to the Closing of the Business Combination Agreement, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of the Business Combination Agreement by an agreement in writing executed in the same manner as the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows, provided that no party may terminate the Business Combination Agreement if its failure to fulfill any obligation thereunder has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date:

•	by mutual written consent of Trebia, Protected, and S1 Holdco;

•

by Trebia if S1 Holdco, Protected, any CSC Blocker, any Court Square GP, any Blocker Parent or OpenMail has breached any of its covenants, agreements, representations or warranties which would cause certain conditions to Closing (regarding the accuracy of such parties’ representations and warranties and the performance of the covenants and agreements of such parties) not to be satisfied and has not cured its breach, if curable with commercially reasonable efforts, within thirty days after receipt by S1 Holdco and Protected of notice from Trebia of such breach, provided that the terminating party’s failure to fulfill any obligation under the Business Combination Agreement is not the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date (as specified in the Business Combination Agreement);

•	by Trebia, S1 Holdco, or Protected if the Closing has not occurred on or before March 28, 2022;

•	by Trebia, S1 Holdco, or Protected if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Transactions;

•

by either S1 Holdco or Protected if Trebia has breached any of its covenants, agreements, representations or warranties which would cause the conditions to Closing not to be satisfied and has not cured its breach, if curable with commercially reasonable efforts, within thirty days after receipt by Trebia of notice from either S1 Holdco or Protected of such breach;

•

by Trebia, S1 Holdco, or Protected if shareholder approval of the Business Combination Proposal, the NYSE Proposal, the Domestication Proposal and the Charter Amendment Proposal is not obtained at the Extraordinary General Meeting (subject to any adjournment or postponement thereof), provided that Trebia is not entitled to terminate on these grounds if, at the time of such termination, Trebia is in breach of certain obligations with respect to this proxy statement/prospectus and the Extraordinary General Meeting; or

•

by Trebia if the necessary transaction consents are not obtained and delivered by S1 Holdco, Protected, the Court Square GPs and the Blocker Parents to Trebia within the time specified in the Business Combination Agreement.

Effect of Termination

In the event of proper termination by Trebia, Protected or S1 Holdco, the Business Combination Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Business Combination Agreement), without any liability on the part of any party or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party for any Willful Breach (as defined in the Business Combination Agreement) of the Business Combination Agreement by such party occurring prior to such termination.

Fees and Expenses

All fees and expenses incurred in connection with the Business Combination Agreement and the Transactions will be paid by the party incurring such expenses; provided that, if the Closing occurs, Trebia shall bear and pay all of its transaction expenses and the transaction expenses of the other parties to the Business Combination Agreement in connection with the Business Combination Agreement.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement. The approval of the Business Combination Agreement by the members or equityholders of any of the parties therein shall not restrict the ability of the board of directors (or other body or entity performing similar functions) of any of the parties to terminate the Business Combination Agreement or, subject to applicable Law, including the DGCL, to cause such party to enter into an amendment to the Business Combination Agreement.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Summary of the Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of New S1 Holdco Operating Agreement, the form of Tax Receivable Agreement, the form of Stockholders Agreement, the form of Registration Rights Agreement, the Sponsor Agreement, the Backstop Agreement, the Protected Support Agreement and the FPA Termination Agreement are attached hereto as Annex E, Annex F, Annex G, Annex H, Annex I, Annex J, Annex K and Annex L, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

The New S1 Holdco Operating Agreement

In connection with the Closing, the existing fourth amended and restated limited liability company agreement of S1 Holdco will be amended and restated in its entirety to become the fifth amended and restated limited liability company agreement of S1 Holdco, in substantially the form attached as Annex E to this proxy statement/prospectus, pursuant to which, among other things, the parties thereto will restructure the capitalization of S1 Holdco to (i) reclassify the Previous System1 Class A Units into S1 Holdco Class B Units as set forth in the New S1 Holdco Operating Agreement, (ii) create two classes of units, S1 Holdco Class A Units and System1 Class B Units, and (iii) provide for the issuance of additional S1 Holdco Common Units and System1 Warrants (as described below). System1 will be appointed and admitted as the managing member of S1 Holdco upon the Effective Time, and as the managing member of S1 Holdco, System1 will have control over the affairs and decision-making of S1 Holdco.

The holders of S1 Holdco Common Units will generally incur U.S. federal, state, local and non-U.S. income taxes on their allocable share of any taxable income of S1 Holdco. Profits and losses (for applicable tax purposes) of S1 Holdco will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of S1 Holdco Common Units, though certain non-pro rata adjustments may be made to reflect tax depreciation, amortization and other applicable tax allocations. The New S1 Holdco Operating Agreement will provide for pro rata tax distributions to the holders of S1 Holdco Common Units for purposes of funding their tax obligations in respect of the net taxable income of S1 Holdco that is allocated to them. Generally, the tax distributions will be calculated using an assumed tax rate equal to the highest marginal combined federal, state, and local income tax rate applicable to an individual or corporation resident in New York, New York, whichever is higher (subject to certain adjustments), multiplied by the aggregate amount of taxable income or gain of S1 Holdco, net of certain applicable deductions, credits or losses, plus, in the case of System1, any additional incremental amount required for System1 to timely pay its actual U.S. federal, state local, and non-U.S. tax liabilities related to tax items of S1 Holdco and its obligations pursuant to the Tax Receivable Agreement. All tax distributions will be treated as advances against other distributions to which the applicable S1 Holdco Common Unit holders would be entitled under the New S1 Holdco Operating Agreement.

The following is an illustrative example calculation of the pro rata quarterly tax distributions with respect to the S1 Holdco Common Units: Assuming the unitholder with the highest proportionate amount of allocated S1 Holdco income holds 5% of the outstanding S1 Holdco Common Units and is allocated $100 of taxable income by S1 Holdco and that certain potential adjustments set forth in the New S1 Holdco Operating Agreement are inapplicable, then, in general, the aggregate amount of the tax distribution made by S1 Holdco to all holders of S1 Holdco Common Units, pro rata, would be $800. Such aggregate amount is calculated by (i) multiplying such unitholder’s allocable income of $100 by the highest effective marginal combined federal, state and local income tax rate prescribed for an individual or corporation resident in New York, New York at the time of such distribution, which we have assumed for purposes of this calculation is 40% and (ii) dividing the result by such unitholder’s 5% interest. In such example, the 5% unitholder would therefore receive a pro rata tax distribution equal to $40 (i.e., 5% of $800).

Except as otherwise determined by System1, S1 Holdco generally will not affect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding S1 Holdco Common Units unless it is accompanied by a substantively identical subdivision or combination of S1 Holdco Common Units, so that at all times there is a one-to-one ratio between the number of S1 Holdco Common Units owned by System1 and the number of outstanding shares of System1 Class A Common Stock. For each S1 Holdco Common Unit issued to a member of S1 Holdco other than System1, System1 will issue to such member of S1 Holdco one share of System1 Class C Common Stock (by any unit split, stock distribution, reclassification, reorganization, recapitalization or otherwise). Each time a warrant is exercised to purchase System1 Class A Common Stock, other than the System1 Upstairs Warrants, System1 has agreed to cause the exercise of one System1 Upstairs Warrant, such that the number of System1 Class A Common Stock issued in connection with the exercise of the System1 Upstairs Warrants will be equal to the number of S1 Holdco Class A Units issued by S1 Holdco under the System1 Warrant Agreement.

Subject to certain exceptions, S1 Holdco will indemnify all of its members and their shareholders, directors, officers, affiliates and other related parties against all losses or expenses arising from the claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with S1 Holdco business or affairs or the New S1 Holdco Operating Agreement or any related document.

S1 Holdco may be dissolved only upon the first to occur of (i) written agreement of members holding 80% of the outstanding S1 Holdco Common Units and (ii) dissolution required by the operation of law. Upon a dissolution, S1 Holdco will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to the payment of amounts owed to creditors, (b) then to the establishment of such reserves for contingent liabilities and costs of liquidation as System1 may reasonably determine and (c) then to distributions to the members of S1 Holdco in accordance with the New S1 Holdco Operating Agreement.

Subject to the terms of the New S1 Holdco Operating Agreement, the members of S1 Holdco (other than System1) may from time to time cause S1 Holdco to redeem any or all of their S1 Holdco Class B Units in exchange for, at System1’s election (subject to certain exceptions), either cash (based on the VWAP for a share of System1 Class A Common Stock of the five full trading days prior to the date of the request for redemption) or shares of System1 Class A Common Stock. At S1 Holdco’s election, such transaction may be effectuated via a direct exchange of System1 Class A Common Stock or cash by System1 for the redeemed S1 Holdco Class B Units.

Except as permitted under the New S1 Holdco Operating Agreement, System1 may not transfer its S1 Holdco Common Units or any of their corresponding rights without the consent of a majority of the members. Similarly, the other members may not transfer their S1 Holdco Common Units or any of their corresponding rights without the prior written consent of System1, except as otherwise permitted under the New S1 Holdco Operating Agreement.

Pursuant to the New S1 Holdco Operating Agreement, the holders of S1 Holdco Class A Units and S1 Holdco Class B Units do not have any voting rights, outside of certain limited negative consent rights, including to prevent S1 Holdco from taking any action that would make it impossible to carry on the ordinary business of S1 Holdco. The holders of S1 Holdco Class A Units and S1 Holdco Class B Units are entitled to distributions as and when decided by System1, as the managing member of S1 Holdco, pro rata based on their percentage of the total units outstanding.

The New S1 Holdco Operating Agreement will provide that, in the event of certain change of control transactions involving System1, System1 may require the members of S1 Holdco to exchange all of their S1 Holdco Common Units for shares of System1 Class A Common Stock in the same manner as if such member had exercised its right of redemption with respect to such S1 Holdco Common Units pursuant to the New S1 Holdco Operating Agreement. The form of the New S1 Holdco Operating Agreement is attached to this proxy statement/prospectus as Annex E and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Tax Receivable Agreement

Concurrently with the completion of the Business Combination, System1 will enter into the Tax Receivable Agreement with S1 Holdco and the TRA Holders, in substantially the form attached as Annex F to this proxy statement/prospectus. The Tax Receivable Agreement will provide for the payment by System1 to such TRA Holder (as defined in the Tax Receivable Agreement) of 85% of the benefits, if any, actually realized by System1 or in certain circumstances (e.g., an early termination of the Tax Receivable Agreement) the present value of potential future tax benefits, as a result of (i) System1’s direct and indirect allocable share of certain tax basis adjustments resulting from the Business Combination and as a result of future sales or exchanges of S1 Holdco Common Units for shares of System1 Class A Common Stock (or, at the election of System1, cash) after the Business Combination and (ii) System1’s utilization of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that System1 would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by System1 may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of System1 and not of S1 Holdco. While the amount of the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of S1 Holdco Common Units for shares of System1 Class A Common Stock, the applicable tax rate, the price of shares of our System1 Class A Common Stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of S1 Holdco and System1’s possible utilization of tax attributes, the payments that System1 may make under the Tax Receivable Agreement may be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of S1 Holdco Common Units or other TRA Holders continuing to hold ownership interests in System1 or S1 Holdco. To the extent payments are due to the TRA Holders under the Tax Receivable Agreement, the payments are generally required to be made within ten business days after the tax benefit schedule (which sets forth System1’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. System1 is required to deliver such a tax benefit schedule to the TRA Holders’ representative, for its review, within ninety calendar days after the due date (including extensions) of System1’s federal corporate income tax return for the relevant taxable year. See “Certain Relationships and Related Person Transactions.”

Stockholders Agreement

Concurrently with the consummation of the Business Combination, the Sponsors, Cannae, Michael Blend, Chuck Ursini, Nick Baker, and JDI will enter into the Stockholders Agreement, the form of which is attached hereto as Annex G. The Stockholders Agreement will provide for, among other things, certain designation rights as described below.

Designation Rights

Effective as of the Closing Date, it is anticipated that the System1 Board will be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae.

Pursuant to the terms of the Stockholders Agreement, following the Closing Date, System1 will take all necessary action to include in the slate of nominees recommended by System1 for election as directors, at each annual or Extraordinary General Meeting of shareholders at which directors are to be elected, a number of Sponsor Directors that, if elected, will result in the Sponsors and Cannae having a number of directors serving on the System1 Board as shown below:

System1 Common Stock Beneficially Owned by Sponsors and Cannae (collectively) as a % of the Outstanding System1 Common Stock Immediately Following the Closing	Number of Sponsor Directors
7.5% or greater	2	*
2.5% or greater, but less than 7.5%	1

*	In addition, the Sponsors and Cannae will maintain their right to jointly designate the System1 Independent Directors with Mr. Blend.

Additionally, following the Closing Date, System1 will take all necessary action to include in the slate of nominees recommended by Mr. Blend for election as directors, at each annual or Extraordinary General Meeting of shareholders at which directors are to be elected, a number of Founder Directors that, if elected, will result in System1 having a number of directors serving on the System1 Board as shown below:

System1 Common Stock Beneficially Owned by the Selling Shareholders (as defined in the Stockholder Agreement) as a % of the Total Outstanding System1 Shares	Number of Founder Directors
10% or greater	2	*
2.5% or greater, but less than 10%	1

*	In addition, the Sponsors and Cannae will maintain their right to jointly designate the System1 Independent Directors with Mr. Blend.

Under the Stockholders Agreement, System1 will use its reasonable best efforts to take all necessary action, subject to certain exceptions, to cause the election of the Sponsor Directors (in the case of the Sponsors and Cannae) and the election of each of the Founder Directors (in the case of Mr. Blend), including: (i) nominating each such Sponsor Director or Founder Director and (ii) recommending such individual’s election and soliciting proxies or consents in favor thereof. In addition, Cannae, the Sponsors and each Founder Shareholder, each agreed to vote in favor of and consent to any Sponsor Directors or Founder Director. The Sponsors, Cannae, and Mr. Blend also agreed not to vote in favor of the removal of the Sponsor Directors or Founder Directors, subject to certain exceptions.

Registration Rights Agreement

In connection with the Business Combination, concurrently with the Closing, System1 Group and the RRA Parties will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement,

System1 is required, as soon as practicable, but in any event within forty-five (45) days after the Closing Date, to file a registration statement to permit the public resale of all the Registrable Securities (as defined in the Registration Rights Agreement) held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act.

In addition, upon the request of any RRA Party, to the extent a registration statement is not available to exercise a proposed transaction, System1 will be required to facilitate a non-shelf registered offering of Registrable Securities requested by such RRA Party to be included in such offering. Within 60 days after receipt of a demand for such registration, System1 will be required to use its reasonable best efforts to file a registration statement relating to such request. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering. Whenever System1 proposes to offer or sell securities, whether for its own account or the account of one or more shareholders, any RRA Party may choose to exercise their related piggyback rights in accordance with the Registration Rights Agreement.

The Registration Rights Agreement also provides that System1 will pay all expenses (except for certain selling expenses) relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. The form of the Registration Rights Agreement attached hereto as Annex H.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Trebia amended and restated (i) the Prior Sponsor Agreement, and (ii) the Prior Insider Letter, and entered into the Sponsor Agreement with the Sponsors, Cannae, the Insiders, S1 Holdco and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (A) to vote any Trebia Ordinary Shares in favor of the Business Combination and other Trebia Shareholder Proposals, (B) not to seek redemption of any Trebia Ordinary Shares, (C) not to transfer any Trebia Ordinary Shares for the period beginning on the day of the Closing until the earlier of (x) 180 days following the Closing or (y) 150 days following the Closing, if the VWAP of System1 Class A Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days, and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each also agreed to forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate). Trebia will also issue (a) 725,000 shares of System1 Class D Common Stock to Trasimene Sponsor and 725,000 shares of System1 Class D Common Stock to BGPT Sponsor, and (b) 725,000 RSUs to each of Mr. Blend and JDI, a Protected Equityholder, in the case of each of (a) and (b) subject to the Class B Forfeiture. The Post-Closing RSUs will be subject to the same vesting and other terms as the System1 Class D Common Stock. Additionally, (1) the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders and (2) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders, as the case may be, a number of shares of System1 Class A Common Stock equal to the number of ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions. The Sponsor Agreement is attached hereto as Annex I.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into the Backstop Agreement whereby Cannae agreed, subject to the other terms and conditions included therein, to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000,000. The Cannae Backstop amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption

Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one hundred percent (100%) of such amount between $200,000,000 and $300,000,000 and, in accordance with the terms of the Backstop Agreement, Cannae shall subscribe for a number of shares of System1 Class A Common Stock equal to such aggregate amount divided by $10. The Backstop Agreement attached hereto as Annex J.

Prior to or substantially contemporaneously with the closing of the Business Combination, certain of the Debt Financing Sources will fund to Trebia an amount equal to the Trebia Finco LLC Debt Commitment Amount. To the extent that (A) the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, an amount equal to fifty percent (50%) of the payments required to be made in connection with the Trebia Shareholder Redemption shall be drawn from the Trebia Finco LLC Debt Commitment Amount and (B) the Trebia Shareholder Redemption Value, if any, is greater than $300,000,000 but less than $417,500,000, an amount equal to the amount drawn pursuant to clause (A) plus one-hundred percent (100%) of such amount between $300,000,000 and $417,500,000, shall be drawn from the Trebia Finco LLC Debt Commitment Amount in connection with the payments required to be made in connection with the Trebia Shareholder Redemption.

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $417,500,000 but less than $462,500,000, (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco, as set forth on the allocation schedule attached to the Business Combination Agreement and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to Protected) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement.

To the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $462,500,000, the Redeemed OM Members, OpenMail and Protected may elect to further reduce the Closing Cash Consideration otherwise payable pursuant to the Business Combination Agreement in an amount equal to the Trebia Shareholder Redemption Value in excess of $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Common Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to Protected) in the proportions set forth on the allocation schedule attached to the Business Combination Agreement.

Protected Support Agreement

Immediately following the execution of the Business Combination Agreement, Trebia, Protected, JDI & AFH Limited, Protected.net Group Limited, PSH and the UK Protected Supporting Parties entered the Protected Support Agreement, pursuant to which, among other things, the Trebia Supporting Parties agreed to (i) irrevocably and unconditionally approve the Business Combination Agreement and the Transactions contemplated thereby (including the Business Combination), (ii) waive and agree not to assert any appraisal rights in connection with the Business Combination Agreement and the Transactions, and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers prior to the Effective Time with respect to the Protected Common Stock owned by him, her or it. The Protected Support Agreement is attached hereto as Annex K.

FPA Termination Agreement

In connection with the signing of the Business Combination Agreement and Backstop Agreement, Trebia and Cannae entered into the FPA Termination Agreement to terminate that certain forward purchase agreement, dated as of June 5, 2020, pursuant to which Cannae agreed to purchase, immediately prior to the Closing, an aggregate of 7,500,000 Trebia Class A Ordinary Shares and 2,500,000 Trebia Public Warrants. The FPA Termination Agreement is attached hereto as Annex L.

Background of the Business Combination

Trebia is a blank check company formed as a Cayman Islands exempted company on February 11, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential initial business combination, whereby Trebia evaluated a large number of potential targets utilizing Trebia’s global network and the investing, operating and transaction experience of Trebia’s management team, advisory partners and the Trebia Board. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of Trebia and representatives of the Companies over the course of ten months. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transaction documents, as well as the Business Combination.

On June 19, 2020, Trebia completed its initial public offering (the “Trebia IPO”). Prior to the consummation of the Trebia IPO, neither Trebia, nor anyone on its behalf, contacted any prospective target business (including the Companies) or had any substantive discussions, formal or otherwise, with respect to a transaction with Trebia.

After the Trebia IPO, Trebia commenced an active search for prospective businesses and assets to acquire, reviewing a large number of potential targets. Representatives of Trebia, Trebia management the Sponsors and members of the Trebia Board either contacted or were contacted by a number of individuals, entities and third party financial advisors with respect to acquisition opportunities.

In evaluating potential businesses and assets to acquire, Trebia, together with its advisory partners, generally surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, Trebia looks for acquisition targets that are (i) of a size relevant to the public marketplace, which Trebia generally views as companies with an enterprise value of at least $1 billion, and (ii) positioned, operationally and financially, to be successful as a public company. Trebia further looks for those transactions that it believes that, if entered into, would be well-received by the public markets and Trebia Shareholders. In particular, Trebia generally seeks to identify companies that (a) have an existing strong management team, (b) have an attractive platform with a defensible market position, (c) are positioned for both organic and in-organic growth, and (d) generate significant cash flow. Trebia also seeks to identify companies that it believes would benefit from the expertise of Trebia’s operating partners and from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. Trebia generally applies these criteria when evaluating potential targets.

In connection with their evaluation of potential initial business combination opportunities, William P. Foley, II, the co-Founder and Frank R. Martire, Jr., the co-Founder and Director of Trebia, Paul Danola, the President of Trebia, and Tanmay Kumar, the Chief Financial Officer of Trebia, together with their advisory partners and other representatives of Trebia:

•	developed a list of business combination candidates;

•	held conversations with numerous potential targets and their management and/or equity stakeholders either initiated by them or by the potential target or its sponsor;

•

identified and evaluated a number of potential target opportunities, including a combination with the Companies, prior to focusing its efforts on a business combination transaction with the Companies; and

•

in connection with evaluating such opportunities, representatives of Trebia met and conducted preliminary discussions with representatives of, and commenced initial preliminary due diligence on, such potential target opportunities.

In total, following the Trebia IPO, representatives of Trebia, its advisors and the Sponsors initiated contact with over 25 business combination opportunities, with the majority centered in the financial services, technology, software, data, analytics, services and related areas. Trebia reviewed opportunities on a rolling basis, including based on discussions and information received under confidentiality agreements entered into with a number of such potential counterparties. After reviewing and considering the foregoing opportunities, Trebia continued to cull its list of prospects based on the core set of criteria described above. Trebia’s level of initial discussions varied across potential targets, with some progressing to extensive due diligence and negotiation of transaction documents, while others not moving beyond initial discussions.

The decision not to pursue any of the alternative acquisition targets was generally the result of one or more of (i) Trebia’s determination that these businesses did not represent as attractive a target as the Companies due to a combination of business prospects, strategy, concerns raised in diligence, inexperienced management teams, and structure, (ii) Trebia’s decision to pursue a business combination with the Companies or (iii) a difference in valuation expectations between Trebia, on the one hand, and a prospective seller, on the other hand.

During this process, representatives of the Sponsors identified the Companies as potential acquisition targets by Trebia and arranged for an introductory call between representatives of Trebia and representatives of the Companies on September 10, 2020 to gauge whether Trebia would be interested in considering a possible transaction with the Companies.

On September 11, 2020, the Companies and Trebia executed a non-disclosure agreement to facilitate the exchange of confidential information in connection with a potential transaction.

On December 10, 2020, representatives of System1 presented certain financial information to representatives of Trebia.

From December 10, 2020 through January 5, 2021, Trebia engaged in business and financial due diligence reviews of the Companies, and representatives of the parties and held calls in furtherance of those reviews.

Following these initial due diligence efforts by Trebia, Trebia decided to prioritize the evaluation and pursuit of a potential business combination with the Companies, assuming satisfactory results of Trebia’s on-going due diligence efforts.

On January 5, 2021, representatives of Trebia provided an initial draft term sheet (the “Term Sheet”) to representatives of the Companies outlining the basic parameters for a potential transaction between the Companies and Trebia. The initial Term Sheet contemplated, among other things, (i) total consideration payable to the Companies of $1.110 billion, comprised of $566 million in cash and approximately $544 million worth of System1 Common Stock; (ii) the parties raising $200 million from a private placement of Trebia’s securities; (iii) a commitment by Cannae of $500 million to backstop (a) redemptions by Trebia Shareholders or (b) any undelivered funds under the private placement; (iv) a minimum of $793 million in cash being available to Trebia at the Closing; (v) certain “lock-up” arrangements for the Sponsors and certain members of management of the Companies for 360 days post-Closing; and (vi) the certain equity ownership (in each case assuming No Redemptions): (a) Trebia’s Public Shareholders would hold approximately 35% of the outstanding common shares of System1, (b) the investors in the proposed private placement would hold approximately 14% of the outstanding common shares of System1, (c) the Sponsors would hold approximately 9% of the outstanding common shares of System1, (d) current equity holders of the Companies would hold approximately 37% of the outstanding common shares of System1, and (e) Cannae, through the Forward Purchase Agreement would hold approximately 5% of the outstanding common shares of System1.

On January 12, 2021, representatives of the Companies sent a revised draft of the Term Sheet to representatives of Trebia. The primary open issues in the revised Term Sheet were: (i) the proposal for 20% of Trebia Class B Ordinary Shares to be subject to a 5-year vesting period, (ii) the proposal for 10% of the outstanding Trebia Class B Ordinary Shares to be subject to forfeiture in connection with a change in value or size of the proposed private placement, (iii) a minimum of $775 million in cash being available to Trebia at the Closing and no more than 50% redemptions by Trebia Shareholders, (iv) the duration of the “lock-up” for the current equityholders of System1 and Protected, (v) the certain proposed designation rights for the System1 Board, and (vi) the allocation of transaction expenses. The January 12, 2021 proposal implied the following pro forma equity ownership (in each case assuming no redemptions): (a) Trebia’s Public Shareholders would hold approximately 36% of the outstanding common shares of System1, (b) the investors in the proposed private placement would hold approximately 14% of the outstanding common shares of System1, (c) the Sponsors would hold approximately 7% of the outstanding common shares of System1, (d) current equity holders of the Companies would hold approximately 38% of the outstanding common shares of System1, (e) Cannae, through the Forward Purchase Agreement, would hold approximately 5% of the outstanding common shares of System1, and (f) contemplated an Equity Incentive Plan of 7%.

On January 14, 2021, Trebia and certain of its advisors were granted access by the Companies to a virtual data room containing non-public information relating to the Companies and their respective businesses in order to facilitate Trebia’s due diligence review of the Companies. From January 14, 2021 to June 28, 2021, Trebia and its advisors continued their broader due diligence review of the Companies and their respective businesses, including holding numerous diligence calls among Trebia management, System1 management, Protected management and their respective advisors.

Between January 18, 2021 and February 11, 2021, Trebia, the Companies, representatives from Weil, Gotshal & Manges LLP (“Weil”), legal counsel to Trebia, and representatives from Latham & Watkins, LLP (“Latham”) and Willkie, Farr & Gallagher LLP (“Willkie”), legal counsel to the Companies, negotiated and exchanged drafts of the Term Sheet. Significant areas of discussion and negotiation included the amount Trebia anticipated raising in the private placement, the relative duration of the parties’ obligations under the “lock-up” and the minimum cash available to Trebia at the Closing. The final Term Sheet implied the following pro forma equity ownership (in each case assuming no redemptions): (a) Trebia’s Public Shareholders would hold approximately 34% of the outstanding common shares of System1, (b) the investors in the proposed private placement would hold approximately 13% of the outstanding common shares of System1, (c) the Sponsors would hold approximately 8% of the outstanding common shares of System1, (d) current equity holders of the Companies would hold approximately 40% of the outstanding common shares of System1, and (e) Cannae, through the Forward Purchase Agreement, would hold approximately 5% of the outstanding common shares of System1.

On February 11, 2021, Trebia, the Sponsors, System1 and Protected entered into an exclusivity letter agreement, providing for mutual exclusivity until 11:59 p.m. on March 29, 2021.

On February 11, 2021, representatives of Trebia and representatives of the Companies met with representatives of Credit Suisse Securities (USA) LLC (“Credit Suisse”), BofA Securities, Inc. (“BofA”) and Evercore Group L.L.C. (“Evercore, and together with Credit Suisse and BofA, the “Placement Agents”) to discuss raising additional capital from private investors via a private placement in connection with a potential business combination among Trebia and the Companies. On February 25, 2021, there was a further call among representatives of Trebia and representatives of the Companies and representatives of the Placement Agents to discuss details about the timing of a private placement in connection with a potential business combination among Trebia and the Companies.

On March 4, 2021, on behalf of Trebia, a representative of Weil delivered a draft Business Combination Agreement to Willkie and Latham.

On March 5, 2021, on behalf of Trebia, a representative of Weil delivered to Willkie and Latham a draft of a subscription agreement to be provided to potential investors in the private placement (the “Subscription Agreement”).

On March 8, 2021, on behalf of Trebia, a representative of Weil delivered to Willkie and Latham a draft of the (i) Backstop Agreement pursuant to which Cannae would agree to provide up to $500 million to backstop (a) redemptions by Trebia Shareholders or (b) any undelivered funds under the private placement, and (ii) Sponsor Agreement, pursuant to which the Sponsor Persons would agree with the Companies, among other things (a) to vote their shares in support of the Business Combination, (b) not to elect to redeem any Trebia Ordinary Shares in connection with the Business Combination, (c) not to take any action to solicit any offers relating to an alternative business combination, and (d) not to transfer any Trebia Ordinary Shares for up to 270 days after the Closing (subject to certain exceptions).

On March 10, 2021, a representative of Latham, delivered an updated draft of the Subscription Agreement to Weil. Later on March 10, 2021, representatives of Weil, Latham and Willkie held a call to discuss the March 4 draft of the Business Combination Agreement, including how to appropriately address transaction expenses, structuring considerations and a closing condition requiring the parties to agree to the Trebia Board composition.

On March 11, 2021, a representative of Weil delivered to the Placement Agents, for future distribution to potential third party investors, a draft of the Subscription Agreement.

On March 13, 2021, a representative of Latham delivered to Willkie and Weil drafts of the proposed (i) System1 Charter, and (ii) System1 Bylaws, each to be adopted at the Closing.

On March 14, 2021, a representative of Latham delivered to Weil and Willkie a draft of the Stockholders Agreement addressing, among other things, the relative rights of the parties to designate directors of the Trebia Board and the equity ownership levels necessary to retain such rights.

On March 18, 2021, a representative of Latham delivered to Weil and Willkie a revised draft of the Business Combination Agreement, which, among other things: (i) revised the mechanics for calculation of the cash and share consideration to be paid to the Companies, (ii) included a mechanic for management of the Companies to receive certain share payments upon the Companies meeting adjusted EBITDA goals at December 31, 2023 and December 31, 2024 (the “EBITDA Bonus Pools”), (iii) narrowed the scope of representations and warranties to be provided by the Companies, (iv) eased the limitations imposed by the conduct of business covenants on the Companies, and (v) enhanced the required efforts of the parties with respect to obtaining regulatory approval of the proposed Business Combination.

Trebia and the Placement Agents subsequently entered into an engagement letter on March 18, 2021 whereby the Placement Agents were engaged to act as placement agents in connection with such private placement. Also on March 18, with authorization from Trebia and the Companies, representatives of the Placement Agents began to contact potential investors to discuss their interest in making an equity investment in Trebia pursuant to a private placement in connection with the potential Business Combination.

On March 22, 2021, a representative of Latham delivered to Weil and Willkie a draft of the New S1 Holdco Operating Agreement, which, among other things: (i) governs the relationship between System1 and S1 Holdco and (ii) provides for the mechanics for the “Up-C” shareholding structure.

From March 22, 2021 through March 24, 2021, representatives of Trebia, the Companies and the Placement Agents hosted discussions with a limited number of potential investors regarding the possibility of making an equity investment in Trebia in connection with the potential Business Combination. Following such discussions with potential investors, representatives of Trebia and representatives of the Companies discussed the generally weakened state of the market with respect to private placements and, as a result, determined that it would be in the best interests of Trebia and the Companies to re-evaluate the terms of the potential Business Combination, including no longer including a private placement transaction.

During the first two weeks of April 2021, in an effort to provide a more compelling opportunity to Trebia Public Shareholders and a greater degree of execution certainty for the Companies, representatives of Trebia considered revising certain of the key terms of the potential Business Combination, including deferring a portion of the Sponsors’ Trebia Class B Ordinary Shares. During this time, the Sponsors also considered alternative structures, including a possible private transaction involving the Companies, the Sponsors and Cannae. After careful consideration and discussion, the Sponsors and the Companies ultimately determined that the Companies would be better positioned to execute its organic and inorganic growth initiatives in the public markets with the support of the Sponsor group. Representatives of Trebia and the Companies agreed that representatives of Trebia would proposed revised terms by the end of April 2021.

On April 28, 2021, a representative of Trebia delivered a revised proposal for the proposed Business Combination to the Companies, which proposed, among other things: (i) total consideration payable to the Companies of $1.040 billion, comprised of $461 million in cash consideration and $579 million in equity consideration; (ii) contemplated the termination of the Forward Purchase Agreement; (iii) removed the requirement for a private placement; (iv) a commitment by Cannae of $200 million to backstop shareholder redemptions and (v) 1,300,000 Trebia Class B Ordinary Shares being restructured as earnout securities.

On May 2, 2021, a representative of the Companies delivered a revised proposal for the proposed Business Combination to Trebia, which, among other things: (i) increased the total consideration payable to the Companies from $1.040 billion to $1.158 billion, comprised of $476 million in cash consideration and $682 million in equity consideration; (ii) contemplated the termination of the Forward Purchase Agreement; (iii) removed the requirement for a private placement; (iv) contemplated a total backstop of shareholder redemptions up to $517.5 million, comprised of (a) $200 million from Cannae, (b) $242.5 million from debt proceeds and (c) $75 million in cash to equity conversion by the current equityholders of System1 and Protected; (v) proposed 1,450,000 Trebia Class B Ordinary Shares being restructured as earnout securities; (vi) proposed 1,450,000 Trebia Class B Ordinary Shares being forfeited by the Sponsor Persons and issued to Mr. Blend and JDI, a Protected Equityholder as RSUs (subject to vesting achievements); (vii) contemplated 5,000,000 Trebia Class B Ordinary Shares becoming subject to transfer as part of the Cannae Backstop and the Seller Backstop; and (viii) contemplated the transfer of 50% of the Trebia Private Placement Warrants from the Sponsor Persons to Mr. Blend and JDI.

On May 5, 2021, a representative of Trebia delivered a revised proposal for the proposed Business Combination to the Companies, which, among other things: (i) reduced the total consideration payable to the Companies from $1.158 billion to $1.090 billion, comprised of $467.5 million in cash consideration and $622.5 million in equity consideration; (ii) contemplated the termination of the Forward Purchase Agreement; (iii) removed the requirement for a private placement; (iv) contemplated a total backstop of shareholder redemptions up to $467.5 million, comprised of (a) $200 million from Cannae, (b) $217.5 million from debt proceeds, and (c) $50 million in cash to equity conversion by the current equityholders of System1 and Protected, (v) proposed 1,450,000 Trebia Class B Ordinary Shares being restructured as earnout securities; (vi) proposed 1,450,000 Trebia Class B Ordinary Shares being forfeited by the Sponsor Persons and issued to Mr. Blend and JDI as RSUs (subject to vesting achievements) and (vii) contemplated 2,500,000 Trebia Class B Ordinary Shares becoming subject to transfer as part of the Cannae Backstop and the Seller Backstop. The May 5, 2021 proposal implied the following pro forma equity ownership (in each case assuming no redemptions): (a) Trebia’s Public Shareholders would hold approximately 42% of the outstanding common shares of System1, (b) the Sponsors would hold approximately 8% of the outstanding common shares of System1, and (c) current equity holders of the Companies would hold approximately 50% of the outstanding common shares of System1.

On May 7, 2021, a representative of the Companies delivered a further revised proposal for the proposed Business Combination to Trebia, which, among other things; (i) increased the total consideration payable to the Companies from $1.090 billion to $1.128 billion, comprised of $462.5 million in cash consideration and $665.5 million in equity consideration; (ii) reduced the potential cash to equity conversion by the current equityholders of System1 and Protected in connection with the Trebia shareholder redemptions from $50 million to $45 million and (iii) contemplated the transfer of 50% of the Trebia Private Placement Warrants from the Sponsor Persons to Mr. Blend and JDI. The May 7, 2021 proposal implied the following pro forma equity ownership (in each case assuming no redemptions): (a) Trebia’s Public Shareholders would hold approximately 40% of the outstanding common shares of System1, (b) the Sponsors would hold approximately 8% of the outstanding common shares of System1, and (c) current equity holders of the Companies would hold approximately 52% of the outstanding common shares of System1.

On May 10, 2021, a representative of Trebia delivered a further revised proposal for the proposed Business Combination to the Companies, which, among other things, contemplated the transfer of 1,000,000 Trebia Private Placement Warrants from the Sponsor Persons to Mr. Blend and JDI. The May 10, 2021 proposal did not change the anticipated pro forma equity ownership from the May 7 proposal.

On May 17, 2021, a representative of Trebia delivered a further revised and final proposal for the proposed Business Combination to the Companies, which, except for an adjustment in the allocation of transaction expenses, was identical to the May 10 proposal.

On May 25, 2021, a representative of Weil delivered revised drafts of the Business Combination Agreement and Backstop Agreement to Latham and Willkie, in each case, revised to match the terms of the May 17, 2021 proposal, including, (i) total consideration payable to the Companies of $1.128 billion, comprised of $462.5 million in cash consideration and $665.5 million in equity consideration, (ii) the termination of the Forward Purchase Agreement, (iii) the removal of the private placement, (iv) a total backstop of shareholder redemptions up to $462.5 million, comprised of (a) $200 million from Cannae, (b) $217.5 million from debt proceeds, and (c) $45 million in cash to equity conversion from the current equityholders of System1 and Protected, (v) proposed 1,450,000 Trebia Class B Ordinary Shares being restructured as earnout securities, (vi) proposed 1,450,000 Trebia Class B Ordinary Shares being forfeited by the Sponsor Persons and issued to Mr. Blend and JDI as RSUs (subject to vesting achievements), and (vii) contemplated 1,000,000 Trebia Private Placement Warrants transferred from the Sponsor Persons to Mr. Blend and JDI.

On May 26, 2021, representatives of Weil, Latham and Willkie held a call to discuss certain open issues in the Backstop Agreement, including (i) certain representations related to Cannae’s ability to fund, and (ii) the conditionality of the Backstop Agreement.

From May 27, 2021 through June 26, 2021, representatives of Weil, Latham and Willkie exchanged drafts and finalized the New S1 Holdco Operating Agreement.

On June 2, 2021, a representative of Willkie delivered to Weil and Latham a revised draft of the Business Combination Agreement, which, among other things, (i) contemplated the adjusted EBITDA Bonus Pools, and (ii) contemplated an Equity Incentive Plan of 7% plus up to 5% annual increases.

On June 9, 2021, a representative of Weil delivered to Latham and Willkie a revised draft of the Business Combination Agreement, which, among other things, (i) included customary provisions with respect to the debt financing, and (ii) contemplated an Equity Incentive Plan of 5% with no annual increases.

On June 14, 2021, a representative of Latham delivered to Weil and Willkie a revised draft of the Business Combination Agreement, which, among other things, contemplated an Equity Incentive Plan of 7% with up to 5% annual increases.

On June 15, 2021, representatives of Latham delivered to Weil and Willkie an initial draft of Protected’s disclosure schedules relating to the Business Combination Agreement.

Between June 15, 2021 and June 17, 2021, representatives of Weil, Latham and Willkie exchanged drafts of the Business Combination Agreement. The primary open issues were (i) the inclusion of the Additional Seller Backstop Amount, (ii) the inclusion of provisions related to the payment of any taxes incurred by Trebia with respect to any Additional Seller Backstop Election, (iii) the inclusion of provisions related to the amount of cash and cash equivalents to be held by the Companies at the Closing, and (iv) the size of the Equity Incentive Plan and related annual increase limits.

On June 16, 2021, a representative of Latham delivered to Weil and Willkie a draft of the Tax Receivable Agreement, pursuant to which the parties thereto agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the Transactions.

On June 18, 2021, a representative of Weil delivered to Latham and Willkie a revised draft of the Business Combination Agreement, which, among other things: (i) updated the proposed allocation of the backstop of Trebia shareholder redemptions, providing that (a) the first $200 million of redemptions be divided equally between Cannae and the debt proceeds, (b) between $200 million and $300 million of redemptions to be backstopped by Cannae, and (C) between $300 million and $417.5 million of redemptions to be backstopped by debt proceeds, (ii) included provisions for the Additional Seller Backstop Election, (iii) included provisions related to the payment of any taxes incurred by Trebia with respect to any Additional Seller Backstop Election, and (iv) included an amount of cash and cash equivalents to be held by the Companies at the Closing.

Also on June 18, 2021, representatives of Willkie delivered to Weil and Latham an initial draft of System1’s disclosures schedules relating to the Business Combination Agreement, following which the parties and their respective legal counsel engaged in on-going discussions and negotiations regarding the items to be included in each of Protected’s and System1’s disclosure schedules.

On June 23, 2021, a representative of Latham delivered to Weil and Willkie a revised draft of the Business Combination Agreement, which, among other things: (i) removed the provisions related to the payment of any taxes incurred by Trebia with respect to any Additional Seller Backstop Election, (ii) removed the requirement for a certain amount of cash and cash equivalents to be held by the Companies at the Closing, (iii) inserted a restriction on Trebia from seeking outside equity commitments (other than those made by Cannae in connection with the Cannae Backstop), and (iv) contemplated an Equity Incentive Plan of 6% with up to 2.5% annual increases. Also on June 23, a representative of Latham delivered to Weil and Willkie a draft of the Registration Rights Agreement, addressing, among other things, the form of registration statement, timing and commitments relating to the registration rights of the parties.

On June 24, 2021, a representative of Weil delivered to Latham and Willkie a revised draft of the Business Combination Agreement, which, among other things: (i) reinserted the provisions related to the payment of any taxes incurred by Trebia with respect to any Additional Seller Backstop Election, and (ii) included provisions for the Private Placement Warrants.

Between June 24, 2021 and June 26, 2021, representatives of Latham, Weil and Willkie exchanged drafts and finalized the Sponsor Agreement.

On June 25, 2021, a representative of Latham delivered to Weil and Willkie a revised draft of the Business Combination Agreement, which, among other things, (i) included certain customary provisions with respect to the debt financing, and (ii) contemplated Equity Incentive Plan of 7% with up to 2.5% annual increases.

Also on June 25, 2021, the Trebia Board met telephonically to discuss and evaluate the proposed Business Combination with the Companies, with representatives of Trebia management and Weil participating. Representatives of Weil reviewed with the Trebia Board its fiduciary duties and a representative of Trebia management summarized the material terms of the transaction documents, including those contained in the Business Combination Agreement and related agreements. The Trebia Board, together with representatives of Trebia management, discussed (A) the key terms and structure of the transaction with the Company, including the negotiated backstop arrangement with Cannae, (B) the relevant historical and projected key financial and operational metrics of the Companies (including pro forma billings adjusted revenue, pro forma Billings adjusted EBITDA and adjusted cash flow), (C) actionable opportunities for growth of the Companies’ respective businesses (including strategic acquisition candidates), and (D) the implied valuation of the Companies’ respective businesses, taking into account the above discussion. Upon a motion duly made and seconded, the

Trebia Board unanimously, (i) determined that the Business Combination Agreement and the transactions contemplated thereby are fair to and in the best interests of Trebia’s Shareholders; (ii) determined that the fair market value of the Companies is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of such date; (iii) approved the transactions contemplated by the Business Combination Agreement as a business combination, and (iv) adopted a resolution recommending the Transactions be adopted by Trebia’s Shareholders.

Between June 26, 2021 and June 28, 2021, the parties and their advisors exchanged drafts of the Business Combination Agreement, Tax Receivable Agreement, Registration Rights Agreement, Stockholders Agreement, New S1 Holdco Operating Agreement, Backstop Agreement and related ancillary agreements and disclosure schedules, and held calls to resolve the remaining open points in the transaction documents and finalize the terms of the Business Combination Agreement and related disclosure schedules.

Early on the morning of June 29, 2021, the parties executed the Business Combination Agreement, Sponsor Agreement, the Backstop Agreement and the related agreements. On the morning of June 29, 2021, before the stock market opened, Trebia and the Companies announced the execution of the Business Combination Agreement and the Transactions.

The Trebia Board’s Reasons for the Approval of the Business Combination

The Trebia Board, in evaluating the Business Combination, consulted with Trebia’s management and legal and financial advisors. In unanimously (without any director consenting as to his own interests) deciding to (a) adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, and (b) recommend that Trebia shareholders vote to adopt the Business Combination Agreement and approve transactions contemplated thereby, the Trebia Board considered a range of factors, including but not limited to, the factors discussed below.

In light of the number and wide variety of factors the members of the Trebia Board considered in connection with evaluating and approving the Business Combination, the Trebia Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Trebia Board’s evaluation and determination regarding the Business Combination was necessarily based on the information available and the factors presented to and considered by it at the time. In addition, individual directors may have given different weight to different factors.

This summary of the Trebia Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Trebia Board determined not to obtain a fairness opinion. The officers and directors of Trebia have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Trebia’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination with the Companies. In addition, Trebia’s officers and directors and Trebia’s advisors have substantial experience with mergers and acquisitions.

In considering the Business Combination, the members of the Trebia Board considered a number of factors pertaining to the Business Combination as generally supporting their decision to enter into the Business Combination Agreement and approve the transactions contemplated thereby, including, but not limited to, the following factors:

•

Reasonableness of Merger Consideration. Following a review of the financial data provided to Trebia, including the Companies’ historical financial statements and certain unaudited prospective financial information, and Trebia’s due diligence review of the Companies’ businesses, the Trebia Board considered the Merger Consideration to be paid and determined that the consideration was reasonable in light of such data and financial information;

•

Due Diligence. Trebia’s management and advisors conducted significant due diligence examinations of the Companies, including: conducting commercial due diligence, conducting financial, tax and legal due diligence, and conducting discussions with the Companies’ management and Trebia’s financial, tax and legal advisors concerning such due diligence examination of the Companies;

•

Industry and Trends. The Companies’ business is based in an industry and addressable market that has seen substantial growth in recent periods and that the Trebia Board considers attractive, and which, following a review of industry trends and other industry factors, the Trebia Board believes has continued growth potential in future periods;

•

Strong product offering. The Companies provide services for its customers through their proprietary responsive acquisition marketing platform, or RAMP, a scalable, data-driven technology platform that is integrated across the Companies network of owned and operated websites and related products, allowing them to acquire customers from a broad array of marketing channels, including Google, Facebook, Reddit and monetize these customers either directly or through advertising partners, such as Google and Microsoft to wide set of vertical advertisers/suppliers - including the company-owned subscription products;

•	Existing Relationships. The Companies have established relationships with over 100 advertising companies and advertising networks, including Google, Microsoft and Yahoo!;

•

Opportunities for Revenue Growth, Margin Improvement and Multiple Expansion. The belief that continued commercial investments that leverage the scalable nature of the Companies’ technology platform, and potential cost structure improvements to support revenue acceleration, could significantly increase revenue growth, margin improvement and multiple expansion;

•

Synergistic Acquisition Opportunities Coupled with a Comprehensive and Proven M&A and Integration Strategy. The Trebia Board’s belief that there are various incremental acquisition opportunities to expand and enhance the Companies’ platform, with a focus on innovation, scale and market adjacencies, will drive engagement and improve the Companies’ revenue growth. In addition, the Companies’ ability to execute on these opportunities will be supported by its strong platform and recurring cash flow generation and System1’s management team’s proven track record of executing on a comprehensive M&A strategy and achieving successful integrations;

•

Commitment of Companies’ Owners. The current equityholders of S1 Holdco will own approximately         % of the Post-Closing Company (including Mr. Blend, S1 Holdco’s Co-Founder and Chief Executive Officer, who will rollover         % of his equity in the Companies). The Trebia Board believes that the direct or indirect equityholders of the Companies, which includes the S1 Founders, continuing to own a substantial percentage of the Post-Closing Company on a pro forma basis reflects such shareholders’ belief in and commitment to the continued growth prospects of System1 going forward;

•

Lock-Up. The agreement by the Insiders, Cannae and the other Sponsor Persons as well as the S1 Founders to be subject to a post-Closing lockup in respect of their System1 common stock and S1 Holdco Common Units, subject to certain customary exceptions (including the attainment of certain trading price thresholds), which will provide important stability to the leadership and governance of System1;

•

Financial Condition. The Trebia Board also considered factors such as the Companies’ historical financial results, outlook, financial plan and debt structure. In considering these factors, the Trebia Board reviewed the Companies’ recent performance, the current prospects for growth if the Companies achieve their business plans and various historical and current balance sheet items.

•

Experienced and Proven Management Team. The Companies have experienced management teams with a proven record and diverse experience and business services that Trebia management had the opportunity to engage with and evaluate in the course of its due diligence review. In addition, the senior management of the Companies intend to remain with System1 following the Business Combination, which the Trebia Board believes will provide helpful continuity in advancing System1’s strategic and growth goals;

•

Other Alternatives. After a thorough review of other business combination opportunities reasonably available to Trebia, the Trebia Board believes that the proposed Business Combination represents the best potential business combination for Trebia taking into consideration, among other things, the strength of the global digital market in which the Companies operate, the experience of Trebia management in data-driven technology platforms and therefore Trebia management’s ability to evaluate and assess the business plan and potential future performance of the Companies relative to other potential business combination transactions;

•

Negotiated Transaction. The terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both the Companies and Trebia to complete the Business Combination. The Trebia Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Trebia and the Companies;

•

Cannae and Seller Backstop. The fact that Cannae and the Companies have agreed to provide the Cannae Backstop Amount the Seller Backstop Amount, if necessary, to backstop potential redemptions by Trebia Public Shareholders, which will help ensure that the Companies are well capitalized following closing of the Business Combination; and

•

Post-Closing Governance. The fact that the Sponsors (together with Cannae) had negotiated the right to nominate three members of the System1 Board following the Business Combination, and that William P. Foley, II and Frank R. Martire, Jr. are intended to serve in those roles, which the Trebia Board believed would allow for the Post-Closing Company to benefit from Mr. Foley’s and Mr. Martire’s operational and organizational experience and also to benefit from the Sponsors’ professional relationships to identify potential Trebia Board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the Post-Closing Company and drive returns for stockholders.

The Trebia Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the business benefits anticipated to result from the Business Combination;

•

The Rights of Mr. Blend Pursuant to the Stockholders Agreement. The risks relating to the rights granted to Mr. Blend pursuant to the Stockholders Agreement, including Mr. Blend’s right to nominate up to two of the seven directors on the System1 Board;

•

Costs Savings and Growth Initiatives May Not be Achieved. The risk that the cost savings and growth initiatives of System1’s long-term growth strategy may not be fully achieved or may not be achieved within the expected timeframe;

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the Post-Closing Company’s revenues;

•	Shareholder Vote. The risk that Trebia shareholders may fail to approve the proposals necessary to effect the Business Combination;

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Trebia’s control, including the receipt of certain required regulatory approvals;

•

Trebia Public Shareholders Holding a Minority Position in the Post-Closing Company. The risks associated with Trebia Public Shareholders holding a minority position in the Post-Closing Company (approximately 40.26%, assuming: No Redemptions, excluding the impact of the shares of Trebia’s Class A Ordinary Shares underlying the Trebia Public Warrants and Private Placement Warrants, and no shares of System1 Class D Common Stock have converted into System1 Class A Common Stock), which may reduce the influence that Trebia Public Shareholders have on the management of the Post-Closing Company;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing the Companies, which are private companies, for the applicable disclosure and listing requirements to which System1 will be subject as a publicly traded company on the NYSE;

•

Liquidation of Trebia. The risks and costs to Trebia if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Trebia being unable to effect an initial business combination by June 19, 2022;

•	No Third-Party Valuation. The risk that the Trebia Board did not obtain a third-party valuation or fairness opinion in connection with the Business Combination; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the Trebia Board also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of Trebia have interests in the Business Combination. See “Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers and Others in the Business Combination”; and

•	Other Risks Factors. Various other risk factors associated with the Companies’ business, as described in the section entitled “Risk Factors”.

The Trebia Board concluded that the potential benefits that it expected Trebia and Trebia shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The Trebia Board also noted that Trebia shareholders would have a substantial economic interest in the Post-Closing Company (depending on the level of Trebia Public Shareholders that sought redemption of shares of Trebia Class A Ordinary Shares into cash). Accordingly, the Trebia Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable to and in the best interests of Trebia and its shareholders.

Certain Projected Financial Information

In connection with its consideration of the Business Combination, Trebia’s Board was provided with the projections set forth below prepared by the management of both S1 Holdco and Protected (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide Trebia’s shareholders access to information made available to Trebia’s Board in connection with its consideration of the Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was March 2021.

The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, the Companies’ management and Trebia. The auditors of S1 Holdco, Protected UK and Trebia have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, the auditors of S1 Holdco, Protected UK and Trebia do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to the S1 Holdco’s previously issued financial statements. It does not extend to the Projections and should not be read to do so. The BDO LLP report included in this proxy statement/prospectus relates to Protected UK’s previously issued financial statements. It does not extend to the Projections and should not be read to do so. The Marcum LLP report included in this proxy statement/prospectus relates to Trebia’s previously issued financial statements. It does not extend to the Projections and should not be read to do so. The Projections were prepared in good faith by the management of the Companies based on their reasonable estimates and assumptions with respect to the expected future financial performance of the Companies for the periods presented at the time the Projections were prepared, and speak only as of that time. The Projections are pro forma for the Business Combination and include, but are not limited to, the following assumptions:

•	Growth rates will be as set forth in the table below;

•

S1 Holdco will grow by continuing to invest in RAMP, allowing it to deploy an increasing amount of acquisition marketing spend to acquire traffic, using its owned and operated websites to further qualify that traffic and identify user intent, and delivering those qualified users to its advertisers and advertising networks;

•

S1 Holdco’s continued investment in RAMP will enable it to continue to expand into new acquisition channels, including international markets and foreign language audiences, and to grow the number of direct relationships it has with advertisers in multiple advertising verticals;

•

Protected’s projected growth is driven by its continuing to acquire new customers for its current subscription product, including Total AV, Total Ad Blocker and Total Web Shield, while continuing to earn renewal revenue from its existing customer basis. The Companies believe the full integration of RAMP with the Protected operations will help drive Protected’s growth as well;

•	Protected will continue to develop new and enhance existing subscription products, both in the security and privacy space, as well as in adjacent verticals; and

•	No acquisitions are assumed in the Projections, nor any cost synergies.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous judgments, estimates and assumptions including, but not limited to, future industry performance under various scenarios and operating conditions, as well as management’s assumptions for new and existing competition in addition to general business, economic, market and financial conditions, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist Trebia’s Board in its evaluation of the Companies and the Business Combination. The Companies have not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including Trebia. Neither S1 Holdco nor

Protected’s management nor any of their respective representatives has made, or makes, any representations to any person regarding the ultimate performance of S1 Holdco and/or Protected relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of the Companies following the Business Combination may differ materially from those expressed in the Projections due to factors beyond their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any Trebia stockholders to vote in favor of any of the proposals subject to the vote of Trebia’s stockholders at the Extraordinary General Meeting.

We encourage you to review the financial statements of S1 Holdco and Protected included in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Operating Metrics and Non-GAAP Financial Measures” included in this proxy statement/prospectus and to not rely on any single financial measure.

None of Trebia, S1 Holdco or Protected, nor any of their respective affiliates, intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to update, revise or correct the Projections to reflect any circumstances existing or arising after the date such Projections were generated, or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections set forth below otherwise would not be realized.

The following projected information is pro forma for the Business Combination.

(US$ in millions)	2021	2022
Billings Adjusted Revenue(1):
Owned and Operated	$566	$676
Partner Networks	42	47

Total advertising (System1)	$608	$723
Subscription (Protected UK)	155	183
Total Billings Adjusted Revenue	$763	$906
Year over Year Growth	32%	19%
Billings Adjusted Gross Profit(1):
Owned and Operated	$120	$155
Partner Networks	41	46

Advertising Total	$161	$201
Subscription	47	59
Total Billings Adjusted Gross Profit	$208	$260
% Margin	27.3%	28.7%
Operating Expense(2)	$88	$102
Billings Adjusted EBITDA(1)	$120	$158
% Margin(3)	15.8%	17.4%
Year over Year Growth	50%	31%
Less: Capitalized Software	$(7)	$(9)
Less: Capital Expenditures	$(0)	$(0)
Billings Adjusted Free Cash Flow	$113	$149
Adjusted Free Cash Flow/Billings Adjusted EBITDA	94.1%	94.5%

(1)

Billings Adjusted Revenue, Billings Adjusted Gross Profit and Billings Adjusted EBITDA are billings-based metrics with respect to subscription revenue. They are non-GAAP financial information and are presented on a different basis than the historical and pro forma financial statements and information included elsewhere in this proxy statement/prospectus. Accordingly, actual GAAP revenues, gross profit and other metrics will be different in the future.

Billings Adjusted Revenue represents revenue, less revenue related to terminated business lines, plus changes in deferred revenue and adjusted to exclude the impact of purchase accounting on deferred revenue. For the advertising business, Billings Adjusted Revenue is presented on the same basis as Adjusted Revenue under “Operating Metrics and Non-GAAP Financial Measures”.

Billings Adjusted Gross Profit represents gross profit, less gross profit related to terminated product lines, plus changes in deferred revenue and adjusted to exclude the impact of purchase accounting on deferred revenue.

Billings Adjusted EBITDA represents net income from continuing operations before taxes, interest expense, depreciation and amortization, non-recurring and restructuring expense, plus the changes in deferred revenue and stock based compensation, and adjusted to remove earnings from terminated business lines and the impact of purchase accounting on deferred revenue.

Billings Adjusted Free Cash Flow represents Billings Adjusted EBITDA less capitalized software and capital expenditures.

(2)

Operating Expense excludes taxes, interest expense, depreciation and amortization, non-recurring and restructuring expense, stock based compensation expense, and adjusted is adjusted to remove expenses terminated business.

(3)	Represents Billings Adjusted EBITDA as a ratio of Billings Adjusted Revenue.

Interest of Trebia’s Directors and Officers in the Business Combination

When you consider the recommendation of the Trebia Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Trebia’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Trebia Shareholders generally. These interests include, among other things, the interests listed below:

•

If the Business Combination or another initial business combination is not consummated by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), Trebia will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Trebia Class A Ordinary Shares for cash (less up to $100,000 of interest to pay dissolution expenses), subject to the approval of its remaining shareholders and the Trebia Board, dissolving and liquidating. In such event, 100% of Trebia Public Warrants, 100% of the Trebia Private Placement Warrants and 100% of Trebia Class B Ordinary Shares held by the Sponsors would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such warrants or shares. Such Trebia Class A Ordinary Shares would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Class A Ordinary Shares on the NYSE of $         per share on         , 2021, the Record Date for the Extraordinary General Meeting.

•

The Sponsors purchased an aggregate of 8,233,334 Trebia Private Placement Warrants from Trebia for an aggregate purchase price of $12,350,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Trebia IPO. A portion of the proceeds Trebia received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $         based upon the closing price of the Trebia Public Warrants on the NYSE of $         per warrant on                 , 2021, the Record Date for the Extraordinary General Meeting. The Trebia Private Placement Warrants will become worthless if Trebia does not consummate a business combination by June 19, 2022 (or any extension of such date if approved by Trebia Shareholders).

•

Trebia and/or the Companies have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Trebia and Cannae in connection with the Business Combination (as described below). Certain directors of Trebia, including Mr. Linehan and Mr. Stallings, also serve as directors of Cannae. Upon completion of the Business Combination,

Cannae will hold approximately between 0% direct voting interest (assuming No Redemptions) and 19.92% direct voting interest (assuming Maximum Redemptions) of System1 Common Stock, which figures include Cannae’s interest in each class of System1 Common Stock as applicable.

•

The fact that Trebia and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Trebia Shareholders in connection with the Business Combination, in an amount of up to $200,000,000 (at a purchase price of $10.00 per share). In the event that the full $200,000,000 under the Backstop Agreement is drawn, the Sponsors have agreed to forfeit up to 1,734,694 (in the aggregate) shares of Trebia Class B Ordinary Shares, of which 1,275,510 will be transferred to Cannae.

•

The fact that if Trebia is unable to complete a business combination by June 19, 2022 (as such date may be extended with the approval of Trebia Shareholders), the Sponsors have agreed to be liable to Trebia if and to the extent any claims by a third party, including claims from target businesses and claims of vendors or other entities that are owed money by Trebia for services rendered or products sold to Trebia (other than Trebia’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10 per Trebia Public Share and (ii) the actual amount per Trebia Public Share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.00 per share due to reductions in the value of the trust assets), in each case net of the interest that may be withdrawn to pay Trebia’s taxes (if any). If Trebia consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Trebia’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Trebia’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Trebia fails to consummate a business combination by June 19, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, Trebia may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by June 19, 2022.

•	The continued indemnification of Trebia’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Stockholders Agreement and Business Combination Agreement, it is anticipated that the System1 Board will be comprised of seven directors as follows: (i) the System1 Independent Directors, (ii) two directors to be designated by Mr. Blend, (iii) one director to be designated by the Sponsors and (iv) one director to be designated by Cannae.

•

Pursuant to the Registration Rights Agreement, the Sponsors will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions, and lockup restrictions with respect to System1 Stock held by them from time to time.

Board of Directors following the Business Combination

Upon consummation of the Transactions, the Trebia Board anticipates each Class I director having a term that expires immediately following System1’s annual meeting of stockholders in 2022, each Class II director having a term that expires immediately following System1’s annual meeting of stockholders in 2023 and each Class III director having a term that expires immediately following System1’s annual meeting of stockholders in 2024, or in each case having a term that continues until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

In connection with the Transactions, Michael Blend, Frank R. Martire, Jr., William P. Foley, II,             ,             ,              and              have each been nominated to serve as directors of the Post-Closing Company upon completion of the Transactions.

Please see the sections entitled “Shareholder Proposal No. 7 — The Director Election Proposal” and for additional information.

Redemption Rights

Pursuant to the Trebia Organizational Documents, a Trebia Shareholder may request of Trebia that Trebia redeem all or a portion of its Trebia Public Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Trebia Public Shares, you will be entitled to receive cash for any Trebia Public Shares to be redeemed only if you:

(i)	hold Trebia Public Shares;

(ii)

submit a written request to Continental, Trebia’s transfer agent, in which you (i) request that Trebia redeem all or a portion of your Trebia Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Trebia Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Trebia Public Shares to Continental, Trebia’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Trebia Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Trebia Public Shareholders may elect to redeem all or a portion of the Trebia Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Trebia Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Trebia Public Shareholder properly exercises its right to redeem all or a portion of the Trebia Public Shares that it holds and timely delivers its shares to Continental, Trebia’s transfer agent, Trebia will redeem such Trebia Public Shares for a per-share price, payable in cash, equal to the Redemption Price. For illustrative purposes, as of                 , 2021, this would have amounted to approximately $10.00 per issued and outstanding Trebia Public Share. If a Trebia Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Trebia Public Shares for cash and will no longer own Trebia Public Shares. The redemption takes place following the Domestication and accordingly it is System1 Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Trebia Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Trebia Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting. If you deliver your shares for redemption to Continental, Trebia’s transfer agent, and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that Trebia’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Trebia’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Trebia’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s Trebia Public Shares have been delivered (either physically or electronically) to Continental, Trebia’s agent, at least two business days prior to the vote at the Extraordinary General Meeting.

Notwithstanding the foregoing, a Trebia Public Shareholder, together with any affiliate of such Trebia Public Shareholder or any other person with whom such Trebia Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Trebia Public Shares with respect to more than an aggregate of 15% of the Trebia Public Shares. Accordingly, if a Trebia Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Trebia Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsors have, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of their Trebia Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to such Trebia Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons (including the Insiders) collectively own approximately 20% of the outstanding Trebia Ordinary Shares. See “Shareholder Proposal No. 1—The Business Combination Proposal” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

The closing price of Trebia Public Shares on                 , 2021 was $        . For illustrative purposes, as of                 , 2021, funds in the Trust Account plus accrued interest thereon totaled approximately $517,500,000 or $10.00 per issued and outstanding Trebia Public Share.

Prior to exercising redemption rights, Trebia Public Shareholders should verify the market price of the Trebia Public Shares as they may receive higher proceeds from the sale of their Trebia Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Trebia cannot assure its shareholders that they will be able to sell their Trebia Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Satisfaction of 80% Test

It is a requirement under the Trebia Organizational Documents that any business acquired by Trebia have an aggregate fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of the Companies generally used to approve the transaction, the Trebia Board determined that this requirement was met. The Trebia Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Trebia and its shareholders and appropriately reflected the Companies’ value. In reaching this determination, the Trebia Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the Companies’ potential for future growth in revenue and profits. The Trebia Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of the Companies met this requirement.

Sources and Uses

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Trebia’s good faith estimate of such amounts.

Represents adjustments to cash due to the following inflows and outflows as a result of the Business Combination	No Redemption	Maximum Redemption
Sources
Cash Held in Trust Account(1)	$517,500	$—
New Term Loan(2)	400,000	400,000
Cannae Backstop(3)	—	200,000

Uses
Cash Consideration to Sellers(4)	462,500	362,500
Cash to Pay Down Existing Debt(5)	175,538	175,538
Acquirer Transaction Costs(6)	$55,113	$55,113

Pro forma adjustment	$224,349	$6,849

(1)

The No Redemptions scenario assumes conversion of 51,750,000 Class A Ordinary Shares. The Maximum Redemptions scenario assumes that 51,750,000 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination in based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination with the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)	In both of the No Redemptions and Maximum Redemption scenario, System1 will obtain a $400 million Term Loan under the Commitment Letter.
(3)	Represents the cash proceeds of $200 million received under the Backstop Agreement in the Maximum Redemptions scenario.
(4)

Represents the cash consideration to the System1 Equityholders and Protected Equityholders upon consummation of the Business Combination. In the Maximum Redemptions scenario, the cash proceeds are reduced by $100 million for the Additional Seller Backup Election.

(5)	Represents the amount of existing S1 Holdco debt that the Post-Closing Company intends to pay down upon the Closing. This cash will be applied to S1 Holdco’s credit facilities.
(6)	Estimated transaction costs incurred by Trebia in connection with the Business Combination.

Accounting Treatment

System1 has been determined to be the accounting acquirer in the Business Combination. The ultimate determination of the accounting acquirer is a qualitative and quantitative assessment that requires careful consideration, of which the final determination will occur after the consummation of the Business Combination. However, System1 has been determined to be the accounting acquirer based on evaluation of the following predominate factors:

•

System1 will be the sole managing member of S1 Holdco, and the managing member has full and complete charge of all affairs of S1 Holdco and the existing non-managing members of S1 Holdco do not have substantive kick-out or participating rights.

•	System1 acquires all of the outstanding stock of Protected UK in exchange for cash and equity consideration.

•	No single party will have the ability to nominate a majority of the members of the Board of Directors of the combined entity.

•	No individual legal entity or shareholder controlled S1 Holdco and Protected prior to the business combination or will control Trebia after the Business Combination.

The factors discussed above support the conclusion that System1 will acquire a controlling interest in S1 Holdco and Protected. Trebia will be the primary beneficiary of S1 Holdco which is a variable interest entity. Therefore, the Business Combination constitutes a change in control and will be accounted for as a business combination in accordance with GAAP using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The Business Combination Proposal is conditioned on the approval of each of the other Required Trebia Proposals. Therefore, if each of the Required Trebia Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by the required number of holders of Trebia Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that Trebia’s entry into the Business Combination Agreement by and among S1 Holdco, Protected and the other parties signatory thereto, which provides for, among other things, the consummation of the following transactions: (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act (As Revised), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of Trebia, and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT THE TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Trebia and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. For additional information regarding these considerations, see the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Interest of Trebia’s Directors and Officers in the Business Combination.”

SHAREHOLDER PROPOSAL NO. 2—THE NYSE PROPOSAL

Overview

Trebia is asking its shareholders to consider and vote upon a proposal to approve, assuming the other Required Trebia Proposals are approved, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of System1 Common Stock because such issuance will exceed 20% of both the voting power and the Trebia Ordinary Shares issued and outstanding before such issuance pursuant to (i) the transactions contemplated by the Business Combination Agreement, including the issuance of System1 Class A Common Stock and System1 Class C Common Stock as part of the Business Combination and the issuance of System1 Class A Common Stock to Cannae pursuant to the Backstop Agreement (ii) all issuances of shares of common stock of System1 upon the conversion of shares of any other class of System1 common stock or the exchange of any units of S1 Holdco issued in connection with the Business Combination, and (iii) issuances of 725,000 restricted stock units covering System1 Common Stock (“RSUs”) to each of Mr. Blend and JDI, a Protected Equityholder, upon and subject to the vesting and other terms and conditions described below (together, the “RSU Issuances”). The Trebia Board approved and authorized the RSU Issuances, subject to shareholder approval.

Assuming the Business Combination Proposal and each of the other Required Trebia Proposals are approved, Trebia Shareholders are also being asked to approve the NYSE Proposal.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, in any transaction or series of related transactions if: (i) the common shares have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common shares or (ii) the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the common shares or of securities convertible into or exercisable for common shares. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, the Post-Closing Company expects to issue approximately                  shares of System1 Class A Common Stock and System1 Class C Common Stock to System1 Equityholders and Protected Equityholders in connection with the Business Combination Agreement (including up to 20,000,000 shares of System1 Class A Common Stock to Cannae in connection with the Backstop Agreement and 725,000 RSUs to each of Mr. Blend and JDI, a Protected Equityholder. For additional information, see the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Backstop Agreement.”

Accordingly, the aggregate number of shares of common stock that the Post-Closing Company will issue in connection with the Business Combination and the Cannae Backstop will exceed 20% of both the voting power and the Trebia Ordinary Shares outstanding before such issuance and is expected to result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, Trebia is seeking the approval of Trebia Shareholders for the issuance of System1 Class A Common Stock and System1 Class C Common Stock in connection with the Business Combination and the Cannae Backstop.

Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, in any transaction or series of related transactions, to (i) a Related Party, (ii) a Subsidiary, affiliate or other closely related person of a Related Party, or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of common shares to be issued, or if the number of common shares into which the securities may be convertible or exercisable, exceeds either 1% of the number of common shares or 1% of the voting power outstanding before the issuance. In connection with the Cannae Backstop, Cannae is expected to be issued up to 20,000,000 shares of System1 Class A Common Stock.

Accordingly, the aggregate number of shares of System1 Class A Common Stock that the Post-Closing Company will issue to a Related Party in the Cannae Backstop may exceed 1% of the Trebia Class A Ordinary Shares outstanding before such issuance, and for this reason, Trebia is seeking the approval of Trebia Shareholders for the issuance of shares of System1 Class A Common Stock pursuant in connection with the Cannae Backstop.

In the event that this proposal is not approved by Trebia Shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Trebia Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of System1 Class A Common Stock and System1 Class C Common Stock pursuant to the Business Combination Agreement or the Cannae Backstop, such shares of System1 Class A Common Stock and System1 Class C Common Stock will not be issued.

Purpose of the RSU Issuances

The purpose of the RSU Issuances is to provide incentives and additional equity ownership to the recipients if certain stock-price performance goals are attained (the “RSU Issuance Agreement”).

Summary of the RSU Issuances

The following summarizes the material terms of the RSU Issuances. This summary is qualified in its entirety by the full text of the applicable RSU Issuance Agreement.

Overview. Each RSU Issuance will cover 725,000 RSUs. RSUs are contractual promises to deliver shares of System1 Common Stock in the future, which, in the case of the RSU Issuances, remain forfeitable unless and until a Class D Conversion Event (as described below) occurs on or prior to the fifth anniversary of the Closing Date. The RSU Issuances will be made outside of the Equity Incentive Plan and will not count as issuances against the share limit contained in the Equity Incentive Plan.

Recipients. Each of Mr. Blend and JDI will be eligible to receive RSU Issuances. Except for Mr. Blend and JDI, no other individual or entity will receive an RSU Issuance or amounts or benefits in connection with the RSU Issuances. For clarity, RSUs apart from the RSU Issuances may separately be issued under the Equity Incentive Plan if the Equity Incentive Plan is approved by our shareholders, as discussed in “Shareholder Proposal No. 6—The Incentive Plan Proposal”.

Vesting. Each RSU Issuance will vest and become payable (in shares of System1 Common Stock) only if a “Class D Conversion Event” occurs on or prior to the fifth anniversary of the Closing Date. A Class D Conversion Event will occur on the earlier of: (a) the first day on which the volume weighted average price of the System1 Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty New York Stock Exchange trading days within a period of thirty consecutive New York Stock Exchange trading days; or (b) a change of control of us if the valuation of System1 Common Stock in such change of control equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

For purposes of the RSU Issuances, a “change of control” means (and shall occur upon) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of our voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of our outstanding voting securities.

Forfeiture; Termination. If a Class D Conversion Event does not occur on or prior to the fifth anniversary of the Closing Date, then the RSU Issuances will be forfeited, and no shares or other payments will be delivered in respect of the RSU Issuances.

Dividend Equivalents. The RSU Issuances will be issued in tandem with dividend equivalents, which represent the right to receive the equivalent value of dividends paid on shares of System1 Common Stock underlying the RSU Issuances. Dividend equivalents are credited as of the dividend record dates that occur during the period that the RSU Issuances remains outstanding, as determined by the Company, and will be paid to the applicable holder of the RSU Issuances if and when the RSUs to which the dividend equivalents relate vest and the underlying shares of System1 Common Stock are issued.

Administration. The board of directors, or any committee to whom the board of directors delegates such power or authority, will administer and interpret the RSU Issuances, and will have full authority to take all actions and to make all determinations required or provided for under the RSU Issuances.

Adjustments. In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding RSU Issuances to prevent dilution or enlargement of the benefits or intended benefits under the RSU Issuances, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” we will make equitable adjustments to the RSU Issuances.

Clawback; Non-Transferability; Amendments. The RSU Issuances will be subject to any company claw-back policy as set forth in such claw-back policy. The RSU Issuances are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the RSU Issuance administrator’s consent, pursuant to a domestic relations order. The RSU Issuance Agreements may be amended only by a writing signed by the parties thereto.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the RSU Issuances. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Under current federal income tax rules, the RSU Issuances and payments in respect of dividend equivalents corresponding thereto are generally subject to tax at the time of share delivery or payment (as applicable). We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder of the RSU Issuances is taxable with respect to such payment.

Plan Benefits

As of the date of this proxy statement/prospectus, no RSU Issuances have been granted. The table below sets forth the RSU Issuances that are expected to be made if our shareholders approve the RSU Issuances. With the exception of Mr. Blend and JDI, none of our executive officers, directors, director nominees, associates, employees or any other person has received or will receive any RSU Issuances. The closing price of Trebia Class A Ordinary Shares as of                 , 2021 was $             per share.

Name and Position	Number of Restricted Stock Units
Named Executive Officers:
All current executive officers, as a group
All current non-employee directors, as a group
All employees who are not executive officers, as a group

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The NYSE Proposal is conditioned on the approval of each of the other Required Trebia Proposals. Therefore, if each of the Required Trebia Proposals is not approved, the NYSE Proposal will have no effect, even if approved by the required number of holders of Trebia Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of the NYSE’s Listed Company Manual, the issuance of shares of System1 Class A Common Stock and System1 Class C Common Stock in the Business Combination; the issuance of shares of System1 Class A Common Stock and System1 Class C Common Stock to Cannae pursuant to the Backstop Agreement; and the issuance of RSUs to each of Mr. Blend and JDI, upon and subject to the vesting and other terms and conditions thereto, be approved in all respects.”

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Trebia and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. For additional information regarding these considerations, see the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Interest of Trebia’s Directors and Officers in the Business Combination.”

SHAREHOLDER PROPOSAL NO. 3 —THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Trebia is asking its shareholders to approve the Domestication Proposal. Under the terms of the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If this proposal is not approved, the Business Combination will not occur.

To effect the Domestication, Trebia will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file with the Secretary of State in Delaware a certificate of incorporation and a certificate of corporate domestication, together with the necessary accompanying documents, and making all filings required to be made with the Cayman Islands Registrar of Companies and the Secretary of State in Delaware to effect the Domestication. If approved, the Domestication will occur on the day prior to the Closing Date.

In connection with the Domestication, on the day prior to the Closing Date, among other things (a) each Trebia Class A Ordinary Share will be converted into one share of System1 Class A Common Stock, (b) each Trebia Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication will be converted, on a one-for-one basis, into a System1 Class A Common Stock, (c) the System1 Charter will be adopted and filed with the Secretary of State in Delaware pursuant to the DGCL, and the System1 Charter and System1 Bylaws will become the governing documents of System1 and (d) Trebia will change its name to “System1, Inc.”

The Domestication Proposal, if approved, will approve a change of Trebia’s jurisdiction of incorporation from the Cayman Islands to Delaware. Accordingly, while Trebia is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, System1 will be continued as a corporation under, and governed by, the DGCL. We encourage shareholders to carefully consult the information on the System1 Charter set out below under “Comparison of Shareholders’ Rights Table.” The System1 Charter differs in certain material respects from the Trebia Organizational Documents and we encourage shareholders to carefully consult the information set out below under “Shareholder Proposal No. 4—The Charter Amendment Proposal,” and the System1 Bylaws, attached hereto as Annex C.

The Domestication Proposal is conditioned on the approval of each of the other Trebia Required Proposals to be voted on at the Extraordinary General Meeting.

Reasons for the Domestication

The Trebia Board believes that there are significant advantages to Trebia that will arise as a result of a change of domicile to Delaware. Delaware provides a favorable legal, regulatory, tax and political environment in which to operate. Further, the Trebia Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Trebia Board believes that because of these reasons, a change of domicile to Delaware is in the best interests of Trebia and its shareholders.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Trebia as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of System1 immediately following the Domestication will be the same as those of Trebia immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Corporation Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Trebia be transferred by way of continuation from the Cayman Islands to Delaware and become domesticated as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act and, immediately upon being de-registered in the Cayman Islands, Trebia be registered as a corporation under the laws of Delaware and, conditional upon, and with effect from, the registration of Trebia as a corporation in Delaware, the name of Trebia be changed from “Trebia Acquisition Corp.” to “System1, Inc.”

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 4—THE CHARTER AMENDMENT PROPOSAL

Overview

Trebia is asking its shareholders to adopt the System1 Charter in the form attached hereto as Annex B and the System1 Bylaws in the form attached hereto as Annex C, effective upon the Domestication becoming effective, which, in the judgment of the Trebia Board, is necessary to adequately address the needs of Trebia following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the Amended and Restated Memorandum and Articles of Association of Trebia under Cayman Islands Companies Act and the System1 Charter under the DGCL, see the Sections entitled “Comparison of Shareholders’ Rights Table” beginning on page 309 and “Shareholder Proposal No. 5—The Non-Binding Governance Proposals” beginning on page 168. The summary is qualified in its entirety by reference to the full text of the System1 Charter, a copy of which is included as Annex B.

The Charter Amendment Proposal is conditioned on the approval of each of the other Required Trebia Proposals at the Extraordinary General Meeting.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Required Trebia Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Trebia currently in effect be amended and restated through the deletion in their entirety and the substitution in their place with the System1 Memorandum of Continuance, the System1 Charter (a copy of which is attached to this proxy statement/prospectus as Annex B) and the System1 Bylaws (a copy of which is attached to this proxy statement/prospectus as Annex C) effective upon the Domestication.”

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 5—THE NON-BINDING GOVERNANCE PROPOSALS

Overview

As discussed in this proxy statement/prospectus, Trebia is asking its shareholders to approve a separate proposal with respect to certain governance provisions in the System1 Organizational Documents, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis, and which we refer to collectively as the Non-Binding Governance Proposals. Each of these amendments was specifically negotiated by the parties to the Business Combination Agreement as part of the Business Combination, and in the judgment of the Trebia Board, is necessary to adequately address the needs of System1. Furthermore, the Business Combination is not conditioned on the separate approval of the Non-Binding Governance Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Companies and Trebia intend that the System1 Charter in the form set forth on Annex B and System1 Bylaws in the form set forth on Annex C will take effect at the consummation of the Business Combination, assuming the adoption of Shareholder Proposal No. 4.

The System1 Organizational Documents differs in certain respects from the Trebia Organizational Documents. The summaries set forth in this Section are qualified by reference to the complete text of the System1 Organizational Documents attached to this proxy statement/prospectus, as Annex E. All shareholders are encouraged to read the System1 Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Trebia Organizational Documents are governed by Cayman Islands law and the System1 Organizational Documents will be governed by Delaware law, we encourage shareholders to carefully consult the information set out in the section titled “Comparison of Shareholders’ Rights Table” beginning on page 309.

The Non-Binding Governance Proposals

Proposal 5A: Multi-Class Shares

Description of Amendment

Under the Trebia Organization Documents, the holders of Trebia Ordinary Shares are generally entitled to one vote per share on matters submitted to shareholders for approval (other than, prior to Trebia’s initial business combination, in respect of certain matters on which only the holders of Trebia Class B Ordinary Shares are entitled to vote).

This amendment provides for a multi-class share structure in the System1 Organizational Documents, in which holders of System1 Class A Common Stock and System1 Class C Common Stock will be entitled to cast one vote per share of System1 Class A Common Stock or System1 Class C Common Stock on each matter submitted to the stockholders. Additionally, the members of S1 Holdco may cause S1 Holdco to redeem any or all of their S1 Holdco Class B Units in exchange for cash or shares of System1 Class A Common Stock.

Reasons for the Amendment

The amendment was negotiated for by the Companies in the negotiations with respect to the Business Combination and enables the System1 Equityholders and Protected Equityholders to continue to execute on System1’s long-term strategy.

Proposal 5B: Election, Number and Removal of Directors

Description of Amendment

The Trebia Organizational Documents permit election and removal for directors by an ordinary resolution of the holders of the Trebia Class B Ordinary Shares and require a minimum of one director. In relation to this amendment, the System1 Organizational Documents permit any System1 Stockholder, eligible to vote on the election or removal of directors to do so and does not require a minimum number of directors.

Reasons for the Amendment

Trebia was established as a special purpose acquisition company, with a two-year period to complete a business combination transaction. The amendment is intended to align the provisions of the System1 Organizational Documents relating to director election, removal and number of directors to other similarly situated public companies, including to provide for the election of directors by shareholders.

Proposal 5C: Approval of Business Combinations

Description of Amendment

The Trebia Organizational Documents provide Trebia with the power to merge with one or more constituent companies upon such terms as its directors may determine with the approval of such matter by a special resolution of Trebia Shareholders under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the Trebia Ordinary Shares present in person or represented by proxy and entitled to vote on such matter. This amendment does not provide the voting threshold to approve and adopt any business combination, and, generally pursuant to Delaware law requires the affirmative vote of at least a majority of the votes cast by shareholders at a general meeting at which a quorum is present.

Reasons for the Amendment

The amendment is intended to enable System1 to consummate a merger or other form of business combination with the approval of at least a majority of the System1 Stockholders if such merger or business combination is approved by the System1 Board.

Proposal 5D: Exclusive Forum Provision

Description of Amendment

The Trebia Organizational Documents do not contain a provision adopting an exclusive forum for certain stockholder litigation. This amendment adopts Delaware as the exclusive forum for certain stockholder litigation.

The System1 Bylaws stipulates that the Court of Chancery be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder to bring any claims, including claims in the right of System1 that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. The System1 Bylaws will further provide that unless System1 consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act.

Reasons for the Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist System1 in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Trebia Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, System1 will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Post-Closing Company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision establishes federal district courts as the exclusive forum for Securities Act actions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make System1’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Proposal 5E: Action by Written Consent of Stockholders

Description of Amendment

The Trebia Organizational Documents permit shareholders to approve matters by unanimous written consent. In contrast, the System1 Bylaws provides that any action required or permitted to be taken by the System1 Stockholders must be effected at a duly called annual or Extraordinary General Meeting of such stockholders, and may not be taken by written consent.

Reasons for the Amendment

Under the System1 Organizational Documents, System1’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend System1’s Organizational Documents outside of a duly called special or annual meeting of the stockholders of System1. Further, the Trebia Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the System1 Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Trebia is aware to obtain control of System1, and Trebia and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Trebia Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of System1. Inclusion of these provisions in the System1 Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Proposal 5F: Other Changes In Connection With Adoption of the System1 Organizational Documents

Description of Amendment

Trebia Shareholders are being asked to approve and adopt an amendment to the Trebia Organizational Documents to authorize (1) changing the corporate name from “Trebia Acquisition Corp.” to “System1, Inc.”, (2)

making System1’s corporate existence perpetual, and (3) removing certain provisions related to System1’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The System1 Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Trebia’s operations should Trebia not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Trebia Organizational Documents) because following the consummation of the Business Combination, System1 will not be a blank check company.

Implementation of each of the Non-Binding Governance Proposals, will result, upon the Domestication, in the wholesale replacement of the Trebia Organizational Documents with the System1 Organizational Documents. While certain material changes between the Trebia Organizational Documents and the System1 Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Non-Binding Governance Proposals No. 5, there are other differences between the Trebia Organizational Documents and System1 Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if Trebia Shareholders approve the Non-Binding Governance Proposals.

Reasons for the Amendment

The Trebia Board believes that changing System1’s corporate name from “Trebia Acquisition Corp.” to “System1, Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination with the Companies and to clearly identify the combined entity, System1 as the publicly traded entity.

The elimination of certain provisions related to Trebia’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the System1 Organizational Documents do not include the requirement to dissolve System1 and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Trebia Board believes it is the most appropriate period for System1 following the Business Combination. In addition, certain other provisions in the Trebia Organizational Documents require that proceeds from the Trebia IPO be held in the Trust Account until a business combination or liquidation of Trebia has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the System1 Organizational Documents.

Vote Required for Approval

The approval of each of the Non-Binding Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non- votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

Failure to vote by proxy or to vote in person, an abstention from voting, or a broker non-vote will have no effect on these proposals.

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT TREBIA SHAREHOLDERS VOTE “FOR” THE NON-BINDING GOVERNANCE PROPOSALS.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 6—THE INCENTIVE PLAN PROPOSAL

Overview

We are asking our shareholders to approve the Incentive Plan and the material terms thereunder. The Trebia Board approved and adopted the Incentive Plan, subject to shareholder approval. The Incentive Plan will become effective as of the date on which it is approved by our shareholders.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance the Post-Closing Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to the Post-Closing Company’s success. The Trebia Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Summary of the Incentive Plan

The following summarizes the material terms of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan.

Administration. The board of directors, or any committee to whom the board of directors delegates such power or authority, will serve as the plan administrator of the Incentive Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the Incentive Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the Incentive Plan, the type, terms, and conditions of an award, the number of shares of System1 Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the Incentive Plan.

Share Reserve. The aggregate number of shares of System1 Common Stock that may be issued pursuant to awards granted under the Incentive Plan will be the sum of (i) 7% of our fully-diluted shares of System1 Common Stock outstanding as of the effective date of the Business Combination and after taking into account the grant of replacement RSUs in connection with unvested Value Creation Units and (ii) an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) of a number of shares equal to 2.5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the board of directors), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. Subject to the initial share reserve, the maximum number of shares that may be granted with respect to ISOs, under the Incentive Plan will be no more than                  shares of System1 Common Stock.

If an award, or part of an award, under the Incentive Plan is forfeited, expires, lapses or is terminated, is exchanged for or settled in cash, surrendered, repurchased or canceled, without having been fully exercised/settled, in any case, at or below the price paid by the participant for such shares, any shares subject to such award will, to the extent of such forfeiture, expiration, lapse, termination, cash settlement or exchange, surrender, repurchase, or cancellation become available again for new grants under the Incentive Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the Incentive Plan will again become available for grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan will not reduce the shares available for grant under the Incentive Plan. However, the following shares may not be used again for grant under the Incentive Plan: (i) shares subject to SARs, that are not issued in connection with the stock settlement of the SARs on exercise thereof, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Plan provides that the sum of any cash compensation, other compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $             (or, with respect to the first fiscal year of the Company during which a non-employee director first serves as a non-employee director, $            ).

Eligibility. Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the Incentive Plan; however, ISOs may only be granted to employees of us or our parent or subsidiary corporations. Following the Closing, the Post-Closing Company is expected to have approximately          directors,          employees and          consultants who will be eligible to receive awards under the Incentive Plan.

Types of Awards. The Incentive Plan allows for the grant of awards in the form of: (i) ISOs; (ii) NSOs; (iii) SARs; (iv) restricted stock; (v) RSUs; (vi) dividend equivalents; and (vii) other stock and cash based awards.

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Stock Options and SARs. The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of System1 Common Stock in the future at an exercise price set on the grant date. Options granted under the Incentive Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of ISOs granted to an employee who owns more than 10% of the company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of the company, five years from the date of grant.

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Restricted Stock. Restricted stock is an award of shares of System1 Common Stock that are subject to certain vesting conditions and other restrictions that are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof.

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RSUs. RSUs are contractual promises to deliver cash or shares of System1 Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of System1 Common Stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of System1 Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and/or as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of System1 Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions. In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Incentive Plan to prevent dilution or enlargement of the benefits or intended benefits under the Incentive Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards granted thereunder.

Effect of Non-Assumption in Change in Control. In the event a change in control (as defined under the Incentive Plan) occurs and a participant’s award is not continued, converted, assumed or replaced by the Company or a successor entity with an award (which may include, without limitation, a cash based award) with substantially the same value and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the Change in Control, and provided the participant remains continuously employed through such change in control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the change in control in exchange for the right to receive the consideration payable in the change in control.

Repricing. The plan administrator may, without shareholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR with an exercise price that is less than the fair market value of a share of System1 Common Stock in exchange for cash or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.

Amendment and Termination. The board of directors may amend, suspend, or terminate the Incentive Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the Incentive Plan, is permitted by the applicable award agreement or is made pursuant to applicable law) may materially and adversely affect any outstanding awards under the Incentive Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the Incentive Plan to increase the aggregate number of shares of System1 Common Stock that may be issued under the Incentive Plan (other than due to adjustments as a result of stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the limit on the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the Incentive Plan after ten (10) years from the earlier of the date the board of directors adopted the Incentive Plan or the date on which our shareholders approve the Incentive Plan.

Foreign Participants, Claw-Back Provisions and Transferability. The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards granted under the Incentive Plan are subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in System1 Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of System1 Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Code limitations.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of System1 Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares subject to Code limitations.

Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Section 409A of the Code and the Treasury Regulations thereunder and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of Trebia Class A Ordinary Shares as of                 , 2021 was $             per share.

The Resolution

“RESOLVED, that the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan, be approved in all respects.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

Board Recommendation

THE TREBIA BOARD RECOMMENDS THAT THE TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Trebia and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. For additional information regarding these considerations, see the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Interest of Trebia’s Directors and Officers in the Business Combination.”

SHAREHOLDER PROPOSAL NO. 7—THE DIRECTOR ELECTION PROPOSAL

Overview

Prior to the Closing, Trebia will cause each person serving and not continuing as a member of the Trebia Board to resign from such position, effective upon the Effective Time. System1 and Trebia shall elect or otherwise cause the persons listed below to comprise the entire Trebia Board, effective upon the Effective Time.

Director Nominees

Trebia Shareholders that are entitled to vote on such matter are being asked to consider and vote upon a proposal to elect seven directors to serve, effective as of the Closing, on the Trebia Board until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. The Trebia Board has nominated the following seven nominees for election as a director to serve on the Trebia Board until their respective successor has been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal: Michael Blend, Frank R. Martire, Jr., William P. Foley, II,                          ,                          ,                           and                          . These nominees will be elected if the Required Trebia Proposals are approved by the shareholders at the Extraordinary General Meeting.

Trebia Board members who are not continuing as directors have tendered their contingent resignations from their current terms, conditioned upon the approval of the Required Trebia Proposals. These resignations will take effect upon the Effective Time.

The Director Election Proposal is conditioned on the approval of each of the other Required Trebia Proposals at the Extraordinary General Meeting.

Vote Required for Approval

The election of directors requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal. Pursuant to the Trebia Organizational Documents, only the holders of Trebia Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

Failure to vote by proxy or to vote in person, an abstention from voting, or a broker non-vote will have no effect on the election of directors.

The resignation of the non-continuing directors and the election of seven director nominees in the Director Proposal is conditioned on the approval of the Required Trebia Proposals. If the Required Trebia Proposals are not approved, the Business Combination will not be consummated and the Trebia Board will remain the same.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the resignation of Lance Levy, Mark D. Linehan and James B. Stallings, and the appointment of Michael Blend, Frank R. Martire, Jr., William P. Foley, II,                          ,                          ,                           and                           as directors of Trebia, be approved.”

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Trebia Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (ii) in order to solicit additional proxies from Trebia Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, the Trebia Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Required Trebia Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Trebia Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Trebia Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Trebia Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Trebia Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.”

Recommendation of the Trebia Board

THE TREBIA BOARD RECOMMENDS THAT TREBIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Trebia’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Trebia and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Trebia’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Interests of Trebia’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•

The acquisition of S1 Holdco, LLC (“S1 Holdco”) and Protected.net Group Limited (“Protected UK”) by Trebia Acquisition Corporation (“Trebia” or “we” or “our”), resulting reorganization into an umbrella partnership C corporation structure, and other agreements entered into as part of the Business Combination Agreement as of June 28, 2021, by and among Trebia, S1 Holdco, and Protected UK (collectively, the “Companies”), the Blockers, the Blocker Merger Subs and the Company Merger Sub (the “Business Combination”);

•	Repayment of the existing S1 Holdco debt and entering into financing agreement.

The organizational structure following the completion of the Business Combination, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the Flow-Through Sellers to retain equity ownership in S1 Holdco, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of S1 Holdco Common Units. The Flow-Through Sellers may exchange S1 Holdco Common Units (together with the cancellation of an equal number of shares of voting, System1 Class C Common Stock) into System1 Class A Common Stock. In addition, upon the completion of the Business Combination, Trebia, the Blocker Sellers, and the Flow-Through Sellers will be a party to a Tax Receivable Agreement. The Trebia Public Shareholders will continue to hold Trebia Class A Ordinary Shares, which, upon consummation of the Business Combination, will be renamed to System1, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our “Up-C” organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors—Risks Related to the Business Combination and Trebia” for additional information on our organizational structure, including the Tax Receivable Agreement.

On June 28, 2021 Trebia entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”) pursuant to which Bank of America has committed to provide the combined entity, as the borrower, up to a $400 million first lien term loan facility (the “Term Loan”) and a $50 million revolving facility (the “Revolving Facility” and, together with the Term Facility, the “New Facility”). The Term Loan will mature seven years after Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing. This new financing, along with the proceeds from the Business Combination noted above, will be used to pay off S1 Holdco’s existing credit facility, fund redemptions of Trebia Class A Ordinary Shares, provide cash for working capital and pay transaction fees incurred with the Business Combination.

The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Business Combination been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 present the pro forma effect of the Business Combination as if it has been completed on January 1, 2020.

The unaudited pro forma combined consolidated financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

The historical unaudited condensed financial statements of Trebia as of and for the six months ended June 30, 2021 and the historical audited financial statements of Trebia for the period from February 11, 2020 (inception) to December 31, 2020;

•

The historical unaudited condensed consolidated financial statements of S1 Holdco as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of S1 Holdco for the year ended December 31, 2020; and

•

The historical unaudited condensed consolidated financial statements of Protected UK as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of Protected UK for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial statements are presented in two scenarios: (1) assuming no redemptions (the “No Redemptions scenario”, and (2) assuming maximum redemptions (the “Maximum Redemptions scenario”) with availability of a $200 million backstop from Cannae Holdings Inc., (“Cannae”) pursuant to the Backstop Agreement and assuming the Additional Seller Backstop Election of $100 million (collectively, the “Backstop Assumption”).

•

The No Redemptions scenario assumes that no Trebia shareholders elect to redeem their Trebia Class A Ordinary Shares for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination. In the No Redemptions Scenario, Trebia will obtain a $400 million Term Loan under the Commitment Letter.

•

The Maximum Redemptions scenario assumes that Trebia Shareholders redeem the maximum number of their Trebia Class A Ordinary Shares, or 51,750,000 Trebia Class A Ordinary Shares (based on Trebia Class A Ordinary Shares outstanding of 51,750,000 at June 30, 2021), for a pro rata portion of cash in the Trust Account and gives effect to the Backstops Assumption, resulting in, Cannae receiving an additional 1,275,510 shares of System1 Class A Common Stock and Management receiving an additional 459,184 shares of System1 Class A Common Stock. The Maximum Redemptions scenario also assumes Trebia will obtain a $400 million Term Loan under the Commitment Letter. Trebia may have access to up to $200 million from Cannae pursuant to the Backstop Agreement, up to $100 million reduction in cash proceeds to S1 Holdco and Protected UK management pursuant to the Additional Seller Backstops Election, and $218 million available of the $400 million Term Loan pursuant to the Commitment Letter to replace funds from the Trust Account utilized to fund redemptions, which will be available for the Business Combination. In the event the entire $300.0 million Backstop is funded, the economic ownership and voting power in Trebia belonging to Cannae and S1 Holdco and Protected UK Management would increase by 21,275,510 shares and 10,459,184 shares, respectively. At the same time, the aggregate net cash consideration payable to the existing S1 Holdco and Protected UK owners relative to the No Redemptions Scenario would decrease by $100.0 million, and the economic ownership and voting power of the sellers would increase proportionally, following the Business Combination.

In both scenarios, the amount of cash available is sufficient to (a) pay a portion of the cash consideration to existing S1 Holdco and Protected UK owners, (b) pay transaction expenses, and (c) repay existing S1 Holdco’s outstanding credit facility upon closing of the Business Combination.

In both scenarios, the unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, (“ASC 805”) on the basis of System1, Inc. as the accounting acquirer and S1 Holdco and Protected UK as the accounting acquirees. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination.

The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity (“VIE”), the primary beneficiary would be the accounting acquirer. S1 Holdco meets the definition of a VIE and Trebia has been determined to be the primary beneficiary and accounting acquirer in both redemption scenarios. The ultimate determination of the accounting acquirer will occur after the consummation of the Business Combination based on evaluation of the following predominate factors:

•

System1, Inc. will be the sole managing member of S1 Holdco, and the managing member has full and complete charge of all affairs of S1 Holdco and the existing non-managing members of S1 Holdco do not have substantive kick-out or substantive participating rights.

•	System1, Inc. acquires all of the outstanding stock of Protected UK in exchange for cash and equity consideration.

•	No single party will have the ability to nominate a majority of the members of the Board of Directors of System1, Inc.

•	No individual legal entity or shareholder controlled S1 Holdco and Protected UK before the Business Combination.

•	No individual legal entity or shareholder will control System1, Inc. following the Business Combination.

The factors discussed above support the conclusion that System1, Inc. will acquire a controlling interest in S1 Holdco and Protected UK. System1, Inc. will be the primary beneficiary of S1 Holdco which is a variable interest entity. Therefore, the Business Combination will be accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values.

The following table summarizes the pro forma ownership of common stock of the Company following the Business Combination under each of the No Redemptions Scenario and the Maximum Redemptions Scenario, as well as two partial redemption scenarios (a) the “$300 million Redemptions Scenario”, which assumes the maximum amount of $200 million will be funded from Cannae under the Backstop Assumption and $100 million from the New Term Loan will replace funds in the trust account for redemptions, and (b) the “$418 million Redemptions Scenario”, which assumes the maximum amount of $200 million will be funded from Cannae under the Backstop Assumption and the maximum amount of $218 million from the New Term Loan will replace funds in the trust account for redemptions. For the avoidance of doubt, neither of the partial redemption scenarios assume that $100 million is funded from the Additional Seller Backstop.

	No Redemptions Scenario		$300 million Redemptions Scenario		$418 million Redemptions Scenario		Maximum Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%	Shares	%
Trebia Shareholders(1)	51,750,000	40%	21,750,000	18%	10,000,000	9%	—	—%
Founder Shares(2)	10,037,500	8%	8,761,990	7%	8,761,990	8%	8,302,806	8%
Seller Equity Consideration(3)	66,750,000	52%	66,750,000	56%	66,750,000	63%	72,250,000	68%
Cannae and Seller Backstops(4)	—	—%	21,275,510	18%	21,275,510	20%	26,234,694	25%

Total Outstanding Common Stock(5)	128,537,500	100%	118,537,500	100%	106,787,500	100%	106,787,500	100%

(1)

The No Redemptions Scenario assumes conversion of 51,750,000 Trebia Class A Ordinary Shares subject to possible redemption. The Maximum Redemptions Scenario assumes that 51,750,000 Trebia Public Shares (the estimated maximum number of Trebia Public Shares that could be redeemed in connection with the

Business Combination based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. The $300 million Redemptions Scenario assumes the conversion of 21,750,000 and the redemption of 30,000,000 Trebia Class A Ordinary Shares. The $418 million Redemptions Scenario assumes the conversion of 10,000,000 and the redemption of 41,750,000 Trebia Class A Ordinary Shares.
(2)

Represents the conversion of 12,937,500 shares of Trebia Class B Ordinary Shares outstanding as of June 30, 2021 that will automatically convert into shares of System1 Class A Common Stock, net of the Class B Forfeiture and Backstop Forfeiture, defined below. The Sponsors have also agreed to forfeit 2,900,000 Trebia Class B Ordinary Shares (the “Class B Forfeiture”). Under each of the $300 Million Redemptions Scenario and the $418 Million Redemptions Scenario, the Sponsors have agreed to transfer 1,275,510 Trebia Class B Ordinary Shares to Cannae in connection with the Cannae Backstop. Under the Maximum Redemptions Scenario, the Sponsors have agreed to transfer an additional 459,184 Trebia Class B Ordinary Shares to S1 Holdco and Protected UK management in connection with the Additional Seller Backstop. Excluded from shares outstanding are 725,000 shares of System1 Class D Common Stock that will be issued to the Sponsors, and 725,000 System1 restricted stock units subject to the same vesting conditions as the System1 Class D Common Stock (the “Post-Closing RSUs”) that will be issued to each of Michael Blend and Just Develop It Limited. The System1 Class D Common Stock will automatically convert into shares of System1 Class A Common Stock on a one-for-one basis if, the post-Closing dollar volume-weighted average price (“VWAP”) of System1 equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing (“System1 Class D Conversion Event”). If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock and Post-Closing RSUs will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof.

(3)

Represents existing S1 Holdco and Protected UK owners’ equity proceeds of 66,750,000 shares of System1 Class A Common Stock in each of the No Redemptions Scenario, the $300 million Redemptions Scenario, and the $418 million Redemptions Scenarios. In the Maximum Redemptions Scenario, S1 Holdco and Protected UK sellers will receive 72,250,000 shares of System1 Class A Common Stock in exchange for a reduction of cash proceeds by $55 million. The equity proceeds include 3,398,422 shares of System1 Class A Common Stock issued for vested stock units. Additionally, this includes the Flow-Through Sellers’ noncontrolling economic interest in S1 Holdco through their ownership of a number of S1 Holdco Common Units (and the related issuance of voting, non-economic System1 Class C Common Stock) equal to 19,235,129 units in each of the No Redemptions Scenario, the $300 million Redemptions Scenario, and the $418 million Redemptions Scenario, and 22,019,102 units in the Maximum Redemptions Scenario, which will be exchangeable (together with the cancellation of an equal number of shares of System1 Class C Common Stock) for System1 Class A Common Stock on a 1-for-1 basis.

(4)

Each of the $300 million Redemptions Scenario, the $418 million Redemptions Scenario, and the Maximum Redemptions Scenarios assumes the total amount of Trebia Class A Ordinary Shares of 20,000,000 will be issued to Cannae at $10.00 per share for $200 million. The Maximum Redemptions scenario assumes the total amount of Trebia Class A Ordinary Shares of 45,000,000 issued to the management of each of S1 Holdco and Protected UK (“Management”) at $10.00 per share in exchange for an additional $45 million reduction of cash proceeds. Additionally, Cannae and Management will receive an additional 1,275,510 and 459,184 Trebia Class B Ordinary Shares, respectively, from the Founders under the Backstop Assumption. Excludes an affiliate of Cannae’s approximately 26% limited partnership interest in Trasimene Sponsor.

(5)	Excluded from outstanding common stock is the dilutive impact of 17,250,000 Public Warrants and 8,233,334 Private Placement Warrants exercisable at $11.50 per share.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2021
			No Redemptions Scenario				Maximum Redemptions Scenario
(In thousands)	Trebia	S1 Holdco	Protected UK as Adjusted (Note 1)	Pro Forma Adjustments	Notes		Pro Forma Combined	Pro Forma Adjustments	Notes		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$102	$34,567	$14,227	$224,349	3	(a)	$273,246	$6,849	3	(a)	$55,746
Restricted cash	—	—	2,458	9,975	3	(a)	12,433	5,030	3	(a)	7,488
Cash held in Trust	517,500	—	—	(517,500)	3	(b)	—	(517,500)	3	(b)	—
Accounts receivable, net of allowance for doubtful accounts	—	79,446	—				79,446				79,446
Prepaid expenses and other current assets	177	4,870	3,691				8,738				8,738

Total current assets	517,779	118,883	20,376				373,863				151,417
Property and equipment—net	—	916	373				1,289				1,289
Internal-use software development cost—net	—	10,578	—				10,578				10,578
Intangible assets—net	—	54,698	415	409,387	3	(c)	464,500	409,387	3	(c)	464,500
Goodwill	—	44,820	284	681,406	3	(c)	726,511	678,625	3	(c)	723,729
Deferred tax assets	—	—	—	1,333	3	(k)	1,333	—	3	(k)	—
Due from related parties	—	2,453	26,249	(28,702)	3	(l)	—	(28,702)	3	(l)	—

Total Assets	$517,779	$232,348	$47,697				$1,578,073				$1,351,513

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	—	60,659	732				61,391				61,391
Accrued expenses and other current liabilities	1,805	18,814	15,998	(6,760)	3	(d)	29,857	(7,613)	3	(d)	29,004
Deferred revenue	—	2,383	58,938	(40,537)	3	(e)	20,784	(40,537)	3	(e)	20,784
Notes payable, current	—	4,739	2,812	(3,551)	3	(f)	4,000	(3,551)	3	(f)	4,000

Total current liabilities	1,805	86,595	78,480				116,032				115,179
TRA liability	—	—	—	11,000	3	(g)	11,000	6,828	3	(g)	6,828
Deferred tax liability	—	8,512	—	22,340	3	(k)	30,852	28,549	3	(k)	37,061
Notes payable, noncurrent	—	168,226	11,636	207,138	3	(f)	387,000	207,138	3	(f)	387,000
Other liability	—	539	—	(539)	3	(h)	—	(539)	3	(h)	—
Warrant liability	43,831	—	—				43,831				43,831
FPA liability	—	—	—				—				—
Deferred underwriting fee payable	18,113	—	—	(18,113)	3	(a)	—	(18,113)	3	(a)	—

Total liabilities	63,749	263,872	90,116				588,716				589,899
Class A Ordinary Shares subject to possible redemption, 51,750,000 shares at redemption value at June 30, 2021.	517,500	—	—	(517,500)	3	(i)	—	(517,500)	3	(i)	—
Shareholders’ equity (deficit)
Preferred shares, $0.0001 par value	—	—	11	(11)	3	(i)	—	(11)	3	(i)	—
Class A Common Stock	—	—	—	11	3	(i)	11	9	3	(i)	9
Class B Common Stock	1	—	11	(12)	3	(i)	—	(12)	3	(i)	—
Class C Common Stock	—	—	—	2	3	(i)	2	2	3	(i)	2
Additional paid-in capital	847	—	40,953	857,362	3	(i)	899,163	605,957	3	(i)	647,758
Accumulated deficit	(64,318)	—	(83,395)	74,395	3	(i)	(73,318)	74,395	3	(i)	(73,318)
Members’ deficit	—	(31,646)	—	31,646	3	(i)	—	31,646	3	(i)	—
Accumulated other comprehensive income	—	122	—	(122)	3	(i)	—	(122)	3	(i)	—
Noncontrolling interest	—		—	163,500	3	(j)	163,500	187,162	3	(j)	187,162

Total shareholders’ equity (deficit)	(63,470)	(31,524)	(42,420)				989,357				761,613

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$517,779	$232,348	$47,697				$1,578,073				$1,351,513

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2021
				No Redemptions Scenario			Maximum Redemptions Scenario
(In thousands, except per share amounts)	Trebia	S1 Holdco	Protected UK as Adjusted (Note 1)	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$317,140	$67,227	$—	4(a)	$384,367	$—	4(a)	384,367
Operating costs and expenses:
Cost of revenue	—	236,952	52,034			288,986			288,986
Formation and operating costs	1,966	—	—			1,966			1,966
Salaries, commissions, and benefits	—	32,893	3,411	4,622	4(b)	40,927	4,622	4(b)	40,927
Selling, general and administrative	—	13,227	5,925	(558)	4(c)	18,594	(558)	4(c)	18,594
Depreciation and amortization	—	6,801	104	30,137	4(d)	37,043	30,137	4(d)	37,043

Total operating costs and expenses	1,966	289,873	61,475			387,515			387,515

Operating income (loss)	(1,966)	27,267	5,753			(3,148)			(3,148)
Interest expense	—	8,524	386	(1,803)	4(e)	7,107	(1,803)	4(e)	7,107
Related party interest income	—	—	(485)	485	4(f)	—	485	4(f)	—
(Gain) on termination of FPA	(3,160)	—	—			(3,160)			(3,160)
(Gain) on change in fair value of warrant liability	(9,174)	—	—			(9,174)			(9,174)
(Gain) on change in fair value of FPA liability	(7,494)	—	—			(7,494)			(7,494)

Income before income tax expense	17,862	18,743	5,851			9,574			9,574
Income tax expense (benefit)	—	228	—	(1,674)	4(g)	(1,446)	(1,674)	4(g)	(1,446)

Net income (loss)	17,862	18,515	5,851			11,018			11,018
Net income (loss) attributable to noncontrolling interest	—	—	—	1,952	4(h)	1,952	2,798	4(h)	2,798

Net income (loss) attributable to controlling interest	$17,862	$18,515	$5,851			$9,067			$8,221

Earnings per share (basic)						$0.08			$0.10
Earnings per share (diluted)						$0.08			$0.09
Weighted average shares outstanding (basic)						107,250			82,401
Weighted average shares outstanding (diluted)						111,473			87,241

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020
				No Redemptions Scenario			Maximum Redemptions Scenario
(In thousands, except per share amounts)	Trebia (from 2/11/20 to 12/31/2020)	S1 Holdco	Protected UK as Adjusted (Note 1)	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$475,977	$90,908	$(40,537)	4(a)	$526,348	$(40,537)	4(a)	$526,348
Operating costs and expenses:
Cost of revenues	—	340,996	95,069			436,065			436,065
Formation and operating costs	806	—	—			806			806
Salaries, commissions, and benefits	—	55,548	3,705	13,791	4(b)	73,044	13,791	4(b)	73,044
Selling, general and administrative	—	22,979	4,819	9,558	4(c)	37,356	9,558	4(c)	37,356
Depreciation and amortization	—	13,832	141	54,554	4(d)	68,527	54,554	4(d)	68,527

Total operating costs and expenses	806	433,355	103,734			615,798			615,798
Operating income (loss)	(806)	42,622	(12,826)			(89,450)			(89,450)
Interest Expense	—	24,351	435	(10,572)	4(e)	14,214	(10,572)	4(e)	14,214
Other expense (income)	—	—	(2)			(2)			(2)
Offering costs related to warrants and FPA	1,381	—	—			1,381			1,381
Loss on change in fair value of warrant liability	17,329	—	—			17,329			17,329
Loss on change in fair value of FPA liability	10,399	—	—			10,399			10,399

Income before income tax expense	(29,915)	18,271	(13,258)			(132,771)			(132,771)
Income tax expense (benefit)	—	1,907	—	(20,195)	4(g)	(18,288)	(20,195)	4(g)	(18,288)

Net income (loss)	(29,915)	16,364	(13,258)			(114,483)			(114,483)
Net income (loss) attributable to noncontrolling interest				(20,278)	4(h)	(20,278)	(29,066)	4(h)	(29,066)

Net income (loss) attributable to controlling interest	$(29,915)	$16,364	$(13,258)			$(94,204)			$(85,417)

Earnings per share (basic and diluted)						$(0.88)			$(1.05)
Weighted average shares outstanding (basic and diluted)						106,483			81,522

1.	Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and assuming the Business Combination is accounted for using the acquisition method of accounting with System1 as the accounting acquirer. Under the acquisition method of accounting, the assets and liabilities of S1 Holdco and Protected UK will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by System1, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Trebia believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Accounting Policy Alignment

The unaudited pro forma condensed combined financial information has been prepared using S1 Holdco’s significant accounting policies as set forth in its audited consolidated financial statements for the fiscal year ended December 31, 2020 and unaudited condensed consolidated financial statements for the six months ended June 30, 2021. Based on the procedures performed to date, the accounting policies of Trebia and Protected UK are materially consistent to S1 Holdco’s accounting policies.

Reclassifications

Certain historical consolidated balance sheet line items of Protected UK were reclassified in order to conform to S1 Holdco’s historical financial statement presentation as follows (in thousands):

PROTECTED UK’S CONSOLIDATED STATEMENT OF FINANCIAL POSITION RECLASSIFICATIONS

As of June 30, 2021
System1 Presentation	Protected UK Presentation	Protected Historical	Reclassification adjustments	Notes	Protected as adjusted
Assets	Assets
Current assets:	Current assets:
Cash and cash equivalents	Cash	$14,227			$14,227
Restricted cash		2,458			2,458
Accounts receivable, net of allowance for doubtful accounts
Prepaid expenses and other current assets	Prepaid expenses and other current assets	691	3,000	(i)	3,691
	Deposits	3,000	(3,000)	(i)	—
Total current assets	Total current assets	20,376			20,376
Property and equipment, net	Property, plant equipment	373			373
Internal-use software development cost, net
Intangible assets, net	Intangible Assets	415			415
Goodwill	Goodwill	284			284
Due from Related Party	Due from related parties	26,249			26,249

Total Assets	Total assets	$47,697			$47,697

Liabilities and members’ deficit	Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	Accounts payable	732			732
Accrued expenses and other current liabilities	Accrued expenses	6,199	9,800	(ii)(iii)	15,999
	VAT tax liability	9,350	(9,350)	(ii)	—
	Deferred revenue	58,731	208	(iv)	58,939
	Related party deferred revenue	208	(208)	(iv)	—
Notes payable, current	Current portion of note payable	2,812			2,812
	Due to related party	—			—
	Refund liability	449	(449)	(iii)	—

Total current liabilities	Total current liabilities	78,480			78,480
Notes payable, non-current	Note payable, net of current portion and deferred financing costs	11,636			11,636
Other liabilities

Total liabilities	Total liabilities	90,116			90,116
Members’ deficit:
	Class A Preferred shares	11			11
	Class B Preferred shares	11			11
	Additional paid-in capital	40,953			40,953
	Accumulated deficit	(83,395)			(83,395)
Members’ deficit in S1 Holdco
Noncontrolling interest
Accumulated other comprehensive income (loss)
Total members’ deficit	Total Shareholders’ deficit	(42,420)			(42,404)

Total Liabilities and Members’ Deficit	Total Liabilities and Shareholders’ Deficit	$47,697			$47,697

(i)	“Deposits” of $3,000 was reclassified to “Prepaid expenses and other current assets”
(ii)	“VAT tax liability” of $9,350 was reclassified to “Accrued expenses and other current liabilities”
(iii)	“Refund liability” of $449 was reclassified to “Accrued expenses and other current liabilities”
(iv)	“Related party deferred revenue” of $208 was reclassified to “Deferred revenue”

PROTECTED UK’S CONSOLIDATED STATEMENT OF OPERATIONS RECLASSIFICATIONS

For the six months ended June 30, 2021
System1 Presentation	Protected UK Presentation	Protected Historical	Reclassification adjustments	Notes	Protected as adjusted
Revenue	Revenue	$67,227			$67,227
Operating costs and expenses:
Cost of revenues	Cost of revenue	53,191	(1,157)	(i)	52,034

	Gross profit	14,036
Operating Expenses
Salaries, commissions, and benefits			3,411	(i)(ii)	3,411
Selling, general, and administrative	General and administrative expenses	7,771	(1,846)	(ii)(iii) (iv)(v)(vi)	5,925
Depreciation and amortization			104	(iii)	104
	Related party rent expense	324	(324)	(iv)	—

Total operating costs and expenses	Total operating expenses	8,095			61,475
	Other Operating Income (Expense)
	Foreign currency transaction (gain)/loss	532	(532)	(v)	—
	Other operating income	(343)	343	(vi)	—

	Total other operating income, net	189			—

Operating income (loss)	Operating loss	5,753			5,753
Interest expense	Interest expense	386			386
	Related-party interest income	(485)			(485)

	Total non-operating expenses	(99)			(99)

Income from continuing operations before income tax	Loss before income taxes	5,851			5,851
Income tax expense	Income tax benefit	—

Net income (loss)	Net Loss	$5,851			$5,851

(i)	Salaries, commissions, and benefits of $1,157 was reclassified from “Cost of revenues” to “Salaries, commissions, and benefits”
(ii)	Salaries, commissions, and benefits of $2,254 was reclassified from “General and administrative expenses” to “Salaries, commissions, and benefits”
(iii)	Depreciation and amortization expense of $104 was reclassified from “General, and administrative” to “Depreciation and amortization”
(iv)	Related party rent expense of $324 was reclassified to “Selling, general, and administrative”
(v)	“Foreign currency and transaction (loss) gain” of $(532) was reclassified to “Selling, general, and administrative”
(vi)	“Other operating income” of $343 was reclassified to “Selling, general, and administrative”

PROTECTED UK’S CONSOLIDATED STATEMENT OF OPERATIONS RECLASSIFICATIONS
For the year ended December 31, 2020
System1 Presentation	Protected UK Presentation	Protected Historical	Reclassification adjustments	Notes	Protected as adjusted
Revenue	Revenue	$90,908			$90,908
Operating costs and expenses:
Cost of revenues	Cost of revenue	97,980	(2,911)	(i)	95,069

	Gross profit	(7,072)
Operating Expenses
Salaries, commissions, and benefits			3,705	(i)(ii)	3,705
Selling, general, and administrative	General and administrative expenses	6,711	(1,892)	(ii)(iii)(iv)(v)(vi)(vii)	4,819
Depreciation and amortization			141	(iii)	141
	Related party rent expense	536	(536)	(iv)	—

Total operating costs and expenses	Total operating expenses	7,247			103,734
	Other Operating Income (Expense)
	Gain on sale of intangible assets	1,580	(1,580)	(v)	—
	Foreign currency transaction (loss) gain	(135)	135	(vi)	—
	Other operating income	48	(48)	(vii)	—

	Total other operating income, net	1,494

Operating income (loss)	Operating loss	(12,825)	+++		(12,825)
	Related party interest expense	406	(406)	(viii)	—
Interest expense	Interest expense	29	406	(viii)	435
Other expense	Other non-operating income	(2)			(2)

	Total non-operating expenses	433

Income from continuing operations before income tax	Loss before income taxes	(13,258)			(13,258)
Income tax expense	Income tax benefit	—			—

Net income (loss)	Net loss	$(13,258)			$(13,258)

(i)	Salaries, commissions, and benefits of $2,911 was reclassified from “Cost of revenues” to “Salaries, commissions, and benefits”
(ii)	Salaries, commissions, and benefits of $794 was reclassified from “General and administrative expenses” to “Salaries, commissions, and benefits”
(iii)	Depreciation and amortization expense of $141 was reclassified from “Selling, general, and administrative” to “Depreciation and amortization”
(iv)	Related party rent expense of $536 was reclassified to “Selling, general, and administrative”
(v)	Gain on sale from intangibles for $1,580 for the year ended December 31, 2020 was reclassified from “Other operating income” to “Selling, general, and administrative”
(vi)	“Foreign currency and transaction (loss) gain” of ($135) was reclassified to “Selling, general, and administrative”
(vii)	“Other operating income” of $(48) was reclassified to “Selling, general, and administrative”
(viii)	“Related party interest expense” of $406 was reclassified to “Interest expense”

2.	Description of the Business Combination

Preliminary Purchase Price Accounting

The pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet are preliminary. The adjustment amounts are estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2021. These adjustments have been prepared to illustrate the estimated effect of the Transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation and related adjustments reflected are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of S1 Holdco and Protected UK under the No Redemptions Scenario and Maximum Redemptions Scenario :

Purchase Price Allocation (in thousands)	No Redemptions Scenario	Maximum Redemptions Scenario
Fair value of equity consideration	$374,990	$440,230
Cash consideration(1)	452,525	357,470
Cash paid to extinguish S1 Holdco outstanding credit facility	175,538	175,538
Fair value of contingent consideration	11,000	6,828
Fair value of replacement awards attributable to pre-combination service	5,838	6,691
Acquisition costs paid on behalf of S1 Holdco	19,000	19,000

Total consideration	$1,038,891	$1,005,757

Cash and cash equivalents	$48,794	$48,794
Restricted Cash	2,458	2,458
Accounts Receivable	79,446	79,446
Prepaid expenses and other current assets	8,561	8,561
Property and equipment	1,289	1,289
Internal-use software	10,578	10,578
Intangible assets	464,500	464,500
Goodwill	726,510	723,729
Deferred tax asset	1,333	—
Accounts payable	(61,391)	(61,391)
Accrued expenses and other current liabilities	(28,052)	(27,199)
Deferred revenue	(20,785)	(20,785)
Deferred tax liability	(30,852)	(37,061)
Fair value of noncontrolling interest	(163,499)	(187,162)

	$1,038,891	$1,005,757

(1)

Under the No Redemptions Scenario, total cash consideration of $463 million less $10 million of the cash consideration held in escrow for unvested cash settled replacement awards. Under the Maximum Redemptions Scenario, total cash consideration of $463 million, less $100 million reduction in cash proceeds from the Management Backstop and $5 million cash held in escrow for unvested cash settled replacement awards.

Intangible Assets: The following describes identified intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805, and the anticipated valuation approach. The trademark and trade name intangible assets represent the trade names that S1 Holdco and Protected UK originated or acquired that were estimated utilizing the relief-from-royalty method. The customer relationships intangible asset represents the existing customer relationships of S1 Holdco and Protected UK which were estimated by applying an excess earnings method. The developed technology intangible asset represents technology acquired by S1 Holdco and Protected UK for the purpose of generating income for S1 Holdco and Protected UK, which was valued using a multi-period excess earnings method considering technology migration.

Intangibles (in thousands)	Weighted average useful life (years)	Fair value
Trademark	15.0	$217,200
Customer relationships	7.6	73,300
Technology	7.0	174,000

Total		$464,500

Goodwill: Approximately $727 million under the No Redemptions Scenario and $724 million under the Maximum Redemptions Scenario has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring S1 Holdco and Protected UK primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets. Goodwill will not generate amortization deductions for income tax purposes.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

3.	Adjustments to Pro Forma Condensed Combined Balance Sheet

Explanations of the adjustments to the pro forma balance sheet are as follows:

(a) Below is a table to describe the cash sources and use of funds as it relates to the Business Combination under the No Redemptions and Maximum Redemptions scenarios.

Estimated Cash Sources and Uses (in thousands)

Sources	No Redemptions Scenario	Maximum Redemptions Scenario
Cash held in Trust(1)	$517,500	$517,500
New Term Loan(2)	400,000	400,000
Cannae Backstop(3)	—	200,000
Uses
Class A Ordinary Shares subject to redemption(1)	—	517,500
Cash Consideration to Court Square Capital(4)	250,000	250,000
Cash Consideration to S1 Holdco and Protected UK(5)	202,525	107,470
Cash held in escrow for replacement awards granted(6)	9,975	5,030
Cash to Pay Down Existing Debt(7)	175,538	175,538
Transaction Costs(8)	55,113	55,113

Pro forma adjustment to cash and cash equivalents	$224,349	$6,849

(1)

The No Redemptions scenario assumes conversion of 51,750,000 Trebia Class A Ordinary Shares. The Maximum Redemptions scenario assumes that 51,750,000 Trebia Public Shares (the estimated maximum number of Trebia Public Shares that could be redeemed in connection with the Business Combination is based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination with the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)	In both of the No Redemptions and Maximum Redemption Scenario System1 will obtain a $400 million Term Loan under the Commitment Letter.
(3)	Represents the cash consideration of $200 million received under the Backstop Agreement in the Maximum Redemptions scenario.
(4)	Represents the cash consideration of $250 million to be received by Court Square Capital.
(5)

Represents the cash consideration to be received by S1 Holdco and Protected UK upon consummation of the Business Combination, excluding $10 million held in escrow for cash settled unvested replacement awards. In the Maximum Redemptions scenario, the cash proceeds are reduced by $100 million for the Additional Seller Backstop Election, excluding $5 million held in escrow for cash settled unvested replacement awards.

(6)	Represent cash consideration held in escrow for cash settled unvested replacement awards.
(7)	Represents the amount of existing S1 Holdco debt that the combined company intends to pay down upon the Closing. This cash will be applied to S1 Holdco’s credit facilities.
(8)	Estimated transaction costs incurred by Trebia and S1 Holdco in connection to the Business Combination. The table below details the nature of transaction costs incurred:

Transaction costs (in thousands)	No Redemptions Scenario	Maximum Redemptions Scenario
Underwriter fees incurred by Trebia	$18,113	$18,113
Acquisition costs incurred by S1 Holdco	19,000	19,000
Deferred financing costs incurred for the issuance of the New Credit Facility	9,000	9,000
Acquisition costs incurred by Trebia	9,000	9,000

Total transaction costs	$55,113	$55,113

(b) Reflects the reclassification of $518 million of cash and cash equivalents held in the Trust Account that become available for transaction expenses, underwriting commission, redemption of Trebia Public Shares and the operating activities of Trebia following the Business Combination.

(c) Represents the adjustment to record the fair value of identifiable intangible assets and goodwill from the preliminary purchase price allocation for the S1 Holdco and Protected UK businesses resulting from the Business Combination and remove the carrying value of historical balances.

Intangibles (in thousands)	As of June 30, 2021
Remove carrying value of historical balance	$(55,113)
Record fair value of acquired intangibles	464,500

Pro forma adjustment	$409,387

	As of June 30, 2021
Goodwill (in thousands)	No Redemptions Scenario	Maximum Redemptions Scenario
Remove carrying value of historical balance	$(45,104)	$(45,104)
Goodwill recorded at acquisition	726,510	723,729

Pro forma adjustment	$681,406	$678,625

(d) To record assumed liability for cash settled replacement awards attributable to precombination service. The liability was determined as the fair value of the replaced awards multiplied by the ratio of the precombination employee’s service period to the total service period. Additionally, to remove profit interest liability payable to the former CEO of S1 Holdco, which will be settled in connection to the Business Combination.

	As of June 30, 2021
Accrued Expenses and other current liabilities (in thousands)	No Redemptions Scenario	Maximum Redemptions Scenario
Assumed liability for replacement awards cash settled and attributable to precombination service	$1,714	$861
Settlement of profit interest liability to former CEO of S1 Holdco	(8,474)	(8,474)

Pro forma adjustment	$(6,760)	$(7,613)

(e) Reflects a reduction in deferred revenues (under the No Redemptions and Maximum Redemptions Scenario) related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, which was estimated utilizing an income approach based on the estimated costs to fulfill the liabilities assumed, plus normal profit margin. The difference between the fair value of deferred revenue and historical carrying value results in a revenue reduction on a pro forma basis.

Deferred revenue (in thousands)	As of June 30, 2021
To remove carrying value of deferred revenue	$(61,322)
To record fair value of deferred revenue liability assumed	20,785

Pro forma adjustment	$(40,537)

(f) Represents adjustments to short-term and long-term debt due to the following inflows and outflows as a result of the Business Combination. In connection with the Business Combination the outstanding debt of S1 Holdco and Protected UK will be paid off. The cash paid to settle the outstanding Protected UK debt will be a reduction of the cash consideration. The following pro forma adjustments are to give effect to the settlement of the outstanding S1 Holdco and Protected UK debt and issuance of the new Term Loan under the Commitment Letter:

	As of June 30, 2021
Maximum Redemptions Scenario	Notes payable, current	Notes payable, noncurrent	Total
Record New Credit Facility	$4,000	$396,000	$400,000
Deferred finance costs		(9,000)	(9,000)
Repayment of S1 Holdco and Protected UK outstanding debt	(7,551)	(179,862)	(187,413)

Pro forma adjustment	$(3,551)	$207,138	$203,587

(g) The estimate of the fair value of the Tax Receivable Agreement contingent consideration is subject to additional analyses. The fair value of the Tax Receivable Agreement contingent consideration will be recorded as an adjustment to goodwill. Trebia anticipates that it will account for the income tax effects resulting from future taxable exchanges of S1 Holdco Common Units by the Flow-Through Sellers for shares of System1 Class A

Common Stock thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. The liability arising from income tax effects resulting from future taxable exchanges of common units by the Flow-Through Sellers for shares of System1 Class A Common Stock cannot be reasonably estimated and has not been recognized in the pro forma combined condensed financial statements.

Further, Trebia intends to evaluate the likelihood that it will realize the benefit represented by the deferred tax asset, and, to the extent that it estimates that it is more likely than not that Trebia will not realize the benefit, Trebia will reduce the carrying amount of the deferred tax asset with a valuation allowance. For the same reasons, the Company will not record a liability related to the tax savings it would realize from the utilization of such deferred tax assets after concluding it will not be probable that such TRA liability would be paid based on its estimates of future taxable income.

(h) To adjust Other liabilities to remove deferred rent leased facilities of S1 Holdco.

(i) The following table summarizes the pro forma adjustments impacting equity in the No Redemptions Scenario (amounts in thousands) as of June 30, 2021:

No Redemptions Scenario	Adjustments to historical equity(1)	New equity structure(2)	Other items(3)	Total pro forma adjustments
Trebia Class A Ordinary Shares	$—	$(517,500)		$(517,500)
Protected UK Class A Preferred shares	(11)			(11)
System1, Inc. Class A Common shares	—	11		11
Trebia Class B Ordinary Shares	(12)			(12)
System1, Inc. Class C Common Shares	—	2		2
Additional paid in capital	(40,953)	898,315		857,362
Accumulated Deficit	83,395		(9,000)	74,395
S1 Holdco Member Deficit	31,646			31,646
S1 Holdco Accumulated other comprehensive loss	(122)			(122)

(1)

To remove historical equity balances and retained earnings of S1 Holdco and Protected UK, as well as, the conversion of Founder Shares, net of forfeiture, from Trebia Class B Ordinary Shares to System1 Class A Common Stock.

(2)

Includes the fair value of equity consideration payable under the Business Combination Agreement of $375 million and $518 million consisting of the conversion of Trebia Class A Ordinary Shares. Additionally, $6 million related to fair value of share settled replacement awards attributable to pre-combination service, which was determined as the fair value of the replaced awards multiplied by the ratio of the precombination service period to the total service period.

(3)	Represents a reduction to retained earnings for estimated acquisition costs incurred by Trebia of $9 million.

The following table summarizes the pro forma adjustments impacting equity in the Maximum Redemptions Scenario (amounts in thousands):

Maximum Redemptions Scenario (in thousands)	Adjustments to historical equity(1)	New equity structure(2)	Other items(3)	Total pro forma adjustments
Trebia Class A Ordinary Shares		$(517,500)		$(517,500)
Protected UK Class A Preferred shares	(11)			(11)
System1, Inc. Class A Common Stock		9		9
Trebia Class B Ordinary Shares	(12)			(12)
System1, Inc. Class C Common Shares		2		2
Additional paid in capital	(40,953)	646,910		605,957
Accumulated Deficit	83,395		(9,000)	74,395
S1 Holdco Member Deficit	31,646			31,646
S1 Holdco Accumulated other comprehensive loss	(122)			(122)

(1)

To remove historical equity balances and retained earnings of S1 Holdco and Protected UK, as well as, the conversion of Founder Shares, net of forfeiture, from Trebia Class B Ordinary Shares to System1 Class A Common Stock.

(2)

The Maximum Redemption Scenario assumes the fair value of equity consideration payable under the Business Combination Agreement of $440 million and Trebia has received $200 million from the Cannae Backstop. Additionally, $7 million related to fair value of share settled replacement awards attributable to pre-combination service, which was determined as the fair value of the replaced awards multiplied by the ratio of the precombination service period to the total service period.

(3)	Represents a reduction to retained earnings for estimated acquisition costs incurred by Trebia of $9 million.

(j) Represents the pro forma adjustment to record the Flow-Through Sellers’ noncontrolling interest in S1 Holdco Common Units of $164 million or 17.7% in a No Redemptions Scenario and $187 million or 25.4% in a Maximum Redemption scenario. The noncontrolling interest or common units will be exchangeable (together with the cancellation of an equal number of shares of voting, non-economic System1 Class C Common Stock) into System1 Class A Common Stock on a 1-for-1 basis. The Managing Member of S1 Holdco solely controls the settlement alternative of the common units and the actions or events necessary to issue the maximum number of common shares that could be required to be delivered under share settlement of the contract. The Managing Member’s election to settle the redemption in shares does not require approval of the System1, Inc. Board. Additionally, the Flow-Through-Sellers are not able to appoint a majority of the members of the System1, Inc. Board and, as a result, do not directly or indirectly control the election of the settlement alternative, and the noncontrolling interest has therefore been classified in permanent equity.

(k) Represents adjustments to reflect applicable deferred taxes. Refer to Note 2 for the purchase price allocation. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the S1 Holdco partnership interests, acquired tax attributes of the Blockers, and Protected. This basis difference primarily results from the Business Combination where Trebia recorded a fair market value basis on all assets for financial accounting purposes and a fair value step-up on a portion of the assets for income tax purposes. The adjustment to deferred tax assets and adjustment related to the deferred tax liability is assuming: (1) the GAAP balance sheet as of June 30, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of June 30, 2021 adjusted for the pro forma entries described herein, (3) a blended tax rate of 22.3% and (4) no material changes in tax law.

(l) Represents amounts due from related party loans that will be settled as a result of the Business

Combination.

4.	Adjustments to Pro Forma Condensed Combined Statements of Operations

Explanations of the adjustments to the pro forma statement of operations are as follows:

(a) Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The performance obligations associated with the assumed liability is expected to be satisfied within twelve months of the acquisition.

Revenues (in thousands)	For the six months ended June 30, 2021	For the year ended December 31, 2020
Revenues pro forma adjustment	$—	$(40,537)

(b) To record expense related to the fair value of replacement awards attributable to postcombination service, partially offset by the elimination of S1 Holdco and Protected UK historical stock-based compensation expense.

Salaries, commissions, and benefits (in thousands)	For the six months ended June 30, 2021	For the year ended December 31, 2020
Stock-based compensation related to the fair value replacement awards attributable to postcombination service	$4,866	$14,983
To remove historical stock-based compensation	(244)	(1,192)

Pro forma Adjustment	$4,622	$13,791

(c) To record estimated $9 million of acquisition costs incurred by Trebia and $0.6 million incurred by Protected UK in connection to the Business Combination for the twelve months ending December 31, 2020.

(d) Represents adjustments depreciation and amortization for intangible assets recorded in connection to the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination occurred on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

Depreciation and amortization expense (in thousands)	Weighted average useful life (years)	Fair value	For the six months ended June 30, 2021	For the year ended December 31, 2020
Trademarks	15.0	$217,200	$7,240	$14,480
Customer relationships	7.6	73,300	13,515	22,344
Technology	7.0	174,000	16,030	31,151

Total pro forma amortization expense		464,500	36,786	67,975
To remove historical amortization expense of intangibles			(6,648)	(13,421)

Pro forma adjustment			$30,137	$54,554

Amortization expense for trademarks intangible assets is computed on a straight-line basis, amortization for customer relationship intangible assets is computed considering historical and estimated customer attrition, and amortization of developed technology intangible assets, is computed considering the estimate of platform migration the developed technology. Below is the pro forma amortization expense for intangible assets for each of the next five fiscal years:

Intangible Asset Amortization	As of June 30, 2021
For the six months ending December 31, 2021	$33,988
2022	72,173
2023	62,063
2024	50,284
2025	43,084
Thereafter	202,908

Total	$464,500

(e) Represents estimated differences in interest expense and amortization deferred finance charges as a result of incurring new debt and extinguishing historical S1 Holdco debt. The estimated interest rate of the New Term Loan is 3.88%.

(in thousands)	For the six months ended June 30, 2021	For the year ended December 31, 2020
Record interest on new debt, net of debt amortization	$7,107	$14,214
Eliminate historical interest expense	(8,910)	(24,786)

Net pro forma interest expense adjustment	$(1,803)	$(10,572)

(f) To remove interest income from Protected UK related party loan that will be settled as a result of the Business Combination.

(g) Represents the income tax effect of the pro forma adjustments calculated using the enacted applicable statutory income tax rates in the respective countries in which the company operates applied to the income or loss before income taxes applicable to the controlling interest. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(h) Represents the pro forma adjustment to record earnings attributable to noncontrolling interest in S1 Holdco of 17.7% under the No Redemptions Scenario and 25.4% under the Maximum Redemptions Scenario.

5.	Pro Forma Earnings Per Share Information

Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during the period. Weighted average shares outstanding for the period represents System1 Class A Common Stock outstanding net of (i) Flow-Through Sellers’ noncontrolling Class C Common Stock in System1 of 19,235,129 in the No Redemptions Scenario and 22,019,102 in the Maximum Redemptions Scenario, which will be exchangeable (together with the cancellation of an equal number of shares of System1 Class C common stock) into Class A common stock on a 1-for-1 basis and (ii) 3,398,422 in the No Redemptions Scenario and 3,910,053 in the Maximum Redemptions Scenario, adjusted for vesting during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

	No Redemptions Scenario		Maximum Redemptions Scenario
($ in thousands, except per share amounts)	Six months ended June 30, 2021	Year ended December 31, 2020	Six months ended June 30, 2021	Year ended December 31, 2020
Net loss attributable to controlling interest (in thousands)	$9,067	$(94,204)	$8,221	$(85,417)
Weighted average shares outstanding, controlling (basic, shares in thousands)	107,250	106,483	82,401	81,522
Weighted average shares outstanding, controlling (diluted, shares in thousands)	111,473	106,483	87,241	81,522
Income (loss) per share (basic)	0.08	(0.88)	0.10	(1.05)
Income (loss) per share (diluted)	0.08	(0.88)	0.09	(1.05)

Earnings per share excludes from outstanding common stock is the impacts of (i) 25,875,000 Trebia Public Warrants and 8,233,334 Trebia Private Placement Warrants, which are out of the money (ii) 725,000 shares of System1 Class D Common Stock to the Sponsors, and 725,000 RSUs subject to a market vesting condition, which has not been met.

OPERATING METRICS AND NON-GAAP FINANCIAL MEASURES

S1 Holdco

Operating Metrics. S1 Holdco uses total advertising spend, number of Owned & Operated sessions (“O&O sessions”), number of Partner Network sessions (“Network sessions”), Owned & Operated cost-per-session (“O&O CPS”), Owned & Operated revenue-per-session (“O&O RPS”) and Partner Network revenue-per-session (“Network RPS”) to track its operations. S1 Holdco defines total advertising spend as the amount of advertising that is spent by S1 Holdco to acquire traffic to its websites. S1 Holdco defines O&O sessions as the total number of monetizable user visits to its Owned & Operated websites. S1 Holdco defines Network sessions as the number of monetizable user visits delivered by S1 Holdco’s network partners to RAMP. Monetizable visits exclude those visits identified by our advertising partners as spam, bot, or other invalid traffic. S1 Holdco defines CPS as advertising spend divided by O&O sessions. S1 Holdco includes these operating measures because they are used by management to evaluate S1 Holdco’s core operating performance and trends. Furthermore, these measures are used internally by S1 Holdco to measure the performance of its Responsive Acquisition Marketing Platform (RAMP), specifically with respect to the volume and efficiency with which it can deploy advertising spend, acquire users to its sites, and the rate at which it monetizes customer traffic. In general, given recent and forecasted trends in digital advertising, including both the shift in advertising budgets from traditional to online, as well as increased advertising demand in aggregate, S1 Holdco expects both CPS and RPS to increase over time as a result of increased advertising dollars bidding on customer traffic. S1 Holdco closely tracks the variance between O&O RPS and O&O CPS to measure the effectiveness of RAMP as it increased advertising spend over time. S1 Holdco defines O&O RPS as O&O Revenue (see Note 11 of the S1 Holdco LLC Financial Statements for more information on O&O revenue) divided by O&O sessions. S1 Holdco defines Network RPS as Partner Network revenue divided by Network sessions. The following table presents these operating metrics for the periods indicated.

	Year ended December 31,
	2020	2019	2018
	(in thousands except for ratios)
Advertising spend	$327,489	$260,935	$153,246
O&O sessions	2,821,726	2,992,923	1,549,371
Network sessions	1,520,367	1,258,985	2,527,736
O&O CPS	$0.12	$0.09	$0.10
O&O RPS	$0.16	$0.12	$0.15
Network RPS	$0.03	$0.03	$0.01

	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2020
		(in thousands except for ratios)
Advertising spend	$123,244	$107,298	$69,406	$84,066
O&O sessions	766,293	741,122	670,112	815,554
Network sessions	312,406	326,127	484,653	392,906
O&O CPS	$0.16	$0.14	$0.10	$0.10
O&O RPS	$0.21	$0.19	$0.14	$0.14
Network RPS	$0.03	$0.02	$0.02	$0.03

Non-GAAP Financial Measures. S1 Holdco also uses Adjusted EBITDA and Pro-forma Adjusted EBITDA. S1 Holdco believes Adjusted EBITDA and Pro-forma Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by our public competitors and are regularly used by analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Pro-forma Adjusted EBITDA are not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

S1 Holdco defines and calculates Adjusted EBITDA as net income from continuing operations before taxes, interest expense, depreciation and amortization, other income/(loss), stock-based compensation and distributions to equity holders.

S1 Holdco defines and calculates Pro-forma Adjusted EBITDA as net income from continuing operations before taxes, interest expense, depreciation and amortization, other income/(loss), stock-based compensation and distributions to equity holders, adjusted to remove earnings from terminated product lines and certain other expenses (“Adjusted EBITDA”), plus the Adjusted EBITDA of our acquisitions for the periods prior to the acquisition being completed.

S1 Holdco includes Adjusted EBITDA and Pro-Forma Adjusted EBITDA because they are used by management to evaluate S1 Holdco’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Furthermore, these measures are used internally by S1 Holdco to measure its performance and are the primary metrics upon which employee compensation is based. Pro-Forma Adjusted EBITDA is utilized by lenders to measure debt covenant compliance. Adjusted EBITDA and Pro-Forma Adjusted EBITDA exclude certain expenses that are required in accordance with U.S. GAAP because they are non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). There are limitations to non-GAAP financial measures because they exclude charges and credits that are required to be included in GAAP financial presentation. The items excluded from GAAP financial measures, such as net income from continuing operations, to arrive at non-GAAP financial measures are significant components for understanding and assessing our financial performance. As a result, non-GAAP financial measures should be considered together with, and not as alternatives to, financial measures prepared in accordance with GAAP.

The table below presents our net income from continuing operations, the closest U.S. GAAP measure, reconciled to Adjusted EBITDA and Pro-Forma Adjusted EBITDA for the periods presented:

	Year ended December 31,
	2020	2019	2018
	($ in thousands)
Net income from continuing operations	$16,364	$24,249	$3,688
Income tax expense	1,907	702	—
Interest expense	24,351	26,033	18,976
Depreciation and amortization	13,832	11,244	5,313
Other expense(1)	398	840	16
Stock-based compensation and distributions to members(2)	9,474	12,246	14,000
Terminated product lines(3)	556	(1,139)	(5,504)
Costs related to acquisitions/business combinations	2,358	2,265	5,646
Acquisition earnout	2,713	(73)	5,676
Severance costs	1,080	472	153
Other costs, including restructuring	396	87	123

Adjusted EBITDA	$73,429	$76,926	$48,087

Acquisition related adjustments(4)	257	8,249	18,162

Pro-Forma Adjusted EBITDA(5)	$73,686	$85,175	$66,249

	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2020
	($ in thousands)
Net income from continuing operations	$11,772	$6,743	$(2,029)	$7,549
Income tax expense	77	151	(173)	355
Interest expense	4,237	4,286	6,332	6,497
Depreciation and amortization	3,113	3,689	3,889	3,530
Other income(1)	256	(154)	138	(229)
Stock-based compensation and distributions to Members(2)	3,342	2,118	2,288	2,008
Terminated product lines(3)	—	—	(2)	559
Costs related to business acquisitions/business combinations	623	1,484	71	1,032
Acquisition earnout	32	63	373	—
Severance costs	164	330	545	21
Other costs, including restructuring	99	99	185	98

Adjusted EBITDA	$23,715	$18,809	$11,617	$21,420

Acquisition related adjustments(4)	—	—	26	348

Pro-Forma Adjusted EBITDA(5)	$23,715	$18,809	$11,643	$21,768

(1)	Non-cash adjustments related to foreign exchange and asset disposals
(2)	Comprised of distributions to equity holders and non-cash stock-based compensation
(3)

In 2020, S1 Holdco terminated its Social Publishing product line, where it created quiz content primarily for the purpose of display advertising monetization. S1 Holdco has excluded revenue and direct costs associated with this product line for all presented periods.

(4)	Represents revenue of our acquisitions for the periods prior to the acquisition being completed.
(5)	Pro-Forma Adjusted EBITDA was not determined in accordance with Article 11 of Regulation S-X.

Protected UK

Operating Metrics. Protected uses advertising spend, billings, change in deferred revenue, ending subscribers, new subscribers, cost-to-acquire (“CTA”) and average billings per subscriber (“ARPU”) to track its operations. Protected defines advertising spend as the total amount spent on advertising to acquire new subscribers during a period. Protected defines billings as the total amount billed to customers during a period, excluding billings related to terminated product lines. Protected amortizes the deferred revenue from these billings on a straight line basis over the subscription period and recognizes the result as revenue in its financial statements. Protected defines ending subscribers as the number of paying subscribers for its products, excluding subscribers for terminated product lines, at the end of a period. Protected defines new subscribers as the number of new subscribers acquired for its products, excluding new subscribers for terminated product lines, during a period. Protected defines CTA as advertising spend divided by new subscribers in a period. Protected defines ARPU as the billings in a period divided by average of the beginning and ending subscribers during that period. Protected includes these operating measures because they are used by management to evaluate Protected’s core operating performance and trends. Furthermore, Protected management believes Billings and Change in deferred revenue provides valuable insight into the effectiveness of its sales efforts and overall performance of its business. The following table presents these operating metrics for the periods indicated (unaudited).

	Year ended December 31,
	2020	2019
	(in thousands except ratios)
Billings	$107,871	$66,067
Change in deferred revenue during period	$18,084	$13,270
Advertising spend	$76,664	$54,788
Beginning subscribers	1,234	883
Ending subscribers	1,905	1,234
New subscribers	1,338	818
CTA	$57.29	$67.01
ARPU	$68.72	$62.41

	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2020
	(in thousands except for ratios)
Billings	$40,473	$37,991	$26,458	$22,529
Change in deferred revenue during period	$4,445	$6,792	$4,796	$4,409
Advertising spend	$17,884	$23,626	$22,467	$18,575
Beginning subscribers	2,128	1,905	1,357	1,234
Ending subscribers	2,187	2,128	1,586	1,357
New subscribers	331	462	398	275
CTA	$54.10	$51.10	$56.42	$67.53
ARPU	$18.76	$18.84	$17.98	$17.39

Non-GAAP Financial Measures. Protected also uses various non-GAAP financial measures to analyze its operations, including Adjusted EBITDA.

Protected defines and calculates Adjusted EBITDA as net income from continuing operations before taxes, interest expense, depreciation and amortization, other expenses and adjusted to remove earnings from terminated product lines.

Protected includes these non-GAAP financial measures because they are used by management to evaluate Protected’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). There are limitations to non-GAAP financial measures because they exclude charges and credits that are required to be included in GAAP financial presentation. The items excluded from GAAP financial measures, such as net loss, to arrive at non-GAAP financial measures are significant components for understanding and assessing the Company’s financial performance. As a result, non-GAAP financial measures should be considered together with, and not alternatives to, financial measures prepared in accordance with GAAP. Protected also uses Adjusted Operating Income as a Non-GAAP measure to evaluate its performance and to make strategic decisions regarding the allocation of capital and new investments. Please see Note 18 of the Protected.Net Group Limited Financial Statements for more information on Adjusted Operating Income.

The table below presents Protected’s net income (loss), the closest U.S. GAAP measure, reconciled to Adjusted EBITDA for the periods presented (unaudited):

	Year ended December 31,
($ in thousands)	2020	2019
Net loss	$(13,258)	$(20,669)
Interest expense, net	435	—
Depreciation and amortization	141	110
Terminated product lines(1)	(1,777)	1,664
Costs related to acquisitions/business combinations	32	—
Non-cash foreign exchange adjustments	110	(19)
VAT accrual for previously uncollected VAT	2,934	1,800
Other costs, including restructuring costs	458	83

Adjusted EBITDA	$(10,925)	$(17,031)

	Three months ended
($ in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2020
Net income/loss	$7,490	$(1,638)	$(8,184)	$(5,789)
Interest expense, net	(165)	(6)	176	35
Depreciation and amortization	65	39	35	34
Terminated product lines(1)	3	62	86	163
Costs related to acquisitions/business combinations	499	297	—	—
Non-cash foreign exchange adjustments	207	323	68	190
VAT accrual for previously uncollected VAT	1,492	1,116	1,408	46
Director salary payments	949	—	—	—
Other costs, including restructuring charges	1	—	—	—

Adjusted EBITDA	$10,541	$193	$(6,411)	$(5,321)

(1)

Protected terminated its Network Protect VPN product. Protected has excluded revenue, direct costs and operating expenses associated with this product line from Adjusted EBITDA for all presented periods.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations with respect to the Domestication and exercise of redemption rights generally applicable to holders of Trebia Class A Ordinary Shares and warrants. This section applies only to Trebia Public Shareholders or warrantholders that hold their Trebia Class A Ordinary Shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “—Effects of Section 367 to U.S. Holders”;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	a U.S. Holder whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address the special tax accounting rules under Section 451(b) of the Code or any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the tax treatment of partnerships (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Trebia Class A Ordinary Shares or Trebia Public Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding any Trebia Class A Ordinary Shares or Trebia Public Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of Trebia Class A Ordinary Shares or Trebia Public Warrants and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Trebia will change its jurisdiction of incorporation from the Cayman Islands to Delaware. It is intended that the Domestication qualify as an F Reorganization.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Trebia Class A Ordinary Shares or Trebia Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “—Effects of Section 367 to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Trebia (i) transferred all of its assets and liabilities to System1 in exchange for all of the outstanding common stock and warrants of System1 and (ii) then distributed the stock and warrants of System1 to the holders of securities of Trebia in liquidation of Trebia. The taxable year of Trebia will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of System1 Class A Common Stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Trebia Class A Ordinary Share or Trebia Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of System1 Class A Common Stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Trebia Class A Ordinary Share or Trebia Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a Trebia Class A Ordinary Share or Trebia Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of the System1 Class A Common Stock or warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its Trebia Class A Ordinary Share or Trebia Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the shares of System1 Class A Common Stock or warrants would be equal to their respective fair market values on the date of the Domestication and such U.S. Holder’s holding period for the System1 Class A Common Stock or warrants would begin on the day following the date of the Domestication.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Trebia Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication described below. All holders considering exercising redemption rights with respect to their Trebia Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code generally will apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of holders that exercise redemption rights with respect to Trebia Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders that Own 10 Percent or More of Trebia

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Trebia shares entitled to vote or 10% or more of the total value of all classes of Trebia shares (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Trebia Class A Ordinary Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Trebia Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all “earnings and profits amount” with respect to its Trebia Class A Ordinary Shares is the net positive earnings and profits of Trebia (as determined under Treasury Regulations under Section 367) attributable to such Trebia Class A Ordinary Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Trebia Class A Ordinary Shares. Treasury Regulations under Section 367 provide that the all “earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Trebia does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Trebia’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all “earnings and profits amount” with respect to its Trebia Class A Ordinary Shares. It is possible, however, that the amount of Trebia’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its “earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, be able to claim the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code. Such U.S. Shareholders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

U.S. Holders that Own Less Than 10 Percent of Trebia

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Trebia Class A Ordinary Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Trebia Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s Trebia Class A Ordinary Shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to System1 Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such System1 Class A Common Stock over the U.S. Holder’s adjusted tax basis in the Trebia Class A Ordinary Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all “earnings and profits amount” attributable to its Trebia Class A Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Trebia establishing and substantiating the U.S. Holder’s all “earnings and profits amount” with respect to the U.S. Holder’s Trebia Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified Trebia (or System1) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Trebia or System1 no later than the date such tax return is filed. In connection with this election, Trebia intends to provide each U.S. Holder eligible to make such an election with information regarding Trebia’s earnings and profits upon request.

Trebia does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Trebia had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all “earnings and profits amount” with respect to its Trebia Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders that Own Trebia Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Trebia Class A Ordinary Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all “earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Trebia Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of Trebia Public Warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of Trebia Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of Trebia Public Warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “—Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Trebia would be considered to be passive income and cash held by Trebia would be considered to be a passive asset to the extent it generates passive income. Under the start-up exception, a foreign corporation will not be treated as a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. If Trebia was a PFIC in any taxable year (or portion thereof) prior to its start-up year that is included in the holding period of a U.S. Holder, then unless such U.S. Holder timely made certain elections or the start-up exception extends to such prior year, such U.S. Holder generally would be subject adverse PFIC rules as a result of the Domestication. These rules are discussed under the heading “—Effects of PFIC Rules on the Domestication” below.

PFIC Status of Trebia

While Trebia believes it is not a PFIC, because Trebia is a blank-check company with no current active business, it is possible that the IRS could assert that Trebia is a PFIC for the 2020 and 2021 taxable years and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging Trebia Public Warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Trebia Class A Ordinary Shares and Trebia Public Warrants upon the Domestication if

(i)	Trebia were classified as a PFIC at any time during such U.S. Holder’s holding period in such Trebia Class A Ordinary Shares or Trebia Public Warrants, and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Trebia Class A Ordinary Shares or in which Trebia was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such Trebia Class A Ordinary Shares. Generally, regulations provide that neither election applies to Trebia Public Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Trebia.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Trebia Class A Ordinary Shares or Trebia Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Trebia was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “—Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S.

Holders of Trebia Class A Ordinary Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Trebia Class A Ordinary Shares and Trebia Public Warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Trebia Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Trebia, whether or not such amounts are actually distributed.

The application of the PFIC rules to the Trebia Public Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Trebia Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Trebia Public Warrants for System1 public warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of Trebia Class A Ordinary Shares or Trebia Public Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Trebia Class A Ordinary Shares (but not Trebia Public Warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat Trebia as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Trebia Class A Ordinary Shares during which Trebia qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election results in a deemed sale of the U.S. Holder’s Trebia Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its Trebia Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Trebia is contingent upon, among other things, the provision by Trebia of a “PFIC Annual Information Statement” to such U.S. Holder. System1 will endeavor to provide to a U.S. Holder such information with respect to Trebia’s taxable year that ended on December 31, 2020 and its taxable year that will end on the date of the Domestication upon request. There is no assurance, however, that System1 will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Trebia Public Warrants.

The impact of the PFIC rules on a U.S. Holder of Trebia Class A Ordinary Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the Trebia Class A Ordinary Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Trebia Class A Ordinary Shares. A mark-to-market election is not available with respect to Trebia Public Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of Trebia Class A Ordinary Shares (which were exchanged for System1 Class A Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its System1 Class A Common Stock will depend on whether the redemption qualifies as a sale of System1’s Class A Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s System1 Class A Common Stock redeemed, such U.S. Holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in System1’s Class A Common Stock redeemed.

The redemption of System1 Class A Common Stock generally will qualify as a sale of System1’s Class A Common Stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only System1 Class A Common Stock actually owned by such U.S. Holder, but also shares of System1 Class A Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to System1 Class A Common Stock owned directly, System1 Class A Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any System1 Class A Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include System1 Class A Common Stock which could be acquired pursuant to the exercise of the Trebia Public Warrants.

The redemption of System1 Class A Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of System1 outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of System1 outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of System1’s Class A Common Stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of

System1’s Class A Common Stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of System1 Class A’s Common Stock owned by certain family members and such U.S. Holder does not constructively own any other System1 shares. The redemption of System1 Class A Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in System1. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to System1’s Class A Common Stock. Such distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of System1’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its other System1 Class A Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in System1’s Class A Common Stock redeemed generally will be added to the U.S. Holder’s adjusted tax basis in its remaining System1 Class A Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other System1 Class A Common Stock constructively owned by such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SYSTEM1 CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication (discussed further above).

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of System1 Class A Common Stock and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of System1 Class A Common Stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to System1 Class A Common Stock, to the extent paid out of System1’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its System1 Class A Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such System1 Class A Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of System1 Class A Common Stock and System1 public warrants” below.

Dividends paid by System1 to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of System1 Class A Common Stock and System1 Public Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of System1 Class A Common Stock or warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized generally will be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)

System1 is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) System1’s Class A Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding System1 Class A Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of System1 Class A Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such System1 Class A Common Stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. System1 does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether System1 will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of System1 Class A Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its System1 Class A Common Stock will depend on whether the redemption qualifies as a sale of System1 Class A Common Stock redeemed, as described above under “—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of System1 Class A Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “—Sale, Exchange or Other Disposition of System1 Class A Common Stock and System1 Public Warrants.” If such a redemption does not qualify as a sale of System1 Class A Common Stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders—Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “—Effects to U.S. Holders of Exercising Redemption Rights”).

Possible Constructive Distributions

The terms of each System1 public warrant provide for an adjustment to the number of shares of System1 Class A Common Stock for which the System1 public warrant may be exercised or to the exercise price of the System1 public warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of System1 Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our System1 Class A Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our System1 Class A Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to withholding tax as if the holders of the System1 public warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. This withholding tax will be imposed even though there is no corresponding cash distribution, and a withholding agent may fund the withholding taxes from other assets of the applicable holder that are in its custody. The U.S. federal income tax consequences of a distribution from us are described above under “Non-U.S. Holders—Distributions.” For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of System1 Class A Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder generally will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends on System1 Class A Common Stock or System1 public warrants, and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a disposition of System1 Class A Common Stock or System1 public warrants, in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA.

The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of System1 Class A Common Stock or System1 public warrants. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

INFORMATION ABOUT TREBIA

References in this section to “we,” “our,” “us,” or “Trebia” generally refer to Trebia and its consolidated subsidiaries.

General

Trebia is not presently engaged in and Trebia will not engage in, any substantive commercial business until it completes the Business Combination with the Company or another target business.

Trebia is a blank check company incorporated on February 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Trebia’s efforts to identify a prospective target were not limited to any particular industry, it focused on identifying a prospective target business in financial technology or information and business services, which acts as an essential utility to industries that are core to the economy.

On February 18, 2020, the Sponsors paid an aggregate of $25,000 in exchange for the issuance of 10,781,250 Trebia Class B Ordinary Shares. On June 16, 2020, the Sponsors received a share dividend of 2,156,250 Trebia Class B Ordinary Shares, resulting in the Sponsors holding an aggregate of 12,937,500 Trebia Class B Ordinary Shares.

On June 28, 2021, Trebia entered into the Business Combination Agreement and the Sponsor Agreement, pursuant to which, the Sponsors have each agreed (i) to forfeit up to 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate) and up to 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders, and (ii) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number of System1 Class A Common Stock equal to such forfeiture, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions. The Business Combination Agreement and the Sponsor Agreement also contemplate that, following the Domestication, subject to the Class B Forfeiture, Trebia will issue (x) 725,000 shares of System1 Class D Common Stock to the Trasimene Sponsor, and 725,000 shares of System1 Class D Common stock to the BGPT Sponsor. See “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Sponsor Agreement” commencing on page 140.

Initial Public Offering

On June 19, 2020, Trebia consummated the Trebia IPO of 51,750,000 Trebia Units, at a price of $10.00 per Trebia unit, including 6,750,000 Trebia units sold pursuant to the full exercise of the underwriters’ option to purchase additional Trebia units to cover over-allotments. Each such unit consisted of one Trebia Class A Ordinary Share and one Trebia Public Warrant. Each whole Trebia Public Warrant entitles the holder to purchase one Trebia Class A Ordinary Share at an exercise price of $11.50 following consummation of the Business Combination.

Simultaneously with the closing of the Trebia IPO, Trebia consummated the sale of 8,233,334 Trebia Private Placement Warrants at a price of $1.50 per Trebia Private Placement Warrant in a private placement to the Sponsors, generating gross proceeds of $12,350,000. The Trebia Private Placement Warrants are identical to the Trebia Public Warrants sold in the Trebia IPO, except that (a) subject to certain exceptions, the Trebia Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of Trebia’s initial business combination, (b) the Trebia Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (c) the Trebia Private Placement Warrants will be entitled to registration rights.

Following the consummation of the Trebia IPO on June 19, 2020, an amount of $517,500,000 from the net proceeds of the sale of the Trebia Units in the Trebia IPO and the sale of the Trebia Private Placement Warrants was placed in the Trust Account, with the funds, if invested, only to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by Trebia, until the earlier of: (i) Trebia’s completion of its initial business combination or (ii) the distribution of the funds in the Trust Account to Trebia Public Shareholders.

On June 5, 2020, Trebia entered into the Forward Purchase Agreement with Cannae. Pursuant to the Forward Purchase Agreement, Cannae agreed to purchase 7,500,000 Trebia Class A Ordinary Shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Trebia Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of $75,000,000, or $10.00 for one Trebia Class A Ordinary Shares and one-third of one warrant, in a private placement to occur concurrently with the closing of a business combination. The warrants to be sold as part of the Forward Purchase Agreement were contemplated to be identical to the warrants underlying the Trebia Units sold in the Trebia IPO. On June 28, 2021, the Forward Purchase Agreement was terminated in connection with the proposed Business Combination with the Companies.

Offering Proceeds Held in Trust

Following the closing of the Trebia IPO on June 19, 2020, an amount of $517,500,000 ($10.00 per Trebia unit) of the proceeds from the Trebia IPO were placed in the Trust Account. Except with respect to interest earned on the funds in the Trust Account that may be released to Trebia to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the Trebia IPO and the private placement for Trebia Private Placement Warrants held in the Trust Account will not be released until the earliest of (a) the completion of Trebia’s initial business combination, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Trebia’s Organizational Documents (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if Trebia does not complete its initial business combination within 24 months from the closing of the Trebia IPO or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, and (c) the redemption of all of Trebia’s Public Shares if it is unable to complete its business combination within 24 months from the closing of the Trebia IPO, subject to applicable law.

Fair Market Value of Target Business

The target business or businesses that Trebia acquires must collectively have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in, and taxes payable on, the income earned on the Trust Account) at the time of the execution of a definitive agreement for Trebia’s initial business combination. The Trebia Board has determined that the proposed Business Combination with the Companies meets the 80% test.

Redemption Rights in Connection with Shareholder Approval of Business Combinations

Under the Trebia Organizational Documents, if Trebia is required by law or elects to seek shareholder approval of its initial business combination, holders of Trebia Class A Ordinary Shares must be given the opportunity to redeem their Trebia Class A Ordinary Shares in connection with the proxy solicitation for the applicable shareholder meeting, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for the Trebia IPO. Accordingly, in connection with the Business Combination, holders of Trebia Class A Ordinary Shares may seek to redeem their Trebia Class A Ordinary Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Obligations in Connection with the Extraordinary General Meeting

Pursuant to the Sponsor Agreement, the Sponsors, Cannae and Insiders have agreed to vote all of their Trebia Ordinary Shares in favor of the Business Combination proposal and the other Trebia Shareholder Proposals and not to seek to have any shares redeemed in connection with the Business Combination.

Redemption of Trebia Public Shares and Liquidation if No Initial Business Combination

The Insiders and Trebia’s officers and directors have agreed, and the Trebia Organizational Documents provide, that we will have only twenty-four months from the closing of the Trebia IPO, which is until June 19, 2022, to complete an initial business combination. If we have not completed an initial business combination within twenty-four months from the closing of the Trebia IPO, or June 19, 2022, we will: (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding Trebia Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Trebia Class A Ordinary Shares, redemption will completely extinguish all of the rights of the holders of Trebia Class A Ordinary Shares rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Trebia Board, liquidate and dissolve, subject in each case to our obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. If Trebia does not complete its initial business combination by June 19, 2022 or such later date as may be approved by the Trebia Public Shareholders in accordance with the Trebia Organizational Documents, the proceeds from the sale of the Trebia Private Placement Warrants held in the Trust Account will be used to fund a portion of the redemptions of the Trebia Class A Ordinary Shares (subject to the requirements of applicable law) and the Trebia Private Placement Warrants will expire worthless. Furthermore, if Trebia does not complete its initial business combination by June 19, 2022 and Trebia liquidates the funds held in the Trust Account, holders of Trebia Public Warrants will not receive any funds with respect to their Trebia Public Warrants, nor will they receive any distribution from Trebia’s assets held outside of the Trust Account with respect to such Trebia Public Warrants. Accordingly, the Trebia Public Warrants may expire worthless.

Trebia expects all of the costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the cash held by Trebia outside the Trust Account (which was $102,402 as of June 30, 2021) plus up to $100,000 of funds from the Trust Account available to Trebia to pay dissolution expenses, although Trebia cannot assure you that there will be sufficient funds for such purpose.

If Trebia was to expend all of the net proceeds of the Trebia IPO and the sale of the Trebia Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by Trebia Public Shareholders upon Trebia’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Trebia’s creditors, which would have higher priority than the claims of Trebia Public Shareholders. Trebia cannot assure you that the actual per-share redemption amount received by Trebia Public Shareholders will not be substantially less than $10.00.

Although Trebia will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm) and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Trebia Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Trebia has access to up to approximately $1,000,000 from the proceeds of the Trebia IPO and sale of the Trebia Private Placement Warrants with which to pay any potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that Trebia liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors, however, such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

Under Cayman law, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Trebia’s Trust Account distributed to Trebia Public Shareholders upon the redemption of 100% of outstanding Trebia Class A Ordinary Shares in the event Trebia does not complete its initial business combination within twenty-four months from the closing of the Trebia IPO, or June 19, 2022, may be considered a liquidation distribution under Cayman law. If the corporation complies with certain procedures as required by Cayman law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to shareholders, any liability of shareholders with respect to a liquidating distribution is limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to holders of Trebia Class A Ordinary Shares upon the redemption of Trebia Class A Ordinary Shares in the event Trebia does not complete its initial business combination within twenty-four months from the closing of the Trebia IPO, or June 19, 2022, is not considered a liquidating distribution under Cayman law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Cayman law, the statute of limitation for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If Trebia files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, Trebia cannot assure you we will be able to return $10.00 per share to our Trebia Public Shareholders. Additionally, if Trebia files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the Trebia Board may be viewed as having breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing us or the Trebia Board to claims of punitive damages, by paying Trebia Public Shareholders from the Trust Account prior to addressing the claims of creditors. Trebia cannot assure you that claims will not be brought against us for these reasons.

Holders of Trebia Class A Ordinary Shares will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) Trebia’s completion of its initial business combination, (b) the redemption of

Trebia Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the Trebia Organizational Documents (i) to modify the substance or timing of Trebia’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the outstanding Trebia Class A Ordinary Shares if we do not complete an initial business combination within twenty-four months from the closing of the Trebia IPO, or June 19, 2022 or (ii) with respect to any other provisions relating to the rights of holders of Trebia Class A Ordinary Shares and (c) the redemption of 100% of the Trebia Class A Ordinary Shares if we have not completed our initial business combination within twenty-four months from the closing of the Trebia IPO, or June 19, 2022, subject to applicable law. In no other circumstances will a Trebia Shareholder have any right or interest of any kind to or in the Trust Account. A Trebia Shareholder’s voting in connection with the Business Combination alone will not result in such shareholder’s redeeming its Trebia Class A Ordinary Shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Limitation on Redemption Rights

The Trebia Organizational Documents provide that a holder of Trebia Class A Ordinary Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Trebia Class A Ordinary Shares sold in the Trebia IPO without Trebia’s prior consent (the “Excess Shares”). Trebia believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a business combination as a means to force Trebia or Trebia’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a shareholder holding more than an aggregate of 15% of the Trebia Class A Ordinary Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by Trebia, the Insiders or Trebia’s management at a premium to the then-current market price or on other undesirable terms. By limiting the shareholders’ ability to redeem no more than 15% of the Trebia Class A Ordinary Shares without Trebia’s prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete a business combination. However, Trebia is not restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.

Facilities

Trebia currently maintains its executive offices at 41 Madison Avenue, Suite 2020, New York, NY 10010. The cost for the use of this space is included in the $10,000 per month fee paid to BGPT Sponsor for office space and administrative support services. Trebia considers our current office space adequate for our current operations.

Human Capital Resources

Trebia has two executive officers. These individuals are not obligated to devote any specific number of hours to Trebia’s matters but they intend to devote as much time as they deem necessary to Trebia affairs until we have completed our initial business combination. Trebia does not intend to have any full time employees prior to the consummation of our initial business combination.

We believe that our management team is well positioned to identify attractive risk-adjusted returns in the marketplace and that its contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers, will enable us to pursue a broad range of opportunities. Our management believes that its ability to identify and implement value creation initiatives will remain central to its differentiated acquisition strategy.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Trebia or any members of Trebia’s management team in their capacity as such, and Trebia and the members of Trebia’s management team has not been subject to any such proceeding in the twelve months preceding the date of this filing.

TREBIA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this proxy statement/prospectus to “we,” “us,” the “Company” or “Trebia” refer to Trebia Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsors” refer to Trasimene Trebia, LP, an affiliate of Trasimene Capital Management, LLC, and BGPT Trebia LP, an affiliate of Bridgeport Partners LLC. The following discussion and analysis of Trebia’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on February 11, 2020 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The registration statements for the Trebia IPO became effective on June 16, 2020. On June 19, 2020, Trebia consummated the Trebia IPO of 51,750,000 Trebia Units, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 6,750,000 Trebia Units, at $10.00 per Trebia Unit, generating gross proceeds of $517,500,000. Each Trebia Unit consists of one of our Trebia Class A Ordinary Shares and one-third of one redeemable warrant. Each whole Trebia Public Warrant entitles the holder to purchase one of our Trebia Class A Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment. The proceeds from the Trebia Private Placement Warrants were added to the net proceeds from the Trebia IPO held in the Trust Account.

Following the Trebia IPO, the full exercise of the over-allotment option and the sale of the Trebia Private Placement Warrants, a total of $517,500,000 was placed in the Trust Account. Transaction costs amounted to $29,241,089, consisting of $10,350,000 of underwriting fees, $18,112,500 of deferred underwriting fees and $778,589 of other offering costs.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

Business Combination Agreement

As previously disclosed on a Form 8-K filed with the SEC on June 29, 2021, on June 28, 2021, Trebia entered into that certain Business Combination Agreement (the “Business Combination Agreement”) by and among S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected” and, together with S1 Holdco, collectively, the “Targets”) and the other parties signatory thereto. The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the “Business Combination”): (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (B) Protected.net

Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of Trebia (such combined company, “System1”). Following the consummation of the Business Combination, System1 will be organized in an “Up-C” structure, in which substantially all of the assets and business of Trebia will be held by subsidiaries of System1’s business will continue to operate through the subsidiaries of S1 Holdco and Protected.

Upon consummation of the Business Combination, and after the Domestication, Trebia will have three classes of common stock, which are as follows:

•	Class A common stock, par value $0.0001 per share (the “System1 Class A Common Stock”), which will be publicly traded.

•	Class C common stock, par value $0.0001 per share (the “System1 Class C Common Stock”), which will have the right to one vote per share.

•

Class D common stock, par value $0.0001 per share (“System1 Class D Common Stock”), that do not entitle the holder to any voting rights except as required by applicable law. The System1 Class D Common Stock will automatically convert into shares of System1 Class A Common Stock on a one-for-one basis if, following the closing of the Business Combination (the “Closing”), the post-Closing dollar volume-weighted average price (“VWAP”) of System1 equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing. If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock will automatically be forfeited to the System1 and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof.

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equityholders of S1 Holdco and Protected in connection with the Business Combination will be a combination of the Closing Cash Consideration and the Closing Equity Consideration. The Closing Cash Consideration payable under the Business Combination Agreement will be approximately $462,500,000 of which (x) approximately $212,500,000 cash proceeds will be received by S1 Holdco and Protected management equityholders (subject to certain adjustments set forth in the Business Combination Agreement), and (y) $250,361,620 cash proceeds will be received by certain non-management equityholders of S1 Holdco. The Closing Equity Consideration payable under the Business Combination Agreement will be approximately $667,500,000, consisting of shares of Trebia Class A Common Stock and Trebia Class C Common Stock (valued at $10 per share). In the event that the Trebia Shareholder Redemption Value, if any, exceeds $417,500,000, then the Closing Cash Consideration and Closing Equity Consideration are subject to a dollar-for-dollar adjustment. In such case, current equityholders of System1 and Protected have, pursuant to the terms of the Business Combination Agreement, agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the Trebia Shareholder Redemption Value, if any, exceeds $462,500,000, the current equityholders of System1 and Protected may elect, in their sole discretion, to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration.

In connection with the Business Combination Agreement, Trebia entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”) pursuant to which at the Closing, Bank of America has committed to provide Orchid Finco LLC (“Finco”), as the borrower, a $400 million first lien term loan facility (the “Term Loan”) and a $50 million revolving facility (the “Revolving Facility” and, together with the Term Facility, the “New Facility”). The Term Loan will mature seven years after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing. The $518 million of cash currently held in Trebia’s trust account will be backstopped by the $200 million Cannae Subscription, together with $218 million of the Bank of America Term Loan, which will be utilized as a backstop for potential future redemptions by Trebia Public Shareholders. This in conjunction with the Seller Backstop Amount and the

Additional Seller Backstop Election provides for a potential 100% backstop for potential future redemptions by Trebia Public Shareholders. Bank of America’s commitment to provide the New Facility is subject to a limited number of conditions, including the non-occurrence of a material adverse effect with respect to the targets.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Trebia amended and restated (i) that certain letter agreement, dated June 19, 2020, by and among the Sponsors and Trebia and (ii) that certain letter agreement, dated June 19, 2020, by and among Trebia, certain of the directors and officers of Trebia (the “Insiders”) and the other parties thereto, and entered into that certain sponsor agreement (the “Sponsor Agreement”) with the Sponsors, Cannae, the Insiders, S1 Holdco and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsors along with Cannae and the Insiders agreed (A) to vote any Trebia securities in favor of the Business Combination and other Trebia Shareholder Matters (as defined in the Business Combination Agreement), (B) not to seek redemption of any Trebia securities, (C) not to transfer any Trebia securities for the period beginning on the day of the Closing until the earlier of (x) 180 days following the Closing or (y) if the VWAP of System1 Class A Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days, 150 days thereafter, and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each also agreed to, in conjunction with the closing of the Business Combination, forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate). Trebia will also issue (a) 725,000 shares of System1 Class D Common Stock to Trasimene Sponsor and 725,000 shares of System1 Class D Common Stock to BGPT Sponsor, and (b) 725,000 System1 restricted stock units to each of Michael Blend and JDI, a Protected Equityholder, in the case of each of (a) and (b) subject to the Class B Forfeiture. The Post-Closing RSUs will be subject to the same vesting and other terms as the System1 Class D Common Stock. Additionally, (1) the Sponsors have agreed to, in conjunction with the closing of the Business Combination, forfeit up to 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders and (2) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number shares of System1 Class A Common Stock equal to the number of ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into that certain Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for System1 Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000,000. As described under the Sponsor Agreement above, any forfeiture of Trebia Class B Ordinary Shares in connection with the equity backstop commitment by Cannae will occur only upon a business combination and in connection with any valid shareholder redemptions.

FPA Termination Agreement

In connection with the signing of the Business Combination Agreement and Backstop Agreement, Trebia and Cannae entered into certain FPA Termination Agreement to terminate that certain Forward Purchase Agreement, dated as of June 5, 2020, pursuant to which Cannae agreed to purchase, immediately prior to the Closing, an aggregate of 7,500,000 Trebia Class A Ordinary Shares and 2,500,000 Trebia Public Warrants.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2021 were organizational activities, those necessary to prepare for the Trebia

IPO, described below, and, subsequent to the Trebia IPO, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the Trebia IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination. Additionally, we recognize non-cash gains and losses with other income (expense) related to changes in recurring fair value measurement of our warrant and Forward Purchase Agreement liabilities at each reporting period.

For the three months ended June 30, 2021, we had net loss of $2,695,148 consisting of $248,983 of loss from operations and change in the fair value of warrant liability of $5,606,333 offset by $3,160,168 of gain on termination of the Forward Purchase Agreement.

For the six months ended June 30, 2021, we had net income of $17,862,386 consisting of $9,174,001 of gain on change in fair value of warrant liability, $7,494,372 of gain on change in fair value of Forward Purchase Agreement liability and $3,160,168 of gain on termination of the Forward Purchase Agreement offset by formation and operational costs of $1,966,155.

For the three months ended June 30, 2020, we had net loss of $8,483,687 consisting of $31,882 of loss from operations, $1,381,051 of transaction costs allocated to the warrants and Forward Purchase Agreement, $4,077,333 of loss on change in fair value of warrant liability and $2,993,421 of loss on change in fair value of Forward Purchase Agreement liability.

For the period from February 11, 2020 (Inception) through June 30, 2020, we had net loss of $8,488,671 consisting of $36,866 of loss from operations, $1,381,051 of transaction costs allocated to the warrants and Forward Purchase Agreement, $4,077,333 of loss on change in fair value of warrant liability and $2,993,421 of loss on change in fair value of Forward Purchase Agreement liability.

Liquidity and Capital Resources

Until the consummation of the Trebia IPO, our only source of liquidity was an initial purchase of Trebia Ordinary Shares by the Sponsors and loans from our Sponsors.

On June 19, 2020, we consummated the Trebia IPO of 51,750,00 Trebia Units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 6,750,000 Units, at a price of $10.00 per Trebia Unit, generating gross proceeds of $517,500,000. Simultaneously with the closing of the Trebia IPO, we consummated the sale of 8,233,334 Trebia Private Placement Warrants to the Sponsor at a price of $1.50 per Trebia Private Placement Warrant generating gross proceeds of $12,350,000.

Following the Trebia IPO, the exercise of the over-allotment option in full and the sale of the Trebia Private Placement Warrants, a total of $517,500,000 was placed in the Trust Account, and we had $1,994,558 of cash held outside of the Trust Account, after payment of costs related to the Trebia IPO, and available for working capital purposes. We incurred $29,241,089 in transaction costs, including $10,350,000 of underwriting fees, $18,112,500 of deferred underwriting fees and $778,589 of other costs.

For the six months ended June 30, 2021, cash used in operating activities was $741,241, which consisted of the change in the fair value of warrants of $9,174,001 and change in FPA of $10,654,540 and changes in operating assets and liabilities of $1,224,914.

For the period from February 11, 2020, to June 30, 2020, cash flows from financing activities totaled $519,281,229 consisting of proceeds from the issuance of Class B Ordinary Shares to Sponsors, proceeds from related party promissory note and repayment of related party promissory note. For the period from February 11,

2020 to June 30, 2020, cash flows used in operating activities totaled $44,716. For the period from February 11, 2020 to June 30, 2020, cash flows used in investing activities totaled $517,500,000 of IPO proceeds held as cash in the Trust Account.

As of June 30, 2021 and December 31, 2020, we had cash held in the Trust Account of $517,500,000. As of June 30, 2020, we had cash held in the Trust Account of $517,500,000. We may withdraw interest to pay our income taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable and deferred underwriting commissions, to complete our Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2021 and December 31, 2020, we had cash of $102,402 and $843,643, respectively held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsors or an affiliate of our Sponsors or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Trebia Private Placement Warrants.

We will need to raise additional capital through loans or additional investments from our sponsor, shareholders, officers, directors, or third parties. Our officers, directors and sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak, related advisories and restrictions, and the availability of a vaccine. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to be impacted for an extended period, our ability to complete our initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, and the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate our initial Business Combination in a timely manner.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay BGPT Trebia LP up to $10,000 per month for office space and administrative support services, provided to the Company. We began incurring these fees on June 16, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Trebia Unit, or $18,112,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant and Forward Purchase Agreement Liability

The Company accounts for the Trebia Public Warrants and Trebia Private Placement Warrants (collectively, the “Trebia Warrants”), and the Forward Purchase Agreement prior to the Forward Purchase Agreement Termination, as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Trebia Warrants and the Forward Purchase Agreement and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Trebia Warrants and Forward Purchase Agreement are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Trebia Warrants and Forward Purchase Agreement are indexed to the Company’s own ordinary shares and whether the holders of the Trebia Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the Forward Purchase Agreement and as of each subsequent quarterly period end date while the Trebia Warrants and Forward Purchase Agreement are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheets date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.

We account for the Trebia Warrants and Forward Purchase Agreements in accordance with ASC 815-40 under which the Trebia Warrants and Forward Purchase Agreements do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Trebia Public Warrants has been estimated using the Trebia Public Warrants’ quoted market price. The fair value of the Trebia Private Placement Warrants is estimated using the value of the Trebia Public Warrants’ quoted market price. The fair value of the Forward Purchase Agreements has been estimated using a probability-weighted discounted cash flow approach.

Class A Ordinary Shares Subject to Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Trebia Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Trebia Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Trebia Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income (loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

MANAGEMENT OF TREBIA

Directors and Executive Officers

Trebia’s current directors and officers are as follows:

Name	Age	Title
Frank R. Martire, Jr.	73	Co-Founder and Director
Paul Danola	69	President
Tanmay Kumar	32	Chief Financial Officer
Lance Levy	54	Director
Mark D. Linehan	59	Director
James B. Stallings	66	Director

Set forth below is a brief description of the business experience of each of our executive officers and directors:

Frank R. Martire, Jr. is a co-founder and has served as a director of Trebia since February 2020. He has served as a director of Foley Trasimene since May 2020. In addition, he has served as a director of Cannae since November 2017. Mr. Martire has served as the Executive Chairman of NCR Corporation (NYSE: NCR) since May 2018. Mr. Martire served as Chairman of FIS from January 2017 until May 2018, and as Executive Chairman of FIS from January 2015 through December 2016. Mr. Martire served as Chairman of the Board and Chief Executive Officer of FIS from April 2012 until January 2015. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he had served as Chairman of the Board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer of Call Solutions, Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group of Fiserv from 1991 to 2001. Mr. Martire’s qualifications to serve on the Trebia Board include his years of experience in providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, his knowledge of and contacts in the financial services industry, his strong leadership abilities and experience in driving growth and results in large complex business organizations.

Paul Danola has served as President of Trebia since February 2020. Mr. Danola has been a Partner of Bridgeport Partners since February 2020. Mr. Danola served as President and Chief Executive Officer of Threshold Consulting LLC from February 2017 until February 2020 and served as an independent contractor for Catalyst Consulting Group and Advent International Corporation from 2013 until February 2020. Mr. Danola has over 40 years of experience in strategy, sales and operations with vast M&A experience spanning three decades at FIS, Metavante, Fiserv and Citicorp. In his prior roles, he has been a leader of business segments including wealth management, core banking, business analytics, delivery channel optimization, enterprise risk management and consulting. Mr. Danola has also served as a director of Junior Achievement of Wisconsin since May 2006 and as a director of Friendship Circle of Wisconsin since March 2019.

Tanmay Kumar has served as Chief Financial Officer of Trebia since February 2020 and has served as a Partner of Bridgeport Partners since November 2019. Mr. Kumar was a Principal at Motive from July 2019 to November 2019 and prior to that was a Vice President at Wafra, Inc. in the Alternative Investments Division from August 2014 to April 2019. Mr. Kumar has over 10 years of transaction experience across private and public markets with a particular focus on financial services and technology companies. Mr. Kumar has also served as a director of Newest York Arts Press, Inc. since June 2017.

Lance Levy serves as a director of Trebia and has served as Chief Executive Officer of Capco, a specialized global management consultancy, focused exclusively on the financial services industry, since 2015. Prior to joining Capco, Mr. Levy served on the Executive Team of FIS as Head of Consulting Services and spent more than fifteen years at Accenture, where he was a member of the Financial Services Leadership Team and the Accenture Leadership Council. At Accenture Lance held the position of Accenture’s Senior Managing Director of Financial Services in Europe, Africa, and Latin America. Prior to this role, he served for many years as Accenture’s Global Head of Sales in Financial Services.

Mark D. Linehan serves as a director of Trebia and has served as a director of Cannae since September 2019. Mr. Linehan has served as President and Chief Executive Officer of Wynmark, a private real estate investment and development company, since he founded the company in 1993. Prior to founding Wynmark, he served as a Senior Vice President with Trammell in Los Angeles, California. Prior to working for Trammell, Mr. Linehan worked for Kenneth Leventhal, a Los Angeles-based public accounting firm specializing in the real estate industry which is now part of Ernst & Young LLP. Mr. Linehan serves on the board of directors of Hudson Pacific since 2010, and previously served on the board of directors of Condor Hospitality from March 2016 to December 2017. In addition, Mr. Linehan serves as a Director of Direct Relief. Mr. Linehan has a Bachelor of Arts degree in Business Economics from UCSB and is a Certified Public Accountant. Mr. Linehan’s qualifications to serve on the Trebia Board include more than 25 years of business management and leadership experience, his experience as an entrepreneur and his strategic vision and innovation.

James B. Stallings serves as a director of Trebia and has served as a director of Cannae since January 2018. He also has served as a Director of UGI since 2015 and as a Director of FIS since 2013. Since 2013, Mr. Stallings has been a Managing Partner and Chief Executive Officer of PS27 Ventures, a private investment fund focused on technology companies. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009, Mr. Stallings served in a variety of roles at IBM, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company, and prior to that, Mr. Stallings worked for Physician Sales & Services, a medical supplier. From 1984 to 1996, Mr. Stallings worked in various capacities for IBM. Mr. Stallings’s qualifications to serve on the Trebia Board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation, his experience as an entrepreneur and his financial expertise.

Corporate Governance

Number and Terms of Office of Officers and Directors

The Trebia Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to Trebia’s first annual general meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Lance Levy, will expire at Trebia’s first annual general meeting of shareholders. The term of office of the second class of directors, consisting of Mark D. Linehan and James B. Stallings, will expire at Trebia’s second annual general meeting of the shareholders. The term of office of the third class of directors, consisting of Frank R. Martire, Jr., will expire at Trebia’s third annual general meeting of shareholders. Trebia may not hold an annual general meeting of shareholders until after completion of an initial business combination.

Prior to the completion of our initial business combination, any vacancy on the Trebia Board may be filled by a nominee chosen by holders of a majority of the Trebia Class B Ordinary Shares. In addition, prior to the completion of our initial business combination, holders of a majority of Trebia Class B Ordinary Shares may remove a member of the Trebia Board for any reason.

Trebia’s officers are appointed by the Trebia Board and serve at the discretion of the Trebia Board, rather than for specific terms of office. The Trebia Board is authorized to appoint persons to the offices set forth in the Trebia Organizational Documents as it deems appropriate. The Trebia Organizational Documents provide that Trebia’s officers may consist of one or more chairman of the Trebia Board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Trebia Board. The service of certain of Trebia’s directors and officers depends in part on their continued engagement with Trebia. See “Risk Factors—Risks Related to Trebia and the Business Combination’ will be subject to business uncertainties while the business combination is pending.”

Director Independence

NYSE listing standards require that a majority of the Trebia Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Trebia Board has determined that each of Lace Levy, Mark D. Linehan and James B. Stallings are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Trebia’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of Trebia’s executive officers or directors have received any cash compensation for services rendered to Trebia. Commencing on the date that Trebia’s securities are first listed on the NYSE through the earlier of completion of the Business Combination and Trebia’s liquidation, Trebia will reimburse BGPT Sponsor for office space and administrative support services provided to Trebia in the amount of $10,000 per month. In addition, the Sponsors or any of Trebia’s existing executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Trebia’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Trebia’s audit committee will review on a quarterly basis all payments that were made to the Sponsors, executive officers or directors, or Trebia’s or their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Trebia does not expect to have any additional controls in place governing Trebia’s reimbursement payments to Trebia’s directors and executive officers for their out-of-pocket expenses incurred in connection with Trebia’s activities on Trebia’s behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Trebia to the Sponsors, executive officers and directors, or any of their respective affiliates, prior to completion of Business Combination.

After the completion of the Business Combination, directors or members of Trebia’s management team who remain with the Post-Closing Company may be paid consulting or management fees from the Post-Closing Company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Trebia’s shareholders in connection with a proposed business combination. Trebia has not established any limit on the amount of such fees that may be paid by Post-Closing Company to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the Business Combination, because the directors of System1 will be responsible for determining executive officer and director compensation. Any compensation to be paid to Trebia’s executive officers will be determined, or recommended to the Trebia Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Trebia Board.

Trebia does not intend to take any action to ensure that members of Trebia’s management team maintain their positions with Trebia after the completion of the Business Combination, although it is possible that some or all of Trebia’s executive officers and directors may negotiate employment or consulting arrangements to remain with Trebia after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Trebia may influence Trebia’s management’s motivation in identifying or selecting a target business but Trebia does not believe that the ability of Trebia’s management to remain with Trebia after the completion of the Business Combination will be a determining factor in Trebia’s decision to proceed with the Business Combination. Trebia is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Committees of the Trebia Board

The Trebia Board has three standing committees: an audit committee, a compensation committee and a nominating committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Trebia established an audit committee of the Trebia Board. Mark D. Linehan, Lance Levy and James B. Stallings serve as members of the audit committee. The Trebia Board has determined that each of Mark D. Linehan, Lance Levy and James B. Stallings is independent under the NYSE listing standards and applicable SEC rules. Mark D. Linehan serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the Trebia Board has determined that Mark D. Linehan qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The primary functions of the audit committee include:

•

assisting board oversight of (1) the integrity of Trebia’s financial statements, (2) Trebia’s compliance with legal and regulatory requirements, (3) Trebia’s independent auditor’s qualifications and independence, and (4) the performance of Trebia’s internal audit function and independent auditors;

•	appointing, determining compensation and overseeing Trebia’s independent registered public accounting firm;

•	reviewing and approving the annual audit plan for Trebia;

•	overseeing the integrity of Trebia’s financial statements and Trebia’s compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•

pre-approving all audit services and permitted non-audit services to be performed by Trebia’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•

establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) Trebia receives concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	monitoring Trebia’s environmental sustainability and governance practices;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management Trebia’s policies and practices with respect to risk assessment and risk management;

•

reviewing any material transaction with Trebia’s Chief Financial Officer that has been approved in accordance with Trebia’s Code of Ethics for Trebia’s officers, and providing prior written approval of any material transaction between Trebia’s audit committee and its President; and

•	producing an annual report for inclusion in Trebia’s proxy statement/prospectus, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

Trebia has established a compensation committee of the Trebia Board. The members of the compensation committee are James B. Stallings and Lance Levy, and James B. Stallings serves as chairman of the compensation committee.

Under the NYSE listing standards and applicable SEC rules, Trebia is required to have a compensation committee composed entirely of independent directors. The Trebia Board has determined that each of James B. Stallings and Lance Levy are independent in accordance with NYSE listing standards for the purposes of serving on the compensation committee. The principal functions of the Trebia compensation committee are:

•

reviewing and approving corporate goals and objectives relevant to Trebia’s President’s compensation, evaluating Trebia’s President’s performance in light of those goals and objectives, and setting Trebia’s President’s compensation level based on this evaluation;

•	setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for the Section 16 Officers, as designated by the Trebia Board;

•	making recommendations to the Trebia Board with respect to incentive compensation programs and equity-based plans that are subject to Trebia Board approval;

•	approving any employment or severance agreements with Trebia’s Section 16 Officers;

•	granting any awards under equity compensation plans and annual bonus plans to Trebia’s President and the Section 16 Officers;

•	approving the compensation of Trebia’s directors; and

•	producing an annual report on executive compensation for inclusion in Trebia’s proxy statement/prospectus, if required in accordance with applicable rules and regulations.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Trebia’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Trebia Board.

Nominating Committee

Trebia established a nominating committee of the Trebia Board. The members of the nominating committee are Lance Levy and Mark D. Linehan, and Lance Levy serves as chairman of the nominating committee. Under the NYSE listing standards, Trebia is required to have a nominating committee composed entirely of independent directors. The Trebia Board has determined that each of Lance Levy and Mark D. Linehan is independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Trebia’s Board. The nominating committee considers persons identified by its members, management, shareholders and investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the Trebia Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense declaration to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Trebia Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

Trebia adopted a Code of Ethics applicable to its directors, officers and employees. You are able to review these documents by accessing Trebia’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics is provided without charge upon request from Trebia and is posted on Trebia’s website. Trebia intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find More Information.”

INFORMATION ABOUT THE COMPANIES’ BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this “Business” section to the “Company,” “S1 Holdco,” “we,” “us,” “our” and other similar terms refer to S1 Holdco, LLC, Protected.net Group Ltd. and their subsidiaries prior to the Business Combination and to the Post-Closing Company and its consolidated subsidiaries after giving effect to the Business Combination.

Our Business

System1 operates an omnichannel customer acquisition platform, delivering high-intent customers to our advertisers and to our own subscription products. Our proprietary responsive acquisition marketing platform, or RAMP, has 3 primary components. First, RAMP utilizes machine learning to identify and direct marketing campaigns to potential customers across major advertising networks. Second, once these potential intent-driven customers respond to or interact with our marketing efforts, RAMP directs them to our network of over 40 owned and operated websites which is focused on further qualifying customer purchase intent and providing us with first party intent data. For the three months ended June 30, 2021, our websites, which include leading search engines like info.com and Startpage.com, and digital media sites and utilities such as HowStuffWorks, MapQuest and WalletGenius, received an average of 130 million visits per month in the aggregate. Third, after potential customers reach our websites and we further qualify their purchase or consumer intent, RAMP enables us to monetize these customers by delivering advertisements either provided by our advertisers or advertising networks or for our own proprietary subscription products.

RAMP. Our RAMP technology platform is the key to our business success, and expanding and scaling its capabilities has been the focus of our software development, engineering efforts and acquisitions since our inception. Operating across a wide variety of major advertising networks, RAMP identifies potential customers, qualifies their purchase intent and then monetizes these customers through our relationships with advertisers and advertising networks. RAMP also allows advertising platforms and publishers, which we refer to as our network partners, to direct user traffic to our websites or our advertising solutions, which we then monetize on their behalf for a share of revenue generated. RAMP powers our network of owned and operated websites and will, following the Business Combination, power our subscription products.

Through RAMP, we process approximately 11 million advertising campaign optimizations and ingest 4 billion rows of data across 55 advertising verticals on a daily basis. RAMP enables us to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data regarding monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals in order to yield optimized returns.

Our advertising channels. RAMP operates across a variety of advertising channels. The advertising networks we work with range from the largest established networks like Google and Facebook to newer but growing networks like Taboola, Snap and Outbrain. We regularly evaluate add new advertising networks as they achieve scale.

We monetize customers across a range of over 55 major advertising verticals including health, subscription, finance, insurance, business and technology, travel, auto, and other direct-to-consumer businesses. We believe our ability to efficiently acquire customers across a wide range of advertising verticals is a key differentiator of our business. In the increasingly complex and fast-evolving marketplace of digital marketing, changing consumer demand is dictated by temporal and cyclical factors and personal preferences. Our ability to shift RAMP’s focus to match customer demand insulates our business from shifts in the economic cycle or changes in customer demand. Our advertisers and advertising networks comprise over 100 companies and include top brands and large global advertising networks such as Google, Microsoft and Yahoo!.

In connection with the Business Combination, we will combine with Protected, a company that markets and distributes a downloadable subscription consumer security and privacy software called TotalAV. Launched in 2016, Protected UK had over 2.1 million paying subscribers as of June 30, 2021, and the business has grown to revenue of $90.9 million in 2020. In late 2018, we acquired a majority interest in Protected UK, and subsequently sold this interest to a group of investors led by System1 and Protected’s existing management in the fourth quarter of 2020. Protected’s downloadable software provides real-time antivirus protection, a safe-browsing / VPN feature, adblocking, identity-theft protection, blocking of malicious websites and data breach monitoring. The need for Protected’s products is more critical than ever in today’s increasingly digital world, where people’s information is increasingly vulnerable to digital attacks. This is more evident and necessary as people continue to transition to remote work from home environments, conduct virtual meetings and actively engage in online gaming, streaming, shopping, telemedicine and other daily online transactions. Protected stands between today’s cyber-criminals and its global subscriber bases’ digital profiles, helping secure their personal and financial information and critical technology, including devices, identities and online privacy. We believe that Protected’s software will seamlessly integrate with our platform, and we expect it to be the first of several online subscription products/services where customer acquisition is powered by RAMP.

Our Industry

Today, advertisers seeking to reach their target consumers are confronted by significant operational and systemic challenges. Legacy mediums, including print, television and radio, represent a smaller and shrinking portion of media consumption than they have historically, as digital media formats, in particular those best served by mobile devices, have proliferated. Spending on digital advertising has grown rapidly, reaching an estimated $152 billion in the United States in 2020, and projected to grow to $278 billion in 2024. Additionally, spending on digital advertising accounted for approximately 63% of total advertising spend in 2020, a percentage that is expected to grow to almost 75% in 2024, continuing a trend of supplanting traditional advertising models to support advertisers’ customer acquisition efforts.

Digital marketing has become an increasingly complex ecosystem due to several trends. These trends include the rapid diversification of digital platforms, ever-evolving and more sophisticated advertising networks and ad exchange platforms, increasing audience fragmentation, rapidly changing technology infrastructure and a greater regulatory and audience focus on consumer and data privacy. As a result, advertisers continue to struggle to efficiently find high quality audiences that drive strong and consistent return on advertising spend. Since consumer demand is cyclical, constantly evolving and difficult to identify, marketing strategies are often tied to particular channels or verticals, which in turn makes identifying intent-driven consumer demand at the appropriate decision point a challenge for advertisers. We believe we are well positioned to address these challenges and match consumer demand with the appropriate advertiser, regardless of seasonality or economic cycle.

Some of the key industry trends are as follows:

Advertisers Have Significantly Shifted Their Budgets from Traditional Media to a Diverse Array of Digital Channels. Media content and advertising is increasingly becoming digital due to rapid advances in technology, increasing distribution channels and changes in consumer behavior. This shift has facilitated an unprecedented array of options for advertisers to better target and measure their advertising campaigns across nearly every media channel and device-type. This seismic shift in and across digital advertising has placed a significant premium on advertising decisions that are based on actual consumer behavior and temporal data. We believe that the digital advertising market will continue to grow and evolve rapidly, and that advertisers will shift more of their advertising spend to these digital media channels.

Better Execution Against Highly Fragmented Audiences. As digital media channels grow and consumption patterns change, highly fragmented audiences make it challenging to consistently reach a large relevant audience. Individual media consumption is becoming more individualized and fragmented, as the audience spends more time on an increasing number of personal devices while deciding what media to consume and search for rather than having those choices made for them in a large consistent platform. Both trends contribute to the ever-increasing demand from advertisers for programmatic advertising platforms that integrate options to buy advertising and provide data on how to optimize the financial returns of an ad campaign.

Top Digital Advertisers Are Transitioning Budgets To Performance-Based Models Where Data And Analytics Drive Decision Making. In the first half of 2019, at least 60% of online advertising spend was purchased using performance-based revenue models. The shift to digital performance-based advertising models can be explained by mounting pressure on advertisers to demonstrate tangible results against their advertising efforts, and the corresponding shift of advertising budgets to distribution channels that facilitate the ability to better monitor results. We have designed RAMP to specifically address this constantly evolving landscape. Through our network of owned and operated websites, we have access to valuable first party intent data, which our platform combines with real-time feedback on the intent-driven consumer’s reaction to ads, thereby increasing the value of user traffic sent to advertisers and the publishers on which they are displayed.

Automation of Ad Buying. The growing complexity and increasing speed of digital marketing and advertising decisions has increased the need for automation. Technology that enables fast, accurate and cost-effective decision-making through computer algorithms that use extensive (and iterative) data sets has become critical for the success of digital advertising campaigns. By using programmatic inventory buying tools, advertisers are able to automate their campaigns, thereby providing them with better price discovery on an impression-by-impression basis. As a result, advertisers are able to efficiently bid on and purchase the advertising inventory they value the most, pay less for the inventory they do not value as much, and abstain from buying advertising inventory that does not fit their campaign parameters or reach their target audience.

Regulatory and Audience Focus on Consumer & Data Privacy. Both digital audiences and consumer focused regulatory bodies and agencies are becoming increasingly focused on consumer and data privacy, including the collection and sharing of their personal data, which places a premium on high-quality consumer intent data. Governing bodies throughout the United States (including State and local governments), the European Union and other jurisdictions continue to respond to these growing consumer concerns by proposing and enacting new laws and regulations that are reshaping industry standards regarding consumer privacy, data protection, and information security. As advertisers and publishers seek to remain compliant with this evolving regulatory landscape, while avoiding the reputational and financial costs of potential investigations or fines, financial penalties or private actions, first party intent data (i.e. consumer intent data properly collected and used directly by the party offering the service or media content) becomes increasingly more valuable. Our owned and operated search engines provide a continuous stream of anonymized and aggregated proprietary first party search intent data that is leveraged directly by RAMP, with transparency as to how such data was collected, processed, and is used.

Our Opportunity

Traditional advertising agencies are focused on creative services and allocating large advertising budgets across media platforms, but are often not as sophisticated in deploying the cutting-edge technology necessary to deliver responsive customers. While advertising consultants provide strategic advice, they are limited in their ability to deliver actual customers. Advertising buying platforms are not able to offer our data-science and algorithmic driven optimization of real-time bids. Most digital marketing providers are confined to a few forms of monetization, like lead generation or display advertising, and are typically not agnostic as to which method of monetization they employ. We believe we offer a differentiated platform, as we are channel and monetization-agnostic. We offer transparent measurement and real-time monitoring of return on advertising spend at a detailed level, which allows for purchase and sale decisions to be based on predictive modeling in order to drive superior results from our various advertisers.

Our Business Model

We initially began as a monetization platform that connected user traffic acquired by our network partners with advertising demand from our advertisers and advertising networks. We have significantly expanded the scope of our platform through organic growth, strategic acquisitions and the development of RAMP, which enables us to control the user acquisition method, consumer experience and monetization across user traffic. RAMP is integrated directly with our leading third-party search engines such as Google and Microsoft, as well as our owned and operated search and digital media publishing websites and utilities, while supporting and utilizing multiple advertising formats across numerous platforms. RAMP is efficiently deployed across various websites and monetization channels, which has allowed us to accelerate our growth through the integration of multiple websites over the past several years.

Attracting and Monetizing User Traffic through Owned and Operated Websites—We own and operate over 40 websites, including search engines, publishing properties and utilities in a variety of verticals, including health, how-to, general interest, finance, business, technology, travel and automotive. We work seamlessly with acquisition marketing channels to acquire additional user traffic to our properties. We deploy RAMP across our media properties to efficiently match consumer intent with our own products or services, or engage advertisers that seek to bid for the ability to interact with these consumers. We utilize an efficient content production and distribution strategy through RAMP that is both data-driven and engaging.

Monetizing User Traffic for Our Network Partners—We monetize user traffic on behalf of our more than 80 network partners, which include Yahoo!, WebMD and Publisher’s Clearing House. These network partners are companies that direct traffic to us in exchange for a share of advertising revenue. In 2020, we processed approximately 1.5 billion annual searches and delivered approximately $98,000,000 in revenue to our network partners.

Providing Optimization Services Directly to Advertisers—We also create and refine digital performance marketing solutions particularly tailored to our advertising clients’ products or services. Our direct-to-advertiser business has demonstrated strong early performance and the potential for significant growth, generating approximately $10 million in revenue in 2020. We plan to continue to grow this business by working with new advertisers and scaling the volume of customers we acquire and deliver to our existing advertisers.

Drive New Subscribers to Subscription Offerings—We will employ a similar strategy by utilizing RAMP to acquire new customers to Protected’s security software subscription product, Total AV, as well as to future subscription products that Protected intends to offer in the future.

Our Proprietary Assets

At the core of our business is our proprietary responsive acquisition marketing platform, or RAMP. RAMP’s predictive power is (and will be, following the Business Combination with respect to our Subscription Products) informed and enhanced by the following:

Owned and Operated Websites—We own and operate websites where we are able to attract user traffic across channels and present relevant offers. Our platform analyzes user interactions, builds a comprehensive view of the customer’s intent and enables advertisers to maximize return on their spend. The first party intent data that we are able to capture from our owned and operated search and media sites is a differentiated element of our platform enabling more informed and targeted decision-making in the bid parameters that we provide to our network partners.

Subscription Products—Our current subscription product, TotalAV, is a source of recurring subscription revenue. TotalAV provides consumers with security and privacy online through a variety of features, including real-time antivirus and identity protection. Our goal is to be the trusted cyber security partner for consumers across the globe, by enabling our subscribers to securely manage their digital lives across their various devices. As the risks to consumers continue to expand from device-based attacks to more sophisticated threats such as fraud, ransomware, identity theft and privacy intrusions, our products have evolved to provide a multi-layered approach in protecting against these threats, detecting ongoing and/or future attacks and helping our subscribers manage their digital footprint across the internet, including their technology, applications, networks and identities. The cornerstone of our strategy is to provide consumers with a secure platform that brings together software and service capabilities to enable all facets of cyber safety, including real-time antivirus protection, safe browsing / VPN, adblocking, blocking of malicious websites, and data breach monitoring. TotalAV is managed by an experienced team of 66 employees who together have been awarded over 20 malware detection certifications from independent testers and industry trade-groups. We plan to continue expanding the scope of our platform through the development of other subscription products.

System1’s Focus on First Party Data—In addition to acquiring large volumes of user traffic via RAMP, upon reaching our websites, RAMP utilizes its proprietary access to first party data in order to further qualify consumer intent and offer the most appropriate user experience and most effective monetization. We are able to effectively do this at scale, and in June 2021, RAMP ingested approximately 4 billion rows of data daily across 55 advertising verticals. We are able to combine this dataset with historical information on ad spend across vertical categories, content and ad-creative automation and optimized monetization performance to provide a closed-loop view of the customer and advertising eco-system. As a result, we have built a robust set of proprietary first party data based on over 500 million distinct search queries a month and a database of over 295 million keywords. This valuable first party data is used by RAMP to target specific consumer audiences based on millions of precedent interactions, and allows us to provide our clients with deeper insights into consumer habits as they continue to interact with our owned and operated websites.

Network Partner Integrations—RAMP is seamlessly integrated with acquisition marketing channels, such as Google, Facebook and Taboola. This technical integration allows us to optimize our advertising campaigns and bids on a real time basis, where RAMP processes approximately 11 million campaign optimizations per day.

Our Strengths

We believe that we are well positioned to continue to deliver high performance marketing solutions, including in the delivery of optimized bids and higher return on advertising spend, through the following strengths:

Proprietary Technology—The technology powering RAMP was designed to provide a dynamic closed-loop platform that is able to operate efficiently at scale, while optimizing in real-time across several key advertising considerations, including dynamic ad pricing, consumer intent and historical consumer interaction with relevant ad content. The components of RAMP include our programmatic buying platform, ad media interface, content and ad engine monetization decisioning, real-time revenue attribution, machine learning and data science algorithms, and back-end systems. As a result of the seamless integration of these proprietary technologies, we are able to continually improve performance as we incorporate additional data and evolving product enhancements.

Omni-Vertical and Monetization Agnostic Service Offering—RAMP is designed to work across vertical consumer categories, leveraging consumer data efficiently matched to consumer intent on a real-time basis. RAMP is also integrated with multiple forms of monetization, facilitating display and search advertising, lead generation, video, e-commerce and subscriptions. We believe that our platform adds significant value across the entire digital marketing landscape.

Substantial First-Party Data Consumer Information—During the three months ended June 30, 2021, our websites had an average of 130 million visits per month. As a result, we have collected significant data (across search queries and decision-making behavior) from consumers, including first party intent data, and data on how consumers have historically responded to different types of ad content, creatives and formats. This data is stored within our platform, so that it can be analyzed and iteratively enriched as consumers return to our websites and continue to interact with us. When this data is fed into our data science and machine learning algorithms, it becomes a powerful tool for identifying new monetization opportunities and increasing return on advertising spend.

Recurring Revenue—Our subscription product, TotalAV, delivers recurring revenue from its over 2.1 million active paying subscribers. We believe the synergies in integrating RAMP with TotalAV’s customer monetization and relationship management platform have significant potential for additional high-value, point-of-sale monetization of consumers across a large and growing portfolio of online subscription offerings, where we intend to release both new and complimentary subscription products/services.

Proven M&A Experience—We have completed five acquisitions since January 1, 2018. We seek out complimentary or ancillary businesses where we can benefit from identified synergies by relying on our industry expertise, significant acquisition experience and in-house strategies to seamlessly integrate targets into RAMP. We have historically evaluated acquisition opportunities along several criteria, including building strong brands in advertising verticals, diversifying monetization capabilities, developing and augmenting new user acquisition channels, accelerating international growth and demonstrating expansion of our owned and operated properties.

Experienced Management Team—Our management team is founder-led, with a deep bench across product, engineering, business & corporate development and compliance. Our team is supported by approximately 350 employees worldwide as of June 30, 2021, with over half of our team engaged in product, engineering and technical roles.

Our Growth Strategies

We believe RAMP can be efficiently deployed across the quickly evolving and rapidly expanding digital advertising market. As the total available market for digital advertising expands, we believe we are well-positioned to deliver superior results and performance to advertisers and our network partners through our extensive relationships with leading advertisers and advertising networks, and to better match consumers with the products or services that match their intent.

Our goal is to continue to improve and extend the scope of RAMP by continuing to evolve and adapt to the ever changing landscape of new sources of online user traffic, better monetization tools and growing areas of advertising demand. To achieve this goal, we intend to continue to grow our business by pursuing the following growth strategies:

Grow Existing Business Lines. We plan to expand the number of advertising partners that are utilizing or integrated with RAMP by continuing to attract and monetize users with commercial intent to our owned and operated web properties in high value vertical consumer categories. We will also continue to monetize users on behalf of our network partners.

Expand Our Direct to Advertiser Business. While we intend to continue to grow and deepen our relationships with our third party advertisers and advertising networks, we believe there is a significant opportunity to grow our direct to advertiser relationships, both organically and via strategic acquisitions.

Expand Our Subscription Product Offerings. We believe identifying new customers for our current subscription product, TotalAV, will demonstrate the power of applying RAMP to downloadable and similar subscription offerings, as we optimize to maximize return on advertising spend and increase the lifetime value of our subscribers. We plan to release new subscription product offerings and use RAMP to acquire and monetize subscribers through these new and enhanced products.

Continue Executing Strategic Acquisitions. We believe we are operating in a target-rich environment for strategic acquisitions that will enhance RAMP and add to our portfolio of owned and operated websites and subscription offerings. By continuing to execute on our successful track-record of identifying, evaluating, executing and integrating M&A targets, we believe that we will be able to continue plugging new acquisitions into our overall business strategy to enhance RAMP and expand the diversity and scope of our owned and operated properties.

Grow internationally. We plan to selectively expand our business to international markets over time. In the three months ended June 30, 2021, 13% of advertiser spend on our platform came from outside the United States, compared to 6% in the prior year. We believe that we can expand into these new markets by investing in native language resources and continuing to invest in RAMP.

Our websites cover a diverse range of consumer demand and traffic. For example, MapQuest is a web-based navigation software that delivers turn-by-turn direction services to users. Info.com is a metasearch engine that consumers can use to search for relevant information. HowStuffWorks is a commercial website focused on helping people solve problems in their daily lives by using various types of digital media to easily breakdown and explain complex concepts, terminology and mechanisms. Startpage is the world’s most private search engine, allowing our users to browse and search the internet in complete privacy.

Protected’s online subscription consumer security and privacy software, TotalAV, provides award-winning antivirus protection to its users by scanning, locating, quarantining and eliminating viruses, trojans, adware, spyware, ransomware and similar malicious actors in real-time. In addition to scheduled antivirus scans, TotalAV offers a website extension powered by an extensive database of known malicious phishing URLs designed to steal and harvest personal data in order to block phishing URLs, as well as remote firewall access. TotalAV also provides enhanced performance as computers slow down over time by identifying specific errors and programs which impact device performance. Protected’s SafeBrowsing (VPN) product encrypts users’ browsing data, ensures secure connections when users connect to public WiFi, and allows access to otherwise geo-restricted websites. TotalAV WebShield is an extension that detects and safely redirects searches away from websites that may pose a threat to a user’s system. Protected also has an ad blocking product, Total Adblock, which is a plug-in that allows users to experience a cleaner browsing experience. It eliminates pop-ups, banners and video ads, which improves page load times, and blocks third-party trackers to protect users’ privacy and information.

Employees

As of June 30, 2021, we had approximately 350 employees, of whom approximately 230 were in the U.S. Our team draws from a broad spectrum of backgrounds and experiences. As of June 30, 2021, more than 50% of our employees were in functions related to technology, product, data science and analysis. None of our employees are represented by a labor union.

Intellectual Property

The protection of our technology and intellectual property is an important driver of our success. We rely on intellectual property laws, including trade secret, copyright, patent and trademark laws in the U.S. and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property. Our ability to continually develop new intellectual property and deliver new functionality quickly serves to protect us against competitors. We believe RAMP, along with our proprietary technology assets, is unique in the marketplace, difficult to replicate and would be expensive and time-consuming to build.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business over the internet and, in some cases, using services of third-party telecommunications and internet service providers. These include, but are not limited to, laws and regulations addressing privacy, data storage, retention and security, freedom of expression, content, taxation, advertising and intellectual property. Our ability, like those of other digital advertising companies, to collect, enhance, analyze, use and share data relies upon our ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for marketing purposes, including the effectiveness of targeted ads. The processes used to identify devices and similar technologies are governed by U.S. and foreign laws and regulations and dependent upon their implementation. Such laws, regulations, and industry standards may change from time to time, including those relating to the level of consumer notice and consent required before a company can employ cookies or other electronic tools to collect data about interactions with users online. Protected also collects, uses, and stores an increasingly high volume, variety and velocity of personal information, in connection with the operation of its business, particularly, in relation to Protected’s identity and information protection offerings, which rely on large data repositories of personal information and consumer transactions.

Legal Proceedings

From time to time, we may become involved in legal proceedings and claims arising in the ordinary course of business. Certain of our outstanding legal matters include claims for indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. Based on our current knowledge, we do not believe that there is a reasonable possibility that the final outcome of pending or threatened legal proceedings to which we are a party, either individually or in the aggregate, will have a material adverse effect on our financial position, results of operations and cash flows. However, the outcome of any legal matter is subject to uncertainty, any of which may be significant.

SYSTEM1 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “System1,” “we,” “us,” “our” and other similar terms refer to S1 Holdco, LLC and its subsidiaries prior to the Business Combination.

The following discussion and analysis of the financial condition and results of operations of System1 should be read together with our audited consolidated financial statements, unaudited condensed consolidated financial statements, and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

We are an omnichannel customer acquisition platform, delivering high-intent customers to advertisers and to our own subscription products. We provide these services through our proprietary responsive acquisition marketing platform, or RAMP. Operating seamlessly across major advertising networks and advertising category verticals to acquire users on our behalf, RAMP allows us to monetize these acquired users through our relationships with third party advertisers and advertising networks, which we refer to as our “Advertising Partners”. RAMP also allows third party advertising platforms and publishers, which we refer to as our Network Partners, to send user traffic to and monetize user traffic on our websites. RAMP is integrated across our network of owned and operated websites and related products, allowing us to monetize user traffic that we source from acquisition marketing channels, including Google, Facebook and Taboola.

Through RAMP, we process approximately almost 15 million daily advertising campaign optimizations and ingest 4 billion rows of data daily across 60 advertising verticals. Our Advertising Partners comprise over 100 companies, including Google, Yahoo! and Microsoft. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data on monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals.

We were founded in 2013 with a focus on monetizing user traffic acquired by our network. Since launching, we have expanded to support additional advertising formats across numerous advertising platforms, and have acquired several leading websites, enabling us to control user acquisition and experience, and monetize user traffic on our own behalf. Today we own and operate over 40 websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, Mapquest and ActiveBeat.

S1 Holdco, LLC was formed as a limited liability company (“LLC”) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “Transaction”) with Court Square Capital Partners and its related entities (“Court Square”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and

OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “Units”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions. However, at any time after August 22, 2022, the Court Square members can unilaterally approve a sale, recapitalization, or initial public offering (“IPO”). As of December 31, 2020, the board of directors is composed of two individuals designated by Court Square, two individuals designated by OpenMail, and the Company’s CEO. However, in addition to a majority vote, board of directors’ actions must be approved by at least one Court Square director and one OpenMail director. Consequently, the Company has determined that its members share power and, thus, there was no change in control as of the date of the Transaction.

The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

On October 16, 2018, System1 SS Protect Holdings, Inc., a subsidiary of System1, acquired a 50.1% interest in SS Protect Limited (“Protected”) for a total consideration of $55,000. System1 consolidated Protected under the voting model of ASC 810, Consolidation, since the Company controlled three of five board seats or 60% of the voting rights of Protected.

On November 13, 2020 we disposed of our interest in Protected in a sale to a group led by Protected and System1 management. Accordingly, the results of Protected have been accounted for as discontinued operations for the periods ended December 31, 2020 and prior.

The Business Combination

On June 28, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”).

The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the “Business Combination”): (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Law (As Revised) (the “Domestication”), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of System1, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of Trebia. Following the consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of System1 will be held by S1 Holdco. The combined Companies’ business will continue to operate through the subsidiaries of S1 Holdco and Protected.

The consideration payable to the existing equityholders of System1 and Protected in connection with the Transaction will be a combination of cash and equity consideration.

The aggregate cash consideration payable under the Business Combination Agreement will be approximately $462,900 of which approximately $212,500 cash proceeds will be received by System1 Equityholders and Protected equityholders (subject to certain adjustments set forth in the Business Combination Agreement), and $250,362 cash proceeds will be received by Court Square.

The aggregate equity consideration payable under the Business Combination Agreement and/or retained S1 Holdco Class B Units will be approximately $667,500, consisting of (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of System1 Class A Common Stock (valued at $10 per share), RSUs and System1 Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10 per share).

The Closing Cash Consideration and Closing Equity Consideration are subject to an adjustment (in direct proportion) in the event the amount of shareholder redemptions exceeds $417,500. In that event, current equityholders of the Companies have agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds $462,500, the current equityholders of the Companies may unilaterally elect to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration, at their sole election.

In connection with the signing of the Business Combination Agreement, Trebia and Cannae Holdings, Inc. entered into the Backstop Agreement (the “Backstop Agreement”) whereby Cannae has agreed, subject to the other terms and conditions, to subscribe for Trebia Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000.

In connection with the Business Combination Agreement, Trebia entered into the Commitment Letter with Bank of America pursuant to which Bank of America has committed to provide the Post-Closing Company, as the borrower, a Term Loan of up to $400 million (with a minimum loan amount of $325 million) and a $50 million Revolving Facility. The Term Loan will mature seven years after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing. The New Facility, along with the proceeds from the Business Combination noted above, will be used to pay off the Company’s outstanding term loan due 2022, distribute cash to existing shareholders, provide cash for working capital, and pay transaction fees incurred with the Business Combination.

Concurrently with the consummation of the Business Combination, it is proposed that System1 will enter into a tax receivable agreement (the “Tax Receivable Agreement”), in the form attached hereto as Annex F, by and among the Company and Trebia, pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.

COVID-19

The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period of time until the virus is contained or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the COVID-19 pandemic. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition and results of operations, all of which are cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See “Risk Factors” for further discussion of the adverse impacts of the COVID-19 pandemic on our business.

Components of Our Results of Operations

Segment Results:

We operate in two reportable segments.

The following summarizes revenue and adjusted gross profit by reportable segment for the years ended December 31:

	For Years Ended December 31,
	2020	2019	2018
Revenue:
Owned and Operated	$437,501	$369,570	$230,877
Partner Network	38,476	37,923	34,653

	$475,977	$407,493	$265,530

	For Years Ended December 31,
	2020	2019	2018
Segment Adjusted Gross Profit:
Owned and Operated	$110,012	$108,635	$77,631
Partner Network	38,476	37,923	34,653

	$148,488	$146,558	$112,284

The following summarizes our operating results by reportable segment for the six months ended June 30:

	2021	2020
Revenue:
Owned and Operated	$300,242	$203,946
Partner Network	16,898	19,008

	$317,140	$222,954

	2021	2020
Segment Adjusted Gross Profit:
Owned and Operated	$69,700	$50,473
Partner Network	16,898	19,008

	$86,598	$69,481

Revenue

Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of RAMP platform and related services provided to them to direct advertising by the Advertising Partners on traffic acquired and directed to the Company’s platform by the Network Partners to their advertising space. The Company determined it is the agent in these transactions and reports revenue on a net basis. The Company does not control the underlying advertising space, the Company does not acquire the traffic and does not have risk of loss, and the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.

The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners and in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft. The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per-click or cost-per-thousand impression basis. The payment term is typically 30 days.

Revenue may fluctuate from period to period due to a number of factors including seasonality and the mix shift of user acquisition sources from Advertising Partners.

Operating Expenses

We classify our operating expenses into the following four categories:

Cost of Revenues. Cost of revenues includes traffic acquisition costs, which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. The Company does not pay any up-front payments, incentive payments or bonuses and such costs are expensed as incurred.

We expect platform operations expenses to increase in absolute dollars in future periods as we incur higher traffic acquisition expenses and drive more user traffic through our platform, including to Mapquest.

Salaries, Commissions, and Benefits. Salaries, commissions and benefits expenses includes salaries, bonuses, stock-based compensation, and employee benefits costs associated with our executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Selling, General, and Administrative. Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment, and costs incurred in the preliminary project and post-implementation stages of internal-use software development. These costs are expensed as incurred.

We expect to continue to invest in corporate infrastructure to support growth. We expect general and administrative expenses to increase in absolute dollars in future periods.

Depreciation and Amortization. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Interest Expense. Interest expense is mainly related to our debt, which carries a variable interest rate.

Other Income (Expense). Other income (expense) is mainly related to realized losses on the sale of investments in equity securities.

Provision for (Benefit from) Income Taxes

The provision for (benefit from) income taxes consists primarily of U.S. federal, state, and foreign income taxes. The Company has elected to be taxed as an LLC for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.

Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority. The Company recognizes interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense

Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations

The following tables set forth our consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented.

	Year Ended December 31,			Six Months Ended June 30,
($ in thousands)	2020	2019	2018	2021	2020
Revenue	$475,977	$407,493	$265,530	$317,140	$222,954
Operating expenses:
Cost of revenues	340,996	275,770	171,030	236,952	160,469
Salaries, commissions, and benefits	55,548	48,389	41,609	32,893	26,513
Selling, general, and administrative	22,979	19,960	24,914	13,227	10,021
Depreciation and amortization	13,832	11,244	5,313	6,801	7,419

Total operating expenses	433,355	355,363	242,866	289,873	204,422
Operating income	42,622	52,130	22,664	27,267	18,532
Interest expense	24,351	26,033	18,976	8,524	12,829
Other expense	—	1,146	—	—	—

Income from continuing operations before income tax	18,271	24,951	3,688	18,743	5,703
Income tax expense (benefit)	1,907	702	—	228	183
Net income from continuing operations	16,364	24,249	3,688	18,515	5,520
Income (loss) from discontinued operations, net of taxes	47,397	(15,454)	(5,667)	—	(8,017)

Net income (loss)	$63,761	$8,795	$(1,979)	$18,515	$(2,497)

	Year Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	(as a percentage of revenue*)
Revenue	100%	100%	100%	100%	100%
Operating expenses:
Cost of revenues	72	68	64	75	72
Salaries, commissions, and benefits	12	12	16	10	12
Selling, general, and administrative	5	5	9	4	4
Depreciation and amortization	3	3	2	2	3

Total operating expenses	92	87	91	91	92
Operating income	9	13	9	9	8
Interest expense	5	6	7	3	6
Other expense (income)	—	—	—	—	—
Income from continuing operations before income tax	4	6	1	6	3
Income tax expense (benefit)	—	—	—	—	—
Net income from continuing operations	3	6	1	6	3
Income (loss) from discontinued operations, net of taxes	10	(4)	(2)	—	(4)
Net income (loss)	13%	2%	(1)%	6%	(1)%

*	Percentages may not sum due to rounding

The comparability of our operating results for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019 was impacted by the acquisitions of Concourse in March of 2019 and Mapquest in September of 2019. The comparability of our operating results for the fiscal year ended December 31, 2019 compared to the fiscal year ended December 31, 2018 was impacted by the acquisition of Startpage in December 2018. In the discussion of our results of operations for these periods we may quantitatively disclose the impact of our acquired businesses to the extent they remain ascertainable. Expense contributions from our recent acquisitions for each of the respective period comparisons generally were not separately identifiable due to the integration of these businesses into our existing operations.

Comparison of the Years Ended December 31, 2020, 2019, and 2018

Revenue

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Revenue	$475,977	$407,493	$265,530	$68,484	17%	$141,963	53%

The increase in revenue in 2020 was primarily due to growth in our Owned and Operated segment. Owned and Operated segment revenue increased $67,931 driven by an increase in RPS of $0.03 partially offset by a decrease in sessions of 171 thousand. Excluding revenue from our Concourse ($24,424 in 2020 compared to $15,193 in 2019) and Mapquest ($27,317 in 2020 compared to $6,252 in 2019) acquisitions, as well as revenue from our Social Publishing product line ($5,646 in 2020 compared to $39,303 in 2019) which was terminated in April of 2020, Owned and Operated revenue increased $71,292, driven by an increase in RPS of $0.03 partially offset by a decrease in sessions of 81.5 million. Partner Network segment revenue increased $553 due to an increase of 261 thousand sessions and flat Network RPS.

The increase in revenue in 2019 was due to growth in our Owned and Operated segment of $138,693 and growth in our Partner Network segment of $3,270. Owned and Operated segment revenue increased primarily due to an increase of 1.4 billion sessions, driven by an increase in user acquisition costs of $107,689 as the Company bought more sessions, and sessions generated on Startpage.com, which was acquired on December 31,

2018. Excluding the impact from acquisitions, revenue increased $102,277, and Partner Network segment revenue increased as RPS increased $0.02, partially offset by a decrease in 1.3 billion sessions.

Cost of revenue

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Cost of revenue	$340,996	$275,770	$171,030	$65,226	24%	$104,740	61%
Percent of revenue	72%	68%	64%

The increase in cost of revenues in 2020 was primarily due to an increase in user acquisition costs of $66,554 related to our Owned and Operated segment. 2020 user acquisition costs were $327,489 and drove 2.8 billion sessions to our Owned and Operated sites at a $0.12 CPS, compared to 2019 user acquisition costs of $260,935, which drove 3.0 billion sessions to our Owned and Operated sites at a $0.09 CPS. User acquisition costs accounted for 96% and 95% of total cost of revenue in 2020 and 2019, respectively. Excluding user acquisition costs associated with our terminated Social Publishing product line, 2020 user acquisition costs were $322,275 compared to 2019 user acquisition costs of $226,639.

Excluding the impact of acquisitions and terminated business lines, user acquisition costs grew by $11,287 more than revenue in 2020 compared to 2019. This was as a result of the impact on Covid-19 on the digital advertising market, where O&O CPS increased by $0.04 versus O&O RPS increasing by $0.03. As Covid-19’s impact on advertiser demand lessened towards the end of the year, O&O RPS has steadily increased, and we have not seen a similar trend YTD in 2021.

The increase in cost of revenues in 2019 was due to an increase in user acquisition costs of $107,689 related to our Owned and Operated segment. User acquisition costs accounted for 95% and 90% of total cost of revenue in 2019 and 2018, respectively.

Salaries, commissions, and benefits

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Salaries, commissions, and benefits	$55,548	$48,389	$41,609	$7,159	15%	$6,780	16%
Percent of Revenue	12%	12%	16%

The increase in salaries, commissions, and benefits in 2020 was primarily due to an increase in Company headcount, which went from an average of 245 employees throughout 2019 to an average headcount of 289 in 2020, as well as a full year of expense in 2020 as compared to $1,900 in 2019 related to the 33 employees acquired as part of the Concourse and Mapquest acquisitions in 2019.

The increase in salaries, commissions, and benefits in 2019 was primarily due to an increase in Company headcount, which went from an average of 190 employees in 2018 to an average headcount of 245 in 2019, as well as expenses in 2019 related to the 33 employees acquired as part of the Concourse and Mapquest acquisition of $1,900.

Selling, general, and administrative

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Selling, general, and administrative	$22,979	$19,960	$24,914	$3,019	15%	$(4,954)	20%
Percent of revenue	5%	5%	9%

The increase in selling, general, and administrative expense in 2020 was primarily due to increases in the fair value of contingent consideration related to the Concourse acquisition of $2,700 and an increase in one-time non-recurring costs related to our merger transaction of $1,323. These increases were partially offset by decreases in consulting costs of $1,220.

We had $5,646 in 2020 and $40,202 in 2019 of revenue related to our Social Publishing terminated product line.

The decrease in selling, general and administrative expense in 2019 was primarily due to contingent consideration related to our Qool acquisition of $5,675 recognized in 2018, and no corresponding expense in 2019.

Depreciation and Amortization

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Depreciation and amortization	$13,832	$11,244	$5,313	$2,588	23%	$5,931	112%
Percent of revenue	3%	3%	2%

The increase in depreciation and amortization expense in 2020 was primarily due to increases in amortization of intangible assets of $1,758 as a result of a full year of amortization on our 2019 acquisitions, and an increase in amortization of internal-use software of $881 as a result of increase in software development activities to build and enhance the Company’s technology platform.

The increase in depreciation and amortization expense in 2019 was primarily due to increases in amortization of intangible assets of $5,760 as a result of our 2019 acquisitions, as well as a full year of amortization on our 2018 acquisitions, and an increase in amortization of internal-use software of $72 as a result of increase in software development activities to build and enhance the Company’s technology platform.

Interest Expense

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Interest Expense, net	$24,351	$26,033	$18,976	$(1,682)	(6)%	$7,057	37%

The decrease in interest expense in 2020 was primarily due to a decrease in interest rates owed on outstanding loan balance, as well as the impact of the paydown of our term loan balance in 2020. Outstanding loan balance, excluding loan origination fees, was $183,674 and $254,734 at December 31, 2020 and 2019, respectively.

The increase in interest expense in 2019 was primarily due to a higher average loan balance in 2019 compared to 2018, primarily due to the acquisitions of Protected and Startpage in the fourth quarter of 2018, and the acquisitions of Concourse and Mapquest in 2019. Outstanding loan balance, excluding loan origination fees, was $254,734 and $224,640 at December 31, 2019 and 2018, respectively.

Other Expense

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$	%
	(in thousands, except percentages)
Other Expense	$0	$1,146	$0	$(1,146)	(100)%	$1,146	100%

The decrease in other expense in 2020 (and the increase from 2018 to 2019) was primarily due to loss on disposal of an equity method investment in 2019.

Provision for (Benefit from) Income Taxes

	Year Ended December 31,			2020 vs 2019 Change		2019 vs 2018 Change
	2020	2019	2018	$	%	$		%
	(in thousands, except percentages)
Provision for income taxes	$1,907	$702	$0	$1,205	172%	$702	*
Effective tax rate	10%	3%	0%

*	Not meaningful

The increase in the provision for income taxes for the year ended December 31, 2020 is primarily related to deferred tax impact of a foreign rate change.

There was no provision for income taxes for the year ended December 31, 2018 primarily due to income from non-taxable pass-through entities.

Comparison of the Six Months Ended June 30, 2021 and 2020

Revenue

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Revenue	$317,140	$222,954	$94,186	42%

The increase in revenue in 2021 was due to growth in our Owned and Operated segment. Owned and Operated revenue increased $96,296 driven by an increase in RPS of $0.06 and an increase of 22 million sessions. Partner Network segment revenue decreased $2,110 as sessions decreased by 239 million, offsetting an increase in RPS of approximately $0.01.

Cost of revenue

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Cost of revenues	$236,952	$160,469	$76,483	48%
Percent of revenue	75%	72%

The increase in cost of revenues in 2021 was due to an increase in user acquisition costs of $77,071 to our Owned and Operated segment. User acquisition costs for the six months ended June 30, 2021 were $230,542 and drove 1.5 billion sessions at a $0.15 CPS, compared to user acquisition costs of $153,472, driving 1.5 billion sessions at a $0.10 CPS for the same period in 2020. User acquisition costs accounted for 97% and 96% of total cost of revenue for the six months ended June 30, 2021 and 2020, respectively.

Salaries, commissions, and benefits

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Salaries, commissions and benefits	$32,893	$26,513	$6,380	24%
Percent of revenue	10%	12%

The increase in salaries, commissions, and benefits was primarily due to change in the fair value of our former CEO’s profits interest of $3,238, increase in salaries and payroll-related expenses and bonus accrual of $3,325 due to salary increases in 2021 to align with market rates. In addition, contractors cost increased by $815, and payroll costs decreased by $621 as a result of higher capitalization of internally developed software costs. These increases were partially offset by decreases in distributions to members of $1,581.

Selling, general, and administrative

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Selling, general, and administrative	$13,227	$10,021	$3,206	32%
Percent of revenue	4%	4%

The increase in selling, general, and administrative expense was primarily due to an increase of $1,883 in one-time costs related to the Business Combination, and an increase in network and bandwidth costs of $1,148.

Depreciation and amortization

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Depreciation and amortization	$6,801	$7,419	$(618)	(8)%
Percent of revenue	2%	3%

The decrease in depreciation and amortization expense was primarily due to decrease in amortization of intangible assets as they become fully amortized and there have been no acquisitions in the first six months of 2020 and 2021.

Interest expense

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Interest expense	$8,524	$12,829	$(4,305)	(34)%

The decrease in interest expense was primarily due to a decrease in our outstanding loan balances. Outstanding loan balance, excluding loan origination fees, was $175,538 and $258,482 at June 30, 2021 and 2020, respectively.

Provision for (Benefit from) Income Taxes

	Six Months Ended June 30,		2021 vs 2020 Change
	2021	2020	$	%
	(in thousands, except percentages)
Provision for income taxes	$228	$183	$45	25%
Effective tax rate	1%	4%

The income tax expense varied from the expense calculated using the federal statutory income tax rate for the six months ended June 30, 2021 and 2020, primarily due to income (loss) from non-taxable pass-through entities.

Liquidity and Capital Resources

As of June 30, 2021, December 31, 2020 and 2019, we had cash and cash equivalents of $34,567, $29,013 and $31,886, respectively, which consists of amounts held as bank deposits.

To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo, and Microsoft, which comprised, 83%, 3% and 5% of the Company’s revenue for the six months ended June 30, 2021, 82%, 5%, and 4%, respectively, of the Company’s revenue for 2020, 75%, 7% and 8% of the Company’s revenue for 2019, and 66%, 10%, and 11% of the Company’s revenue for 2018. The Company has (i) two paid search advertising contracts with Google, (ii) one paid search advertising contract with Yahoo!, and (iii) one paid search advertising contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021 and has a two-year term through February 28, 2023. The other Google contract was renewed in April 2020 with a one-year term through April 30, 2021 and was extended to July 1, 2022. The Yahoo! contract (which consolidated three separate and pre-existing contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two year term ending November 30, 2022. All arrangements under the Microsoft contract currently expire on November 30, 2021 and discussions are currently underway regarding a renewal or extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.

We evaluate whether any conditions or events have occurred, individually and in the aggregate, that could raise substantial doubt about our ability to continue as a going concern for the twelve month assessment period from the date of this filing. Our ability to continue as a going concern is dependent on our ability to generate sufficient cash flow from operations to meet our financial obligations including scheduled debt payments and maturities. Our term loan matures on August 22, 2022, at which time the balance is estimated to be approximately $148 million. Our available liquidity plus the expected additional cash flows generated from operations are not expected to be sufficient to pay such debt obligations prior to or at the maturity date without additional financing. These matters raise substantial doubt about our ability to continue as a going concern within one year after the date of this filing. However, based on the current Transaction structure, it is management’s plan to settle the outstanding balance under the term loan concurrent with the closing of the Transaction. There can be no assurances that the Transaction will close or that it will close in its current form. Additionally, there can be no assurances that the Company will be able to obtain alternative sources of financing from new or existing lenders on commercial terms, or at all.

The coronavirus pandemic has adversely affected the Company’s results of operations and the Company has experienced unpredictable reductions in demand for certain products and services. There is uncertainty around the duration and breadth of the COVID-19 pandemic and, as a result, the ultimate impact on the Company’s business, financial condition, or operating results cannot be reasonably estimated at this time. To the extent that existing capital resources and sales growth are not sufficient to fund future activities, the Company may need to raise capital resources through additional equity or debt financings. Additional funds may not be available on terms favorable to the Company or at all. Failure to raise additional capital, if and when needed, could have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

Debt

The Company has secured financing from Cerberus Business Finance, LLC. As of June 30, 2021 and December 31, 2020, the Company had principal, excluding loan origination fees, of $175,538 and $183,674 outstanding under a term loan. Payments of $1,750 are due quarterly and, upon delivery of the most recent annual audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In June 2021, the Company made a payment of $4,600 for 2020. The Company also had a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of June 30, 2021 under the revolving line of credit.

Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of June 30, 2021 and December 31, 2020.

As of December 31, 2020, future minimum principal payments on long-term debt are as follows: 2021— $11,636, and 2022—$172,038

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	($ in thousands)
Net cash provided by operating activities	46,547	32,712	17,283	27,313	17,800
Net cash provided by (used in) investing activities	68,166	(42,757)	(79,832)	(3,233)	(3,889)
Net cash provided by (used in) financing activities	(128,075)	26,147	69,598	(18,892)	(11,538)

Operating Activities

Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our clients and related payments to our suppliers for advertising inventory and data. We typically pay suppliers in advance of collections from our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

In 2020, cash provided by operating activities of $46,547 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs. In addition, non-cash expenses were $24,527, and change in operating assets and liabilities was $11,516 primarily due to a decrease in accounts receivable of $6,833 as a result of increased collections, and an increase in accounts payable of $4,234 due to increased user acquisition costs.

In 2019, cash provided by operating activities of $32,712 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs. In addition, non-cash expenses were $14,340, and cash outflow was $9,752 primarily due to an increase in accounts receivable of $10,950 driven by growth in revenue.

In the six months ended June 30, 2021, cash provided by operating activities of $27,313 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs. In addition, non-cash expenses were $11,905 and cash outflow was $3,107 primarily due to an increase in accounts receivable of $8,306 driven by growth in revenue and an increase in accrued expenses of $1,996 due to timing of payments, partially offset by an increase in accounts payable of $8,568 due to increased user acquisition costs.

In the six months ended June 30, 2020, cash provided by operating activities of $17,800 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive revenue growth and other operating expenses. In addition, non-cash expenses were $10,586 and change in operating assets and liabilities was $7,615 primarily due to a decrease in accounts receivable of $21,721 as a result of increased collections, partially offset by a decrease in accounts payable of $13,739 as a result of timing of payments.

Investing Activities

Our primary investing activities consist of acquisitions and divestitures of businesses, such as the acquisition of Mapquest and Concourse in 2019 as well as costs capitalized for internally developed software.

In 2020, cash provided by investing activities of $68,166 resulted primarily from the sale of the Company’s interest in Protected of $74,544, offset by capitalized expenditures related to internal-use software development costs of $6,112.

In 2019, we used $42,757 of cash in investing activities, consisting of the purchases of Mapquest of $28,233 and Concourse of $7,819 and capitalized expenditures related to internal-use software development costs of $5,510.

In the six months ended June 30, 2021, cash used in investing activities of $3,233 resulted primarily from capitalized expenditures related to internal-use software development costs.

In the six months ended June 30, 2020, cash used in investing activities of $3,889 resulted primarily from capitalized expenditures related to internal-use software development costs.

Financing Activities

Our financing activities consisted primarily of borrowings and repayments of our debt, distributions to members related to tax obligations, acquisition related contingent consideration and or proceeds from the sale of assets.

In 2020, we used $128,075 of cash in financing activities, consisting of $78,285 of net debt repayments on our term loan and line of credit, $28,765 of distributions to members related to the sale of the Company’s interest in Protected, $17,780 tax distributions to members, and payment of $5,500 of contingent consideration related to our 2018 acquisition of Startpage.

In 2019, cash provided by financing activities of $26,147 was primarily due to incremental term loan proceeds of $35,000 to fund the acquisitions of Concourse and Mapquest, partially offset by $8,655 of tax distributions to members.

In the six months ended June 30, 2021, cash used in financing activities of $18,892 resulted primarily from repayments of debt of $8,136, payment of acquisition related contingent consideration of $5,000 related to the acquisition of Startpage, $1,715 related to the acquisition of Concourse, and distributions to members of $2,691, and related party loan of $1,500.

In the six months ended June 30, 2020, cash used in financing activities of $11,538 resulted primarily from repayments of debt of $23,477, payment of acquisition related contingent consideration of $5,500 related to the acquisition of Startpage, distributions to members of $4,059, partially offset by drawdown on our revolver of $20,000 and contributions from members of $1,498.

Off-Balance Sheet Arrangements

We do not have any relationships with entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance sheet arrangements during the periods presented other than the indemnification agreements.

Contractual Obligations and Known Future Cash Requirements

Leases

The Company leases office facilities under noncancelable operating lease agreements. The Company leases such facilities in Venice, California; Bellevue, Washington; Guelph, Canada; and Atlanta, Georgia. Rent expense was $2,262, $1,825 and $1,438 for the years ended December 31, 2020, 2019 and 2018, which were included in the selling, general, and administrative expenses. The Venice office facilities are on two-year renewable leases. The Bellevue lease is valid until May 2025. The Guelph, Canada, lease is valid until September 2021. As of December 31, 2020, the expected future operating lease obligation is as follows:

	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in thousands)
Operating lease obligations	$1,017	$498	$353	$0	$1,868

In March 2021, the Company entered into an agreement for a lease of office space in Marina del Rey, California. The initial minimum lease payment is $147 per month. The initial term of the lease is in effect until November of 2025 with no renewal periods. There have been no other material changes to the contractual obligations disclosed in footnote 12 – Commitments and contingencies, of our consolidated financial statements for the year ended December 31, 2020.

Service Agreements

On June 18, 2021 the Company entered into an agreement with a service provider whereby the Company is contractually obligated to pay $6,900 and $8,000 in the first and second years of the contract, respectively. The contract commencement date was July 1, 2021.

Executive Compensation

Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is subject to a participation threshold of $300,000 (which was subject to adjustment as set forth in the S1 Holdco operating agreement) and a four-year vesting term (which is accelerated if a qualifying change in control transaction occurs). The Company recorded a liability for this arrangement of $4,237 as of December 31, 2020.

In January 2021, the Company notified Ian Weingarten, its Chief Executive Officer since April 2019, of its decision to terminate his employment with the Company as of February 2021. In connection with such termination, the Company agreed to payment of separation pay benefits consistent with the terms of Mr. Weingarten’s Employment Agreement, including the payment of the liability accrued for the cash-settled profit interest of 5% of S1 Holdco, LLC, which was deemed vested as to a 3.75% Profits Interest and forfeited as to the remaining 1.25% Profits Interest above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination is not consummated).

Contingencies

From time to time, System1 is subject to contingencies that arise in the ordinary course of business. System1 records an accrual for a contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. System1 does not currently believe the resolution of any such contingencies will have a material adverse effect upon System1’s consolidated balance sheets, statements of comprehensive loss, or statements of cash flows.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this proxy statement/prospectus for more detailed information regarding our critical accounting policies.

Business combinations

The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over identifiable assets is recorded as goodwill. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future cash flows. The Company estimates the fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s consolidated statements of operations.

Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s consolidated statements of operations. When purchase consideration includes contingent consideration, the Company records the fair value of the contingent consideration as of the date of acquisition and subsequently remeasures the contingent consideration at fair value each reporting period through earnings.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and identifiable intangibles in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, which requires the Company to test goodwill at the reporting unit level for impairment at least annually.

The Company has the option to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount or to perform the quantitative impairment test. The quantitative test involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, an impairment loss is recognized in an amount equal to the excess.

The determination of fair values require us to make significant estimates and assumptions. These estimates include, but are not limited to future expected cash flows from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

The Company tests for goodwill impairment annually at December 31st. During the years ended December 31, 2020, 2019, and 2018 there were no impairment charges recorded on goodwill. In 2020, the Company performed a quantitative goodwill assessment at December 31, 2020. The fair value exceeded the carrying value for all the reporting units and, accordingly, the Company concluded that there was no impairment of goodwill at December 31, 2020. The Company performed a qualitative goodwill assessment at December 31, 2019 and 2018 and concluded that there were no qualitative impairment indicators.

Share-based compensation

On January 1, 2019, the Company adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment. The adoption of ASU 2018-07 resulted in a change in the accounting for awards to nonemployees. Compensation cost related to share-based payment transactions is measured based on the fair value of the Units issued and recognized within “Salaries, commissions, and benefits” in the Company’s consolidated statement of operations. The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share- based compensation expense on a straight-line basis over the employee service vesting period, which is generally four years. The assumptions used in the Black-Scholes model referred to above are based upon the following:

•

Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value was determined by the Company’s board of directors, with input from management and contemporaneous valuation reports prepared by a third-party valuation specialist.

•

Expected Term: The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees’ expected exercise behavior and the post- vesting employee turnover rate. For non-employees, the expected life equals the contractual term of the option.

•	Risk-free Interest Rate: The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options.

•

Volatility: The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of an index of comparable publicly traded companies.

Recently Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to System1’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure about Market Risk

We have operations within the U.S. and internationally, and we are exposed to market risks in the ordinary course of our business. These risks include primarily inflation, interest rate, credit risk, and foreign currency exchange risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our term loan, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding principal amounts, excluding loan origination fees, of $175,538 and $183,674 as of June 30, 2021 and December 31, 2020 a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $1,800 annually.

Credit Risk

Financial instruments that potentially subject System1 to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. System1 deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured and are derived from advertisers located within the United States. Credit risk is concentrated in two customers, who accounted for 80% of the accounts receivable balance as of June 30, 2021 and December 31, 2020. System1 has historically experienced insignificant credit losses. System1 maintains allowances for estimated credit losses based on management’s assessment of the likelihood of collection.

Foreign Currency Exchange Rate Risk

The functional currency of the company’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the consolidated balance sheet date. Operating accounts are translated at an average rate of exchange for the respective accounting periods. Translation adjustments resulting from the process of translating foreign currency financial statements into U.S. dollars are reported as a component of accumulated other comprehensive income (loss). Transaction gains and losses reflected in the functional currencies are charged to income including or expense at the time of the transaction.

PROTECTED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “Protected,” “we,” “us,” “our” and other similar terms refer to Protected.net Group Limited and its subsidiaries prior to the Business Combination.

The following discussion and analysis of the financial condition and results of operations of Protected should be read together with our audited consolidated financial statements, unaudited consolidated condensed financial statements, and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding.

Company Overview

Protected provides a comprehensive antivirus product solution to its customers that provides robust and resilient protection against online threats. The product consists of a core Antivirus software, with the ability to add additional products and services build up a security package based on a customer’s needs. These products include unlimited devices, VPN, Adblock, ID Protect and are managed to ensure they provide a value added service to the customer base. This software is sold in either a monthly or annual subscription predominantly through the flagship brand Total AV.

Protected.net Group Limited was formed as a limited liability company in England and Wales on 4th May 2016, under the company number 10161957.

Protected sells its software all over the world, with the vast majority of these sales being made in the US, the UK, Germany, France, Australia, Canada, Italy & Spain. Operations outside of the United Kingdom are subject to inherent risks due to operating in different legal systems and economic environments. Among the risks are; changes and differences in tax laws, income repatriation and exposure to currency fluctuations. Protected does not currently engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates, however this is something that it may consider in the future as the business grows.

COVID-19

The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services. However, Protected is fortunate to have suffered minimal adverse effects as a result of the COVID-19 pandemic. Throughout 2020, Protected was able to increase its customer base, which is partly attributable to more people working from home and using their devices. While its offices were required to close, Protected was able to provide its staff with the required tools to work effectively from home. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact the Protected business, financial condition and results of operations, cannot be predicted with certainty. Many of these ongoing and future developments are beyond the control of Protected, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.

Components of Our Results of Operations

Revenue

The following is a description of Protected’s products and services from which it generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

Delivery of Antivirus Software

Protected is a leading distributor of computer protection software. Its primary software, TotalAV Antivirus Pro, provides antivirus and anti-malware protection, spyware removal, adware cleaning, and more. The program can be installed and downloaded on up to three separate devices.

Delivery of additional add-on service(s)

In addition to TotalAV Antivirus Pro, customers can sign up for additional services. These additional services include password vault, smartphone protection, identity protection, Ad Block Pro, protection on additional devices, Safe Browsing (VPN), and Advanced Cloud Scanning, among others.

Protected recognizes the sale of software over the length of the subscription (annually or monthly). It has two performance obligations (i.e., the delivery of antivirus software and the delivery of additional add-on service(s)). Each product has its own pricing, which is then acknowledged and deferred out over the period of that subscription. Accordingly, we recognize deferred revenue that changes significantly from period to period.

For a description of our revenue recognition policies see “Note 2 – Summary of Significant Accounting Policies – Revenue” of Protected’s consolidated financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

Cost of Revenues

Cost of revenues includes marketing costs, data centre, royalties, support, risk prevention and merchant fees as well as salary costs for our customer facing workforce. The most significant cost within cost of revenue is marketing expense, which are intrinsically linked to sales. Such costs are expensed as incurred. Marketing costs relate to the costs paid to third party affiliates and advertisers to promote its brands and products. These costs are the largest category of expenses that Protected incurs.

Protected expects its cost of revenue to increase in absolute dollars in future periods as its customer base continues to grow. Growth in our customer base means that Protected will incur greater Marketing costs, merchant processing costs and increased support costs in addition to increased headcount and staff costs, Protected does anticipate that these costs will fluctuate materially as a percentage of revenue.

Other Operating Income

Protected classifies its other operating income into the following categories:

Gain on sale of intangible assets are exclusively made up from the proceeds of selling the customer base of Network Protect Limited (a 100% owned subsidiary) in 2020.

Foreign currency, gains and losses which are accounting for at period end, or when an invoice is paid or received.

Other operating income is made up of income generated from recharging expenses incurred by Protected to the relevant parties.

Operating Expenses

Protected classifies its operating expenses into the following categories:

General, and administrative costs primarily include:

Salaries & benefits which also include bonuses associated with its non-customer facing workforce. This breakdown also includes the company contributions for pension schemes and national insurance and employee benefit costs

Other related costs which include, software costs incurred to service its customers, travel and entertaining costs as well as professional and legal fees as well as the VAT provisions currently held.

Related party rent expense includes rent paid in regards to the license to occupy held at our company offices.

Non-Operating Income (Expense)

Non-operating income (expense) primarily includes the following:

Related party interest expense is mainly related to a loan received from System1 during the year, which carried a 10% interest rate. This loan was repaid in full in 2020. Interest expense is accrued on the loan agreement with Silicon Valley Bank for a combined $15 million facility, which accrues interest between 3.5% and 7.5% dependent on financial performance.

Income Tax Benefit

The provision for (benefit from) income taxes consist primarily of UK corporation tax.

Protected recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Protected accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Protected recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Protected recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Results of Operations

The following tables set forth Protected’s consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented.

	Year ended December 31,		Unaudited six months ended June 30,
($ in thousands)	2020	2019	2021	2020
Revenue	$90,908	$53,245	$67,227	$40,345
Cost of revenues	97,980	69,636	53,191	51,030

Gross income/(loss)	(7,072)	(16,391)	14,037	(10,686)
Other Operating Income:
Gain on sale of intangible assets	1,580	—	—	—
Other operating income/(expense)	(86)	166	(189)	(240)

Total other operating income/(expense)	1,493	166	(189)	(240)
Operating Expenses:
General and administrative expense	6,711	3,979	7,771	2,548
Related party rent expense	536	465	324	266

Total Operating Expenses	7,247	4,444	8,095	2,814
Operating income/(loss)	(12,826)	(20,669)	5,753	(13,741)
Non-operating income (expense)
Related party interest expense	(406)	0	—	(165)
Related party interest income			485	—
Interest expense	(29)	—	(386)	(68)
Other income (expense)	2	—	—	—

Total non-operating income (expense)	(433)	—	(99)	(232)

Income/(loss) from continuing operations before income taxes	(13,258)	(20,669)	5,852	(13,973)
Income tax benefit	—	—	—	—

Net income/(loss)	$(13,258)	$(20,669)	$5,852	$(13,973)

	Year ended December 31,		Unaudited six months ended June 30,
(as a percentage of revenue)	2020	2019	2021	2020
Revenue	100%	100%	100%	100%
Cost of revenues	108	131	79	126

Gross income/(loss)	(8)	(31)	21	(26)
Other Operating Income:
Gain on sale of intangible assets	2	—	—	—
Other operating income/(expense)	—	—	—	(1)

Total other operating income/(expense)	2	—	—	(1)
Operating Expenses:
General & administrative expenses	7	7	12	6
Related party rent expenses	1	1	0	1

Total Operating Expenses	8	8	12	8
Operating loss	(15)	(39)	9	(34)
Non-operating income (expense)
Related party interest expense	—	—	—	—
Related party interest income			1	—
Interest expense	—	—	(1)	—
Other income (expense)	—	—	—	—

Total non-operating income/(expense)	—	—	0	—

	Year ended December 31,		Unaudited six months ended June 30,
(as a percentage of revenue)	2020	2019	2021	2020
Income/(loss) from continuing operations before income taxes	(15)	(39)	9	(35)
Income tax benefit	—	—	—	—

Net income (loss)	(15)	(39)	9	(35)

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
Revenue	$90,908	$53,245	$37,663	71%

The increase in revenues in 2020 over 2019 was primarily due to the compounding effect of subscription renewals. In addition, the increase can be attributed to Protected taking advantage of new customer acquisition opportunities. Subscription renewal revenue contributed 67% of the revenue increase in the period, with the remaining 33% attributable to new revenue, chargeback disputes & refunds in the period. In 2020, Protected onboarded 1.34m new paying customers and ended the year with 1.84m customers, compared to 816k and 1.24m, respectively, in 2019.

The renewal of customer subscriptions benefits revenue in two ways: the company benefits from the compounding effect of cohort subscriptions, and the company benefits from an increased average order value (AOV) upon renewal due to the initial term being offered at an introductory/discounted rate and renewal being billed at full price.

Revenue growth for antivirus software increased by 66% from 2019 to 2020, and add-on service revenue increased by 86% over the same period. Our billings were $107.5 million in 2020 and $65.6 million in 2019, and our changes in deferred revenue were $17.7 million in 2020 and $11.3 million in 2019.

Cost of Revenues

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
Cost of Revenues	$97,980	$69,636	$28,344	41%
Percent of revenue	108%	131%

The increase in cost of revenues was primarily due to increased advertising spend of $21,876 due to increased customer acquisition marketing spend to acquire new subscribers for Protected UK’s products. There were also increased merchant fees of $3,500 incurred as a result of additional sales experienced in the year. There were also increased costs associated with servicing those customers through increased headcount costs of $1.1 million, support channels of $426, and data center charges of $231.

Gain on Sale of Intangible Assets

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
Gain on Sale of Intangible Assets	$1,580	$—	$1,580	0%
Percent of revenue	2%	0%

The increase in gain on sale of intangible assets was a one off event due to the sale of the Network Protect customer base in August 2020 for $1.6 million.

Other Operating Income

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
Other Operating Income	$48	$149	$(101)	(68)%
Percent of revenue	0%	0%

The decrease in other operating income was primarily due to decreased recharge income in the year to December 2020.

General and Administrative Expenses

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
General, and Administrative
expenses	$6,711	$3,979	$2,732	69%
Percent of revenue	7%	7%

The increase in general and administrative expenses is primarily due to the increased VAT provision held in the year of $1,134. There was also an increase of $384 in indirect salary costs as a result of increased headcount in the year. Accountancy costs increased by $269. Legal & professional fees also increased by $342 as a result of fees associated with EU VAT compliance.

Related Party Rent Expenses

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
Related Party Rent
expenses	$536	$465	$71	15%
Percent of revenue	1%	1%

Related party rent expense increased by $71 due to an increase in rent expense.

Non-Operating Expense

	Year ended December 31,		2020 vs 2019 Change
($ in thousands, except percentages)	2020	2019	$	%
Non-Operating Expense	$433	$0	$433	0%

The increase in interest expense was primarily due to a temporary loan taken out with System1 in the 2020, which accrued interest of $391.

Comparison of the Six Months Ended June 30, 2021 and 2020

Revenue

	Unaudited six months ended June 30,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Revenue	$67,227	$40,345	$26,882	67%

The increase in revenues from the six months ended June 30, 2021, or H1 2021, over the six months ended June 30, 2020, or H2 2020, largely relate to the compounding effect of subscription renewals on our ever-increasing customer base. Subscription renewal revenue contributed 86.4% of the revenue increase in the period with the remaining 13.6% attributable to new revenue, chargeback disputes & refunds in the period. In H1 2021, Protected onboarded 790k new paying customers and ended the period with 2.049m paying customers, compared to 670k and 1.587m, respectively, over the same period last year. The larger customer base results in higher renewals for the business which in turn leads to increased revenue.

Cost of Revenues

	Unaudited six months ended June 30,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Cost of Revenues	$53,191	$51,030	$2,161	4%
Percent of revenue	79%	126%

The change in the cost of revenues is attributed to an increase in merchant fee costs of $1,962 and support costs of $540. Protected has increased activity with its two primary merchant processors in 2021, this incurred higher overall fees but the increase is due to a greater number of transaction volumes. These merchants offer better returns and success rates of payment processing. In line with the continuous growth of our customer base, support headcount and outsourced costs have also increased to ensure that customers continue to receive the same high level of service and to ensure internal SLA’s are met. Marketing costs have remained relatively consistent with 2020.

General and Administrative Expenses

	Unaudited six months ended June 30,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
General and administrative expenses	$7,771	$2,548	$5,223	205%
Percent of revenue	12%	6%

The increase in general and administrative expenses is primarily due to the increase of $2,095 in indirect salary costs as a result of increased headcount as well as two directors commencing salary withdrawals from the business. There was also an increase in the VAT provision held in the period of $1,141. This also includes merger related expenses incurred by the business ($558). In addition to this, accountancy costs increased by $269 in the period and legal & professional fees also increased by $453 as a result of costs associated with the facility provided by Silicon Valley Bank.

Related Party Rent Expenses

	Unaudited six months ended June 30,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Related party rent expenses	$324	$266	$58	22%
Percent of revenue	—	1%

Related party rent expense increased by $58 due to an increase in the license to occupy held with the related party.

Other Operating Income/(Expense)

	Unaudited six months ended June 30,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Other operating income/(expenses)	$(189)	$(240)	$(51)	(21)%
Percent of revenue	—%	1%

The increase in other operating expense was primarily due to increased FX costs of $532k in 2021 compared with $267k in 2020. As the business collects revenue from its customers in AUD, CAD, EUR, GBP and USD the company holds cash balances in a variety of accounts that are subject to change in FX rates. The business is considering the use of financial instruments as a way of minimising this risk. The remaining main difference is a result of the business receiving compensation from one of its merchant processors due to an issue in their reporting ($220).

Non-Operating Expense

	Unaudited six months ended June 30,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Non-operating expense/(income)	$(99)	$232	$(331)	(143)%
Percent of revenue	0%	1%

The business had increased interest costs in 2021 of 319k as a result of the Silicon Valley Bank loan taken out in 2020 and 2021. The business utilised this to loan funds to its parent company System1 SS Protect Holdings Inc. the loan attracted interest income of $485k in the six months to June 2021.

Liquidity and Capital Resources

As of June 30, 2021, Protected had cash and cash equivalents of $16.7 million, which consists of amounts held with current banks, held in our merchant accounts and in merchant reserve accounts.

To date, Protected’s available liquidity and operations have been financed through the issuance of ordinary and preferred equity securities. Protected has incurred substantial and negative cash flows from operations in every fiscal period since inception. In 2020, we incurred a net loss of $13.3 million and used $0.1 million in cash to fund operations and had an accumulated deficit of $89.2 million as of December 31, 2020. However, Protected has begun to generate positive cash flow in the fourth quarter of 2020. At June 30, 2021, we earned a profit for the six month period of $5.9 million and cash provided by operating activities of $16.4 million, and had an accumulated deficit of $83.4 million. In addition, Protected has extended one of its major business relationships with the provider of its antivirus licenses through 2025. Protected was also able to secure a loan facility in December 2020, described below under “—Debt”.

In 2020, the COVID-19 pandemic provided an element of uncertainty regarding potential future earnings of Protected. However, Protected was able to capitalize on growth opportunities afforded by the COVID-19 pandemic due to more people working from home and utilising their devices, which provided a larger customer base and market. As a result of this, we were able to grow its customer base by 49% throughout the year.

Protected believes that its operating results and cash balance will be sufficient to fund its operations for the next 12 months from the date of issuance of these financial statements. Future capital requirements will depend on many factors, including Protected’s rate of revenue growth and the level of expenditures of Protected. COVID-19 has had a widespread and detrimental effect on the global economy and has adversely impacted the Company’s business and results of operations. At this point, the extent to which COVID-19 may impact Protected’s future financial condition or results of operations is uncertain. As of the date of issuance of these consolidated financial statements, Protected is not aware of any specific event or circumstance that would require an update to its estimates, judgments or adjust the carrying value of its assets or liabilities. These estimates used in preparation of Protected’s financial statements may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to Protected’s consolidated financial statements.

Debt

On December 17, 2020, Protected entered into a new Facilities Agreement with Silicon Valley Bank that provides for a facility of up to $10.0 million (“Facility A”), and an additional facility (“Facility B”) up to $5.0 million, not to be used until Facility A is fully used. Protected was charged an arrangement fee of $150 thousand in respect to Facility A and $75 thousand in respect to Facility B. The arrangement fee was paid on December 17, 2020 relating to Facility A. The Facilities Agreement contains financial covenants, requiring a leverage ratio of between 2.50-3.00:1, and minimum liquidity amounts between $3.0 million and $5.0 million during the period ending on the termination date of December 17, 2023. Facility A and Facility B both carry an interest rate of between 3.5% and 7.5% dependent on Protected’s financial performance. Repayments are at 3.75% of principal for the first two years and 17.5% during the final year.

The total loan balance was $14,625,000 and $10,000,000 as of June 30, 2021 and December 31, 2020, respectively. Deferred financing fees related to this loan totaled $176,766 and $148,194 as of June 30, 2021 and December 31, 2020, respectively. The deferred financing costs are amortized over a straight-line basis, which approximates the amortization under the effective interest rate method. Amortization of deferred financing costs during the six months ended June 30, 2021 was $46,429. Additionally, the Company incurred $314,388 of interest associated with the Note payable during the six months ended June 30, 2021.

Cash Flows

The following table summarizes Protected’s cash flows for the periods presented:

	Year ended December 31,		Unaudited six months ended June 30,
($ in thousands)	2020	2019	2021	2020
Net cash provided by/(used in) operating activities	$(84)	$(342)	$16,380	$(6,556)
Net cash provided by/(used in) investing activities	(8,773)	(168)	(15,653)	(77)
Net cash provided by financing activities	9,850	—	4,101	6,000

Operating Activities

Protected’s operating cash flows are predominantly impacted by three primary factors; new customer revenue, subscription renewal revenue and marketing costs.

As part of Protected’s model, marketing costs and customer acquisition cost (“CAC”) exceed new customer revenue and average order value (“AOV”), which, on average, results in a loss to acquire each new customer. Importantly, Protected incurs no direct marketing costs for subscription renewals, and due to the renewal being charged at full price, the AOV is higher than that of the initial subscription. The effect of no marketing expenditure on subscription renewals, greater AOV, and strong retention rates results in YoY growth in operating cash flows from the primary drivers and positive ROI on the customer base.

Subscription renewals also lead to increases in deferred revenue year on year, which is referred to in Protected’s non-GAAP measures. The change in cash position during 2020 is reflected in the increase in deferred revenue each year, as revenue is recognised over the term of the customer’s subscription period, whereas marketing costs are recognised at the time of sale.

Aside from the three primary underlying drivers mentioned above, staff costs (salaries, bonuses and benefits) are the only other item that impacts operating cashflows in any material way. However, they do not grow linearly with revenue resulting in further increased operating cash flows over time.

In 2020, Protected used $(84) of cash in operating activities and in 2019, Protected used $(342).

For the 6 months ended June 2021, the company was provided $16,380 through operating activities. For the 6 months ended June 2020, the company used $6,556 through operating activities.

Investing Activities

Protected’s primary investing activities consist of the disposal of the customer base of Network Protect in August 2020, funds advanced to System1 SS Protect Holdings, Inc., and the purchase of fixed assets.

In 2020, cash used by investing activities of $8.8 million was primarily due to the funds advanced to System1 SS Protect Holdings.

In 2019, Protected used $168 of cash in investing activities, consisting of the purchase of fixed assets in the year.

For the six months ended June 2021, cash used by investing activities of $15.6 million was primarily due to the funds advanced to System1 SS Protect Holdings. For the six months ended June 2020, Protected used $77 of cash in investing activities, consisting of the purchase of fixed assets in the period.

Financing Activities

Protected’s financing activities consisted primarily of borrowings and repayments of our debt, as well as the payment of deferred financing costs.

In 2020, cash provided by financing activities of $9.9 million was primarily due to the drawdown of funds from Silicon Valley Bank.

In 2019, cash provided by financing activities was $0.

For the six months ended June 2021, cash provided by financing activities of $4.1 million was due to the drawdown of funds from Silicon Valley Bank less any repayments in addition to the financing costs paid in relation to this loan. For the six months ended June 2020, cash provided by financing activities was $6 million relating to a loan received from a shareholder.

Contractual Obligations and Known Future Cash Requirements

Contingencies

From time to time, Protected is subject to contingencies that arise in the ordinary course of business. Protected does not currently believe the resolution of any such contingencies will have a material adverse effect upon Protected’s consolidated balance sheets, statements of comprehensive loss, or statements of cash flows.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the most significant estimates in our consolidated financial statements relate to business combinations, goodwill, the estimate of variable consideration for revenue recognition, including the refund liability, impairment of long-lived assets, deferred taxes and the VAT liability as these have the greatest potential impact on the consolidated financial statements. These are described below.

Business Combinations

We account for our business combinations under the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. The estimated fair value of the net assets acquired determined using the income approach to valuation is based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, such as trade names, is determined using the cost to recreate method or a relief from royalty method depending on the asset acquired.

The most significant assumptions under the cost to recreate method is to value acquired intangible assets including the cost and time to build the acquired technology as well as the developers’ profit and rate of return. Management develops these assumptions based on historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

If the business combination provides for contingent consideration, we record the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as a measurement-period adjustment. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.

Goodwill

Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established valuation techniques. Goodwill represents a residual value as of the acquisition date, which in most cases results in measuring goodwill as an excess of the purchase consideration transferred plus the fair value of any non-controlling interest in the acquired company over the fair value of net assets acquired, including contingent consideration. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Management make judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our purchased intangible assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

The goodwill recorded in the condensed consolidated balance sheet as of June 30, 2021 was $283,809. In response to changes in industry and market conditions, we could be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of goodwill or other intangible assets.

There was no impairment of goodwill or purchased intangible assets in the six month period ended June 30, 2021.

Revenue Recognition

We recognize revenues from sales transactions which contain sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers, and are considered when estimating the transaction price for a sale. We use the expected value method to determine the amount of refunds using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer. The total refund liability totalled $448,996 and $511,779 as of June 30, 2021 and December 31, 2020, respectively.

Impairment of long-lived assets

We periodically evaluate long-lived assets held for use, which include property, plant and equipment, and intangible assets whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows. Such assets are reviewed for impairment using factors including, but not limited to, our future operating plans and projected cash flows.

The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to that asset or group of assets, compared to the carrying value of the assets. We recognize impairment if the sum of the undiscounted future cash flows does not exceed the carrying value of the assets. For impaired assets, we recognize a loss equal to the difference between the net book value of the asset and its estimated fair value. Fair value is based on discounted future cash flows of the asset using a discount rate commensurate with the risk. In addition, at the time a decision is made to sell or discontinue use of an asset or group of assets, we record an impairment charge, if appropriate, or accelerate depreciation over the revised useful life of the asset. As of June 30, 2021, December 31, 2020 and 2019, management believed that no revision to the remaining useful lives or impairment of the Company’s long-lived assets was required.

Deferred Tax

Management exercises significant judgement in determining any valuation allowance recorded against deferred tax asset. In assessing the need for a valuation allowance, management considers all available positive and negative evidence bearing upon its ability to realize the deferred tax assets, including past operating results, estimates of future taxable income, reversal patterns of taxable and deductible temporary differences and the feasibility of tax planning strategies. In the event we change our determination as to the amount of its deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

Our provision for income taxes is subject to volatility and could be adversely impacted by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities; by tax effects of non-deductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations.

VAT Liability

We operate in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. We file our tax returns and duty calculations and estimate our tax and indirect tax provisions based on current tax rules and practices, together with advice received from professional advisors and management believe that accruals for tax liabilities are adequate. We have recorded a provision for Worldwide VAT and US sales tax of $9,350,631 and $6,366,454 as of June 30, 2021 and December 31, 2020, respectively. The liability represents management’s best estimate of amounts due for sales tax and VAT due for sales that have occurred over the applicable periods subject to such indirect taxes. We have not been registered for sales tax in states where the Group had created a Nexus, or VAT in certain countries. We have started the remediation process by appointing third party tax advisors to evaluate amounts due and disclosures to each tax jurisdiction.

Recently Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to Protected’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure about Market Risk

We have operations within the U.S. and internationally, and is exposed to market risks in the ordinary course of our business. These risks include primarily foreign currency exchange risk, inflation, interest rate risk and credit risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our term loan, which accrues interest at a variable interest rate of 3.5%-7.5%, payable on a quarterly basis. We have not used any derivative financial instruments to manage our interest rate risk exposure. As June 30, 2021 and December 31, 2020, the total loan balance was $14,625,000 and $10,000,000. A hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in the interest expense of approximately $137,000 annually.

Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Periodically, we maintain cash deposits in financial institutions in excess of government insured limits. Management believes that we are not exposed to significant credit risk as the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality and Protected has not experienced any losses in these deposits.

Foreign Currency Exchange Rate Risk

Our and our subsidiary’s functional and reporting currency is the United States dollars (“USD”). Financial instruments and non-monetary assets denominated in currencies other than USD are remeasured at year end with operating income or loss recorded in the condensed consolidated statement of operations and comprehensive income (loss).

DESCRIPTION OF SYSTEM1 INDEBTEDNESS

Debt Financing

Debt Commitment Letter

In connection with the Business Combination Agreement, Trebia entered into a Commitment Letter (the “Debt Commitment Letter”) pursuant to which Bank of America, N.A. (together with those other financial institutions that may become party to the Debt Commitment Letter) has committed to provide to, initially, on a joint and several basis, each of Trebia Finco and S1 Midco and, following consummation of the Mergers, Orchid Merger Sub II (collectively, the “Borrower”), senior secured credit facilities to be used to, among other things, (i) fund the Business Combination, (ii) repay and terminate the existing indebtedness of Protected UK and S1 Midco (the “debt refinancing”) and (iii) pay all fees, premiums, expenses and other transaction costs incurred in connection with the foregoing. The aggregate commitment of the senior secured credit facilities consists of a $400 million dollar-denominated term facility and a $50 million revolving facility (the “New Credit Facilities”).

The obligations of the lenders to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including (1) the execution and delivery of definitive documentation consistent with the terms of the Debt Commitment Letter; (2) the simultaneous or substantially concurrent completion of the Business Combination in accordance in all material respects with the Business Combination Agreement (without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the lenders (in their capacities as such) unless it is approved by the lenders); (3) since the date of the Business Combination Agreement, there shall not having occurred a “Material Adverse Effect” (as defined in the Business Combination Agreement); (4) the completion of the refinancing of the existing credit facilities, prior to, or substantially concurrently with, the initial funding of the debt financing; (5) delivery of certain audited, unaudited and pro forma financial statements; (6) payment of all applicable fees and expenses; (7) the receipt of documentation and other information about the Borrower and guarantors thereto required by regulatory authorities under applicable “know your customer,” “beneficial ownership” and anti-money laundering rules and regulations (including the PATRIOT Act); (8) the execution and delivery of guarantees by guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral; (9) the accuracy in all material respects of specified representations and warranties in the loan documents under which the debt financing will be provided and of certain representations and warranties in the Business Combination Agreement; (10) the delivery of certain customary closing documents; and (11) completion of a customary marketing period.

The obligations of the lenders to provide the debt financing under the Debt Commitment Letter will terminate at the earliest of (1) the closing date of the New Credit Facilities; (2) March 28, 2022; (3) the termination of the Business Combination Agreement without the consummation of the Business Combination having occurred; and (4) the consummation of the Business Combination without the use of the debt financing.

As of the last practicable date before the printing of this proxy statement/prospectus, the Debt Commitment Letter remains in effect. The documentation governing the debt financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus.

The New Credit Facilities

The term facility and revolving facility will accrue interest at a rate of LIBOR plus an applicable margin to be determined with respect to the term loans and 2.75% per annum with respect to the revolving credit facility. The revolving facility requires the payment of a commitment fee of 0.50% per annum with respect to unused revolving commitments (subject to step-downs to be set forth in the definitive documentation). The term loan facility will mature on the seventh anniversary of the closing date. The revolving facility will mature on the fifth anniversary of the date of the closing. The definitive documentation for the New Credit Facilities has not been finalized and, accordingly, the actual terms of the debt financing, including the interest rate, may differ from those described in this proxy statement/prospectus.

The revolving facility will include borrowing capacity available for letters of credit of up to $15 million. Any issuance of letters of credit will reduce the amount available under the revolving facility.

The obligations of the Borrower under the New Credit Facilities and certain of their (and their subsidiaries’) respective obligations under hedging arrangements and cash management arrangements will be unconditionally guaranteed by System1 and each existing and subsequently acquired or organized direct or indirect wholly-owned US restricted subsidiary of the Borrower (collectively, the “Guarantors”), in each case, other than certain excluded subsidiaries and subject to other customary limitations to be set forth in the definitive documentation with respect to the debt financing. The debt financing will be secured by a security interest in substantially all of the assets of the Borrower and the Guarantors (and including a pledge of the equity interests of the Borrower and of each Guarantor and of their respective direct, wholly-owned restricted subsidiaries), in each case subject to customary exceptions (including exceptions for certain adverse tax consequences).

The revolving facility will require the Borrower to maintain a maximum first lien net leverage ratio (to be defined in the definitive documentation with respect to the debt financing) at a level equal to a single first lien net leverage ratio level calculated based on providing a 35% non-cumulative cushion to consolidated adjusted EBITDA for the most recent four fiscal quarter period ending prior to the date of the closing. This “springing” financial covenant will be tested on the last day of each fiscal quarter, commencing with the last day of the first full fiscal quarter after the closing date, but only if on such date the revolving loans (including swingline loans and excluding, for the avoidance of doubt, up to $5 million of undrawn letters of credit) are outstanding in an aggregate principal amount exceeding 35% of the total revolving commitments under the revolving facility.

The senior secured credit facilities will also contain a number of customary negative covenants. Such covenants, among other things, will limit or restrict the ability of the Borrower, their restricted subsidiaries, and where applicable, the direct parent holding company of the Borrower, to, among other things:

•	incur additional indebtedness and make guarantees;

•	incur liens on assets;

•	engage in mergers or consolidations or fundamental changes;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans and advances, including acquisitions;

•	enter into certain agreements that would restrict the ability to grant liens or pay distributions;

•	repay certain junior indebtedness; and

•	in the case of System1, engage in activities other than passively holding the equity interests in the Borrower.

The aforementioned restrictions will be subject to certain exceptions and thresholds including (i) the ability to incur additional indebtedness and liens, make investments, dividends and distributions, asset sales and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics, thresholds and certain other conditions and (ii) a number of other traditional exceptions that grant the Borrower continued flexibility to operate and develop their businesses. The New Credit Facilities will also contain certain customary representations and warranties, affirmative covenants and events of default.

The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from that described in this proxy statement/prospectus.

Certain Engagements in Connection with the Business Combination and Related Transactions

BofA Securities, Inc. (“BofA”) was engaged by Trebia to act as financial advisors to Trebia in connection with the Business Combination, and will receive compensation in connection therewith. Trebia entered into a Commitment Letter with Bank of America pursuant to which Bank of America has committed to provide the combined entity, as the borrower, the committed debt financing and Bank of America will receive fees and expense reimbursements in connection therewith. BofA did not provide any advice to S1 Holdco, including, but not limited to, regarding the valuation of S1 Holdco or the terms of the Business Combination with Trebia. Trebia has signed a consent letter with BofA acknowledging its role as financial advisor to Trebia in connection with the Business Combination and as lender to the combined entity and waiving any potential conflicts in connection with such dual roles.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to System1 LLC prior to the Business Combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:

•	Ian Weingarten, Chief Executive Officer (2020)

•	Tridivesh Kidambi, Chief Financial Officer

•	Antonio Magnaghi, Chief Technology Officer (2020)

We note that Messrs. Weingarten and Magnaghi terminated employment with us on February 22, 2021 and February 12, 2021, respectively. Although we are only required to include disclosure for our three named executive officers under applicable disclosure rules, we have elected to include disclosure pertaining to Mr. Blend, our Co-Founder and Executive Chairman of the Board, who replaced Mr. Weingarten as our Chief Executive Officer in February 2021. Mr. Blend currently receives a nominal base salary in the amount of $0.26 annually, and did not receive any cash compensation or incentive equity awards from us during 2020.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Salary ($)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)		All Other Compensation ($)(7)	Total ($)
Ian Weingarten	$400,000		—	$104,000		$10,600	$514,600
Chief Executive Officer (2020)(1)
Tridivesh Kidambi	$300,000		—	$30,000	(6)	$293,869	$623,869
Chief Financial Officer
Antonio Magnaghi	$284,973	(3)	$208,884	$25,415		$81,912	$601,184
Chief Technology Officer (2020)(2)
Michael Blend	—		—	—		—	$0
Chief Executive Officer

(1)

Mr. Weingarten terminated employment and ceased to be our Chief Executive Officer, effective as of February 22, 2021, and was succeeded by Mr. Blend, who is also our Co-Founder and Executive Chairman of the Board.

(2)	Mr. Magnaghi terminated employment and ceased to be our Chief Technology Officer, effective as of February 12, 2021.
(3)	Mr. Magnaghi’s salary was increased from $275,000 to $302,500, effective as of September 2020.
(4)

Amounts reflect the full grant-date fair value of Value Creation Units (“VCUs”) granted during 2020, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of VCU grants made to executive officers in Note 8 to the financial statements included in this proxy statement/prospectus.

(5)

Non-equity incentive plan compensation consists of payments made pursuant to our annual incentive bonus program based on our pro-forma billings-based adjusted EBITDA performance. For fiscal year 2020, incentive payouts for our named executive officers were earned at 40% of their target levels for Messrs. Weingarten, Kidambi and Magnaghi. Mr. Blend does not currently (and did not in 2020) participate in our annual cash incentive program.

(6)	Mr. Kidambi elected to waive all rights to his annual incentive payout for 2020 in order to increase the amount available for reallocation of bonuses to the company’s other non-officer employees.
(7)	For fiscal year 2020, all other compensation consists of:

(a) Employer-match contributions to our 401(k) plan on behalf of Messrs. Weingarten, Kidambi, and Magnaghi in the amounts of $10,600, $9,923, and $10,484, respectively; and

(b) Distributions not taken into account in determining grant-date fair value under ASC Topic 718 in respect of Series B Units issued by Openmail to Messrs. Kidambi and Magnaghi in the amounts of $283,946 and $71,428, respectively.

2020 Salaries

Each of our named executive officers receives a base salary to compensate for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting and accounting for the executive’s skill set, experience, role and responsibilities. Each of our named executive officer’s 2020 base salary amounts are set forth above in the Summary Compensation Table in the column entitled “Salary”. As part of his new employment agreement, Mr. Magnaghi, our former Chief Technology Officer, received a base salary increase from $275,000 to $302,500 in September 2020. We expect to further evaluate the base salaries of our executive officers, including our named executive officers, in consultation with our compensation consultant, in connection with consummating the Business Combination and periodically thereafter.

2020 Annual Cash Incentive Compensation

Our named executive officers are eligible to earn annual cash incentives under our annual incentive program, determined as a percentage of the applicable officer’s base salary and based on our operating and financial performance, including our annual pro-forma billings based adjusted EBITDA performance, as well as the named executive officer’s contributions to our operating and financial performance. Annual cash incentives for Messrs. Weingarten, Kidambi and Magnaghi are (or were in the case of Messrs. Weingarten and Magnaghi) targeted at 65%, 25% and 27% of the applicable officer’s base salary, respectively. As noted above, Mr. Blend does not currently (and did not in 2020) participate in our annual cash incentive program.

For fiscal year 2020, incentive payouts for our named executive officers were deemed earned at 40% of their target levels due to the partial-year impact of the COVID-19 pandemic on our performance and to preserve resources to pay year-end bonuses to non-officer employees who would otherwise have received lower or no bonuses for 2020. In addition, Mr. Kidambi elected to voluntarily waive payment of his entire annual incentive payout for 2020 in order to increase the amounts set aside for and paid in connection with non-officer bonuses. The actual cash incentives earned by each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

During 2020, in connection with the entry into his new employment agreement, we granted 85,000 VCUs to Mr. Magnaghi under the S1 Holdco 2017 Value Creation Plan. Each VCU represented an appreciation right entitling Mr. Magnaghi to a share of our appreciated value above the VCU distribution threshold (or strike price), which was $10.00 per VCU with respect to Mr. Magnaghi’s 2020 VCU grant. Mr. Magnaghi’s VCUs were eligible to vest as to 25% of the awarded VCUs on the first anniversary of the vesting start date and with respect to the remaining 75% of the awarded VCUs quarterly thereafter through the fourth anniversary of the grant date, subject to Mr. Magnaghi’s continued service through the applicable vesting date, and further subject to accelerated vesting in certain circumstances. Mr. Magnaghi forfeited this award in its entirety in connection with his termination of employment prior to any vesting.

In connection with the Business Combination, the Trebia Board intends to adopt a 2021 Incentive Award Plan (referred to in this proxy statement/prospectus as the 2021 Plan), subject to approval by Trebia’s stockholders. If approved by Trebia’s stockholders, the 2021 Plan will become effective as of the date it is approved by such stockholders. For additional information about the 2021 Plan, please see the sections entitled “Shareholder Proposal No. 6—The Incentive Plan Proposal”.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will continue to be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions without any minimum prior service period, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which also cover their respective eligible dependents, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up or similar payments to cover any of our named executive officers’ personal income taxes that may pertain to compensation or perquisites paid or provided by our company, including with respect to any taxes that may arise under or by operation of Internal Revenue Code Sections 280G or 409A.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. We note that Mr. Blend, our current CEO, did not hold any outstanding equity awards as of December 31, 2020.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price / Distribution Threshold ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ian Weingarten	1/02/2018	(1)			15,625	10	01/08/2024
	4/15/2019	(2)							$7,061.250
Tridivesh Kidambi	7/10/2017	(3)			4,688	1.15	N/A
	11/7/2017	(4)			7,353	7.09	N/A
	4/17/2018	(5)			15,625	7.09	N/A
	4/18/2018	(1)			9,375	10.00	4/19/2024
	2/1/2019	(1)			28,125	10.00	3/13/2025
	2/1/2019	(6)			300,000	9.23	N/A
Antonio Magnaghi	11/07/2017	(4)			8,724	7.09	N/A
	4/17/2018	(5)			15,625	7.09	N/A
	4/18/2018	(1)			9,375	10.00	4/19/2024
	2/01/2019	(6)			100,000	9.23	N/A
	2/01/2019	(1)			11,250	10.00	3/13/2025
	8/06/2020	(1)			85,000	10.00	8/6/2026

(1)

These S1 Holdco VCUs will fully vest upon satisfaction of both a service-vest and performance-vest (liquidity event) condition. The service-vest condition is satisfied based on continued service as a director of the Company or employment (as applicable) over a four-year period, with 25% of the VCUs service-vesting on the first anniversary of the vesting commencement date and the remaining 75% of the VCUs service-vesting in substantially equal quarterly increments for three years thereafter, subject to continued service or employment (as applicable) through the applicable service vesting date. The performance-vest condition is satisfied upon the occurrence of a change in control or certain public offerings of our securities (or those of our affiliate), in any case, occurring on or prior to the expiration date, which occurs six years from the date of grant.

(2)

This amount reflects the unvested value of a profits interest granted to Mr. Weingarten in April 2019 (referred to below as the “Profits Interest”) in connection with his initial employment as our former Chief Executive Officer, which entitled Mr. Weingarten to 5% of distributions made by S1 Holdco, LLC after a return of invested capital to its existing investors, subject to a participation threshold of $300,000,000 (which threshold was subject to adjustment as set forth in S1 Holdco, LLC’s operating agreement). The Profits Interest was eligible to vest over a period of four years from the date of grant in substantially equal quarterly increments based on his continued employment through the applicable vesting date, subject to 50% accelerated vesting upon certain qualifying transactions (based on continued employment through such transaction) and 100% accelerated vesting upon an involuntary termination within three months after a qualifying transaction. A portion of Mr. Weingarten’s Profits Interest was deemed vested in connection with his termination of employment (and a portion forfeited), as described below under “Executive Compensation Arrangements.”

(3)

These Openmail Series B Units are intended to constitute “profits interests” for federal income tax purposes, and vest with respect to 25% of the award on the first anniversary of the vesting start date, and with respect to 75% of the award quarterly thereafter (referred to below as the “Openmail Vesting Schedule”), subject to the executive’s continued service through the applicable vesting date.

(4)

These Openmail Series B-4 Units are intended to constitute “profits interests” for federal income tax purposes, and generally vest upon a liquidation event as to a percentage of the total number of units underlying the award, depending upon the year in which the liquidation event is consummated, and subject to continued employment through the consummation of the liquidation event.

(5)

These Openmail Series B-1 Units are intended to constitute “profits interests” for federal income tax purposes, and vest in accordance with the Openmail Vesting Schedule, subject to the executive’s continued service through the applicable vesting date, and are expected to vest in full upon the Business Combination.

(6)

These Openmail Series F Units are intended to constitute “profits interests” for federal income tax purposes, and vest upon the later of a liquidation event based on continued service through the liquidation event, except that if a liquidation event occurs within four years following the date of grant, then only the number of profits interests that would have vested as of the liquidation event based on the Openmail Vesting Schedule will vest upon the liquidation event, and the remainder of the award will vest on the Openmail Vesting Schedule based on continued service through the applicable vesting date.

Executive Compensation Arrangements

Mr. Kidambi is our only named executive officer with whom we are currently party to an employment agreement. The Company was previously party to employment agreements with Messrs. Weingarten and Magnaghi, which were terminated in connection with their respective terminations of employment. In connection with his termination, the Company entered into a separation agreement with Mr. Weingarten. Mr. Kidambi’s employment agreement and Mr. Weingarten’s separation agreement are summarized below. We expect to evaluate whether to enter into new or updated employment agreements with certain officers, including our named executive officers, in connection with the Business Combination, but have not yet made any determinations in this regard.

Tridivesh Kidambi Employment Agreement

We are party to an employment agreement with Mr. Kidambi that was entered into by our predecessor entity in October 2016, pursuant to which Mr. Kidambi serves as our Chief Financial Officer. Mr. Kidambi’s employment Agreement sets forth the initial terms and conditions of his employment, including his initial base salary and signing bonus. Under his employment agreement, if Mr. Kidambi’s employment with us is terminated without “cause” (as defined therein) or by Mr. Kidambi for “good reason” (as defined therein), he will be eligible for the following severance benefits (in addition to any accelerated vesting separately provided under applicable award agreement(s)): (i) continued payment of his then-current base salary for 3 months and (ii) company-subsidized COBRA premiums for up to 6 months.

Ian Weingarten Separation Agreement

In connection with his termination in February 2021, the Company entered into a separation agreement with Mr. Weingarten. Pursuant to this separation agreement, Mr. Weingarten’s employment was terminated, effective February 22, 2021. Mr. Weingarten executed a release of claims in connection with his termination and received the following severance benefits: (i) continued payment of his base salary in effect at the time of termination for a period of 6 months, (ii) company-subsidized COBRA premiums for up to eighteen months, and (iii) payment of his 2020 annual cash incentive paid out at the same rate as other similarly situated executives (collectively, the “Severance Payment”). Mr. Weingarten’s separation agreement also provided that his 2020 VCUs were deemed to be 75% service-vested (payable on the consummation of the Business Combination in the same manner as other vested VCUs), and that his Profits Interest was deemed vested as to a 3.75% Profits Interest and forfeited as to the remaining 1.25% Profits Interest above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination is not consummated).

Director Compensation

The Company intends to implement a non-employee director compensation program, the terms of which are not yet known.

MANAGEMENT OF SYSTEM1 FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date hereof, concerning the persons who are expected to serve as directors and executive officers of System1 following the consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Michael Blend	54	Chief Executive Officer & Chairman
Tridivesh Kidambi	40	Chief Financial Officer
Paul Filsinger	47	President
Jen Robinson	44	Chief Technology Officer
Brian Coppola	49	Chief Product Officer
Daniel Weinrot	48	General Counsel
Beth Sestanovich	57	Chief People Officer

Executive Officers

Michael Blend is System1’s co-founder and has served as System1’s chief executive officer since February 2021, and chairman of the board since 2013. Prior to System1, Mr. Blend was President/ COO of Leaf Group Ltd. (NYSE: LEAF), which he joined when Leaf Group acquired his data company, Hotkeys in 2006. Prior to Hotkeys, Mr. Blend was vice president, corporate development for Jawbone from 2001 to 2003 and for Wedding Channel (acquired by The Knot) from 1999 to 2001. Mr. Blend currently serves on the board of directors of Nutrisystem, Inc. and Protected.net, and has previously served on the board of directors of leading digital marketing and technology companies, including Dynata, Data Axle, among others. Mr. Blend was also the chairman of the board of Stuff Media from 2016 until it was acquired by iHeart Media in 2018. Mr. Blend was the EY National Entrepreneur of the Year for Media, Entertainment & Communications in 2018, together with System1’s other co-founder, Charles Ursini. Mr. Blend received his JD from The University of Chicago, and holds a bachelors degree in mathematics from Duke University.

Tridivesh Kidambi has been System1’s chief financial officer since 2016. Prior to System1, Mr. Kidambi was the executive vice president, finance & analytics of TV Time from October 2015 to 2016, chief financial officer of EZ Texting from 2014 to 2015, and vice president, finance at Leaf Group Ltd. (NYSE: LEAF) from 2007 to 2014. Mr. Kidambi currently serves on the board of directors of Protected.net. Mr. Kidambi received his MBA from Claremont Graduate University’s Drucker School of Management, and holds bachelors degrees in economics and mathematics from Claremont McKenna College.

Paul Filsinger has been System1’s president since April 2019, and previously served as System1’s senior vice president of media since April 2017. Mr. Filsinger joined System1 through its acquisition of Qool Media in 2017, where he served as chief technology officer. Prior to Qool Media, Mr. Filsinger was president and founder of World Wide Interactive from 2008 until it was acquired by Qool Media in 2013, and chief technology officer of Geosign from 2001 to 2008. Mr. Filsinger study computer science at the University of Guelph (Ontario).

Brian Coppola has been System1’s chief product officer since June 2019, and previously served as System1’s vice president and then executive vice president of product since October 2015. Prior to System1, Mr. Coppola was the senior vice president of product at Amobee from 2013 to 2015, which he joined via SingTel’s acquisition of Adconion Direct in 2014. Mr. Coppola holds a bachelors degree in finance from Loyola Marymount University.

Jen Robinson has been System1’s chief technology officer since May 2021. Prior to System1, Ms. Robinson was executive vice president, product & technology at Zefr, Inc., a contextual advertising company powered by patented machine learning technology since 2019, and chief technology officer at AwesomenessTV (now a ViacomCBS company) from 2015 to 2018. Ms. Robinson received her MBA from NYU’s Stern School of Business, and holds a bachelors degree in computer science from The University of Chicago.

Daniel Weinrot has been System1’s general counsel since January 2018. Prior to Sytem1, Mr. Weinrot was general counsel and deputy general counsel at Leaf Group Ltd. (NYSE: LEAF and f/k/a Demand Media, Inc. NYSE: DMD), a diversified digital media and marketplaces company, from 2010 to 2018, and deputy general counsel at Las Vegas Sands Corp (NYSE: LVS), a leading international developer of integrated casino resorts, from 2006 to 2010. Mr. Weinrot started his career as a corporate associate at Latham & Watkins LLP in Los Angeles in 2000. Mr. Weinrot received his J.D. from The UCLA School of Law, and holds a bachelors degree in political economy from U.C. Berkeley.

Beth Sestanovich has been System1’s chief people officer since June 2021, and previously served as System1’s chief operations officer since August 2016. Prior to System1, Ms. Sestanovich was the founding partner and principal of Summit Advisors, a management consulting and advisory firm, from 2014 to 2016, and the chief executive officer and group publisher of the LA Weekly & OC Weekly from 2002 to 2013. Ms. Sestanovich also held senior management positions at Carsdirect.com and The Los Angeles Times from 1993 to 2002. Ms. Sestanovich received her Masters in psychology and organizational behavior from Pepperdine University, and holds a bachelors degree in psychology with a minor in economics from UCLA.

Corporate Governance Guidelines and Code of Business Conduct

The System1 Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards as applicable. In addition, the System1 Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of System1’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of System1’s website. System1 intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable System1’s Board to satisfy its oversight responsibilities effectively in light of its business and structure, the System1 Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

In connection with the Business Combination, System1’s Class A Common Stock is expected to be listed on NYSE. NYSE listing standards require that a majority of System1 Board be independent. An “independent director” is defined generally as a person other than an officer or employee of System1 or its subsidiaries or any other individual having a relationship with System1 which in the opinion of the System1 Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. System1 will have “independent directors” as defined in NYSE’s listing standards and applicable SEC rules. The Trebia Board has determined that                          ,                          ,                           and                           are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Committees of the Board

The System1 Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. System1 will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the System1 Board when the System1 Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of System1’s committee charters will be posted on its website, www.system1.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, System1’s audit committee will consist of, and , with serving as the chair of the committee. System1’s Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of System1’s audit committee meets the requirements for financial literacy under the applicable NYSE rules. In arriving at this determination, the System1 Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

System1’s Board has determined that      qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, System1’s Board has considered ’s formal education and previous and current experience in financial and accounting roles. Both System1’s independent registered public accounting firm and management periodically will meet privately with System1’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing System1’s independent registered public accounting firm;

•	discussing with System1’s independent registered public accounting firm their independence from management;

•	reviewing with System1’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by System1’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and System1’s independent registered public accounting firm the interim and annual financial statements that System1 files with the SEC;

•	reviewing and monitoring System1’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	the performance of System1’s internal function.

Compensation Committee

Upon the Closing, System1’s compensation committee will consist of    , and . and are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. System1’s Board has determined that and are “independent” as defined under the applicable the NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of System1’s Chief Executive Officer, evaluating the performance of System1’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of System1’s Chief Executive Officer;

•	reviewing and setting or making recommendations to System1’s Board regarding the compensation of System1’s other executive officers;

•	making recommendations to System1’s Board regarding the compensation of System1’s directors;

•	reviewing and approving or making recommendations to System1’s Board regarding System1’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

•	We believe that the composition and functioning of System1’s compensation committee meets the requirements for independence under the current the NYSE listing standards.

Nominating and Corporate Governance Committee

Upon the Closing, System1’s nominating and corporate governance committee will consist of and . System1’s Board has determined that each of and is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of System1’s Board, consistent with criteria approved by System1’s Board;

•	recommending to System1’s Board the nominees for election to System1’s Board at annual meetings of System1’s stockholders;

•	overseeing an evaluation of System1’s Board and its committees; and

•

developing and recommending to System1’s Board a set of corporate governance guidelines. We believe that the composition and functioning of System1’s nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

System1’s Board may from time to time establish other committees.

Code of Ethics

System1 will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on System1 website, www.system1.com. System1 intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of System1’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than System1, that has one or more executive officers serving as a member of System1’s Board.

Related Person Policy of System1

Upon consummation of the Business Combination, it is anticipated that System1’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which System1 or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of System1’s executive officers or a member of System1’s Board;

•	any person who is known by System1 to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that System1 will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Trebia Ordinary Shares as of this proxy statement/prospectus (pre-Business Combination), and (ii) the expected beneficial ownership of System1 Common Stock immediately following the consummation of the Business Combination, assuming (x) No Redemptions, and (y) Maximum Redemptions (which implies that 51,750,000 Trebia Class A Ordinary Shares are redeemed), by:

•	each of the current directors and executive officers of Trebia, and such persons as a group;

•	each person known by Trebia as of the date of this proxy statement/prospectus to be the beneficial owner of more than 5% of any class of the outstanding Trebia Ordinary Shares;

•	each person who it is expected will become a named executive officer or director of System1 upon completion of the Business Combination, and such persons as a group; and

•

each person who is expected, as of the date of this proxy statement/prospectus, to be the beneficial owner of more than 5% of any class of Trebia Ordinary Shares (each of which have voting rights) upon completion of the Business Combination.

Beneficial ownership has been determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Trebia Ordinary Shares is based on 64,687,500 Trebia Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus, which includes an aggregate of 51,750,000 Trebia Class A Ordinary Shares and 12,937,500 Trebia Class B Ordinary Shares. The beneficial ownership information below for the Trebia Ordinary Shares excludes the Trebia Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants and Trebia Public Warrants, because these securities are not exercisable within 60 days following this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

The expected beneficial ownership of System1 Common Stock with voting rights immediately following completion of the Business Combination has been determined based on there being                  System1 Common Stock outstanding and having voting rights upon completion of the Business Combination, which includes an aggregate of                  shares of System1 Class A Common Stock and                  shares of System1 Class C Common Stock (in the No Redemptions scenario) and an aggregate of                  shares of System1 Class A Common Stock and                  shares of System1 Class C Common Stock (in the Maximum Redemptions scenario).

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is (i) with respect to Trebia, 41 Madison Avenue, Suite 2020, New York, NY 10010 and (ii) with respect to System1, 4235 Redwood Avenue, Los Angeles, CA 90066.

				System1 Shares After Consummation of the Business Combination
	Trebia Ordinary Shares			No Redemptions Scenario				Maximum Redemptions Scenario
	Number of Shares		Percentage of Trebia Common Shares	System1 Class A Shares	System1 Class C Shares	System1 Class D Shares	Percentage of Total Voting Power	System1 Class A Shares	System1 Class C Shares	System1 Class D Shares	Percentage of Total Voting Power
Name and Address of Beneficial Owner	Trebia Class A Shares	Trebia Class B Shares
Trebia Officers, Directors and 5% Holders Pre-Business Combination
Trasimene Trebia, LP	—	7,395,937	11.43%
BGPT Trebia LP	—	5,466,563	8.45%
Cannae Holdings, Inc.	—	—	*
Frank R. Martire, Jr.	—	—	*
Paul Danola	—	—	*
Tanmay Kumar	—	—	*
Lance Levy	—	25,000	*
Mark D. Linehan	—	25,000	*
James B. Stallings	—	25,000	*
All directors and officers of Trebia as a group pre-Business Combination (6 individuals)	—	75,000	*
System1 Named Executive Officers, Director Nominees and 5% Holders Post-Business Combination
		—
		—
		—
		—
		—
		—
		—
		—
		—
System1 Officers		—
All Directors and Officers of System1 as a group post-Business Combination ( individuals)		—

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Trebia

Founder Shares

On February 18, 2020, the Sponsors paid an aggregate of $25,000, or approximately $0.002 per share, to cover certain Trebia expenses in consideration of 10,781,250 Trebia Class B Ordinary Shares, par value $0.0001. The number of Trebia Class B Ordinary Shares issued was determined based on the expectation that such Trebia Class B Ordinary Shares would represent 20% of the outstanding shares upon completion of the offering. On June 16, 2020, Trebia effected a share dividend with respect to Trebia Class B Ordinary Shares of 2,156,250 shares thereof, resulting in Trebia’s initial shareholders holding an aggregate of 12,937,500 Trebia Class B Ordinary Shares. On June 11, 2020 the Sponsor transferred 25,000 Trebia Class B Ordinary Shares to each of its independent director nominees at their original share price.

Private Placement Warrants

On June 19, 2020, we completed the sale to the Sponsors of an aggregate of 8,233,334 Trebia Private Placement Warrants for a purchase price of $1.50 per whole warrant for an aggregate of $12,350,000. Each Trebia Private Placement Warrant entitles the holder to purchase one Trebia Class A Ordinary Share at $11.50 per share. The Trebia Private Placement Warrants (including the Trebia Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion by Trebia of a business combination and entitles the holders thereof to certain registration rights.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Trebia amended and restated (i) the Prior Sponsor Agreement and (ii) the Prior Insider Agreement, Trebia, the Insiders, and the other parties thereto, and entered into the Sponsor Agreement with the Sponsors, Cannae and certain of the Insiders. Pursuant to the Sponsor Agreement, among other things, the Sponsors, Cannae and Insiders agreed (A) to vote any Trebia securities in favor of the Business Combination and other Trebia shareholder matters, (B) not to seek redemption of any Trebia shares and (C) not to transfer any Trebia securities for the period beginning on the Closing Date until the earlier of (x) 180 days following the Closing Date or (y) 150 days after the Closing Date, if the VWAP of the System1 Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each agreed to forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate). Additionally, (1) the Sponsors have agreed to the Backstop Forfeiture in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders, and (2) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number of shares of Class A Common Stock equal to the number of ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions. Please see the section entitled “Proposal 1—The Business Combination Proposal—Summary of the Related Agreements—Sponsor Agreement.”

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsors or an affiliate of the Sponsors, or certain of Trebia’s officers and directors may, but are not obligated, to loan Trebia funds as may be required (“Working Capital Loans”). If the Business Combination is completed, Trebia would repay the Working Capital Loans out of the proceeds of the Trust Account released to Trebia. In the event that the Business Combination does not close, Trebia may use a portion of the proceeds held outside of the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working

Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into up to an additional 1,000,000 warrants of System1 at a price of $1.50 per warrant. The warrants would be identical to the Trebia Private Placement Warrants. On July 13, 2021, Trebia and the Sponsors entered into promissory notes pursuant to which the Sponsors agreed to loan $500,000 to Trebia for working capital purposes. Such loan will be repaid upon consummation of the Business Combination and will not be convertible into warrants of System1. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. On July 13, 2021, Trebia borrowed $500,000 under a Working Capital Loan.

Administrative Services Agreement

Trebia is party to an administrative services agreement pursuant to which Trebia will pay BGPT Sponsor a total of $10,000 per month, until the earlier of the completion of the Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. For the three months and six months ended June 30, 2021, total expenses related to the Administrative Support Agreement amounted to $30,000 and $60,000, respectively. For the period from February 11, 2020 (inception) to June 30, 2020, the Company did not incur any such fees as the Company entered into the Administrative Support Agreement commencing on June 16, 2020. As of June 30, 2021, $125,000 is included in accrued expenses in the accompanying condensed balance sheets.

Registration Rights

The holders of Trebia Class B Ordinary Shares, the Trebia Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Trebia Class A Ordinary Shares issuable upon the exercise of the Trebia Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Trebia Class B Ordinary Shares) are entitled to registration rights pursuant the Prior Registration Rights Agreement requiring Trebia to register such securities for resale (in the case of the Trebia Class B Ordinary Shares, only after conversion to Trebia Class A Ordinary Shares), subject to certain restrictions. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. However, the Prior Registration Rights Agreement provides that Trebia will not permit any registration statement filed under the Securities Act to become effective until termination of any applicable lockup period. Trebia will bear the expenses incurred in connection with the filing of any such registration statement.

In connection with the entry into the Registration Rights Agreement, the Prior Registration Rights Agreement will be terminated as of the Effective Time, and replaced with the Registration Rights Agreement. See the section titled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Related Agreements—Registration Rights Agreement”.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Trebia unit, or $18,113,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Trebia completes a business combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On June 5, 2020, Trebia entered into the Forward Purchase Agreement with Cannae. Pursuant to the Forward Purchase Agreement, Cannae agreed to purchase 7,500,000 Trebia Class A Ordinary Shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Trebia Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of $75,000,000, or $10.00 per Trebia Class A Ordinary Shares, in a private placement to occur concurrently with the closing of a business combination. On June 28, 2021, the Forward Purchase Agreement was terminated in connection with the pending Business Combination.

Promissory Note

On July 13, 2021, the Sponsors made available to Trebia a loan of up to $500,000 pursuant to two promissory notes issued by the Company to the BGPT Sponsor in the amount of $212,500 (the “BGPT Note”) and to Trasimene Sponsor $287,500 (the “Trasimene Note”). Trebia is entitled to submit drawdown requests to the Sponsors from time to time and the proceeds from any amounts borrowed under the note will be used for on-going operational expenses and certain other expenses. The notes are unsecured, non-interest bearing and mature on the earlier of: (i) May 31, 2022, or (ii) the date on which the Company consummates a Business Combination. On July 13, 2021, the Company drew-down $106,250 under the BGPT Note and $143,750 under the Trasimene Note. On August 9, 2021, the Company drew-down an additional $75,000 under the BGPT Note.

Compensation

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsors, the Insiders, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Trebia’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Trebia’s audit committee will review on a quarterly basis all payments that were made to the Sponsors, Trebia’s officers or directors, or any of their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Trebia does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with Trebia’s activities on its behalf in connection with identifying and completing the Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Trebia to the Sponsors, Trebia’s officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.

Policy for Approval of Related Party Transactions

The audit committee of the Trebia Board has adopted an audit committee charter, providing for the review and approve all transactions involving an amount in excess of $120,000 in which Trebia is to be a participant and in which any “related person” (as defined in Item 404(a) under the Exchange Act) has a direct or indirect material interest. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Trebia has already committed to, the business purpose of the transaction and the benefits of the transaction to Trebia and to the relevant related party. Any member of the audit committee who has an interest in the related party transaction under review by the audit committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the audit committee may determine to permit or to prohibit the related party transaction.

System1

Services Agreement

On December 31, 2018, StartPage B.V., StartMail B.V., and Surfboard Holdings B.V. entered into a Services Agreement, which has been amended several times, pursuant to which StartMail and Surfboard Holdings provide certain marketing, product and operational services to each other, and StartMail makes certain space in its office location in the Netherlands available to employees of StartPage. StartMail is owned in part by the stockholders from whom System1 acquired the outstanding capital stock of Sufboard Holdings which, along with StartPage, are indirect subsidiaries of System1. StartMail incurred $67,500, and Surfboard Holding incurred $120,718, in 2020 pursuant to this agreement.

Non-Recourse Contingent Notes

On March 15, 2019, Qool Media Holdings, ULC (n/k/a System1 Canada ULC) (“Qool Media”), a subsidiary of System1, issued three non-recourse contingent notes in favor of 2683800 Ontario Inc. in connection with System1’s acquisition of Concourse Media Ltd. in order to efficiently support the earn out payments for each of the 12-month periods ending March 31, 2020, 2021 and 2022. 2683800 Ontario Inc. is an entity affiliated with Ryan May, System1’s Senior Vice President—Publishing Strategy, and was the principal stockholder of Concourse Media when it was acquired by System1 through Qool Media. Qool Media did not pay 2683800 Ontario Inc. in 2020 pursuant to the contingent note that matured in March 2020, but paid the full $1,715,000 due on the contingent note that matured in March 2021.

Protected UK

Loan Agreement

On February 3, 2020, the Protected UK entered into a short-term intercompany loan with one of its directors. Under this agreement, the director agreed to provide Protected UK with a $3,000,000 loan that carried an interest rate of 10%. The loan was drawn on February 3, 2020 in full. The loan had a maturity date of March 17, 2020, which Protected UK paid back in full on this date. Protected UK incurred $35,000 of interest on this loan during the year ended December 31, 2020.

On March 13, 2020, Protected UK entered into an intercompany loan payable with System1 SS Protect Holdings, Inc. Under this agreement, SS Protect Holdings agreed to provide Protected UK with a $6,000,000 loan that carried an interest rate of 10%. The loan was drawn on March 13, 2020 in full. The loan had a maturity date of March 13, 2021. However, Protected UK paid the loan back in full on November 13, 2020. Protected UK incurred $356,384 of interest expense on this loan during the year ended December 31, 2020.

On November 13, 2020, Protected UK entered into an intercompany loan payable with Protected Security Holdings LLC, the parent company of System1 SS Protect Holdings, Inc. Under this agreement, Protected Security Holdings agreed to provide Protected UK with a $1,999,947 loan that carried an interest rate of 7.5%. The loan was drawn on November 13, 2020 in full. The loan had a maturity date of November 13, 2023. However, Protected UK paid the loan back in full on December 18, 2020. Protected UK incurred $14,383 of interest expense on this loan during the year ended December 31, 2020.

On December 17, 2020, Protected UK entered into a loan agreement (the “Protected Loan Agreement”) with S1 SS Protect Holdings Inc. (“S1 SSP Holdings”), a subsidiary of Protected, pursuant to which Protected UK granted S1 SSP Holdings a secured term loan of up to $30,000,000 available in multiple drawings on the terms and subject to the conditions of the Protected Loan Agreement. S1 SSP Holdings was to use these loan proceeds to repay loans it had made to certain of its investors, including JDI (an entity controlled by Christopher Phillips), Lone Investment Holdings (an entity controlled by Michael Blend), Roscoe Holdings Trust (an entity controlled by Charles Ursini) and OpenMail LLC (an entity controlled by Michael Blend and Charles Ursini). Protected UK loaned S1 SSP Holdings $10,059,719 in 2020 pursuant to this agreement.

Acquisition of Host Plus Limited

On March 31, 2021, Protected UK entered into a Share Purchase Agreement to purchase Host Plus Limited. Each Seller of Host Plus Limited is shareholder of Protected UK. In addition, Protected UK assumed the debt of Host Plus Limited as part of the acquisition, which was payable to JDI. JDI is the parent company of Protected UK. On April 1, 2021, Protected UK provided an intercompany loan to Host Plus Limited who then repaid the outstanding loan in full on the same day in the amount of $448,530. The loan between Host Plus Limited and JDI did not have a stated maturity date and carried an interest rate of 0%.

On May 19, 2021, Protected UK entered into an intercompany loan receivable with a director of the Company. Under this agreement, the Company agreed to provide the director with a $282,318 loan which carried an interest rate of 0%. The loan did not specify a stated maturity date. As of June 30, 2021, the total outstanding balance of the loan receivable was $282,318. The loan receivable is expected to be repaid at the closing of the business combination with Trebia.

During the six months ended June 30, 2021, S1 SS Protect Holdings drew an additional $15,197,239 from the line of credit provided by the Company as part of the loan agreement. The loan draw will accrue interest at an interest rate of 3.5% from the time of the loan draw until funds are paid back to Protected UK. The loan has a maturity date of January 1, 2023. As part of this loan, Protected UK charged S1 SS Protect Holdings a set-up fee of $75,000. The set-up fee shall be recognized through income over the term of the loan.

As of June 30, 2021, the total outstanding balance of the loan was $25,256,958. As of June 30, 2021, the total amount included in deferred revenue relating to financing fees not yet recognized was $207,564. Total financing fees recognized during the six months ended June 30, 2021 were $35,151. Protected UK recognized $449,900 of interest income related to this loan during the six months ended June 30, 2021.

License to Occupy

On April 21, 2019, Protected UK entered into a license to occupy with JDI Property Holdings (“JDI PH”), a 100% owned subsidiary of a shareholder of Protected UK, pursuant to which JDI PH licensed office space to Protected UK for a monthly fee of GBP 25,000. Protected UK paid JDI PH $415,611.

DESCRIPTION OF SYSTEM1 SECURITIES

The following summary of the material terms of the System1 Common Stock following the Business Combination is not intended to be, and does not purport to be, complete, and is qualified in its entirety by the System1 Charter, a copy of which is attached to this proxy statement/prospectus as Annex C as well as by the provisions of applicable law.

Authorized and Outstanding Capital Stock

The System1 Charter will authorize the issuance of              shares, consisting of:

•	shares of System1 Class A Common Stock;

•	shares of System1 Class C Common Stock;

•	shares of System1 Class D Common Stock; and

•	100,000 shares of System1 Preferred Stock.

Upon completion of the Business Combination, assuming there are no shareholder redemptions, System1 expects that there will be approximately              shares of System1 Class A Common Stock issued and outstanding,              shares of System1 Class C Common Stock issued and outstanding,              shares of System1 Class D Common Stock issued and outstanding and 0 shares of System1 Preferred Stock issued and outstanding.

For a description of the various issuances of System1 Common Stock to be made in connection with the Business Combination, see the sections entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of the Business Combination Agreement” and “—Merger Consideration”. The System1 Common Stock, when issued pursuant to the Business Combination Agreement, will have been duly authorized and will be fully paid and non-assessable.

System1 Class A Common Stock

Voting rights. Except as provided in System1’s Charter or as required by applicable law, holders of System1 Class A Common Stock will be entitled to one vote per share on all matters to be voted on by System1 Stockholders generally. At annual and extraordinary general meetings of System1 Stockholders, the holders of System1 Class A Common Stock and System1 Class C Common Stock will vote together as a single class on any matters submitted to a vote of System1 Stockholders, or, if any holders of System1 Preferred Stock are entitled to vote together with the holders of System1 Class A Common Stock or System1 Class C Common Stock, as a single class with the holders of System1 Preferred Stock.

Generally, unless a different voting standard applies under the System1 Organizational Documents or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Reservation of Shares. Under the System1 Charter, System1 will have at all time, authorized and unissued shares of System1 Class A Common Stock for the purposes of effecting any redemptions or exchanges under the New S1 Holdco Agreement or the conversion of System1 Class D Common Stock.

System1 Class C Common Stock

Voting rights. Except as provided in the System1 Charter or as required by applicable law, holders of System1 Class C Common Stock will be entitled to one vote per share on all matters to be voted on by System1

Stockholders generally. At any annual and extraordinary general meeting of System1 Stockholders, the holders of System1 Class A Common Stock and System1 Class C Common Stock will vote together as a single class on any matters submitted to a vote of System1 Stockholders, or , if any holders of System1 Preferred Stock are entitled to vote together with the holders of System1 Class A Common Stock or System1 Class C Common Stock, as a single class with the holders of System1 Preferred Stock.

Generally, unless a different voting standard applies under the System1 Organizational Documents or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Future Issuances. Under the System1 Charter, System1 is not permitted to issue additional shares of System1 Class C Common Stock after the adoption of the System1 Charter, other than in connection with the valid issuance S1 Holdco Common Units under the New S1 Holdco Operating Agreement.

Restriction on Transfer. Under the System1 Charter, holders of System1 Class C Common Stock may only transfer their System1 Class C Common Stock to certain permitted transferees, while also simultaneously transferring an equal number of such holder’s S1 Holdco Common Units.

System1 Class D Common Stock

Voting Rights. Except as provided in the System1 Charter or as required by applicable law, holders of System1 Class D Common Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under the System1 Charter, any vote that changes the terms of the System1 Class D Common Stock requires the separate approval of a majority of the holders of System1 Class D Common Stock.

Restriction on Transfer. Under the System1 Charter, holders of System1 Class D Common Stock may only transfer their System1 Class D Common Stock to certain permitted transfers.

Conversion. System1 Class D Common Stock will automatically convert into System1 Class A Common Stock on a one-for-one basis if, following the Closing, the VWAP of the Post-Closing Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing. If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Class D Common Stock will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof.

System1 Preferred Stock

Voting Rights. Except as provided in System1’s Charter (including in connection with the establishment of any new series of preferred stock) or as required by applicable law, holders of System1 Preferred Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under the System1 Charter, any vote on an amendment to the System1 Charter (including any certificate of designations relating to any series of System1 Preferred Stock) that relates solely to the terms of any outstanding System1 Preferred Stock will entitle the holders of System1 Preferred Stock will be entitled to vote as a separate class thereon.

Preferred Stock

The System1 Charter will authorize the System1 Board to establish additional series of preferred stock. Unless required by law or any stock exchange, the authorized preferred stock will be available for issuance without further action by the holders of System1 Common Stock. The System1 Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of System1 without further action by the System1 Stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of System1 Common Stock by restricting dividends, diluting the voting power of System1 Common Stock or subordinating the liquidation rights of System1 Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of System1 Class A Common Stock.

Dividend Rights

Trebia has not declared or paid any dividends since the date of the Trebia IPO. Subsequent to the Business Combination, subject to applicable law and the rights of any outstanding System1 Preferred Stock, the holders of System1 Class A Common Stock and System1 Class D Common Stock will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by the System1 Board out of funds legally available therefor. The holders of System1 Class C Common Stock are not entitled to any dividends declared by the System1 Board, except in the case of a stock dividend, pursuant to the System1 Charter. Holders of System1 Class D Common Stock will only receive dividends declared in respect thereof upon the conversion of System1 Class D Common Stock to System1 Class A Common Stock, as described above.

Winding-Up

If System1 is wound up, the holders of System1 Class A Common Stock, after paying off any liabilities, and the amounts owed to the holders of System1 Preferred Stock, if any, may divide amongst the themselves the assets of System1. The holders of System1 Class C Common Stock and System1 Class D Common Stock are not entitled to any assets of System1 upon being wound up and liquidated, except for the par value of the shares thereof.

Preemptive Rights; Sinking Fund Provisions

The holders of System1 Common Stock have no preemptive rights or other subscription rights. There are no sinking fund provisions applicable to System1 Stock.

System1 Warrants

In connection with the Business Combination, each of the Trebia Public Warrants that are outstanding immediately prior to the Effective Time will, pursuant to and in accordance with the warrant agreement covering such warrants, automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of Trebia Class A Ordinary Shares set forth therein, and in substitution thereof such warrant will entitle the holder thereof to acquire the same number of shares of System1 Class A Common Stock per warrant on the same terms (each a “System1 Warrant”).

Each System1 Warrant will entitle the registered holder to purchase one share of System1 Class A Common Stock at a price of $11.50 per share, subject to the satisfaction of any applicable conditions. Only a whole System1 Warrant may be exercised at a given time by a warrant holder. A holder of System1 Warrants will not be able to exercise any fraction of a System1 Warrant.

System1 will not be obligated to deliver any shares of System1 Class A Common Stock pursuant to the exercise of a System1 Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of System1 Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to System1 satisfying its obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and System1 will not be obligated to issue a share of System1 Class A Common Stock upon exercise of a warrant unless the System1 Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will System1 be required to net cash settle any warrant.

Trebia has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of its initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of System1 Class A Common Stock issuable upon exercise of the System1 Warrants. System1 will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of System1 Class A Common Stock issuable upon exercise of the System1 Warrants is not effective by the 60th business day after the closing of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when System1 will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the shares of System1 Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, System1 may, at its option, require holders of the System1 Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event System1 elects to do so, System1 will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of System1 Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of System1 Class A Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the System1 Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of System1 Warrants When the Price per share of System1 Class A Common Stock Equals or Exceeds $18.00

All but not less than all of the outstanding System1 Warrants may be redeemed, at the option of System1, once the System1 Warrants become exercisable, upon notice to the registered holders of the System1 Warrants, at a redemption price of $0.01 per System1 Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment) and (b) there is an effective registration statement covering the issuance of the System1 Class A Common Stock issuable upon exercise of the System1 Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

Redemption of System1 Warrants When the Price per share of System1 Class A Common Stock Equals or Exceeds $10.00

All but not less than all of the outstanding System1 Warrants may be redeemed, at the option of System1, once the System1 Warrants become exercisable, upon notice to the registered holders of the System1 Warrants, at a redemption price of $0.10 per System1 Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment), the System1 Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding System1 Warrants. See “—System1 Private Placement Warrants” below. During the 30-day redemption period, registered holders of the System1 Warrants may elect to exercise their System1 Warrants on a “cashless basis” and receive a number of System1 Class A Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the System1 Warrants) and the Redemption Fair Market Value (a “Make-Whole Exercise”).

	Redemption Fair Market Value of System1 Class A Share
Redemption Date (period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and redemption date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of System1 Class A Common Stock to be issued for each System1 Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a System1 Warrant is adjusted.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the System1 Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of System1 Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of the System1 Class A Common Stock is below the exercise price of the warrants. System1 has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of System1 Warrants When the Price per share of System1 Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of Trebia’s IPO prospectus. This redemption right provides System1 with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to

System1’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. System1 will be required to pay the applicable redemption price to warrant holders if System1 chooses to exercise this redemption right and it will allow System1 to quickly proceed with a redemption of the warrants if System1 determines it is in its best interest to do so. As such, System1 would redeem the warrants in this manner when it believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, System1 can redeem the warrants when the shares of System1 Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to System1’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If System1 chooses to redeem the warrants when the shares of System1 Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of System1 Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of System1 Class A Common Stock if and when such System1 Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of System1 Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of System1 Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the System1 Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of System1 Class A Common Stock, System1 (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Anti-dilution Adjustments.

Following the conversion of the Trebia Public Warrants into System1 Warrants, the System1 Warrants will be subject to anti-dilution adjustments, as summarized in the paragraphs below.

Sub-Divisions. If the number of issued and outstanding shares of System1 Class A Common Stock is increased by a capitalization or share dividend of System1 Class A Common Stock, or by a sub-division of System1 Class A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of System1 Class A Common Stock issuable on exercise of each System1 Warrant shall be increased in proportion to such increase in the issued and outstanding System1 Class A Common Stock. A rights offering to holders of System1 Class A Common Stock entitling holders to purchase System1 Class A Common Stock at a price less than the “Historical Fair Market Value” will be deemed a capitalization of a number of shares of System1 Class A Common Stock equal to the product of (i) the number of System1 Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the System1 Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of System1 Class A Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. If the rights offering is for securities convertible into or exercisable for System1 Class A Common Stock, in determining the price payable for System1 Class A Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

Dividends. In addition, if System1, at any time while the System1 Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of System1 Class A Common Stock on account of such System1 Class A Common Stock (or other securities into which the System1 Warrants are convertible), other than (a) as described above, (b) to satisfy the redemption rights of the holders of System1 Class A Common Stock in connection with the Business Combination and (c) certain other dividends or distributions in connection with redemption rights of the holders of System1 Class A Common Stock existing prior to the completion of the Business Combination.

Aggregation of Shares. If the number of issued and outstanding shares of System1 Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of System1 Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of System1 Class A Common Stock issuable on exercise of each System1 Warrant will be decreased in proportion to such decrease in issued and outstanding shares of System1 Class A Common Stock.

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding System1 Class A Common Stock, or in the case of any merger or consolidation of System1 with or into another corporation (other than a consolidation or merger in which System1 is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding System1 Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of System1 as an entirety or substantially as an entirety in connection with which System1 is dissolved, the holders of the System1 Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the System1 Warrants and in lieu of the shares of System1 Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of System1 Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the System1 Warrants would have received if such holder had exercised their warrants immediately prior to such event, provided however, if less than 70% of the consideration receivable by the holders of System1 Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the System1 Warrant within thirty (30) days following public disclosure of such transaction, the System1 Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value.

Notices of Changes in Warrant. Upon every adjustment of the System1 Warrant price or the number of shares issuable upon exercise of a System1 Warrant, System1 shall give written notice thereof to the Warrant Agent, which notice shall state the price of a System1 Warrant resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a System1 Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the section titled “—Anti-Dilution Adjustments”, System1 will give written notice of the occurrence of such event to each holder of a System1 Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

No Fractional Shares. System1 will not issue fractional shares upon the exercise of System1 Warrants. If, by reason of any adjustment, the holder of any System1 Warrant would be entitled, upon the exercise of such System1 Warrant, to receive a fractional interest in a share, System1 will, upon such exercise, round down to the nearest whole number the number of shares of System1 Class A Common Stock to be issued to such holder.

Form of Warrant. The form of System1 Warrant need not be changed because of any adjustment, and System1 Warrants issued after such adjustment may state the same warrant price and the same number of shares as is stated in the System1 Warrants initially issued pursuant to the Warrant Agreement; provided, however, that System1 may at any time in its sole discretion make any change in the form of System1 Warrant that System1 may deem appropriate and that does not affect the substance thereof, and any System1 Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding System1 Warrant or otherwise, may be in the form as so changed.

Other Events. In case any event shall occur affecting System1 as to which none of the provisions of the preceding subsections are strictly applicable, but which would require an adjustment to the terms of the System1 Warrants in order to (i) avoid an adverse impact on the System1 Warrants and (ii) effectuate the intent and purpose of the Warrant Agreement, then, in each such case, System1 will appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which will give its opinion as to whether or not any adjustment to the rights represented by the System1 Warrants is necessary to effectuate the intent and purpose of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the System1 Warrants be so adjusted pursuant as a result of any issuance of securities in connection with a business combination. System1 will adjust the terms of the System1 Warrants in a manner that is consistent with any adjustment recommended in such opinion.

No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the System1 Warrants solely as a result of an adjustment to the conversion ratio of the Trebia Class B Ordinary Shares into Trebia Class A Ordinary Shares.

System1 Private Placement Warrants

The System1 Private Placement Warrants will be identical to the System1 Warrants (including with respect to the anti-dilution adjustments described in the immediately preceding section), except that so long as they are held by the Sponsors or any of their permitted transferees, the System1 Private Placement Warrants: (i) may be exercised on a “cashless basis”, (ii) including the System1 Class A Common Stock issuable upon exercise of the System1 Private Placement Warrants may not be transferred, assigned or sold until thirty (30) days after the completion by System1 of an initial business combination, (iii) are not redeemable by System1 pursuant to the redemption described in the section titled “—Redemption of System1 Warrants When the Price per Share of System1 Class A Common Stock Equals or Exceeds $18.00”, and (iv) will only be redeemable by System1 pursuant to the redemption described in the section titled “—Redemption of System1 Warrants When the Price per share of System1 Class A Common Stock Equals or Exceeds $10.00” if the Reference Value is less than $18.00 per share (subject to adjustment); provided, however, that in the case of clause (ii), the System1 Private Placement Warrants and any System1 Class A Common Stock held by the Sponsors or any of their permitted transferees that are issued upon exercise of the System1 Private Placement Warrants may be transferred by the holders thereof:

•

to System1’s officer or directors, any affiliates or family member of any of System1’s officers of directors, any members or partners of the Sponsors or its affiliates, any affiliates of the Sponsors or any employees of such affiliates;

•

in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, or an affiliate of such person, or to a charitable organization;

•	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

•

in the case of an individual, pursuant to a qualified domestic relations order; by virtue of the limited partnership agreements or other applicable organizational documents of the Sponsors upon dissolution of the Sponsors; as distributions to limited partners or members of the Sponsors; by virtue of laws of Delaware or either of the Sponsors’ respective organizational documents upon liquidation or dissolution of Trasimene Sponsor or BGPT Sponsor, as applicable; or in the event of System1’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the System1’s stockholders having the right to exchange their System1 Class A Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in each case (except for the final four bullets above or with the prior written consent of System1 group) prior to such registration for transfer, the warrant agent shall be presented with written documentation pursuant to which each permitted transferee must enter into a written agreement with System1 agreeing to be bound by these transfer restrictions.

System1’s Transfer Agent and Warrant Agent

The transfer agent for System1 Stock and Warrant Agent for System1 Warrants and System1 Private Placement Warrants will be Continental Stock Transfer & Trust Company, which is the current transfer agent and warrant agent for the Trebia Ordinary Shares and Trebia Public Warrants.

Anti-Takeover Effects of the System1 Charter, System1 Bylaws and Certain Provisions of Delaware Law

The System1 Charter, the System1 Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the System1 Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of System1. These provisions are intended to avoid costly takeover battles, reduce System1’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the System1 Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of System1 by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of System1 Class A Common Stock.

Action by Written Consent

The System1 Charter will provide that any action required or permitted to be taken by System1’s stockholders must be effected at a duly called annual or Extraordinary General Meeting of such stockholders, and may not be taken by written consent.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as System1 Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances of System1 Common Stock (or securities convertible into or exercisable for System1 Common Stock) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. As a result, System1 may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of System1’s stockholders.

In addition, the System1 Board will generally be authorized to issue shares additional series of preferred stock having such terms, powers, rights and preferences as the System1 Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of System1 or the removal of System1 management.

One of the effects of the existence of unissued and unreserved common stock may be to enable the System1 Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of System1 by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of System1 Class A Common Stock at prices higher than prevailing market prices.

Business Combinations

System1 has elected not to be governed by Section 203 of the DGCL. Section 203 is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” with certain permitted exceptions.

Election and Removal of Directors and Vacancies

The System1 Charter will provide that the System1 Board will determine the number of directors who will serve on the System1 Board, subject to the rights set forth in the Stockholders Agreement. Upon adoption of the

System1 Charter, the System1 Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.

In addition, the System1 Charter will provide that any vacancy on the System1 Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with or without cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholders Agreement and any rights of the holders of Preferred Stock. For more information on the Stockholders Agreement, see the section entitled “Shareholder Proposal No. 1—The Business Combination Proposal—Summary of Related Agreements—Stockholders Agreement.”

No Cumulative Voting

Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The System1 Charter does not authorize cumulative voting.

Special Stockholder Meetings

The System1 Charter will provide that Extraordinary General Meeting of stockholders may be called only by or at the direction of the System1 Board, the Chairman of the System1 Board or by the Secretary of System1 at the request of any holder of greater-than fifty (50%) of the total voting power of the outstanding shares. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of System1.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The System1 Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the System1 Board or a committee of the System1 Board or pursuant to the Stockholders Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide System1 with certain information. Generally, to be timely, a stockholder’s notice must be received at System1’s principal executive offices not less than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of System1 following the adoption of the System1 Bylaws, the date of the preceding annual meeting will be deemed to be                  of the preceding calendar year). The System1 Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The System1 Bylaws will allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of System1.

Voting Requirements

The System1 Charter will provide that the System1 Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the System1 Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the System1 Charter. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Exclusive Forum

The System1 Charter will provide that, unless System1 consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of System1, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of System1 to System1 or System1’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 (a) arising pursuant to any provision of the DGCL, the System1 Charter (as it may be amended or restated) or the System1 Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).

The System1 Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of System1’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the System1 Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with System1 or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.

We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of System1’s Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, System1 may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect System1’s business, financial condition and results of operations and result in a diversion of the time and resources of System1’s management and board of directors. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The System1 Charter will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of System1 and its stockholders, through stockholders’ derivative suits on System1’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The System1 Bylaws will provide that System1 must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. System1 is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. System1 believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the System1 Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit System1 and its stockholders. In addition, your investment may be adversely affected to the extent System1 pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. System1 believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is currently no pending material litigation or proceeding involving any of the Trebia’s respective directors, officers or employees for which indemnification is sought.

Listing

System1 intends to apply to list the System1 Class A Common Stock and the System1 Warrants on the NYSE under the symbols “SST” and “SST.WS,” respectively.

COMPARISON OF SHAREHOLDERS’ RIGHTS TABLE

Trebia is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Trebia Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Trebia Organizational Documents differ in certain material respects from the System1 Organizational Documents. As a result, when you become a stockholder of System1, your rights will differ in some regards as compared to when you were a shareholder of Trebia.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Trebia and System1 according to applicable law and/or the organizational documents of Trebia and System1. You also should review the System1 Charter and the System1 Bylaws attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Trebia and System1.

Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a
majority of the voting power of all
outstanding shares. Mergers in which less
than 20% of the acquirer’s stock is issued
generally do not require acquirer
stockholder approval. Certain mergers in
which one entity owns 90% or more of a
second corporation may be completed
without the vote of the second
corporation’s board of directors or
stockholders.

The System1 Organizational Documents
are consistent with the DGCL and do not
modify the DGCL’s voting requirements
needed to approve a business combination
or merger.

Mergers require a special
resolution, and any other
authorization as may be specified in
the relevant articles of association.
Parties holding certain security
interests in the constituent
companies must also consent. All
mergers (other than parent/
subsidiary mergers) require
shareholder approval-there is no
exception for smaller mergers.
Where a bidder has acquired 90%
or more of the shares in a Cayman
Islands company, it can compel the
acquisition of the shares of the
remaining shareholders and thereby
become the sole shareholder. A
Cayman Islands company may also
be acquired through a “scheme of
arrangement” sanctioned by a
Cayman Islands court and approved
by 50%+1 in number and 75% in
value of shareholders in attendance
and voting at a shareholders’
meeting.

The Trebia Organizational
Documents require an ordinary
resolution under Cayman Islands
law, being the affirmative vote of
holders of at least a majority of the
issued and outstanding Trebia
Ordinary Shares represented in
person or by proxy and entitled to

vote thereon and who vote at the Extraordinary General Meeting to approve the Business Combination Proposal.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate
matters that are put to a stockholder vote
require the affirmative vote of the
majority of the voting power of the shares
present in person or represented by proxy
at the meeting and entitled to vote on the
subject matter.

The System1 Organizational Documents
are consistent with the DGCL and do not
modify the DGCL’s voting requirements.

Under Cayman Islands law and the
Trebia Organizational Documents,
routine corporate matters may be
approved by an ordinary resolution
(being a resolution passed by a
simple majority of the shareholders
as being entitled to do so).

The Trebia Organizational
Documents are consistent with this
requirement.

Appraisal Rights	Generally a stockholder of a publicly
traded corporation does not have appraisal
rights in connection with a merger.
Stockholders of a publicly traded
corporation do, however, generally have
appraisal rights in connection with a
merger if they are required by the terms
of a business combination agreement to
accept for their shares anything except:
(a) shares or depository receipts of the
corporation surviving or resulting from
such merger; (b) shares of stock or
depository receipts that will be either
listed on a national securities exchange or
held of record by more than 2,000
holders; (c) cash in lieu of fractional
shares or fractional depository receipts
described in (a) and (b) above; or (d) any
combination of the shares of stock,
depository receipts and cash in lieu of
fractional shares or fractional depository
receipts described in (a), (b) and
(c) above.

The System1 Organizational Documents
do not expand upon or otherwise limit
statutorily provided appraisal rights.

Minority shareholders that dissent
from a Cayman Islands statutory
merger are entitled to be paid the
fair market value of their shares,
which if necessary may ultimately
be determined by the court.

The Trebia Organizational
Documents do not expand upon or
otherwise limit statutorily provided
appraisal rights. There are no
appraisal rights of shareholders in
connection with the proposed
Business Combination.

Inspection of Books and Records	Any stockholder may inspect the
corporation’s books and records for a
proper purpose during the usual hours for
business, subject to certain procedural
requirements, including Section 220 of
the DGCL.

The System1 Organizational Documents
do not expand upon or otherwise limit
statutorily provided inspection rights.

Shareholders generally do not have
any rights to inspect or obtain
copies of the register of
shareholders or other corporate
records of a company.

The Trebia Organizational
Documents do not provide
inspection rights.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit
subject to procedural requirements
(including complying with the provision
adopting Delaware as the exclusive forum
as per the Shareholder Proposal No. 5D).

The System1 Organizational Documents
do not expand upon or otherwise limit
statutorily provided litigation rights.

In the Cayman Islands, the decision
to institute proceedings on behalf of
a company is generally taken by the
company’s board of directors. A
shareholder may be entitled to
bring a derivative action on behalf
of the company, but only in certain
limited circumstances.

The Trebia Organizational
Documents do not provide
litigation rights.

Fiduciary Duties of Directors	Directors must exercise a duty of care and
duty of loyalty (which includes a duty of
good faith) to the company and its
stockholders.

The System1 Organizational Documents
do not expand upon or otherwise limit
fiduciary duties of directors.

A director owes fiduciary duties to
a company, including to exercise
loyalty, honesty and good faith to
the company as a whole. In
addition to fiduciary duties,
directors of Cayman Island
companies owe a duty of care,
diligence and skill. Such duties are
owed to the company but may be
owed direct to creditors or
shareholders in certain limited
circumstances.

The Trebia Organizational
Documents provide for an explicit
waiver of corporate opportunities
with respect to its directors and
officers.

Indemnification of Directors and Officers	A corporation is generally permitted to
indemnify its directors and officers acting
in good faith and in a manner the person
reasonably believed to be in or not
opposed to the best interests of the
corporation.

The System1 Organizational Documents
provide for the indemnification of current
and former officers and directors of
System1 to the fullest extent permitted
under Delaware law.

A Cayman Islands company
generally may indemnify its
directors or officers except with
regard to fraud or willful default.

The Trebia Organizational
Documents provide that our current
and former officers and directors
will be indemnified by Trebia for
any liability, action, proceeding,
claim, demand, costs, damages or
expenses, including legal expenses,
whatsoever which they or any of
them may incur as a result of any
act or failure to act in carrying out
their functions other than such
liability (if any) that they may incur
by reason of their own actual fraud,
willful neglect or willful default.

Limited Liability of Directors	Delaware law permits limiting or
eliminating the monetary liability of a
director to a corporation or its
stockholders, except with regard to
breaches of duty of loyalty, intentional
misconduct, certain unlawful repurchases
or dividends, or transactions in which a
director receives an improper personal
benefit.

The System1 Organizational Documents
provide for an explicit waiver of personal
liability of directors, to the fullest extent
permitted under the DGCL, to System1 or
its stockholders for monetary damages.

Liability of directors may be
limited, except with regard to their
own fraud or willful default.

The Trebia Organizational
Documents provide that Trebia’s
current and former officers and
directors will not be liable to Trebia
for any loss or damage incurred by
Trebia as a result (whether direct or
indirect) of the carrying out of their
functions unless that liability arises
through the actual fraud, willful
neglect or willful default of such
officer or director.

Authorized Stock/Share Capital	System1 will be authorized to issue
             shares of capital stock, consisting
of (i)              shares of common stock,
including              shares of System1
Class A Common Stock, par value
$0.0001 per share,              shares of
System1 Class C Common Stock, par
value $0.0001 per share, and
shares of System1 Class D Common
Stock, par value $0.0001 per share, and
(ii) 100,000 shares of preferred stock, par
value $0.0001 per share. Upon
consummation of the Business
Combination, we expect there will be
approximately              shares of System1
Class A Common Stock, approximately
             shares of System1 Class C
Common Stock, and              shares of
System1 Class D Common Stock (in each
case, assuming No Redemptions)
outstanding. Following consummation of
the Business Combination, System1 is not
expected to have any preferred stock
outstanding.	Under the Trebia Organizational
Documents, Trebia is currently
authorized to issue 441,000,000
shares, consisting of (a)
440,000,000 ordinary shares,
including 400,000,000 Trebia
Class A Ordinary Shares, par value
$0.0001 per share, and 40,000,000
Trebia Class B Ordinary Shares,
par value $0.0001 per share, and
(b) 1,000,000 preference shares, par
value $0.0001 per share. Under the
Trebia Organizational Documents
an increase in share capital occurs
by ordinary resolution.

Number & Qualification of Directors	Subject to any rights of holders of
preferred stock with respect to the
election of directors, between System1
and certain of its stockholders and the
Stockholders Agreement, the number of
directors will be fixed from time to time
solely by resolution adopted by the
System1 Board. The System1 Charter
provides that initial System1 Board will
be comprised of seven (7) members and
the System1 Board will not be comprised
of more than eleven (11) members.	The Trebia Organizational
Documents provides that, the
number of directors on the Trebia
Board will not be less than one
(1) person and the number of
directors may be increased or
reduced by ordinary resolution.

Anti-Takeover Provisions and Other Stockholder Protections	The anti-takeover provisions and other
stockholder protections included in the
System1 Organizational Documents
include a prohibition on stockholder
action by written consent. Section 203 of
the DGCL prohibits a Delaware
corporation from engaging in a “business
combination” with an “interested
stockholder” (i.e. a stockholder owning
15% or more of System1’s voting stock)
for three (3) years following the time that
the “interested stockholder” becomes
such, subject to certain exceptions.	The Trebia Organizational Documents do not provide restrictions on takeovers of Trebia by a related shareholder.

SECURITIES ACT RESTRICTIONS ON RESALE OF TREBIA’S SECURITIES

Certain of the outstanding Trebia Ordinary Shares, Trebia Public Warrants and Trebia Private Placement Warrants, including Trebia Class B Ordinary Shares (which are owned by the Sponsors), are restricted securities under Rule 144 in that they were issued in a private transaction not involving a public offering. In addition, any Trebia Class B Ordinary Shares held by Trebia’s affiliates (including its directors, executive officers and the Insiders) are subject to restrictions as “control securities” under the federal securities laws. Similarly, certain of the System1 Stock that are issued in connection with the Business Combination will be restricted securities for purposes of Rule 144, and any System1 Stock or System1 Preferred Stock held by Trebia’s directors, executive officers or System1’s other affiliates following the Business Combination (including the Sponsors and the System1 Equityholders) will be control securities. As of the date of this proxy statement/prospectus, there were                  Trebia Ordinary Shares outstanding (including                  Trebia Class A Ordinary Shares and                  Trebia Class B Ordinary Shares) and                  warrants to acquire Trebia Class A Ordinary Shares (including                  Trebia Public Warrants and                  Trebia Private Placement Warrants).

Pursuant to Rule 144 a person who has beneficially owned restricted System1 Stock or System1 Preferred Stock for at least six months is generally entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of System1 at the time of, or at any time during the three months preceding, the sale and (ii) System1 has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as System1 has been required to file reports) preceding the sale.

Persons who have beneficially owned restricted System1 Stock or System1 Preferred Stock for at least six months, but who are affiliates of System1 at the time of, or who have been an affiliate of System1 at any time during the three months preceding, a sale, are subject to additional restrictions, which limit the number of securities such person is entitled to sell within any three-month period to only a number of securities that does not exceed the greater of:

•	1% of the total number of System1 Stock then outstanding;

•	the average weekly reported trading volume of System1 during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

•	Sales by affiliates of System1 under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about System1.

•	Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

•

Rule 144 is not, however, available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the average weekly reported trading volume of System1 during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the

•	Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

•

Trebia anticipates that following the completion of the Business Combination, System1 will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS

Trebia Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Trebia Board is aware of no matters other than the Trebia Shareholder Proposals that may be brought before the Extraordinary General Meeting. However, if any other matter should properly come before the Extraordinary General Meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under Cayman Islands law, only the business that is specified in the notice of meeting to shareholders for the Extraordinary General Meeting may be transacted at the Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS

Assuming the Business Combination is completed, Trebia currently does not expect to hold its 2021 annual meeting of shareholders. If the Business Combination is consummated, you will be entitled to attend and participate in the Post-Closing Company’s annual meetings of shareholders. If the Post-Closing Company holds a 2021 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held.

OTHER SHAREHOLDER COMMUNICATIONS

Trebia Shareholders and interested parties may communicate with the Trebia Board, any committee chairperson or the non-management directors as a group by writing to Trebia Acquisition Corp., Attn: President, 41 Madison Avenue, Suite 2020, New York, NY 10010. Following the Business Combination, System1 Stockholders should send any communications to the System1 Board, any committee chairperson or the non-management directors of System1 to 4235 Redwood Avenue, Los Angeles, CA 90066, Attn: General Counsel. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the board of directors, forwarded to the board of directors, the appropriate committee chairperson or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the Trebia Board or System1 Board, as applicable, or to an executive officer of Trebia or System1 does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS / HOUSEHOLDING

Under the rules of the SEC, unless it has received a contrary instruction, Trebia (and the services Trebia employs to deliver communications to its shareholders) may send a single copy of this proxy statement/prospectus and any other proxy statement/prospectus or annual report delivered to Trebia shareholders to two or more shareholders sharing the same address, if Trebia believes that the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Trebia’s expenses.

Upon request, Trebia will deliver a separate copy of this proxy statement/prospectus and/or any annual report or proxy statement/prospectus to any shareholder at a shared address to which a single copy of such document was delivered. Shareholders receiving multiple copies of such documents may likewise request that Trebia deliver single copies of such documents in the future. Shareholders may notify Trebia of their requests by calling (646) 450-9187 or writing to Trebia at its principal executive offices at Trebia Acquisition Corp., Attn: President, 41 Madison Avenue, Suite 2020, New York, NY 10010.

Following the Business Combination, System1 shareholders should send any such requests in writing to 4235 Redwood Avenue, Los Angeles, CA 90066, Attn: General Counsel.

LEGAL MATTERS

Weil, Gotshal & Manges LLP will pass upon the validity of the Class A Common Stock to be issued in connection with the Domestication and Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Trebia Acquisition Corp. as of December 31, 2020, and for the period from February 11, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of S1 Holdco, LLC as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to S1 Holdco, LLC’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Protected.Net Group Limited as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, independent accountants, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. BDO LLP, Southampton, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

Trebia files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may read Trebia’s SEC filings, including this proxy statement/prospectus and any other reports, proxy statements/prospectuses and other information filed by Trebia with the SEC, on the SEC website at http://www.sec.gov.

This proxy statement/prospectus is available without charge to Trebia shareholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Trebia or Morrow Sodali LLC, its proxy solicitor, at the information below.

Trebia Acquisition Corp.

Attn.: President

41 Madison Avenue,

Suite 2020

New York, NY 10010

Tel.: (646) 450-9187

or:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Trebia, including Trebia Merger Sub I, Trebia Merger Sub II and Trebia Finco, has been supplied by Trebia, all information relating to System1, Protected, OpenMail, Court Square III L.P., Court Square III-A L.P. and Court Square GPs, has been supplied by such parties. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

None of Trebia, System1 or Protected have authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Trebia Acquisition Corp.

Condensed Balance Sheets as of June 30, 2021 and December 31, 2020	F-3
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2021, the Three Months ended June 30, 2020 and for the Period from February 11, 2020 (Inception) Through June 30, 2020	F-4

Condensed Statements Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2021, the Three Months ended June 30, 2020 and for the Period from February 11, 2020 (Inception) Through June 30, 2020

F-5
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2021 and for the Period from February 11, 2020 (Inception) through June 30, 2020	F-6
Notes to Condensed Financial Statements	F-7

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PROTECTED.NET GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PROTECTED.NET GROUP LIMITED

Consolidated Financial Statements

TREBIA ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current Assets
Cash	$102,402	$843,643
Prepaid Expenses	176,667	209,790

Total Current Assets	279,069	1,053,433
Cash held in Trust Account	517,500,000	517,500,000

TOTAL ASSETS	$517,779,069	$518,553,433

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accrued Expenses	$1,804,841	$613,050

Total Current Liabilities	1,804,841	613,050
Warrant Liability	43,831,334	53,005,335
FPA Liability	—	10,654,540
Deferred Underwriting Fee Payable	18,112,500	18,112,500

Total Liabilities	63,748,675	82,385,425
Commitments
Class A Ordinary Shares subject to possible redemption, 51,750,000 and 51,162,254 shares at redemption value at June 30, 2021 and December 31, 2020, respectively	517,500,000	511,622,540
Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary share, $0.0001 par value; 400,000,000 shares authorized, 0 and 587,746 issued and outstanding (excluding 51,750,000 and 51,162,254 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	—	59
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 12,937,500 shares issued and outstanding at June 30, 2021, and December 31, 2020	1,294	1,294
Additional paid-in capital	847,038	6,724,439
Accumulated deficit	(64,317,938)	(82,180,324)

Total Shareholders’ Deficit	(63,469,606)	(75,454,532)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$517,779,069	$518,553,433

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TREBIA ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended June 30, 2021	For the Period from February 11, 2020 (Inception) through June 30, 2020
	June 30,
	2021	2020
Formation and operating costs	$248,983	$31,882	$1,966,155	$36,866

Loss from operations	(248,983)	(31,882)	(1,966,155)	(36,866)
Other income (loss):
Transaction costs allocated to warrant and FPA liabilities	—	(1,381,051)	—	(1,381,051)
Change in fair value of warrant liability	(5,606,333)	(4,077,333)	9,174,001	(4,077,333)
Change in fair value of FPA liability	—	(2,993,421)	7,494,372	(2,993,421)
Gain on termination of FPA	3,160,168	—	3,160,168	—

Other income (loss), net	(2,446,165)	(8,451,805)	19,828,541	(8,451,805)

Net (loss) income	$(2,695,148)	$(8,483,687)	$17,862,386	$(8,488,671)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	51,750,000	51,750,000	51,457,751	51,750,000

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	—	—	—	—
Basic and diluted weighted average non-redeemable ordinary shares outstanding	12,937,500	11,453,984	13,229,749	11,389,568

Basic and diluted net (loss) income per non-redeemable ordinary share	(0.21)	(0.74)	1.35	(0.75)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TREBIA ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity/(Deficit)
	Ordinary Shares		Ordinary Shares
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	587,746	$59	12,937,500	$1,294	$6,724,439	$(82,180,324)	$(75,454,532)
Change in value of ordinary shares subject to redemption	(587,746)	(59)	—	—	(5,877,401)	—	(5,877,460)
Net income	—	—	—	—	—	20,557,534	20,557,534

Balance—March 31, 2021	—	—	12,937,500	1,294	847,038	(61,622,790)	(60,774,458)
Net loss	—	—	—	—	—	(2,695,148)	(2,695,148)

Balance—June 30, 2021	—	$—	12,937,500	$1,294	$847,038	$(64,317,938)	$(63,469,606)

FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) TO JUNE 30, 2020

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity/(Deficit)
	Ordinary Shares		Ordinary Shares
	Shares	Amount	Shares	Amount
Balance—February 11, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to BGPT Trebia LP	—	—	12,937,500	1,294	23,706	—	25,000
Net loss	—	—	—	—	—	(4,984)	(4,984)

Balance—March 31, 2020	—	—	12,937,500	1,294	23,706	(4,984)	20,016
Contribution in excess of fair value of private placement warrants	—	—	—	—	823,332	—	823,332
Offering costs allocated to equity in connection with IPO	—	—	—	—	—	(27,860,038)	(27,860,038)
Initial classification of Public Warrants	—	—	—	—	—	(24,150,000)	(24,150,000)
Initial classification of FPA liability	—	—	—	—	—	(255,538)	(255,538)
Net loss	—	—	—	—	—	(8,483,687)	(8,483,687)

Balance—June 30, 2020	—	$—	12,937,500	$1,294	$847,038	$(60,754,247)	$(59,905,915)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TREBIA ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2021	For the Period from February 11, 2020 (Inception) Through June 30, 2020
Cash Flows from Operating Activities
Net income (loss)	$17,862,386	$(8,488,671)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Change in fair value of warrants	(9,174,001)	4,077,333
Change in fair value of FPA	(7,494,372)	2,993,421
Gain on termination of FPA	(3,160,168)	—
Transaction costs incurred in connection with IPO	—	1,381,051
Changes in operating assets and liabilities
Prepaid expenses	33,123	(24,517)
Accrued expenses	1,191,791	16,667

Net cash used in operating activities	(741,241)	(44,716)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(517,500,000)

Net cash used in investing activities	—	(517,500,000)

Cash Flows from Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid	—	507,150,000
Proceeds from sale of Private Placement Warrants	—	12,350,000
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from promissory note—related party	—	150,000
Repayment of promissory note—related party	—	(150,000)
Payment of offering costs	—	(243,771)

Net cash provided by financing activities	—	519,281,229

Net Change in Cash	(741,241)	1,736,513
Cash—Beginning	843,643	—

Cash—Ending	$102,402	$1,736,513

Supplemental disclosure of non-cash investing and financing activities:
Initial classification of warrant liability	—	$35,676,668

Initial classification of FPA liability	—	$255,538

Initial classification of ordinary shares subject to possible redemption	—	$517,500,000

Change in value of ordinary shares subject to possible redemption	$5,877,460	—

Deferred underwriting fee	—	$18,112,500

Offering costs included in accrued offering costs	—	$534,818

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Trebia Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 11, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to focus on industries that complements the Sponsors’ (as defined below) and management team’s background in financial services, technology, software, data, analytics, services and related areas. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from February 11, 2020 (inception) through June 30, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering became effective on June 16, 2020. On June 19, 2020, the Company consummated the Initial Public Offering of 51,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 6,750,000 Units, at $10.00 per Unit, generating gross proceeds of $517,500,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,233,334 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Trasimene Trebia, LP, an affiliate of Trasimene Capital Management, LLC, and BGPT Trebia LP, an affiliate of Bridgeport Partners LLC (collectively the “Sponsors”), generating gross proceeds of $12,350,000, which is described in Note 4.

At June 30, 2021 and December 31, 2020, cash of $102,402 and $843,643, respectively, was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on June 19, 2020, an amount of $517,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement/prospectus with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Company’s Founder Shares have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsors have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until June 19, 2022 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will

(i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsors have agreed that they will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of June 30, 2021, the Company had $102,402 in its operating bank accounts, $517,500,000 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $1,525,772.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through June 19, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amendment No. 1 on Form 10-K/A for the period ended December 31, 2020, as restated by the Company on May 18, 2021 (“Amendment No.1”) and Amendment No. 2 on Form 10-K/A for the period ended December 31, 2020, as restated on June 23, 2021 (“Amendment No.2”). The interim results for the three months and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Orchid Merger Sub I, Inc., Orchid Merger Sub II, LLC and Orchid Finco LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021, and December 31, 2020.

Cash Held in Trust Account

At June 30, 2021, and December 31, 2020, the assets held in the Trust Account were held in cash.

Warrant and FPA Liability

The Company accounts for the Public Warrants (as defined in Note 3) and Private Placement Warrants (collectively, the “Warrants”) as well as a forward purchase agreement entered into with the Company’s anchor investor (the “FPA”) as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, or meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own ordinary shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheets date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.

We account for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The fair value of the Private Placement Warrants is estimated using the value of the Public Warrants’ quoted market price. The fair value of the FPAs has been estimated using a probability-weighted discounted cash flow approach.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” The Company’s conditionally redeemable Class A Ordinary Shares feature certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, Class A ordinary shares subject to possible redemption were 51,750,000 and 51,162,254 respectively, are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of offering costs allocated to the Warrants and FPA has been charged to expense. The portion of offering costs allocated to the Class A ordinary shares has been charged to shareholders’ equity.

On June 19, 2020, offering costs totaled $29,241,089 (consisting of $28,462,500 of (current and deferred) underwriting fees and $778,589 of other offering costs), of which $1,381,051 was charged to expense.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740, “Income Taxes” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 25,483,334 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended		Six Months Ended June 30, 2021	For the Period From February 11, 2020 (inception) through June 30, 2020
	June 30,
	2021	2020
Redeemable Class A Ordinary Shares
Numerator: Income allocable to Redeemable Class A Ordinary Shares subject to possible redemption	$—	$—	$—	$—

Interest income	$—	$—	$—	$—
Redeemable Net Income

Denominator: Weighted Average common stock subject to possible redemption
Redeemable Class A Ordinary Shares, Basic and Diluted	51,750,000	51,750,000	51,750,000	51,457,751

Basic and diluted net income per share	$0.00	$0.00	$0.00	$0.00
Non-Redeemable Ordinary Shares
Numerator: Net Income minus Redeemable Net Earnings
Net income (loss)	$(2,695,148)	$(8,483,687)	$17,862,386	$(8,488,671)
Less: Redeemable Net Income	—	—	—	—

Non-Redeemable Net Income (loss)	$(2,695,148)	$(8,483,687)	$17,862,386	$(8,488,671)
Denominator: Weighted Average Non-Redeemable Ordinary Shares
Weighted average Non-Redeemable Ordinary Shares, Basic and Diluted	12,937,500	11,453,984	13,229,749	11,389,568
Basic and diluted net income (loss) per non-redeemable ordinary shares	$(0.21)	$(0.74)	$1.35	$(0.75)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of adopting ASU 2020-06.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 51,750,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 6,750,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 8,233,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrant from the Company in a private placement, for an aggregate purchase price of $12,350,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 18, 2020, the Sponsors purchased 10,781,250 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2020, the Company effected a share dividend of 2,156,250 shares, resulting in the Sponsors holding an aggregate of 12,937,500 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 1,687,500 shares subject to forfeiture by the Sponsors to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,687,500 Founder Shares are no longer subject to forfeiture.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on June 16, 2020, the Company will pay BGPT Trebia LP up to $10,000 per month for office space and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months and six months ended June 30, 2021, total expenses related to the Administrative Support Agreement amounted to $30,000 and $60,000, respectively. For the period from February 11, 2020 (inception) to June 30, 2020, the Company did not incur any such fees as the Company entered into the Administrative Support Agreement commencing on June 16, 2020. As of June 30, 2021, $125,000 is included in accrued expenses in the accompanying condensed balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company has agreed to use its reasonable best efforts (i) to file within 30 days after the closing of the initial business combination a resale shelf registration statement with the SEC for a secondary offering of the forward purchase shares and the forward purchase warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter,

(iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which Cannae Holdings, Inc. (“Cannae Holdings”) or its assignee cease to hold the securities covered thereby, and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct underwritten offerings, subject to certain limitations. In addition, the forward purchase agreement provides for certain “piggy-back” registration rights to the holders of forward purchase securities to include their securities in other registration statements filed by us.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $18,112,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On June 5, 2020, the Company entered into a forward purchase agreement with Cannae Holdings, a diversified holding company which is externally managed by Trasimene Capital Management, LLC but is not an affiliate of the Company or the Sponsors, pursuant to which Cannae Holdings will purchase Class A ordinary shares in an aggregate share amount equal to 7,500,000 Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $75,000,000, or $10.00 per Class A ordinary share, in a private placement to occur concurrently with the closing of the Business Combination. The warrants to be issued as part of the forward purchase agreement will be identical to the warrants sold as part of the units in this offering. In connection with the forward purchase securities sold to Cannae Holdings, the Sponsors will receive (by way of an adjustment to their existing Class B ordinary shares) an aggregate number of additional Class B ordinary shares so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders.

Under the forward purchase agreement, the Company will provide a right of first offer to Cannae Holdings, if the Company proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities, other than the units and certain excluded securities. In addition, if the Company seeks shareholder approval of a Business Combination, Cannae Holdings has agreed under the forward purchase agreement to vote any Class A ordinary shares owned by Cannae Holdings in favor of any proposed initial Business Combination.

Contingent Fee Arrangement

The Company has entered into a fee arrangement with a service provider pursuant to which certain fees incurred by the Company in connection with a potential Business Combination will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees. As of June 30, 2021 and December 31, 2020, the amount of these contingent fees was approximately $2,865,567 and $2,853,572, respectively. There can be no assurances that the Company will complete a Business Combination.

Business Combination Agreement

As previously disclosed on a Form 8-K filed with the SEC on June 29, 2021, on June 28, 2021, the Company entered into a certain Business Combination Agreement (the “Business Combination Agreement”) by and among S1 Holdco, LLC, a Delaware limited liability company (“System1”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected” and, together with System1, collectively, the “Targets”) and the other parties signatory thereto. The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the “Business Combination”): (i) the Company will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and (ii) upon which time, the Company will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of System1, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of the Company (such combined company, “System1 Group”). Following the consummation of the Business Combination, System1 Group will be organized in an “Up-C” structure, in which substantially all of the assets and business of the Company will be held by subsidiaries of System1. System1 Group’s business will continue to operate through the subsidiaries of System1 and Protected.

Upon consummation of the Business Combination, and after the Domestication, the Company will have three classes of common stock, which are as follows:

•	Class A common stock, par value $0.0001 per share (the “System1 Group Class A Common Stock”), which will be publicly traded.

•	Class C common stock, par value $0.0001 per share (the “System1 Group Class C Common Stock”), which will have the right to one vote per share.

•

Class D common stock, par value $0.0001 per share (“System1 Group Class D Common Stock”), that do not entitle the holder to any voting rights except as required by applicable law. The System1 Group Class D Common Stock will automatically convert into shares of System1 Group Class A Common Stock on a one-for-one basis if, following the closing of the Business Combination (the “Closing”), the post-Closing dollar volume-weighted average price (“VWAP”) of System1 Group equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing. If the System1 Group Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Group Class D Common Stock will automatically be forfeited to the System1 Group and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof.

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equityholders of System1 and Protected in connection with the Business Combination will be a combination of cash and equity consideration. The aggregate cash consideration payable under the Business Combination Agreement will be approximately $462,500,000 (the “Closing Cash Consideration”) of which (x) approximately $212,500,000 cash proceeds will be received by System1 and Protected management equityholders (subject to certain adjustments set forth in the Business Combination Agreement), and (y) $250,361,620 cash proceeds will be received by certain non-management equityholders of System1. The aggregate equity consideration payable under the Business Combination Agreement will be approximately $667,500,000, consisting of shares of the Company’s Class A Common Stock and the Company’s Class C Common Stock (valued at $10 per share) (the “Closing Equity Consideration”). In the event that the value of shareholder redemptions exceeds $417,500,000, then the Closing Cash Consideration and Closing Equity Consideration are subject to a dollar-for-dollar adjustment. In such case, current equityholders of System1 and Protected have, pursuant to the terms of the Business Combination Agreement, agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds $462,500,000, the current equityholders of System1 and Protected may elect, in their sole discretion, to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration.

In connection with the Business Combination Agreement, Trebia entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”) pursuant to which at the closing of the

Business Combination, Bank of America has committed to provide Orchid Finco LLC (“Finco”), as the borrower, a $400 million first lien term loan facility (the “Term Loan”) and a $50 million revolving facility (the “Revolving Facility” and, together with the Term Facility, the “New Facility”). The Term Loan will mature seven years after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing. The $518 million of cash currently held in Trebia’s trust account will be backstopped by the $200 million Cannae Subscription, together with $218 million of the Bank of America Term Loan, which will be utilized as a backstop for potential future redemptions by Trebia public shareholders. This in conjunction with the Seller Backstop Amount and the Additional Seller Backstop Election provides for a potential 100% backstop for potential future redemptions by Trebia public shareholders. Bank of America’s commitment to provide the New Facility is subject to a limited number of conditions, including the non-occurrence of a material adverse effect with respect to the Targets.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, as defined below, Trebia amended and restated (i) that certain letter agreement, dated June 19, 2020, by and among the Sponsors and Trebia and (ii) that certain letter agreement, dated June 19, 2020, by and among Trebia, certain of the directors and officers of Trebia (the “Insiders”) and the other parties thereto, and entered into that certain sponsor agreement (the “Sponsor Agreement”) with the Sponsors, Cannae, the Insiders, System1 and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsors along with Cannae and the Insiders agreed (A) to vote any Trebia securities in favor of the Business Combination and other Trebia Shareholder Matters (as defined in the Business Combination Agreement), (B) not to seek redemption of any Trebia securities, (C) not to transfer any Trebia securities for the period beginning on the day of the Closing until the earlier of (x) 180 days following the Closing or (y) if the VWAP of System1 Group Class A Common Stock equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days, 150 days thereafter, and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each also agreed to, in conjunction with the closing of the Business Combination, forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate). Trebia will also issue (a) 725,000 shares of System1 Group Class D Common Stock to Trasimene Sponsor and 725,000 shares of System1 Group Class D Common Stock to BGPT Sponsor, and (b) 725,000 System1 Group restricted stock units to each of Michael Blend and Just Develop It Limited, a private limited company incorporated in England and Wales, in the case of each of (a) and (b) subject to the BGPT Sponsor and Trasimene Sponsor forfeiture of 1,450,000 Trebia Class B ordinary shares. The System1 Group restricted stock units will be subject to the same vesting and other terms as the System1 Group Class D Common Stock. Additionally, (1) the Sponsors have agreed to, in conjunction with the closing of the Business Combination, forfeit up to 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders and (2) Trebia has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number of shares of System1 Group Class A Common Stock equal to the number of ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into a certain Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for System1 Group Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $200,000,000.

FPA Termination Agreement

In connection with the signing of the Business Combination Agreement and Backstop Agreement, Trebia and Cannae entered into certain FPA Termination Agreement to terminate that certain Forward Purchase Agreement, dated as of June 5, 2020, pursuant to which Cannae agreed to purchase, immediately prior to the Closing, an aggregate of 7,500,000 Trebia Class A ordinary shares and 2,500,000 Trebia public warrants.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 0 and 587,746 Class A ordinary shares, respectively, issued or outstanding excluding 51,750,000 and 51,162,254 Class A ordinary shares, respectively, subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 12,937,500 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of A business combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsors or any of their affiliates upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with a Business Combination. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 8. WARRANTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 —Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 —Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined in the above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private

Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

Warrant Liability

The Warrants and FPA are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in fair value of the Warrants and FPA are recorded in the statement of operations each period.

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of June 30, 2021.

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$29,670,000	$—	$—	$29,670,000
Private Warrants	—	—	14,161,334	14,161,334

Total Warrants Liabilities	$29,670,000	$—	$14,161,334	$43,831,334

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020.

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$35,880,000	$—	$—	$35,880,000
Private Warrants	—	—	17,125,335	17,125,335

Total Warrants Liabilities	$35,880,000	$—	$17,125,335	$53,005,335

FPA Liability	—	—	10,654,540	10,654,540

Grand Total	$35,880,000	$—	$27,779,875	$63,659,875

The Public Warrants were valued using the instrument’s publicly listed trading price (NYSE: TREB.WS) as of the balance sheet dates.

The value of the Private Warrants was estimated using the Public Warrants’ publicly listed trading price (NYSE: TREB.WS) as of the balance sheet dates, which is considered a Level 3 fair value measurement. Given the Private Warrants and Public Warrants are similar instruments and the Public Warrants have quoted prices in an active market, the publicly listed trading price of the Public Warrants estimates the value of the Private Warrants.

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement Warrant Liability
Fair value, December 31, 2020	$17,125,335

Change in fair value	(4,775,334)

Fair value, March 31, 2021	12,350,001
Change in fair value	1,811,333

Fair value, June 30, 2021	$14,161,334

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $75 million pursuant to the FPAs is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPAs. The fair value of the ordinary shares and warrants to be issued under the FPAs were based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $75 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. As of June 30, 2021, the FPA liability was reduced to zero as the FPA was terminated per the FPA Termination Agreement between Trebia and Cannae Holdings in conjunction with the Business Combination Agreement as discussed in Note 6.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, December 31, 2020	$10,654,540

Change in fair value	(7,494,372)

Fair value, March 31, 2021	3,160,168
Change in fair value	(3,160,168)

Fair value, June 30, 2021	$—

Transfers to/from Level 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers between Level 3 and any other level for the three months and six months ended June 30, 2021.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheets date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company identified the following subsequent event.

Promissory Note

On July 13, 2021 the Sponsors made available to the Company a loan of up to $500,000 pursuant to two promissory notes issued by the Company to the BGPT Sponsor in the amount of $212,500 (the “BGPT Note”) and to Trasimene Sponsor $287,500 (the “Trasimene Note”). The Company is entitled to submit drawdown requests to the Sponsor from time to time and the proceeds from any amounts borrowed under the note will be used for on-going operational expenses and certain other expenses. The notes are unsecured, non-interest bearing and mature on the earlier of: (i) May 31, 2022, or (ii) the date on which the Company consummates a Business Combination. On July 13, 2021, the Company drew-down $106,250 under the BGPT Note and $143,750 under the Trasimene Note. On August 9, 2021, the Company drew-down an additional $75,000 under the BGPT Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Trebia Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Trebia Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 11, 2020, (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Philadelphia, PA

April 1, 2021, except for the effects of the restatement discussed in Notes 2, 3 and 10 as to which the date is June 23, 2021

TREBIA ACQUISITION CORP.

BALANCE SHEET (Restated)

DECEMBER 31, 2020

ASSETS
Current Assets
Cash	$843,643
Prepaid expenses	209,790

Total Current Assets	1,053,433
Cash held in Trust Account	517,500,000

Total Assets	$518,553,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accrued expenses	$613,050
Warrant Liability	53,005,335
FPA Liability	10,654,540
Deferred underwriting fee payable	18,112,500

Total Liabilities	82,385,425

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 51,162,254 shares at redemption value	511,622,540

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized, 587,746 issued and outstanding	59
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 12,937,500 shares issued and outstanding	1,294
Additional paid-in capital	6,724,439
Accumulated deficit	(82,180,324)

Total Shareholders’ Equity	(75,454,532)

Total Liabilities and Shareholders’ Equity	$518,553,433

The accompanying notes are an integral part of these financial statements.

TREBIA ACQUISITION CORP.

STATEMENT OF OPERATIONS (Restated)

FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$806,028

Loss from operations	(806,028)

Other expense/loss
Offering Costs Related to Warrants and FPA	(1,381,051)
Loss on change in fair value of Warrant Liability	(17,328,667)
Loss on change in fair value of FPA Liability	(10,399,002)

Net loss	$(29,914,748)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	51,750,000

Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	12,288,052

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(2.43)

The accompanying notes are an integral part of these financial statements.

TREBIA ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – February 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to BGPT Trebia LP	—	—	12,937,500	1,294	23,706	—	25,000
Contribution in excess of fair value of private placement warrants	—	—	—	—	823,332	—	823,332
Offering costs allocated to equity in connection with IPO	—	—	—	—	—	(27,860,038)	(27,860,038)
Initial Classification of Public Warrants	—	—	—	—	—	(24,150,000)	(24,150,000)
Initial Classification of FPA Liability	—	—	—	—	—	(255,538)	(255,538)
Net loss	—	—	—	—	—	(29,914,748)	(29,914,748)
Change in value of ordinary shares subject to possible redemption	587,746	59	—	—	5,877,401	—	5,877,460

Balance – December 31, 2020	587,746	$59	12,937,500	$1,294	$6,724,439	$(82,180,324)	$(75,454,532)

The accompanying notes are an integral part of these financial statements.

TREBIA ACQUISITION CORP.

STATEMENT OF CASH FLOWS (Restated)

FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(29,914,748)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of Warrant Liability	17,328,667
Change in fair value of FPA Liability	10,399,002
Changes in operating assets and liabilities:
Prepaid expenses	(209,790)
Accrued expenses	613,050

Net cash used in operating activities	(402,768)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(517,500,000)

Net cash used in investing activities	(517,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to BGPT Trebia LP	25,000
Proceeds from sale of Units, net of underwriting discounts paid	507,150,000
Proceeds from sale of Private Placement Warrants	12,350,000
Proceeds from promissory note – related party	150,000
Repayment of promissory note – related party	(150,000)
Payment of offering costs	(778,589)

Net cash provided by financing activities	518,746,411

Net Change in Cash	843,643
Cash – Beginning	—

Cash – Ending	$843,643

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$517,500,000

Change in value of Class A ordinary shares subject to possible redemption	$(5,877,460)

Initial classification of warrant liability	$35,676,668

Initial classification of FPA liability	$255,538

Deferred underwriting fee payable	$18,112,500

The accompanying notes are an integral part of these financial statements.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Trebia Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 11, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to focus on industries that complements the Sponsors’ (as defined below) and management team’s background in financial services, technology, software, data, analytics, services and related areas. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from February 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering became effective on June 16, 2020. On June 19, 2020, the Company consummated the Initial Public Offering of 51,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 6,750,000 Units, at $10.00 per Unit, generating gross proceeds of $517,500,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,233,334 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Trasimene Trebia, LP, an affiliate of Trasimene Capital Management, LLC, and BGPT

Trebia LP, an affiliate of Bridgeport Partners LLC (collectively the “Sponsors”), generating gross proceeds of $12,350,000, which is described in Note 4.

Transaction costs amounted to $29,241,089, consisting of $10,350,000 of underwriting fees, $18,112,500 of deferred underwriting fees and $778,589 of other offering costs.

Following the closing of the Initial Public Offering on June 19, 2020, an amount of $517,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company’s Class A ordinary shares subject to redemption have been recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codifaction (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an initial business combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of an initial business combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the initial business combination.

If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement/prospectus with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Company’s Founder Shares have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsors have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until June 19, 2022 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsors have agreed that they will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2020, the Company had $843,643 in its operating bank accounts, and working capital of $440,383.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of these financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. CORRECTION OF AN ERROR IN PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, we re-evaluated the accounting for our

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Warrants and FPA under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in shareholders’ equity. Since the Warrants and FPA meet the definition of a derivative under ASC 815-40, we have restated the financial statements to classify the Warrants and FPA as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date in Amendment No. 1 on Form 10-K/A for the period of December 31, 2020.

Following the process of evaluating the accounting for the Company’s outstanding warrants and FPA and in connection with the preparation of the Company’s financial statements for the period ended March 31, 2021, the Company also determined that it was necessary to further restate its financial statements to reclassify Class A ordinary shares in the Affected Periods as defined in the Explanatory Note. The Company previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of approximately $10.00 per share of Class A ordinary shares while also taking into consideration the requirement in our amended and restated memorandum and articles of association that a redemption cannot cause the Company’s net tangible assets to be less than $5,000,001 upon completion of the business combination, which resulted in (i) 43,116,801 Class A ordinary shares being recorded in temporary equity at an amount of $431,168,005 at December 31, 2020, (ii) 45,165,300 Class A ordinary shares being recorded in temporary equity at an amount of $451,650,304 at September 30, 2020, (iii) 45,259,408 Class A ordinary shares being recorded in temporary equity at an amount of $452,594,080 at June 30, 2020, and (iv) 45,969,672 Class A ordinary shares being recorded in temporary equity at an amount of $459,696,714 at June 19, 2020. In connection with the preparation of the Company’s financial statements for the period ended March 31, 2021, the Company further evaluated the maximum redemption value in conjunction with the FPA that is expected to close substantially concurrent with an initial business combination, which would result in an additional $75,000,000 in net tangible assets. Upon considering the impact of the FPA, the Company concluded the redemption value should include 51,162,254 Class A ordinary shares resulting in the ordinary shares subject to possible redemption being equal to $511,622,540 at December 31, 2020. Upon considering the impact of the FPA, the Company concluded the redemption value should include all shares of Class A ordinary shares resulting in the Class A ordinary shares subject to possible redemption being equal to $517,500,000 at September 30, 2020, June 30, 2020, and June 19, 2020. Accordingly, the Company has restated classification of the Class A ordinary shares in our financial statements included herein (“the Restatement”).

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein, each prior interim period of the current fiscal year, and as of the date of the Company’s consummation of its IPO.

Year to date through 12/31/20 and at 12/31/20

	As Reported per Amendment #1	As Restated	Difference
Statement of Changes in Shareholders’ Equity (Deficit)
Class A Shares	863	59	(804)
Additional Paid-In Capital	34,912,594	6,724,439	(28,188,155)
Accumulated Deficit	(29,914,748)	(82,180,324)	(52,265,576)
Shareholders’ Equity (Deficit)	5,000,003	(75,454,532)	(80,454,535)

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Reported per Amendment #1	As Restated	Difference
Statement of Operations
Weighted Average Shares Outstanding	16,283,431	12,288,052	(3,995,379)
Basic and diluted net loss per ordinary share	(1.84)	(2.43)	(0.59)

	As Reported per Amendment #1	As Restated	Difference
Balance Sheet
Class A ordinary shares subject to possible redemption	431,168,005	511,622,540	80,454,535
Class A ordinary shares	863	59	(804)
Additional Paid-In Capital	34,912,594	6,724,439	(28,188,155)
(Accumulated Deficit)	(29,914,748)	(82,180,324)	(52,265,576)
Total Shareholders’ Equity (Deficit)	5,000,003	(75,454,532)	(80,454,535)

	As Reported per Amendment #1	As Restated	Difference
Cash Flow Statement
Initial classification of Class A ordinary shares subject to possible redemption	459,696,714	517,500,000	57,803,286
Change in value of Class A ordinary shares subject to possible redemption	(21,426,075)	(5,877,460)	15,548,615

Year to Date through 9/30/20 and at 09/30/20

	As Reported per Amendment #1	As Restated	Difference
Statement of Changes in Shareholders’ Equity (Deficit)
Additional Paid-In Capital	14,430,500	591,876	(13,838,624)
Accumulated Deficit	(29,914,748)	(61,442,856)	(31,528,108)
Shareholders’ Equity (Deficit)	5,000,003	(60,849,686)	(65,849,689)

	As Reported per Amendment #1	As Restated	Difference
Statement of Operations
Weighted Average Shares Outstanding	14,959,025	12,022,500	(2,936,525)
Basic and diluted net loss per ordinary share	(0.63)	(0.78)	(0.15)

	As Reported per Amendment #1	As Restated	Difference
Balance Sheet
Class A ordinary shares subject to possible redemption	451,650,304	517,500,000	65,849,696
Class A ordinary shares	658	—	(658)
Additional Paid-In Capital	14,430,500	591,876	(13,838,624)
(Accumulated Deficit)	(9,432,442)	(61,442,856)	(52,010,414)
Total Shareholders’ Equity (Deficit)	5,000,003	(60,849,686)	(65,849,696)

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Reported per Amendment #1	As Restated	Difference
Cash Flow Statement
Initial classification of Class A ordinary shares subject to possible redemption	459,696,714	517,500,000	57,803,286
Change in value of Class A ordinary shares subject to possible redemption	(21,426,075)	—	21,426,075

Three Months Ended 09/30/20

	As Reported per Amendment #1	As Restated	Difference
Statement of Operations
Weighted Average Shares Outstanding	19,428,092	12,937,500	(6,490,592)
Basic and diluted net loss per ordinary share	(0.05)	(0.07)	(0.02)

Year to Date through 6/30/20 and at 06/30/20

	As Reported per Amendment #1	As Restated	Difference
Statement of Changes in Shareholders’ Equity (Deficit)
Additional Paid-In Capital	13,486,733	591,876	(12,894,857)
Accumulated Deficit	(8,488,671)	(60,499,085)	(52,010,414)
Shareholders’ Equity (Deficit)	5,000,005	(59,905,915)	(64,905,920)

	As Reported per Amendment #1	As Restated	Difference
Statement of Operations
Weighted Average Shares Outstanding	14,959,025	11,389,568	(3,569,457)
Basic and diluted net loss per ordinary share	(0.63)	(0.75)	(0.12)

	As Reported per Amendment #1	As Restated	Difference
Balance Sheet
Class A ordinary shares subject to possible redemption	452,594,080	517,500,000	64,905,920
Class A ordinary shares	649	—	(649)
Additional Paid-In Capital	13,486,733	591,876	(12,894,857)
(Accumulated Deficit)	(8,488,671)	(60,499,085)	(52,010,414)
Total Shareholders’ Equity (Deficit)	5,000,005	(59,905,915)	(64,905,920)

	As Reported per Amendment #1	As Restated	Difference
Cash Flow Statement
Initial classification of Class A ordinary shares subject to possible redemption	459,696,714	517,500,000	57,803,286
Change in value of Class A ordinary shares subject to possible redemption	(21,426,075)	—	21,426,075

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Three Months Ended 06/30/20

	As Reported per Amendment #1	As Restated	Difference
Statement of Operations
Weighted Average Shares Outstanding	19,428,092	11,453,984	(7,974,108)
Basic and diluted net loss per ordinary share	(0.05)	(0.74)	(0.69)

At 06/19/20 - IPO Closing Including Over-Allotment and Upsize

	As Reported per Amendment #1	As Restated	Difference
Balance Sheet
Class A ordinary shares subject to possible redemption	459,696,714	517,500,000	57,803,286
Class A ordinary shares	578	—	(578)
Additional Paid-In Capital	6,384,170	591,876	(5,792,294)
(Accumulated Deficit)	(1,386,034)	(53,396,448)	(52,010,414)
Total Shareholders’ Equity (Deficit)	5,000,008	(52,803,278)	(57,803,286)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A —“Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. Offering costs were allocated on a relative fair value basis between stockholders’ equity and expense. The portion of offering costs allocated to the Warrants and FPA has been charged to expense. The portion of offering costs allocated to the Class A ordinary shares has been charged to stockholders’ equity.

On June 19, 2020, offering costs totaled $29,241,089 (consisting of $28,462,500 of (current and deferred) underwriting fees and $778,589 of other offering costs), of which $1,381,051 was charged to expense.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were held in cash.

Warrant and FPA Liability

The Company accounts for the Warrants and FPA as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own ordinary shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.

We account for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The fair value of the Private Warrants is estimated using the Public Warrants’ quoted market price. The fair value of the FPAs has been estimated using a probability-weighted discounted cash flow approach. See Note 9 to the Company’s financial statements included in Item 15 of Part IV of this Amendment for further discussion of the pertinent terms of the Warrants and Note 10 to those financial statements for further discussion of the methodology used to determine the value of the Warrants and FPA.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability and are measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholder’s equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 51,162,255 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740, “Income Taxes” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net (Loss) Per Share

Net (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 25,483,334 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two- class method of loss per share. Net (loss) per ordinary share, basic and diluted, for Ordinary shares subject to possible redemption is calculated by dividing the proportionate share of loss on assets held by the Trust Account by the weighted average number of Ordinary shares subject to possible redemption outstanding since original issuance.

Net (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net (loss), adjusted for income or loss on assets attributable to Ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non- redeemable ordinary shares participate in the income or loss on assets held in Trust Account based on non-redeemable shares’ proportionate interest.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net (loss) per ordinary share (in dollars, except per share amounts):

Class A Ordinary shares subject to possible redemption	For the Period from February 11, 2020 (Inception) Through December 31, 2020
Numerator: Earnings allocable to Ordinary shares subject to possible redemption
Interest earned on cash held in Trust Account	$—
Less: interest available to be withdrawn for payment of taxes	—
Less: interest available to be withdrawn for working capital	—

Net income	$—

Denominator: Weighted Average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	$51,750,000

Basic and diluted net income per share	$0.00

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(29,914,748)
Net income allocable to Class A ordinary shares subject to possible redemption	—

Non-Redeemable Net Loss	$(29,914,748)

Denominator: Weighted Average Non-Redeemable Ordinary Shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	12,288,052

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(2.43)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 51,750,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 6,750,000 Units, at a purchase price of $10.00 per Unit.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant” and collectively with the Private Placement Warrants, the “Warrants”) . Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 8,233,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrant from the Company in a private placement, for an aggregate purchase price of $12,350,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On February 18, 2020, the Sponsors purchased 10,781,250 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2020, the Company effected a share dividend of 2,156,250 shares, resulting in the Sponsors holding an aggregate of 12,937,500 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 1,687,500 shares subject to forfeiture by the Sponsors to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,687,500 Founder Shares are no longer subject to forfeiture.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On February 18, 2020, the Company issued the Promissory Note to BGPT Trebia LP, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000, The Promissory Note was non-interest bearing and payable on the earlier of (i) January 31, 2021 or (ii) the completion of the Initial Public Offering. Prior to the Initial Public Offering, there was $150,000 outstanding under the Promissory Note. The Promissory Note was repaid in full on June 22, 2020.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on June 16, 2020, the Company will pay BGPT Trebia LP up to $10,000 per month for office space and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from February 11, 2020 (inception) through December 31, 2020, the Company incurred $65,000 of such fees. As of December 31, 2020, $65,000 is included in accrued expenses in the accompanying balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy- back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company has agreed to use its reasonable best efforts (i) to file within 30 days after the closing of the initial business combination a resale shelf registration statement with the SEC for a secondary offering of the forward purchase shares and the forward purchase warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter, (iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which Cannae Holdings, Inc. (“Cannae Holdings”) or its assignee cease to hold the securities covered thereby, and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct underwritten offerings, subject to certain limitations. In addition, the forward purchase agreement provides for certain “piggy-back” registration rights to the holders of forward purchase securities to include their securities in other registration statements filed by us.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $18,112,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On June 5, 2020, the Company entered into a forward purchase agreement with Cannae Holdings, a diversified holding company which is externally managed by Trasimene Capital Management, LLC but is not an affiliate of the Company or the Sponsors, pursuant to which Cannae Holdings will purchase Class A ordinary shares in an aggregate share amount equal to 7,500,000 Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $75,000,000, or $10.00 per Class A ordinary share, in a private placement to occur concurrently with the closing of the Business Combination. The warrants to be issued as part of the forward purchase agreement will be identical to the warrants sold as part of the units in this offering. In connection with the forward purchase securities sold to Cannae Holdings, the Sponsors will receive (by way of an adjustment to their existing Class B ordinary shares) an aggregate number of additional Class B ordinary shares so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders.

Under the forward purchase agreement, the Company will provide a right of first offer to Cannae Holdings, if the Company proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities, other than the units and certain excluded securities. In addition, if the Company seeks shareholder approval of a Business Combination, Cannae Holdings has agreed under the forward purchase agreement to vote any Class A ordinary shares owned by Cannae Holdings in favor of any proposed initial Business Combination.

Contingent Fee Arrangement

The Company has entered into a fee arrangement with a service provider pursuant to which certain fees incurred by the Company in connection with a potential Business Combination will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees. As of December 31, 2020, the amount of these contingent fees was approximately $1,522,000. There can be no assurances that the Company will complete a Business Combination.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued or outstanding.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 587,746 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 12,937,500 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of A business combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsors or any of their affiliates upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with a Business Combination. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 9. WARRANTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 —Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

if, and only if, the Reference Value (as defined in the above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non- redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $517,500,000 in cash. During the period from February 11, 2020 (inception) through December 31, 2020, the Company did not earn or withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

December 31, 2020	Asset	Level	Fair Value
	Cash	1	$517,500,000

Warrant Liability

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in fair value of the Warrants are recorded in the statement of operations each period.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020.

	Level 1	Level 2		Level 3	Total
Warrant liabilities:
Public Warrants	$35,880,000		$—	$—	$35,880,000
Private Warrants				17,125,335	17,125,335
Total Warrants Liabilities	$35,880,000	$		$17,125,335	$53,005,335

FPA Liability	—		—	10,654,540	10,654,540

The Public Warrants were valued using the instrument’s publicly listed trading price (NYSE: TREB.WS) as of the balance sheet date.

The value of the Private Warrants was estimated using the Public Warrants’ publicly listed trading price (NYSE: TREB.WS) as of the balance sheet date, which is considered a Level 3 fair value measurement. Given the Private Warrants and Public Warrants are similar instruments and the Public Warrants have quoted prices in an active market, the publicly listed trading price of the Public Warrants estimates the value of the Private Warrants.

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement Warrant Liability
Fair value, June 19, 2020	$11,526,668
Loss on change in fair value (1)	5,596,667

Fair value, December 31, 2020	$17,125,335

(1)	Represents the non-cash loss on change in valuation of the Private Placement Warrants and is included in Loss on change in fair value of warrant liability on the statement of operations.

Transfers to/from Level 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in August 2020, when the Public Warrants were separately listed and traded.

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $75 million pursuant to the FPAs is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPAs. The fair value of the ordinary shares and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $75 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 90% which was determined based on a historical industry data.

TREBIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA
Liability
Fair value, June 19, 2020	$255,538
Recognized loss on change in fair value (1)	10,399,002

Fair value, December 31, 2020	$10,654,540

(1)	Represents the non-cash loss on change in valuation of the FPA liability and is included in Recognized loss on change in fair value of FPA liability on the statement of operations.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

S1 Holdco, LLC and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of
	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$34,567	$29,013
Accounts receivable, net of allowance for doubtful accounts	79,446	71,140
Prepaid expenses and other current assets	4,870	3,016

Total current assets	118,883	103,169

Property and equipment, net	916	1,057
Internal-use software development costs, net	10,578	9,660
Intangible assets, net	54,698	59,009
Goodwill	44,820	44,820
Due from Related Party	2,453	969

Total Assets	$232,348	$218,684

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$60,659	$52,104
Accrued expenses and other current liabilities	21,197	19,039
Notes payable, current	4,739	9,374

Total current liabilities	86,595	80,517

Notes payable, non-current	168,226	170,595
Other liabilities	9,051	15,801

Total liabilities	263,872	266,913

Commitments and contingencies (Note 8)
Members’ deficit:
Members’ deficit in S1 Holdco	(31,646)	(47,886)
Accumulated other comprehensive income (loss)	122	(343)

Total members’ deficit	(31,524)	(48,229)

Total Liabilities and Members’ Deficit	$232,348	$218,684

See notes to condensed consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except for per unit amounts and number of units)

	Six Months Ended June 30,
	2021	2020
Revenue	$317,140	$222,954
Operating cost and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	236,952	160,469
Salaries, commissions, and benefits	32,893	26,513
Selling, general, and administrative	13,227	10,021
Depreciation and amortization	6,801	7,419

Total operating costs and expenses	289,873	204,422
Operating income	27,267	18,532
Interest expense	8,524	12,829

Income (loss) from continuing operations before income tax	18,743	5,703
Income tax expense (benefit)	228	183

Net income (loss) from continuing operations	18,515	5,520
Loss from discontinued operations, net of taxes	—	(8,017)

Net income (loss)	$18,515	$(2,497)

Net income (loss) per unit from continuing operations attributable to S1 Holdco, LLC:
Basic and Diluted	$0.90	$0.27

Net loss per unit from discontinued operations attributable to S1 Holdco, LLC:
Basic and Diluted	$—	$(0.39)

Weighted average units outstanding
Basic and Diluted	20,488	20,488

See notes to condensed consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
Net Income (loss)	$18,515	$(2,497)
Other comprehensive income (loss)
Foreign currency translation adjustments	465	(324)

Comprehensive income (loss)	$18,980	$(2,821)

See notes to condensed consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Condensed Consolidated Statements of Changes in Members’ Deficit (unaudited)

(In thousands)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Members’ Deficit
BALANCE—January 1, 2020	$(68,369)	$(119)	$2,418	$(66,070)
Net income	(2,497)	—	—	(2,497)
Share-based compensation expense	735	—	—	735
Foreign currency translation adjustments	—	(324)	—	(324)
Change in non-controlling interest	—	—	(7,744)	(7,744)
Distribution to Court Square Capital Partners	(1,813)	—	—	(1,813)
Contribution from OpenMail	1,498	—	—	1,498
Distribution to OpenMail	(2,246)	—	—	(2,246)

BALANCE—June 30, 2020	$(72,692)	$(443)	$(5,326)	$(78,461)

BALANCE—January 1, 2021	$(47,886)	$(343)	$—	$(48,229)
Net income	18,515	—	—	18,515
Share-based compensation expense	266	—	—	266
Foreign currency translation adjustments	—	465	—	465
Distribution to Court Square Capital Partners	(1,814)	—	—	(1,814)
Contribution from OpenMail	150	—	—	150
Distribution to OpenMail	(877)	—	—	(877)

BALANCE—June 30, 2021	$(31,646)	$122	$—	$(31,524)

See notes to condensed consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities of continuing operations	$27,313	$23,722
Net cash provided by (used for) operating activities of discontinued operations	—	(5,922)

Net cash provided by (used for) operating activities	$27,313	$17,800
Cash flows from Investing Activities:
Purchases of property and equipment	$—	$—
Expenditures for internal-use software development costs	(3,233)	(3,863)

Net cash provided by (used for) investing activities of continuing operations	(3,233)	(3,863)
Net cash provided by (used for) investing activities of discontinued operations	—	(26)

Net cash provided by (used for) investing activities	$(3,233)	$(3,889)
Cash Flows from Financing Activities:
Proceeds from line of credit	$—	$20,000
Repayment of term loan	(8,136)	(23,477)
Member capital contributions	150	1,498
Payments for contingent consideration	(6,715)	(5,500)
Related party loan	(1,500)	—
Distributions to members	(2,691)	(4,059)

Net cash provided by (used for) financing activities	$(18,892)	$(11,538)
Effect of exchange rate changes in cash, cash equivalents	366	(605)

Net increase (decrease) in cash	$5,554	$1,768
Cash and cash equivalents and restricted cash, beginning of period	29,013	42,825

Cash and cash equivalents and restricted cash, end of period	$34,567	$44,593

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets:
Cash and cash equivalents	$34,567	$39,448
Restricted cash	—	5,145

Total cash, cash equivalents and restricted cash	$34,567	$44,593

Supplemental cash flow information:
Cash paid for interest	$7,434	$11,636

Cash paid for taxes	$1,303	$1,956

See notes to condensed consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

S1 Holdco, LLC and subsidiaries (“S1 Holdco,” “System1,” or the “Company”) provides a technology platform and related services for the purposes of acquiring and directing traffic to its owned & operated properties, such as Info.com, HowStuffWorks.com, Startpage.com and Mapquest.com (“Mapquest”) and monetizing the traffic via advertisers (the “Advertising Partners”). The Company’s platform also allows third parties (the “Network Partners”) to direct traffic to its Advertising Partners.

S1 Holdco, LLC was formed as a limited liability company (LLC) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “Transaction”) with Court Square Capital Partners and its related entities (“Court Square”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “Units”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions. However, at any time after August 22, 2022, the Court Square members can unilaterally approve a sale, recapitalization, or initial public offering (IPO). As of December 31, 2020, the board of directors is composed of two individuals designated by Court Square, two individuals designated by OpenMail, and the Company’s CEO. However, in addition to a majority vote, board of directors’ actions must be approved by at least one Court Square director and one OpenMail director. Consequently, the Company has determined that its members share power and, thus, there was no change in control as of the date of the Transaction.

The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

On October 16, 2018, System1 SS Protect Holdings, Inc., a subsidiary of S1 Holdco, acquired a 50.1%    interest in SS Protect Limited (“Protected”) for total consideration of $55,000. S1 Holdco consolidated Protected under the voting model of ASC 810, Consolidation, since the Company controlled three of five board seats or 60% of the voting rights of Protected.

On November 13, 2020 the Company disposed of its interest in Protected. Accordingly, the results of Protected have been accounted for as discontinued operations in the period ended June 30, 2020.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The accompanying condensed consolidated financial statements include the accounts of S1 Holdco, LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

The interim condensed consolidated financial statements have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The interim condensed consolidated financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2020. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by the accounting principles generally accepted in the United States of America. The Condensed Consolidated Statements of Operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2021 or thereafter.

Capital Resources and Liquidity

To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo!, and Microsoft, which comprised 83%, 3%, and 5%, respectively, of the Company’s revenue for the six months ended June 30, 2021, and 82%, 4% and 4%, of the Company’s revenue for the six months ended June 30, 2020. The Company has (i) two paid search advertising partnership contracts with Google, (ii) one paid search advertising partnership contract with Yahoo!, and (iii) one paid search advertising partnership contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021 and has a two-year term through February 28, 2023. The other Google contract was renewed with a one-year term through April 30, 2021, and in July of 2021 was extended to July 1, 2022. The Yahoo! contract (which consolidated three separate and pre-existing contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two year term ending November 30, 2022. All arrangements under the Microsoft contract currently expire on November 30, 2021 and discussions are currently underway regarding a renewal or extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.

In accordance with ASC 205-40 “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management evaluates whether any conditions or events have occurred, individually and in the aggregate, that could raise substantial doubt about the Company’s ability to continue as a going concern for the twelve month assessment period from the date that the consolidated financial statements are available to be issued. The Company’s ability to continue as a going concern is dependent on its ability to generate sufficient cash flow from operations to meet its financial obligations including scheduled debt payments and maturities, when they become due.

As further discussed in Note 9, the Company’s Term Loan matures on August 22, 2022. The Company’s available liquidity plus the expected additional cash flows generated from operations prior to that maturity date will not be sufficient to pay such debt obligations prior to or at the maturity date without additional financing. While the Company expects the merger with Trebia to close prior to the maturity of the Term Loan, at which point the proceeds from the transaction would be used to settle the outstanding loan balance, there can be no

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

assurances that the transaction will close or that it will close in its current form. Additionally, there can be no assurances that the Company will be able to obtain financing from new or existing lenders on commercial terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these condensed consolidated financial statements are available to be issued. The accompanying consolidated financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

Impact of COVID-19

The coronavirus pandemic has adversely affected the Company’s results of operations and the Company has experienced unpredictable reductions in demand for certain products and services. There is uncertainty around the duration and breadth of the COVID-19 pandemic. To the extent that existing capital resources and sales growth are not sufficient to fund future activities, the Company may need to raise capital resources through additional equity or debt financings. Additional funds may not be available on terms favorable to the Company or at all and future transactions are not within the Company’s control. Failure to raise additional capital, if and when needed, could have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, valuation of goodwill and long-lived assets for impairment and inputs into the valuation of our share-based compensation awards. Significant estimates affecting the condensed consolidated financial statements have been prepared on the basis of the most current and best available information, including historical experience, known trends and other market-specific or other relevant factors that the Company believes to be reasonable. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods which they become known. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including revenue, expenses, reserves and allowances, asset recoverability, and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on our customers and markets. We have made estimates of the impact of COVID-19 within our financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash in banks and bank deposits. The Company’s cash balance consists of amounts held as bank deposits.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

There was no restricted cash from continuing operations as of June 30, 2021 and December 31, 2020.

Accounts Receivable, net of Allowance for Doubtful Accounts

Accounts receivable represent amounts due from Advertising and are recorded in the condensed consolidated financial statements and do not bear interest. At June 30, 2021 and December 31, 2020, the allowance for doubtful accounts was $54 and $11, respectively, based on historical write-off experience. The payment terms for our accounts receivable is typically 30 days.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts receivable. Cash is deposited with high-credit-quality financial institutions and, at times, such balances with any one financial institution may exceed the insurance limits of the prevailing regulatory body. Historically, the Company has not experienced any losses related to these balances and believes that there is minimal risk of expected future losses. However, there can be no assurance that there will not be losses on these deposits.

Accounts receivable are primarily derived from advertisers located inside the United States. As of June 30, 2021, the Company’s two largest customers Google and Yahoo!, represented 68% and 12%, respectively, of the Company’s accounts receivables balance. As of December 31, 2020, Google and Yahoo!, represented 67% and 13%, respectively, of the Company’s accounts receivables balance.

Fair Value of Financial Instruments

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, other assets accounted for at fair value, accounts payable and accrued liabilities. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying amount of the Company’s outstanding debt approximates the fair value as of June 30, 2021 and December 31, 2020. We classify the fair value of debt within Level 2 in the fair value hierarchy.

The Company does not have any assets that are required to be carried at fair value on a recurring basis at June 30, 2021 and December 31, 2020, respectively. The Company’s liabilities measured at fair value are the former CEO’s equity interest and Contingent Consideration.

The fair value of former CEO equity interest was determined with an option pricing model and utilizing significant unobservable inputs for a discount for lack of marketability and projected financial information. The fair value Contingent Consideration was determined with an option pricing model and contains significant unobservable inputs for projected financial information.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

Changes in estimated fair value of Level 3 financial liabilities for the six months ended June 30, 2020 and June 30, 2021, respectively, are as follows:

	Level 3
	Contingent Consideration	Former CEO Equity Interest*
Fair value of liabilities at December 31, 2019	$(11,027)	$(1,000)
Settlements	5,500	—
Change in fair value	(373)	(1,000)

Fair value of liabilities at June 30, 2020	$(5,900)	$(2,000)

Fair value of liabilities at December 31, 2020	$(8,240)	$(4,236)
Settlements	6,715	—
Change in fair value	(94)	(4,238)

Fair value of liabilities at June 30, 2021	$(1,619)	$(8,474)

* Former CEO equity interest as further described in executive compensation Note 8.

The change in fair value is included in Selling, general, and administrative expense in the Condensed Consolidated Statements of Operations.

Certain assets, including intangible assets, are also subject to measurement at fair value on a nonrecurring basis if they are deemed to be impaired as a result of an impairment review. The fair value of these assets is determined using unobservable inputs to determine the fair value of the assets.

Business Combinations

The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over identifiable assets and liabilities is recorded as goodwill. The goodwill is non-deductible for tax purposes. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future cash flows. The Company estimates the fair values based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s Condensed Consolidated Statements of Operations.

Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s Condensed Consolidated Statements of Operations. When purchase consideration includes contingent consideration, the Company determines whether it is probable that the performance milestones will be achieved and records the fair value of the Contingent Consideration as of the date of acquisition.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

Noncontrolling Interests

Interests held by third parties in consolidated majority-owned subsidiaries are presented as noncontrolling interests, which represents the noncontrolling members’ interests in the underlying net assets of the Company’s consolidated majority-owned subsidiaries. Noncontrolling interests are reported in the equity section of the Condensed Consolidated Balance Sheets.

Revenue

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company’s revenue is principally derived from the following areas:

Advertising and Other Revenue

Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of RAMP platform and related services provided to them to direct advertising by the Advertising Partners to their advertising space. The Company determined it is the agent in these transactions and reports revenue on a net basis because (a) the Company does not control the underlying advertising space, (b) the Company does not acquire the traffic and does not have risk of loss in connection therewith, and (c) the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.

The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners, and, in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft.

The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per-click or cost-per-thousand impression basis. The payment term is typically 30 days.

SS Protect Revenue

The Company’s SS Protect business provides real-time antivirus protection, a safe-browsing / VPN feature, adblocking, identity-theft protection, blocking of malicious websites and data breach monitoring. The

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

performance obligations related to subscription, maintenance and support are satisfied over time and revenue associated with these is recognized over the contract term on a ratable basis, which is consistent with transfer of control. As described in Note 1, the Company sold SS Protect in November 2020 and accounted for this disposition as a discontinued operation.

Contract balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of either deferred revenue (“contract liabilities”). Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as deferred revenue and the remaining portion is recorded as deferred revenue, noncurrent.

Cost of Revenues

Cost of revenues includes traffic acquisition costs which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. Any such costs are expensed as incurred, and the Company does not pay any up-front payments, incentive payments or bonuses.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment, and costs incurred in the preliminary project and post-implementation stages of internal-use software development. These costs are expensed as incurred.

Share-Based Compensation

The Company recorded total share-based compensation expense of $264 and $735 for the six months ended June 30, 2021 and 2020, respectively. Share-based compensation expense is included in the salaries, commissions, and benefits expense in the Condensed Consolidated Statements of Operations.

On August 22, 2017, OpenMail members’ Class B Units were modified to allow the service vesting condition to be met based on continued employment with System1 (see Note 8).

Class F Units

During the six months ended period June 30, 2021 and 2020, Class Unit F were issued By OpenMail to S1 employees. These units are accounted for as a profit sharing arrangement under ASC 710-10, Compensation—General. Class F Units remain unvested and forfeitable by the grantee until the later of (i) such date as the Company has disposed of its entire (direct or indirect ownership interest) and (ii) February 1, 2023. The units will thereafter fully vest and become nonforfeitable subject to the grantee’s continuous employment by the Company. As of June 30, 2021, a liquidation was not deemed probable; accordingly, no liability has been recognized for the Class F Units.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

Income Taxes

The Company has elected to be taxed as a limited liability company for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority.

Estimates of future taxable income are based on assumptions that are consistent with the Company’s plans. Assumptions represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. If actual amounts differ from our estimates, the amount of our tax expense and liabilities could be materially impacted. The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date, and then, only in an amount more likely than not to be sustained upon review by the tax authorities.

Where applicable, the Company classifies associated interest and penalties as income tax expense. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes.

The Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for uncertainty in income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. This guidance also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosures.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the six months ended June 30, 2021 and 2020, the Company had not incurred any related interest and penalties.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs of a cloud computing arrangement as it would for an on-premises software license. This guidance is effective for annual periods beginning after December 15, 2020, and early adoption is permitted. The Company early adopted this guidance in the first quarter of 2020 with no material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which was subsequently amended in January 2021, related to contracts that reference the London

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

Interbank Offered Rate (LIBOR) or other reference rates that are expected to be discontinued due to reference rate reform. The new standard provides for optional expedients and other guidance regarding the accounting related to modifications of contracts and other transactions affected by reference rate reform. The Company has elected to adopt the new standard as of January 1, 2020. The adoption did not have a material accounting impact on the Company’s consolidated financial statements.

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The new guidance also improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. The ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 for non-public companies with early adoption permitted. The Company is currently evaluating the effect of the new guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize a lease liability and a right-of-use asset in the condensed Consolidated Balance Sheet and aligns many of the underlying principles of the new lessor model with those in ASC 606, Revenue From Contracts With Customers. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the requirements of ASU No. 2016-02 and has not yet determined the effect on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, including subsequent amendments, Measurement of Credit Losses on Financial Instruments (Topic 326), which modifies the accounting methodology for most financial instruments. The guidance requires the use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This guidance is effective for annual periods beginning after December 15, 2022, and early adoption is permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). ASU No. 2020-05 defers the effective date of Leases for private entities (the “all other” category) to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application continues to be permitted which means that an entity may choose to implement Leases before those deferred effective dates. The Company is currently evaluating the requirements of ASU No. 2020-05 and has not yet determined the effect on its consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

3. PROPERTY AND EQUIPMENT, NET

Property and equipment—net as of June 30, 2021 and December 31, 2020, consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Computer equipment	$540	$332
Furniture and equipment	485	1,382
Leasehold improvements	995	1,173

Property and equipment—gross	2,020	2,887
Less accumulated depreciation	(1,104)	(1,830)

Property and equipment—net	$916	$1,057

Total depreciation expense on property and equipment were $170 and $218 for the six months ended June 30, 2021 and 2020, respectively.

4. GOODWILL, INTERNAL-USE SOFTWARE DEVELOPMENT COSTS, AND INTANGIBLE ASSETS

Goodwill

Goodwill as of June 30, 2021 and December 31, 2020, resulted from the acquisitions of Concourse, Mapquest, and Waterfox in 2019 and the prior acquisitions of InfoSpace in 2016, and Qool Media, Inc. in 2017. The changes in goodwill by reportable segments were as follows:

	Owned and Operated	Partner Network	Total
Goodwill at December 31, 2019	$24,403	$20,417	$44,820
Additions	—	—	—

Goodwill at December 31, 2020	$24,403	$20,417	$44,820
Additions	—	—	—

Goodwill at June 30, 2021	$24,403	$20,417	$44,820

Internal-use software development costs and intangible assets consisted of the following:

	June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$18,585	$(8,007)	$10,578

Intangible Assets:
Developed technology	$8,398	$(6,961)	$1,437
Trademarks and trade names	69,007	(17,957)	51,050
Professional service agreement	3,100	(1,843)	1,257
Customer relationships	1,500	(546)	954

Total intangible assets	$82,005	$(27,307)	$54,698

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$16,026	$(6,366)	$9,660

Intangible Assets:
Developed technology	$8,398	$(6,699)	$1,699
Trademarks and trade names	69,007	(14,541)	54,466
Professional service agreement	3,100	(1,326)	1,774
Customer relationships	1,500	(430)	1,070

Total intangible assets	$82,005	$(22,996)	$59,009

The internal-use software development costs include internal-use software development costs in progress of $3,064 and $1,423 as of June 30, 2021 and December 31, 2020, respectively. The Company recorded amortization expense of $2,245, and $4,386 for internal-use software development costs and intangible assets, respectively, during the six months ended June 30, 2021. The Company recorded amortization expense of $1,578 and $5,623 for internal-use software development costs and intangible assets, respectively, during the six months ended June 30, 2020. No impairment of internal-use software development cost or intangible assets was identified for the six months ended June 30, 2021 and 2020. As of June 30, 2021, the expected amortization expense associated with the Company’s intangible assets and internal-use software development costs for each of the next five years is as follows:

Amortization Expense
Remainder of 2021	$6,374
2022	12,683
2023	10,693
2024	8,202
2025	6,904
Thereafter	20,420

$65,276

5. ACCRUED AND OTHER CURRENT LIABILITIES

	As of
	June 30, 2021	December 31, 2020
Accrued tax liability	208	257
Payable to employees	7,474	6,757
Deferred revenue	2,383	1,889
Former CEO profit interest	8,474	—
Contingent consideration	1,619	6,682
Other liabilities	1,039	3,454

Total accrued and other current liabilities	$21,197	$19,039

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

6. OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Deferred tax liability	$8,512	$9,409
Former CEO profit interest	—	4,237
Contingent consideration	—	1,558
Other liabilities	539	597

Total other long-term liabilities	$9,051	$15,801

7. INCOME TAXES

The Company’s income tax expense was approximately $228 and $183 with an effective income tax rate of 1.2% and 4.2% for the six months ended June 30, 2021 and 2020.

The income tax expense varied from the expense calculated using the federal statutory income tax rate for the six months ended June 30, 2021 and 2020, primarily due to income (loss) from non-taxable pass-through entities.

In assessing the realization of deferred tax assets for the six months ended June 30, 2021 and 2020, management considers whether it is more likely than not some portion or all of the deferred tax assets will be realized, as prescribed by ASC 740. The ultimate realization of deferred tax assets is primarily dependent upon the generation of future taxable income. Management considers all available evidence in making this assessment and has determined that a full valuation allowance should be recorded on net deferred tax assets.

The Company determined that there are no unrecognized tax benefits for the six months ended June 30, 2021 and 2020.

The Company files income tax returns in the U.S. federal, states and various foreign countries. For U.S. federal income tax purposes, as of June 30, 2021, the year 2017 and later tax years remain open for examination by the tax authorities. For foreign income tax purposes, as of June 30, 2021, the year 2015 and later tax years remain open for examination by the tax authorities under the Netherland’s five-year statute of limitations.

8. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office facilities under noncancelable operating lease agreements. The Company leases such facilities in Venice, California; Bellevue, Washington; and Guelph, Canada.

In March 2021, the Company entered into an agreement for a lease of office space in Marina del Rey, California. The initial minimum lease payment is $147 per month. The initial term of the lease is in effect until November of 2025 with no renewal periods.

Rent expense was $1,062 and $1,167 for the six-month ended June 30, 2021 and 2020, respectively, which was included in selling, general, and administrative expenses in the accompanying statements of operations. The remaining Venice leases will not be renewed when they expire in October 2021. The Bellevue lease is in effect until May 2025. The Guelph, Canada, lease is valid until September 2021.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes the ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows. There can be no assurance, however, that the ultimate resolution of such actions will not materially or adversely affect the Company’s consolidated financial position, results of operations, or cash flows. The Company accrues for losses when the loss is deemed probable and the liability can reasonably be estimated.

System1, LLC (a wholly owned subsidiary of S1 Holdco LLC) was named in a lawsuit alleging breach of partnership agreement, breach of fiduciary duty and breach of contract (among other claims), along with other affiliated defendants, by an individual who alleges that he was a co-founder and equity owner of OpenMail LLC (a significant shareholder of S1 Holdco) related to facts, circumstances and events that principally occurred prior to the formation of S1 Holdco. This matter was fully settled by the parties at no monetary and non-monetary expense or exposure to System1 or S1 Holdco, and included a complete release of claims against all named defendants, including System1 and S1 Holdco. The case was voluntarily dismissed with prejudice in March 2021.

Service Agreements

On June 18, 2021, the Company entered into an agreement with a service provider, whereby the Company is contractually obligated to pay $6,900 and $8,000 in the first and second years of the contract, respectively. The contract commencement date was July 1, 2021.

Executive Compensation

Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is contingent upon a participation threshold of $300 million contingent on a four-year vesting term, or if a qualifying change in control transaction occurs. The Company recorded a liability for this arrangement of $8,474 as of June 30, 2021. In January 2021, the Company notified Ian Weingarten, of its decision to terminate his employment with the Company as of February 2021. In connection with such termination, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Weingarten pursuant to which the Mr. Weingarten and the Company agreed to the following: (i) payment of separation pay benefits consistent with the terms of Mr. Weingarten’s Employment Agreement, dated April 10, 2019, (ii) continued health coverage benefits under COBRA for up to 18 months, (iii) the execution, delivery and non-revocation by Mr. Weingarten of a release of any and all claims that Mr. Weingarten has or may have against the Company and (iv) amending the Services Agreement with PlayaNext LLC to (a) fix the accrued obligations due to the Company from PlayaNext through February 2021 (the “PN Accrued Obligations”), (b) establish the timeframe on which the PN Accrued Obligations shall be repaid to the Company, (c) reduce the monthly fees payable by PlayaNext to the Company to a fixed $10,000 per month effective as of March 1, 2021 and (d) end the services provided by the Company to PlayaNext under the Services Agreement as of June 30, 2021. Pursuant to the Separation Agreement, the parties also agreed set Mr. Weingarten’s Profits Interest set forth in the Fourth Amended & Restated Limited Liability Company Agreement (the “S1 Holdco LLC Agreement”) at a maximum of 3.75% if the Company enters into a “Qualifying Transaction” (as defined in the S1 LLC Agreement). In connection with entering into the Separation Agreement, the Company agreed to provide Mr. Weingarten an advance against a portion of any Profits Interest payment that Mr. Weingarten was entitled to and the Company remitted $1,500 in the form of a recourse promissory note in April 2021, that is due on or

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

before December 31, 2023, which (i) is secured by a pledge of Mr. Weingarten’s Profits Interest right, (ii) shall be repaid out of any Profits Interest payable to Mr. Weingarten prior to the maturity date and (ii) accrues interest at a rate of 0.11%.

Mr. Weingarten’s termination did not impact the Profits Interest Liability as of June 30, 2021 as the amount represents the Profits Interest that were vested as of June 30, 2021. Severance costs of $330 related to his termination will be paid over six monthly installments, with the first installment paid in April 2021.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to claims related to these indemnifications. As a result, the Company believes the estimated fair value of these agreements is immaterial. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2021.

9. DEBT

The Company has secured financing from Cerberus Business Finance, LLC. As of June 30, 2021 and December 31, 2020, the Company had principal of $175,538 and $183,674, respectively, outstanding under a term loan. Payments of $1,750 are due quarterly and, upon delivery of the prior year’s audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In the second quarter of 2021, the Company made a payment of $4.6 million. The Company also had a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of June 30, 2021 and December 31, 2020 under the revolving line of credit.

Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of June 30, 2021.

As of June 30, 2021, future minimum principal payments on long-term debt are as follows: remainder of 2021—$3,500, and 2022—$172,038. Debt issuance costs amounting to $2,574 and $3,704 have been offset against the loan balance as of June 30, 2021 and December 31, 2020, respectively. Interest expense was $8,524 and $12,829 for the six months ended June 30, 2021 and 2020 respectively.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

10. NET INCOME PER UNIT ATTRIBUTABLE TO MEMBERS

Basic net income per unit attributable to members is calculated by dividing the net income attributable to members by the weighted-average number of membership units. The Company does not have any dilutive securities outstanding for the six months ended June 30, 2021 and 2020. Therefore, diluted net income per unit is the same as basic.

	Six Months Ended June 30,
	2021	2020
Numerator:
Net income from continuing operations	$18,515	$5,520
Net income (loss) from discontinued operations	$—	$(8,017)

Denominator:

Weighted-average membership units outstanding:
Weighted-average membership units outstanding—Basic and Diluted	20,488	20,488

Income (loss) earnings per membership units:
Income from continuing operations per membership units—basic and diluted	$0.90	$0.27
Income (loss) from discontinued operations per membership units—basic and diluted	$—	$(0.39)
Income per membership units—basic and diluted	$0.90	$(0.12)

11. SEGMENT REPORTING

ASC Subtopic 280-10, “Segment Reporting,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. System1’s Chief Executive Officer, who is considered to be its CODM, reviews financial information presented on an operating segment basis for purposes of making operating decisions and assessing financial performance.

The CODM measures and evaluates reportable segments based on segment operating revenues as well as Adjusted Gross Profit and other measures. We define and calculate Adjusted Gross Profit as revenue less advertising expense to acquire users. The Company excludes the following items from segment Adjusted Gross Profit: depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments, that the CODM does not consider for the purposes of making decisions to allocate resources among segments or to assess segment performance. Although these amounts are excluded from segment Adjusted Gross Profit, they are included in reported consolidated net income from continuing operations before income tax and are included in the reconciliation that follows.

The Company’s computation of segment Adjusted Gross Profit may not be comparable to other similarly-titled measures computed by other companies because all companies do not calculate segment Adjusted Gross Profit in the same fashion.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

Operating segments do not sell products and services across segments, and, accordingly, there are no intersegment revenues to be reported. The accounting policies for segment reporting are the same as for System1 as a whole.

The CODM of the Company reviews operating results, assesses performance and makes decisions by operating segment. Management views each of the Company’s business lines as an operating segment. The Company has three operating segments: Publishing and Lead Generation, Search and Applications, and Partner Network.

The Publishing and Lead Generation and Search and Applications operating segments are aggregated into one reportable segment, referred to as Owned and Operated, based on their similar economic characteristics, technology platform utilized, types of services provided, Advertising Partners, and cost structures. The Company has two reportable segments: Owned and Operated and Partner Network. The following summarizes assets by reportable segments:

	June 30, 2021	December 31, 2020
Owned and Operated	$192,960	$184,236
Partner Network	39,388	34,448

	$232,348	$218,684

The following summarizes revenue by reportable segments for the six months ended June 30:

	2021	2020
Owned and Operated	$300,242	$203,946
Partner Network	16,898	19,008

	$317,140	$222,954

The following summarizes adjusted gross profit by reportable segments for the six months ended June 30:

	2021	2020
Owned and Operated	$69,700	$50,473
Partner Network	16,898	19,008

Adjusted gross profit	$86,598	$69,481

Other cost of revenues	$6,410	$6,996
Salaries, commissions and benefits	32,893	26,513
Selling, general and administrative	13,227	10,021
Depreciation and amortization	6,801	7,419
Interest expense	8,524	12,829

Net income from continuing operations	$18,743	$5,703

12. RELATED-PARTY TRANSACTION

PlayaNext LLC (“Playa”), in which the Company’s Former CEO is a principal shareholder, entered into a service agreement with the Company in which Playa shall reimburse the Company for a mutually agreed upon allocation of costs incurred by the Company in connection with employing the personnel necessary to provide Playa’s

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

personnel services. In addition, Playa will pay the Company a quarterly fee for general and administrative support based on estimated calculations set forth in the service agreement. Playa may defer personnel costs payments to the Company until the earlier of (i) the acquisition (if any) of Playa by the Company or another party or (ii) the termination of Mr. Weingarten’s employment with the Company. The balances on these loan receivables were $456 and $410 as of June 30, 2021 and December 31, 2020, respectively.

During 2018, the Company’s president did not take a salary for the year. On October 16, 2018, S1 Holdco and its subsidiaries purchased a 50.1% interest in Protected for $55,000. At the time of the transaction, an investment vehicle known as Lone Investment Holdings (“LIH”) was a shareholder and creditor of Protected. LIH owned 7.7% of the equity of Protected, and also was a creditor for $10,500, of shareholder loans for which Protected was the obligor. LIH’s shareholders primarily consist of members of the Company’s management team. As a result of the transaction, LIH’s shareholder loan to Protected was repaid, with interest, and LIH also received $1,158 in proceeds from the sale of its equity. LIH also retains a 3.85% equity ownership stake in Protected through System1 Surfboard Holdings, Inc.

During 2018, the Company extended loans to two of its current senior executives and to one former senior executive. The balance of the loans were $969 and $969 as of June 30, 2021 and December 31, 2020, respectively. In addition, during 2021, the Company extended a loan of $1,500 to its Former CEO.

Protected utilizes multiple payment processors in order to process credit card payments from its subscription customers, including Paysafe. Paysafe recently completed a merger with Foley Trasimene Acquisition Corp. II, a special purpose acquisition company sponsored by entities affiliated with William Foley, who is also a sponsor of Trebia Acquisition Corp. Protected payment processing agreement with Paysafe was negotiated before the announcements of both our business combination among System1, Protected and Trebia as well as the business combination between Paysafe and Foley Trasimene.

13. DISCONTINUED OPERATIONS

In the third quarter of 2020, the Company’s Board of Directors approved a plan to dispose of the Company’s 50.4% interest in Protected. The transaction closed on November 13, 2020 and the Company’s interest in Protected was sold for $81,419. The final proceeds from the sale were $38,193, net of the settlement of Protected debt. OpenMail’s share of the proceeds of $17,164 was not distributed but reinvested in Protected. Court Square’s share of the proceeds was $21,028, of which $11,601 were distributed to Court Square directly by the buyers, and $9,427 distributed to the Company (and subsequently distributed to Court Square). As a result of the disposition, the Company recorded a gain on disposal of $55,070, which is comprised of the cash received by the Company and the net reduction in carrying value of the assets and liabilities of Protected.

The Company disposed of Protected as it represents a business (subscription anti-virus), which the Company was no longer pursuing at that time. Furthermore, Protected operates on its own technology platform separate from the Company’s core technology platform, and has a customer base that the Company no longer plans to serve. As such, the disposal of Protected represents a strategic shift. Accordingly, the results of Protected have been accounted for as discontinued operations for all periods presented, except for the period in which the disposition occurred and all subsequent periods. Please also refer to footnote 14 regarding the transaction with Trebia and recombination with Protected.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

The financial results of Protected are presented as loss from discontinued operations, net of income taxes in the Consolidated Statements of Operations. The following table presents the financial results of Protected:

For the Six Months ended June 30, 2020
Revenues	$38,317

Operating costs and expenses
Cost of revenues	48,743
Salaries, commissions, and benefits	1,183
Selling, general, and administrative	2,692
Depreciation and amortization	1,460

Total operating costs and expenses	54,078

Operating loss	(15,761)
Gain on disposal of Protected	—
Noncontrolling interest	7,744

Income (loss) from discontinued operations, net of income taxes	$(8,017)

The following table presents depreciation, amortization, capital expenditures, and significant non-cash items of the discontinued operations related to Protected:

For the six months ended June 30 2020
Depreciation	$34
Amortization	1,426
Capital expenditures	77
Noncontrolling Interest	7,744

14. BUSINESS COMBINATION

On May 28, 2021, the Company executed a letter of intent to acquire a subscription-based business for total consideration of $25 million.

On June 28, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”).

The Business Combination Agreement provides for System1 and Protected becoming subsidiaries of Trebia (the “Business Combination”). Following the consummation of the Business Combination, the combined companies will be organized in an “Up-C” structure, in which substantially all of the assets and business of Trebia will be held by System1.

The consideration payable to the existing equity holders of System1 and Protected in connection with the Transaction will be a combination of cash and equity consideration.

S1 Holdco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

(Unaudited)

The aggregate cash consideration payable under the Business Combination Agreement will be approximately $462,500 (subject to certain adjustments set forth in the Business Combination Agreement).

The aggregate equity consideration payable under the Business Combination Agreement will be approximately $667,500, consisting of shares of Trebia Class A Common Stock and Trebia Class C Common Stock.

The Closing Cash Consideration and Closing Equity Consideration are subject to an adjustment (in direct proportion) in the event the value of shareholder redemptions exceeds $417,500. In that event, current equity holders of the Companies have agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds $462,500, the current equity holders of the Company and Protected may elect to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration, at their sole election.

Concurrently with the Business Combination, the Company’s outstanding term loan due 2022 will be paid off and terminated.

Concurrently with the consummation of the Business Combination, System1 will enter into a tax receivable agreement (the “Tax Receivable Agreement”) by and among the Company and Trebia, pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.

15. SUBSEQUENT EVENTS

The Company evaluated all subsequent events that occurred after the Consolidated Balance Sheet date through September 15, 2021, the date the condensed consolidated financial statements were available for issuance. There were no events other than those disclosed elsewhere in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of S1 Holdco, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of S1 Holdco, LLC and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive income (loss), of changes in members’ equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s Term Loan matures in August 2022 and the Company’s available liquidity will not be sufficient to pay this debt obligation, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 7, 2021, except for the effects of discontinued operations on the year ended December 31, 2018, the effects of disclosing earnings per unit information, the segment information, and with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern, discussed in Note 2 to the consolidated financial statements, as to which the date is September 15, 2021

We have served as the Company’s auditor since 2020.

S1 Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$29,013	$31,886
Accounts receivable, net of allowance for doubtful accounts	71,140	75,400
Prepaid expenses and other current assets	3,016	2,027
Current assets of discontinued operations	—	11,035

Total current assets	103,169	120,348

Property and equipment, net	1,057	1,351
Internal-use software development costs, net	9,660	7,835
Intangible assets, net	59,009	68,001
Goodwill	44,820	44,820
Due from related party	969	941
Non-current assets of discontinued operations	—	69,821

Total Assets	$218,684	$313,117

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	52,104	47,805
Accrued expenses and other current liabilities	19,039	16,327
Notes payable, current	9,374	24,237
Liabilities of discontinued operations	—	44,623

Total current liabilities	80,517	132,992

Notes payable, non-current	170,595	230,497
Other liabilities	15,801	15,698

Total liabilities	266,913	379,187

Commitments and contingencies (Note 12)
Members’ deficit:
Members’ Capital	(47,886)	(68,369)
Accumulated other comprehensive income (loss)	(343)	(119)
Noncontrolling interest	—	2,418

Total members’ deficit	(48,229)	(66,070)

Total Liabilities and Members’ Deficit	$218,684	$313,117

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Operations

(In thousands, except for unit and per unit data)

	For the Years Ended December 31,
	2020	2019	2018
Revenue	$475,977	$407,493	$265,530

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	340,996	275,770	171,030
Salaries, commissions, and benefits	55,548	48,389	41,609
Selling, general, and administrative	22,979	19,960	24,914
Depreciation and amortization	13,832	11,244	5,313

Total operating costs and expenses	433,355	355,363	242,866

Operating income	42,622	52,130	22,664
Interest expense	24,351	26,033	18,976
Other expense	—	1,146	—
Income from continuing operations before income tax	18,271	24,951	3,688

Income tax expense	1,907	702	—

Net income from continuing operations	16,364	24,249	3,688
Income (loss) from discontinued operations, net of taxes	47,397	(15,454)	(5,667)

Net Income (loss)	$63,761	$8,795	$(1,979)

Net income (loss) per unit from continuing operations attributable to S1 Holdco, LLC:
Basic and Diluted	$0.80	$1.18	$0.19

Net income (loss) per unit from discontinued operations attributable to S1 Holdco, LLC per unit:
Basic and Diluted	$2.31	$(0.75)	$(0.30)

Weighted average membership units outstanding	20,488	20,488
Basic and Diluted			19,091

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Net income (loss)	$63,761	$8,795	$(1,979)
Other comprehensive income (loss)
Foreign currency translation adjustments	(224)	(119)	—

Comprehensive income (loss)	$63,537	$8,676	$(1,979)

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

(In thousands)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Members’ Deficit
BALANCE—January 1, 2018	$(94,124)	$—	$—	$(94,124)
Acquisition of noncontrolling interest in Protected			23,203	23,203
Net loss	(1,979)	—	—	(1,979)
Share-based compensation expense	2,485		—	2,485
Change in non-controlling interest	—	—	(5,330)	(5,330)
Contribution from Court Square Capital	7,270	—	—	7,270
Distribution to Court Square Capital Partners	(168)	—	—	(168)
Contribution from OpenMail	14,842	—	—	14,842
Distribution to OpenMail	(5,856)	—	—	(5,856)

BALANCE—January 1, 2019	$(77,530)	$—	$17,873	$(59,657)
Net income	8,795		—	8,795
Accumulated other comprehensive income	—	(119)	—	(119)
Share-based compensation expense	1,764	—	—	1,764
Change in non-controlling interest	—	—	(15,455)	(15,455)
Distribution to Court Square Capital Partners	(1,489)	—	—	(1,489)
Contribution from OpenMail	7,257	—	—	7,257
Distribution to OpenMail	(7,166)	—	—	(7,166)

BALANCE—December 31, 2019	(68,369)	(119)	2,418	(66,070)
Net Income	63,761	—	—	63,761
Disposal of noncontrolling interest in Protected	—	—	(2,418)	(2,418)
Distributions to members from sale of Protected	(28,765)	—	—	(28,765)
Share-based compensation expense	1,012	—	—	1,012
Accumulated other comprehensive income	—	(224)	—	(224)
Distribution to Court Square Capital Partners	(11,975)	—	—	(11,975)
Contribution from OpenMail	2,255	—	—	2,255
Distribution to OpenMail	(5,805)	—	—	(5,805)

BALANCE—December 31, 2020	$(47,886)	$(343)	$—	$(48,229)

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$63,761	$8,795	$(1,979)
Net income (loss) from discontinued operations	47,397	(15,454)	(5,667)

Net income from continuing operations	16,364	24,249	3,688
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,832	11,244	5,313
Share-based compensation	1,192	1,764	2,485
Amortization of debt issuance costs	3,521	2,548	1,994
Write-down of contingent consideration liability	—	(800)	—
Change in fair value of contingent consideration and CEO equity interest	5,950	1,727	—
Deferred tax benefits	32	(2,143)	—
Changes in operating assets and liabilities—net of effect of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	6,833	(10,950)	(23,259)
Due from related party	(28)	—	—
Prepaids and other assets	(1,076)	516	(667)
Accounts payable	4,234	3,739	30,707
Accrued expenses and other current liabilities	1,143	(3,318)	(3,646)
Deferred revenue	415	(169)	—
Other long-term liabilities	(5)	430	8,223

Net cash provided by (used for) operating activities of continuing operations	52,407	28,837	24,838
Net cash provided by (used for) operating activities of discontinued operations	(5,860)	3,875	(7,555)

Net cash provided by (used for) operating activities	46,547	32,712	17,283

Cash flows from Investing Activities:
Purchases of property and equipment	(19)	(1,186)	(464)
Proceeds from sale of Protected	74,544	—	—
Expenditures for internal-use software development costs	(6,112)	(5,510)	(4,824)
Purchase of business—net of cash acquired	—	(35,941)	(74,424)

Net cash provided by (used for) investing activities of continuing operations	68,413	(42,637)	(79,712)
Net cash provided by (used for) investing activities of discontinued operations	(247)	(120)	(120)

Net cash provided by (used for) investing activities	68,166	(42,757)	(79,832)

Cash Flows from Financing Activities:
Proceeds from term loan	—	35,000	64,000
Proceeds from line of credit	20,000	32,000	5,000
Repayment of line of credit	(34,862)	(32,000)	(10,000)
Repayment of term loan	(63,423)	(6,380)	(3,670)
Member capital contributions	2,255	7,257	22,112
Payments on contingent consideration from purchase of companies	(5,500)	—
Payments for financing costs	—	(1,075)	(1,820)
Distributions to members from sale of Protected	(28,765)	—
Distributions to members	(17,780)	(8,655)	(6,024)

Net cash provided by (used for) financing activities	(128,075)	26,147	69,598
Effect of exchange rate changes in cash, cash equivalent and restricted cash	(450)	(148)	—

Net Increase (decrease) in cash	(13,812)	15,954	7,049
Cash and cash equivalents and restricted cash, beginning of year	42,825	26,871	19,822

Cash and cash equivalents and restricted cash, end of year	$29,013	$42,825	$26,871

Reconciliation of cash, cash equivalents and restricted Cash to the Consolidated balance sheets:
Cash and cash equivalents	$29,013	$39,136	$24,032
Restricted cash	—	3,689	2,839
Total cash, cash equivalents and restricted cash	$29,013	$42,825	$26,871

Supplemental cash flow information:
Cash paid for interest	$22,227	$21,442	$16,943

Cash paid for taxes	$4,397	$55	$—

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

S1 Holdco, LLC and subsidiaries (“S1 Holdco,” “System1,” or the “Company”) is an omnichannel customer acquisition platform, delivering high-intent customers to advertisers and to our own subscription products. We provide these services through our proprietary responsive acquisition marketing platform, or RAMP. Operating seamlessly across major advertising networks and advertising category verticals to acquire customers on our behalf, RAMP allows us to monetize these acquired customers through our relationships with third party advertisers and advertising syndication networks, which we refer to as our advertising partners. RAMP also allows third party advertising platforms and publishers, which we refer to as our network partners, to send user traffic to and monetize user traffic on our websites. RAMP is integrated across our network of owned and operated websites and related products, allowing us to monetize user traffic that we source from acquisition marketing channels, including Google, Facebook and Taboola.

Our advertising partners comprise over 100 companies, including Google, Microsoft and Yahoo!. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data on monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals.

We were founded in 2013 with a focus on monetizing user traffic acquired by our network partners and websites with search advertising demand generated by our advertising partners. Since launching, we have expanded to support additional advertising formats across numerous advertising platforms, and have acquired several leading websites, enabling us to control user acquisition and experience, and monetize user traffic on our own behalf. Today we own and operate over 40 websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites such as HowStuffWorks, Mapquest and ActiveBeat.

S1 Holdco, LLC was formed as a limited liability company (LLC) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “Transaction”) with Court Square Capital Partners and its related entities (“Court Square”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “Units”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions. However, at any time after August 22, 2022, the Court Square members can unilaterally approve a sale, recapitalization, or initial public offering (IPO). As of December 31, 2020, the board of directors is composed of two individuals designated by Court Square, two individuals designated by OpenMail, and the Company’s CEO. However, in addition to a majority vote, board of directors’ actions must be approved by at least one Court Square director and one OpenMail director. Consequently, the Company has determined that its members share power and, thus, there was no change in control as of the date of the Transaction.

The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

On November 13, 2020 the Company disposed of its interest in SS Protect Limited (“SS Protect” or “Protected”). Accordingly, the results of Protected have been accounted for as discontinued operations for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of S1 Holdco, LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements are being reissued for inclusion in the filing with Securities and Exchange Commission and reflect the effects of discontinued operations on the year ended December 31, 2018 discussed in Note 17, the effects of disclosing earnings per unit information discussed in Note 14, and the effects of disclosing segment information discussed in Note 15.

Capital Resources and Liquidity

To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo!, and Microsoft, which comprised 82%, 5%, and 4%, respectively, of the Company’s revenue for 2020, 75%, 7% and 7% of the Company’s revenue for 2019, and 66%, 10%, and 11% of the Company’s revenue for 2018. The Company has (i) two paid search advertising partnership contracts with Google, (ii) one paid search advertising partnership contract with Yahoo!, and (iii) one paid search advertising partnership contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021, and has a two-year term through February 28, 2023. The other Google contract was renewed with a one-year term through April 30, 2021, and in July of 2021 was extended to July 1, 2022. The Yahoo! contract (which consolidated three separate and pre-existing contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two year term ending November 30, 2022. All arrangements under the Microsoft contract currently expire on November 30, 2021, and discussions are currently underway regarding a renewal or extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.

In accordance with ASC 205-40 “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management evaluates whether any conditions or events have occurred, individually and in the aggregate, that could raise substantial doubt about the Company’s ability to continue as a going concern for the twelve month assessment period from the date that the consolidated financial statements are available to be issued. The Company’s ability to continue as a going concern is dependent on its ability to generate sufficient cash flow from operations to meet its financial obligations including scheduled debt payments and maturities, when they become due. As further discussed in Note 13, the Company’s Term Loan matures on August 22, 2022. The Company’s available liquidity plus the expected additional cash flows generated from operations prior to that maturity date will not be sufficient to pay such debt obligations prior to or at the maturity date without additional financing. While the Company expects the merger with Trebia to close prior to the maturity of the Term Loan, at which point the proceeds from the transaction would be used to settle the outstanding loan

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

balance, there can be no assurances that the transaction will close or that it will close in its current form. Additionally, there can be no assurances that the Company will be able to obtain financing from new or existing lenders on commercial terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these consolidated financial statements have been issued. The accompanying consolidated financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

Impact of COVID-19

The coronavirus pandemic has adversely affected the Company’s results of operations and the Company has experienced unpredictable reductions in demand for certain products and services. There is uncertainty around the duration and breadth of the COVID-19 pandemic. To the extent that existing capital resources and sales growth are not sufficient to fund future activities, the Company may need to raise capital resources through additional equity or debt financings. Additional funds may not be available on terms favorable to the Company or at all and future transactions are not within the Company’s control. Failure to raise additional capital, if and when needed, could have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, valuation of goodwill and long-lived assets for impairment and inputs into the valuation of our share-based compensation awards. Significant estimates affecting the consolidated financial statements have been prepared on the basis of the most current and best available information, including historical experience, known trends and other market-specific or other relevant factors that the Company believes to be reasonable. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods which they become known. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including revenue, expenses, reserves and allowances, asset recoverability, and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on our customers and markets. We have made estimates of the impact of COVID-19 within our financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalent consist of cash in banks and bank deposits. The Company’s cash balance consists of amounts held as bank deposits. Restricted cash at the end of the period represents cash held on the Company’s behalf by its merchant credit card processors.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Accounts Receivable

Accounts receivable represent amounts due from the Advertising Partners and are recorded in the consolidated financial statements and do not bear interest. At December 31, 2020 and 2019, allowance for doubtful accounts amounted to $0 and $40, respectively was recorded, based on historical write-off experience. The payment terms for our accounts receivable is typically 30 days.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts receivable. Cash is deposited with high-credit-quality financial institutions and, at times, such balances with any one financial institution may exceed the insurance limits of the prevailing regulatory body. Historically, the Company has not experienced any losses related to these balances and believes that there is minimal risk of expected future losses. However, there can be no assurance that there will not be losses on these deposits.

Accounts receivable are primarily derived from advertisers located inside the United States. As of December 31, 2020, the Company’s two largest Advertising Partners; Google and Yahoo! represented 67% and 13% of the Company’s accounts receivables balance. As of December 31, 2019, two customers which are Google and Yahoo! represented 55% and 16%, respectively, of the Company’s accounts receivables balance.

Foreign Currency

The Company’s functional currency is the US dollar. The balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The statement of operations amounts has been translated using the average exchange rate for the month in which the activity related. Accumulated net translation adjustments and foreign currency transaction gains/losses resulting from exchange rate fluctuations on transactions denominated in a currency other than the functional currency were not material.

Fair Value of Financial Instruments

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The provisions of ASC 820 relate to financial and nonfinancial assets and liabilities, as well as other assets and liabilities carried at fair value on a recurring basis.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The three-level hierarchy of inputs is as follows:

Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, other assets accounted for at fair value, accounts payable and accrued liabilities. Cash equivalents and restricted cash, are stated at fair value on a recurring basis. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying amount of the Company’s outstanding debt approximates the fair value as of December 31, 2019 and December 31, 2020. We classify the fair value of debt within Level 2 in the fair value hierarchy.

The Company does not have any assets that are required to be carried at fair value on a recurring basis at December 31, 2020 and 2019, respectively. The Company’s liabilities measured at fair value related the CEO equity interest and Contingent Consideration.

The fair value of CEO equity interest was determined with an option pricing model and utilizing significant unobservable inputs for a discount for lack of marketability and projected financial information. The fair value Contingent Consideration was determined with an option pricing model and contains significant unobservable inputs for projected financial information.

Changes in estimated fair value of Level 3 financial liabilities for the years ended December 31, 2020 and December 31, 2019, respectively, are as follows:

	Contingent consideration	CEO equity interest*
Fair value of liabilities at December 31, 2017	—	—
Additions	(8,900)	—

Fair value of liabilities at December 31, 2018	$(8,900)	$—

Additions	(2,200)
Change in fair value	73	(1,000)

Fair value of liabilities at December 31, 2019	$(11,027)	(1,000)

Additions
Settlements	5,500	—
Change in fair value	(2,713)	(3,236)

Fair value at December 31, 2020	$(8,240)	$(4,236)

*	CEO equity interest as further described in executive compensation note 12.

The total impact of the changes in fair values related to Contingent Consideration and CEO equity interest are included in the selling, general and administrative expenses, and salaries, commissions and benefits, respectively in the consolidated statements of operations.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Certain assets, including intangible assets, are also subject to measurement at fair value on a nonrecurring basis if they are deemed to be impaired as a result of an impairment review. The fair value of these assets is determined using unobservable inputs to present value the assets.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are three years for computer equipment and software, seven years for furniture and equipment, and the shorter of the remaining lease term or estimated useful life for leasehold improvements. Repairs and maintenance are charged to expense as incurred, while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, and any resulting gain or loss is included in the consolidated statement of operations.

Internal-use software development costs, net The Company capitalizes certain internal-use software development costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure. These costs include personnel and related employee benefits’ expenses for employees who are directly associated with and who devote time to software projects and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization are expensed as incurred and recorded in salaries, commissions, and benefits expense in the consolidated statement of operations.

Software development activities generally consist of three stages: (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed for internal use when the preliminary project stage is completed, management has authorized further funding for the completion of the project, and it is probable that the project will be completed and performed as intended. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software and technologies are ready for their intended purpose. Internal-use software development costs are amortized using a straight-line method over an estimated useful life of three (3) years, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. The Company does not transfer ownership of its software, or lease its software, to third parties.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Intangible Assets

Intangible assets primarily consist of acquired developed technology and trade names/trademarks. The Company determines the appropriate useful life based on its estimate of economic useful life. Intangible assets are amortized over their estimated useful lives using a straight-line method, which approximates the pattern in which the economic benefits are consumed. The estimated useful lives of the Company’s intangible assets are as follows:

Useful Life (Years)
Developed technology	4
Customer relationships	5-10
Trademarks and trade names	10-12
Noncompete	2
Professional service agreement	3
Other intangibles	3

The weighted average amortization period for all intangibles is 9.0 years.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets when events or changes in circumstances indicate that their carrying value may not be recoverable. Such events or changes in circumstances may include a significant adverse change in the extent or manner in which a long-lived asset is being used; significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset; current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The Company assesses recoverability of a long-lived asset by determining whether the carrying value of the asset group can be recovered through projected undiscounted cash flows over their remaining lives. If the carrying value of the asset group exceeds the forecasted undiscounted cash flows, an impairment loss is recognized and measured as the amount by which the carrying amount exceeds the estimated fair value. An impairment loss is charged to operations in the period in which the management determines such impairment. Management has determined there to be no impairment of long-lived assets during the years ended December 31, 2020, and 2019 respectively. We recorded impairment expense of $700 in the year ended December 31, 2018 related to impairment of long-lived asset for Protected.

Business Combinations

The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over identifiable assets is recorded as goodwill. The goodwill is non-deductible for tax purposes. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

cash flows. The Company estimates the fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s consolidated statements of operations.

Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s consolidated statements of operations. When purchase consideration includes contingent consideration, the Company records the fair value of the contingent consideration as of the date of acquisition and subsequently remeasures the contingent consideration at fair value each reporting period through earnings.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and identifiable intangibles in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, which requires the Company to test goodwill at the reporting unit level for impairment at least annually.

The Company has the option to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount or to perform the quantitative impairment test. The quantitative test involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, an impairment loss is recognized in an amount equal to the excess.

The Company tests for goodwill impairment annually at December 31st. During the years ended December 31, 2020, 2019, and 2018, there were no impairment charges recorded on goodwill. In 2020, the Company performed a quantitative goodwill assessment at December 31, 2020. The fair value exceeded the carrying value for all the reporting units and, accordingly, the Company concluded that there was no impairment of goodwill at December 31, 2020. The Company performed a qualitative goodwill assessment at December 31, 2019 and 2018 and concluded that there were no qualitative impairment indicators.

Operating Leases

The Company records rent expense for operating leases on a straight-line basis over the lease term. The Company begins recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. The Company accounts for the difference between the straight-line expense and rent paid as a deferred rent liability.

Noncontrolling Interests

Interests held by third parties in consolidated majority-owned subsidiaries are presented as noncontrolling interests, which represents the noncontrolling stockholders’ interests in the underlying net assets of the Company’s consolidated majority-owned subsidiaries. Noncontrolling interests that are reported in the equity section of the Consolidated Balance Sheets.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company’s revenue is principally derived from the following areas:

Advertising and Other Revenue

Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of RAMP platform and related services provided to them to direct advertising by the Advertising Partners to their advertising space. The Company has determined it is the agent in these transactions and reports revenue on a net basis, because (a) the Company does not control the underlying advertising space, (b) the Company does not acquire the traffic and does not have risk of loss in connection therewith, and (c) the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.

The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners, and, in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft.

The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per-click or cost-per-thousand impression basis. The payment term is typically 30 days.

SS Protect Revenue

The Company’s SS Protect business provides real-time antivirus protection, a safe-browsing / VPN feature, adblocking, identity-theft protection, blocking of malicious websites and data breach monitoring. The performance obligations related to subscription, maintenance and support are satisfied over time and revenue associated with these is recognized over the contract term on a ratable basis, which is consistent with transfer of control. As described in Note 1, the Company sold SS Protect in November 2020 and accounted for this disposition as a discontinued operation.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Contract balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of either deferred revenue (“contract liabilities”). Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as deferred revenue and the remaining portion is recorded as deferred revenue, noncurrent.

Cost of Revenues

Cost of revenues includes traffic acquisition costs, which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. Any such costs are expenses as incurred, and the Company does not pay any up-front payments, incentive payments or bonuses.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment, and costs incurred in the preliminary project and post-implementation stages of internal-use software development. These costs are expensed as incurred.

Share-Based Compensation

On January 1, 2019, the Company adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment. The adoption of ASU 2018-07 resulted in a change in the accounting for awards to nonemployees. Compensation cost related to share-based payment transactions is measured based on the fair value of the Units issued and recognized within “Salaries, commissions, and benefits” in the Company’s consolidated statement of operations. The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share-based compensation expense on a straight-line basis over the employee service vesting period, which is generally four years.

The assumptions used in the Black-Scholes model referred to above are based upon the following:

•

Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value was determined by the Company’s board of directors, with input from management and contemporaneous valuation reports prepared by a third-party valuation specialist.

•

Expected Term: The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees’ expected exercise behavior and the post-vesting employee turnover rate. For non-employees, the expected life equals the contractual term of the option.

•	Risk-free Interest Rate: The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options.

•

Volatility: The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of an index of comparable publicly traded companies.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

On August 22, 2017, OpenMail members’ Class B Units were modified to allow the service vesting condition to be met based on continued employment with System1 (see Note 7).

Class F Units

During 2019 and 2020, Class F Units were issued by OpenMail to S1 employees. These units are accounted for as a profit sharing arrangement under ASC 710-10, Compensation—General. Class F Units remain unvested and forfeitable by the grantee until the later of (i) such date as the Company has disposed of its entire (direct or indirect ownership interest) and (ii) February 1, 2023. The units will thereafter fully vest and become nonforfeitable subject to the grantee’s continuous employment by the Company. As of December 31, 2020, a liquidation was not deemed probable; accordingly, no liability has been recognized for the Class F Units.

Income Taxes

The Company has elected to be taxed as a limited liability company for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority.

Estimates of future taxable income are based on assumptions that are consistent with the Company’s plans. Assumptions represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. If actual amounts differ from our estimates, the amount of our tax expense and liabilities could be materially impacted. The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date, and then, only in an amount more likely than not to be sustained upon review by the tax authorities.

Where applicable, the Company classifies associated interest and penalties as income tax expense. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes.

The Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for uncertainty in income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. This guidance also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosures.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. As of December 31, 2020, 2019 and 2018, the Company had not incurred any related interest and penalties.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The new guidance also improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. The ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 for non-public companies with early adoption permitted. The Company is currently evaluating the effect of the new guidance.

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs of a cloud computing arrangement as it would for an on-premises software license. This guidance is effective for annual periods beginning after December 15, 2020, and early adoption is permitted. The Company early adopted this guidance in 2020 with no material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize a lease liability and a right-of-use asset in the consolidated balance sheet and aligns many of the underlying principles of the new lessor model with those in ASC 606, Revenue From Contracts With Customers. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). ASU No. 2020-05 defers the effective date of Leases for private entities (the “all other” category) to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application continues to be permitted which means that an entity may choose to implement Leases before those deferred effective dates. In June 2016, the FASB issued ASU No. 2016-13, including subsequent amendments, Measurement of Credit Losses on Financial Instruments (Topic 326), which modifies the accounting methodology for most financial instruments. The guidance requires the use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This guidance is effective for annual periods beginning after December 15, 2022, and early adoption is permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which was subsequently amended by ASU 2021-01 in January 2021, related to contracts that reference the London Interbank Offered Rate (LIBOR) or other reference rates that are expected to be discontinued due to reference rate reform. The new standard provides for optional expedients and other guidance regarding the accounting related to modifications of contracts and other transactions affected by reference rate reform. The Company has elected to adopt the new standard as of January 1, 2020. The adoption did not have a material accounting impact on the Company’s consolidated financial statements.

3. ACQUISITIONS

On March 12, 2019, the Company entered into a securities purchase agreement to purchase Concourse Media (“Concourse”), an online publisher of websites focused on health, travel, food, entertainment consumer lifestyle vertical. The Company acquired all assets and assumed all liabilities of Concourse in exchange for $8,000. During the closing of the sale, the Company identified $509 in adjustments that increased the final consideration to $8,509, which include adjustments for closing indebtedness, closing cash, and net working capital.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Additionally, the Company will make additional payments to the sellers as contingent consideration if certain operating contribution performance targets are met for the period from April 1, 2019, through and including April 30, 2021. Upon acquisition, the Company recognized a liability for contingent consideration of $2,200. As of December 31, 2019, there were no changes in the recognized amounts or range of outcomes for the contingent consideration recognized as a result of the acquisition of Concourse.

On September 19, 2019, the Company entered into an asset purchase agreement (APA) with MapQuest, Inc. (“MapQuest”), a recognized brand that provides mapping solutions. Pursuant to the APA, on September 19, 2019, the Company acquired all assets and assumed all liabilities of MapQuest in exchange for $27,000. During the closing of the sale, the Company identified $281 in adjustments that lowered the final consideration to $26,571. The Company plans to leverage MapQuest’s assets to achieve synergies with its own platform to drive growth in its consumer facing revenue streams.

On December 13, 2019, the Company entered into a securities purchase agreement to purchase Waterfox Limited (“Waterfox”). Waterfox manages and develops the Waterfox Web browser. Pursuant to the agreement, the Company acquired 100% of the outstanding shares of Waterfox in exchange for payment of $1,555. The Company acquired Waterfox for its intellectual property and for the expected synergies with the Waterfox browser as a distribution partner for the Company’s monetization platform. As the transaction related primarily to the purchase of a single asset, it was accounted for as an asset acquisition.

The following table shows the final allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction and goodwill for each of the acquisitions made in 2019.

	Concourse	MapQuest	Waterfox
Cash	$139	$—	$187
Accounts receivable	1,365	4,349	60
Other current assets	196	—	—
Property and equipment	43	—	—
Intangible assets	4,000	16,900	1,850
Goodwill	5,049	7,113	—
Accounts payable	(583)	—	—
Accrued expenses and other liabilities	—	(148)	(247)
Deferred revenue	—	(1,643)	—
Other noncurrent liabilities	(1,700)	—	(295)

Consideration transferred	$8,509	$26,571	$1,555

For the acquisitions, the excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Goodwill is primarily attributable to the value expected from the synergies of the combination of operations. This goodwill is not deductible for income tax purposes. The useful life of the intangible assets acquired was determined based on their expected economic lives.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The results of operations of Concourse, Mapquest and Waterfox have been included in the Company’s consolidated financial statements from the date of acquisition. The Concourse, Mapquest and Waterfox acquisitions did not have a material impact on the Company’s consolidated financial statements, and therefore historical and pro forma disclosures have not been presented. The following table shows the revenue and net loss for Concourse, MapQuest and Waterfox from their date of acquisition through December 31, 2019.

	Concourse	MapQuest	Waterfox
Revenue	$15,193	$5,035	$—
Net loss	$3,705	$3,549	$—

On October 16, 2018, System1 Protected Holdings, Inc., a subsidiary of S1 Holdco, and Protected Limited (“Protected”) entered into a stock purchase agreement (“Protected SPA”). Pursuant to the Protected SPA, on October 16, 2018 System1 Protected Holdings, Inc. acquired 2,039,895 A preference shares of Protected in exchange for payment of $14,038. Immediately following the Protected SPA, System1 entered into a subscription agreement in which it purchased an additional 5,952,114 A preference shares in exchange for payment of $40,962. This total payment of $55,000 resulted in an acquisition of 100% of the outstanding A preference shares, which represents 50.1% of the outstanding preference share capital. The acquisition was funded by an additional $55,000 in debt through Cerberus Business Finance, LLC (“Cerberus”). The Company incurred $1,664 of acquisition related costs, which was included in selling, general, and administrative expenses.

S1 Holdco consolidates Protected under the voting model of ASC 810, Consolidation, since the Company controls three of five board seats or 60% of the voting rights of Protected.

On December 31, 2018, System1 Surfboard Holdings, Inc., a newly formed wholly owned subsidiary of S1 Holdco, and Van der Heijden Holding BV (“Van der Heijden”), a private LLC incorporated in the Netherlands, entered into a stock purchase agreement (“Surfboard SPA”). Van der Heijden held all of the issued and outstanding shares of Surfboard Holding BV (“Surfboard Holding”), another private LLC incorporated in the Netherlands. Surfboard Holding operates a privacy focused Web search engine. Pursuant to the Surfboard SPA, on December 31, 2018 the Company acquired 100% of the outstanding shares of Surfboard Holding and its wholly owned subsidiary Startpage B.V. (“Startpage”) in exchange for base purchase price of $23,575. During the closing of the sale, the Company identified $367 in adjustments that increased the final consideration to $23,942, which include adjustments for closing cash and net working capital. The transaction was funded by $14,000 of equity contributions from Court Square ($7,270) and OpenMail ($6,730), as well as $9,000 of debt (see Note 11). Additionally, we paid the seller an earn-out based on revenue performance for the calendar years ended December 31, 2020 and 2019. The aggregate earn-out will not exceed $10,000. The fair value of the earn out has been recorded in the amount of $8,900 in the consolidated balance sheet within contingent consideration. The Company incurred $899 of acquisition related costs, which was included in selling, general, and administrative expenses. As the transaction related primarily to the purchase of a single asset, it was accounted for as an asset acquisition.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The following table shows the final allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction goodwill for each of the acquisitions made in 2018:

	SS Protect	Startpage
Cash	$13,090	$290
Accounts receivable	3	711
Restricted cash	1,988	—
Other current assets	241	243
Property and equipment—net	—	130
Intangible assets—net	21,873	42,141
Goodwill	51,912	—
Accounts payable	(1,446)	(12)
Accrued expenses and other liabilities	(9,459)	—
Other long-term liability	—	(10,661)
Contingent consideration	—	(8,900)
Noncontrolling interest	(23,202)	—

Cash paid	$55,000	$23,942

For the acquisitions, the excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Goodwill is primarily attributable to the value expected from the synergies of the combination of operations. This goodwill is not deductible for income tax purposes. The useful life of the intangible assets acquired was determined based on their expected economic lives.

The results of operations of Startpage have been included in the Company’s consolidated financial statements from the date of acquisition. The Startpage acquisition did not have a material impact on the Company’s consolidated financial statements, and therefore historical and pro forma disclosures have not been presented.

4. PROPERTY AND EQUIPMENT—NET

Property and equipment—net as of December 31, 2020 and 2019, consisted of the following:

	As of December 31,
	2020	2019
Computer equipment	$332	$257
Furniture and equipment	1,382	444
Leasehold improvements	1,173	1,364

Property and equipment—gross	2,887	2,065
Less accumulated depreciation	(1,830)	(714)

Property and equipment—net	$1,057	$1,351

Total depreciation expense on property and equipment were $411, $439 and $422 for the years ended December 31, 2020, 2019 and 2018, respectively.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

5. GOODWILL, INTERNAL-USE SOFTWARE DEVELOPMENT COSTS, AND INTANGIBLE ASSETS

Goodwill

Goodwill as of December 31, 2020 and 2019, resulted from the acquisitions of Concourse, Mapquest, and Waterfox (see Note 3) and the prior acquisition of InfoSpace in 2016; and Qool Media, Inc. in 2017. The changes in goodwill by reportable segments were as follows:

	Owned and Operated	Partner Network	Total
Goodwill at January 1, 2019	$12,241	$20,417	$32,658
Additions	12,162	—	12,162

Goodwill at December 31, 2019	24,403	20,417	44,820
Additions	—	—	—

Goodwill at December 31, 2020	$24,403	$20,417	$44,820

Internal-use software development costs and intangible assets consisted of the following:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$16,026	$(6,366)	$9,660

Intangibles:
Developed technology	$8,398	$(6,699)	$1,699
Trademarks and trade names	69,007	(14,541)	54,466
Professional service agreement	3,100	(1,326)	1,774
Customer relationships	1,500	(430)	1,070

Total intangible costs	$82,005	$(22,996)	$59,009

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$12,691	$(4,856)	$7,835

Intangibles:
Developed technology	$8,052	$(5,471)	$2,581
Trademarks and trade names	69,008	(7,706)	61,302
Professional service agreement	3,100	(293)	2,807
Customer relationships	1,500	(201)	1,299
Other intangibles	54	(42)	12

Total intangible costs	$81,714	$(13,713)	$68,001

The internal-use software development costs include internal-use software development costs in progress of $1,423 and $3,151 as of December 31, 2020 and 2019, respectively. The Company recorded amortization expense of $3,471, and $9,891 for internal-use software development costs and intangible assets, respectively,

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

during 2020. The Company recorded amortization expense of $2,590, and $8,133 for internal-use software development costs and intangible assets, respectively, during 2019. The Company recorded amortization expense of $2,518 and $2,373 for internal-use software development costs and intangible assets, respectively, during 2018. No impairment of internal-use software development cost or intangible assets was identified for the years ended December 31, 2020, 2019 and 2018.

As of December 31, 2020, the expected amortization expense associated with the Company’s intangible assets and internal-use software development costs for each of the next five years as of December 31, 2020, is as follows:

Amortization Expense
2021	$12,543
2022	11,329
2023	7,589
2024	7,111
2025	6,904
Thereafter	23,193

$68,669

6. ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2020	2019
Accounts receivable, gross	$71,140	$75,440
Allowance for doubtful accounts	—	(40)

Accounts receivable, net	$71,140	$75,400

7. ACCRUED AND OTHER CURRENT LIABILITIES

	As of December 31,
	2020	2019
Accrued tax liability	$257	$1,467
Payable to employees	6,757	4,343
Deferred revenue	1,889	1,474
Contingent Consideration	6,682	5,500
Other liabilities	3,454	3,543

Accrued expenses and other liabilities	$19,039	$16,327

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

8. OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	As of December 31,
	2020	2019
Deferred tax liability	$9,409	$8,573
Accrued bonus	4,237	1,000
Other liabilities	597	598
Contingent consideration	1,558	5,527

Other long-term liabilities	$15,801	$15,698

9. MEMBERS’ DEFICIT

Outstanding Units

The Company’s authorized, issued, and outstanding membership units held by OpenMail and Court Square were 9,848,698 and 10,638,907, respectively, as of December 31, 2020. There were no changes in OpenMail or Court Square units during 2020, 2019, or 2018.

The Units are subject to certain transfer restrictions and no member has the right to voluntarily withdraw as a member of the Company, except with the consent of the board of directors, which consent can be withheld at the sole discretion of the board of directors.

The Units share in profits and losses or liquidation of the Company based on the terms of the amended and restated LLC agreement. Any negative capital accounts attributable to members are not considered to be debts owned by the members to the Company. The following summarizes the key rights and privileges of the outstanding Units pursuant to the LLC agreement.

Voting Rights of Members

Each director has one vote in any decision of the board of directors. However, in addition to the majority vote, board of directors’ actions must be approved by at least one Court Square member and at least one OpenMail member, except for limited circumstances whereby the counterparty in the matter requiring approval is Court Square (including its related parties) or OpenMail (including its related parties) in such instance the director will recuse him or herself from such discussions.

Distributions

The following distribution rights are provided for in the LLC agreement.

Interim Distributions:

OpenMail Classes B, B-1, B-2, B-3, and B-4 Units—These units were issued to employees and nonemployees of OpenMail and are generally subject to vesting provisions as described in Note 10. The holders of the vested and unvested Class B, Class B-2, and following March 1, 2019, Class B-3 Units are eligible for all distributions and the Class B-1 and Class B-4 Units are eligible for extraordinary, transaction, and liquidating distributions. The Class B Unitholders, regardless of vesting, cease to be eligible for interim distributions upon their termination of

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

service to the Company. Extraordinary distributions may, at the discretion of the OpenMail’s board of managers, exclude or be paid other than pro rata to Class B-1 and Class B-4 Unitholders. Accordingly, it was determined that for accounting purposes, the Classes B, B-1, and B-4 Units did not represent substantive equity instruments, given their ongoing employment requirement and discretion of the OpenMail’s board of managers to pay distributions to these classes of OpenMail Units, the regular, transaction, and extraordinary distributions paid to the Class B, Class B-1, and Class B-4 Unitholders of $3,323, $7,579 and $9,209 were recorded as compensation expense within salaries, commissions, and benefit expenses in the accompanying consolidated statement of operations for the years ended December 31, 2020, 2019 and 2018 respectively. Vested Units are eligible for liquidating distributions.

OpenMail Class F UnitsThese units were issued as part of the ninth amended and restated operating agreement of OpenMail, LLC dated March 13, 2019, as additional incentive to Company management and are subject to a participation threshold and vesting provisions as described in Note 10. These Units are all unvested as of December 31, 2020; however, the holders of the Class F Units that are employed by System1 are eligible, after a participation threshold and at the discretion of the board of managers of OpenMail, for regular and extraordinary distributions. During 2020, no regular and extraordinary distributions were paid to the Class F Unitholders.

Value Creation Units (VCUs)These units were issued to employees and nonemployees of System1 and are subject to vesting provisions as described in Note 10. These Units are all unvested as of December 31, 2020; however, the holders of the VCUs that are employed by System1 are eligible, based on the discretion of the board of directors of System1 and board of managers of OpenMail, for regular and extraordinary distributions. The regular, transaction, and extraordinary distributions paid to the VCU holders of $1,383, $1,926 and $2,306 were recorded as compensation expense within salaries, commissions, and benefit expenses in the accompanying consolidated statement of operations for the years ended December 31, 2020, 2019 and 2018, respectively.

Regular DistributionsIn its sole discretion, the board of directors of S1 Holdco determined the amount and timing of regular distributions of available cash from S1 Holdco’s operations. These distributions made to OpenMail are made on a pro rata basis to the holders of the OpenMail Units, based on the aggregate number of OpenMail Units so held, provided that any holder of OpenMail Units could waive his, her, or its entitlement to these distributions and the distribution would be distributed pro rata to those holders of OpenMail Units, who had not waived their entitlement. Any waived distributions by OpenMail members may be caught up at the next distribution that such OpenMail member would otherwise receive. For the year ended December 31, 2020, regular distributions to Court Square Capital Partners were $11,975 and OpenMail were $10,851, with $5,805 recorded within equity and $5,046 to holders of OpenMail’s Class B Units and VCUs, who are employees of S1 Holdco, which were expensed. For the year ended December 31, 2019, regular distributions to Court Square Capital Partners were $1,489 and OpenMail were $9,414, with $7,166 recorded within equity and $2,248 to holders of OpenMail’s Class B Units and VCUs, who are employees of S1 Holdco, which were expensed. For the year ended December 31, 2018, regular distributions to Court Square Capital Partners were $168 and OpenMail were $9,478, with $5,856 recorded within equity and $3,622 to holders of OpenMail’s Classes B and B 1 Units and VCU, who are employees of S1 Holdco, which were expensed.

Distributions from the TransactionIn accordance with the terms of the Transaction, at the close of the Transaction, $11,200 was distributed to OpenMail and held in an escrow account to be paid to System1 employees, previously employed by OpenMail, as their Units vested and VCUs met the service vesting condition. Amounts are withdrawn from the escrow account by OpenMail and contributed to System1 and then distributed to Unitholders. OpenMail withdrew and distributed $1,698, $2,878 and $4,418 in 2020, 2019 and 2018, respectively, from the escrow account, all of which was expensed.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Extraordinary DistributionsIn its sole discretion, the board of directors determines the timing and recipients of extraordinary distributions. At the time of the Transaction, Court Square took a 51% stake in S1 Holdco, which represented OpenMail’s core business prior to the transaction. However, this did not include the podcast business, which was contributed to Stuff Media and owned 100% by OpenMail. In October 2018, OpenMail closed an agreement to sell to iHeart Media all of its outstanding membership interest in Stuff Media. As a result of this transaction, the OpenMail’s board of directors elected to distribute $4,379 to holders of Classes B and B-1 Units and VCUs, who were employees of S1 Holdco, which were expensed.

Liquidating DistributionsLiquidating distributions shall be made upon the occurrence of a liquidating event, as defined, to the members in the following order and priority:

First, until $14,000 in total is distributed, 51.93% to the Court Square members and 48.07% to the OpenMail member.

Second, to the CEO with respect to the CEO’s profit interest, as discussed in the Executive Compensation section of Note 10 below.

Third, distributed to Unit and VCU holders who had previously waived their rights to certain regular distributions, according to a distribution record as approved by the board of directors on a quarterly basis.

Lastly, on a pro rata basis to the holders of Units, provided that any holder of Units may waive his, her, or its entitlement to distributions and such holder’s pro rata share of the distribution shall be distributed pro rata to those holders of Units, who have not waived their entitlement.

10. SHARE-BASED COMPENSATION

The Company’s legacy OpenMail employees and nonemployee consultants were previously granted equity awards by OpenMail, which were modified to allow for employment at System1 to satisfy the service condition and are paid by OpenMail through distributions from System1. Accordingly, these awards became nonemployee awards of System1. Stock-based payments to nonemployees are recognized as an expense over the period of performance. On January 1, 2019, the Company early adopted ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share- Based Payment Accounting, using a modified retrospective transition approach. Thus, the Company’s equity classified awards were remeasured on the basis of their adoption-date fair value. The adoption did not result in a material cumulative effect adjustment to equity as of the beginning of the fiscal year. The Company has elected to account for forfeitures as they occur therefore it does not apply estimated forfeiture rates. The share-based compensation cost is recorded as compensation expense within selling, general, and administrative expenses in the accompanying consolidated statement of operations. System1 has not granted any units to employees.

The fair value of all equity awards was estimated using the Black-Scholes valuation model with the following assumptions:

	B units	OM VCUs	S1 VCUs
Fair market value of stock	$6.59	$5.91	$5.91 - 9.78
Volatility	65%	65%	40% - 65%
Expected term	4.00	4.00	2.25 - 4.00
Expected dividend yield	NA	NA	NA
Risk-free rate	2.53%	2.53%	0.1% - 2.53%

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

OpenMail Classes B, B-1, B-2, B-3, and B-4 Units—The Company’s issued and outstanding Classes B, B-1, B-2, B-3, and B-4 Units as of December 31, 2020, were 2,754,182, 576,510, 125,000, 192,000, and 261,992, respectively, which generally vest at a rate of 25% at the first anniversary of the date of issuance and quarterly thereafter for three years on continuous employment with OpenMail or System1. As of December 31, 2020, the number of shares vested (net of cancellation) are 3,775,445 for all Class B Units. Share-based compensation expense amounting to $1,012 and $1,764 and $2,485 were recognized during the years ended December 31, 2020, 2019 and 2018, respectively, within salaries, commissions, and benefit expenses. The aggregate fair value of the units vested during the year was $1,064, $ 1,583 and $3,922 for the years ended December 31, 2020 and 2019, and 2018 respectively. The unrecognized compensation expense associated with the unvested Classes B, B-1, and B-4 Units at December 31, 2020, was $467, all of which is expected to be recognized by April 30, 2022.

VCUs—During 2016, OpenMail adopted the 2016 VCU Plan (the “VCU Plan”), and during 2017, System1 adopted the 2017 VCU Plan, which provides certain employees, managers, and consultants of System1 with an opportunity to participate in appreciation of the Company’s value upon the occurrence of a qualifying liquidity event (QLE) (i.e., IPO or a change in control). A total of 1,546,096 units are available for issuance under the System1 2017 VCU Plan. Each VCU shall become fully vested upon the satisfaction of both a service condition, which includes service in System1 for the OpenMail VCUs, and a performance condition. The contractual term for these VCUs is 6 years from the grant date. The VCUs shall vest at a rate of 25% in the first year and 6.25% quarterly thereafter and is subject to continuous employment. In addition, vesting is contingent upon the occurrence of a QLE. If VCUs held do not become fully vested on or prior to the sixth anniversary of the applicable grant date, such VCUs shall expire and be forfeited. Further, each fully vested VCU holder shall be entitled to receive (either in cash or equity securities) based on the discretion of board of managers for OpenMail Units and the board of directors for the System1 Units: (a) the per-unit consideration payable to the units in connection with the QLE, minus (b) the applicable per-unit threshold amount, which is determined by the board of managers of OpenMail or board of directors of System1 for each individual grant.

During the years ended December 2020, 2019 and 2018, 718,249 , 776,896 and 710,167 VCUs (net of cancellation), respectively, were issued to employees and nonemployees. As of December 31, 2020, a QLE was not deemed probable; accordingly, no share-based compensation costs have been recognized for the VCUs. The weighted average grant date fair value of System1 VCU’s granted during the year were $2.17, $2.09 and $2.89 for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020 a QLE was not deemed probable; accordingly, no share based compensation costs have been recognized for the VCUs.

The units are issued for a nominal fee to the System1 employees and consultants. No share-based compensation was capitalized as software development expense on the basis the costs were not material.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

A summary of Classes B and F Units and VCU activity for the years ended December 31, 2020, 2019 and 2018, are as follows:

	Number of Units	Weighted- Average Exercise Price
Class B Units
Outstanding—December 31, 2017	2,798,465	$0.47
Granted	20,000	7.09
Canceled	(38,166)	1.24

Outstanding—December 31, 2018	2,780,299	0.51

Canceled	(22,367)	1.30

Outstanding—December 31, 2019	2,757,932	0.50
Canceled	(3,750)	1.15

Outstanding—December 31, 2020	2,754,182	$0.50

Class B-1 Units
Outstanding—December 31, 2017	436,510	$0.04
Granted	140,000	7.09

Outstanding—December 31, 2018	576,510	2.57

Outstanding—December 31, 2019	576,510	2.57

Outstanding—December 31, 2020	576,510	$2.57

Class B-2 Units
Outstanding—December 31, 2018	125,000	$1.42

Outstanding—December 31, 2019	125,000	1.42

Outstanding—December 31, 2020	125,000	$1.42

Class B-3 Units
Outstanding—December 31, 2018	192,000	$1.42

Outstanding—December 31, 2019	192,000	1.42

Outstanding—December 31, 2020	192,000	$1.42

Class B-4 Units
Outstanding—December 31, 2017	265,633	$7.09
Granted	10,454	7.09
Canceled	(4,810)	7.09
Outstanding—December 31, 2018	271,277	7.09
Canceled	(9,285)	7.09

Outstanding—December 31, 2019	261,992	7.09
Canceled	—

Outstanding—December 31, 2020	261,992	$7.09

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

	S1 Holdco VCUs	Weighted- Average Exercise Price	OpenMail VCUs	Weighted- Average Exercise Price
Outstanding—December 31, 2017	405,632	$10.00	511,625	$1.15
Granted	771,600	10.00	—	0.00
Canceled	(19,491)	10.00	(41,942)	1.15

Outstanding—December 31, 2018	1,157,741	10.00	469,683	1.15
Granted	921,500	10.00	—	0.00
Canceled	(119,226)	10.00	(25,378)	1.15

Outstanding—December 31, 2019	1,960,015	10.00	444,305	1.15
Granted	926,000	10.00	—	0.00
Canceled	(202,907)	10.00	(4,844)	1.15

Outstanding—December 31, 2020	2,683,108	10.00	439,461	1.15

A summary of the Company’s unvested Units as of December 31, 2020 and 2019, are as follows:

	Number of Class B Units	Number of Class B-1 Units	Number of Class B-4 Units	Number of S1 VCUs	Number of OpenMail VCUs
Nonvested—January 1, 2017	754,094	108,698	265,633	405,632	511,625
Granted	20,000	140,000	10,454	771,600	—
Vested	(376,255)	(61,785)	(77,915)	—	—
Canceled	(38,166)	—	(4,810)	(19,491)	(41,942)

Nonvested—December 31, 2018	359,673	186,913	193,362	1,157,741	469,683
Granted	—	—	—	921,500	—
Vested	(201,698)	(66,627)	(62,069)	—	—
Canceled	(22,367)	—	(9,285)	(119,226)	(25,378)

Nonvested—December 31, 2019	135,608	120,286	122,008	1,960,015	444,305
Granted	—	—	—	926,000	—
Vested	(114,329)	(59,906)	(65,678)	—	—
Canceled	(3,750)	—	—	(202,907)	(4,844)

Nonvested—December 31, 2020	17,529	60,380	56,330	2,683,108	439,461

There were no unvested Classes B-2 and B-3 Units at December 31, 2020.

11. INCOME TAXES

Income from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2020	2019	2018
Domestic	15,336	17,448	3,688
Foreign	2,935	7,503	—

Income before income taxes	18,271	24,951	3,688

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The components of the income tax provision (benefit) from continuing operations for the years ended December 31, 2020, 2019, and 2018 are as follows:

	2020	2019	2018
Current:
Federal	—	—	—
State	—	—	—
Foreign	1,875	2,845	—

Total	1,875	2,845	—
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	32	(2,143)	—

Total	32	(2,143)	—
Income tax expense (benefit)	1,907	702	—

The income tax expense varied from the expense calculated using the federal statutory income tax rate for the years ended December 31, 2020, 2019 and 2018, primarily due to income (loss) from non-taxable pass-through entities and deferred tax impact of foreign rate change.

	Year Ended December 31,
(In thousands, except percentages)	2020	%	2019	%	2018	%
Federal tax expense at U.S. statutory rate	3,836	21.0	5,239	21.0	774	21.0
Federal tax expense effect of flow-through entity	(3,289)	(18.0)	(4,045)	(16.2)	(774)	(21.0)
Deferred tax impact of foreign rate change	1,158	6.3	(1,100)	(4.4)	—	—
Foreign Rate Differential	137	0.8	291	1.2	—	—
Transaction Cost	—	—	267	1.0	—	—
Other	65	0.3	50	0.2	—	—
Total income tax expense	1,907	10.4	702	2.8	—	—

Deferred Income Taxes

	As of December 31,
(In thousands)	2020	2019	2018
Deferred tax assets:
Interest expense carry forwards	165	105	—
Other	5	6	—
Total deferred tax assets	170	111	—

Valuation allowance	(170)	(111)	(-)
Total net deferred tax assets	—	—	—

Deferred tax liabilities:
Intangibles	9,408	8,572	10,651
Other
Total deferred tax liabilities	9,408	8,572	10,651

Net deferred tax assets (liabilities)	(9,408)	(8,572)	(10,651)

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

In assessing the realization of deferred tax assets for the years ended December 31, 2020, 2019 and 2018, the management considers whether it is more likely than not some portion or all of the deferred tax assets will be realized, as prescribed by ASC 740. The ultimate realization of deferred tax assets is primarily dependent upon the generation of future taxable income. Management considers all available evidence in making this assessment and has determined that a full valuation allowance should be recorded on net deferred tax assets.

The Company has recorded a full valuation allowance against its otherwise recognizable deferred income tax assets as of December 31, 2020, 2019 and 2018. Management has determined, after evaluating all positive and negative historical and prospective evidence, that it is more likely than not that these assets will not be realized. There was a net increase to the valuation allowance of $59, $111, and $0 for the years ended December 31, 2020, 2019, and 2018, respectively.

The Company determined that there are no unrecognized tax benefits for the reporting periods.

The Company regularly determined certain foreign earnings to be indefinitely reinvested outside the United States. The Company will continue to evaluate its reinvestment policy on a quarterly basis and will adjust its estimate of its income tax provision accordingly to the extent there is a change and an adjustment is required. As of December 31, 2020, the amount of undistributed earnings was approximately $16,436. The Company did not provide for U.S. income taxes on the undistributed earnings and other outside temporary differences of foreign subsidiaries as they are considered indefinitely reinvested outside the United States. As of December 31, 2020, the amount of temporary differences related to undistributed earnings and other outside temporary differences upon which U.S. income taxes have not been provided is immaterial to the consolidated financial statements.

The Company files income tax returns in the U.S. federal, states and various foreign countries. For U.S. federal income tax purposes, as of December 31, 2020, the year 2017 and later tax years remain open for examination by the tax authorities. For foreign income tax purposes, as of December 31, 2020, the year 2015 and later tax years remain open for examination by the tax authorities under the Netherland’s five-year statute of limitations.

12. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office facilities under noncancelable operating lease agreements. The Company leases such facilities in Venice, California; Bellevue, Washington; Guelph, Canada; and Atlanta, Georgia. Rent expense was $2,262, $1,825 and $1,438 for the years ended December 31, 2020, 2019 and 2018 which was included in the selling, general, and administrative expenses. The Venice office facilities are on two-year renewable leases. The Bellevue lease is in effect until May 2025. The Guelph, Canada, lease is valid until September 2021. As of December 31, 2020, the expected future operating lease obligation are as follows:

Year ending December 31,	Amount
2021	$1,017
2022	249
2023	249
2024	249
2025	104

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes the ultimate liability, if any, with respect to these actions will not materially affect the

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

consolidated financial position, results of operations, or cash flows. There can be no assurance, however, that the ultimate resolution of such actions will not materially or adversely affect the Company’s consolidated financial position, results of operations, or cash flows. The Company accrues for losses when the loss is deemed probable and the liability can reasonably be estimated.

System1, LLC (a wholly owned subsidiary of S1 Holdco LLC) was named in a lawsuit alleging breach of partnership agreement, breach of fiduciary duty and breach of contract (among other claims), along with other affiliated defendants, by an individual who alleges that he was a co-founder and equity owner of OpenMail LLC (a significant shareholder of S1 Holdco) related to facts, circumstances and events that principally occurred prior to the formation of S1 Holdco. This matter was fully settled by the parties at no monetary and non-monetary expense or exposure to System1 or S1 Holdco, and included a complete release of claims against all named defendants, including System1 and S1 Holdco. The case was voluntarily dismissed with prejudice in March 2021.

Executive Compensation

Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is contingent upon a participation threshold of $300 million (which was subject to adjustment as set forth in the S1 Holdco operating agreement) contingent on a four-year vesting term, or if a qualifying change in control transaction occurs. The Company recorded a liability for this arrangement of $4,237 as of December 31, 2020.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to claims related to these indemnifications. As a result, the Company believes the estimated fair value of these agreements is immaterial. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2020.

13. DEBT

The Company has secured financing from Cerberus Business Finance, LLC. As of December 31, 2020, the Company had principal of $183,674 outstanding under a term loan. Payments of $1,750 are due quarterly and, upon delivery of the prior year’s audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In the second quarter of 2021, the Company made a payment of $4,600. The Company also had a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of December 31, 2020 under the revolving line of credit.

Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2020.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

As of December 31, 2020, future minimum principal payments on long-term debt are as follows: 2021—$11,636, and 2022—$172,038. Loan fees amounting to $3,704 have been offset against the loan balance. Interest expense were $24,669, $26,033 and $18,976 for the years ended December 31, 2020, 2019 and 2018, respectively.

14. NET INCOME PER UNIT ATTRIBUTABLE TO MEMBERS

Basic net income per unit attributable to members is calculated by dividing the net income attributable to common stockholders by the weighted-average number of membership units. The Company does not have any dilutive securities outstanding for the years ended December 31, 2020, 2019 and 2018. Therefore, diluted net income per share is the same as basic.

	For the Years Ended December 31,
	2020	2019	2018
Numerator:
Net income from continuing operations	$16,364	$24,249	$3,688
Net income(loss) from discontinued operations	$47,397	$(15,454)	$(5,667)

Denominator:
Weighted-average membership units outstanding:
Weighted-average membership units outstanding—basic and diluted	20,488	20,488	19,091

Income (loss) earnings per membership units
Income (loss) from continuing operations per membership units – basic and diluted	$0.80	$1.18	$0.19
Income (loss) from discontinued operations per membership units – basic and diluted	$2.31	$(0.75)	$(0.30)
Income (loss) per membership units – basic and diluted	$3.11	$0.43	$(0.11)

15. SEGMENT REPORTING

ASC Subtopic 280-10, “Segment Reporting,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. System1’s Chief Executive Officer, who is considered to be its CODM, reviews financial information presented on an operating segment basis for purposes of making operating decisions and assessing financial performance.

The CODM measures and evaluates reportable segments based on segment operating revenues as well as Adjusted Gross Margin and other measures. We define and calculate Adjusted Gross Margin as revenue less advertising expense to acquire users. The remaining cost of revenues consist of non-advertising expenses such as set-up costs and royalties and fees. The Company excludes the following items from segment Adjusted Gross Margin: depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments, that the CODM does not consider for the purposes of making decisions to allocate resources among segments or to assess segment performance. Although these amounts are excluded from segment Adjusted Gross Margin, they are included in reported consolidated net income from continuing operations before income tax and are included in the reconciliation that follows.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The Company’s computation of segment Adjusted Gross Margin may not be comparable to other similarly-titled measures computed by other companies because all companies do not calculate segment Adjusted Gross Margin in the same fashion.

Operating segments do not sell products and services across segments, and, accordingly, there are no intersegment revenues to be reported. The accounting policies for segment reporting are the same as for System1 as a whole.

The CODM of the Company reviews operating results, assesses performance and makes decisions by operating segment. Management views each of the Company’s business lines as an operating segment. The Company has three business lines and operating segments: Publishing and Lead Generation, Search and Applications, and Partner Network.

The Publishing and Lead Generation and Search & Applications operating segments are aggregated into one reportable segment, referred to as Owned and Operated, based on their similar economic characteristics, technology platform utilized, types of services provided, Advertising Partners, and cost structures. The Company has two reportable segments: Owned and Operated and Partner Network. The following summarizes assets by reportable segments as of December 31:

	2020	2019
Owned and Operated	$184,236	$268,737
Partner Network	34,448	44,380

	$218,684	$313,117

The following summarizes revenue by reportable segments for the years ended December 31:

	2020	2019	2018
Owned and Operated	$437,501	$369,570	$230,877
Partner Network	38,476	37,923	34,653

Adjusted gross margin	$475,977	$407,493	$265,530

The following summarizes Adjusted Gross Margin by reportable segments for the years ended December 31:

	2020	2019	2018
Owned and Operated	$110,012	$108,635	$77,631
Partner Network	38,476	37,923	34,653

Adjusted gross margin	$148,488	$146,558	$112,284

Other cost of revenues	13,507	14,835	17,784
Salaries, commissions and benefits	55,548	48,389	41,609
Selling, general and administrative	22,979	19,960	24,914
Depreciation and amortization	13,832	11,244	5,313
Interest expense	24,351	26,033	18,976
Other expense	—	1,146	—

Net income from continuing	$18,271	$24,951	$3,688

operations before income tax

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

16. RELATED-PARTY TRANSACTIONS

PlayaNext LLC (“Playa”), in which the Company’s CEO is a principal shareholder, entered into a service agreement with the Company in which Playa shall reimburse the Company for a mutually agreed upon allocation of costs incurred by the Company in connection with employing the personnel necessary to provide Playa’s personnel services. In addition, Playa will pay the Company a quarterly fee for general and administrative support based on estimated calculations set forth in the service agreement. Playa may defer personnel costs payments to the Company until the earlier of (i) the acquisition (if any) of Playa by the Company or another party or (ii) the termination of Mr. Weingarten’s employment with the Company. These costs amounted to $172 and $237 for the years ended December 31, 2020 and 2019, respectively.

During 2018, the Company’s president did not take a salary for the year. On October 16, 2018, S1 Holdco and its subsidiaries purchased a 50.1% interest in a UK-based company, Protected LTD., for $55,000. At the time of the transaction, an investment vehicle known as Lone Investment Holdings (LIH) was a shareholder and creditor of Protected. LIH owned 7.7% of the equity of Protected, and also was a creditor for $10,500, of shareholder loans for which Protected was the obligor. LIH’s shareholders primarily consist of members of the Company’s management team. As a result of the transaction, LIH’s shareholder loan to Protected was repaid, with interest, and LIH also received $1,158 in proceeds from the sale of its equity. LIH also retains a 3.85% equity ownership stake in Protected through System1 Surfboard Holdings, Inc.

During 2018, the Company extended loans to three of its senior executives. The balance of the loans were $969 and $941 as of December 31, 2020 and 2019, respectively.

Protected.net utilizes multiple payment processors in order to process credit card payments from its subscription customers, including Paysafe. Paysafe recently completed a merger with Foley Trasimene Acquisition Corp. II, a special purpose acquisition company sponsored by entities affiliated with William Foley, who is also a sponsor of Trebia Acquisition Corp. Protected.net’s payment processing agreement with Paysafe was negotiated before the announcements of both our business combination among System1, Protected.net and Trebia as well as the business combination between Paysafe and Foley Trasimene.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

17. DISCONTINUED OPERATIONS

In the third quarter of 2020, the Company’s Board of Directors approved a plan to dispose of the Company’s 50.4% interest in Protected. The transaction closed on November 13, 2020 and the Company’s interest in Protected was sold for $81,419. The final proceeds from the sale were $38,193, net of the settlement of Protected debt. OpenMail’s share of the proceeds of $17,164 was not distributed but reinvested in Protected. Court Square’s share of the proceeds was $21,028, of which $11,601 were distributed to Court Square directly by the buyers, and $9,427 distributed to the Company (and subsequently distributed to Court Square). As a result of the disposition, the Company recorded a gain on disposal of $55,070, which is comprised of the cash received by the Company and the net reduction in carrying value of the assets and liabilities of Protected. The assets and liabilities of Protected held-for-sale as of December 31, 2019 were:

As of December 31,
2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalent	$7,250
Restricted cash	3,689
Accounts receivable, net of allowance for doubtful accounts	12
Prepaid expenses and other current assets	84

Total current assets	$11,035

Non current assets:
Property and equipment, net	$140
Internal-use software development cost, net
Intangible assets, net	17,769
Goodwill	51,912

Total assets	$80,856

LIABILITIES
Current liabilities:
Accounts payable	$3,056
Accrued expenses and other current liabilities	12,315
Deferred revenue	29,252

Total current liabilities	$44,623

The Company disposed of Protected as it represents a business (subscription anti-virus), which the Company was no longer pursuing at that time. Furthermore, Protected operates on its own technology platform separate from the Company’s core technology platform, and has a customer base that the Company no longer plans to serve. As such, the disposal of Protected represents a strategic shift. Accordingly, the results of Protected have been accounted for as discontinued operations for all periods presented.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

The financial results of Protected are presented as loss from discontinued operations, net of income taxes in the Consolidated Statements of Operations. The following table presents the financial results of Protected:

	For the year ended December 31,
	2020	2019	2018
Revenue	$72,937	$45,222	$2,977

Operating costs and expenses
Cost of revenues	79,958	67,272	11,859
Salaries, commissions, and benefits	1,835	1,678	299
Selling, general, and administrative	4,047	4,289	1,213
Depreciation and amortization	2,412	2,891	603

Total operating costs and expenses	88,252	76,130	13,974

Operating loss	(15,315)	(30,908)	(10,997)
Gain on disposal of Protected	55,070	—	—
Noncontrolling interest	7,642	15,454	5,330

Income (loss) from discontinued operations, net of income taxes	$47,397	$(15,454)	$(5,667)

The following table presents depreciation, amortization, capital expenditures, and significant non-cash items of the discontinued operations related to Protected:

	For the year ended December 31,
	2020	2019	2018
Depreciation	$59	$29	$20
Amortization	2,353	2,862	583
Capital expenditure	29	171	33
Noncontrolling interest	7,642	15,454	5,330

18. SUBSEQUENT EVENTS

The Company has evaluated the impact of subsequent events through June 7, 2021, which is the date the consolidated financial statements were available to be issued.

In January 2021, the Company notified Ian Weingarten, its Chief Executive Officer since April 2019, of its decision to terminate his employment with the Company as of February 2021. In connection with such termination, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Weingarten pursuant to which the Mr. Weingarten and the Company agreed to the following: (i) payment of separation pay benefits consistent with the terms of Mr. Weingarten’s Employment Agreement, dated April 10, 2019, (ii) continued health coverage benefits under COBRA for up to 18 months, (iii) the execution, delivery and non-revocation by Mr. Weingarten of a release of any and all claims that Mr. Weingarten has or may have against the Company and (iv) amending the Services Agreement with PlayaNext LLC to (a) fix the accrued obligations due to the Company from PlayaNext through February 2021 (the “PN Accrued Obligations”), (b) establish the timeframe on which the PN Accrued Obligations shall be repaid to the Company, (c) reduce the monthly fees payable by PlayaNext to the Company to a fixed $10,000 per month effective as of March 1, 2021 and (d) end the services provided by the Company to PlayaNext under the Services Agreement as of June 30, 2021.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Pursuant to the Separation Agreement, the parties also agreed set Mr. Weingarten’s Profits Interest” set forth in the Fourth Amended & Restated Limited Liability Company Agreement (the “S1 LLC Agreement”) at a maximum of 3.75% if the Company enters into a “Qualifying Transaction” (as defined in the S1 LLC Agreement). In connection with entering into the Separation Agreement, the Company agreed to provide Mr. Weingarten an advance against a portion of any Profits Interest payment that Mr. Weingarten may be entitled to in the future in the form a $1,500,000 recourse promissory note due on or before December 31, 2023, which (i) is secured by a pledge of Mr. Weingarten’s Profits Interest right, (ii) shall be repaid out of any Profits Interest payable to Mr. Weingarten prior to the maturity date and (ii) accrues interest at a rate of 0.11%.

Mr. Weingarten’s termination did not impact the Profits Interest Liability as of December 31, 2020 as the amount represents the Profits Interest that were vested as of December 31, 2020. Severance costs of $330 related to his termination will be paid over six-monthly installments, with the first installment paid in April 2021.

On May 28, 2021, the Company executed a letter of intent to acquire a subscription-based business for total consideration of $25 million.

Events occurring subsequent to the original issuance of the financial statements (unaudited)

The Company has further evaluated subsequent events for disclosure through September 15, 2021, which is the date the consolidated financial statements were available for reissuance.

On June 28, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”).

The Business Combination Agreement provides for System1 and Protected becoming subsidiaries of Trebia (the “Business Combination”). Following the consummation of the Business Combination, the combined companies will be organized in an “Up-C” structure, in which substantially all of the assets and business of Trebia will be held by System1.

The consideration payable to the existing equity holders of System1 and Protected in connection with the Transaction will be a combination of cash and equity consideration.

The aggregate cash consideration payable under the Business Combination Agreement will be approximately $462,500 (subject to certain adjustments set forth in the Business Combination Agreement).

The aggregate equity consideration payable under the Business Combination Agreement will be approximately $667,500, consisting of shares of Trebia Class A Common Stock and Trebia Class C Common Stock.

The Closing Cash Consideration and Closing Equity Consideration are subject to an adjustment (in direct proportion) in the event the value of shareholder redemptions exceeds $417,500. In that event, current equity holders of the Companies have agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds $462,500, the current equity holders of the Company and Protected may elect to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration, at their sole election.

Concurrently with the Business Combination, the Company’s outstanding term loan due 2022 will be paid off and terminated.

S1 Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per unit amounts and number of units)

Concurrently with the consummation of the Business Combination, System1 will enter into a tax receivable agreement (the “Tax Receivable Agreement”) by and among the Company and Trebia, pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.

On April 1, 2021, the Company extended a loan to Mr. Weingarten in the form of a $1,500 recourse promissory note due on or before December 31, 2023.

PROTECTED.NET GROUP LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS AT JUNE 30, 2021 AND DECEMBER 31, 2020

	(unaudited)
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$14,227,024	$6,252,719
Restricted Cash	2,457,922	5,603,764
Prepaid expenses and other current assets [Note 3]	691,200	359,329
Deposits	3,000,000	3,000,000

Total current assets	20,376,146	15,215,812
Due from related parties [Note 15]	26,248,528	10,229,719
Property, plant, and equipment [Note 4]	372,706	270,495
Intangible Assets [Note 5]	415,289	53,230
Goodwill [Note 11]	283,809	—

Total assets	$47,696,478	$25,769,256

Liabilities and Shareholders’ Deficit
Accounts payable	$731,974	$3,004,879
Accrued expenses [Note 6]	6,199,100	6,704,093
VAT tax liability	9,350,631	6,366,454
Deferred revenue	58,731,231	47,430,897
Related party deferred revenue	207,564	167,712
Current portion of note payable [Note 7]	2,812,500	1,500,000
Due to related party	—	4,389
Refund liability	448,996	511,779

Total current liabilities	78,481,996	65,690,203
Note payable, net of current portion and deferred financing costs [Note 7]	11,635,735	8,351,806

Total liabilities	90,117,731	74,042,009

Commitments and Contingencies [Note 8]

Shareholders’ Deficit :
Class A Preferred shares, par value £0.0001 per share, 7,992,009 shares authorized, issued, and outstanding on June 30, 2021 and December 31, 2020, respectively	10,515	10,515
Class B Common shares, par value £0.0001 per share, 7,960,105 shares authorized, issued, and outstanding on June 30, 2021 and December 31, 2020, respectively	10,558	10,558
Additional paid-in capital	40,953,320	40,953,320
Accumulated deficit	(83,395,646)	(89,247,146)

Total Shareholders’ deficit	(42,421,253)	(48,272,753)

Total Liabilities and Shareholders’ Deficit	$47,696,478	$25,769,256

The accompanying notes are an integral part of these condensed consolidated financial statements

PROTECTED.NET GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Six Months Ended June 30,
	(unaudited)	(unaudited)
	2021	2020
Continuing operations
Revenue [Note 10]	$67,227,339	$40,344,563
Cost of revenue	53,190,645	51,030,486

Gross profit (loss)	14,036,694	(10,685,923)

Operating Expenses
General and administrative expenses [Note 13]	7,771,450	2,548,002
Related party rent expense	323,654	266,490

Total operating expenses	8,095,104	2,814,492

Other Operating Expense (Income)
Foreign currency transaction loss	531,791	267,089
Other operating income [Note 14]	(342,874)	(26,992)

Total other operating expense, net	188,917	240,097

Operating income (loss)	5,752,673	(13,740,512)

Non-Operating Expense (Income)
Related party interest expense	—	164,808
Related party interest income	(485,051)	—
Interest expense	386,224	67,650

Total non-operating expenses/(income), net	(98,827)	232,458

Income (Loss) before income taxes	5,851,500	(13,972,970)
Income tax [Note 12]	—	—

Net Income (Loss) and Comprehensive Income (Loss) for the period	$5,851,500	$(13,972,970)

The accompanying notes are an integral part of these condensed consolidated financial statements

PROTECTED.NET GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Class A Preferred shares		Class B Common shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance on January 1, 2020	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(75,988,881)	$(35,014,488)
Net loss for the period	—	—	—	—	—	(13,972,970)	(13,972,970)

Balance on June 30, 2020	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(89,961,851)	$(48,987,458)

Balance on January 1, 2021	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(89,247,146)	$(48,272,753)
Net income for the period	—	—	—	—	—	5,851,500	5,851,500

Balance on June 30, 2021	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(83,395,646)	$(42,421,253)

The accompanying notes are an integral part of these condensed consolidated financial statements

PROTECTED.NET GROUP LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	(unaudited)	(unaudited)
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,851,500	$(13,972,970)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	63,099	32,801
Amortization	40,941	37,076
Amortization of deferred financing costs	46,429	—
Interest income on loan with System1 SS Protect Holdings, Inc.	(449,900)
Financing fee income on loan with System1 SS Protect Holdings, Inc.	(35,152)	—
Change in operating assets and liabilities:		—
Prepaid expenses and other current assets	(320,016)	(321,489)
Deposits	—	(3,000,000)
Accounts payable	(2,599,833)	683,258
Accrued expenses	(419,624)	1,275,180
VAT tax liability	2,984,177	277,911
Refund liability	(62,783)	(11,304)
Deferred revenue	11,300,334	9,340,188
Related party deferred revenue	39,852	—
Due from related party	(54,200)	(241,177)
Due to related party	(4,389)	(655,369)

Net cash provided by (used in) operating activities	16,380,435	(6,555,895)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangibles, property, plant, and equipment	(187,278)	(77,019)
Acquisition of Host Plus Limited, net of cash acquired	13,393	—
Loan advanced to Just Develop It	(8,430,269)	—
Repayment of loan by Just Develop It	8,430,269	—
Loan advanced to Company director	(282,318)	—
Loan advanced to System1 SS Protect Holdings, Inc.	(15,197,239)	—

Net cash used in investing activities	(15,653,442)	(77,019)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan	5,000,000	—
Repayment of loan	(375,000)	—
Repayment of loan to Just Develop It	(448,530)	—
Proceeds from related party loans	—	9,000,000
Repayment of related party loan	—	(3,000,000)
Payment of deferred financing costs	(75,000)	—

Net cash provided by financing activities	4,101,470	6,000,000
Net change in cash and restricted cash	4,828,463	(632,914)
Cash and restricted cash, beginning of year	11,856,483	10,863,222

Cash and restricted cash, end of year	$16,684,946	$10,230,308

Supplemental disclosure of cash and non-cash investing and financing activities
Cash paid for interest	$(231,147)	$(164,808)

The accompanying notes are an integral part of these condensed consolidated financial statements

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND LIQUIDITY

Business

Protected.net Group Limited (“Protected.net” or the “Company”) was formed on May 1, 2016 as a private company limited by shares incorporated in England and Wales. The Company established a wholly owned subsidiary, Network Protect Limited., in England and Wales, for the purpose of selling VPN software packages to end user customers. This Company was divested during 2020.

Protected.Net provides Antivirus Software solutions to its customers, offering its customers a single packaged solution that provides protection and reporting to the end user.

The Company operates through one entity in one industry, delivering Antivirus software directly to end-user customers across the world. With global reach, the Company transacts across five different currencies, GBP, EUR, CAD, AUD, and USD.

The Company services all customers and operations from a single location from within the UK, with support functions being operated at several overseas locations, dependent on the level of support required and the physical location of the customer.

The product offering comprises a core security package with varying levels of extra protection of a more specific nature should the customer require these.

Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has financed its activities principally from the issuance of ordinary and preferred equity securities.

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic (the “Pandemic”). The Pandemic has had a widespread and detrimental effect on the global economy and has adversely impacted the Company’s business and results of operations. At this point, the extent to which COVID-19 may impact our future financial condition or results of operations is uncertain, and as of the date of issuance of these condensed consolidated financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or adjust the carrying value of our assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the condensed consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our condensed consolidated financial statements.

The Company has incurred substantial and negative cash flows from operations in every fiscal period from inception through 2020. For the six months ended June 30, 2021, the Company reported a net income of $5,851,500 and generated $16,380,435 in cash from operations during the six months ended June 30, 2021. In addition, the Company had an accumulated deficit of $83,395,646 as of June 30, 2021. The Company’s cash and restricted cash as of June 30, 2021 is $16,684,946. The Company has begun to achieve positive financial performance in 2021, which is forecasted to continue through the next twelve months following the issuance of these condensed consolidated financial statements. In addition, the Company has extended one of its major business relationships with the provider of its antivirus licenses through March 31, 2025.

Management prepares an annual budget which is then re-forecasted monthly using latest assumptions to help ascertain the going concern basis. In addition, a weekly cash forecast is also prepared to ensure that financial

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

viability can continue. In 2021, the COVID-19 pandemic provided an element of uncertainty regarding potential future earnings of the Company. However, the Company was able to capitalize on growth opportunities afforded by the COVID-19 pandemic due to more people working from home and utilising their devices, which provided a larger customer base and market. As a result of this, the Company was able to grow our customer base throughout the year.

In the first half of 2021, certain shareholders at System1 SS Protect Holdings, Inc., the parent of the Company, signed a letter of intent that would potentially result in a merger with the view to the new company being listed on the NYSE. As a part of this transaction, it is expected that the intercompany loan to System1 SS Protect Holdings will be repaid as well as a new loan facility will be agreed with Bank of America with the goal to repay all outstanding debt of the Company. Refer to the Subsequent Events footnote at Note 18 for additional discussion on this proposed merger.

Management uses internal transactional data to measure key business metrics, such as cost to acquire, average order value, and attrition rates to help assess the going concern basis. The Company is also constantly assessing its software offering to the public to ensure that it not only matches the customers’ needs and is priced reasonably, but also to explore potential add-ons or new products.

Given the Company’s gross margin, operating margin, its cash balance, and items discussed above, will be sufficient to fund its operations for the next 12 months from the date of issuance of these condensed consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis for Preparation

These interim condensed consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The interim condensed consolidated financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2020 appearing elsewhere in the Registration Statement. The year-end condensed balance sheet was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Condensed Consolidated Statements of Operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2021 or thereafter.

The Directors have prepared these condensed consolidated financial statements as of June 30, 2021 for inclusion in a registration statement on Form S-4 (the “Registration Statement”) to be submitted by Trebia Acquisition Corp. (“Trebia”) to the United States Securities and Exchange Commission (“SEC”).

Goodwill

The Company records as goodwill the excess of the purchase price over the fair value of the identifiable net assets and other intangible assets acquired. Goodwill is tested for impairment when a triggering event occurs that indicates that the fair value of the Company may be below its carrying amount. In order to identify if a triggering

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

event has occurred, the Company first assesses the qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that the fair value of the entity is less than its carrying amount, the entity must perform the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary. Management performed a quantitative assessment to determine whether impairment of goodwill had occurred. Based on the results of the quantitative assessment, there were no indications of impairment at June 30, 2021.

Business Combinations

The Company accounts for its business combinations under the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as a measurement-period adjustment. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. The estimated fair value of the net assets acquired determined using the income approach to valuation is based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, such as trade names, may be determined using the cost to recreate method or a relief from loyalty method depending on the asset acquired. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed.

The most significant assumptions under the cost to recreate method is to value acquired intangible assets including the cost and time to build the acquired technology as well as the developers’ profit and rate of return. Management develops these assumptions based on historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

Special Purpose Acquisition Company (“SPAC”) Merger Transaction Costs

SPAC Merger transaction costs are expensed as incurred. The costs relate to legal and accounting fees incurred in connection with the business combination with Trebia Acquisition Corp. (“Trebia”).

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which aims to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, goodwill impairment will be measured as the amount by which the carrying value exceeds the fair value. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The standard is effective for annual and interim reporting periods beginning after December 15, 2020. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Pronouncements Recently Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) which is intended to simplify the accounting for income taxes by eliminating certain exceptions and simplifying certain requirements under Topic 740. Updates are related to intraperiod tax allocation, deferred tax liabilities for equity method investments interim period tax calculations, tax laws or rate changes in interim periods, and income taxes related to employee share ownership plans. The guidance for ASU No. 2019-12 is required for annual reporting periods, including interim periods within those annual periods, beginning after December 15, 2020, for business entities that are public, and after December 15, 2021, including interim periods within those annual periods, for all other entities, with early adoption permitted.” The Company adopted this guidance effective on January 1, 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. This ASU codifies the disclosure guidance of all codifications which provide entities with an option to either present information on the face or disclose it in the notes to the financial statements. ASU 2020-10 also clarifies application of various provisions in the codifications where the guidance may have been unclear. The ASU is effective for fiscal years beginning after December 15, 2020. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Accounting for Credit Losses (Topic 326), which requires the use of an “expected loss” model on certain types of financial instruments. The standard also amends the impairment model for available-for-sale debt securities and requires estimated credit losses to be recorded as allowances instead of reductions to amortized cost of the securities. Update No. 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact the standard will have on its financial position and results of operations.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The standard is effective for annual reporting periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact the standard will have on its financial position and results of operations.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options, for convertible instruments and also increases information transparency by making disclosure amendments. The standard is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of this accounting standard update on its financial position and results of operations.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	(unaudited)
	June 30, 2021	December 31, 2020
Prepaid Advertising	$101,024	$39,689
Prepaid Subscriptions	234,792	168,289
Prepaid Technical Support	232,150	—
Other Prepaid Expenses	123,234	151,351

Total	$691,200	$359,329

4. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

	(unaudited)
	June 30, 2021
	Estimated Useful Life	Beginning Balance	Additions	Disposals	Accumulated Depreciation	Net Book Value
Computers	3 years	$113,685	$54,516	$—	$(61,842)	$106,359
Furniture and fixtures	4 years	217,008	99,201	—	(85,743)	230,466
Office equipment	3 years	47,796	11,592	—	(23,507)	35,881

Total		$378,489	$165,309	$—	$(171,092)	$372,706

	December 31, 2020
	Estimated Useful Life	Beginning Balance	Additions	Disposals	Accumulated Depreciation	Net Book Value
Computers	3 years	$56,151	$57,533	$—	$(41,069)	$72,615
Furniture and fixtures	4 years	90,818	126,190	—	(52,396)	164,612
Office equipment	3 years	26,314	21,482	—	(14,528)	33,268

Total		$173,283	$205,205	$—	$(107,993)	$270,495

Depreciation expense was $63,099 and $32,801 for the six months ended June 30, 2021 and 2020, respectively.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. INTANGIBLE ASSETS

Intangible assets consist of the following:

	(unaudited)
	June 30, 2021
	Estimated Useful Life	Beginning Balance	Additions	Sales	Accumulated Amortization	Net Book Value
Software	3 years	$255,668	$20,000	$—	$(232,394)	$43,274
Technology	5 years	—	312,000	—	(15,600)	296,400
Domain Names	5-15 years	22,187	71,000	—	(17,572)	75,615

		$277,855	$403,000	$—	$(265,566)	$415,289

	December 31, 2020
	Estimated Useful Life	Beginning Balance	Additions	Sales	Accumulated Amortization	Net Book Value
Software	3 years	$243,168	$12,500	$—	$(210,445)	$45,223
Domain Names	5 years	47,187	—	(25,000)	(14,180)	8,007

		$290,355	$12,500	$(25,000)	$(224,625)	$53,230

Amortization expense was $40,941 and $37,076 for the six months ended June 30, 2021 and 2020, respectively.

6. ACCRUED EXPENSES

Accrued expenses consist of the following:

	(unaudited)
	June 30, 2021	December 31, 2020
Marketing	$3,591,035	$4,361,567
Payroll	736,442	632,880
Payable to Intersections Inc. *	1,110	433,063
Accounting	472,462	274,004
Professional fees	165,355	183,052
License and royalties	663,280	387,017
Software	85,700	74,500
Administrative	260,954	223,400
Other	222,762	134,610

Total accrued expenses	$6,199,100	$6,704,093

*

This amount represents revenue collected by the Company after the sale of Network Protect Limited in August 2020 that is due to Intersections Inc. Based on the asset purchase agreement, the Company is required to continue servicing the receivable and remit all collections to Intersections through August 12, 2022.

7. NOTE PAYABLE

On December 17, 2020, the Company entered into a new Facilities Agreement (the “Agreement”) with Silicon Valley Bank that provides for a facility of up to $10,000,000 (“Facility A”), and an additional facility (“Facility B”) up to $5,000,000, not to be used until Facility A is fully used. The Company was charged an arrangement fee of $150,000 in respect to Facility. The arrangement fee was paid on December 17, 2020 relating

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

to Facility A. The Agreement contains financial covenants, requiring a leverage ratio of between 2.50-3.00:1, and minimum liquidity amounts between $3,000,000 and $5,000,000 during the period ending on the termination date of December 17, 2023. All covenants related to both facilities were met as of June 30, 2021. Facility A and Facility B both carry a variable interest rate of 3.5%—7.5%, payable on a quarterly basis. The note requires principal payments of $375,000 for the first 8 quarters and $1,750,000 for the final four quarters. The principal amount due in the next twelve months totals $1,875,000.

On March 31, 2021, the Company drew the additional $5,000,000 related to Facility B. The Facility B draw contains financial covenants, requiring a leverage ratio of between 2.50-3.00:1, and minimum liquidity amounts between $3,000,000 and $5,000,000 during the period ending on the termination date of March 31, 2024. The Company was in compliance with the applicable financial covenants as of June 30, 2021. Facility B carries an interest rate of 3.75% for the first two years and 17.5% during the final year. The Company was charged an arrangement fee of $75,000 in respect to Facility B. This arrangement fee was paid on March 31, 2021. The note requires principal payments of $187,500 for the first 7 quarters, $875,000 for the next four quarters, and $187,500 for the final quarter. The principal amount due in the next twelve months totals $937,500.

The total loan balance was $15,000,000 and $10,000,000 as of June 30, 2021 and December 31, 2020, respectively. Deferred financing fees related to this loan totaled $176,766 and $148,194 as of June 30, 2021 and December 31, 2020, respectively. The deferred financing costs are amortized over a straight-line basis, which approximates the amortization under the effective interest rate method. Amortization of deferred financing costs during the six months ended June 30, 2021 was $46,429. Additionally, the Company incurred $314,388 of interest associated with the Note payable during the six months ended June 30, 2021.

8. COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

9. SHAREHOLDERS’ EQUITY

The Company had one class of preferred and common shares, as outlined below, as of June 30, 2021 and December 31, 2020. The common share classes are displayed in aggregate on the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Changes in Shareholders’ Deficit. On June 30, 2021, the Company has the authority to issue up to 0 shares of £0.0001 par value Class A Preferred Shares and 0 shares of £0.0001 par value Class B Ordinary Shares.

Preferred Shares

The Preferred Shares have a par value of £0.001 per share. Each share of the Company’s Preferred Shares entitled the holder to one vote on all matters to be voted upon by the Shareholders. Preferred Shares shall be first in priority to receive distributions based on the original value of the shares plus any accrued and unpaid dividends. As of June 30, 2021 and December 31, 2020, the Company had 7,992,009 preferred shares authorized and issued. The Preferred Shares carry a fixed cumulative preferred dividend at a rate of 7% per annum on the original value of these shares plus any accrued but unpaid dividend amounts, compounded annually.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Common Shares

The Company had one class of common shares, as outlined below, as of June 30, 2021 and December 31, 2020. These share classes are displayed in aggregate on the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Changes in Shareholders’ Deficit.

The Ordinary Shares have a par value of £0.001 per share. Each share of the Company’s Ordinary Shares entitles the holder to one vote on all matters voted upon by the Shareholders. On liquidation or any distributions made to holders of Ordinary Shares, holders of Ordinary Shares shall be second in priority to receive distributions after payments are made to Preferred Shareholders. As of June 30, 2021 and December 31, 2020, the Company had 7,960,105 common shares authorized and issued.

10. REVENUE WITH CUSTOMERS

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on consideration specified in a contract with a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control over the service to the customer which could occur over time.

A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. Customers typically receive the benefit of the Company’s services as (or when) they are performed. Substantially all customer contracts provide that compensation is received for services performed to date. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are recorded as a reduction of revenue with a corresponding liability recognized.

Nature of goods and services

The following is a description of the Company’s services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

i.	Delivery of Antivirus Software

Antivirus Subscription Services – The Company is a leading distributor of computer protection software. The primary software, TotalAV Antivirus Pro, provides antivirus and anti-malware protection, spyware removal, adware cleaning, and more. The program can be installed and downloaded on 3 separate devices.

ii.	Delivery of additional add-on service(s)

In addition to TotalAV Antivirus Pro, the customers can sign up for additional services. These additional services include password vault, smartphone protection, identity protection, Ad Block Pro, protection on additional devices, Safe Browsing (VPN), and Advanced Cloud Scanning, among others.

The Company recognizes the sale of software over the length of the subscription (annually or monthly). The Company has two performance obligations (the Delivery of Antivirus Software and the Delivery of Additional Add-On Service(s)). Allocation of the transaction price was not necessary as the transaction prices for each separate performance obligation are separately stated in the contract.

The Company recognizes revenues from sales transactions containing sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under ASC 606

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

and are considered when estimating the transaction price for a sale. The Company uses the expected value method to determine the amount of refunds expected using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer. The total refund liability totaled $448,996 and $511,779 as of June 30, 2021 and December 31, 2020, respectively.

During the six months ended June 30, 2021 and 2020, the Company recognized $51.6 million and $29.2 million, respectively, of revenue from the satisfaction of delivery of antivirus software. During the six months ended June 31, 2021 and 2020, the Company recognized $15.6 million and $11.2 million of revenue from the satisfaction of delivery of additional add-on services, respectively.

The following table presents our revenues disaggregated by revenue stream.

	For the Six Months Ended June 30,
	(unaudited)	(unaudited)
	2021	2020
Major products/service lines
Antivirus software revenue	$51,564,991	$29,167,705
Additional add-on service revenue	15,662,348	11,176,858

Total revenue	$67,227,339	$40,344,563

Deferred Revenues

We record deferred revenues when cash payments are received in advance of our performance, primarily for subscription revenues. The increase in deferred revenues for the six months ended June 30, 2021 is primarily driven by sales increases and periodic invoices due in advance of satisfying our performance obligations.

Deferred Revenues
Balance at January 1, 2021	$47,430,897
Deferred revenue recognized during period	(54,777,620)
Additions to deferred revenue during period	66,077,954

Balance at June 30, 2021	$58,731,231

Practical Expedients and Exemptions

The Company has elected the practical expedient for treatment of contract costs as part of the adoption of ASC 606 and expensed them as incurred.

11. ACQUISITION OF HOST PLUS LIMITED

On March 31, 2021, the Company entered into a Share Purchase Agreement (the “Host Plus Agreement”) with Boxer Investment Group LLC, Christopher Philips, and Nicholas Baker (collectively, the “Sellers”) to purchase Host Plus Limited (“Host Plus”). Host Plus has developed a web hosting product for release to the public market, which has not yet been released as of the acquisition date (the “Host Plus Transaction”). The purpose of the acquisition for Protected.net is to enter a new business line in which it can leverage its marketing expertise and cross-sell the web hosting services to its antivirus solutions customer base. Pursuant to the Host Plus Agreement, the total purchase price was $448,668, which consisted of cash payment of $138 of cash (the “Closing Payment”)

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

to the Sellers as well as the assumption of Host Plus outstanding debt totalling $448,530. The outstanding debt assumed by the Buyer was due to Just Develop It Limited (“JDI”), who is the parent company of the Buyer and a related party. The Closing Payment was paid to the Sellers on March 31, 2021 (the “Closing Date”).

The fair value of the identifiable net assets acquired was less than the aggregate purchase consideration paid, and accordingly the Company recorded preliminary goodwill of $283,809 as of March 31, 2021, which will be evaluated for impairment annually.

Cash	$138
Host Plus debt assumed at closing	448,530

Total consideration	$448,668

The following table summarizes the preliminary purchase price allocations relating to the Host Plus acquisition:

Preliminary Fair Value

Current Assets Acquired
Net Working Capital (Including Cash of $13,531)	$(218,141)
Total Current Identifiable Assets	(218,141)

Non-Current Assets Acquired
Technology	312,000
Domain Name	71,000
Total Non-Current Identifiable Assets	383,000

Goodwill	$283,809

The Technology and Domain Name will be amortized over a useful life of 5 and 15 years, respectively. The Company did not incur any acquisition costs relating to the Host Plus Transaction.

Refer to the related party footnote at Note 15 for discussion on the debt assumed from a related party, JDI Holdings Limited as part of this acquisition.

12. INCOME TAXES

The Company estimates an annual effective tax rate of 0% as the Company still carries an accumulated deficit balance despite realizing a net profit for the six months ended June 30, 2021 and it is forecasting of expected profitability through year-end. Therefore, no current income tax expense has been recorded in the financial statements. Based on the Company’s history of generating net operating losses, the Company has determined that it is more likely than not that the tax benefits from the majority of those net operating losses would not be realized and a partial valuation allowance against the deferred tax assets has been recorded, leading to the usage of $6.1 million of net operating losses carried forward in the period.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses are comprised of the following items:

	For the Six Months Ended June 30,
	(unaudited)	(unaudited)
	2021	2020
Depreciation and amortization	$104,039	$69,877
Value-added tax provision	2,536,203	1,395,000
Software	538,684	510,614
Salaries and benefits	2,254,435	182,482
Legal fees	464,679	55,769
SPAC Merger Transaction Costs	558,128	0
Other general and administrative expenses	1,315,282	334,260

Total	$7,771,450	$2,548,002

14. OTHER OPERATING INCOME

For the 6 months ending June 30, 2021 Other operating income includes compensation received from one of our merchant providers, as well as one off income from the provision of shared services. In the 6 months ending June 30, 2020 this amount included funds received via the HMRC Job Retention Scheme during the COVID-19 pandemic.

15. RELATED PARTY TRANSACTIONS

The Company also has an agreement with JDI Property Holdings Limited (“JDI”) which allows for the Company to occupy desks at JDI’s property in such a place as JDI specifies from time to time in exchange for £25,000 per month. The agreement expires on June 21, 2022. The Company was also charged management fees and other staff costs by Just Develop It Limited and its subsidiaries (JDI and Skylark Golf & Country Club Limited), a group with common directors. The total of these expenses were $435,775 and $294,582 for the six months ended June 30, 2021 and 2020 respectively. Of these amounts, $323,654 and $266,490 related to rent expense, respectively.

As of December 31, 2019, the Company had an outstanding payable due to a former shareholder of which Company totaling $237,671. The payable related to taxes withheld to be remitted to the United Kingdom that were later determined to be over-collected. This payable was paid back to the directors by the Company in full in the first half of 2020.

On February 3, 2020, the Company entered into a short-term intercompany loan with a director of the Company. Under this agreement, the director agreed to provide the Company with a $3,000,000 loan that carried an interest rate of 10%. The loan was drawn by the Company on February 3, 2020 in full. The loan had a maturity date of March 17, 2020, which the Company paid back in full on this date. The Company incurred $35,000 of interest on this loan during the six months ended June 30, 2020.

On March 13, 2020, the Company entered into an intercompany loan payable with System1 SS Protect Holdings, Inc. Under this agreement, System1 SS Protect Holdings, Inc. agreed to provide the Company with a $6,000,000 loan that carried an interest rate of 10%. The loan was drawn by the Company on March 13, 2020 in full. The loan had a maturity date of March 13, 2021. However, the Company paid the loan back in full on November 13, 2020. The Company incurred $164,808 of interest expense on this loan during the six months ended June 30, 2020.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 17, 2020, the Company entered into an intercompany loan receivable with System1 SS Protect Holdings, Inc. Under this agreement, the Company agreed to provide System1 SS Protect Holdings, Inc. with a line of credit with a maximum amount of $30,000,000. The line of credit has an interest rate of 0% from December 17, 2020 to December 31, 2020, 5% from January 1, 2021 to March 31, 2021, and 3.5% from April 1, 2021 until the agreement is terminated. The loan has a maturity date of January 1, 2023. On December 17, 2020, System1 S1 SS Protect Holdings, Inc. drew a total of $10,059,719 from the line of credit. As of December 31, 2020, the total outstanding balance of the loan was $10,059,719. As part of this loan, the Company charged S1 SS Protect Holdings a set-up fee of $170,000. The set-up fee shall be recognized through income over the term of the loan.

On March 31, 2021, the Company entered into a Share Purchase Agreement to purchase Host Plus Limited (as described in Note 11). Each Seller of Host Plus Limited is a minority shareholder of the Company. In addition, the Company assumed the debt of Host Plus Limited as part of the acquisition, which was payable to JDI. As noted above, JDI is the parent company of Protected. On April 1, 2021, the Company provided an intercompany loan to Host Plus Limited who then repaid the outstanding loan in full on the same day in the amount of $448,530. The loan between Host Plus Limited and JDI did not have a stated maturity date and carried an interest rate of 0%.

During the six months ended June 30, 2021, S1 SS Protect Holdings drew an additional $15,197,239 from the line of credit provided by the Company as part of the loan agreement. The loan draw will accrue interest at an interest rate of 3.5% from the time of the loan draw until funds are paid back to the Company. The loan has a maturity date of January 1, 2023. As part of this loan, the Company charged S1 SS Protect Holdings a set-up fee of $75,000. The set-up fee shall be recognized through income over the term of the loan.

In the six months to 30 June 2021 the company entered into a short term loan agreement with Just Develop It, which carried an interest rate of 0%. These loans allowed multiple draw downs which totaled $8,430,269 and were fully repaid by the end of the period. In addition to this, as a part of the Host Plus Share Purchase Agreement, the Company assumed a debt payable to Just Develop It which was repaid in full at 1st April 2021.

As of June 30, 2021, the total outstanding balance of the loan was $25,256,958. As of June 30, 2021, the total amount included in deferred revenue relating to financing fees not yet recognized was $207,564. Total financing fees recognized during the six months ended June 30, 2021 were $35,151. The Company recognized $449,900 of interest income related to this loan during the six months ended June 30, 2021.

On May 19, 2021, the Company entered into a loan receivable with a director of the Company. Under this agreement, the Company agreed to provide the director with a $282,318 loan which carried an interest rate of 0%. The loan did not specify a stated maturity date. As of June 30, 2021, the total outstanding balance of the loan receivable was $282,318. The loan receivable will be repaid at the closing of the business combination with Trebia.

16. VAT TAX LIABILITY

The Company has recorded a provision for worldwide VAT and US sales tax of $9,350,631 and $6,366,454 as of June 30, 2021 and December 31, 2020, respectively. The liability represents the Company’s best estimate of amounts due for sales tax and VAT due for sales that have occurred over the applicable periods subject to such indirect taxes. The company has not been registered for sales tax in states where the group had created a Nexus, or VAT in certain countries. The Company has started the remediation process by appointing third party tax advisors to evaluate amounts due and disclosures to each tax jurisdiction.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. SEGMENT REPORTING

Segment Reporting Disclosures

ASC Subtopic 280-10, “Segment Reporting,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. The Company has one business line and operating segment.

The following table presents our revenues disaggregated by geographic region.

	For the Six Months Ended June 30,
	(unaudited)	(unaudited)
	2021	2020
Geographic Region
Germany	$7,215,158	$4,763,340
United Kingdom	9,899,922	5,767,785
Rest of Europe	11,539,585	8,190,037
United States	28,813,059	15,688,157
Rest of North America	3,720,672	2,249,795
Other	6,038,943	3,685,449

Total revenue	$67,227,339	$40,344,563

The following table presents our long-lived assets disaggregated by geographic region.

	For the Period Ended
	(unaudited)	(unaudited)
	June 30, 2021	December 31, 2020
Geographic Region

United Kingdom	$372,706	$270,495

The Company, including its CODM, uses Adjusted Operating Income (Loss), a non-GAAP financial metric, to evaluate Protected’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Additionally, the Company uses Adjusted Operating Income (Loss) as basis for setting variable compensation for its employees, the Company’s lenders use Adjusted Operating Income (Loss) to measure its compliance with credit facility covenants and the Company believes Adjusted Operating Income (Loss) is another approximation to measure its operating cash flow. Adjusted Operating Income (Loss) is defined as operating income/(loss) before depreciation and amortization, non-recurring and restructuring expense and adjusted to remove earnings from terminated product lines and the change in deferred revenue during the period. Change in deferred revenue includes the movement in deferred revenue as well as the movement in the refund liability. Non recurring expenses include foreign exchange adjustments, VAT accrual for previously uncollected VAT and directors salary payments, which will cease upon completion of the proposed merger.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Adjusted Operating Income (Loss) for the six months ended June 30, 2021 and 2020 are as follows:

	For the Six Months Ended June 30,
	(unaudited)	(unaudited)
	2021	2020
Operating Income (Loss)	$5,752,673	$(13,740,512)
Depreciation and amortization	104,039	69,877
Terminated product lines	64,344	249,798
Non-recurring expenses	4,882,509	1,711,740
Changes in deferred revenue	11,237,548	9,205,222

Adjusted operating income (loss)	$22,041,112	$(2,503,875)

18. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of issuance of November 3, 2021 and determined that there have been no events that have occurred that would require adjustments to our disclosures in the condensed consolidated financial statements except for the below items.

On June 28, 2021, the Company entered into a Business Combination Agreement with Trebia. The Business Combination Agreement provides for, among other things, the consummation of the following transactions: (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Law (the “Domestication”), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of System1, LLC (“System1”), a Delaware limited liability company and the current operating subsidiary of System1 SS Protect Holdings, Inc. (“SS Protect”), and Protected.net Group Limited becoming subsidiaries of Trebia. Following the consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of Trebia will be held by System1. The combined company’s business will continue to operate through the subsidiaries of System1 and SS Protect. Given that the business combination has not yet been completed as of the issuance of these financial statements, this has been included as a subsequent event.

Subsequent to June 30, 2021, S1 SS Protect Holdings drew an additional $6,711,401 from the line of credit provided by the Company as part of the loan agreement. The loan draw will accrue interest at an interest rate of 3.5% from the time of the loan draw until funds are paid back to the Company. The loan has a maturity date of January 1, 2023.

Independent Auditor’s Report

Board of Directors

Protected.Net Group Limited

Fareham, United Kingdom

Opinion

We have audited the consolidated financial statements of Protected.Net Group Limited and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO LLP

BDO LLP

Southampton, United Kingdom

August 12, 2021, except for Note 18, which is September 15, 2021.

PROTECTED.NET GROUP LIMITED

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2020 AND 2019

	December 31,
	2020	2019
Assets
Current assets:
Cash	$6,252,719	$7,160,733
Restricted Cash.	5,603,764	3,702,489
Prepaid expenses and other current assets [Note 3]	359,329	82,692
Deposits	3,000,000	—

Total current assets	15,215,812	10,945,914
Property, plant equipment [Note 4]	270,495	139,942
Intangible Assets [Note 5]	53,230	127,376
Due from related parties [Note 15]	10,229,719	2,500

Total assets	$25,769,256	$11,215,732

Liabilities and Shareholders’ Deficit
Accounts payable	$3,004,879	$3,055,838
Accrued expenses [Note 6]	6,704,093	4,631,647
VAT tax liability [Note 16]	6,366,454	8,167,627
Deferred revenue [Note 10]	47,430,897	29,703,831
Related party deferred revenue [Note 15]	167,712	—
Current portion of note payable [Note 7]	1,500,000	—
Due to related party [Note 15]	4,389	254,737
Refund liability [Note 10]	511,779	416,540

Total current liabilities	65,690,203	46,230,220
Note payable, net of current portion and deferred financing costs [Note 7]	8,351,806	—

Total liabilities	74,042,009	46,230,220

Commitments and Contingencies [Note 8]
Shareholders’ Deficit [Note 9]:
Class A Preferred shares, par value £0.0001 per share, 7,992,009 shares authorized, issued, and outstanding on December 31, 2020 and 2019, respectively	10,515	10,515
Class B Common shares, par value £0.0001 per share, 7,960,105 shares authorized, issued, and outstanding on December 31, 2020 and 2019, respectively	10,558	10,558
Additional paid-in capital	40,953,320	40,953,320
Accumulated deficit	(89,247,146)	(75,988,881)

Total Shareholders’ deficit	(48,272,753)	(35,014,488)

Total Liabilities and Shareholders’ Deficit	$25,769,256	$11,215,732

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2020	2019
Continuing operations
Revenue [Note 10]	$90,908,297	$53,245,476
Cost of revenue	97,980,269	69,636,097

Gross profit (loss)	(7,071,972)	(16,390,621)
Operating Expenses
General and administrative expenses [Note 13]	6,711,066	3,978,991
Related party rent expense [Note 15]	536,200	465,479

Total operating expenses	7,247,266	4,444,470
Other Operating Income (Expense)
Gain on sale of intangible assets [Note 11]	1,580,000	—
Foreign currency transaction (loss) gain	(134,514)	16,706
Other operating income	48,054	149,174

Total other operating income, net	1,493,540	165,880

Operating loss	(12,825,698)	(20,669,211)

Non-Operating Expense (Income)
Related party interest expense	405,767	—
Interest expense	29,085	—
Other non-operating income	(2,285)	—

Total non-operating expenses	432,567	—

Loss before income taxes	(13,258,265)	(20,669,211)
Income tax benefit [Note 12]	—	—

Net Loss	$(13,258,265)	$(20,669,211)

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Preferred shares		Class B Common shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance on January 1, 2019	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(55,319,670)	$(14,345,277)
Net loss	—	—	—	—	—	(20,669,211)	(20,669,211)

Balance on December 31, 2019	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(75,988,881)	$(35,014,488)
Net loss	—	—	—	—	—	(13,258,265)	(13,258,265)

Balance on December 31, 2020	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(89,247,146)	$(48,272,753)

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,258,265)	$(20,669,211)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	74,652	28,171
Amortization	66,646	82,155
Amortization of deferred financing costs	1,806	—
Financing fee income on loan with System1 SS Protect Holdings, Inc.	(2,285)
Gain on sale of Network Protect intangible assets	(1,580,000)	—
Change in operating assets and liabilities:
Deposits	(3,000,000)	—
Prepaid expenses and other current assets	(176,637)	(70,453)
Accounts payable	(55,698)	2,240,126
Accrued expenses	2,072,446	765,347
VAT tax liability	(1,801,173)	5,816,417
Refund liability	95,239	152,674
Deferred revenue	17,727,066	11,305,789
Related party deferred revenue	167,712	—
Due from related party	(165,215)	(2,500)
Due to related party	(250,348)	9,776

Net cash used in operating activities	(84,054)	(341,709)
CASH FLOWS FROM INVESTING ACTIVITIES
Loan advanced to System1 SS Protect Holdings, Inc.	(10,059,719)	—
Proceeds from sale of intangibles	1,500,000	—
Proceeds from sale of property, plant, and equipment	—	1,476
Purchases of intangibles, property, plant, and equipment	(212,966)	(169,708)

Net cash provided by (used in) investing activities	(8,772,685)	(168,232)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan	10,000,000	—
Proceeds from related party loans	10,999,947	—
Repayment of related party loan	(10,999,947)	—
Payment of deferred financing costs	(150,000)	—

Net cash used in financing activities	9,850,000	—
Net change in cash and restricted cash	993,261	(509,941)
Cash and restricted cash, beginning of year	10,863,222	11,373,163

Cash and restricted cash, end of year	$11,856,483	$10,863,222

Supplemental disclosure of cash and non-cash investing and financing activities
Cash paid for interest	$(474,663)	$—

Receivable from the sale of Network Protect Limited intangible assets	$100,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND LIQUIDITY

Business

Protected.net Group Limited (“Protected.net” or the “Company”) was formed on May 1, 2016 as a private company limited by shares incorporated in England and Wales. The Company established a wholly owned subsidiary, Network Protect Limited., in England and Wales, for the purpose of selling VPN software packages to end user customers. This Company was divested during 2020.

Protected.Net provides Antivirus Software solutions to its customers, offering its customers a single packaged solution that provides protection and reporting to the end user.

The Company operates through one entity in one industry, delivering Antivirus software directly to end-user customers across the world. With global reach, the Company transacts across five different currencies, GBP, EUR, CAD, AUD, and USD.

The Company services all customers and operations from a single location from within the UK, with support functions being operated at several overseas locations, dependent on the level of support required and the physical location of the customer.

The product offering comprises a core security package with varying levels of extra protection of a more specific nature should the customer require these.

Liquidity and Going Concern

The accompanying consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has financed its activities principally from the issuance of ordinary and preferred equity securities.

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic (the “Pandemic”). The Pandemic has had a widespread and detrimental effect on the global economy and has adversely impacted the Company’s business and results of operations. At this point, the extent to which COVID-19 may impact our future financial condition or results of operations is uncertain, and as of the date of issuance of these consolidated financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or adjust the carrying value of our assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our consolidated financial statements.

The Company has incurred substantial and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2020, the Company incurred a net loss of $13,258,265 and used $84,054 in cash to fund operations during the year ended December 31, 2020 and had an accumulated deficit of $89,247,146 as of December 31, 2020. The Company’s cash and restricted cash as of December 31, 2020 is $11,856,483. However, the Company has begun to achieve positive financial performance in the first quarter of 2021, which is forecasted to continue through 2025. In addition, the Company has extended one of its major business relationships with the provider of its antivirus licenses through 2025.

Management prepares an annual budget which is then re-forecasted monthly using latest assumptions to help ascertain the going concern basis. In addition, a weekly cash forecast is also prepared to ensure that financial

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

viability can continue. In the year ended December 31, 2020, the COVID-19 pandemic provided an element of uncertainty regarding potential future earnings of the company. However, the Company was able to capitalize on growth opportunities afforded by the COVID-19 pandemic due to more people working from home and utilising their devices, which provided a larger customer base and market. As a result of this, the Company was able to grow our customer base throughout the year.

In early 2021, certain shareholders at System1 SS Protect Holdings, Inc., the parent of the Company, signed a letter of intent that would potentially result in a merger with the view to the new company being listed on the NYSE. As a part of this transaction, it is expected that the intercompany loan to System1 SS Protect Holdings will be repaid as well as a new loan facility will be agreed with Bank of America with the goal to repay all outstanding debt of the Company. Refer to the Subsequent Events footnote at Note 17 for additional discussion on the business combination.

Management uses internal transactional data to measure key business metrics, such as cost to acquire, average order value, and attrition rates to help assess the going concern basis. The Company is also constantly assessing its software offering to the public to ensure that it not only matches the customers’ needs and is priced reasonably, but also to explore potential add-ons or new products.

Given the Company’s gross margin, operating margin, its cash balance, and items discussed above, will be sufficient to fund its operations for the next 12 months from the date of issuance of these financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Directors Responsibilities

The Directors are responsible for preparing these consolidated financial statements for the Company as of December 31, 2020 and 2019 and for the two years then ended, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the years presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

Basis for Preparation

These consolidated financial statements do not constitute the Company’s statutory accounts for 2020 and 2019. Statutory accounts prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” for the year ended December 31, 2019, which were presented in US dollars, have been reported on by the Independent Auditors’ in the United Kingdom. The Independent Auditors’ Reports on the Annual Report and Financial Statements for the years ended December 31, 2020 and 2019 were unqualified and did not contain a statement under s498(2) or s498(3) of the United Kingdom Companies Act 2006.

Statutory accounts for the years ended December 31, 2020 and 2019 have been filed with the Registrar of Companies in the United Kingdom.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Directors have prepared these non-statutory financial statements for the years ended December 31, 2020 and 2019 for inclusion in a proxy statement/prospectus on schedule 14A to be submitted by Trebia Acquisition Corp. (“Trebia”) to the United States Securities and Exchange Commission (“SEC”)

Basis of Consolidation

The consolidated financial statements include the accounts of Protected.net Group Limited and its wholly-owned subsidiary. The Company does not have any nonconsolidated subsidiaries. All intercompany balances and transactions have been eliminated on consolidation, including unrealized gains and losses on transactions between the companies.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s financial statements relates to the estimate of variable consideration for revenue recognition, including the refund liability, impairment of long-lived assets, and the valuation allowance of deferred tax assets. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may materially vary from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Of the total cash balance held by the Company, $4,391,673 and $4,320,827 are held with banks as of December 31, 2020 and 2019, respectively. The remaining cash balances are held with merchants.

Accounts Receivable

Accounts receivable is stated at the amount the Company expects to collect and do not bear interest. The Company considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. These receivables have historically been paid timely. In addition, customers pay in advance for software and other services which are then earned over the life of the contract. Due to the nature of the accounts receivable balance, the Company believes there is no significant risk of non-collection and no allowance for doubtful accounts is required as of December 31, 2020 and 2019, respectively.

Restricted Cash

The Company’s restricted cash consists of merchant reserve balances with our credit card processors held due to arrangements under which our credit card processors withhold credit card funds to cover charge backs in the event we are unable to honor our commitments. These cash balances are shown as a separate financial statement line item within current assets on our consolidated balance sheet.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown on the consolidated statements of cash flows.

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$6,252,719	$7,160,733

Restricted cash in current assets	5,603,764	3,702,489

Total cash, cash equivalents, and restricted cash shown on the consolidated statement of cash flows	$11,856,483	$10,863,222

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. Periodically, the Company maintains cash deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses in these deposits.

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are expensed when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation and amortization are provided using straight line method to amortize the cost of the assets to operations over their estimated useful lives. The below table outlines the estimated useful life for property, plant and equipment used for depreciation:

Asset Type	Depreciation Method	Estimated Useful Life
Computers	Straight-line	3 years
Furnitures and Fixtures	Straight-line	4 years
Office Equipment	Straight-line	3 years

Impairment of Long-Lived Assets

Management evaluates whether events or changes in circumstances might indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that the carrying value may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flows compared to the carrying value to determine if an impairment is probable. If impairment is probable the carrying amount of the asset is reduced to the asset’s fair value Measurement of the amount of impairment would be based on generally accepted valuation methodologies, as deemed appropriate. . An impairment loss is recognized immediately as an operating expense in the consolidated statement of operations. Reversal of previously recorded impairment losses are prohibited. As of December 31, 2020 and 2019, the Company’s management believed that no revision to the remaining useful lives or impairment of the Company’s long-lived assets was required.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little, or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2020 and 2019. The carrying value of the Company’s cash, restricted cash, deposits, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments.

Leases

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02 (“ASU 2016-02”), which requires lessees to recognize leases on the consolidated balance sheets and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the consolidated balance sheets for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Company adopted ASU 2016-02 effective January 1, 2019 using the modified retrospective transition method. In addition, the Company elected the transition package of three practical expedients permitted within the standard, among other practical expedients which allowed the Company to carry forward prior conclusions about lease identification and classification.

Adoption of the new standard did not result in any recognition of ROU assets or lease liabilities given that the Company did not identify any leases as part of its evaluation. Refer to the related party footnote at Note 16 for discussion on the rental contract with a related party, JDI Holdings Limited.

Revenue

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method with respect to all non-completed contracts. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes nearly all existing revenue recognition guidance, including industry-specific guidance.

The new guidance is based on the principle that an entity should recognize revenue to depict the transfer of products or services to customers in an amount that reflects the consideration to which the entity expects to be

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

entitled in exchange for those products or services. The new guidance also requires added disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgment and changes in judgments and assets recognized from costs incurred to fulfill a contract. The adoption of ASC 606 did not have a material effect on the Company’s financial position, results of operations, or internal controls over financial reporting.

Revenue is primarily derived from the (i) delivery of the antivirus software and (ii) delivery of the additional add-on service(s), which all are provided on a fixed-price basis. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the products or services it transfers to the customer. These contracts are all substantially the same and only differ depending on which, if any, additional add-on services are purchased.

Performance obligations are satisfied over time, being the length of the service contract (which is either monthly or annually). The Company’s services rendered to customers are generally paid for in advance with cash receipts recorded as deferred revenue with revenue recognized over time based on the satisfaction of the performance obligations to date.

The Company recognizes revenues from sales transactions containing sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under ASC 606 and are considered when estimating the transaction price for a sale. The Company uses the expected value method to determine the amount of refunds expected using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer.

Functional Currency and Operations

The Company and its subsidiary’s functional and reporting currency is United States dollars (“USD”). Financial instruments and non-monetary assets denominated in currencies other than the functional currency are remeasured at year and with operating income or loss recorded in the Statement of Operations.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Advertising Expense

Advertising costs are expensed as incurred. Advertising costs were approximately $76,663,659 and $54,787,507 for the years ended December 31, 2020 and 2019, respectively, which are included in cost of revenue on the consolidated statement of operations.

Other Operating Income

Other operating income is recognized when earned. Other operating income is made up of recharged income in which subscriptions are paid to a third party by the Company in full which Protected recovers such costs from the other related party companies. This balance also includes Coronavirus Job Retention Scheme grants which totalled $30,325 for the year ended December 31, 2020.

License Costs

License costs are expensed as incurred. The costs relate to license arrangements with other antivirus providers who charge the Company per user for utilizing the core antivirus engine behind the Company’s product. The Company is typically invoiced on a quarterly basis on a forward-looking basis. Such costs are capitalized to prepaid expenses when they are paid and amortized through cost of revenue in the period services are provided.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) which is intended to simplify the accounting for income taxes by eliminating certain exceptions and simplifying certain requirements under Topic 740. Updates are related to intraperiod tax allocation, deferred tax liabilities for equity method investments interim period tax calculations, tax laws or rate changes in interim periods, and income taxes related to employee share ownership plans. The guidance for ASU No. 2019-12 becomes effective on January 1, 2021. Management is currently evaluating the impact of these changes on the financial position and results of operations.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2020	2019
Prepaid Advertising	$39,689	$—
Prepaid Subscriptions	168,289	11,749
Other Prepaid Expenses	151,351	70,943

Total	$359,329	$82,692

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

	December 31, 2020
	Estimated Useful Life	Beginning Balance	Additions	Disposals	Accumulated Depreciation	Net Book Value
Computers	3 years	$56,151	$57,533	—	$(41,069)	$72,615
Furniture and fixtures	4 years	90,818	126,190	—	(52,396)	164,612
Office equipment	3 years	26,314	21,482	—	(14,528)	33,268

Total		$173,283	$205,205	$—	$(107,993)	$270,495

	December 31, 2019
	Estimated Useful Life	Beginning Balance	Additions	Disposals	Accumulated Depreciation	Net Book Value
Computers	3 years	$17,604	$40,023	$(1,476)	$(16,212)	$39,939
Furniture and fixtures	4 years	7,447	83,371	—	(13,486)	77,332
Office equipment	3 years	—	26,314	—	(3,643)	22,671

Total		$25,051	$149,708	$(1,476)	$(33,341)	$139,942

Depreciation expense was $74,652 and $28,171 for the years ended December 31, 2020 and 2019, respectively.

5. INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31, 2020
	Estimated Useful Life	Beginning Balance	Additions	Sales	Accumulated Amortization	Net Book Value
Software	3 years	$243,168	$12,500	$—	$(210,445)	$45,223
Domain Names	5 years	47,187	—	(25,000)	(14,180)	8,007

		$290,355	$12,500	$(25,000)	$(224,625)	$53,230

	December 31, 2019
	Estimated Useful Life	Beginning Balance	Additions	Sales	Accumulated Amortization	Net Book Value
Software	3 years	$223,168	$20,000	$—	$(148,237)	$94,931
Domain Names	5 years	47,187	—	—	(14,742)	32,445

		$270,355	$20,000	$—	$(162,979)	$127,376

Amortization expense was $66,646 and $82,155 for the years ended December 31, 2020 and 2019, respectively.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2020	2019
Marketing	$4,361,567	$3,952,381
Payroll	632,880	74,568
Payable to Intersections Inc. *	433,063	—
Accounting	274,004	10,382
Professional fees	183,052	982
License and royalties	387,017	39,495
Software	74,500	75,000
Administrative	223,400	225,200
Other	134,610	253,639

Total accrued expenses	$6,704,093	$4,631,647

*

This amount represents revenue collected by the Company after the sale of Network Protect Limited that is due to Intersections Inc. Based on the asset purchase agreement, the Company is required to continue servicing the receivable and remit all collections to Intersections through August 12, 2022. Refer to Note 11 for additional information on this sale.

7. NOTE PAYABLE

On December 17, 2020, the Company entered into a new Facilities Agreement (the “Agreement”) with Silicon Valley Bank that provides for a facility of up to $10,000,000 (“Facility A”), and an additional facility (“Facility B”) up to $5,000,000, not to be used until Facility A is fully used. The Company was charged an arrangement fee of $150,000 in respect to Facility. The arrangement fee was paid on December 17, 2020 relating to Facility A. The Agreement contains financial covenants, requiring a leverage ratio of between 2.50-3.00:1, and minimum liquidity amounts between $3,000,000 and $5,000,000 during the period ending on the termination date of December 17, 2023. All covenants related to both facilities were met at year end. Facility A and Facility B both carry a variable interest rate of 3.5%—7.5%, payable on a quarterly basis. The note requires principal payments of $375,000 for the first 8 quarters and $1,750,000 for the final four quarters. The principal amount due in the next twelve months totals $1,500,000. Refer to the Subsequent Events footnote at Note 17 for additional information on the note draw on Facility B.

As of December 31, 2020, the total loan balance was $10,000,000 and deferred financing fees totalled $148,194. The deferred financing costs are amortized over a straight-line basis, which approximates the amortization under the effective interest rate method. Amortization of deferred financing costs during the year ended December 31, 2020 was $1,806. Additionally, the Company incurred $49,496 of interest associated with the Note payable during the year ended December 31, 2020.

8. COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. SHAREHOLDERS’ EQUITY

The Company had one class of preferred and common shares, as outlined below, during the years ended December 31, 2020 and 2019. The common share classes are displayed in aggregate on the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity (Deficit). On December 31, 2020, the Company has the authority to issue up to 0 shares of £0.0001 par value Class A Preferred Shares and 0 shares of £0.0001 par value Class B Ordinary Shares.

Preferred Shares

The Preferred Shares have a par value of £0.001 per share. Each share of the Company’s Preferred Shares entitled the holder to one vote on all matters to be voted upon by the Shareholders. Preferred Shares shall be first in priority to receive distributions based on the original value of the shares plus any accrued and unpaid dividends. As of December 31, 2020 and 2019, the Company had 7,992,009 preferred shares authorized and issued. The Preferred Shares carry a fixed cumulative preferred dividend at a rate of 7% per annum on the original value of these shares plus any accrued but unpaid dividend amounts, compounded annually.

Common Shares

The Company had one class of common shares, as outlined below, during the years ended December 31, 2020 and 2019. These share classes are displayed in aggregate on the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity (Deficit).

The Ordinary Shares have a par value of £0.001 per share. Each share of the Company’s Ordinary Shares entitles the holder to one vote on all matters voted upon by the Shareholders. On liquidation or any distributions made to holders of Ordinary Shares, holders of Ordinary Shares shall be second in priority to receive distributions after payments are made to Preferred Shareholders. As of December 31, 2020 and 2019, the Company had 7,960,105 common shares authorized and issued.

10. REVENUE WITH CUSTOMERS

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on consideration specified in a contract with a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control over the service to the customer which could occur over time.

A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. Customers typically receive the benefit of the Company’s services as (or when) they are performed. Substantially all customer contracts provide that compensation is received for services performed to date. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are recorded as a reduction of revenue with a corresponding liability recognized.

Nature of goods and services

The following is a description of the Company’s services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

i.	Delivery of Antivirus Software

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Antivirus Subscription Services – The Company is a leading distributor of computer protection software. Their primary software, TotalAV Antivirus Pro, provides antivirus and anti-malware protection, spyware removal, adware cleaning, and more. The program can be installed and downloaded on 3 separate devices.

ii.	Delivery of additional add-on service(s)

In addition to TotalAV Antivirus Pro, the customers can sign up for additional services. These additional services include password vault, smartphone protection, identity protection, Ad Block Pro, protection on additional devices, Safe Browsing (VPN), and Advanced Cloud Scanning, among others.

The Company recognizes the sale of software over the length of the subscription (annually or monthly). The Company has two performance obligations (i.e., the Delivery of Antivirus Software and the Delivery of Additional Add-On Service(s)). Allocation of the transaction price was not necessary as the transaction prices for each separate performance obligation are separately stated in the contract.

The Company recognizes revenues from sales transactions containing sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under ASC 606 and are considered when estimating the transaction price for a sale. The Company uses the expected value method to determine the amount of refunds expected using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer. The total refund liability totaled $511,779 and $416,540 as of December 31, 2020 and 2019, respectively.

During the year ended December 31, 2020 and 2019, the Company recognized $66.7 million and $40.2 million, respectively, of revenue from the satisfaction of delivery of antivirus software. During the year ended December 31, 2020 and 2019, the Company recognized $24.2 million and $13.0 million of revenue from the satisfaction of delivery of additional add-on services, respectively.

The following table presents our revenues disaggregated by revenue stream.

	For the Year Ended December 31,
	2020	2019
Major products/service lines
Antivirus software revenue	$66,729,758	$40,231,144
Additional add-on service revenue	24,178,539	13,014,332

Total revenue	$90,908,297	$53,245,476

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred Revenues

We record deferred revenues when cash payments are received in advance of our performance, primarily for subscription revenues. The increase in deferred revenues for the year ended December 31, 2020 is primarily driven by sales increases and periodic invoices due in advance of satisfying our performance obligations.

	For the Year Ended December 31,
	2020	2019
Deferred revenue at beginning of period	$29,703,831	$18,398,042
Deferred revenue recognized during period	(58,088,574)	(33,525,299)
Additions to deferred revenue during period	75,815,640	44,831,088

Deferred revenue at end of period	$47,430,897	$29,703,831

Practical Expedients and Exemptions

The Company has elected the practical expedient for treatment of contract costs as part of the adoption of ASC 606 and expensed them as incurred.

11. SALE OF NETWORK PROTECT LIMITED

On August 13, 2020, Network Protect Limited (“Seller”), a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement to sell its virtual private network subscription service business to Intersections Inc. (“Buyer”) for a total price of $1,600,000. Of the total purchase price, $1,500,000 was payable in cash at the time of closing with the remaining $100,000 to be payable on August 13, 2021. The assets sold included its customer lists as well as the rights to the Seller’s domain names. This sale excludes certain assets of the Seller such as cash, accounting records not related to the customer lists and domain names, advance receipts and debts, and the intellectual property rights to the software, websites, and apps.

The intangible assets which had a carrying value of $20,000 were disposed and the difference between the sale price and carrying value, or $1,580,000, was recognized as a gain on sale of intangible assets within the other operating income section of the statement of operations.

The disposal did not meet the definition of discontinued operations given that it did not represent a strategic shift given Network Protect Limited’s total assets, revenue, and net income in comparison to the consolidated entity’s totals.

12. INCOME TAXES

A reconciliation of the statutory income tax rate to the Company’s effective tax rate consists of the following:

	For the Years Ended December 31,
	2020	2019
Statutory United Kingdom income tax rate	19.0%	19.0%
Permanent items	-0.1%	-0.4%
Change in valuation allowance	-18.9%	-18.6%

Effective tax rate	—%	—%

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of income tax provision/(benefit) are as follows:

December 31,
	2020	2019
United Kingdom:
Current	$—	$—
Deferred	—	—

Total	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	December 31,
	2020	2019
Deferred tax assets/(liabilities):
Net operating loss carryforwards	$16,869,434	$14,176,929
Deferred financing costs	(28,157)	—
Property, plant and equipment	(335)	7,931

	16,840,942	14,184,860
Valuation allowance	(16,840,942)	(14,184,860)

Deferred tax assets, net of allowance	$—	$—

The Company recorded a full valuation allowance against its net deferred tax assets as of December 31, 2020 and 2019. The Company considered the positive and negative evidence bearing upon its ability to realize the deferred tax assets. In addition to the Company’s history of cumulative losses, the Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets. Accordingly, a full valuation allowance has been provided against its net deferred tax assets. When the Company changes its determination as to the amount of its deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

As of December 31, 2020 and 2019, the Company had net operating loss carry forwards of approximately $88,786,492 and $74,615,418, respectively. The net operating loss carry forwards generated in the tax years from 2016 to 2020 with an unlimited carry forward period.

The Company has no uncertain tax positions, or penalties and interest accrued, that if recognized would reduce net operating loss carry forwards or effect tax expense.

The Company files tax returns as prescribed by the tax laws in the United Kingdom in which they operate. In the normal course of business, the Company is subject to examination by the federal jurisdiction based on the statute of limitations. As of December 31, 2020, open years related to the United Kingdom are 2020 and 2019.

The Company has no open tax audits with any taxing authority as of December 31, 2020.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses are comprised of the following items:

	For the Years End December 31,
	2020	2019
Depreciation and amortization	$141,298	$110,326
Value-added tax provision	2,934,307	1,800,084
Software	1,051,157	986,481
Salaries and benefits	793,779	323,006
Legal fees	515,318	154,283
Other general and administrative expenses	1,275,207	604,811

Total	$6,711,066	$3,978,991

14. DEFINED CONTRIBUTION PENSION

The Company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Contributions for the years ended December 31, 2020 and 2019 were $131,109 and $31,279, respectively. As of December 31, 2020 and 2019, $12,446 and $17,817 was owed to the pension scheme, respectively.

15. RELATED PARTY TRANSACTIONS

The Company also has an agreement with JDI Property Holdings Limited (“JDI”) which allows for the Company to occupy desks at JDI’s property in such a place as JDI specifies from time to time in exchange for £25,000 per month. The agreement expires on June 21, 2022. The Company was also charged management fees and other staff costs by Just Develop It Limited and its subsidiaries (JDI and Skylark Golf & Country Club Limited), a group with common directors. The total of these expenses were $646,060 and $616,667 for the years ended December 31, 2020 and 2019 respectively. Of these amounts, $536,200 and $465,479 related to rent expense, respectively.

As of December 31, 2019, the Company had an outstanding payable due to a former shareholder of which Company totaling $237,671. The payable related to taxes withheld to be remitted to the United Kingdom that were later determined to be over-collected. This payable was paid back to the directors by the Company in full in 2020.

On February 3, 2020, the Company entered into a short-term intercompany loan with a director of the Company. Under this agreement, the director agreed to provide the Company with a $3,000,000 loan that carried an interest rate of 10%. The loan was drawn by the Company on February 3, 2020 in full. The loan had a maturity date of March 17, 2020, which the Company paid back in full on this date. The Company incurred $35,000 of interest on this loan during the year ended December 31, 2020.

On March 13, 2020, the Company entered into an intercompany loan payable with System1 SS Protect Holdings, Inc. Under this agreement, SS Protect Holdings agreed to provide the Company with a $6,000,000 loan that carried an interest rate of 10%. The loan was drawn by the Company on March 13, 2020 in full. The loan had a maturity date of March 13, 2021. However, the Company paid the loan back in full on November 13, 2020. The Company incurred $356,384 of interest expense on this loan during the year ended December 31, 2020.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On November 13, 2020, the Company entered into an intercompany loan payable with Protected Security Holdings LLC, the parent company of System1 SS Protect Holdings, Inc. Under this agreement, Protected Security Holdings agreed to provide the Company with a $1,999,947 loan that carried an interest rate of 7.5%. The loan was drawn on November 13, 2020 in full. The loan had a maturity date of November 13, 2023. However, the Company paid the loan back in full on December 18, 2020. The Company incurred $14,383 of interest expense on this loan during the year ended December 31, 2020.

On December 17, 2020, the Company entered into an intercompany loan receivable with System1 SS Protect Holdings, Inc. Under this agreement, the Company agreed to provide SS Protect Holdings with a line of credit with a maximum amount of $30,000,000. The line of credit has an interest rate of 0% from December 17, 2020 to December 31, 2020, 5% from January 1, 2021 to March 31, 2021, and 3.5% from April 1, 2021 until the agreement is terminated. The loan has a maturity date of January 1, 2023. On December 17, 2020, S1 SS Protect Holdings drew a total of $10,059,719 from the line of credit. As of December 31, 2020, the total outstanding balance of the loan was $10,059,719. As part of this loan, the Company charged S1 SS Protect Holdings a set-up fee of $170,000. The set-up fee shall be recognized through income over the term of the loan. As of December 31, the total amount included in deferred revenue relating to financing fees not yet recognized was $167,712. Total financing fees recognized during the year ended December 31, 2020 were $2,288.

16. VAT TAX LIABILITY

The Company has recorded a provision for worldwide VAT and US sales tax of $6,366,454 and $8,167,627 as of December 31, 2020 and 2019, respectively. The liability represents the Company’s best estimate of amounts due for sales tax and VAT due for sales that have occurred from company inception. The company have not been registered for sales tax in states where the group had created a Nexus, or VAT in certain countries. The Company has started the remediation process by appointing third party tax advisors to evaluate amounts due and disclosures to each tax jurisdiction.

17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of issuance of September 15, 2021 and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the below items.

On March 31, 2021, the Company entered into a Share Purchase Agreement with Boxer Investment Group LLC, Christopher Phillips, and Nicolas Baker (collectively, the “Sellers”) to purchase shares of Host Plus Limited, a company incorporated and registered in England and Wales. The Sellers collectively sold 10,000 ordinary shares of £0.01 per share for a total purchase price of £100.

On March 31, 2021, the Company borrowed an additional $5,000,000 from its original new Facilities Agreement with Silicon Valley Bank that provided up to $5,000,000 to be borrowed from Facility B. The Facilities Agreement contains financial covenants, requiring a leverage ratio of between 2.50-3.00:1, and minimum liquidity amounts between $3,000,000 and $5,000,000 during the period ending on the termination date of December 17, 2023. Facility B carries an interest rate of 3.75% for the first two years and 17.5% during the final year.

During 2021, S1 SS Protect Holdings drew an additional $21,908,640 from the line of credit provided by the Company as part of the loan agreement. The loan draw will accrue interest at an interest rate of 3.5% from the time of the loan draw until funds are paid back to the Company. The loan has a maturity date of January 1, 2023.

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On June 28, 2021, the Company entered into a Business Combination Agreement with Trebia. The Business Combination Agreement provides for, among other things, the consummation of the following transactions: (i) Trebia will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Law (the “Domestication”), and (ii) upon which time, Trebia will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of System1, LLC (“System1”), a Delaware limited liability company and the current operating subsidiary of System1 SS Protect Holdings, Inc. (“SS Protect”), and Protected.net Group Limited becoming subsidiaries of Trebia. Following the consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of Trebia will be held by System1. The combined company’s business will continue to operate through the subsidiaries of System1 and SS Protect.

Subsequent to the issuance of these financial statements, management made the decision to add additional disclosures relating to segment reporting and non-GAAP financial measures. Refer to Footnote 18 for this added disclosure.

18. SEGMENT REPORTING

Segment Reporting Disclosures

ASC Subtopic 280-10, “Segment Reporting,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. The Company has one business line and operating segment.

The following table presents our revenues disaggregated by geographic region.

	Year Ended December 31
	2020	2019
Geographic Region
Germany	$10,938,787	$6,685,431
United Kingdom	13,222,637	7,550,429
Rest of Europe	17,638,111	11,155,482
United States	35,983,970	19,481,527
Rest of North America	4,917,152	3,094,350
Other	8,207,640	5,278,257

Total revenue	$90,908,297	$53,245,476

The following table presents our long-lived assets disaggregated by geographic region.

	For the Period Ended December 31,
	2020	2019
Geographic Region

United Kingdom	$270,495	$139,942

The Company, including its CODM, uses Adjusted Operating Income (Loss), a non-GAAP financial metric, to evaluate Protected’s core operating performance and trends and to make strategic decisions regarding the

PROTECTED.NET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

allocation of capital and new investments. Additionally, the Company uses Adjusted Operating Income (Loss) as basis for setting variable compensation for its employees, the Company’s lenders use Adjusted Operating Income (Loss) to measure its compliance with credit facility covenants and the Company believes Adjusted Operating Income (Loss) is another approximation to measure its operating cash flow. Adjusted Operating Income (Loss) is defined as operating income/(loss) before depreciation and amortization, non-recurring and restructuring expense and adjusted to remove earnings from terminated product lines and the change in deferred revenue during the period. Change in deferred revenue includes the movement in deferred revenue as well as the movement in the refund liability. Non recurring expenses include foreign exchange adjustments, VAT accrual for previously uncollected VAT and directors salary payments, which will cease upon completion of the Business Combination.

Adjusted Operating Income (Loss) for the years ended December 31, 2020 and 2019 are as follows:

	For the Years Ended December 31,
	2020	2019
Operating Loss	$(12,825,698)	$(20,669,211)
Depreciation and amortization	141,298	110,326
Terminated product lines	(1,777,261)	1,664,324
Non-recurring expenses	3,534,352	1,863,982
Changes in deferred revenue	18,083,645	13,269,755

Adjusted operating income (loss)	$7,156,336	$(3,760,824)

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

TREBIA ACQUISITION CORP.,

S1 HOLDCO, LLC,

ORCHID MERGER SUB I, INC.,

ORCHID MERGER SUB II, LLC,

SYSTEM1 SS PROTECT HOLDINGS, INC.,

AND

THE OTHER PARTIES SIGNATORY HERETO,

dated as of

June 28, 2021

- i -

- ii -

		Page
Section 7.04.	Litigation and Proceedings	78
Section 7.05.	Governmental Authorities; Consents	78
Section 7.06.	Compliance with Laws	79
Section 7.07.	Financial Ability; Trust Account	79
Section 7.08.	Brokers’ Fees	80
Section 7.09.	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	80
Section 7.10.	Business Activities.	81
Section 7.11.	Employee Benefit Plans	82
Section 7.12.	Tax Matters	82
Section 7.13.	Capitalization	83
Section 7.14.	Issuance of Stock	84
Section 7.15.	Status of Other Trebia Parties	84
Section 7.16.	NYSE Stock Market Listing	84
Section 7.17.	Cannae Backstop; Debt Commitment	85
Section 7.18.	Sponsor Agreement	86
Section 7.19.	Contracts; No Defaults; Affiliate Agreements	86
Section 7.20.	Title to Property	86
Section 7.21.	Investment Company Act	87
Section 7.22.	Trebia Shareholders	87
Section 7.23.	Proxy Statement / Prospectus	87
Section 7.24.	Solvency	87

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF THE CSC BLOCKERS, BLOCKER PARENTS, COURT SQUARE GPS, OPENMAIL, THE REDEEMED OM MEMBERS AND THE PROTECTED ROLLOVER PARTIES		88
Section 8.01.	Representations and Warranties of CSC Blockers, Court Square GPs and Blocker Parents	88
Section 8.02.	Representations and Warranties of OpenMail	93
Section 8.03.	Representations and Warranties of Redeemed OM Members	95
Section 8.04.	Representations and Warranties of Protected Rollover Parties	97

ARTICLE IX COVENANTS OF S1 HOLDCO, THE CSC BLOCKERS AND OPENMAIL		101
Section 9.01.	Conduct of Business	101
Section 9.02.	System1 Inspection	103
Section 9.03.	No Claim Against the Trust Account	104
Section 9.04.	Proxy Statement / Prospectus; Other Actions	104
Section 9.05.	Termination of Affiliate Transactions	105
Section 9.06.	Cooperation with Financing	105

ARTICLE X COVENANTS OF PROTECTED		108
Section 10.01.	Conduct of Business	108
Section 10.02.	Protected Inspection	110
Section 10.03.	No Claim Against the Trust Account	110
Section 10.04.	Proxy Statement / Prospectus; Other Actions	111
Section 10.05.	Termination of Affiliate Transactions	111
Section 10.06.	Cooperation with Financing	111

ARTICLE XI COVENANTS OF TREBIA		115
Section 11.01.	Indemnification and Insurance	115
Section 11.02.	Conduct of Trebia During the Interim Period	116
Section 11.03.	Sponsor Agreement Matters	117
Section 11.04.	Trebia Inspection	117
Section 11.05.	Trebia NYSE Listing	118
Section 11.06.	Trebia Public Filings	118

- iii -

		Page
Section 11.07.	Section 16 Matters	118
Section 11.08.	Omnibus Incentive Plan	118
Section 11.09.	Qualification as an Emerging Growth Company	118
Section 11.10.	Domestication	118
Section 11.11.	Termination of Forward Purchase Agreement	119
Section 11.12.	Financing	119
Section 11.13.	Issuance of RSUs	120

ARTICLE XII JOINT COVENANTS		122
Section 12.01.	Regulatory Approvals	122
Section 12.02.	Support of Transaction	124
Section 12.03.	Preparation of Proxy Statement / Prospectus; Trebia Special Meeting	125
Section 12.04.	Exclusivity	127
Section 12.05.	Tax Matters	127
Section 12.06.	Confidentiality; Publicity	130
Section 12.07.	Post-Closing Cooperation; Further Assurances	130
Section 12.08.	Transaction Agreements	130
Section 12.09.	Trebia Board of Directors; Post Closing Officers	131
Section 12.10.	Treatment of Value Creation Units	131
Section 12.11.	EBITDA Based Bonus Pools	132

ARTICLE XIII CONDITIONS TO OBLIGATIONS		134
Section 13.01.	Conditions to Obligations of All Parties	134
Section 13.02.	Additional Conditions to Obligations of Trebia	134
Section 13.03.	Additional Conditions to the Obligations of S1 Holdco and Protected	136
Section 13.04.	Additional Conditions to the Obligations of the CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties	137
Section 13.05.	Frustration of Conditions	138

ARTICLE XIV TERMINATION/EFFECTIVENESS		139
Section 14.01.	Termination	139
Section 14.02.	Effect of Termination	140

ARTICLE XV MISCELLANEOUS		141
Section 15.01.	Waiver	141
Section 15.02.	Notices	141
Section 15.03.	Assignment	143
Section 15.04.	Rights of Third Parties	143
Section 15.05.	Expenses	143
Section 15.06.	Governing Law	143
Section 15.07.	Captions; Counterparts	143
Section 15.08.	Schedules and Exhibits	144
Section 15.09.	Entire Agreement	144
Section 15.10.	Amendments	144
Section 15.11.	Severability	144
Section 15.12.	Jurisdiction; WAIVER OF TRIAL BY JURY	144
Section 15.13.	Enforcement	145
Section 15.14.	Non-Recourse	145
Section 15.15.	Nonsurvival of Representations, Warranties and Covenants	145
Section 15.16.	Acknowledgements	146
Section 15.17.	Obligations are Several	147
Section 15.18.	Conflicts and Privilege	147

- iv -

EXHIBITS

Exhibit A	–	Form of Trebia Certificate of Incorporation
Exhibit B	–	Form of Trebia Bylaws
Exhibit C	–	Form of Tax Receivable Agreement
Exhibit D	–	Form of New S1 Holdco Operating Agreement
Exhibit E	–	Form of Stockholders Agreement
Exhibit F	–	Form of Registration Rights Agreement
Exhibit G	–	Allocation Schedule
Exhibit H	–	Protected Debt Calculation
Exhibit I	–	Reserved
Exhibit J	–	Protected Rollover Schedule
Exhibit K	–	Protected Support Agreement
Exhibit L	–	Redeemed OM Members

- v -

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of June 28, 2021 by and among Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”), S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 Midco, LLC, a Delaware limited liability company (“S1 Midco”), System1 S1, LLC, a Delaware limited liability company (“S1, LLC”), OpenMail LLC, a Delaware limited liability company (“OpenMail”), Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia (“Trebia Merger Sub”), Orchid Merger Sub II, LLC, a Delaware limited liability company (“Trebia Merger Sub LLC”), Orchid Finco, LLC, a Delaware limited liability company (“Trebia Finco LLC”), CSC III System1 Blocker Inc., a Delaware corporation (“CSC Blocker 1”), CSC (Offshore) III System1 Blocker, Inc., a Delaware corporation (“CSC Blocker 2”), CSC III-A System1 Blocker, Inc., a Delaware corporation (“CSC Blocker 3” and, together with CSC Blocker 1 and CSC Blocker 2, the “CSC Blockers”), Court Square Capital Partners III, L.P., a Delaware limited partnership (“Court Square III L.P.”), Court Square Capital Partners (Offshore) III, L.P., a Cayman Islands limited partnership (“Court Square (Offshore) L.P.”), Court Square Capital Partners III-A, L.P., a Delaware limited partnership (“Court Square III-A L.P.” and, together with Court Square III L.P. and Court Square (Offshore) L.P., the “Blocker Parents”), Court Square Capital GP III, LLC, a Delaware limited liability company (“Court Square Capital GP”), Court Square Capital Partners (Executive) III, L.P., a Delaware limited partnership (“Court Square Executive” and, together with Court Square Capital GP and Court Square III L.P., the “Court Square GPs”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected”), the Persons listed on Exhibit L (collectively, the “Redeemed OM Members”), Trasimene Trebia, LP (“Trasimene Sponsor”), BGPT Trebia LP (“BGPT Sponsor” and, together with Trasimene Sponsor, the “Founders”) and the Protected Rollover Parties (as defined below). Trebia, S1 Holdco, S1 Midco, OpenMail, Trebia Merger Sub, Trebia Finco LLC, Trebia Merger Sub LLC, the CSC Blockers, the Court Square GPs, Protected, the Redeemed OM Members and the Protected Rollover Parties are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Trebia is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, each of (a) Trebia Merger Sub, (b) Trebia Merger Sub LLC and (c) Trebia Finco LLC is a newly formed, wholly owned, direct subsidiary of Trebia, formed for the sole purpose of the (i) Protected Merger, (ii) the LLC Merger and (iii) the Trebia Finco Debt Drawdown and the Finco-LLC Merger, respectively;

WHEREAS, on or prior to the date hereof, Trebia has obtained (i) an equity commitment in the amount of $200,000,000 (the “Cannae Backstop Amount”) from Cannae Holdings, Inc. (“Cannae”) pursuant to the terms of a Backstop Facility Agreement (the “Backstop Agreement”), all or a portion of which may be used to fund (A) to the extent that the Trebia Shareholder Redemption Value (as defined below), if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one-hundred percent (100%) of such amount between $200,000,000 and $300,000,000, and, in accordance with the terms of the Backstop Agreement, Cannae shall subscribe for a number of shares of Trebia Class A Common Stock equal to such aggregate amount divided by $10; (ii) a debt commitment from the financing sources party thereto to Trebia Finco LLC, dated as of the date of this Agreement (the “Debt Commitment Letter”); (iii) solely to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $417,500,000 but less than $462,500,000, the Redeemed OM Members, OpenMail and Protected have agreed to reduce the Closing Cash Consideration otherwise payable pursuant to this Agreement in an amount equal to the Trebia Shareholder Redemption Value, if any, in excess of $417,500,000 but less than $462,500,000, (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Units that will be redeemed by S1 Holdco, as set forth in the Allocation Schedule and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to Protected), and, in accordance with the terms and subject to the conditions of this Agreement and in the proportions set forth on the Allocation Schedule; and (iv) solely to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $462,500,000, the Redeemed OM Members, OpenMail and Protected may elect to further reduce the Closing Cash Consideration otherwise payable pursuant to this Agreement in an amount equal to the Trebia Shareholder Redemption Value, if any, in excess of $462,500,000 (and (x) in the case of the Redeemed OM Members and OpenMail, a corresponding reduction in the number of S1 Holdco Units that will be redeemed by S1 Holdco and (y) in the case of Protected, a corresponding increase in the Closing Seller Equity Consideration that will be paid to Protected), and, in accordance with the terms and subject to the conditions of this Agreement and in the proportions set forth on the Allocation Schedule (this clause (iv), the “Additional Seller Backstop Election”).

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which (i) Trebia will acquire a majority of the outstanding units of S1 Holdco (“S1 Holdco Units”) and (ii) Trebia will acquire all of the outstanding equity interests of Protected and in connection with and as part of the business combination, the Parties will, among other things, consummate the Blocker Mergers, the Protected Merger, and the LLC Merger in accordance with the terms hereof;

WHEREAS, on the day prior to the Closing Date, (i) Trebia will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), (ii) pursuant to the Domestication, (A) the Trebia Certificate of Incorporation in the form attached hereto as Exhibit A (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Trebia Certificate of Incorporation”) will be adopted and (B) the Trebia Bylaws in the form attached hereto as Exhibit B (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Trebia Bylaws”) will be adopted by the Trebia Board that is in existence immediately following the Domestication, and (iii) pursuant to the Domestication, Trebia will request a certificate of de-registration from the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”);

WHEREAS, pursuant to the Domestication and the closing of the Transactions, (i) each Trebia Class B Ordinary Share (other than the Founder Earnout Shares and the Seller Earnout Shares) will convert automatically into one share of Trebia Class A Common Stock, (ii) each Founder Earnout Share will convert automatically into one share of Trebia Class D Common Stock and each Seller Earnout Share will be forfeited and (iii) each then issued and outstanding Trebia Warrant will convert automatically into a warrant to acquire one share of Trebia Common Stock;

WHEREAS, on the Closing Date prior to the Blocker Pre-Closing Reorganization (as defined below), S1 Midco will contribute units of System1, LLC (“System1”) equal to 1% of the equity interests of System1 to S1, LLC (the “S1 Contribution”);

WHEREAS, (a) in the event that the Trebia Available Cash is less than the Trebia Required Cash, Trebia Finco LLC shall draw no less than the amount of such deficiency (it being understood Trebia (or its applicable subsidiary) shall not be required to (but may in its discretion) draw more than $217,500,000 (the “Debt Backstop Amount”) pursuant to the terms of the Debt Commitment Letter (the “Trebia Finco Debt Drawdown” and the amount of funds drawn by Trebia Finco LLC pursuant to the terms of the Debt Commitment Letter, the “Trebia Finco LLC Debt Commitment Amount”), (b) S1 Midco shall draw the amount specified by Trebia (such amount to be no less than the amount necessary to effectuate the Midco/System1 Debt Repayment, the Redeemed OM Members S1 Holdco Unit Redemption, the OpenMail S1 Holdco Unit Redemption and to pay Transaction Expenses) in accordance with the terms of this Agreement pursuant to the Debt Commitment Letter (the “S1 Midco Debt Drawdown” and the amount of funds drawn by S1 Midco pursuant to the terms of the Debt

Commitment Letter, the “S1 Midco Debt Commitment Amount” and, together with the Trebia Finco LLC Debt Commitment Amount, the “Debt Commitment Amount”) and (c) S1 Midco shall use the proceeds of the S1 Midco Debt Drawdown to (A) repay the amounts then owing under the Bank Financing Agreement (“S1 Midco Debt Repayment”) and (B) effectuate any payments in connection with the Redeemed OM Members S1 Holdco Unit Redemption, the OpenMail S1 Holdco Unit Redemption and to pay Transaction Expenses;

WHEREAS, immediately following the Trebia Finco Debt Drawdown, the S1 Midco Debt Drawdown and the S1 Midco Debt Repayment and prior to the CSC Blocker Share Acquisitions (as defined below), on the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, each of the CSC Blockers and certain of their respective Affiliates will effect the Blocker Pre-Closing Reorganization such that the CSC Blockers, Court Square III L.P. and Court Square Capital GP become the direct owners of S1 Holdco Units;

WHEREAS, immediately following the Blocker Pre-Closing Reorganization and prior to the Blocker Mergers, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Laws, each Blocker Parent will sell, transfer and deliver to Trebia, and Trebia will purchase and acquire from the Blocker Parents, 100% of the capital securities of each CSC Blocker (together, the “CSC Blocker Shares”), respectively, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) in exchange for a portion of the S1 Holdco Closing Cash Consideration as set forth on the Allocation Schedule (collectively, the “CSC Blocker Share Acquisitions”);

WHEREAS, immediately following the CSC Blocker Share Acquisition and prior to the Court Square Unit Redemptions, on the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the DGCL, (i) CSC Blocker 1 will merge with and into Trebia, with Trebia surviving (the “CSC Blocker 1 Merger”), (ii) CSC Blocker 2 will merge with and into Trebia, with Trebia surviving (the “CSC Blocker 2 Merger”) and (iii) CSC Blocker 3 will merge with and into Trebia, with Trebia surviving (the “CSC Blocker 3 Merger” and each of the CSC Blocker 1 Merger, CSC Blocker 2 Merger and CSC Blocker 3 Merger, a “Blocker Merger” and, together, the “Blocker Mergers”), and, as a result of the Blocker Mergers, Trebia will become the direct owner of certain S1 Holdco Units;

WHEREAS, immediately following the Blocker Mergers and prior to the S1 Conversion (as defined below), on the terms and subject to the conditions of this Agreement, S1 Holdco shall redeem all remaining S1 Holdco Units held by Court Square Capital GP, Court Square Executive and Court Square III L.P. following the CSC Blocker Share Acquisitions and the Blocker Mergers (the S1 Holdco Units redeemed from Court Square Capital GP and Court Square Executive being the “Court Square GPs S1 Units” and the S1 Holdco Units redeemed from Court Square III L.P. being the “Court Square III L.P. S1 Units”), in exchange for a portion of the S1 Holdco Closing Cash Consideration as set forth on the Allocation Schedule (collectively, the “Court Square Unit Redemptions”);

WHEREAS, immediately following the Court Square Unit Redemptions and prior to the S1 Holdco Recapitalization, S1 will convert to a Delaware corporation and as a result System1 will become a partnership for Tax purposes (the “S1 Conversion”);

WHEREAS, immediately following the S1 Conversion and prior to the OpenMail Redemption (as defined below), S1 Holdco will (a) adopt the New S1 Holdco Operating Agreement as a replacement to the existing operating agreement of S1 Holdco; and (b) convert each existing S1 Holdco Unit held by Trebia into New S1 Holdco Class A Units and each other existing S1 Holdco Unit into New S1 Holdco Class B Units (collectively, the “S1 Holdco Recapitalization”);

WHEREAS, immediately following the S1 Holdco Recapitalization and prior to the OpenMail Redemption, Trebia shall contribute the Trebia Excess Cash (if any) to S1 Holdco in exchange for additional New S1 Holdco Class A Units at a price per New S1 Holdco Class A Unit of $10 (the “Trebia Excess Cash Contribution”).

WHEREAS, immediately following the S1 Holdco Recapitalization and prior to the Redeemed OM Members S1 Holdco Unit Redemption, OpenMail will distribute to the Redeemed OM Members such number of New S1 Holdco Class B Units and units in Protected Security Holdings as set forth on the Allocation Schedule in exchange for the redemption of 100% of the Redeemed OM Members’ direct equity interests in OpenMail (the “OpenMail Redemption”);

WHEREAS, immediately following the OpenMail Redemption and prior to the OpenMail S1 Holdco Unit Redemption, (a) S1 Holdco shall redeem such number of New S1 Holdco Class B Units as set forth on the Allocation Schedule (the “Redeemed OM Members S1 Units”) from the Redeemed OM Members in exchange for an amount equal to the Redeemed OM Members’ applicable portions of the S1 Holdco Closing Cash Consideration and (b) Trebia shall issue to the Redeemed OM Members a number of shares of Trebia Class C Common Stock equal to the number of New S1 Holdco Class B Units held by the Redeemed OM Members immediately following the Redeemed OM Members S1 Holdco Unit Redemption in consideration for the payment to Trebia by the Redeemed OM Members of $0.0001 per share (collectively, the “Redeemed OM Members S1 Holdco Unit Redemption”);

WHEREAS, immediately following the Redeemed OM Members S1 Holdco Unit Redemption and prior to entry into the Tax Receivable Agreement, (a) S1 Holdco shall redeem such number of New S1 Holdco Class B Units as set forth on the Allocation Schedule (the “OpenMail S1 Units”) from OpenMail in exchange for cash in an amount equal to OpenMail’s applicable portion of the S1 Holdco Closing Cash Consideration and (b) Trebia shall issue to OpenMail a number of shares of Trebia Class C Common Stock equal to the number of New S1 Holdco Class B Units held by OpenMail immediately following the OpenMail S1 Holdco Unit Redemption in consideration for the payment to Trebia by OpenMail of $$0.0001 per share (collectively, the “OpenMail S1 Holdco Unit Redemption”);

WHEREAS, in connection with the Transactions, the Redeemed OM Members S1 Holdco Unit Redemption and the OpenMail S1 Holdco Unit Redemption, on the terms and subject to the conditions of this Agreement, Trebia, the Redeemed OM Members and the holders of New S1 Holdco Class B Units immediately after the Transactions (which holders shall include the members of OpenMail prior to the distribution by OpenMail of all of its assets pursuant to the Protected Reorganization) will enter into the Tax Receivable Agreement, substantially in the form of Exhibit C attached hereto (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Tax Receivable Agreement”);

WHEREAS, immediately following the OpenMail S1 Holdco Unit Redemption and prior to the Protected Rollover, on the terms and subject to the conditions of this Agreement, each of Protected, Protected Security Holdings, JDI and its Affiliates and OpenMail will effect the Protected Reorganization (as defined in the Protected Support Agreement);

WHEREAS, subject to the terms and conditions of this Agreement, each of the Protected Rollover Parties (as defined below), desires, immediately following the Protected Reorganization and prior to the Protected Merger, to contribute to Trebia the number of shares of Protected Common Stock (the “Protected Rollover Shares”) set forth opposite such Protected Rollover Party’s name on the schedule attached hereto as Exhibit J (the “Protected Rollover Schedule”) under the heading Protected Rollover Shares, in exchange for (i) the issuance of such Protected Rollover Party’s applicable portion of the Closing Seller Equity Consideration (in the form of Trebia Class A Common Stock) as set forth in the Allocation Schedule, (ii) the payment of such Protected Rollover Party’s applicable portion of the Protected Closing Cash Consideration as set forth in the Allocation Schedule, and (iii) the issuance to such Protected Rollover Party of a number of shares of Trebia Class A Common Stock equal to such Protected Rollover Party’s portion of the Seller Backstop Amount (as set forth on the Allocation Schedule), if any, divided by $10 (collectively, the “Protected Rollover”);

WHEREAS, in connection with the closing of the Transactions, subject to the terms and conditions of this Agreement, BGPT Sponsor will sell and transfer 500,000 Founder Trebia Warrants to each of Lone Star Friends Trust and JDI for a purchase price of $1.50 per Founder Trebia Warrant;

WHEREAS, immediately following the Protected Rollover and prior to the LLC Merger, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Trebia Merger Sub will merge with and into Protected (the “Protected Merger”), with Protected surviving the Protected Merger as a wholly owned subsidiary of Trebia;

WHEREAS, immediately following the Protected Merger and prior to the Finco-LLC Merger, on the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), Protected will merge with and into Trebia Merger Sub LLC (the “LLC Merger”) with Trebia Merger Sub LLC surviving the LLC Merger (such surviving entity of the LLC Merger, “Protected Holding LLC”);

WHEREAS, immediately following the LLC Merger and prior to the Protected Contribution, on the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, Trebia Finco LLC will merge with and into Protected Holding LLC (the “Finco-LLC Merger”) with Protected Holding LLC surviving the Finco-LLC Merger;

WHEREAS, immediately following the Finco-LLC Merger and prior to the LLC-Midco Merger, on the terms and subject to the conditions of this Agreement, Trebia will contribute 100% of the outstanding equity interests of Protected Holding LLC to S1 Holdco in exchange for such number of New S1 Holdco Class A Units as set forth on the Allocation Schedule (the “Protected Contribution”);

WHEREAS, immediately following the Protected Contribution and prior to the LLC-Protected UK Cash Contribution, on the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, S1 Midco will merge with and into Protected Holding LLC (the “LLC-Midco Merger”) with Protected Holding LLC surviving the LLC-Midco Merger;

WHEREAS, immediately following the LLC-Midco Merger and prior to the Protected UK Debt Repayment, on the terms and subject to the conditions of this Agreement, Protected Holding LLC will contribute an amount of cash to Protected UK which is sufficient to permit Protected UK to repay the amounts due under the Bank Financing Agreement (the “LLC-Protected UK Cash Contribution”);

WHEREAS, in connection with Trebia’s agreements set forth in Section 12.10, S1 Holdco shall issue a number of New S1 Holdco Class A Units to Trebia as set forth on the Allocation Schedule (the “VCU Assumption Issuance”);

WHEREAS, immediately following the LLC-Protected UK Cash Contribution, on the terms and subject to the conditions of this Agreement, Protected UK will repay the amounts due under the Bank Financing Agreement;

WHEREAS, each of the Parties intends that the transactions contemplated by this Agreement will qualify for the Intended Tax Treatment as described in Section 12.05(b);

WHEREAS, the board of managers of S1 Holdco has unanimously (i) determined that it is in the best interests of S1 Holdco and the holders of S1 Holdco Units and declared it advisable to enter into this Agreement and each of the Transactions, in accordance with the DLLCA, and (ii) approved this Agreement and each of the Transactions, in accordance with the DLLCA and the S1 Holdco Operating Agreement (as defined below), as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the holders of a majority of equity interests of S1 Holdco have approved by written consent this Agreement and the consummation of the Transactions, as well as the entry by S1 Holdco into the New S1 Holdco Operating Agreement, substantially in the form attached hereto as Exhibit D (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “New S1 Holdco Operating Agreement” ), and S1 Holdco shall deliver a duly executed copy of such written consent (the “S1 Holdco Written Consent”) to Trebia immediately following the execution of this Agreement;

WHEREAS, the general partner of each of the Blocker Parents, the general partner of Court Square Executive and the board of managers of Court Square Capital GP has (i) determined that it is in the best interests of the Blocker Parents and each of their respective limited partners, Court Square Executive and its limited partners and Court Square Capital GP, respectively, and declared it advisable to enter into this Agreement and each of the Transactions, in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) or the DLLCA, as applicable, and (ii) approved this Agreement and each of the Transactions, in accordance with the DRULPA or the DLLCA, as applicable, and the organizational documents of such Blocker Parent, Court Square Executive or Court Square Capital GP, as applicable, on the terms and subject to the conditions of this Agreement (the “Court Square GPs’ Written Consent”);

WHEREAS, the board of directors of each of the CSC Blockers has unanimously (i) determined that it is in the best interests of such CSC Blocker and its equityholders and declared it advisable to enter into this Agreement and each of the Transactions, including the applicable Blocker Merger, in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the applicable Blocker Merger, in accordance with the DGCL and the organizational documents of such CSC Blocker, on the terms and subject to the conditions of this Agreement (the “Blocker Parents’ Written Consent”);

WHEREAS, the board of managers of OpenMail has unanimously (i) determined that it is in the best interests of OpenMail and the equity holders of OpenMail and declared it advisable to enter into this Agreement and each of the Transactions, in accordance with the DLLCA, and (ii) approved this Agreement and each of the Transactions, in accordance with the DLLCA and OpenMail’s organizational documents, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Protected has unanimously (i) determined that it is in the best interests of Protected and the stockholders of Protected and declared it advisable to enter into this Agreement and each of the Transactions, in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, in accordance with the DGCL and Protected’s organizational documents, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, Protected Security Holdings, as the holder of 100% of the issued and outstanding Protected Common Stock, has entered into that certain support agreement substantially in the form attached hereto as Exhibit K (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Protected Support Agreement”), pursuant to which Protected Security Holdings has agreed to deliver a written consent substantially in the form attached thereto as Exhibit D (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Protected Written Consent”) approving this Agreement and the consummation of the Transactions, including the Protected Merger in accordance with Section 251 of the DGCL, to Trebia promptly after the Proxy Statement / Prospectus is declared effective or otherwise cleared by the SEC (and in any event within two (2) Business Days after notification thereof to Protected Security Holdings);

WHEREAS, the board of directors or sole member, as the case may be, of Trebia Merger Sub, Trebia Merger Sub LLC, Trebia Finco LLC and S1 Midco has (i) determined that it is in the best interests of such company and declared it advisable to enter into this Agreement and each of the Transactions, including the Protected Merger, the LLC Merger, the Finco-LLC Merger and the LLC-Midco Merger (as applicable) in accordance with the DGCL or DLLCA, as applicable and (ii) approved this Agreement and each of the Transactions, including the Protected Merger, the LLC Merger, the Finco-LLC Merger and the LLC-Midco Merger in accordance with the DGCL or the DLLCA, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, Trebia, in its capacity as the sole stockholder of Trebia Merger Sub and sole member of each of Trebia Merger Sub LLC and Trebia Finco LLC, has, by its execution and delivery hereof, approved and adopted this Agreement and each of the Transactions, including the Protected Merger, the LLC Merger, the Finco-LLC Merger and LLC-Midco Merger, in accordance with Section 251 of the DGCL and Section 18-209 of the DLLCA;

WHEREAS, S1 Holdco, in its capacity as the sole member of S1 Midco, has, by its execution and delivery hereof, approved and adopted this Agreement and each of the Transactions, including the LLC-Midco Merger, in accordance with Section 18-209 of the DLLCA;

WHEREAS, the board of directors of Trebia has (i) determined that it is in the best interests of Trebia and the stockholders of Trebia, and declared it advisable, to enter into this Agreement and each of the Transactions, providing for, among other things, the Blocker Mergers, the Protected Merger, the LLC Merger, the Finco-LLC Merger and the LLC-Midco Merger, in each case, in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Blocker Mergers, the Protected Merger, the LLC Merger, the Finco-LLC Merger and the LLC-Midco Merger, in each case, in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement be adopted by the shareholders of Trebia (the “Trebia Board Recommendation”);

WHEREAS, in connection with the consummation of the Transactions, Trebia, the Founders, JDI and certain S1 Holdco and Protected direct or indirect equityholders, as applicable, at the Closing will enter into a Stockholders Agreement, substantially in the form of Exhibit E attached hereto (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Stockholders Agreement”), and, together with certain other parties thereto, a Registration Rights Agreement substantially in the form of Exhibit F attached hereto (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected) (the “Registration Rights Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Trebia and each of the other parties thereto (the “Sponsor Persons”) have entered into the Sponsor Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 12.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Additional Seller Backstop Election” has the meaning specified in the Recitals hereto.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, except S1 Holdco and its Subsidiaries, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of Court Square Capital Management, L.P. or any of its Affiliates shall be considered an Affiliate of S1 Holdco or any of its Subsidiaries.

“Agreement” has the meaning specified in the Preamble hereto.

“Allocated Percentage” means the relevant percentage notified in writing to Trebia by S1 Holdco and Protected upon making an Additional Seller Backstop Election for each of the reductions in respect of the Specified Proceeds Reduction contemplated in Section 3.01(c), Section 3.01(d), Section 3.01(e), Section 3.01(f), Section 3.01(g) and Section 3.03(a); provided that the sum of all Allocated Percentages shall equal 100%.

“Allocation” has the meaning specified in Section 12.05(i).

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by S1 Holdco and Protected in a form consistent with the format set forth on the illustrative example of the Allocation Schedule attached hereto as Exhibit G, setting forth, (a) the name of OpenMail, each Blocker Parent, Court Square Executive, Court Square Capital GP, each Redeemed OM Member, each Protected Rollover Party, each holder of Protected Common Stock, each holder of equity interests in Protected UK, each holder of equity interests in Protected Security Holdings, each holder of equity interests in OpenMail and each holder of Value Creation Units (all such Persons, the “Sellers”), (b) the allocation of the Closing Cash Consideration and the Closing Seller Equity Consideration (if any) at the Closing to each Seller, and (c) the allocation of the Seller Backstop Amount, in each case, in accordance with the methodology and principles set forth on Exhibit G (as such form may be altered from time to time as agreed between Trebia, OpenMail, S1 Holdco and Protected).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Attributable Gain” has the meaning set forth on Section 1.01(e) of the Disclosure Schedules.

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of the Trebia Parties, including (i) Available Trust Proceeds, (ii) the Cannae Backstop Proceeds and (iii) the Debt Backstop Amount.

“Available Trust Proceeds” means, as of immediately prior to Closing, an amount equal to the proceeds available from the Trust Account (after reduction for the aggregate amount of any payments required to be made in connection with the Trebia Shareholder Redemption).

“Backstop Agreement” has the meaning specified in the Recitals hereto.

“Backstop Amounts” has the meaning specified in the Recitals hereto.

“Bank Financing Agreement” means that certain Facilities Agreement, dated as of December 17, 2020, by and between Protected UK, Silicon Valley Bank and certain Subsidiaries of Protected UK as Guarantors.

“BGPT Sponsor” has the meaning specified in the Recitals hereto.

“Black-Out Period” means any “black-out,” lock-up or similar period under Trebia’s policies covering trading in Trebia’s securities to which the holders of Trebia’s securities are subject, which period restricts the ability of any such securityholder to immediately resell Trebia Class A Common Stock.

“Blocker Certificate of Merger” means each of the Blocker 1 Certificate of Merger, the Blocker 2 Certificate of Merger or the Blocker 3 Certificate of Merger.

“Blocker Merger Effective Time” means each of the CSC Blocker Merger 1 Effective Time, the CSC Blocker Merger 2 Effective Time or the CSC Blocker Merger 3 Effective Time.

“Blocker Mergers” has the meaning specified in the Recitals hereto.

“Blocker Parents” has the meaning specified in the Preamble hereto.

“Blocker Parents’ Written Consent” has the meaning specified in the Recitals hereto.

“Blocker Pre-Closing Reorganization” has the meaning specified in Section 2.03.

“Blocker Surviving Entities” has the meaning specified in the Recitals hereto.

“Books and Records” means, with respect to any Person, all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by such Person or any of its Subsidiaries or in which such Person or any of its Subsidiaries’ assets, the business or its transactions are otherwise.

“Borrowed Money Debt” means, with respect to S1 Holdco, the CSC Blockers, OpenMail and Protected, as applicable, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments (including any letter of credit, surety bond, banker’s acceptance or similar reimbursement agreement or obligation, in each case, solely to the extent drawn), (c) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business of S1 Holdco, the CSC Blockers, OpenMail or Protected, as applicable), (d) all obligations under leases required to be capitalized in accordance with GAAP and any purchase money indebtedness, (e) all obligations under any hedging arrangement, (f) all obligations under any direct or indirect guaranties in respect of, or obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness for borrowed money or obligations of others of the kinds referred to in clauses (a) through (e) above, and (h) all obligations of the kinds referred to in clauses (a) through (e) above of other Persons secured by any Lien on any property or asset of S1 Holdco, the CSC Blockers, OpenMail or Protected, as applicable.

“Business Combination” has the meaning ascribed to such term in Trebia’s Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning specified in Section 12.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cannae” has the meaning specified in the Recitals hereto.

“Cannae Backstop Amount” has the meaning specified in the Recitals hereto.

“Cannae Backstop Proceeds” has the meaning specified in Section 2.02(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Consolidated Appropriations Act, 2021, or any similar applicable federal, state, local or non-U.S. Law.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks, bank deposits and Merchant Reserves), calculated in accordance with (a) in respect of S1 Holdco, GAAP applied based on S1 Holdco’s historical practice or (b) in respect of Protected, GAAP applied based on Protected’s historical practice.

“Cause” means, with respect to any Trebia Service Provider, the occurrence of any one or more of the following events:

(a) such Trebia Service Provider’s willful failure to substantially perform his duties with Trebia (other than any such failure resulting from such Trebia Service Provider’s incapacity due to physical or mental illness), including such Trebia Service Provider’s failure to follow any lawful directive from the Trebia Board, within the reasonable scope of such Trebia Service Provider’s duties and such Trebia Service Provider’s failure to correct the same (if capable of correction, as determined by the Trebia Board), within 10 calendar days after a written notice describing the circumstances constituting Cause is delivered to such Trebia Service Provider;

(b) such Trebia Service Provider’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes that do not result in substantial bodily injury or death) or a crime of moral turpitude;

(c) such Trebia Service Provider’s material breach of this Agreement, any employment agreement between such Trebia Service Provider and Trebia, the Confidentiality Agreement or any other written agreement with Trebia or its Affiliates or under any applicable policy of Trebia or its Affiliates (including any code of conduct or harassment policies), and such Trebia Service Provider’s failure to correct the same (if capable of correction, as determined by the Trebia Board), within 10 calendar days after a written notice describing the circumstances constituting Cause is delivered to such Trebia Service Provider;

(d) any act of fraud, embezzlement, theft or material misappropriation from Trebia or its Affiliates by such Trebia Service Provider;

(e) such Trebia Service Provider’s willful misconduct or gross negligence with respect to any material aspect of Trebia’s business or a material breach by such Trebia Service Provider of his fiduciary duty to Trebia or its Affiliates; or

(f) such Trebia Service Provider’s commission of an act of material dishonesty resulting in material reputational, economic or financial injury to Trebia or its affiliates.

“Cayman Registrar” has the meaning specified in the Recitals hereto.

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to the sum of the Protected Closing Cash Consideration and the S1 Holdco Closing Cash Consideration (which shall be allocated as set forth on the Allocation Schedule).

“Closing Date” has the meaning specified in Section 4.01.

“Closing Seller Equity Consideration” means (a) (i) a number of shares of Trebia Class A Common Stock and Trebia RSUs, in an aggregate number (rounded up to the nearest whole share) as set forth on the Allocation Schedule, plus (ii) the number of shares of Trebia Class A Common Stock determined by dividing the Protected Backstop Amount (if any) by $10.00, plus (iii) a number of shares of Trebia Class A Common Stock equal to the Founder Shares Forfeited to S1/Protected (as defined in the Sponsor Agreement) (if any) and (b) shares of Trebia Class C Common Stock to be issued in respect of each retained New S1 Holdco Class B Unit in an aggregate number (rounded up to the nearest whole share) as set forth on the Allocation Schedule (in each case, which shall be allocated as set forth on the Allocation Schedule).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compliant” means with respect to the Required Information, that such Required Information does not, taken as a whole, contain any untrue statement of a material fact regarding S1 Holdco and its Subsidiaries or Protected and its Subsidiaries or omit to state any material fact regarding S1 Holdco and its Subsidiaries or Protected and its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances.

“Confidentiality Agreement” has the meaning specified in Section 15.09.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“Court Square” means Court Square Capital Management, L.P., a Delaware limited partnership.

“Court Square III-A L.P.” has the meaning specified in the Preamble hereto.

“Court Square III L.P.” has the meaning specified in the Preamble hereto.

“Court Square Capital GP” has the meaning specified in the Preamble hereto

“Court Square Executive” has the meaning specified in the Preamble hereto.

“Court Square GPs” has the meaning specified in the Preamble hereto.

“Court Square GPs S1 Units” has the meaning specified in the Recitals hereto.

“Court Square GPs’ Written Consent” has the meaning specified in the Recitals hereto.

“Court Square (Offshore) L.P.” has the meaning specified in the Preamble hereto.

“Court Square Unit Redemptions” has the meaning specified in the Recitals hereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-127), Consolidated Appropriations Act, 2021(Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 and IRS Notice (2020-65).

“CSC Blocker 1” has the meaning specified in the Preamble hereto.

“CSC Blocker 1 Merger” has the meaning specified in the Recitals hereto.

“CSC Blocker 2” has the meaning specified in the Preamble hereto.

“CSC Blocker 2 Merger” has the meaning specified in the Recitals hereto.

“CSC Blocker 3” has the meaning specified in the Preamble hereto.

“CSC Blocker 3 Merger” has the meaning specified in the Recitals hereto.

“CSC Blocker Merger 1 Effective Time” has the meaning specified in Section 2.05(a).

“CSC Blocker Merger 2 Effective Time” has the meaning specified in Section 2.05(a).

“CSC Blocker Merger 3 Effective Time” has the meaning specified in Section 2.05(a)

“CSC Blockers” has the meaning specified in the Preamble hereto.

“CSC Blocker Shares” has the meaning specified in the Recitals hereto.

“CSC Blocker Share Acquisition” has the meaning specified in the Recitals hereto.

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“Debt Backstop Amount” has the meaning specified in the Recitals hereto.

“Debt Commitment Letter” has the meaning specified in the Recitals hereto.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter.

“Debt Financing Sources” means the lenders, agents and arrangers of any Debt Financing, together with their respective affiliates, officers, directors, employees, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Schedules” means the disclosure schedules to this Agreement of the Parties.

“DLLCA” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“DRULPA” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.11.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, each compensatory equity, severance, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, retirement, health and welfare, life insurance, pension, and each other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Contract” has the meaning specified in Section 13.02(g).

“Financing Agreement” means the System1 Financing Agreement or Protected Financing Agreement, as applicable.

“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“Foreign Protected Benefit Plan” has the meaning specified in Section 6.13(a).

“Foreign System1 Benefit Plan” has the meaning specified in Section 5.13(a).

“Forward Purchase Agreement” means the forward purchase agreement, dated as of June 5, 2020, between Trebia and Cannae Holdings, Inc.

“Founder Earnout Shares” means 1,450,000 of the Trebia Class B Ordinary Shares to be converted to an equal number of Trebia Class D Common Stock in accordance with the terms of this Agreement.

“Founder Trebia Warrants” means the Trebia Warrants held by the Founders.

“Founder Trebia Warrants Purchase” has the meaning set forth in Section 2.17.

“Founders” has the meaning specified in the Recitals hereto.

“GAAP” means United States or United Kingdom generally accepted accounting principles, as applicable, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filings” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a) - (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, in each case other than (i) Indebtedness set forth on Section 1.01(c) of the Disclosure Schedules, (ii) any Transaction Expenses, (iii) Indebtedness solely between S1 Holdco or Protected, on one hand, and any System1 Subsidiary or Protected Subsidiary, as applicable, on the other hand and (iv) Indebtedness between System1 Subsidiaries or Protected Subsidiaries, as applicable. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 11.01(c).

“Intellectual Property” means all intellectual property rights (including with respect to rights in technology and Software) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications, (b) trademarks, service marks, trade names, and other indicia of commercial source or origin, together with all goodwill associated therewith, (c) copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, and corresponding rights in works of authorship, (d) internet domain names, (e) social media accounts, (f) trade secrets and all corresponding rights in trade secrets and confidential or proprietary information and know-how (whether or not patentable) and (g) registrations, issuances, applications, renewals, reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, reexamination, and extensions for any of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 12.05(b).

“Interim Period” has the meaning specified in Section 9.01.

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software and Data embedded or installed thereon, owned, licensed, leased or controlled by S1 Holdco or any of its Subsidiaries or Protected or its Subsidiaries, as applicable.

“JDI” means Just Develop It Limited, a private limited company incorporated in England & Wales.

“JOBS Act” has the meaning specified in Section 11.08.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by (a) S1 Holdco or any System1 Subsidiary, or (b) Protected or any Protected Subsidiary, as applicable, for which the lessee is required to make aggregate annual payments in excess of $1,000,000.

“Letter of Transmittal” has the meaning specified in Section 4.05(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LLC Certificate of Merger” has the meaning specified in Section 2.13(c).

“LLC Merger” has the meaning specified in the Recitals hereto.

“Marketing Period” means the first period of ten (10) consecutive Business Days after the date of this Agreement throughout and at the end of which (i) Trebia shall have all of the Required Information and (ii) such Required Information is Compliant and remains Compliant throughout such period; provided, however, that, the Marketing Period shall not be deemed to have commenced if prior to the completion of the Marketing Period, (a) PricewaterhouseCoopers LLP with respect to S1 Holdco or BDO LLP with respect to Protected, as applicable, shall have withdrawn its audit opinion with respect to the most recent audited financial statements included in the

Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to such audited consolidated financial statements included in the Required Information, by PricewaterhouseCoopers LLP or BDO LLP, as applicable, or another independent public accounting firm of recognized national standing reasonably acceptable to Trebia or (b) the board of directors (or similar governing body) (or audit committee thereof) of either S1 Holdco or Protected, as applicable, shall have determined that a restatement of any financial statements included in the Required Information is required in accordance with GAAP, in which case such Marketing Period may not commence unless and until such restatement has been completed and the Required Information has been amended or S1 Holdco or Protected, as applicable, has determined and confirmed in writing to Trebia that no such restatement is required in accordance with GAAP; provided, that (a) the ten (10) consecutive Business Day period described in this definition shall be completed on or prior to August 20, 2021 or commence no earlier than September 7, 2021, (b) the ten (10) consecutive Business Day period described in this definition shall be completed on or prior to December 17, 2021 or commence no earlier than January 4, 2022 and (c) July 5, 2021, November 24, 2021 and November 26, 2021 shall be excluded as Business Days for purposes of such ten (10) consecutive Business Day period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period). If S1 Holdco and Protected reasonably believe (in good faith) that they have provided all of the Required Information in Compliant form, they may deliver to Trebia a written notice to that effect (stating when they believe they completed such delivery), in which case S1 Holdco and Protected shall be deemed to have satisfied their requirements on the date specified in such notice and, subject to the provisos in the preceding sentence, the “Marketing Period” shall be deemed to have commenced on the date specified in such notice, unless Trebia reasonably believes (in good faith) that S1 Holdco or Protected has not completed the delivery of the Required Information and within four (4) Business Days after the delivery of such notice, Trebia delivers a written notice to S1 Holdco and Protected to that effect (stating with specificity which Required Information S1 Holdco or Protected has not yet delivered). For the avoidance of doubt, if after the start of the Marketing Period, S1 Holdco or Protected shall provide Trebia with additional information (including financial statements) as required by the defined term “Required Information,” the delivery of such information (including financial statements) will not be deemed to re-start the Marketing Period.

“Material Adverse Effect” means, with respect to S1 Holdco or Protected, a material adverse effect on the results of operations or financial condition of S1 Holdco and the System1 Subsidiaries or Protected and the Protected Subsidiaries, in each case, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of S1 Holdco and the System1 Subsidiaries or Protected and the Protected Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and Section 6.04 and, to the extent related thereto, the condition in Section 13.02(a) and Section 13.03(a)), (d) any change generally affecting any of the industries or markets in which S1 Holdco and the System1 Subsidiaries or Protected and the Protected Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Trebia (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and Section 6.04 and, to the extent related thereto, the condition in Section 13.02(a) and Section 13.03(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, S1 Holdco or Protected operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of S1 Holdco and the System1 Subsidiaries or Protected and the Protected Subsidiaries, in each case, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or S1 Holdco and the System1 Subsidiaries or Protected and the Protected Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on S1 Holdco and its Subsidiaries, taken as a whole, or Protected and its Subsidiaries, taken as a whole, in each case, as compared to other industry participants. As used in Article V and Section 13.02(f), the term “Material Adverse Effect” refers to a Material Adverse Effect with respect to S1 Holdco and the System1 Subsidiaries, taken as a whole. As used in Article VI and Section 13.02(f), the term “Material Adverse Effect” refers to a Material Adverse Effect with respect to Protected and the Protected Subsidiaries, taken as a whole.

“Merchant Reserves” means cash and cash equivalents held by payment processors and related merchant banks on behalf of the relevant Person and its Subsidiaries which such Person and its Subsidiaries can, as of the relevant time, withdraw.

“Mergers” means the Protected Merger, the LLC Merger, the Blocker Mergers, the Finco-LLC Merger and the LLC-Midco Merger collectively.

“Midco” means System1 Midco, LLC, a Delaware limited liability company.

“Multiemployer Plan” has the meaning specified in Section 5.13(f).

“New Contract” has the meaning specified in Section 13.02(g).

“New S1 Holdco Class A Units” has the meaning given to the term “Class A Units” in the New S1 Holdco Operating Agreement.

“New S1 Holdco Class B Units” has the meaning given to the term “Class B Units” in the New S1 Holdco Operating Agreement, which are exchangeable into Trebia Class A Common Stock on a one-to-one basis per the terms of the New S1 Holdco Operating Agreement.

“New S1 Holdco Operating Agreement” has the meaning specified in the Recitals hereto.

“Non-Founder Trebia Warrant” means a Trebia Warrant, other than a Founder Trebia Warrant.

“Non-Management Employees” has the meaning specified in Section 9.01(p).

“NYSE” means the New York Stock Exchange.

“Omnibus Incentive Plan” has the meaning specified in Section 11.08.

“Omnibus Incentive Plan Proposal” has the meaning specified in Section 12.03(a)(i).

“OpenMail” has the meaning specified in the Preamble hereto.

“OpenMail Redemption” has the meaning specified in the Recitals hereto.

“OpenMail S1 Holdco Unit Redemption” has the meaning specified in the Recitals hereto.

“OpenMail S1 Units” has the meaning specified in the Recitals hereto.

“OpenMail VCUs” means value creation units issued by OpenMail pursuant to the OpenMail LLC 2016 Value Creation Unit Plan (as amended from time to time, the “OpenMail VCU Plan”) that are outstanding as of immediately prior to the Effective Time.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Affero General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Other Related Party Contracts” means the Contracts set forth on Section 8.01(k), Section 8.02(h), Section 8.03(h) and Section 8.04(h) of the Disclosure Schedules.

“Party” has the meaning specified in the Preamble hereto.

“Pass-Through Income Tax” means any income Tax with respect to which the holders of S1 Holdco Units outstanding as of immediately prior to the Closing (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“Pass-Through Return” has the meaning specified in Section 12.05(f).

“Paying Agent” has the meaning specified in Section 4.05(a).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection or survey of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens securing any Indebtedness of S1 Holdco or Protected and their respective Subsidiaries (including Indebtedness incurred pursuant to any Financing Agreement) and (g) Liens described on Section 1.01(d) of the Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” has the meaning provided in any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, and may include but is not limited to information that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with a consumer or household, such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Policies” has the meaning specified in Section 5.16.

“Post-Closing RSUs” has the meaning specified in Section 11.13

“Post-Signing Protected Rollover Parties” has the meaning specified in Section 2.12.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), each to the extent applicable, and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information, and any applicable laws relating to the use of biometric identifiers.

“Protected” has the meaning specified in the Preamble hereto.

“Protected Audited Financial Statements” has the meaning specified in Section 6.08(a).

“Protected Backstop Amount” means the Protected Rollover Parties’ portion of the Seller Backstop Amount, as set forth in the Allocation Schedule.

“Protected Benefit Plan” has the meaning specified in Section 6.13(a).

“Protected Certificate of Merger” has the meaning specified in Section 2.13(a).

“Protected Closing Cash Consideration” means an amount equal to the sum of (i) the Protected Purchase Price set forth on the Allocation Schedule, minus (ii) the Protected Net Debt Amount (which, for the avoidance of doubt, will result in an increase to Protected Closing Cash Consideration if the Protected Net Debt Amount is a negative number, and which shall be allocated as set forth on the Allocation Schedule), minus (iii) the Protected Backstop Amount, if any.

“Protected Closing Statement” has the meaning specified in Section 4.04(c).

“Protected Common Stock” means the common stock, par value $0.01 per share, of Protected.

“Protected Contribution” has the meaning specified in the Recitals hereto.

“Protected Disclosure Scheduled Intellectual Property” has the meaning specified in Section 6.19(a).

“Protected Effective Time” has the meaning specified in Section 2.13(a).

“Protected Employees” has the meaning specified in Section 6.13(a).

“Protected Financial Statements” has the meaning specified in Section 6.08(a).

“Protected Financing Agreements” means, together, the Investor Financing Agreement and the Bank Financing Agreement.

“Protected Holding LLC” has the meaning specified in the Recitals hereto.

“Protected Holding LLC Operating Agreement” has the meaning specified in Section 2.18(c).

“Protected Interim Financial Statements” has the meaning specified in Section 6.08(a).

“Protected IT Systems” has the meaning specified in Section 6.19(c).

“Protected Leases” has the meaning specified in Section 6.18(a).

“Protected Licensed Intellectual Property” has the meaning specified in Section 6.19(a)(i).

“Protected LTM Cash EBITDA” means (a) net income (or loss) (determined in accordance with GAAP) generated by Protected and its Subsidiaries (as of the Closing) on a consolidated basis for any trailing twelve-month period, plus (b) the sum of, to the extent included in the calculation of net income (or loss), but without duplication, (i) interest expense for such period, (ii) income tax expense for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) any stock based compensation charge and (vi) the difference between customer billings received on a cash basis and GAAP revenue; provided, that, Protected LTM Cash EBITDA shall excluded income and expenses which arise from any business acquired by Protected and its Subsidiaries after the date hereof.

“Protected Material Contracts” has the meaning specified in Section 5.12(a).

“Protected Merger” has the meaning specified in the Recitals hereto.

“Protected Net Debt Amount” means, as of immediately prior to the Closing, without taking into account any of the Transactions consummated on the Closing Date, an amount (which may be a positive or negative number) equal to (i) the aggregate Borrowed Money Debt of Protected and the Protected Subsidiaries and Indebtedness issued by Protected and the Protected Subsidiaries in substitution or exchange for Borrowed Money Debt, excluding any items set forth on Section 1.01(b) of the Disclosure Schedules (expressed as a positive number), minus (ii) Cash and Cash Equivalents of Protected and the Protected Subsidiaries minus (iii) the aggregate amount of payments made by Protected and the Protected Subsidiaries prior to the close of business on the Business Day immediately preceding the Closing in respect of any amounts that would have constituted Transaction Expenses had such amounts not been paid or satisfied prior to the close of business on the Business Day immediately preceding the Closing. An illustrative example of the calculation of the Protected Net Debt Amount is set forth on Exhibit H attached hereto.

“Protected Net Group Limited Group” means Protected UK and its Subsidiaries.

“Protected Non-Management Employee” has the meaning specified in Section 10.01(p).

“Protected Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Protected or any Protected Subsidiary.

“Protected Reorganization” means has the meaning set forth in the Protected Support Agreement.

“Protected Related Party Contracts” has the meaning specified in Section 6.24.

“Protected Representations” means the representations and warranties of Protected expressly and specifically set forth in Article VI of this Agreement, as qualified by the Disclosure Schedules.

“Protected Rollover” has the meaning specified in the Recitals hereto.

“Protected Rollover Parties” means the Persons listed on the Protected Rollover Schedule, including, for the avoidance of doubt, the Post-Signing Protected Rollover Parties.

“Protected Rollover Schedule” has the meaning specified in the Recitals hereto.

“Protected Rollover Shares” has the meaning specified in the Recitals hereto.

“Protected Securities” has the meaning specified in Section 6.06(b).

“Protected Security Holdings” means Protected Security Holdings LLC, a limited liability company organized under the Laws of England & Wales.

“Protected Software” has the meaning specified in Section 6.19(c).

“Protected Subsidiaries” means the Subsidiaries of Protected.

“Protected Subsidiary Securities” has the meaning specified in Section 6.07.

“Protected Surviving Entity” has the meaning specified in Section 2.13(b).

“Protected Transaction Expenses” has the meaning specified in Section 4.03(b).

“Protected UK” means Protected.net Group Limited.

“Protected UK Cash Contribution” has the meaning specified in the Recitals hereto.

“Protected UK Debt Repayment” has the meaning specified in Section 2.14(b).

“Protected Written Consent” has the meaning specified in the Recitals hereto.

“Proxy Statement / Prospectus” has the meaning specified in Section 12.03(a)(i).

“Redeemed OM Members” has the meaning specified in the Preamble hereto.

“Redeemed OM Members S1 Holdco Unit Redemption” has the meaning specified in the Recitals hereto.

“Redeemed OM Members S1 Units” has the meaning specified in the Recitals hereto.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Required Information” means (a) the Required S1 Bank Financial Information and the Required Protected Bank Financial Information (it being understood that “Required Information” shall include the financial statements required by paragraphs 5(b)(i)(B) and 5(b)(ii)(B) of Exhibit C to the Debt Commitment Letter with respect to the fiscal quarter ending June 30, 2021 and that in the case of paragraphs 5(b)(i)(B) and 5(b)(ii)(B) of Exhibit C to the Debt Commitment Letter, only the relevant financial statements with respect to the fiscal quarter ending June 30, 2021 shall be “Required Information”) and (b) all customary financial information reasonably requested by Trebia regarding S1 Holdco and its Subsidiaries and Protected and its Subsidiaries (and reasonably available to S1 Holdco or Protected, as applicable) reasonably necessary in order for Trebia to prepare, complete and deliver the pro forma financial statements required by paragraph 5(c) of Exhibit C to the Debt Commitment Letter.

“Required Trebia Shareholder Approvals” has the meaning specified in Section 12.03(a)(i).

“S1” has the meaning specified in the Recitals hereto.

“S1 Contribution” has the meaning specified in the Recitals hereto.

“S1 Conversion” has the meaning specified in the Recitals hereto.

“S1 Holdco” has the meaning specified in the Preamble hereto.

“S1 Holdco Backstop Amount” means the Redeemed OM Members’ portion and OpenMail’s portion of the Seller Backstop Amount, as set forth in the Allocation Schedule.

“S1 Holdco Closing Cash Consideration” means an amount equal to the sum of (i) the S1 Holdco Purchase Price set forth on the Allocation Schedule, minus (ii) the VCU Escrow Amount, minus (iii) the System1 Bonus Amount (which shall be allocated as set forth on the Allocation Schedule), minus (iv) the S1 Holdco Backstop Amount, if any.

“S1 Holdco Closing Statement” has the meaning specified in Section 4.04(b).

“S1 Holdco Operating Agreement” means the fourth amended and restated operating agreement of S1 Holdco, dated as of April 15, 2019, as amended and restated in connection with the Transactions.

“S1 Holdco Recapitalization” has the meaning specified in the Recitals hereto.

“S1 Holdco Representations” means the representations and warranties of S1 Holdco expressly and specifically set forth in Article V of this Agreement, as qualified by the Disclosure Schedules.

“S1 Holdco Transaction Expenses” has the meaning specified in Section 4.03(a).

“S1 Holdco Units” has the meaning specified in the Recitals hereto.

“S1 Holdco VCUs” means value creation units issued by S1 Holdco pursuant to the S1 Holdco, LLC 2017 Value Creation Unit Plan or the S1 Holdco, LLC Legacy Value Creation Unit Plan (together, and each as amended from time to time, the “S1 Holdco VCU Plans”) that are outstanding as of immediately prior to the Effective Time.

“S1 Holdco Written Consent” has the meaning specified in the Recitals hereto.

“S1 Midco Debt Drawdown” has the meaning specified in the Recitals hereto.

“S1 Midco Debt Repayment” has the meaning specified in the Recitals hereto.

“Schedules” means the Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning specified in Section 12.03(a)(i).

“SEC Reports” has the meaning specified in Section 7.09(a).

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Backstop Amount” means an amount equal to (i) $10 per share for each Trebia Class A Ordinary Share that is redeemed in connection with the Special Meeting, minus (ii) $417,500,000; provided that if the result of such calculation is less than or equal to zero, then the Seller Backstop Amount shall equal $0; and provided, further, that if the result of such calculation is greater than $45,000,000, the Seller Backstop Amount shall only equal such resulting number after and to the extent a valid Additional Seller Backstop Election has been made and, if no such Additional Seller Backstop Election has been made, the Seller Backstop Amount shall equal $45,000,000.

“Seller Earnout Shares” means 1,450,000 of the Trebia Class B Ordinary Shares.

“Seller Group” has the meaning specified in Section 15.18.

“Seller Material Adverse Effect” means, in respect of CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members or the Protected Rollover Parties (as applicable), a material adverse effect on the ability of such Person to enter into this Agreement or consummate the transactions contemplated hereby.

“Seller Related Person” has the meaning specified in Section 12.01(g).

“Sellers” has the meaning specified in the definition of Allocation Schedule.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware and development tools and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Trebia Ordinary Shares to be held for the purpose of approving the Trebia Shareholder Matters.

“Specified CS Representations” has the meaning specified in Section 13.02(a)(i).

“Specified OM Representations” has the meaning specified in Section 13.02(a)(i).

“Specified Proceeds Reduction” has the meaning specified in Schedule 1.01(e) of the Disclosure Schedules.

“Specified Protected Representations” has the meaning specified in Section 13.02(a)(i).

“Specified Protected Rollover Representations” has the meaning specified in Section 13.02(a)(i).

“Specified Redeemed OM Member Representations” has the meaning specified in Section 13.02(a)(i).

“Specified System1 Representations” has the meaning specified in Section 13.02(a)(i).

“Specified Trebia Representations” has the meaning specified in Section 13.03(a)(i).

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Founders, Trebia, S1 Holdco, Protected and certain other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Person” has the meaning specified in the Sponsor Agreement.

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Provisions” has the meaning specified in Section 14.02.

“System1” means System1, LLC, a Delaware limited liability company.

“System1 Audited Financial Statements” has the meaning specified in Section 5.08(a).

“System1 Benefit Plan” has the meaning specified on Section 5.13(a).

“System1 Bonus Amount” means an amount not to exceed $1,200,000.

“System1 Disclosure Scheduled Intellectual Property” has the meaning specified on Section 5.19(a).

“System1 Employees” has the meaning specified on Section 5.13(a).

“System1 Financial Statements” has the meaning specified in Section 5.08(a).

“System1 Financing Agreement” means that certain Financing Agreement dated August 22, 2017, by and among Midco, as the Parent, System1 and each other subsidiary of Parent listed therein as a borrower, Parent and each other subsidiary of Parent listed thereto as a Guarantor (as defined therein), the lenders from time to time party thereto as lenders and Cerberus Business Finance, LLC, as Collateral Agent and Administrative Agent, as amended on November 6, 2017, October 16, 2018, December 28, 2018, March 12, 2019, September 19, 2019, March 12, 2020 and November 13, 2020.

“System1 Interim Financial Statements” has the meaning specified in Section 5.08(a).

“System1 IT Systems” has the meaning specified in Section 5.19(c).

“System1 Leases” has the meaning specified in Section 5.18(a).

“System1 Licensed Intellectual Property” has the meaning specified on Section 5.19(a).

“System1 Material Contracts” has the meaning specified in Section 5.12(a).

“System1 Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by S1 Holdco or any System1 Subsidiary.

“System1/Protected Cure Period” has the meaning specified in Section 14.01(b).

“System1 Related Party Contracts” has the meaning specified in Section 5.24.

“System1 Securities” has the meaning specified in Section 5.06.

“System1 Software” has the meaning specified in Section 5.19(c).

“System1 Subsidiaries” means the Subsidiaries of S1 Holdco.

“System1 Subsidiary Securities” has the meaning specified in Section 5.06(c).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added (including VAT), estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Contest” has the meaning specified in Section 12.05(h).

“Tax Receivable Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating System1/Protected Breach” has the meaning specified in Section 14.01(b).

“Terminating Trebia Breach” has the meaning specified in Section 14.01(c).

“Termination Date” has the meaning specified in Section 14.01(b).

“Trading Day” means a day on which shares of Trebia Class A Common Stock are traded on the NYSE.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Agreements, the Backstop Agreement, the Trebia Certificate of Incorporation, the Trebia Bylaws, the Tax Receivable Agreement, the New S1 Holdco Operating Agreement, the Protected Support Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the S1 Holdco Transaction Expenses, the Protected Transaction Expenses and Trebia Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and each of the Transaction Agreements.

“Transfer Taxes” has the meaning specified in Section 12.05(a).

“Trasimene Sponsor” has the meaning specified in the Recitals hereto.

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trebia” has the meaning specified in the Preamble hereto.

“Trebia Affiliate Agreement” has the meaning specified in Section 7.19(c).

“Trebia Available Cash” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of the Trebia Parties, including (i) Available Trust Proceeds and (ii) the Cannae Backstop Proceeds but excluding the Trebia Finco LLC Debt Commitment Amount.

“Trebia Benefit Plan” has the meaning specified in Section 7.11.

“Trebia Board” means the Board of Directors of Trebia.

“Trebia Board Recommendation” has the meaning specified in the Recitals hereto.

“Trebia Bylaws” has the meaning specified in the Recitals hereto.

“Trebia Cash Contribution” has the meaning specified in the Recitals hereto.

“Trebia Certificate of Incorporation” has the meaning specified in the Recitals hereto.

“Trebia Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Trebia to be authorized pursuant to the Trebia Certificate of Incorporation.

“Trebia Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Trebia authorized pursuant to Trebia’s Memorandum and Articles of Association.

“Trebia Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Trebia authorized pursuant to Trebia’s Memorandum and Articles of Association.

“Trebia Class C Common Stock” means the non-economic shares of Class C common stock, par value $0.0001 per share, of Trebia to be authorized pursuant to the Trebia Certificate of Incorporation.

“Trebia Class D Common Stock” means the Class D common stock, par value $0.0001 per share, of Trebia to be authorized pursuant to the Trebia Certificate of Incorporation.

“Trebia Closing Statement” has the meaning specified in Section 4.04(a).

“Trebia Common Stock” means following the Domestication, Trebia Class A Common Stock, the Trebia Class C Common Stock and the Trebia Class D Common Stock.

“Trebia Cure Period” has the meaning specified in Section 14.01(c).

“Trebia Excess Cash” means (i) the Trebia Available Cash, minus (ii) the Trebia Required Cash, minus (iii) any Transaction Expenses to be paid by Trebia.

“Trebia Financial Statements” has the meaning specified in Section 7.09(a).

“Trebia Finco Debt Drawdown” has the meaning specified in the Recitals hereto.

“Trebia LLC Effective Time” has the meaning specified in Section 2.13(c).

“Trebia Material Adverse Effect” has the meaning specified in Section 7.01(a).

“Trebia Material Contracts” has the meaning specified in Section 7.19(a).

“Trebia Merger Sub” has the meaning specified in the Preamble hereto.

“Trebia Merger Sub LLC” has the meaning specified in the Preamble hereto.

“Trebia Ordinary Shares” means the Trebia Class A Ordinary Shares and Trebia Class B Ordinary Shares.

“Trebia Organizational Documents” means Trebia’s Memorandum and Articles of Association, as amended and in effect on the date hereof and, after the Domestication, the Trebia Certificate of Incorporation and Trebia Bylaws.

“Trebia Parties” means Trebia, Trebia Merger Sub and Trebia Merger Sub LLC.

“Trebia Preferred Stock” has the meaning specified in Section 7.13(a).

“Trebia Representations” means the representations and warranties of the Trebia Parties expressly and specifically set forth in Article VI of this Agreement, as qualified by the Disclosure Schedules. For the avoidance of doubt, the Trebia Representations are solely made by Trebia and, solely for the purposes of Section 7.05, Trebia Merger Sub.

“Trebia Required Cash” means the sum of the amount of Cash and Cash Equivalents required to be paid by the Trebia Parties pursuant to Section 3.01(a), Section 3.01(b), Section 3.01(e)(i), Section 3.01(f)(i) and Section 3.03(a).

“Trebia RSUs” means restricted stock units covering shares of Trebia Class A Common Stock.

“Trebia Service Providers” means, collectively, the employees, consultants, independent contractors and directors of Trebia and its Subsidiaries.

“Trebia Shareholder Matters” has the meaning specified in Section 12.03(a)(i).

“Trebia Shareholder Redemption” has the meaning specified in Section 12.03(a)(i).

“Trebia Shareholder Redemption Value” means an amount equal to the product of $10 multiplied by the number of Trebia Class A Ordinary Shares that are redeemed in connection with the Special Meeting.

“Trebia Shareholders” means (a) as of the Closing Date, the holders of Trebia Ordinary Shares and (b) following the Domestication, holders of shares of Trebia Common Stock.

“Trebia Stock Price” means the volume weighted average trading price of Trebia Class A Common Stock (as reported by Bloomberg L.P. or, if not reported therein, another authoritative source chosen by Trebia) for the 20 consecutive Trading Days ending on (and including) the Trading Day that is 5 Trading Days prior to the due date for payment of the Year 3 Stock Bonus Pool or Year 4 Stock Bonus Pool, as applicable.

“Trebia Transaction Expenses” has the meaning specified in Section 4.03(c).

“Trebia Warrant” means a warrant that entitles the holder to purchase one share of Trebia Class A Ordinary Share at a price of $11.50 per share.

“Trust Account” has the meaning specified in Section 7.07(a).

“Trust Agreement” has the meaning specified in Section 7.07(a).

“Trustee” has the meaning specified in Section 7.07(a).

“UK Bribery Act” means the Bribery Act 2010 of the United Kingdom, as amended, and the rules and regulations thereunder.

“Ultimate Parent Entities” has the meaning specified in Section 12.01(b).

“Unitholder Representative” means OpenMail, acting on behalf of S1 Holdco’s direct or indirect pre-Closing equityholders following the Closing as set forth herein.

“Unvested VCUs” has the meaning specified in Section 12.10(a).

“Value Creation Units” mean, collectively, the OpenMail VCUs and the S1 Holdco VCUs.

“VCU Assumption Issuance” has the meaning specified in the Recitals.

“VCU Escrow Agreement” means the Escrow Agreement to be entered into prior to the Closing Date between the escrow agent party thereto and S1 Holdco in a form to be agreed by the parties thereto and Trebia, which will provide for payment by such escrow agent to each holder of Unvested VCUs pursuant to an agreed exhibited schedule for each such holder, subject to such holder’s continued employment with Trebia and its Subsidiaries.

“VCU Escrow Amount” means the aggregate amount set forth on the Allocation Schedule that may become payable in cash in respect of Unvested VCUs pursuant to the terms of the VCU Escrow Agreement and this Agreement.

“VCU Plans” means, collectively, the OpenMail VCU Plan and the S1 Holdco VCU Plans.

“VCU Vesting Date” has the meaning specified in Section 12.10(a).

“VCU Vesting Schedule” has the meaning specified in Section 12.10(c).

“Vested VCUs” has the meaning specified in Section 12.10(a).

“WARN Act” has the meaning specified in Section 5.14(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 19, 2020, between Trebia and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” has the meaning specified in Section 14.02.

“Year 3 Eligible Recipients” means, as of December 31, 2023, (a) Trebia Service Providers as of such date, and (b) if Chris Philips is a Trebia Service Provider as of such date, JDI.

“Year 4 Eligible Recipients” means, as of December 31, 2024, (a) Trebia Service Providers as of such date, and (b) if Chris Philips is a Trebia Service Provider as of such date, JDI.

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of S1 Holdco and its Subsidiaries’ business, or Protected and its Subsidiaries’ business, as applicable, in each case consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the time period before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(g) Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. ET on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished in connection with this Agreement (i) in the “Orchid” virtual “data room” hosted by Datasite or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge after reasonable inquiry of direct reports with operational responsibility for the fact or matter in question, in the case of S1 Holdco or Protected, of the persons set forth on Section 1.03(a) of the Disclosure Schedules and, in the case of the Trebia Parties, of the persons set forth on Section 1.03(b) of the Disclosure Schedules.

Section 1.04. Equitable Adjustments. If, between the date of this Agreement and the Closing, the Trebia Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Trebia with respect to its Trebia Ordinary Shares or rights to acquire Trebia Ordinary Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Trebia Ordinary Shares will be appropriately adjusted to provide to the holders of Trebia Ordinary Shares, the holders of S1 Holdco Units and the holders of shares of Protected Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the Trebia Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

DOMESTICATION; S1 CONTRIBUTION; BLOCKER PRE-CLOSING REORGANIZATION; SHARE ACQUISITIONS; MERGERS; CONTRIBUTIONS

Section 2.01. The Domestication; S1 Contribution.

(a) No later than the day immediately prior to the Closing Date, the Domestication shall occur. In connection with the Domestication, upon the filing of the Trebia Certificate of Incorporation with the Secretary of State of Delaware, (a) each Trebia Class B Ordinary Share (other than the Founder Earnout Shares and the shares forfeited pursuant to clause (c) of this Section 2.01(a)) will convert automatically into one share of Trebia Class A Common Stock, (b) each Founder Earnout Share will convert automatically into one share of Trebia Class D Common Stock, (c) 1,450,000 shares of Trebia Class B Ordinary Shares held by the Founders shall be forfeited and (d) each then issued and outstanding Trebia Warrant will convert automatically into a warrant to acquire one share of Trebia Common Stock.

(b) On the Closing Date prior to the Blocker Pre-Closing Reorganization, S1 Holdco shall cause the S1 Contribution to occur and shall provide Trebia with reasonable information with respect to the consummation of such transactions.

Section 2.02. Backstops; Repayment of S1 Midco Debt.

(a) Cannae Backstop. Prior to and in connection with the Closing and in accordance with the terms of the Backstop Agreement, Cannae will pay and deliver to Trebia an amount up to the Cannae Backstop Amount, which amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one-hundred percent (100%) of such amount between $200,000,000 and $300,000,000 and, in accordance with the terms of the Backstop Agreement, Cannae shall subscribe for a number of shares of Trebia Class A Common Stock equal to such aggregate amount divided by $10.

(b) Trebia Finco LLC Borrowing. In connection with the Closing, prior to or substantially contemporaneously with the Closing, certain of the Debt Financing Sources will fund to Trebia an amount equal to the Trebia Finco LLC Debt Commitment Amount To the extent that (A) the Trebia Shareholder Redemption Value, if any, is less than $200,000,000, an amount equal to fifty percent (50%) of the payments required to be made in connection with the Trebia Shareholder Redemption shall be drawn from the Trebia Finco LLC Debt Commitment Amount and (B) the Trebia Shareholder Redemption Value, if any, is greater than $300,000,000 but less than $417,500,000, an amount equal to the amount drawn pursuant to clause (A) plus one-hundred percent (100%) of such amount between $300,000,000 and $417,500,000, shall be drawn from the Trebia Finco LLC Debt Commitment Amount in connection with the payments required to be made in connection with the Trebia Shareholder Redemption.

(c) Additional Seller Backstop Election. Within three Business Days of OpenMail’s receipt of the final report with respect to the Trebia Shareholder Redemption, to the extent that the Trebia Shareholder Redemption Value, if any, is greater than $462,500,000, the Redeemed OM Members, OpenMail and Protected shall notify Trebia of its election to implement the Additional Seller Backstop Election and will reflect such Additional Seller Backstop Election in the Allocation Schedule to be delivered pursuant to Section 4.04. In the event that the Redeemed OM Members, OpenMail and Protected notify Trebia of such election, then (i) the Closing Cash Consideration otherwise payable to the Redeemed OM Members, OpenMail and Protected shall be reduced by an amount equal to the Trebia Shareholder Redemption Value, if any, in excess of $417,500,000 but less than $462,500,000, (ii) the number of S1 Holdco Units to be redeemed by S1 Holdco from the Redeemed OM Members and OpenMail shall be correspondingly reduced, and (iii) the Closing Seller Equity Consideration to be paid in connection with the Protected Merger shall be increased by a number of shares of Trebia Class A Common Stock equal to such Protected Rollover Party’s portion of the amount provided pursuant to the Additional Seller Backstop Election divided by $10, in each case, in accordance with the terms and subject to the conditions of this Agreement and in the proportions set forth on the Allocation Schedule to be delivered pursuant to Section 4.04.

(d) S1 Midco Debt Repayment. In connection with the Closing, Midco shall use part of the proceeds of the S1 Midco Debt Commitment Amount to prepay all outstanding Borrowed Money Debt under the System1 Financing Agreement and any accrued and unpaid interests, fees or premiums thereon and any other amount necessary to effectuate the termination of the System1 Financing Agreement and the release of any guarantees thereof and any security provided in connection therewith (the “Midco/System1 Debt Repayment”).

Section 2.03. Blocker Pre-Closing Reorganization. On the Closing Date, immediately following the Trebia Finco Debt Drawdown, the S1 Midco Debt Drawdown and the S1 Midco Debt Repayment and prior to the consummation of the CSC Blocker Share Acquisitions, without breach of any representation, warranty, covenant or agreement under this Agreement, (a) CSC Blocker 1, its equityholders, the Court Square GPs, and their respective affiliates shall effect the transactions substantially in the form set forth on Section 2.03(a) of the Disclosure Schedules, (b) CSC Blocker 2, its equityholders, the Court Square GPs, and their respective affiliates shall effect the transactions substantially in the form set forth on Section 2.03(b) of the Disclosure Schedules and (c) CSC Blocker 3, its equityholders, the Court Square GPs, and their respective affiliates shall effect the transactions substantially in the form set forth on Section 2.03(c) of the Disclosure Schedules (collectively, the “Blocker Pre-Closing Reorganization”), and shall provide Trebia with reasonable information with respect to the consummation of such transactions.

Section 2.04. The CSC Blocker Share Acquisitions.

(a) Subject to the terms and conditions set forth herein, on the Closing Date, immediately following the Blocker Pre-Closing Reorganization and prior to the Blocker Merger Effective Time, Court Square III L.P. shall sell, transfer and deliver to Trebia, and Trebia shall purchase and acquire from Court Square III L.P., 100% of the capital securities of CSC Blocker 1 free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) for Court Square III L.P.’s portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule.

(b) Subject to the terms and conditions set forth herein, on the Closing Date, immediately following the Blocker Pre-Closing Reorganization and prior to the Blocker Merger Effective Time, Court Square (Offshore) L.P. shall sell, transfer and deliver to Trebia, and Trebia shall purchase and acquire from Court Square (Offshore) L.P., 100% of the capital securities of CSC Blocker 2 free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) for Court Square (Offshore) L.P.’s portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule.

(c) Subject to the terms and conditions set forth herein, on the Closing Date, immediately following the Blocker Pre-Closing Reorganization and prior to the Blocker Merger Effective Time, Court Square III-A L.P. shall sell, transfer and deliver to Trebia, and Trebia shall purchase and acquire from Court Square III-A L.P., 100% of the capital securities of CSC Blocker 3 free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) for Court Square III-A L.P.’s portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule.

Section 2.05. The Blocker Mergers.

(a) On the Closing Date, immediately following the CSC Blocker Share Acquisitions and prior to the Court Square Unit Redemptions, on the terms and subject to the conditions set forth herein, on the Closing Date:

(i) CSC Blocker 1 and Trebia shall cause the CSC Blocker 1 Merger to be consummated by filing a certificate of merger (the “Blocker 1 Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by S1 Holdco and Trebia and specified in the Blocker 1 Certificate of Merger, being the “CSC Blocker Merger 1 Effective Time”);

(ii) CSC Blocker 2 and Trebia shall cause the CSC Blocker 2 Merger to be consummated by filing a certificate of merger (the “Blocker 2 Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by S1 Holdco and Trebia and specified in the Blocker 2 Certificate of Merger, being the “CSC Blocker Merger 2 Effective Time”); and

(iii) CSC Blocker 3 and Trebia shall cause the CSC Blocker 3 Merger to be consummated by filing a certificate of merger (the “Blocker 3 Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by S1 Holdco and Trebia and specified in the Blocker 3 Certificate of Merger, being the “CSC Blocker Merger 3 Effective Time”).

(b) On the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL:

(i) at the CSC Blocker Merger 1 Effective Time, CSC Blocker 1 and Trebia shall consummate the CSC Blocker 1 Merger, pursuant to which CSC Blocker 1 shall be merged with and into Trebia, following which the separate corporate existence of CSC Blocker 1 will cease and Trebia will continue as the surviving entity after the CSC Blocker 1 Merger;

(ii) at the CSC Blocker Merger 2 Effective Time, CSC Blocker 2 and Trebia shall consummate the CSC Blocker 2 Merger, pursuant to which CSC Blocker 2 shall be merged with and into Trebia, following which the separate corporate existence of CSC Blocker 2 will cease and Trebia will continue as the surviving entity after the CSC Blocker 2 Merger; and

(iii) at the CSC Blocker Merger 3 Effective Time, CSC Blocker 3 and Trebia shall consummate the CSC Blocker 3 Merger, pursuant to which CSC Blocker 3 shall be merged with and into Trebia, following which the separate corporate existence of CSC Blocker 3 will cease and Trebia will continue as the surviving entity after the CSC Blocker 3 Merger.

Section 2.06. Court Square Unit Redemptions.

(a) Subject to the terms and conditions set forth herein, on the Closing Date immediately following the occurrence of the CSC Blocker Merger 1 Effective Time, the CSC Blocker Merger 2 Effective Time and the CSC Blocker Merger 3 Effective Time and prior to the S1 Conversion, S1 Holdco shall redeem, and Court Square Capital GP shall agree to the redemption of, all S1 Holdco Units held by Court Square Capital GP free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) for Court Square Capital GP’s portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule.

(b) Subject to the terms and conditions set forth herein, on the Closing Date immediately following the occurrence of the CSC Blocker Merger 1 Effective Time, the CSC Blocker Merger 2 Effective Time and the CSC Blocker Merger 3 Effective Time and prior to the S1 Conversion, S1 Holdco shall redeem, and Court Square Executive shall agree to the redemption of, all S1 Holdco Units held by Court Square Executive free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) for Court Square Executive’s portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule.

(c) Subject to the terms and conditions set forth herein, on the Closing Date immediately following the occurrence of the CSC Blocker Merger 1 Effective Time, the CSC Blocker Merger 2 Effective Time and the CSC Blocker Merger 3 Effective Time and prior to the S1 Conversion, S1 Holdco shall redeem, and Court Square III L.P. shall agree to the redemption of, all S1 Holdco Units held by Court Square III L.P. free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens) for Court Square III L.P.’s portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule.

Section 2.07. S1 Conversion

(a) On the Closing Date, immediately following the consummation of the Court Square Unit Redemptions and prior to the S1 Holdco Recapitalization, on the terms and subject to the conditions set forth herein, S1 Holdco shall cause S1 to convert to a Delaware corporation in accordance with Section 265(h) of the DGCL and Section 216 of the DLLCA.

Section 2.08. S1 Holdco Recapitalization; Trebia Excess Cash Contribution; OpenMail Redemption.

(a) On the Closing Date, immediately following the S1 Conversion and prior to the OpenMail Redemption, S1 Holdco, OpenMail and Trebia shall cause the S1 Holdco Recapitalization to occur and, in connection therewith, shall deliver to one another a fully executed copy of the New S1 Holdco Operating Agreement.

(b) On the Closing Date, immediately following the S1 Holdco Recapitalization and prior to the OpenMail Redemption, Trebia and S1 Holdco shall cause the Trebia Excess Cash Contribution to occur.

(c) On the Closing Date, immediately following the S1 Holdco Recapitalization and prior to the Redeemed OM Members S1 Holdco Unit Redemption, OpenMail and the Redeemed OM Members shall cause the OpenMail Redemption to occur, and shall provide Trebia with reasonable information with respect to the consummation of such transactions.

Section 2.09. Redeemed OM Members S1 Holdco Unit Redemption.

(a) Subject to the terms and conditions set forth herein, on the Closing Date, immediately following the OpenMail Redemption and prior to the OpenMail S1 Holdco Unit Redemption (x) S1 Holdco shall redeem, and the Redeemed OM Members shall agree to the redemption of, the Redeemed OM Members S1 Units from the Redeemed OM Members in exchange for the Redeemed OM Members’ applicable portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)) and (y) Trebia shall issue to the Redeemed OM Members a number of shares of Trebia Class C Common Stock equal to the number of New S1 Holdco Class B Units held by the Redeemed OM Members immediately following the Redeemed OM Members S1 Holdco Unit Redemption and in consideration for the payment to Trebia by the Redeemed OM Members of $1.

(b) At the Effective Time, each of Trebia and the Redeemed OM Members shall deliver to the other fully executed copies of the New S1 Holdco Operating Agreement and the Tax Receivable Agreement.

Section 2.10. OpenMail S1 Holdco Unit Redemption.

(a) Subject to the terms and conditions set forth herein, on the Closing Date and immediately following the Redeemed OM Members S1 Holdco Unit Redemption and prior to the Protected Reorganization (x) S1 Holdco shall redeem, and OpenMail shall agree to the redemption of, the OpenMail S1 Units from OpenMail in exchange for OpenMail’s applicable portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)) and (y) Trebia shall issue to OpenMail a number of shares of Trebia Class C Common Stock equal to the number of New S1 Holdco Class B Units held by OpenMail immediately following the OpenMail S1 Holdco Unit Redemption in consideration for the payment to Trebia by OpenMail of $1.

(b) At the Effective Time, each of Trebia and OpenMail shall deliver to the other fully executed copies of the New S1 Holdco Operating Agreement and the Tax Receivable Agreement.

Section 2.11. The Protected Reorganization. On the Closing Date, immediately following the OpenMail S1 Holdco Unit Redemption and prior to the Protected Rollover, the Protected Reorganization shall occur in accordance with the terms of the Protected Support Agreement.

Section 2.12. The Protected Rollover. On the Closing Date, immediately following the Protected Reorganization and prior to the Protected Merger, on the terms and conditions set forth herein, the Protected Rollover Parties will contribute to Trebia the Protected Rollover Shares, as set forth on the Protected Rollover Schedule; provided, that the Protected Rollover Schedule may be amended to reflect additional Protected Rollover Parties (the “Post-Signing Protected Rollover Parties”), subject to (x) Trebia’s written consent to the inclusion of each such Post-Signing Protected Rollover Party on the Protected Rollover Schedule and (y) such Post-Signing Protected Rollover Party duly executing a joinder to this Agreement. In exchange for the contribution of the Protected Rollover Shares by the Protected Rollover Parties, Trebia shall (i) issue to each of the Protected Rollover Parties such Protected Rollover Party’s applicable portion of the Closing Seller Equity Consideration (in the form of Trebia Class A Common Stock) as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)), (ii) pay such Protected Rollover Party’s applicable portion of the Protected Closing Cash Consideration as set forth in the Allocation Schedule, and (iii) issue to such Protected Rollover Party a number of shares of Trebia Class A Common Stock equal to such Protected Rollover Party’s portion of the Seller Backstop Amount (as set forth on the Allocation Schedule), if any, divided by $10.

Section 2.13. Protected Merger; LLC Merger; Finco-LLC Merger; Protected Contribution; LLC-Midco Merger.

(a) Immediately following the Protected Rollover and prior to the LLC Merger, on the terms and subject to the conditions set forth herein, on the Closing Date, Trebia Merger Sub and Protected shall cause the Protected Merger to be consummated by filing a certificate of merger (the “Protected Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Protected and Trebia and specified in the Protected Certificate of Merger, being the “Protected Effective Time”).

(b) At the Protected Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Trebia Merger Sub and Protected shall consummate the Protected Merger, pursuant to which Trebia Merger Sub shall be merged with and into Protected, following which the separate existence of Trebia Merger Sub will cease and Protected (the “Protected Surviving Entity”) will continue as the surviving entity in the Protected Merger and as a direct, wholly owned Subsidiary of Trebia.

(c) Immediately after the Protected Effective Time, on the terms and subject to the conditions set forth herein, on the Closing Date, Trebia Merger Sub LLC and the Protected Surviving Entity shall cause the LLC Merger to be consummated by filing a certificate of merger (the “LLC Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed in writing by Protected and Trebia and specified in the LLC Certificate of Merger, the “Trebia LLC Effective Time”).

(d) At the Trebia LLC Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and DLLCA, Trebia Merger Sub LLC and the Protected Surviving Entity shall consummate the LLC Merger, pursuant to which the Protected Surviving Entity shall be merged with and into Trebia Merger Sub LLC, following which the separate existence of the Protected Surviving Entity will cease and Protected Holding LLC will continue as the surviving entity in the LLC Merger and as a direct, wholly owned Subsidiary of Trebia.

(e) Immediately following the LLC Merger and prior to the LLC-Midco Merger, on the terms and subject to the conditions set forth herein, on the Closing Date, Protected Holding LLC and Trebia Finco LLC shall cause the Finco-LLC Merger to be consummated by filing a certificate of merger (the “Finco-LLC Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by Protected and Trebia and specified in the Finco-LLC Certificate of Merger, being the “Finco-LLC Effective Time”).

(f) At the Finco-LLC Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DLLCA, Protected Holding LLC and Trebia Finco LLC shall consummate the Finco-LLC Merger, pursuant to which Trebia Finco LLC shall be merged with and into Protected Holding LLC, following which the separate existence of Trebia Finco LLC will cease and Protected Holding LLC will continue as the surviving entity in the Finco-LLC Merger and as a direct, wholly owned Subsidiary of Trebia.

(g) On the Closing Date, immediately following the Finco-LLC Effective Time and prior to the LLC-Midco Merger, on the terms and subject to the conditions set forth herein, Trebia shall assign, transfer, convey, deliver and contribute to S1 Holdco, free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens), all of the outstanding equity interests of Protected Holding LLC, in exchange for the issuance by S1 Holdco to Trebia of such number of New S1 Holdco Class A Units as set forth on the Allocation Schedule (the consummation of such assignment, transfer, conveyance, delivery, contribution and exchange, the “Effective Time”).

(h) Immediately following the Protected Contribution and prior to the LLC-Protected UK Cash Contribution, on the terms and subject to the conditions set forth herein, on the Closing Date, Protected Holding LLC and S1 Midco shall cause the LLC-Midco Merger to be consummated by filing a certificate of merger (the “LLC-Midco Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by S1 Holdco and Trebia and specified in the LLC-Midco Certificate of Merger, being the “LLC-Midco Effective Time”).

(i) At the LLC-Midco Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DLLCA, Protected Holding LLC and S1 Midco shall consummate the LLC-Midco Merger, pursuant to which S1 Midco shall be merged with and into Protected Holding LLC, following which the separate existence of S1 Midco will cease and Protected Holding LLC will continue as the surviving entity in the LLC-Midco Merger and as a direct, wholly owned Subsidiary of S1 Holdco.

Section 2.14. LLC-Protected UK Cash Contribution; Protected UK Debt Repayment.

(a) On the Closing Date, immediately after the LLC-Midco Effective Time, on and subject to the conditions set forth herein and prior to the Protected UK Debt Repayment, Protected Holdings LLC will contribute cash to Protected UK in an amount sufficient to permit the Protected UK Debt Repayment to occur.

(b) On the Closing Date, immediately after the Protected UK Cash Contribution, on the terms and subject to the conditions set forth herein, Protected UK shall prepay the then current outstanding principal of all Borrowed Money Debt under the Bank Financing Agreement and any accrued and unpaid interests, fees or premiums thereon and any other amount necessary to effectuate the termination of the Bank Financing Agreement and the release of any guarantees thereof and any security provided in connection therewith (the “Protected UK Debt Repayment”).

Section 2.15. Reserved.

Section 2.16. The Mergers.

(a) At the applicable Blocker Merger Effective Time, the effect of such Blocker Merger will be as provided in this Agreement, the applicable Blocker Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the applicable Blocker

Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the applicable CSC Blocker shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Trebia, which shall include the assumption by Trebia of any and all agreements, covenants, duties and obligations of the respective CSC Blocker set forth in this Agreement to be performed after such effective time.

(b) At the Protected Effective Time, the effect of the Protected Merger will be as provided in this Agreement, the Protected Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Protected Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Trebia Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Protected Surviving Entity, which shall include the assumption by the Protected Surviving Entity of any and all agreements, covenants, duties and obligations of Trebia Merger Sub set forth in this Agreement to be performed after the Protected Effective Time.

(c) At the Trebia LLC Effective Time, the effect of the LLC Merger will be as provided in this Agreement, the LLC Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Trebia LLC Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Protected Surviving Entity shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Protected Holding LLC, which shall include the assumption by Protected Holding LLC of any and all agreements, covenants, duties and obligations of the Protected Surviving Entity set forth in this Agreement to be performed after the Trebia LLC Effective Time.

(d) At the Finco-LLC Effective Time, the effect of the Finco-LLC Merger will be as provided in this Agreement, the Finco-LLC Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Finco-LLC Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Trebia Finco LLC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Protected Holding LLC, which shall include the assumption by Protected Holding LLC of any and all agreements, covenants, duties and obligations of Trebia Finco LLC set forth in this Agreement to be performed after the Finco-LLC Effective Time.

(e) At the LLC-Midco Effective Time, the effect of the LLC-Midco Merger will be as provided in this Agreement, the LLC-Midco Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC-Midco Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of S1 Midco shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Protected Holding LLC, which shall include the assumption by Protected Holding LLC of any and all agreements, covenants, duties and obligations of S1 Midco set forth in this Agreement to be performed after the LLC-Midco Effective Time.

Section 2.17. Founder Trebia Warrants Purchase. In connection with and conditioned upon the Closing, subject to the terms and conditions of this Agreement, BGPT Sponsor shall sell and transfer 500,000 Founder Trebia Warrants to each of Lone Star Friends Trust and JDI in accordance with the Allocation Schedule for a purchase price of $1.50 per Founder Trebia Warrant (the “Founder Trebia Warrants Purchase”).

Section 2.18. Governing Documents; Directors and Officers.

(a) At the applicable Blocker Merger Effective Time, by virtue of such Blocker Merger and in accordance with the DGCL, the Trebia Organizational Documents in effect at the Blocker Merger Effective Time shall be the organizational documents of Trebia as the surviving entity of each Blocker Merger.

(b) At the Protected Effective Time, by virtue of the Protected Merger and in accordance with the DGCL, (i) the certificate of incorporation of Protected will be the certificate of incorporation of the

Protected Surviving Entity and (ii) the bylaws of Protected will be the bylaws of the Protected Surviving Entity as in effect immediately prior to the Protected Effective Time. At the Protected Effective Time, the board of directors and officers of Trebia Merger Sub will be the board of directors and officers of the Protected Surviving Entity.

(c) At the Trebia LLC Effective Time, by virtue of the LLC Merger and in accordance with the DLLCA, the operating agreement of Protected Holding LLC will be the operating agreement of Trebia Merger Sub LLC (the “Protected Holding LLC Operating Agreement”). Protected Holding LLC will be “member managed” by Trebia (and after the Protected Contribution, by S1 Holdco) as its sole member in accordance with the Protected Holding LLC Operating Agreement and the DLLCA.

(d) At the Finco-LLC Effective Time, by virtue of the Finco-LLC Merger and in accordance with the DLLCA, the Protected Holding LLC Operating Agreement will be the operating agreement of Trebia Finco LLC. Protected Holding LLC will be “member managed” by Trebia (and after the Protected Contribution, by S1 Holdco) as its sole member in accordance with the Protected Holding LLC Operating Agreement and the DLLCA.

(e) At the LLC-Midco Effective Time, by virtue of the LLC-Midco Merger and in accordance with the DLLCA, the Protected Holding LLC Operating Agreement will be the operating agreement of S1 Midco. Protected Holding LLC will be “member managed” by S1 Holdco as its sole member in accordance with the Protected Holding LLC Operating Agreement and the DLLCA.

Section 2.19. Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Trebia with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the CSC Blockers, Protected or Protected Holding LLC, the applicable directors, officers, members and managers of each Blocker Surviving Entity, Protected or Protected Holding LLC (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01. S1 Holdco Consideration.

(a) At the Closing, Trebia shall, subject to delivery of a duly executed and completed stock power in accordance with Section 4.05, cause the Paying Agent to pay to each of the Blocker Parents, by wire transfer of immediately available funds to such account or accounts as designated by Blocker Parents, such Blocker Parent’s applicable portion of the S1 Holdco Closing Cash Consideration in connection with the consummation of the CSC Blocker Share Acquisitions, as set forth in the Allocation Schedule.

(b) At the Closing, Trebia shall, subject to delivery of a duly executed and completed assignment in accordance with Section 4.05, cause the Paying Agent to pay to each of the Court Square GPs, by wire transfer of immediately available funds to such account or accounts as designated by the Court Square GPs, such Court Square GP’s applicable portion of the S1 Holdco Closing Cash Consideration in connection with the consummation of the Court Square GP Unit Acquisitions, as set forth in the Allocation Schedule.

(c) At the Closing, in connection with the consummation of the Redeemed OM Members S1 Holdco Unit Redemption, (A) S1 Holdco shall pay to each Redeemed OM Member by wire transfer of immediately available funds to such account or accounts as designated by such Redeemed OM Member such Redeemed OM Member’s applicable portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)), (B) Trebia shall issue and deliver to such Redeemed OM Member the applicable portion of the Closing Seller Equity Consideration (in the form of a number of shares of Trebia Class C Common Stock), as set forth in the Allocation Schedule, and (C) each Redeemed OM Member shall pay to Trebia $1.

(d) At the Closing, in connection with the consummation of the OpenMail S1 Holdco Unit Redemption, (A) S1 Holdco shall pay to each Redeemed OM Member by wire transfer of immediately available funds to such account or accounts as designated by such Redeemed OM Member’s applicable portion of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)), (B) Trebia shall issue and deliver to OpenMail the applicable portion of the Closing Seller Equity Consideration (in the form of a number of shares of Trebia Class C Common Stock), as set forth in the Allocation Schedule, and (C) OpenMail shall pay to Trebia $1.

(e) At the Closing, Trebia shall, subject to delivery of a duly executed and completed stock power in accordance with Section 4.05, in connection with the consummation of the Protected Rollover, (i) cause the Paying Agent to pay to each Protected Rollover Party the applicable portion of the Protected Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)), (ii) issue and deliver to such Protected Rollover Party the applicable portion of the Closing Seller Equity Consideration (in the form of Trebia Class A Common Stock) as set forth in the Allocation Schedule, and (iii) issue and deliver to such Protected Rollover Party a number of shares of Trebia Class A Common Stock equal to such Protected Rollover Party’s portion of the Seller Backstop Amount (as set forth on the Allocation Schedule), if any, divided by $10.

(f) At the Closing, Trebia shall, subject to delivery of a duly executed and completed Letter of Transmittal in accordance with Section 4.05, in connection with the consummation of the Protected Merger, (i) cause the Paying Agent to pay to the applicable stockholder of Protected, by wire transfer of immediately available funds to such account or accounts as set forth in such Letter of Transmittal, such party’s respective applicable portion of the Protected Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)), (ii) issue and deliver to such stockholder of Protected their respective applicable portions of the Closing Seller Equity Consideration (in the form of Trebia Class A

Common Stock) as set forth in the Allocation Schedule, and (iii) issue and deliver to such stockholder of Protected a number of shares of Trebia Class A Common Stock equal to such Person’s portion of the Seller Backstop Amount (as set forth on the Allocation Schedule), if any, divided by $10.

(g) At the Closing, (i) S1 Holdco shall arrange for payment to the holders of Vested VCUs through S1 Holdco’s or a System1 Subsidiary’s payroll system (as applicable) and less applicable withholding taxes, such holders’ respective applicable portions of the S1 Holdco Closing Cash Consideration as set forth in the Allocation Schedule (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)), and (ii) Trebia shall issue and deliver to such holders their respective applicable portions of the Closing Seller Equity Consideration (in the form of (x) with respect to Vested VCUs, shares of Trebia Class A Common Stock and (y) with respect to Unvested VCUs, unvested Trebia RSUs subject to vesting as provided in Section 12.10(d)) as set forth in the Allocation Schedule. Any required withholding taxes with respect to the issuance of shares of Trebia Class A Common Stock to a holder of Vested VCUs pursuant to this Section 3.01(g) may, at election of the recipient of such shares, (A) be satisfied through an open-market, broker-assisted sales transaction, on terms subject to approval of Trebia, pursuant to which Trebia is promptly delivered the amount of proceeds necessary to satisfy the required withholding taxes (based on maximum statutory withholding rates), or (B) if Trebia is subject to a Black-Out Period at the time the withholding obligation arises, such withholding taxes will be satisfied by Trebia retaining that number of shares of Trebia Class A Common Stock otherwise issuable to such holder having a value equal to the aggregate amount of such required withholding taxes (based on maximum statutory withholding rates).

Section 3.02. Effects of the Blocker Mergers. On the terms and subject to the conditions set forth herein, at the effective time of each Blocker Merger, by virtue of such Blocker Merger and without any further action on the part of any Party or the holders of any securities of the applicable CSC Blocker or Trebia, each share of capital stock of each of CSC Blocker 1, CSC Blocker 2 and CSC Blocker 3 that is issued and outstanding immediately prior to the applicable Blocker Merger Effective Time will be cancelled and will cease to exist, and the holder shall thereafter cease to have any rights with respect to such securities.

Section 3.03. Effects of the Protected Merger. On the terms and subject to the conditions set forth herein, at the Protected Effective Time, by virtue of the Protected Merger and without any further action on the part of any Party or the holders of any Protected Common Stock, the following will occur:

(a) The Protected Common Stock, other than the Protected Rollover Shares, issued and outstanding immediately prior to the Protected Effective Time will be converted into, and the holders of such Protected Common Stock shall be entitled to receive, in the aggregate with respect to all Protected Common Stock held by such holder, the applicable portion of the Protected Closing Cash Consideration (less, if an Additional Seller Backstop Election has been made, the relevant Allocated Percentage (if any) of the Specified Proceeds Reduction (if any)) and the Closing Seller Equity Consideration (in the form of Trebia Class A Common Stock) as set forth in the Allocation Schedule. All such Protected Common Stock will no longer be outstanding and shall automatically be cancelled and will cease to exist, and the holders shall thereafter cease to have any rights with respect to such securities.

(b) Each issued and outstanding share of common stock of Trebia Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Protected Surviving Entity. From and after the Protected Effective Time, all certificates representing the common stock of Trebia Merger Sub will be deemed for all purposes to represent the number of shares of common stock of Protected Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Section 3.04. Effects of the LLC Merger, Finco-LLC Merger and LLC-Midco Merger.

(a) On the terms and subject to the conditions set forth herein, at the Trebia LLC Effective Time, by virtue of the LLC Merger and without any further action on the part of any Party or the holders of any securities of Trebia Merger Sub, LLC or the Protected Surviving Entity, each share of capital stock of the Protected Surviving Entity that is issued and outstanding immediately prior to the Trebia LLC Effective Time will be converted into, and shall thereafter represent, one validly issued limited liability company unit of Protected Holding LLC, and shall constitute the total amount of all issued and outstanding limited liability company interests of Protected Holding LLC as of immediately following the Trebia LLC Effective Time. At the Trebia LLC Effective Time, all membership interests of the Protected Surviving Entity shall no longer be outstanding and shall automatically be cancelled and will cease to exist, and the holder shall thereafter cease to have any rights with respect to such interests.

(b) On the terms and subject to the conditions set forth herein, at the Finco-LLC Effective Time, by virtue of the Finco-LLC Merger and without any further action on the part of any Party or the holders of any securities of Trebia Finco, LLC or Protected Holding LLC, each share of capital stock of Protected Holding LLC that is issued and outstanding immediately prior to the Finco-LLC Effective Time will be converted into, and shall thereafter represent, one validly issued limited liability company unit of Protected Holding LLC, and shall constitute the total amount of all issued and outstanding limited liability company interests of Protected Holding LLC as of immediately following the Finco-LLC Effective Time. At the Finco-LLC Effective Time, all membership interests of the Trebia Finco LLC shall no longer be outstanding and shall automatically be cancelled and will cease to exist, and the holder shall thereafter cease to have any rights with respect to such interests.

(c) On the terms and subject to the conditions set forth herein, at the LLC-Midco Effective Time, by virtue of the LLC-Midco Merger and without any further action on the part of any Party or the holders of any securities of S1 Midco or the Protected Holding LLC, each share of capital stock of the Protected Holding LLC that is issued and outstanding immediately prior to the LLC-Midco Effective Time will be converted into, and shall thereafter represent, one validly issued limited liability company unit of Protected Holding LLC, and shall constitute the total amount of all issued and outstanding limited liability company interests of Protected Holding LLC as of immediately following the LLC-Midco Effective Time. At the LLC-Midco Effective Time, all membership interests of the System1 Midco, LLC shall no longer be outstanding and shall automatically be cancelled and will cease to exist, and the holder shall thereafter cease to have any rights with respect to such interests.

Section 3.05. Issuance of Trebia Common Stock. Unless otherwise determined by the Trebia Board following the Closing, the Trebia Common Stock will be uncertificated, with record ownership reflected only in the stock transfer ledger of Trebia; provided that any shares of Trebia Common Stock issued in connection with the Protected Merger shall be issued in certificated form.

Section 3.06. Fractional Shares. No fractional shares of Trebia Common Stock will be issued pursuant to this Agreement and the number of shares of Trebia Common Stock to be issued to each holder will be rounded down to the nearest whole share; provided that, any Person who would, but for the operation of this Section 3.06, be entitled to receive a fractional share of Trebia Class A Common Stock pursuant to the terms of this Agreement shall receive a cash payment in lieu of such fractional share of Trebia Class A Common Stock in an amount equal to the amount of such fractional share (expressed as a decimal) multiplied by $10.

Section 3.07. Founder Trebia Warrants Purchase. At the Closing, in connection with the consummation of the Founder Trebia Warrants Purchase, (A) each of Lone Star Friends Trust and JDI shall pay to BGPT Sponsor by wire transfer $750,000 ($1,500,000 in the aggregate) of immediately available funds to such account or accounts as designated by BGPT Sponsor and (B) BGPT Sponsor shall transfer and deliver (x) 500,000 Founder Trebia Warrants to Lone Star Friends Trust and (y) 500,000 Founder Trebia Warrants to JDI.

Section 3.08. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Paying Agent and the Trebia Parties, S1 Holdco, Protected, the Blocker Surviving Entities and their respective Affiliates will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law;

provided, that if any payment to any Blocker Parents or holder of S1 Holdco Units hereunder is subject to deduction and/or withholding (other than payments that are subject to wage withholding), then Trebia shall (i) provide notice to S1 Holdco as soon as reasonably practicable after such determination and in no event later than three (3) Business Days’ prior to such payment and (ii) cooperate with S1 Holdco to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the sixth (6th) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XIII (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing); provided, however, that if the Marketing Period has not been completed at least one (1) Business Day prior to the Closing, then the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by Trebia on no less than three (3) Business Days’ notice to S1 Holdco and Protected and (ii) the third (3rd) Business Day after the end of the Marketing Period or (b) at such other place, time or date as Trebia, S1 Holdco and Protected may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02. Payments at the Closing.

(a) At the Closing, System1 and Midco shall repay or cause to be repaid all Borrowed Money Debt of S1 Holdco and its Subsidiaries under the System1 Financing Agreement and Protected UK shall repay or cause to be repaid all Borrowed Money Debt of Protected and its Subsidiaries under the Bank Financing Agreement. No later than three (3) Business Days prior to the Closing, S1 Holdco and Protected shall deliver to Trebia a statement setting forth the amount(s) of such Indebtedness to be paid at the Closing in accordance with this Section 4.02(a), together with customary payoff letters, including lien releases, in forms reasonably acceptable to Trebia (the “Payoff Letters”) from each financial institution or other lender (or the agents or trustees representing the foregoing) with respect to such repayment, together with pay-off instructions for making such repayment on the Closing Date.

(b) At the Closing, Trebia shall use a portion of the Available Cash Amount to pay, or cause to be paid, the aggregate amount of the Transaction Expenses in the amounts and in accordance with the wire transfer instructions set forth in the reports to be delivered pursuant to Section 4.03.

(c) At the Closing, Trebia shall deposit the VCU Escrow Amount with an escrow agent to be mutually agreed as between S1 Holdco and Trebia (such agent, the “VCU Escrow Agent”) in accordance with the terms and conditions of the VCU Escrow Agreement.

Section 4.03. Expense Amounts.

(a) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, S1 Holdco shall provide to Trebia a written report setting forth a list of the following fees and expenses incurred by or on behalf of S1 Holdco (including the System1 Subsidiaries and S1 Holdco’s direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing): (i) the fees and disbursements of outside counsel to S1 Holdco (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to S1 Holdco, (iii) the fees and expenses of other advisers to S1 Holdco, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to S1 Holdco, (v) the transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes in connection with the Transactions (collectively, the “Transfer Taxes”) incurred by S1 Holdco, (vi) any portion of the filing fee required under the HSR Act in connection with the Transactions paid by S1 Holdco, if any, and (vii) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of S1 Holdco, in each case, incurred in connection with the Transactions (collectively, the “S1 Holdco Transaction Expenses”).

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, Protected shall provide to Trebia a written report setting forth a list of the following fees and expenses incurred by or on behalf of Protected (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing): (i) the fees and disbursements of outside counsel to Protected (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to Protected, (iii) the fees and expenses of other advisers to Protected, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Protected, (v) any Transfer Taxes incurred by Protected, (vi) any portion of the filing fee required under the HSR Act in connection with the Transactions paid by Protected, if any, and (vii) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Protected, in each case, incurred in connection with the Transactions (collectively, the “Protected Transaction Expenses”).

(c) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, Trebia shall provide to S1 Holdco a written report setting forth a list of the following fees and expenses incurred by or on behalf of Trebia in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing): (i) the fees and disbursements of outside counsel to Trebia (including its direct and indirect equityholders and Cannae), (ii) the fees and expenses of accountants to Trebia, (iii) the fees and expenses of the consultants and other advisors to Trebia, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Trebia, (v) the Deferred Discount (as defined in the Trust Agreement), (vi) any Transfer Taxes incurred by Trebia, (vii) any portion of the filing fee required under the HSR Act in connection with the Transactions paid by Trebia, if any, and (viii) any premiums, fees, disbursements, costs or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Trebia, in each case, incurred in connection with the Transactions (collectively, the “Trebia Transaction Expenses”).

Section 4.04. Closing Statements.

(a) At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of Trebia Class A Ordinary Shares may no longer elect redemption in accordance with the Trebia Shareholder Redemption, Trebia shall prepare and deliver to S1 Holdco and Protected a statement (the “Trebia Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to any redemption rights that have been exercised in connection with the Trebia Shareholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with the Trebia Shareholder Redemption; (iii) the Available Trust Proceeds; (iv) the number of Trebia Class A Ordinary Shares to be outstanding as of immediately prior to the Closing after giving effect to any redemptions in connection with the Trebia Shareholder Redemption and confirmation that no Trebia Preferred Stock is outstanding; (v) the Cannae Backstop Proceeds (if any) received and to be received in connection with the Transaction prior to the Closing; (vi) the amount of the Trebia Available Cash, including the Trebia Finco LLC Debt Commitment Amount received and to be received in connection with the Transaction prior to the Closing and (vii) the Available Cash Amount, in each case, including reasonable supporting detail therefor. The Trebia Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Trebia Closing Statement until the Closing, Trebia shall (x) provide S1 Holdco, Protected and their respective Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the Books and Records of the Trebia Parties and to senior management personnel of the Trebia Parties, in each case, to the extent reasonably requested by S1 Holdco, Protected and their respective Representatives in connection with their review of the Trebia Closing Statement, (y) cooperate with S1 Holdco, Protected and their respective Representatives in connection with their review of the Trebia Closing Statement and the components thereof and (z) consider in good faith any comments to the Trebia Closing Statement provided by S1 Holdco, Protected and their respective Representatives prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall not in any event be delayed as a result of the review of the Trebia Closing Statement.

(b) At least two (2) Business Days prior to the Closing, S1 Holdco shall prepare and deliver to Trebia a statement (the “S1 Holdco Closing Statement”), setting forth in good faith its calculation of the VCU Escrow Amount, the System1 Bonus Amount and the S1 Holdco Backstop Amount (if any) and including the Allocation Schedule as agreed with Protected. The S1 Holdco Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the S1 Holdco Closing Statement until the Closing, S1 Holdco and the CSC Blockers shall (x) provide Trebia and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the Books and Records of the CSC Blockers, S1 Holdco and its Subsidiaries and to senior management personnel of the CSC Blockers, S1 Holdco and its Subsidiaries, in each case, to the extent reasonably requested by Trebia or any of its Representatives in connection with their review of the S1 Holdco Closing Statement, (y) cooperate with Trebia and its Representatives in connection with their review of the S1 Holdco Closing Statement and the components thereof and (z) consider in good faith any comments to the S1 Holdco Closing Statement provided by Trebia prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall in no event be delayed as a result of the review of the S1 Holdco Closing Statement.

(c) At least two (2) Business Days prior to the Closing, Protected shall prepare and deliver to Trebia a statement (the “Protected Closing Statement”), setting forth in good faith its calculation of the Protected Net Debt Amount and the Protected Backstop Amount (if any) and including the Allocation Schedule as agreed with S1 Holdco. The Protected Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Protected Closing Statement until the Closing, Protected shall (x) provide Trebia and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the Books and Records of Protected and its Subsidiaries and to senior management personnel of Protected and its Subsidiaries, in each case, to the extent reasonably requested by Trebia or any of its Representatives in connection with their review of the Protected Closing Statement, (y) cooperate with Trebia and its Representatives in connection with their review of the Protected Closing Statement and the components thereof and (z) consider in good faith any comments to the Protected Closing Statement provided by Trebia prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall in no event be delayed as a result of the review of the Protected Closing Statement.

(d) The Trebia Parties shall be entitled to rely upon the Allocation Schedule, and in no event will Trebia or any of its Affiliates have any liability to any Blocker Parent, S1 Holdco, OpenMail, Court Square GPs, holder of Protected Securities or any other Person with respect to the allocation of the Closing Cash Consideration or the Closing Seller Equity Consideration payable under this Agreement or pursuant to the Transactions provided such payments and/or issuances are made in accordance with the terms hereof and as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require Trebia or any other Person to issue or pay hereunder, an amount greater than the aggregate of the Closing Cash Consideration and the Closing Seller Equity Consideration. In no event shall (A) the aggregate Closing Cash Consideration as set forth on the Allocation Schedule delivered to S1 Holdco and Protected pursuant to this Section 4.04 exceed $462,500.000 (subject to adjustment pursuant to clause (ii) of the Protected Closing Cash Consideration), (B) aggregate Closing Seller Equity Consideration as set forth in such Allocation Schedule exceed the number of shares equal to $667,500,000 divided by $10 (plus any amounts attributable to the Seller Backstop Amount, if any, and any amounts attributed to the Additional Seller Backstop Election, if any) or (C) the sum of the aggregate Closing Seller Cash Consideration and aggregate Closing Seller Equity Consideration set forth in such

Allocation Schedule exceed $1,130,000,000 (subject to adjustment pursuant to clause (ii) of the Protected Closing Cash Consideration) (with the Closing Seller Equity Consideration valued at $10 per share).

Section 4.05. Exchange Procedures.

(a) Continental Stock Transfer & Trust Company (the “Paying Agent”) shall act as paying agent in effecting the exchanges provided for herein. As promptly as practicable after the date hereof, Trebia shall enter into a customary paying agent agreement with the Paying Agent, in a form reasonably acceptable to Protected.

(b) Prior to the Closing and promptly following the SEC Clearance Date (as defined below), Protected shall mail or otherwise deliver, or Trebia shall cause the Paying Agent to mail or otherwise deliver, to each holder of Protected Securities (having given effect to the Protected Reorganization), a letter of transmittal in such customary form as reasonably agreed to between Protected and Trebia (the “Letter of Transmittal”), with the terms and conditions of the Letter of Transmittal to not be inconsistent with the terms hereof, including with respect to the non-survival of representations and warranties, together with a request that each such recipient of a Letter of Transmittal deliver a duly executed Letter of Transmittal, together with any other customary documents contemplated thereby, to the Paying Agent no less than three (3) Business Days prior to the Closing Date.

(c) At the Closing, (i) Court Square III L.P. shall deliver to Trebia a stock power in customary form in respect of 100% of the capital securities of CSC Blocker 1, (ii) Court Square (Offshore) L.P. shall deliver to Trebia a stock power in customary form in respect of 100% of the capital securities of CSC Blocker 2, (iii) Court Square III-A L.P. shall deliver to Trebia a stock power in customary form in respect of 100% of the capital securities of CSC Blocker 3, (iv) Court Square Capital GP shall deliver to Trebia an assignment in customary form in respect of 100% of the S1 Holdco Units held by it, (v) Court Square Executive shall deliver to Trebia an assignment in customary form in respect of 100% of the S1 Holdco Units, (vi) Redeemed OM Members shall deliver to Trebia an assignment in customary form in respect of the Redeemed OM Members S1 Units, (vii) OpenMail shall deliver to Trebia an assignment in customary form in respect of the OpenMail S1 Units, and (viii) each Protected Rollover Party shall deliver to Trebia a stock power in customary form in respect of the Protected Rollover Shares.

(d) Until either: (a) in respect of the Protected Merger, a duly executed Letter of Transmittal, or (b) otherwise, a duly executed stock power or assignment contemplated by Section 4.05(c), has been delivered as contemplated by this Section 4.05, from and after the Closing, each former share of Protected Common Stock or membership interest in S1 Holdco shall be deemed at all times to represent only the right to receive upon delivery of such Letter of Transmittal, stock power of assignment (as applicable) the consideration to which such holder of Protected Common Stock or holder of membership interest in S1 Holdco is entitled pursuant to Article III. For the avoidance of doubt, delivery of any Letter of Transmittal, stock power of assignment shall not be a condition to or otherwise delay the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF S1 HOLDCO

Except as set forth in the Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), S1 Holdco represents and warrants to Trebia as follows:

Section 5.01. Corporate Organization of S1 Holdco. S1 Holdco has been formed as a limited liability company and is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such power and authority would not constitute a Material Adverse Effect. The copies of the organizational documents of S1 Holdco, as in effect on the date hereof, previously made available by S1 Holdco to Trebia (i) are true, correct and complete and (ii) are in full force and effect. S1 Holdco has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. S1 Holdco is not in violation of any of the provisions of its organizational documents.

Section 5.02. Subsidiaries. The System1 Subsidiaries as of the date of this Agreement are set forth on Section 5.02 of the Disclosure Schedules. The System1 Subsidiaries have been duly formed or organized, are validly existing and in good standing (to the extent such concept applies) under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their respective business as they are now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each System1 Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.03. Due Authorization. S1 Holdco has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of S1 Holdco, and no other organizational or equivalent proceeding on the part of S1 Holdco is necessary to authorize, approve or adopt this Agreement or such Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by S1 Holdco and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of S1 Holdco, enforceable against S1 Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.04. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which S1 Holdco is party by S1 Holdco and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of formation, the S1 Holdco Operating Agreement or other organizational documents of S1 Holdco (including any shareholders’ or investor rights agreement to which S1 Holdco is a party), (b) violate any provision of, or result in the breach of or default by S1 Holdco under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any System1 Material Contract or System1 Leases, (d) result in the creation of any Lien upon any of the properties, rights or assets of S1 Holdco or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.05. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Trebia, Protected, the CSC Blockers, the Blocker Parents, the Court Square GPs and OpenMail contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of S1 Holdco with respect to S1 Holdco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, and (c) as otherwise disclosed on Section 5.05 of the Disclosure Schedules.

Section 5.06. Current Capitalization.

(a) Section 5.06(a) of the Disclosure Schedules sets forth, as of the date hereof, a list of all of the issued and outstanding S1 Holdco Units and any other membership, limited liability company and other equity, ownership, profit, voting or similar interests in, or securities of, S1 Holdco, together with all interests or securities convertible into or exchangeable or exercisable for any of the foregoing and all rights, commitments or arrangements to subscribe for or acquire (or obligations or commitments of S1 Holdco to issue, sell or otherwise transfer), including, in each case, (i) the record and beneficial owners thereof and (ii) the number and class of S1 Holdco Units or other interest or security held by each such record and beneficial owner. The outstanding S1 Holdco Units have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b) Section 5.06(b) of the Disclosure Schedules sets forth a list of each award of S1 Holdco VCUs outstanding as of the date hereof, including the name of the holder, number of S1 Holdco VCUs subject to such award, threshold amount and vesting schedule.

(c) Except for the S1 Holdco VCUs as set forth on Section 5.06(b) of the Disclosure Schedules, there are no outstanding (i) securities of S1 Holdco convertible into or exchangeable for ownership interests in S1 Holdco, (ii) obligations, options, warrants or other rights, commitments or arrangements to acquire from S1 Holdco, or other obligations or commitments of S1 Holdco to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, S1

Holdco or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar equity or equity-based securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, S1 Holdco (the items in clauses (i) – (iii), in addition to all ownership interests of S1 Holdco and the System1 Subsidiaries, being referred to collectively as the “System1 Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which S1 Holdco is a party or by which S1 Holdco is bound with respect to the voting or transfer of any shares of capital stock of S1 Holdco, or (ii) obligations or commitments of S1 Holdco to repurchase, redeem or otherwise acquire any System1 Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.07. Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the System1 Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each System1 Subsidiary are owned, directly or indirectly, by S1 Holdco, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens and Liens securing obligations under any System1 Financing Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (i) securities of S1 Holdco or any System1 Subsidiary convertible into or exchangeable for ownership interests in any System1 Subsidiary, (ii) obligations, options, warrants or other rights, commitments or arrangements to acquire from S1 Holdco or any System1 Subsidiary, or other obligations or commitments of S1 Holdco or any System1 Subsidiary to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any System1 Subsidiary or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar equity or equity-based securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any System1 Subsidiary (the items in clauses (i) - (iii), in addition to all ownership interests of the System1 Subsidiaries, being referred to collectively as the “System1 Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which S1 Holdco or any System1 Subsidiary is a party or by which S1 Holdco or any System1 Subsidiary is bound with respect to the voting or transfer of any shares of capital stock of any System1 Subsidiary, or (ii) obligations or commitments of S1 Holdco or any System1 Subsidiary to repurchase, redeem or otherwise acquire any System1 Subsidiary Securities or make payments in respect of such securities, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the System1 Subsidiary Securities, neither S1 Holdco nor any System1 Subsidiary owns any equity, ownership, profit, voting or similar interest in or any interest convertible into, or exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any System1 Subsidiary.

Section 5.08. Financial Statements.

(a) Attached as Section 5.08 of the Disclosure Schedules are true, accurate and complete copies of (i) the audited consolidated balance sheets of S1 Holdco and the System1 Subsidiaries as at December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the respective twelve-month periods then ended, together with the auditor’s reports thereon (the “System1 Audited Financial Statements”) and (ii) the unaudited consolidated condensed balance sheet of S1 Holdco and the System1 Subsidiaries, as at March 31, 2021 and the related unaudited consolidated condensed statements of income for the three-month period ended March 31, 2021 (the “System1 Interim Financial Statements” and, together with the System1 Audited Financial Statements, the “System1 Financial Statements”).

(b) The System1 Financial Statements, together with related notes, have been prepared in accordance with GAAP on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of S1

Holdco and the System1 Subsidiaries, as applicable, as of the dates and for the periods indicated in such System1 Financial Statements (except in the case of the System1 Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09. Undisclosed Liabilities. As of the date of this Agreement, neither S1 Holdco nor any System1 Subsidiary has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations (a) reflected or reserved for in the System1 Financial Statements or disclosed in any notes thereto, (b) that have arisen since March 31, 2021 in the ordinary course of business of S1 Holdco and the System1 Subsidiaries, (c) arising under this Agreement and/or the performance by Trebia and Protected of their respective obligations hereunder, including transaction expenses, (d) disclosed by S1 Holdco in the Disclosure Schedules, or (e) that would not be material to S1 Holdco and the System1 Subsidiaries, taken as a whole.

Section 5.10. Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15) and Actions under any Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.21), as of the date of this Agreement, there are no Actions pending or, to the knowledge of S1 Holdco, threatened in writing against S1 Holdco or any System1 Subsidiary or any of their properties, rights or assets that constitutes, or would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. There are no Governmental Orders imposed upon or, to the knowledge of S1 Holdco, threatened in writing against S1 Holdco or any System1 Subsidiary or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole. There are no unsatisfied judgments or any open injunctions binding upon S1 Holdco or any System1 Subsidiary which would, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole.

Section 5.11. Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, S1 Holdco and the System1 Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders. S1 Holdco and the System1 Subsidiaries hold, and since December 31, 2018 have held, all licenses, approvals, consents, registrations, franchises and permits (“Permits”) necessary for the lawful conduct of S1 Holdco’s business. From December 31, 2018, (i) neither S1 Holdco nor any System1 Subsidiary has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of S1 Holdco, no assertion or Action of any violation of any Law, Governmental Order or Permit by S1 Holdco or any System1 Subsidiary is currently threatened against S1 Holdco or any System1 Subsidiary (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (i) and (ii), except as would not, individually or in the aggregate, be material to S1 Holdco and the System1 Subsidiaries, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to S1 Holdco or any System1 Subsidiary is pending or, to the knowledge of S1 Holdco, threatened and no such investigations have been conducted by any Governmental Authority since December 31, 2018, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to S1 Holdco and the System1 Subsidiaries, taken as a whole.

(b) S1 Holdco and the System1 Subsidiaries and, to the knowledge of S1 Holdco, each Person acting for or on behalf of S1 Holdco or any System1 Subsidiary currently comply in all material respects with, and have, since December 31, 2018, complied in all material respects with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. Since December 31, 2017, (i) there has been no action taken by S1

Holdco, the System1 Subsidiaries, nor, to the knowledge of S1 Holdco, any of their officers, directors, managers, employees, consultants or agents, in each case, acting on behalf of S1 Holdco or any System1 Subsidiary, in material violation of any Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither S1 Holdco nor any System1 Subsidiary has been convicted of violating any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither S1 Holdco nor any System1 Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law and (iv) neither S1 Holdco nor any System1 Subsidiary has received any written notice or citation, or to the knowledge of S1 Holdco, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c) None of S1 Holdco, the System1 Subsidiaries, nor, to the knowledge of S1 Holdco, any of their respective officers, directors, managers, employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since December 31, 2018, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2018.

Section 5.12. Contracts; No Defaults.

(a) Section 5.12(a) of the Disclosure Schedules contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xiv) of this Section 5.12(a) to which, as of the date of this Agreement, S1 Holdco or any System1 Subsidiary is a party (together with all material amendments, waivers or other changes thereto) other than System1 Benefit Plans (collectively, the “System1 Material Contracts”). True, correct and complete copies of the System1 Material Contracts have been delivered to or made available to Trebia and Protected.

(i) Each Contract that S1 Holdco reasonably anticipates will involve aggregate payments or consideration furnished by or to S1 Holdco or by or to any System1 Subsidiary of more than $1,000,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii) Each agreement related to Borrowed Money Debt (including each System1 Financing Agreement);

(iii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of S1 Holdco or any System1 Subsidiary since December 31, 2018, in each case, involving payments in excess of $1,000,000;

(iv) Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between System1 Subsidiaries) that is material to the business of S1 Holdco and the System1 Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of S1 Holdco or the System1 Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(viii) Each material Contract under which S1 Holdco or any System1 Subsidiary (A) is granted any license, sublicense or covenant not to sue or assert under or with respect to any third party’s Intellectual Property or (B) grants to any third party any license, sublicense or covenant not to sue or assert under or with respect to any System1 Owned Intellectual Property, in each case with annual or aggregate fees of more than $1,000,000, but excluding, in the case of (A), (I) licenses granted to S1 Holdco or the System1 Subsidiaries for commercially available “off-the-shelf” software and (II) ancillary visual or audio media content acquisition click-wrap or shrink wrap agreement(s) entered into in the ordinary course of business, and in the case of (B), (I) non-exclusive licenses granted to customers or resellers in the ordinary course of business and (II) non-exclusive licenses granted to vendors by S1 Holdco or any System1 Subsidiary which license solely permits the vendor to provide services to S1 Holdco and/or any System1 Subsidiary;

(ix) Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(x) Each sales commission or brokerage Contract that involves annual payments in excess of $1,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from S1 Holdco or any System1 Subsidiary in excess of $1,000,000 (other than Contracts disclosed pursuant to Section 5.12(a)(ii));

(xii) Any Contract that is a currency or interest hedging arrangement;

(xiii) Any Contract under which S1 Holdco or any System1 Subsidiary has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xiv) Any commitment to enter into any agreement of a type described in clauses (i) through (xiii) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed or required to be listed on Section 5.12(a) of the Disclosure Schedules pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of S1 Holdco or any System1 Subsidiary party thereto and, to the knowledge of S1 Holdco, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to S1 Holdco and the System1 Subsidiaries, taken as whole, (w) none of S1 Holdco, any System1 Subsidiary or, to the knowledge of S1 Holdco, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither S1 Holdco nor any System1 Subsidiary has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of S1 Holdco, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to S1 Holdco or any System1 Subsidiary has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of S1 Holdco, threatened in writing to cancel or terminate its business with, S1 Holdco or any System1 Subsidiary.

Section 5.13. System1 Benefit Plans.

(a) Section 5.13(a) of the Disclosure Schedules sets forth a true and complete list of each material System1 Benefit Plan (other than (x) individual at-will offer letters or consulting agreements that do not provide for severance or similar termination payments or benefits (other than, for such arrangements applicable to System1 Employees engaged outside of the United States, statutory notice or statutory termination payments) and (y) award agreements for Value Creation Units on substantially the forms provided to Trebia and Protected, in each case, provided that the form of such arrangement is set forth on the Disclosure Schedules) and separately identifies each such System1 Benefit Plan that is not subject to United States Law maintained primarily in respect of any System1 Employees who are located outside of the United States (a “Foreign System1 Benefit Plan”). “System1 Benefit Plan” means each Employee Benefit Plan under which (i) any current or former employee, officer, director or independent contractor of S1 Holdco or any System1 Subsidiary (the “System1 Employees”) has any present or future right to benefits and which are contributed to, required to be contributed to, sponsored by or maintained by S1 Holdco or any System1 Subsidiary or (ii) S1 Holdco or any System1 Subsidiary has any present or future liability, whether contingent or otherwise.

(b) With respect to each material System1 Benefit Plan, S1 Holdco has delivered or made available to Trebia and Protected copies of (i) such System1 Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such System1 Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such System1 Benefit Plan (if applicable), (iv) the most recent current actuarial valuation (if applicable) relating to such System1 Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any System1 Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, (i) each System1 Benefit Plan has been established, maintained, and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any System1 Benefit Plan on or before the date hereof have been made and all contributions not yet due with respect to any System1 Benefit Plan have been accrued and reflected in S1 Holdco’s financial statements to the extent required by GAAP or IFRS or other applicable law, as applicable. Each System1 Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of S1 Holdco, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, neither S1 Holdco nor any System1 Subsidiary has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of S1 Holdco or any System1 Subsidiary, except as required (A) to avoid an excise tax under Section 4980B of the Code or otherwise as may be required pursuant to any other applicable Law and at the expense of the participant or beneficiary, or (B) under the American Rescue Plan Act of 2021.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, with respect to any System1 Benefit Plan, (i) no Actions or claims (other than routine claims for benefits in the ordinary course) are pending, or, to the knowledge of S1 Holdco, threatened against any System1 Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any System1 Benefit Plan with respect to the operation thereof and (ii) to the knowledge of S1 Holdco, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions or claims. No event has occurred, and to the knowledge of S1 Holdco, no condition exists that would, by reason of S1 Holdco’s or any System1 Subsidiary’s affiliation with any of its ERISA Affiliates, reasonably be expected to subject S1 Holdco or any System1 Subsidiary to any material tax, fine, lien, penalty or other liability imposed by ERISA or the Code.

(f) Neither S1 Holdco, any System1 Subsidiary, nor any ERISA Affiliate thereof, currently sponsors, is required to contribute to or has any liability in respect of or has sponsored, was required to contribute to, or has had any liability in respect of, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) a “multiple employer plan” as defined in Section 413(c) of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Foreign System1 Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund or gratuity plan or arrangement or, except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, has any unfunded or underfunded Liabilities.

(g) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement by S1 Holdco nor the consummation of the Transactions will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration of, vesting of or creation of any right of any System1 Employee to payments or benefits, or increases in any payments or benefits or any loan forgiveness, or under any System1 Benefit Plan, (ii) result in severance pay or any increase in severance pay upon any termination of employment of any System1 Employee, or (iii) result in the funding of any payments or benefits to any System1 Employee or under any System1 Benefit Plan.

(h) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any System1 Employee who is a “disqualified individual” of S1 Holdco or any System1 Subsidiary within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(i) Each System1 Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in material documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. Neither S1 Holdco nor any System1 Subsidiary has an indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, (i) each Foreign System1 Benefit Plan that is intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) the fair market value of the assets of each funded Foreign System1 Benefit Plan, the liability of each insurer for any Foreign System1 Benefit Plan funded through insurance or the book reserve established for any Foreign System1 Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign System1 Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign System1 Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.14. Labor Matters.

(a) As of the date of this Agreement, neither S1 Holdco nor any System1 Subsidiary is a party to any collective bargaining agreement or other agreement with a labor organization. To the knowledge of S1 Holdco, none of the System1 Employees are represented by any labor organization or works council with respect to their employment with S1 Holdco. To the knowledge of S1 Holdco, as of the date of this

Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the System1 Employees and, (ii) as of the date of this Agreement, there is no, and since December 31, 2018 has been no, actual material labor dispute, arbitration, grievance, strike, slowdown, lockout, concerted refusal to work overtime, picketing, hand billing or work stoppage against S1 Holdco. Since December 31, 2018, neither S1 Holdco nor any System1 Subsidiary has implemented any plant closings or employee layoffs that would implicate the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, each of S1 Holdco and each System1 Subsidiary (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, and (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, neither S1 Holdco nor any System1 Subsidiary are delinquent in payments to any of their respective employees or former employees for any services.

(d) As of the date hereof, S1 Holdco has no knowledge that any current direct report to the Chief Executive Officer of S1 Holdco presently intends to terminate his or her employment.

Section 5.15. Taxes.

(a) All material Tax Returns required by Law to be filed by S1 Holdco and each System1 Subsidiary have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by S1 Holdco and each System1 Subsidiary have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the most recent balance sheet included in the System1 Interim Financial Statements neither S1 Holdco nor any System1 Subsidiary have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of S1 Holdco and each System1 Subsidiary has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, any such amounts required to be remitted to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither S1 Holdco nor any System1 Subsidiary is engaged in any material audit, assessment, examination, investigation, administrative proceeding or judicial proceeding involving a Governmental Authority with respect to Taxes. Neither S1 Holdco nor any System1 Subsidiary has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and to the knowledge of S1 Holdco, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where S1 Holdco or any System1 Subsidiary does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such

Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of S1 Holdco or any System1 Subsidiary and no written request for any such waiver or extension is currently pending.

(e) Neither S1 Holdco nor any System1 Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) There are no Liens with respect to Taxes on any of the assets of S1 Holdco or any System1 Subsidiary, other than Permitted Liens.

(g) Neither S1 Holdco nor any System1 Subsidiary has any material liability for the Taxes of any Person (other than S1 Holdco or any System1 Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h) Each of S1 Holdco and each System1 Subsidiary has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or non-U.S. Law

(i) To the knowledge of S1 Holdco, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j) Neither S1 Holdco nor any System1 Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed prior to the Closing; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made prior to the Closing; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing other than in the ordinary course of business.

(k) Neither S1 Holdco nor any System1 Subsidiary or Affiliates has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(l) S1 Holdco is, and at all times since its formation has been, properly treated as a partnership for U.S. federal income tax purposes. Except as set forth on Section 5.15(l) of the Disclosure Schedules, each System1 Subsidiary is, and at all times since formation has been, properly treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

(m) Each of S1 Holdco and each System1 Subsidiary is, and has always been resident only in its jurisdiction of organization for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

(n) S1 Holdco has in effect a valid election under Section 754 of the Code.

(o) S1 Holdco has not elected to apply the partnership audit regime of the U.S. Bipartisan Budget Act of 2015 early pursuant to Treasury Regulations Section 301.9100-22 to any taxable year beginning prior to January 1, 2018.

Other than Section 5.09, this Section 5.15 provides the sole and exclusive representations and warranties of S1 Holdco in respect of Tax matters.

Section 5.16. Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, S1 Holdco or any System1 Subsidiary with respect to policy periods that include the date of this Agreement (the “Policies”) are in full force and effect, and (b) neither S1 Holdco nor any System1 Subsidiary has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of S1 Holdco or any System1 Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17. Permits. As of the date of this Agreement, each of S1 Holdco and each System1 Subsidiary has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole. S1 Holdco and each System1 Subsidiary have obtained all of the material Permits necessary under applicable Laws to permit S1 Holdco and each System1 Subsidiary to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of S1 Holdco and each System1 Subsidiary as currently conducted. The operation of the business of S1 Holdco and each System1 Subsidiary as currently conducted is not in material violation of, nor is S1 Holdco or any System1 Subsidiary in material default or material violation under, any material Permit.

Section 5.18. Real Property.

(a) Neither S1 Holdco nor any System1 Subsidiary owns any real property. Neither S1 Holdco nor any System1 Subsidiary is party to any agreement or option to purchase any real property or interest therein. Section 5.18 of the Disclosure Schedules contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property leased or otherwise occupied by S1 Holdco or any System1 Subsidiary including, the address of each Leased Real Property. S1 Holdco has made available to Trebia and Protected true, correct and complete copies of the material Contracts pursuant to which S1 Holdco or any System1 Subsidiary occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “System1 Leases”). Except as would not be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, S1 Holdco or one of the System1 Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each System1 Lease and except as would not constitute a Material Adverse Effect, (i) such System1 Lease is valid, binding and enforceable and in full force and effect against S1 Holdco or one of the System1 Subsidiaries and, to S1 Holdco’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither S1 Holdco nor any System1 Subsidiary has received or given any written notice of material default or material breach under any of the System1 Leases; and (iii) there does not exist under any System1 Lease any event or condition which, with notice or lapse of time or both, would become a material default by S1 Holdco or any System1 Subsidiary or, to S1 Holdco’s knowledge, any other party thereto.

(b) Neither S1 Holdco nor any System1 Subsidiary has collaterally assigned or granted any other security interest (other than Permitted Liens) in the Leased Real Property or any interest therein which is still in effect. Neither S1 Holdco nor any System1 Subsidiary is in material violation of any legal requirements applicable to its occupancy of the Leased Real Property, except as would not be material to S1 Holdco and the System1 Subsidiaries, taken as a whole.

Section 5.19. Intellectual Property and IT Security.

(a) Section 5.19(a) of the Disclosure Schedules lists each item of material Intellectual Property owned or purported to be owned by S1 Holdco or any System1 Subsidiary as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority or Internet domain name registrar, including the record owner of each such item. Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries taken as a whole, each item of Intellectual Property required to be listed on Section 5.19(a) of the Disclosure Schedules (collectively, the “System1 Disclosure Scheduled Intellectual Property”) is subsisting and unexpired and, to the knowledge of S1 Holdco, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, all necessary registration, maintenance, renewal, and other relevant filing fees with a final due date as of the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining all System1 Disclosure Scheduled Intellectual Property in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, S1 Holdco or one of the System1 Subsidiaries (x) solely and exclusively owns all System1 Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and (y) has valid rights to use all other Intellectual Property used, practiced, or held for use or practice by S1 Holdco or any System1 Subsidiary in the operation of the business of S1 Holdco and the System1 Subsidiaries as presently conducted (the “System1 Licensed Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, the System1 Owned Intellectual Property and the System1 Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable S1 Holdco and the System1 Subsidiaries to conduct the business as currently conducted (provided that the last two sentences of clause (a) and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement of any third-party Intellectual Property).

(b) Except as stated on Section 5.19(b) of the Disclosure Schedules, except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole (i) the conduct and operation of the business of S1 Holdco and each System1 Subsidiary is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not, in the past three (3) years, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, and (ii) to the knowledge of S1 Holdco, no third party is infringing upon, misappropriating or otherwise violating any material System1 Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, as of the date of this Agreement, neither S1 Holdco nor any System1 Subsidiary have received from any Person at any time in the past three (3) years (or earlier, for material matters that are unresolved as of the date hereof), any written notice that S1 Holdco or any System1 Subsidiary is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person. Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, neither S1 Holdco nor any System1 Subsidiary is the subject of any pending or, to the knowledge of S1 Holdco, threatened Action either (x) alleging that S1 Holdco or any System1 Subsidiary is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person or (y) challenging the ownership, use, validity or enforceability of any System1 Owned Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, (i) S1 Holdco and each System1 Subsidiary take commercially reasonable actions and measures to protect and maintain (x) the ownership and, as applicable, confidentiality of all material System1 Owned Intellectual Property (including, through written Contracts in favor of S1 Holdco or a System1 Subsidiary with each of their respective former and current employees, consultants and independent contractors (I) who have had access to material confidential information or trade secrets of S1 Holdco or a System1 Subsidiary, in which case, such persons have agreed to hold all such confidential information and trade secrets in confidence, or (II) who have contributed to or developed material Intellectual Property for S1 Holdco or a System1 Subsidiary pursuant to which, in such latter case, each such Person has presently assigned all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for S1 Holdco or any System1 Subsidiary in the course of such Person’s employment or retention thereby, to the extent such System1 Owned Intellectual Property would not vest initially in S1 Holdco or a System1 Subsidiary by operation of law) and (y) the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems and Software (and all Data stored therein or transmitted thereby); (ii) no Open Source Software is or has been included, incorporated or embedded in, linked to or combined with material Software owned or purported to be owned by S1 Holdco or any System1 Subsidiary (“System1 Software”) that has been conveyed, distributed or made available to third parties, in each case, in a manner that requires, under the terms of the applicable license, that such System1 Software be licensed, distributed, or otherwise made available to third parties (x) in source code form or (y) under terms that permit modification, or the creation of derivative works of any material System1 Software; and (iii) except for employees, consultants and other independent contractors engaged by S1 Holdco or any System1 Subsidiary in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any source code to any System1 Software.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, S1 Holdco or one of the System1 Subsidiaries owns or has a valid right to use all IT Systems used in connection with their respective businesses as currently conducted (the “System1 IT Systems”), and the System1 IT Systems are adequate for, and operate and perform in all material respects as required, in connection with the operation of S1 Holdco’s and the System1 Subsidiaries’ respective businesses. S1 Holdco and each System1 Subsidiary maintain commercially reasonable back-up and disaster recovery and business continuity plans that are, in the reasonable determination of S1 Holdco, in accordance with standard industry practice in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, S1 Holdco and each System1 Subsidiary take and have taken commercially reasonable steps to ensure that the IT Systems and System1 Software are free from material viruses and other material malicious Software (including worms, Trojan horses, bugs, faults or other devices, errors, contaminants or material vulnerabilities which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software). Except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, to the knowledge of S1 Holdco, the System1 IT Systems and System1 Software are free of any such viruses and malicious Software.

Section 5.20. Data Privacy.

(a) S1 Holdco and each System1 Subsidiary and, to the knowledge of S1 Holdco, any Person acting for or on behalf of S1 Holdco or any System1 Subsidiary, currently comply in all material respects with and have, since December 31, 2018, complied in all material respects with, (i) all applicable Privacy Laws, (ii) all of S1 Holdco and the System1 Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of S1 Holdco and the System1 Subsidiaries’ contractual obligations with respect to Personal Information. Since December 31, 2018, S1 Holdco and each System1 Subsidiary have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information. None of the privacy policies or notices of S1 Holdco or any System1 Subsidiary have contained any omissions or been misleading or deceptive.

(b) S1 Holdco and each System1 Subsidiary have, since December 31, 2018, implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, reasonably designed to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. S1 Holdco and each System1 Subsidiary have taken reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal

Information collected by or on behalf of S1 Holdco or any System1 Subsidiary has implemented and maintained the same. To the knowledge of S1 Holdco, any third party who has provided Personal Information to S1 Holdco or any System1 Subsidiary has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required.

(c) To the knowledge of S1 Holdco, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of S1 Holdco or any System1 Subsidiary or collected, used or processed by or on behalf of S1 Holdco or any System1 Subsidiary that would have required any notification to regulators, consumers, or customers. Neither S1 Holdco nor any System1 Subsidiary have received any written notice of any claims, investigations or inquiries (including regulatory inquiries) related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to S1 Holdco or any System1 Subsidiary).

(d) The transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the privacy policies of S1 Holdco or any System1 Subsidiary as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. The execution, delivery and performance of this Agreement complies with all applicable Privacy Laws and with the privacy policies and applicable contractual obligations of S1 Holdco and each System1 Subsidiary.

Section 5.21. Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) S1 Holdco and each System1 Subsidiary are, and since December 31, 2018 have been, in compliance with all Environmental Laws;

(b) S1 Holdco and each System1 Subsidiary hold all material Permits required under Environmental Laws to permit S1 Holdco and any System1 Subsidiary to operate their respective assets in a manner in which they are now operated and to conduct the respective businesses of S1 Holdco and the System1 Subsidiaries as currently conducted; and

(c) there are no written claims or written notices of violation pending against or, to the knowledge of S1 Holdco, threatened against S1 Holdco or any System1 Subsidiary alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the knowledge of S1 Holdco, there is no reasonable basis for any such claims or notices.

This Section 5.21 provides the sole and exclusive representations and warranties of S1 Holdco in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.22. Absence of Changes.

(a) Since December 31, 2020, no Material Adverse Effect has occurred.

(b) Since December 31, 2020, except (i) as set forth on Section 5.22(b) of the Disclosure Schedules, (ii) for any COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, through and including the date of this Agreement, S1 Holdco and each System1 Subsidiary have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since March 31, 2021, except (i) as set forth on Section 5.22(c) of the Disclosure Schedules, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, neither S1 Holdco nor any of the System1 Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Trebia pursuant to Section 10.01.

Section 5.23. Brokers’ Fees. Except for fees described on Section 5.23 of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by S1 Holdco, any System1 Subsidiary or any of their Affiliates.

Section 5.24. Related Party Transactions. Except for the Contracts set forth on Section 5.24 of the Disclosure Schedules and Contracts between S1 Holdco and any System1 Subsidiary, there are no Contracts between S1 Holdco or any System1 Subsidiary, on the one hand, and any Affiliate, officer or director of S1 Holdco or, to S1 Holdco’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for Contracts in respect of (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and therefore expressly included in the definition of “System1 Related Party Contracts,” for Contracts in respect of any loans made by S1 Holdco or any System1 Subsidiary to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to System1 Benefit Plans (the “System1 Related Party Contracts”).

Section 5.25. Proxy Statement / Prospectus. None of the information relating to S1 Holdco or any System1 Subsidiary supplied or to be supplied by S1 Holdco, or by any other Person acting on behalf of S1 Holdco or any System1 Subsidiary, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Trebia’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of S1 Holdco or any System1 Subsidiary makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Trebia or any of its Affiliates or Representatives without S1 Holdco’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Trebia or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of S1 Holdco or any System1 Subsidiary that were delivered by or on behalf of such parties or their respective Representatives were prepared in good faith using assumptions that S1 Holdco or any such System1 Subsidiary believes to be reasonable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PROTECTED

Except as set forth in the Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Protected represents and warrants to Trebia as follows:

Section 6.01. Corporate Organization of Protected. Protected has been formed as a corporation and is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not constitute a Material Adverse Effect. The copies of the organizational documents of Protected, as in effect on the date hereof, previously made available by Protected to Trebia and S1 Holdco (i) are true, correct and complete and (ii) are in full force and effect. Protected has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Protected is not in violation of any of the provisions of its organizational documents.

Section 6.02. Subsidiaries. The Protected Subsidiaries as of the date of this Agreement are set forth on Section 6.02 of the Disclosure Schedules. The Protected Subsidiaries have been duly formed or organized, are validly existing and in good standing (to the extent such concept applies) under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their respective businesses as they are now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Protected Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 6.03. Due Authorization. Protected has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 6.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors, managing member or equivalent governing body of Protected no other organizational or equivalent proceeding on the part of Protected is necessary to authorize, approve or adopt this Agreement or such Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by Protected and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Protected, enforceable against Protected in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.04. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which Protected is party by Protected and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of formation, certificate of incorporation or bylaws, or other organizational documents of Protected (including any shareholders’ or investor rights agreement to which Protected is a party), (b) violate any provision of, or result in the breach of or default by Protected under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Protected Material Contract or Protected Leases, (d) result in the creation of any Lien upon any of the properties, rights or assets of Protected or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to Protected and its Subsidiaries, taken as a whole, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Trebia, S1 Holdco, the CSC Blockers, the Blocker Parents, the Court Square GPs and OpenMail contained in this Agreement, no Governmental Filings are required on the part of Protected with respect to Protected’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Protected and its Subsidiaries, taken as a whole, and (c) as otherwise disclosed on Section 6.05 of the Disclosure Schedules.

Section 6.06. Current Capitalization.

(a) Section 6.06 of the Disclosure Schedules sets forth, as of the date hereof, a list of all of the issued and outstanding Protected Securities and any other membership, limited liability company and other equity, ownership, profit, voting or similar interests in, or securities of, Protected, together with all interests or securities convertible into or exchangeable or exercisable for any of the foregoing and all rights, commitments or arrangements to subscribe for or acquire (or obligations or commitments of Protected to issue, sell or otherwise transfer), including, in each case, (i) the record and beneficial owners thereof, (ii) the number and class of Protected Securities or other interest or security held by each such record and beneficial owner and (iii) the vesting schedule thereof (if applicable). The outstanding Protected Securities have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b) There are no outstanding (i) securities of Protected convertible into or exchangeable for ownership interests in Protected, (ii) obligations, options, warrants or other rights, commitments or arrangements to acquire from Protected, or other obligations or commitments of Protected to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, Protected or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar equity or equity-based securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, Protected (the items in clauses (i) – (iii), in addition to all ownership interests of Protected, being referred to collectively as the “Protected Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which Protected is a party or by which Protected is bound with respect to the voting or transfer of any shares of capital stock of Protected, or (ii) obligations or commitments of Protected to repurchase, redeem or otherwise acquire any Protected Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 6.07. Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Protected Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each Protected Subsidiary are owned, directly or indirectly, by Protected free and clear of any Liens (other than the restrictions under applicable Securities Laws and Permitted Liens and Liens securing obligations under the Bank Financing Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (i) securities of Protected or any Protected Subsidiary convertible into or exchangeable for ownership interests in any Protected Subsidiary, (ii) obligations, options, warrants or other rights, commitments or arrangements to acquire from Protected or any Protected Subsidiary, or other obligations or commitments of Protected or any Protected Subsidiary to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Protected Subsidiary or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar equity or equity-based securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Protected Subsidiary (the items in clauses (i) - (iii), in addition to all ownership interests of the Protected Subsidiaries, being referred to collectively as the “Protected Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which Protected or any Protected Subsidiary is a party or by which Protected or any Protected Subsidiary is bound with respect to the voting or transfer of any shares of capital stock of any Protected Subsidiary, or (ii) obligations or commitments of Protected or any Protected Subsidiary to repurchase, redeem or otherwise acquire any Protected Subsidiary Securities or make payments in respect of such securities, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Protected Subsidiary Securities, neither Protected nor any Protected Subsidiary owns any equity, ownership, profit, voting or similar interest in or any interest convertible into, or exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Protected Subsidiary.

Section 6.08. Financial Statements.

(a) Attached as Section 6.08 of the Disclosure Schedules are true, accurate and complete copies of (i) the audited consolidated balance sheets of Protected.net Group Limited Group as at December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the respective twelve-month periods then ended, together with the auditor’s reports thereon (the “Protected Audited Financial Statements”) and (ii) the unaudited consolidated condensed balance sheet Protected.net Group Limited Group, as at March 31, 2021 and the related unaudited consolidated condensed statements of income for the three-month period ended March 31, 2021 (the “Protected Interim Financial Statements” and, together with the Protected Audited Financial Statements, the “Protected Financial Statements”).

(b) The Protected Financial Statements together with related notes, have been prepared in accordance with GAAP on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of Protected and the Protected Subsidiaries, as applicable, as of the dates and for the periods indicated in such Protected Financial Statements (except in the case of the Protected Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 6.09. Undisclosed Liabilities. As of the date of this Agreement, neither Protected nor any Protected Subsidiary has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations (a) reflected or reserved for in the Protected Financial Statements or disclosed in any notes thereto, (b) that has arisen since March 31, 2021 in the ordinary course of business of Protected and its Subsidiaries, (c) arising under this Agreement and/or the performance by Trebia and S1 Holdco of their respective obligations hereunder, including transaction expenses, (d) disclosed by Protected in the Disclosure Schedules, or (e) that would not be material to Protected and its Subsidiaries, taken as a whole.

Section 6.10. Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 6.15) and Actions under any Environmental Law (as to which certain representations and warranties are made pursuant to Section 6.21), as of the date of this Agreement, there are no Actions pending or, to the knowledge of Protected, threatened in writing against Protected or any Protected Subsidiary or any of their properties, rights or assets that constitutes, or would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. There are no Governmental Orders imposed upon or, to the knowledge of Protected, threatened in writing against Protected or any Protected Subsidiary or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole. There are no unsatisfied judgments or any open injunctions binding upon Protected or any Protected Subsidiary which would, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole.

Section 6.11. Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to Protected and the Protected Subsidiaries, taken as a whole, Protected and the Protected Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders. Protected and the Protected Subsidiaries hold, and since December 31, 2018 have held, all Permits necessary for the lawful conduct of Protected’s business. From December 31, 2018, (i) neither Protected nor any Protected Subsidiary has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of Protected, no assertion or Action of any violation of any Law, Governmental Order or Permit by Protected or any Protected Subsidiary is currently threatened against Protected or any Protected Subsidiary (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (i) and (ii), except as would not, individually or in the aggregate, be material to Protected and the Protected Subsidiaries, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to Protected or any Protected Subsidiary is pending or, to the knowledge of Protected, threatened and no such investigations have been conducted by any Governmental Authority since December 31, 2018, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to S1 Holdco and the System1 Subsidiaries, taken as a whole.

(b) Protected and the Protected Subsidiaries and, to the knowledge of Protected, each Person acting for or on behalf of Protected or any Protected Subsidiary currently comply in all material respects with, and have, since December 31, 2018, complied in all material respects with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. Since December 31, 2017, (i) there has been no action taken by Protected, the Protected Subsidiaries, nor, to the knowledge of Protected, any of their officers, directors, managers, employees, consultants or agents, in each case, acting on behalf of Protected or any Protected Subsidiary, in material violation of any Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither Protected nor any Protected Subsidiary has been convicted of violating any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither Protected nor any Protected Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law and (iv) neither Protected nor any Protected Subsidiary has received any written notice or citation, or to the knowledge of Protected, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c) None of Protected, the Protected Subsidiaries, nor, to the knowledge of Protected, any of their respective officers, directors, managers, employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since December 31, 2018, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2018.

Section 6.12. Contracts; No Defaults.

(a) Section 6.12(a) of the Disclosure Schedules contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xiv) of this Section 6.12(a) to which, as of the date of this Agreement, Protected or any of Protected Subsidiary is a party (together with all material amendments, waivers or other changes thereto) other than Protected Benefit Plans (collectively, the “Protected Material Contracts”). True, correct and complete copies of the Protected Material Contracts have been delivered to or made available to Trebia and S1 Holdco.

(i) Each Contract that Protected reasonably anticipates will involve aggregate payments or consideration furnished by or to Protected or by or to any Protected Subsidiary of more than $1,000,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii) Each agreement related to Borrowed Money Debt (including each Protected Financing Agreement);

(iii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Protected or any Protected Subsidiary since December 31, 2017, in each case, involving payments in excess of $1,000,000;

(iv) Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Protected Subsidiaries) that is material to the business of Protected and the Protected Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of Protected or the Protected Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(viii) Each material Contract under which Protected or any Protected Subsidiary (A) is granted any license, sublicense or covenant not to sue or assert under or with respect to any third party’s

Intellectual Property or (B) grants to any third party any license, sublicense or covenant not to sue or assert under or with respect to any Protected Owned Intellectual Property, excluding, in the case of (A), (I) licenses granted to Protected or the Protected Subsidiaries for commercially available “off-the-shelf” software with annual aggregate fees of less than $1,000,000 and (II) ancillary visual or audio media content acquisition click-wrap or shrink wrap agreement(s) entered into in the ordinary course of business, and in the case of (B), (I) non-exclusive licenses granted to customers or resellers in the ordinary course of business and (II) non-exclusive licenses granted to vendors by Protected or any Protected Subsidiaries which license solely permits the vendor to provide services to Protected and/or any Protected Subsidiary;

(ix) Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(x) Each sales commission or brokerage Contract that involves annual payments in excess of $1,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from Protected or any Protected Subsidiary in excess of $1,000,000 (other than Contracts disclosed pursuant to Section 6.12(a)(ii));

(xii) Any Contract that is a currency or interest hedging arrangement;

(xiii) Any Contract under which Protected or any Protected Subsidiary has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xiv) Any commitment to enter into any agreement of a type described in clauses (i) through (xiii) of this Section 6.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed or required to be listed on Section 6.12(a) of the Disclosure Schedules pursuant to Section 6.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Protected or any Protected Subsidiary party thereto and, to the knowledge of Protected, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to Protected and the Protected Subsidiaries, taken as whole, (w) none of Protected, any Protected Subsidiary or, to the knowledge of Protected, any other party thereto is or to the knowledge of Protected, is alleged to be in material breach of or material default under any such Contract, (x) neither Protected nor any Protected Subsidiary has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of Protected, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to Protected or any Protected Subsidiary has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of Protected, threatened in writing to cancel or terminate its business with, Protected or any Protected Subsidiary.

Section 6.13. Protected Benefit Plans.

(a) Section 6.13(a) of the Disclosure Schedules sets forth a true and complete list of each material Protected Benefit Plan (other than (x) individual at-will offer letters or consulting agreements that do not provide for severance or similar termination payments or benefits (other than, for such arrangements applicable to Protected Employees engaged outside of the United States, statutory notice or statutory termination payments)) and separately identifies each Protected Benefit Plan that is not subject to United States Law maintained primarily in respect of any Protected Employees who are located outside of the United States (a “Foreign Protected Benefit Plan”). “Protected Benefit Plan” means each Employee Benefit under which (i) any current or former employee, officer, director or independent contractor of Protected or any Protected Subsidiary (the “Protected Employees”) has any present or future right to benefits and which are contributed to, required to be contributed to, sponsored by or maintained by Protected or any Protected Subsidiary or (ii) Protected or any Protected Subsidiary has any present or future liability, whether contingent or otherwise.

(b) With respect to each material Protected Benefit Plan, Protected has delivered or made available to Trebia and S1 Holdco copies of (i) such Protected Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Protected Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Protected Benefit Plan (if applicable), (iv) the most recent current actuarial valuation (if applicable) relating to such Protected Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Protected Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, (i) each Protected Benefit Plan has been established, maintained, and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Protected Benefit Plan on or before the date hereof have been made and all contributions not yet due with respect to any Protected Benefit Plan as of the date hereof have been accrued and reflected in Protected’s financial statements to the extent required by GAAP or IFRS or other applicable law, as applicable. Each Protected Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of Protected, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, neither Protected nor any Protected Subsidiary has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Protected or any Protected Subsidiary, except as required (A) to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law and at the sole expense of the participant or beneficiary, or (B) under the American Rescue Plan Act of 2021.

(e) Expect as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, with respect to any Protected Benefit Plan, (i) no Actions or claims (other than routine claims for benefits in the ordinary course) are pending, or, to the knowledge of Protected, threatened against any Protected Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Protected Benefit Plan with respect to the operation thereof, and (ii) to the knowledge of Protected, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions or claims. No event has occurred, and to the knowledge of Protected, no condition exists that would, by reason of Protected or any Protected Subsidiary’s affiliation with any ERISA Affiliates, reasonably be expected to subject Protected or any Protected Subsidiary to any material tax, fine, lien, penalty or other liability imposed by ERISA or the Code.

(f) Neither Protected nor any Protected Subsidiary, nor any ERISA Affiliate thereof, currently sponsors, is required to contribute to or has any liability in respect of or has sponsored, was required to contribute to, or has had any liability in respect of, at any point during the six year period prior to the date hereof, a Multiemployer Plan, a “multiple employer plan” as defined in Section 413(c) of the Code, or a

“multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Foreign Protected Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund or gratuity plan or arrangement or, except as would not, individually or in the aggregate, reasonably be expected to be material to S1 Holdco and the System1 Subsidiaries, taken as a whole, has any unfunded or underfunded Liabilities.

(g) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement by Protected nor the consummation of the Transactions will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any right of any Protected Employee to payments or benefits or increases in any payments or benefits or any loan forgiveness or under any Protected Benefit Plan, (ii) result in severance pay or any increase in severance pay upon any termination of employment of any Protected Employee, or (iii) result in the funding of any payments or benefits to any current or former director, officer, employee or individual independent contractor of Protected or any Protected Subsidiary or under any Protected Benefit Plan.

(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Protected or any Protected Subsidiary who is a “disqualified individual” of Protected or any Protected Subsidiary within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(i) Each Protected Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in material documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. Neither Protected nor any Protected Subsidiary has an indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole (i) each Foreign Protected Benefit Plan that is intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) the fair market value of the assets of each funded Foreign Protected Benefit Plan, the liability of each insurer for any Foreign Protected Benefit Plan funded through insurance or the book reserve established for any Foreign Protected Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Protected Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Protected Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 6.14. Labor Matters.

(a) As of the date of this Agreement, neither Protected nor any of Protected Subsidiary is a party to any collective bargaining agreement or other agreement with a labor organization. To the knowledge of Protected, none of the Protected Employees are represented by any labor organization or works council with respect to their employment with Protected. To the knowledge of Protected, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Protected Employees and, (ii) as of the date of this Agreement, there is no, and since December 31, 2018 has been no, actual material labor dispute, arbitration, grievance, strike, slowdown, lockout, concerted refusal to work overtime, picketing, hand billing or work stoppage against Protected, in each case, pending or threatened. Since December 31, 2018, neither Protected nor any Protected Subsidiary has implemented any plant closings or employee layoffs that would implicate the WARN Act.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, each of Protected and each Protected Subsidiary

(i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, and (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, neither Protected nor any Protected Subsidiary are delinquent in payments to any employees or former employees for any services.

(d) As of the date hereof, Protected has no knowledge that any current direct report to the Chief Executive Officer of Protected UK presently intends to terminate his or her employment.

Section 6.15. Taxes.

(a) All material Tax Returns required by Law to be filed by Protected and each Protected Subsidiary have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by Protected and each Protected Subsidiary have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the most recent balance sheet included in the Protected Interim Financial Statements neither Protected nor any Protected Subsidiary have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of Protected and each Protected Subsidiary has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, any such amounts required to be remitted to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither Protected nor any Protected Subsidiary is engaged in any material audit, assessment, examination, investigation, administrative proceeding or judicial proceeding involving a Governmental Authority with respect to Taxes. Neither Protected nor any Protected Subsidiary has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Protected, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where Protected or any Protected Subsidiary does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Protected or any Protected Subsidiary and no written request for any such waiver or extension is currently pending.

(e) Neither Protected nor any Protected Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) There are no Liens with respect to Taxes on any of the assets of Protected or any Protected Subsidiary, other than Permitted Liens.

(g) Neither Protected nor any Protected Subsidiary has any material liability for the Taxes of any Person (other than Protected or any Protected Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h) Each of Protected and each Protected Subsidiary has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provisions of state, local or non-U.S. Law.

(i) To the knowledge of Protected, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j) Neither Protected nor any Protected Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed prior to the Closing; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing other than in the ordinary course of business.

(k) Neither Protected nor any Protected Subsidiary or Affiliates has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(l) Each of Protected and each Protected Subsidiary is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(m) During the two-year period ending on the date hereof, neither Protected nor any Protected Subsidiary (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(n) As of the Closing, no Protected Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

Other than Section 6.09, this Section 6.15 provides the sole and exclusive representations and warranties of Protected in respect of Tax matters.

Section 6.16. Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, Protected or any Protected Subsidiary with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither Protected nor any Protected Subsidiary has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of Protected or any Protected Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 6.17. Permits. As of the date of this Agreement, each of Protected and each Protected Subsidiary has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.21) and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole. Protected and each Protected Subsidiary have obtained all of the material Permits necessary under applicable Laws to permit Protected and each Protected Subsidiary to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of Protected and each Protected Subsidiary as currently conducted. The operation of the business of Protected and each Protected Subsidiary as currently conducted is not in material violation of, nor is Protected or any Protected Subsidiary in material default or material violation under, any material Permit.

Section 6.18. Real Property.

(a) Neither Protected nor any Protected Subsidiary owns any real property. Neither Protected nor any Protected Subsidiary is party to any agreement or option to purchase any real property interest therein. Section 6.18 of the Disclosure Schedules contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property leased or otherwise occupied by Protected or any Protected Subsidiary including, the address of each Leased Real Property. Protected has made available to Trebia and S1 Holdco true, correct and complete copies of the material Contracts pursuant to which Protected or any Protected Subsidiary occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Protected Leases”). Except as would not be material to Protected and the Protected Subsidiaries, taken as a whole, Protected or one of the Protected Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Protected Lease and except as would not constitute a Material Adverse Effect, (i) such Protected Lease is valid, binding and enforceable and in full force and effect against Protected or one of the Protected Subsidiaries and, to Protected’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither Protected nor any Protected Subsidiary has received or given any written notice of material default or material breach under any of the Protected Leases; and (iii) there does not exist under any Protected Lease any event or condition which, with notice or lapse of time or both, would become a material default by Protected or any Protected Subsidiary or, to Protected’s knowledge, any other party thereto.

(b) Neither Protected nor any Protected Subsidiary has collaterally assigned or granted any other security interest (other than Permitted Liens) in the Leased Real Property or any interest therein which is still in effect. Neither Protected nor any Protected Subsidiary is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, except as would not be material to Protected and the Protected Subsidiaries, taken as a whole.

Section 6.19. Intellectual Property and IT Security.

(a) Section 6.19(a) of the Disclosure Schedules lists each item of material Intellectual Property owned or purported to be owned by Protected or any Protected Subsidiary as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority or Internet domain name registrar, including the record owner of each such item. Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, each item of Intellectual Property required to be listed on Section 6.19(a) of the Disclosure Schedules (collectively, the “Protected Disclosure Scheduled Intellectual Property”) is subsisting and unexpired and, to the knowledge of Protected, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, all necessary registration, maintenance, renewal, and other relevant filing fees with a final due date as of the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining all Protected Disclosure Scheduled Intellectual Property in

full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, Protected or one of the Protected Subsidiaries (x) solely and exclusively owns all Protected Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and (y) has valid rights to use all other Intellectual Property used, practiced, or held for use or practice by Protected or any Protected Subsidiary in the operation of the business of Protected and the Protected Subsidiaries as presently conducted (the “Protected Licensed Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, the Protected Owned Intellectual Property and the Protected Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable Protected and the Protected Subsidiaries to conduct the business as currently conducted (provided that the last two sentences of clause (a) and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement of any third-party Intellectual Property).

(b) Except as stated on Section 6.19(b) of the Disclosure Schedules, except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole (i) the conduct and operation of the business of Protected and each Protected Subsidiary is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not, in the past three (3) years, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, and (ii) to the knowledge of Protected, no third party is infringing upon, misappropriating or otherwise violating any material Protected Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, as of the date of this Agreement, neither Protected nor any Protected Subsidiary have received from any Person at any time in the past three (3) years (or earlier, for material matters that are unresolved as of the date hereof), any written notice that Protected or any Protected Subsidiary is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person. Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, neither Protected nor any Protected Subsidiary is the subject of any pending or, to the knowledge of S1 Holdco, threatened Action either (x) alleging that Protected or any Protected Subsidiary is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person or (y) challenging the ownership, use, validity or enforceability of any Protected Owned Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, (i) Protected and each Protected Subsidiary take commercially reasonable actions and measures to protect and maintain (x) the ownership and, as applicable, confidentiality of all material Protected Owned Intellectual Property (including, through written Contracts in favor of Protected or a Protected Subsidiary with each of their respective former and current employees, consultants and independent contractors (I) who have had access to material confidential information or trade secrets of Protected or a Protected Subsidiary, in which case, such persons have agreed to hold all such confidential information and trade secrets in confidence, or (II) who have contributed to or developed material Intellectual Property for Protected or a Protected Subsidiary pursuant to which, in such latter case, each such Person has presently assigned all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for Protected or any Protected Subsidiary in the course of such Person’s employment or retention thereby, to the extent such Protected Owned Intellectual Property would not vest initially in Protected or a Protected Subsidiary by operation of law) and (y) the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems and Software (and all Data stored therein or transmitted thereby); (ii) no Open Source Software is or has been included, incorporated or embedded in, linked to or combined with material Software owned or purported to be owned by Protected or any Protected Subsidiary (“Protected Software”) that has been conveyed, distributed or made available to third parties, in each case, in a manner that requires, under the terms of the applicable license, that such Protected Software be licensed, distributed, or otherwise made available to third parties (x) in source code form or (y) under terms that permit modification, or the creation of derivative works of any material Protected

Software; and (iii) except for employees, consultants and other independent contractors engaged by Protected or any Protected Subsidiary in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any source code to any Protected Software.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, Protected or one of the Protected Subsidiaries owns or has a valid right to use all IT Systems used in connection with their respective businesses as currently conducted (the “Protected IT Systems”), and the Protected IT Systems are adequate for, and operate and perform in all material respects as required, in connection with the operation of Protected’s and the Protected Subsidiaries’ respective businesses. Protected and each Protected Subsidiary maintain commercially reasonable back-up and disaster recovery and business continuity plans that are, in the reasonable determination of Protected, in accordance with standard industry practice in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, Protected and each Protected Subsidiary take and have taken commercially reasonable steps to ensure that the IT Systems and Protected Software are free from material viruses and other material malicious Software (including worms, Trojan horses, bugs, faults or other devices, errors, contaminants or material vulnerabilities which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software). Except as would not, individually or in the aggregate, reasonably be expected to be material to Protected and the Protected Subsidiaries, taken as a whole, to the knowledge of Protected, the Protected IT Systems and Protected Software are free of any such viruses and malicious Software.

Section 6.20. Data Privacy.

(a) Protected and each Protected Subsidiary and, to the knowledge of Protected, any Person acting for or on behalf of Protected or any Protected Subsidiary currently comply in all material respects with and have, since December 31, 2018, complied in all material respects with, (i) all applicable Privacy Laws, (ii) all of Protected and the Protected Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of Protected and the Protected Subsidiaries’ contractual obligations with respect to Personal Information. Since December 31, 2018, Protected and each Protected Subsidiary have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information. None of the privacy policies or notices of Protected or any Protected Subsidiary have contained any omissions or been misleading or deceptive.

(b) Protected and each Protected Subsidiary have, since December 31, 2018, implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, reasonably designed to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Protected and each Protected Subsidiary have taken reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal Information collected by or on behalf of Protected or any Protected Subsidiary has implemented and maintained the same. To the knowledge of Protected, any third party who has provided Personal Information to Protected or any Protected Subsidiary has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required.

(c) To the knowledge of Protected, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of Protected or any Protected Subsidiary or collected, used or processed by or on behalf of Protected or any Protected Subsidiary that would have required any notification to regulators, consumers, or customers. Neither Protected nor any Protected Subsidiary have received any written notice of any claims, investigations or inquiries (including regulatory inquiries) related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to Protected or any Protected Subsidiary).

(d) The transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the privacy policies of Protected or any Protected Subsidiary as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. The execution, delivery and performance of this Agreement complies with all applicable Privacy Laws and with the privacy policies and applicable contractual obligations of Protected and each Protected Subsidiary.

Section 6.21. Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) Protected and each Protected Subsidiary are, and since December 31, 2018 have been, in compliance with all Environmental Laws;

(b) Protected and each Protected Subsidiary hold all material Permits required under Environmental Laws to permit Protected and any Protected Subsidiary to operate their respective assets in a manner in which they are now operated to conduct the respective businesses of Protected and the Protected Subsidiaries as currently conducted; and

(c) there are no written claims or written notices of violation pending against or, to the knowledge of Protected, threatened against Protected or any Protected Subsidiary alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the knowledge of Protected, there is no reasonable basis for any such claims or notices.

This Section 6.21 provides the sole and exclusive representations and warranties of Protected in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 6.22. Absence of Changes.

(a) Since December 31, 2020, no Material Adverse Effect has occurred.

(b) Since December 31, 2020, except (i) as set forth on Section 6.22(b) of the Disclosure Schedules, (ii) for any COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, through and including the date of this Agreement, Protected and each Protected Subsidiary have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since March 31, 2021, except (i) as set forth on Section 6.22(c) of the Disclosure Schedules, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, neither Protected nor any of the Protected Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Trebia pursuant to Section 10.01.

Section 6.23. Brokers’ Fees. Except for fees described on Section 6.23 of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by Protected, any Protected Subsidiary or any of their Affiliates.

Section 6.24. Related Party Transactions. Except for the Contracts set forth on Section 6.24 of the Disclosure Schedules and Contracts between Protected and any Protected Subsidiary, there are no Contracts between Protected or any Protected Subsidiary, on the one hand, and any Affiliate, officer or director of Protected or, to Protected’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for Contracts in respect of (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and therefore expressly included in the definition of “Protected Related Party Contracts,” Contracts in respect of any loans made by Protected or any Protected Subsidiary to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Protected Benefit Plans (the “Protected Related Party Contracts”).

Section 6.25. Proxy Statement / Prospectus. None of the information relating to Protected or any Protected Subsidiary supplied or to be supplied by Protected, or by any other Person acting on behalf of Protected or any Protected Subsidiary, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Trebia’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of Protected or any Protected Subsidiary makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Trebia or any of its Affiliates or Representatives without Protected’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Trebia or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of Protected or any Protected Subsidiary that were delivered by or on behalf of such parties or their respective Representatives were prepared in good faith using assumptions that Protected or any such Protected Subsidiary believes to be reasonable.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF TREBIA PARTIES

Except as set forth in the Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Trebia prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 7.01 (Corporate Organization), 7.02 (Due Authorization), Section 7.04 (Litigation and Proceedings); Section 7.07 (Financial Ability; Trust Account); Section 7.12 (Tax Matters); and Section 7.13 (Capitalization)), Trebia and, solely for the purposes of Section 7.02(a), Section 7.03 and Section 7.05, each Trebia Party represents and warrants to each of S1 Holdco, Protected, the CSC Blockers, the Blocker Parents, the Court Square GPs and OpenMail, as follows:

Section 7.01. Corporate Organization.

(a) Until the occurrence of the Domestication, Trebia is an exempted company with limited liability duly incorporated under the Laws of the Cayman Islands with the requisite corporate power and authority, to enter into this Agreement and to perform its obligations hereunder. The copies of the organizational documents of Trebia previously delivered by Trebia to S1 Holdco and Protected are true, correct and complete and are in effect as of the date of this Agreement. Trebia is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Trebia is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Trebia Parties to enter into this Agreement or consummate the Transactions (a “Trebia Material Adverse Effect”).

(b) Upon the occurrence of the Domestication, Trebia will be duly incorporated and validly existing as a corporation in good standing under the Laws of Delaware and have the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted.

Section 7.02. Due Authorization.

(a) Each Trebia Party has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of Required Trebia Shareholder Approvals by the Trebia Shareholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Trebia Party and, except for approval of Trebia Shareholder Matters by the Trebia Shareholders, no other corporate or equivalent proceeding on the part of any Trebia Party is necessary to authorize this Agreement or such Transaction Agreements or Trebia’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each Trebia Party that is party thereto and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute a legal, valid and binding obligation of each Trebia Party, enforceable against such Trebia Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Trebia’s capital stock necessary in connection with the entry into this Agreement by Trebia, the consummation of the transactions contemplated hereby, including the Closing and Required Trebia Shareholder Approvals are as set forth on Section 7.02(b) of the Disclosure Schedules. Each Trebia Shareholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Trebia is applicable to this Agreement or any of the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Trebia or any of its Subsidiaries is subject, party or otherwise bound.

(c) At a meeting duly called and held, the board of directors of Trebia has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Trebia’s stockholders; (ii) determined that the fair market value of S1 Holdco is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) made the Trebia Board Recommendation.

Section 7.03. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any Trebia Party is a party by such Trebia Party and, upon receipt of the Required Trebia Shareholder Approvals by the Trebia Shareholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Trebia Organizational Documents or any organizational documents of any other Trebia Party, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Trebia, such Trebia Party or any Subsidiaries of such Trebia Party or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Trebia Party or any Subsidiaries of such Trebia Party is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of such Trebia Party or any Subsidiaries of such Trebia Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Trebia Party to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such Trebia Party is a party, as applicable.

Section 7.04. Litigation and Proceedings. There are no pending or, to the knowledge of Trebia, threatened, Actions and, to the knowledge of Trebia, there are no pending or threatened investigations, in each case, against Trebia, or any Trebia Party, or otherwise affecting Trebia or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Trebia Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such Trebia Party is a party. There has not been any Action nor is there any open injunction binding upon Trebia or any other Trebia Party which could, individually or in the aggregate, reasonably be expected to have a Trebia Material Adverse Effect.

Section 7.05. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of S1 Holdco, Protected, the CSC Blockers, the Blocker Parents, the Court Square GPs, OpenMail, the Redeemed OM Members and the Protected Rollover Parties contained in this Agreement, no Governmental Filing is required on the part of any Trebia Party with respect to the execution or delivery of this

Agreement by such Trebia Party or any Transaction Agreement to which such Trebia Party is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) Securities Laws and (c) the applicable requirements of the NYSE.

Section 7.06. Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to the Trebia Parties, taken as a whole, each Trebia Party is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. Each Trebia Party holds, and since its formation has held, all Permits necessary for the lawful conduct of its respective business. Since its formation, (i) no Trebia Party has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of Trebia, no assertion or Action of any violation of any Law, Governmental Order or Permit by any Trebia Party is currently threatened against such Trebia Party, in each case of the foregoing clauses (i) and (ii), except as would not, individually or in the aggregate, be material to the Trebia Parties, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to any Trebia Party is pending or, to the knowledge of Trebia, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Trebia Parties, taken as a whole.

(b) Since its formation, (i) there has been no action taken by any Trebia Party, or, to the knowledge of Trebia, any officer, director, manager, employee, agent or representative of any Trebia Party, in each case, acting on behalf of any Trebia Party, in material violation of any applicable Anti-Corruption Law, (ii) no Trebia Party has been convicted of violating any applicable Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws, (iii) no Trebia Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any applicable Anti-Corruption Law and (iv) no Trebia Party has received any written notice or citation from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law.

Section 7.07. Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $517,500,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated June 19, 2020, by and between Trebia and the Trustee on file with the SEC Reports of Trebia as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Trebia Organizational Documents and Trebia’s final prospectus dated June 18, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Trebia has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 19, 2020, Trebia has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Trebia to dissolve or liquidate pursuant to the Trebia Organizational Documents shall terminate, and, as of the Effective Time, Trebia shall have no obligation whatsoever pursuant to the Trebia

Organizational Documents to dissolve and liquidate the assets of Trebia by reason of the consummation of the transactions contemplated hereby. To Trebia’s knowledge, as of the date hereof, following the Effective Time, no stockholder of Trebia shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its Trebia Class A Ordinary Shares for redemption pursuant to the Trebia Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Trebia and, to the knowledge of Trebia, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Trebia, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Trebia who shall have elected to redeem their Trebia Class A Ordinary Shares pursuant to the Trebia Shareholder Redemption or the underwriters of Trebia’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of S1 Holdco, Protected, the CSC Blockers, the Blocker Parents, the Court Square GPs, OpenMail, the Redeemed OM Members and the Protected Rollover Parties contained herein and the compliance by S1 Holdco, Protected, the CSC Blockers, the Blocker Parents, the Court Square GPs, OpenMail, the Redeemed OM Members and the Protected Rollover Parties with their respective obligations hereunder, Trebia has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Trebia on the Closing Date.

(c) Assuming (i) the satisfaction of the conditions in Sections 13.01 and 13.02 and (ii) that each of the Cannae Backstop Amount and the Trebia Finco LLC Debt Commitment Amount is funded, in each case to the extent required and in accordance with its respective conditions, the Trebia Parties will have on the Closing Date funds sufficient to fund all of the amounts required to be provided by the Trebia Parties for the consummation of the transactions on the Closing Date contemplated hereby, including the payment of the Closing Cash Consideration (and repayment or refinancing of debt contemplated by this Agreement) and any other amounts required to be paid on the Closing Date in connection with the consummation of the transactions contemplated hereby, including all related fees and expenses, and are sufficient for the satisfaction of all of the Trebia Parties’ obligations under this Agreement, as applicable.

Section 7.08. Brokers’ Fees. Except for fees described on Section 7.08 of the Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Trebia or any of its Affiliates, including the Founders or Cannae.

Section 7.09. SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Trebia has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 16, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.09, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC through EDGAR. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (the “Trebia Financial Statements”)

complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Trebia as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. Trebia has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports. The Trebia Financial Statements (i) were prepared from the Books and Records of Trebia and (ii) were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b) Trebia has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Trebia is made known to Trebia’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Trebia’s knowledge, such disclosure controls and procedures are effective in timely alerting Trebia’s principal executive officer and principal financial officer to material information required to be included in Trebia’s periodic reports required under the Exchange Act.

(c) Trebia has established and maintained a system of “internal controls” over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). To Trebia’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Trebia’s financial reporting and the preparation of Trebia’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Trebia to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Trebia. Trebia has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Trebia (including any employee thereof) nor Trebia’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls or the internal controls over financial reporting utilized by Trebia, (ii) any fraud, whether or not material, that involves Trebia’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Trebia or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Trebia, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Trebia, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 7.10. Business Activities.

(a) Since its incorporation, Trebia has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Trebia Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Trebia or to which Trebia is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Trebia or any acquisition of property by Trebia or the conduct of business by Trebia as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Trebia Material Adverse Effect.

(b) Trebia does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except the Trebia Parties and for the transactions contemplated by this Agreement. Except for this Agreement and the Transactions, neither Trebia nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against Trebia or its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on Trebia’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Trebia Parties), (ii) that have arisen since September 30, 2020 in the ordinary course of the operation of business of the Trebia Parties (other than any such Liabilities as are not and would not be, in the aggregate, material to the Trebia Parties), (iii) disclosed in the Disclosure Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Trebia Financial Statements.

(d) Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Section 7.10(d) of the Disclosure Schedules, Trebia is, and at no time has been, party to any Contract with any other Person that would require payments by Trebia in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 11.02) and Contracts set forth on Section 7.10(d) of the Disclosure Schedules).

Section 7.11. Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, no Trebia Party or ERISA Affiliate thereof maintains, contributes to, or has or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any Employee Benefit Plan, whether formal or informal, oral or written (each an “Trebia Benefit Plan”). Neither the execution and delivery of this Agreement by Trebia nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or vesting of payments or benefits, or increases in any payments or benefits or any loan forgiveness, to any current or former employee, officer, director or consultant of Trebia or its Subsidiaries or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director or consultant of any Trebia Party. No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any Trebia Party who is a “ disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 7.12. Tax Matters.

(a) All material Tax Returns required by Law to be filed by each Trebia Party have been duly filed within the applicable time limits (after taking into account any valid extensions) and those Tax Returns were, and remain, true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any material dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by each Trebia Party have been paid within applicable time limits, and no Trebia Party has incurred any material Tax liability outside the ordinary course of business.

(c) Each Trebia Party has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) No Trebia Party has engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding involving a Governmental Authority with respect to Taxes. No Trebia Party has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved without any ongoing liability for Trebia, and to the knowledge of Trebia, no such claims have been communicated in writing. No written claim has been made, and to the knowledge of Trebia, no oral claim has been made, by any Governmental Authority in a jurisdiction where a Trebia Party does not file a Tax Return that such Trebia Party is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Trebia Party and no written request for any such waiver or extension is currently pending.

(e) During the two-year period ending on the date hereof, no Trebia Party nor any predecessor thereof has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) No Trebia Party has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of any Trebia Party, other than Permitted Liens.

(h) No Trebia Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Trebia Merger Sub LLC is, and has been since inception, a disregarded entity for U.S. federal income Tax purposes. To the knowledge of Trebia, there are no facts, circumstances or plans as to the Trebia Parties that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j) Trebia has not (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

Section 7.13. Capitalization.

(a) The authorized capital stock of Trebia consists of 441,000,000 shares of capital stock, including (i) 400,000,000 Trebia Class A Ordinary Shares, (ii) 40,000,000 Trebia Class B Ordinary Shares and (iii) 1,000,000 shares of preferred stock (“Trebia Preferred Stock”), of which (A) 51,750,000 Trebia Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 12,937,500 Trebia Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of Trebia Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to and at the Closing, the aggregate number of Trebia Class B Ordinary Shares and Trebia Class A Ordinary Shares held by (i) Trasimene Capital Management, LLC shall equal 7,395,937 shares of Trebia Ordinary Shares, and (ii) BGPT Trebia LP shall equal 5,466,563 shares of Trebia Ordinary Shares. Trebia has issued (x) 8,233,334 Founder Trebia Warrants that entitle (i) Trasimene Capital Management, LLC to purchase 4,734,167 Trebia Class A Ordinary Shares, and BGPT Trebia LP to purchase 3,499,167 Trebia Class A Ordinary Shares, in each case at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) 17,250,000 Non-Founder Trebia Warrants that entitle the holder to purchase Trebia Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Trebia Ordinary Shares and Trebia Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Trebia Ordinary Shares held by the Founders. Except for this Agreement and the transactions contemplated hereby and the Trebia Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Trebia Ordinary Shares or the equity interests of Trebia, or any other Contracts to which Trebia is a party or by which Trebia is bound obligating Trebia to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Trebia, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or other compensatory or incentive equity rights in Trebia. Except as disclosed in the SEC Reports, the Trebia Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Trebia to repurchase, redeem or otherwise acquire any securities or equity interests of Trebia. There are no outstanding bonds, debentures, notes or other indebtedness of Trebia having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Trebia’s stockholders may vote. Except as disclosed in the SEC Reports, Trebia is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Trebia Ordinary Shares or any other equity interests of Trebia. Trebia does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Trebia representing 35% or more of the combined voting power of the issued and outstanding securities of Trebia.

Section 7.14. Issuance of Stock. Trebia Class A Common Stock and Trebia Class C Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights, subscription rights or any similar right under any provision of Law, Trebia’s Organizational Documents or any Contract to which Trebia is a party or by which Trebia is bound and will be capable of effectively vesting in the parties hereto that will receive Closing Seller Equity Consideration title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).

Section 7.15. Status of Other Trebia Parties. Each Trebia Party (other than Trebia) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Trebia has no Subsidiaries other than Trebia Merger Sub and Trebia Merger Sub LLC.

Section 7.16. NYSE Stock Market Listing. The issued and outstanding units of Trebia, each such unit comprised of one Trebia Class A Ordinary Share and one-third of one Trebia Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TREB.U”. The issued and outstanding Trebia Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TREB”. The issued and outstanding Non-Founder Trebia Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TREB.WS”. Trebia is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of Trebia, threatened against Trebia by the NYSE or the SEC with respect to any intention by such entity to deregister the Trebia Class A Ordinary Shares or Non-Founder Trebia Warrants or terminate the listing of Trebia Class A Ordinary Shares or Non-Founder Trebia Warrants on the NYSE. None of Trebia or its Affiliates has taken any action in an attempt to terminate the registration of the Trebia Class A Ordinary Shares or Non-Founder Trebia Warrants under the Exchange Act except as contemplated by this Agreement. Trebia has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Trebia Class A Ordinary Shares from the NYSE or the SEC.

Section 7.17. Cannae Backstop; Debt Commitment.

(a) Trebia has delivered to S1 Holdco and Protected true, correct and complete copies (subject, in the case of the Debt Commitment Letter and the associated fee letter, to customary redactions) of the Backstop Agreement and the Debt Commitment Letter. As of the date hereof, neither of the Backstop Agreement and the Debt Commitment Letter has been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by any Trebia Party, or, to the knowledge of each Trebia Party, any other party thereto. As of the date hereof, subject to the Enforceability Exceptions, each of the Backstop Agreement and the Debt Commitment Letter is in full force and effect and a legal, valid and binding obligation of, in each case to the extent party thereto, each Trebia Party and, to the knowledge of Trebia, each other party thereto, and neither the execution or delivery by Trebia nor the performance of Trebia’s obligations under the Backstop Agreement nor the Debt Commitment Letter violates any Laws applicable to it. The Backstop Agreement provides that S1 Holdco is a party thereto and is entitled to enforce such agreements against Cannae. As of the date hereof, there are no other agreements, side letters, or arrangements between Cannae, on the one hand, and any Trebia Party, on the other hand, relating to the Backstop Agreement that could affect the obligations of Cannae under the Backstop Agreement, and, as of the date hereof, no Trebia Party knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Backstop Agreement not being satisfied, or the Backstop Amounts not being available to the Trebia Parties party thereto, on the Closing Date, if applicable. As of the date hereof, there are no other agreements, side letters, or arrangements between any Trebia Party, on the one hand, and any Debt Financing Source, on the other hand (other than (i) the Debt Commitment Letter and (ii) the fee letter executed in connection therewith (the “Debt Fee Letter”) a copy of which has been provided to S1 Holdco and Protected with only economic, financial and/or “flex” terms redacted), relating to the Debt Commitment Letter, as the case may be, that would reasonably be expected to adversely affect the obligations any Debt Financing Source under the Debt Commitment Letter, and, as of the date hereof and assuming the satisfaction of the conditions in Sections 13.01 and 13.02, no Trebia Party knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Debt Commitment Letter not being satisfied on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Trebia Party under any term or condition of either the Backstop Agreement or the Debt Commitment Letter that would reasonably be expected to result in any of the conditions set forth in either the Backstop Agreement or the Debt Commitment Letter not being satisfied, or the Backstop Amounts not being available to the Trebia Parties party thereto, on the Closing Date. Assuming (i) the satisfaction of the conditions in Sections 13.01 and 13.02, as of the date hereof, no Trebia Party has any reason to believe that it will be unable to satisfy in all material respects any term or condition of closing to be satisfied by it contained in either the Backstop Agreement or the Debt Commitment Letter. The Backstop Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of Cannae to contribute to the Trebia Parties party thereto the Cannae Backstop Amount. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the Debt Financing Sources to make available to the Trebia Parties party thereto the Debt Financing.

(b) Except as otherwise provided for in the Transaction Agreements, no fees, consideration or other discounts are payable or have been agreed by any Trebia Party or any of their respective Subsidiaries (including, from and after the Closing, S1 Holdco and Protected and their respective Subsidiaries) to Cannae in respect of the Cannae Backstop Amount.

(c) It is acknowledged and agreed by each Trebia Party that the obligations of each Trebia Party under this Agreement are not subject to any conditions regarding any Trebia Party’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby including, without limitation, under the Debt Commitment Letter or the Backstop Agreement.

Section 7.18. Sponsor Agreement. Trebia has delivered to S1 Holdco and Protected a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Trebia. The Sponsor Agreement is a legal, valid and binding obligation of Trebia and, to the knowledge of Trebia, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Trebia under any material term or condition of the Sponsor Agreement.

Section 7.19. Contracts; No Defaults; Affiliate Agreements.

(a) All Contracts material to Trebia to which, as of the date of this Agreement, Trebia is a party or by which any of its assets are bound are set forth on Section 7.19 of the Disclosure Schedules (such Contracts, the “Trebia Material Contracts”) and have been previously made available to S1 Holdco and Protected by Trebia.

(b) Except for any Trebia Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Trebia Material Contract, (i) such Trebia Material Contracts are in full force and effect and represent the legal, valid and binding obligations of Trebia and, to the knowledge of Trebia, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Trebia, are enforceable by Trebia to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions. Neither Trebia, nor to the knowledge of Trebia, any other party thereto is in material breach or material default under any Trebia Material Contract. Trebia has not received written notice, that it is in material breach of or material default under any Trebia Material Contract to which it is a party in the one year immediately preceding the date of this Agreement. No party with whom Trebia has entered into a Trebia Material Contract has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such Trebia Material Contract.

(c) Except as set forth in Section 7.19(c) of the Disclosure Schedules, and other than the private placement of securities in connection with Trebia’s initial public offering, Trebia is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former direct or indirect equityholder, officer, director or employee of Trebia, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of Trebia or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Trebia Affiliate Agreement”). Trebia has made available to S1 Holdco and Protected true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any Trebia Affiliate Agreement.

Section 7.20. Title to Property. Trebia does not (a) own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Trebia owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Trebia in the operation of its business and which are material to Trebia, in each case, free and clear of any Liens (other than Permitted Liens).

Section 7.21. Investment Company Act. Trebia is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.22. Trebia Shareholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state currently has a substantial interest (as defined in 31 C.F.R. Part 800.244) in Trebia and no such foreign person will have a substantial interest in Trebia as a result of the Transactions such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Trebia post-Closing.

Section 7.23. Proxy Statement / Prospectus. The Proxy Statement / Prospectus (and any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933. On the date the Proxy Statement / Prospectus is first mailed to the stockholders of Trebia, and at the time of the Special Meeting, none of the information relating to Trebia supplied or to be supplied by Trebia or its Subsidiaries, Affiliates or Representatives in the Proxy Statement / Prospectus (together with any amendments or supplements thereto), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Trebia makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus in reliance upon and in conformity with information furnished in writing to Trebia by or on behalf of S1 Holdco or the parties hereto receiving Closing Seller Equity Consideration in connection with the Transactions specifically for inclusion in the Proxy Statement / Prospectus.

Section 7.24. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each Trebia Party and each of their respective Subsidiaries (including, from and after the Closing, S1 Holdco and Protected and their respective Subsidiaries), will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each Trebia Party and each of their respective Subsidiaries (including, from and after the Closing, S1 Holdco and Protected and their respective Subsidiaries) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Trebia Party or any of their respective Subsidiaries (including, from and after the Closing, S1 Holdco and Protected and their respective Subsidiaries).

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE CSC BLOCKERS, BLOCKER PARENTS,

COURT SQUARE GPS, OPENMAIL, THE REDEEMED OM MEMBERS AND THE

PROTECTED ROLLOVER PARTIES

Section 8.01. Representations and Warranties of CSC Blockers, Court Square GPs and Blocker Parents. Each CSC Blocker, Court Square GP and Blocker Parent hereby severally, and not jointly, solely with respect to itself and not any other Person, represents and warrants to Trebia, System1 and Protected as follows:

(a) Organization. Each CSC Blocker, Court Square GP and Blocker Parent has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation or organization and has all requisite organizational power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or have such organizational power and authority would not have a material adverse effect on the ability of such CSC Blocker, Court Square GP and Blocker Parent to enter into this Agreement or consummate the transactions contemplated hereby. The copies of the organizational documents of each CSC Blocker, Court Square GP and Blocker Parent, as in effect on the date hereof and made available to Trebia and S1 Holdco are in all material respects (i) true, correct and complete and (ii) in full force and effect. Each CSC Blocker, Court Square GP and Blocker Parent has the requisite organizational power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect with respect to such CSC Blocker, Court Square GP or Blocker Parent. Each CSC Blocker, Court Square GP and Blocker Parent is not in violation of any of the provisions of its organizational documents.

(b) Due Authorization. Each CSC Blocker, Court Square GP and Blocker Parent has the requisite organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby has been duly authorized by the board of directors, managing member, general partner or equivalent governing body of each CSC Blocker, Court Square GP and Blocker Parent, and other than the delivery of the Court Square GPs’ Written Consent, the Blocker Parents’ Written Consent, and the Protected Written Consent, no other organizational action or proceeding on the part of any CSC Blocker, Court Square GP, or Blocker Parent (including any equityholders thereof) is necessary to authorize or adopt this Agreement or such Transaction Agreements or to approve the Transactions and the consummation thereof. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each CSC Blocker, Court Square GP and Blocker Parent and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each CSC Blocker, Court Square GP and Blocker Parent, enforceable against each such CSC Blocker, Court Square GP, and Blocker Parent or in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 8.01(c) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and each Transaction Agreement to which each CSC Blocker, Court Square GP and Blocker Parent is party by each such CSC Blocker, Court Square GP and Blocker Parent and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation, certificate of limited partnership or other organizational or governing documents of each CSC Blocker, Court Square GP and Blocker Parent, (b) violate any provision of, or result in the breach of or default by each CSC Blocker, Court

Square GP and Blocker Parent under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of any CSC Blocker, Court Square GP or Blocker Parent, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to CSC Blocker, Court Square GP or Blocker Parent, as applicable, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act which would not, individually or in the aggregate, reasonably be expected to have Seller Material Adverse Effect with respect to each CSC Blocker, Court Square GP and Blocker Parent (as applicable).

(d) Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Trebia, S1 Holdco, OpenMail and Protected contained in this Agreement, no Governmental Filing is required on the part of any CSC Blocker, Court Square GP or Blocker Parent with respect to such Person’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to such CSC Blocker, Court Square GP or Blocker Parent and (c) as otherwise disclosed on Section 5.05 of the Disclosure Schedules.

(e) Capitalization. Section 8.01(e) of the Disclosure Schedules sets forth, as of the date hereof, the number and class of all of the issued and outstanding equity interests of each CSC Blocker, the record and beneficial owners thereof and the number and class of equity interests held by each such record and beneficial owner. The outstanding equity interests of each CSC Blocker (i) have been duly authorized and validly issued, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of any CSC Blocker, or any other Contracts to which any CSC Blocker is a party or by which any CSC Blocker is bound obligating such CSC Blocker to issue or sell any equity interests in or debt securities of, any CSC Blocker, and (ii) no equity equivalents, stock or equity appreciation rights, phantom stock ownership interests or similar rights in any CSC Blocker. There are no outstanding contractual obligations of any CSC Blocker to repurchase, redeem or otherwise acquire any securities or equity interests of such CSC Blocker. There are no outstanding bonds, debentures, notes or other indebtedness of such CSC Blocker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such CSC Blocker’s equityholders may vote. Other than with respect to the organizational documents of any CSC Blocker in effect as of the date of this Agreement, no CSC Blocker is a party to any shareholders agreement, voting agreement or registration rights agreement relating to any equity interests of any CSC Blocker. Other than with respect to S1 Holdco, no CSC Blocker owns any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(f) Title to the S1 LLC Interests.

(i) Each Court Square GP has good and valid title to the Court Square GPs S1 Units held by such Court Square GP. Each Court Square GP owns its respective Court Square GPs S1 Units free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens). As of the date hereof, the Court Square GPs S1 Units comprise 21.42% of the issued and outstanding equity interests of S1 Holdco. Except as set forth in S1 Holdco’s organizational documents, the S1 Holdco Operating Agreement and in this Agreement, the Court Square GPs S1 Units are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Court Square GPs S1 Units.

(ii) Upon the transfer and delivery by each Court Square GP of its respective Court Square GPs S1 Units at the Closing, Trebia will receive good and valid title to such Court Square GPs S1 Units, free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens), and such Court Square GPs S1 Units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws).

(g) Title to CSC Blocker Shares.

(i) Each Blocker Parent has good and valid title to the CSC Blocker Shares held by such Blocker Parent. Each Blocker Parent owns its respective CSC Blocker Shares free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens). As of the date hereof, the CSC Blocker Shares collectively held by the Blocker Parents comprise 100% of the issued and outstanding capital securities of each CSC Blocker. Except as set forth in each CSC Blocker’s organizational documents and in this Agreement, the CSC Blocker Shares are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such CSC Blocker Shares.

(ii) Upon the transfer and delivery by each Blocker Parent of its respective CSC Blocker Shares at the Closing, Trebia will receive good and valid title to such CSC Blocker Shares, free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens), and such CSC Blocker Shares shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws).

(h) Holding Company; Ownership. Each CSC Blocker is a holding company and was formed solely for the purpose of holding equity interests of S1 Holdco and has not conducted any business prior to the date hereof other than activities incidental to its ownership of the equity interests of S1 Holdco and has no assets (other than cash, which may be used or distributed by such CSC Blocker), Liabilities or obligations of any nature other than those incident to its formation and organization and maintenance of its existence and ownership of the equity interests of S1 Holdco. Each CSC Blocker is (directly or indirectly) the owner of S1 Holdco Units, and following the Blocker Pre-Closing Reorganization and as of immediately prior to the Closing, such CSC Blocker will (i) directly be the owner(s) of record of all S1 Holdco Units directly or indirectly owned by such CSC Blocker as of the date hereof and (ii) have good and valid title to all such S1 Holdco Units, free and clear of any Liens (other than the restrictions under applicable Securities Laws, Permitted Liens and the S1 Holdco organizational documents).

(i) Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15), as of the date of this Agreement, there are no pending or, to the knowledge of any CSC Blocker, Court Square GP, or Blocker Parent, threatened in writing Actions against such CSC Blocker, Court Square GP or Blocker Parent or any of their respective properties, rights or assets, except for such Actions that would not reasonably be expected to be material to such CSC Blocker, Court Square GP or Blocker Parent or have a material adverse effect on the ability of such CSC Blocker, Court Square GP or Blocker Parent to enter into and perform its respective obligations under this Agreement or any Transaction Agreement to which such CSC Blocker, Court Square GP or Blocker Parent is a party. There is no Governmental Order imposed upon or, to the knowledge of any CSC Blocker, Court Square GP or Blocker Parent, threatened in writing against such CSC Blocker, Court Square

GP or Blocker Parent or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to such CSC Blocker, Court Square GP or Blocker Parent. There is no unsatisfied judgment or any open injunction binding upon any CSC Blocker, Court Square GP or Blocker Parent which would, individually or in the aggregate, reasonably be expected to be material to such CSC Blocker, Court Square GP or Blocker Parent.

(j) Brokers’ Fees. Except for fees described on Section 8.02(g) of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any CSC Blocker, Court Square GP or Blocker Parent or any of their respective Subsidiaries or any of its Affiliates.

(k) Related Party Transactions. Except for the Contracts set forth on Section 8.01(k) of the Disclosure Schedules and Contracts between S1 Holdco and any System1 Subsidiary or between Protected and any Protcted Subsidiary, there are no Contracts or other arrangements or transactions, including any outstanding Indebtedness, between any CSC Blocker, S1 Holdco, any System1 Subsidiary, Protected or any Protected Subsidiary, on the one hand, and any Affiliate, officer or director of any CSC Blocker, Court Square GP or Blocker Parent or, to such CSC Blocker’s, Court Square GP’s or Blocker Parent’s knowledge, any Affiliate of any of them, on the other hand.

(l) Proxy Statement / Prospectus. Subject to Section 9.04(a) and Section 10.04(b), none of the information relating to any CSC Blocker, Court Square GP or Blocker Parent supplied or to be supplied by such CSC Blocker, Court Square GP or Blocker Parent, or by any other Person acting on behalf of such CSC Blocker, Court Square GP or Blocker Parent, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Trebia’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no CSC Blocker or any of Court Square GP or Blocker Parent makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Trebia or any of its Affiliates or Representatives without such CSC Blocker, Court Square GP or Blocker Parent prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Trebia or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of a CSC Blocker, Court Square GP or Blocker Parent that were delivered by or on behalf of such parties or their respective Representatives were prepared in good faith using assumptions that such CSC Blocker, Court Square GP or Blocker Parent believes to be reasonable.

(m) Taxes.

(i) All material Tax Returns required by Law to be filed by each CSC Blocker have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(ii) All material amounts of Taxes due and owing by each CSC Blockers have been paid within applicable time limits, and since inception no CSC Blocker has incurred any material Tax liability other than Taxes resulting from its indirect ownership of S1 Holdco Units. The CSC Blockers will not incur any Tax liability as a result of the Protected Reorganization.

(iii) Each CSC Blocker has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted any such amounts required to be remitted to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(iv) No CSC Blocker is engaged in any material audit, assessment, examination, investigation, administrative proceeding or judicial proceeding involving a Governmental Authority with respect to Taxes. No CSC Blocker has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, and to the knowledge of the CSC Blocker, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where a CSC Blocker does not file Tax Returns that such CSC Blocker is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of a CSC Blocker and no written request for any such waiver or extension is currently pending.

(v) No CSC Blocker (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(vi) No CSC Blocker has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) There are no Liens with respect to Taxes on any of the assets of a CSC Blocker, other than statutory liens for current Taxes not yet due and payable.

(viii) No CSC Blocker has material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(ix) To the knowledge of each CSC Blocker, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(x) No CSC Blocker (or successor thereto) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed prior to the Closing; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision of Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than payments or amounts received by S1 Holdco in the ordinary course of business and taxed to CSC Blocker by reason of its indirect ownership of S1 Holdco Units prior to the Closing.

(xi) No CSC Blocker has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(xii) Each CSC Blocker is, and has all times since its formation been, properly treated as a C corporation for U.S. federal income Tax purposes.

For purposes of this Section 8.01(m), any reference to a CSC Blocker shall be deemed to include any Person that merged with or was liquidated or converted into such CSC Blocker, as applicable.

Section 8.02. Representations and Warranties of OpenMail. OpenMail hereby represents and warrants to Trebia, System1 and Protected as follows:

(a) Organization. OpenMail has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation or organization and has all requisite organizational power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or have such organizational power and authority would not have a material adverse effect on the ability of OpenMail to enter into this Agreement or consummate the transactions contemplated hereby. The copies of the organizational documents of OpenMail, as in effect on the date hereof and made available to Trebia and S1 Holdco are in all material respects (i) true, correct and complete and (ii) in full force and effect. OpenMail has the requisite organizational power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. OpenMail is not in violation of any of the provisions of its organizational documents.

(b) Due Authorization. OpenMail has the requisite organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby has been duly authorized by the manager of OpenMail, no other organizational action or proceeding on the part of OpenMail (including any equityholders thereof) is necessary to authorize or adopt this Agreement or such Transaction Agreements or to approve the Transactions and the consummation thereof. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by OpenMail and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of OpenMail, enforceable against OpenMail in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 8.01(d), the execution, delivery and performance of this Agreement and each Transaction Agreement to which OpenMail is party by OpenMail and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or other organizational or governing documents of OpenMail, (b) violate any provision of, or result in the breach of or default by OpenMail under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of OpenMail, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to OpenMail, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act which would not, individually or in the aggregate, reasonably be expected to have Seller Material Adverse Effect with respect to OpenMail.

(d) Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Trebia, S1 Holdco, OpenMail and Protected contained in this Agreement, no Governmental Filing is required on the part of OpenMail with respect to such Person’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to OpenMail and (c) as otherwise disclosed on Section 5.05 of the Disclosure Schedules.

(e) Title to OpenMail S1 Units.

(i) OpenMail has good and valid title to the OpenMail S1 Units. OpenMail owns the OpenMail S1 Units free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens). As of the date hereof, the OpenMail S1 Units comprise 48% of the issued and outstanding equity interests of S1 Holdco (excluding, for avoidance of doubt, any Value Creation Units). Except as set forth in S1 Holdco’s organizational documents, the S1 Holdco Operating Agreement and in this Agreement, the OpenMail S1 Units are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such OpenMail S1 Units.

(ii) Upon the transfer and delivery by such OpenMail of its New S1 Holdco Class B Units at the Closing, Trebia will receive good and valid title to such New S1 Holdco Class B Units, free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens), and such New S1 Holdco Class B Units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws).

(f) Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15), as of the date of this Agreement, there are no pending or, to the knowledge of OpenMail, threatened in writing Actions against OpenMail or any of their respective properties, rights or assets, except for such Actions that would not reasonably be expected to be material to OpenMail or have a material adverse effect on the ability of OpenMail to enter into and perform its respective obligations under this Agreement or any Transaction Agreement to which OpenMail is a party. There is no Governmental Order imposed upon or, to the knowledge of OpenMail, threatened in writing against OpenMail or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to OpenMail. There is no unsatisfied judgment or any open injunction binding upon OpenMail which would, individually or in the aggregate, reasonably be expected to be material to OpenMail.

(g) Brokers’ Fees. Except for fees described on Section 8.02(g) of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any OpenMail or any of their respective Subsidiaries or any of its Affiliates.

(h) Related Party Transactions. Except for the Contracts set forth on Section 8.02(h) of the Disclosure Schedules and Contracts between S1 Holdco and any System1 Subsidiary or between Protected and any Protected Subsidiary, there are no Contracts or other arrangements or transactions, including any outstanding Indebtedness, between any CSC Blocker, S1 Holdco, any System1 Subsidiary, Protected or any Protected Subsidiary, on the one hand, and any Affiliate, officer or director of OpenMail or, to OpenMail’s knowledge, any Affiliate of any of them, on the other hand.

(i) Proxy Statement / Prospectus. Subject to Section 9.04(a) and Section 10.04(b), none of the information relating to OpenMail supplied or to be supplied by OpenMail, or by any other Person acting on behalf of OpenMail, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Trebia’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that OpenMail makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Trebia or any of its Affiliates or Representatives without OpenMail’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Trebia or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of OpenMail that were delivered by or on behalf of its Representatives were prepared in good faith using assumptions that OpenMail believes to be reasonable.

Section 8.03. Representations and Warranties of Redeemed OM Members. Each Redeemed OM Member hereby severally, and not jointly, solely with respect to itself and not any other Person, represents and warrants to Trebia, System1 and Protected as follows:

(a) Organization. Such Redeemed OM Member (if an entity) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation or organization and has all requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or have such organizational power and authority would not have a material adverse effect on the ability of such Redeemed OM Member to enter into this Agreement or consummate the transactions contemplated hereby. Such Redeemed OM Member has the requisite power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. Such Redeemed OM Member (if an entity) is not in violation of any of the provisions of its organizational documents.

(b) Due Authorization. Such Redeemed OM Member has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby has been duly authorized by such Redeemed OM Members, and no other action or proceeding on the part of such Redeemed OM Member is necessary to authorize or adopt this Agreement or such Transaction Agreements or to approve the Transactions and the consummation thereof. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by such Redeemed OM Member and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Redeemed OM Member, enforceable against such Redeemed OM Member in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 8.01(d), the execution, delivery and performance of this Agreement and each Transaction Agreement to which such Redeemed OM Member is party by such Redeemed OM Member and the consummation of the transactions contemplated hereby and thereby do not and will not (a) if such Redeemed OM Member is an entity, conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or other organizational or governing documents of such Redeemed OM Member, (b) violate any provision of, or result in the breach of or default by such Redeemed OM Member under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of such Redeemed OM Member, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to such Redeemed OM Member, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act which would not, individually or in the aggregate, reasonably be expected to have Seller Material Adverse Effect with respect to such Redeemed OM Member.

(d) Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Trebia, S1 Holdco, OpenMail and Protected contained in this Agreement, no Governmental Filing is required on the part of such Redeemed OM Member with respect to such Redeemed OM Member’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to such Redeemed OM Member and (c) as otherwise disclosed on Section 5.05 of the Disclosure Schedules.

(e) Title to Redeemed OM Members S1 Units. (i)Such Redeemed OM Member has good and valid title to such Redeemed OM Member’s Redeemed OM Members S1 Units. Such Redeemed OM Member owns such Redeemed OM Members S1 Units free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens). Except as set forth in S1 Holdco’s organizational documents, the S1 Holdco Operating Agreement and in this Agreement, such Redeemed OM Members S1 Units are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Redeemed OM Members S1 Units.

(ii) Upon the transfer and delivery by such Redeemed OM Member of such Redeemed OM Members S1 Units at the Closing, Trebia will receive good and valid title to such Redeemed OM Members S1 Units, free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens), and such Redeemed OM Members S1 Units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws).

(f) Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15), as of the date of this Agreement, there are no pending or, to the knowledge of such Redeemed OM Member, threatened in writing Actions against such Redeemed OM Member or any of their respective properties, rights or assets, except for such Actions that would not reasonably be expected to be material to such Redeemed OM Member or have a material adverse effect on the ability of such Redeemed OM Member to enter into and perform its respective obligations under this Agreement or any Transaction Agreement to which such Redeemed OM Member is a party. There is no Governmental Order imposed upon or, to the knowledge of such Redeemed OM Member, threatened in writing against such Redeemed OM Member or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to such Redeemed OM Member. There is no unsatisfied judgment or any open injunction binding upon such Redeemed OM Member which would, individually or in the aggregate, reasonably be expected to be material to such Redeemed OM Member.

(g) Brokers’ Fees. Except for fees described on Section 8.02(g) of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Redeemed OM Member or any of their respective Subsidiaries or any of its Affiliates.

(h) Related Party Transactions. Except for the Contracts set forth on Section 8.03(h) of the Disclosure Schedules and Contracts between S1 Holdco and any System1 Subsidiary or between Protected and any Protected Subsidiary, there are no Contracts or other arrangements or transactions, including any outstanding Indebtedness, between any CSC Blocker, S1 Holdco, any System1 Subsidiary, Protected or any Protected Subsidiary, on the one hand, and any Affiliate, officer or director of such Redeemed OM Member or, to such Redeemed OM Member’s knowledge, any Affiliate of any of them, on the other hand.

(i) Proxy Statement / Prospectus. Subject to Section 9.04(a) and Section 10.04(b), none of the information relating to such Redeemed OM Member supplied or to be supplied by such Redeemed OM Member, or by any other Person acting on behalf of such Redeemed OM Member, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Trebia’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no Redeemed OM Member makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Trebia or any of its Affiliates or Representatives without such Redeemed OM Member’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Trebia or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any Redeemed OM Member that were delivered by or on behalf of such Redeemed OM Member or their respective Representatives were prepared in good faith using assumptions that such Redeemed OM Member believes to be reasonable.

(j) Accredited Investor. Each Redeemed OM Member is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act. Such Redeemed OM Member (i) has such knowledge and experience in financial and business matters that such Redeemed OM Member is capable of evaluating the merits and risks (including for tax, legal, regulatory, accounting and other financial purposes) of its prospective investment in the shares of New S1 Holdco Class B Units or the investment for the accounts of such other persons, (ii) is financially able to bear such risk, (iii) in making such investment is doing so with a full understanding of all of the terms, conditions and risks of such an investment and willingly assume those terms, conditions and risks and is not relying on the advice or recommendations of any Party or any Affiliate thereof or on the advice or recommendations of, or any representations by, any Party or any Affiliate thereof (or any agent, advisor or Representative of any of the foregoing), and represents that none of such parties is acting as a fiduciary or financial or investment advisor for such Redeemed OM Member, (iv) confirms and agrees that none of the Parties nor any of their Affiliates (nor any agent, advisor or representative of any of the foregoing) has given any investment advice or rendered any opinion to any Redeemed OM Member as to whether an investment in the shares of New S1 Holdco Class B Units is prudent or suitable and that none of the Parties nor any of their Affiliates (nor any agent, advisor or Representative of any of the foregoing) have any responsibility with respect to any information or materials (or the completeness of any such information or materials) furnished to such Redeemed OM Member in connection with the investment in the shares of New S1 Holdco Class B Units, (v) has determined that an investment in the shares of New S1 Holdco Class B Units is suitable and appropriate for it, and (vi) understands that no federal or state agency has passed upon the merits or risks of an investment in the shares of New S1 Holdco Class B Units or made any finding or determination concerning the fairness or advisability of such investment. Such Redeemed OM Member further understands that any investment in the shares of New S1 Holdco Class B Units involves a high degree of risk, including the risk of loss of all or a substantial part of its investment under certain circumstances, and that the shares of New S1 Holdco Class B Units are, therefore, a speculative investment.

Section 8.04. Representations and Warranties of Protected Rollover Parties. Each Protected Rollover Party hereby severally, and not jointly, solely with respect to itself and not any other Person, represents and warrants to Trebia, System1 and Protected as follows:

(a) Organization. Such Protected Rollover Party (if an entity) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation or organization and has all requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or have such power and authority would not have a material adverse effect on the ability of such Protected Rollover Party to enter into this Agreement or consummate the transactions contemplated hereby. Such Protected Rollover Party has the requisite organizational power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. Such Protected Rollover Party (if an entity) is not in violation of any of the provisions of its organizational documents.

(b) Due Authorization. Such Protected Rollover Party has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby has been duly authorized by such Protected Rollover Party, and no other action or proceeding on the part of such Protected Rollover Party is necessary to authorize or adopt this Agreement or such Transaction Agreements or to approve the Transactions and the consummation thereof. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by such Protected Rollover Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Protected Rollover Party, enforceable against such Protected Rollover Party in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 8.01(d), the execution, delivery and performance of this Agreement and each Transaction Agreement to which such Protected Rollover Party is party by such Protected Rollover Party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) if such Protected Rollover Party is an entity, conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or other organizational or governing documents of such Protected Rollover Party, (b) violate any provision of, or result in the breach of or default by such Protected Rollover Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of such Protected Rollover Party, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to such Protected Rollover Party, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act which would not, individually or in the aggregate, reasonably be expected to have Seller Material Adverse Effect with respect to such Protected Rollover Party.

(d) Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Trebia, S1 Holdco, OpenMail and Protected contained in this Agreement, no Governmental Filing is required on the part of such Protected Rollover Party with respect to such Protected Rollover Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to such Protected Rollover Party and (c) as otherwise disclosed on Section 5.05 of the Disclosure Schedules.

(e) Title to Protected Rollover Shares.

(i) Such Protected Rollover Party has good and valid title to such Protected Rollover Party’s Protected Rollover Shares. Such Protected Rollover Party owns such Protected Rollover Shares free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens). Except as set forth in Protected’s organizational documents and in this Agreement, such Protected Rollover Shares are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Protected Rollover Shares.

(ii) Upon the transfer and delivery by such Protected Rollover Party of such Protected Rollover Shares at the Closing, Trebia will receive good and valid title to such Protected Rollover Shares, free and clear of all Liens (other than the restrictions under applicable Securities Laws and Permitted Liens), and such Protected Rollover Shares shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws).

(f) Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15), as of the date of this Agreement, there are no pending or, to the knowledge of such Protected Rollover Party, threatened in writing Actions against such Protected Rollover Party or any of their respective properties, rights or assets, except for such Actions that would not reasonably be expected to be material to such Protected Rollover Party or have a material adverse effect on the ability of such Protected Rollover Party to enter into and perform its respective obligations under this Agreement or any Transaction Agreement to which such Protected Rollover Party is a party. There is no Governmental Order imposed upon or, to the knowledge of such Protected Rollover Party, threatened in writing against such Protected Rollover Party or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to such Protected Rollover Party. There is no unsatisfied judgment or any open injunction binding upon Protected Rollover Party which would, individually or in the aggregate, reasonably be expected to be material to such Protected Rollover Party.

(g) Brokers’ Fees. Except for fees described on Section 8.02(g) of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Protected Rollover Party or any of their respective Subsidiaries or any of its Affiliates.

(h) Related Party Transactions. Except for the Contracts set forth on Section 8.04(h) of the Disclosure Schedules and Contracts between S1 Holdco and any System1 Subsidiary or between Protected and any Protected Subsidiary, there are no Contracts or other arrangements or transactions, including any outstanding Indebtedness, between any CSC Blocker, S1 Holdco, any System1 Subsidiary, Protected or any Protected Subsidiary, on the one hand, and any Affiliate, officer or director of such Protected Rollover Party or, to such Protected Rollover Party’s knowledge, any Affiliate of any of them, on the other hand.

(i) Proxy Statement / Prospectus. Subject to Section 9.04(a) and Section 10.04(b), none of the information relating to such Protected Rollover Party supplied or to be supplied by such Protected Rollover Party, or by any other Person acting on behalf of such Protected Rollover Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Trebia’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no Protected Rollover

Party makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Trebia or any of its Affiliates or Representatives without such Protected Rollover Party’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Trebia or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of a Protected Rollover Party that were delivered by or on behalf of such parties or their respective Representatives were prepared in good faith using assumptions that such Protected Rollover Party believes to be reasonable.

(j) Accredited Investor. Each Protected Rollover Party is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act. Such Protected Rollover Party (i) has such knowledge and experience in financial and business matters that such Protected Rollover Party is capable of evaluating the merits and risks (including for tax, legal, regulatory, accounting and other financial purposes) of its prospective investment in the shares of Trebia Class A Common Stock or the investment for the accounts of such other persons, (ii) is financially able to bear such risk, (iii) in making such investment is doing so with a full understanding of all of the terms, conditions and risks of such an investment and willingly assume those terms, conditions and risks and is not relying on the advice or recommendations of any Party or any Affiliate thereof or on the advice or recommendations of, or any representations by, any Party or any Affiliate thereof (or any agent, advisor or Representative of any of the foregoing), and represents that none of such parties is acting as a fiduciary or financial or investment advisor for such Protected Rollover Party, (iv) confirms and agrees that none of the Parties nor any of their Affiliates (nor any agent, advisor or representative of any of the foregoing) has given any investment advice or rendered any opinion to any Protected Rollover Party as to whether an investment in the shares of Trebia Class A Common Stock is prudent or suitable and that none of the Parties nor any of their Affiliates (nor any agent, advisor or Representative of any of the foregoing) have any responsibility with respect to any information or materials (or the completeness of any such information or materials) furnished to such Protected Rollover Party in connection with the investment in the shares of Trebia Class A Common Stock, (v) has determined that an investment in the shares of Trebia Class A Common Stock is suitable and appropriate for it, and (vi) understands that no federal or state agency has passed upon the merits or risks of an investment in the shares of Trebia Class A Common Stock or made any finding or determination concerning the fairness or advisability of such investment. Such Protected Rollover Party further understands that any investment in the shares of Trebia Class A Common Stock involves a high degree of risk, including the risk of loss of all or a substantial part of its investment under certain circumstances, and that the shares of Trebia Class A Common Stock are, therefore, a speculative investment.

ARTICLE IX

COVENANTS OF S1 HOLDCO, THE CSC BLOCKERS AND OPENMAIL

Section 9.01. Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), S1 Holdco and the CSC Blockers shall, and S1 Holdco and the CSC Blockers shall cause their respective Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements (including consummation of the Blocker Pre-Closing Reorganization), set forth on Section 9.01 of the Disclosure Schedules or consented to by Trebia (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business); provided that, any action taken, or omitted to be taken, by S1 Holdco or the System1 Subsidiaries or the CSC Blockers, that relates to, or arises out of, any COVID-19 Measures shall be deemed to be in the ordinary course of business of S1 Holdco and the System1 Subsidiaries and the CSC Blockers; and provided further that the CSC Blockers shall be permitted to use or distribute all of their respective cash. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent S1 Holdco or any of the System1 Subsidiaries or the CSC Blockers from taking or failing to take any action in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Trebia to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that, to the extent practicable, prior to taking any such actions in response to COVID-19 or any COVID-19 Measures, S1 Holdco or the CSC Blockers, as the case may be shall use good faith efforts to provide written notice to Trebia and consult with Trebia on such actions or, if not practicable, shall provide written notice reasonably promptly thereafter. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Section 9.01 of the Disclosure Schedules, actions with respect to the Blocker Pre-Closing Reorganization in accordance with Section 2.02, the usage or distribution of cash by the CSC Blockers, as consented to by Trebia (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, S1 Holdco and each CSC Blocker shall not, and S1 Holdco shall cause the System1 Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly owned Subsidiary of S1 Holdco to S1 Holdco or any other wholly owned Subsidiaries of S1 Holdco, (ii) any tax distribution made pursuant to and in accordance with S1 Holdco organizational documents (iii) any dividends or distributions (including by redemption) of cash by the CSC Blockers, or (iv) any dividend or distribution made in the ordinary course of business not to exceed $400,000 in the aggregate in any calendar quarter;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of, or membership or ownership interests in, S1 Holdco or any of the System1 Subsidiaries or any CSC Blocker or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of or ownership interests in S1 Holdco or any of the System1 Subsidiaries or any CSC Blocker, or convertible into or exercisable or exchangeable for such securities or interests;

(d) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any assets, rights or properties, in each case that are material to S1 Holdco and the System1 Subsidiaries, taken as a whole (but including any equity or ownership interests), and in each case other than S1 Holdco and the System1 Subsidiaries granting non-exclusive licenses to customers, the sale or license of Software, goods and services to customers, or the sale or other disposition of assets, rights, or properties deemed by S1 Holdco in its reasonable business judgment to be obsolete or no longer be material to the business of S1 Holdco and the System1 Subsidiaries, in each such case, in the ordinary course of business;

(e) (i) cancel or compromise any claim or Indebtedness owed to S1 Holdco or the System1 Subsidiaries, or (ii) settle any pending or threatened Action, with respect to S1 Holdco or the System1 Subsidiaries (A) if such settlement would require payment by S1 Holdco or the System1 Subsidiaries in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(f) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity or ownership interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, other than, with respect to S1 Holdco and the System1 Subsidiaries, any such acquisitions that, individually or in the aggregate, do not exceed $1,000,000;

(g) make any loans or advance any money or other property to, or make any capital contribution in, any Person, except for (A) advances, prepayments and deposits in the ordinary course of business and (B) intercompany loans, advances or capital contributions among S1 Holdco and the System1 Subsidiaries;

(h) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity or ownership interests) of S1 Holdco or the System1 Subsidiaries or any CSC Blocker or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of capital stock (or other equity or ownership interests) of S1 Holdco or the System1 Subsidiaries or any CSC Blocker;

(i) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of any shares of capital stock or other equity or ownership interests in or securities of S1 Holdco or any CSC Blocker (including any such event that involves the creation of any new classes or series of equity or ownership interests);

(j) enter into, renew or amend in any material respect, any transaction or Contract relating to the S1 Holdco Transaction Expenses if such entry, renewal or amendment would result in additional the S1 Holdco Transaction Expenses that, individually or in the aggregate, exceed $1,000,000;

(k) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of S1 Holdco or the System1 Subsidiaries or such CSC Blocker, as applicable, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(m) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(n) change its residence for any Tax purposes;

(o) directly or indirectly, incur, or modify in any material respect the terms of, or cancel or forgive any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than (i) Indebtedness under any Financing Agreement or capital leases entered into in the ordinary course of business or (ii) Indebtedness that is repaid at Closing);

(p) except as otherwise required by Law, or the terms of any existing System1 Benefit Plan set forth on Section 5.13(a) of the Disclosure Schedules (i) establish or promise any severance or termination benefits or payments to any System1 Employee, other than in the ordinary course of business with respect to System1 Employees with an annual base salary equal to or less than $150,000 (“Non-Management Employees”), (ii) make any grant of any cash retention payment to any System1 Employee, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of any Non-Management Employee, (iii) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any System1 Employee who is not a Non-Management Employee, (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any System1 Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a System1 Benefit Plan if it were in existence as of the date of this Agreement (except to the extent permitted to be established, adopted, entered into or amended in accordance with Section 9.01(p)(i)), (v) increase or make a commitment to increase the compensation payable to any System1 Employee (other than in the ordinary course of business for Non-Management Employees) or (vi) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any System1 Benefit Plan;

(q) voluntarily fail to maintain in full force and effect material insurance policies covering S1 Holdco and the System1 Subsidiaries or such CSC Blocker and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into, modify or amend any transaction with any Person that, to the knowledge of S1 Holdco, is an Affiliate of S1 Holdco or any of its directors, officers or employees (excluding (i) transactions solely between or among S1 Holdco and/or the System1 Subsidiaries, (ii) ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are System1 Employees, (iii) commercial transactions between S1 Holdco or the System1 Subsidiaries and any portfolio companies of any such Persons in the ordinary course of business) and (iv) any dividends or distributions (including by redemption or repurchase) of cash by the CSC Blockers;

(s) subject to Section 12.01(g), enter into any agreement that materially restricts the ability of S1 Holdco or the System1 Subsidiaries or any CSC Blocker to engage or compete in any material line of business or in any geographic territory or enter into a new line of business that is material to S1 Holdco or the System1 Subsidiaries, taken as a whole; or

(t) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 9.01.

Section 9.02. System1 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to S1 Holdco, the CSC Blockers or any of their respective Subsidiaries by third parties that may be in S1 Holdco’s, such CSC Blockers or their respective Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of S1 Holdco or the System1 Subsidiaries or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of S1 Holdco or the CSC Blockers, as applicable, would result in the loss of attorney-client privilege or other privilege from disclosure, S1 Holdco and the CSC Blockers shall, and S1 Holdco shall cause the System1 Subsidiaries to, afford to Trebia and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of S1 Holdco and the System1 Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the CSC Blockers or S1 Holdco and the System1 Subsidiaries, as applicable, in each case, as Trebia and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that neither Trebia nor its Representatives shall be permitted to perform any environmental sampling at any Leased Real Property of S1 Holdco or any System1 Subsidiary, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 9.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Trebia and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 9.03. No Claim Against the Trust Account. Each of S1 Holdco, the CSC Blockers and OpenMail acknowledges that it has read Trebia’s final prospectus, dated June 18, 2020 and other SEC Reports, the Trebia Organizational Documents, and the Trust Agreement and understands that Trebia has established the Trust Account described therein for the benefit of Trebia’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of S1 Holdco, the CSC Blockers and OpenMail further acknowledge that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by June 19, 2022 or such later date as approved by the stockholders of Trebia to complete a Business Combination, Trebia will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of S1 Holdco, the CSC Blockers and OpenMail hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Trebia or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit S1 Holdco, the CSC Blockers, OpenMail or the equityholders’ of S1 Holdco, the CSC Blockers or OpenMail’s right to pursue a claim against Trebia or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 15.13 for specific performance or other injunctive relief. This Section 9.03 shall survive the termination of this Agreement for any reason.

Section 9.04. Proxy Statement / Prospectus; Other Actions.

(a) S1 Holdco, the CSC Blockers and OpenMail shall be available to, and S1 Holdco, the CSC Blockers and OpenMail and their respective Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Trebia and its counsel in connection with (i) the drafting of the Proxy Statement / Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, S1 Holdco, the CSC Blockers and OpenMail shall reasonably cooperate with Trebia in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement / Prospectus is mailed to Trebia’s stockholders, S1 Holdco and the CSC Blockers will give Trebia prompt written notice of any action taken or not taken by S1 Holdco or the System1 Subsidiaries or the CSC Blockers or of any development regarding S1 Holdco or the System1 Subsidiaries or the CSC Blockers, in any such case which is known by S1 Holdco or such CSC Blocker, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Trebia and S1 Holdco, and, if applicable, such CSC Blocker shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Trebia pursuant to this Section 9.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Schedules.

Section 9.05. Termination of Affiliate Transactions. Prior to the Closing, except for this Agreement and any other Transaction Agreements, and except as set forth on Section 9.05 of the Disclosure Schedules, S1 Holdco, the CSC Blockers, Court Square GPs, Blocker Parents, Redeemed OM Members and OpenMail shall take, and cause to be taken, all actions necessary to cause all System1 Related Party Contracts and all Other Related Party Contracts (other than those set forth on Section 8.04(h) of the Disclosure Schedules which shall be subject to Section 10.05) to be terminated as of or prior to the Closing without any further cost or Liability to Trebia or its Subsidiaries following the Closing.

Section 9.06. Cooperation with Financing.

(a) Prior to the Closing, S1 Holdco shall, and shall cause each of its Subsidiaries to, provide the financial statements contemplated pursuant to paragraphs 5(a)(i) and (b)(i) of Exhibit C to the Debt Commitment Letter (the “Required S1 Bank Financial Information”) (it being agreed that the financial statements contemplated pursuant to paragraphs 5(a)(i) and (b)(i)(A) of Exhibit C to the Debt Commitment Letter have been provided) and to provide reasonable cooperation to the Trebia Parties as may be reasonably required in connection with the Debt Financing, including:

(i) providing to the Trebia Parties from time to time customary financial information regarding S1 Holdco and its Subsidiaries reasonably requested by the Debt Financing Sources and reasonably available to S1 Holdco,

(ii) providing reasonable assistance with the preparation of appropriate and customary materials for rating agency presentations, lender presentations, bank information memoranda and other customary marketing documents required in connection with the Debt Financing (all such documents and materials, collectively, the “Marketing Documents”); provided that any Marketing Documents shall contain disclosure reflecting S1 Holdco and its applicable Subsidiaries as the obligors effective at and after the Closing,

(iii) making senior management of S1 Holdco and its Subsidiaries reasonably available for virtual meetings, conference calls and sessions with ratings agencies at mutually agreeable times and upon reasonable notice,

(iv) cooperating with Debt Financing Sources and their respective advisors in performing their due diligence,

(v) cooperating with and assisting the Trebia Parties in connection with the preparation of customary pro forma financial statements reflecting the consummation of the relevant transactions contemplated hereby,

(vi) ensuring that the chief financial officer or similar officers of S1 Holdco executes prior to the Closing (x) customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information with respect to S1 Holdco and its Subsidiaries to prospective lenders, containing a “10b-5 representation” consistent with that set forth in the Debt Commitment Letter and identifying any portion of such information that constitutes material, nonpublic information regarding S1 Holdco and its Subsidiaries, (y) with effect from the Closing Date, a solvency certificate in the form required by the Debt Commitment Letter and (z) the borrowing request contemplated by Section 9.06(h),

(vii) furnishing to the Trebia Parties and the Debt Financing Sources promptly, and in any event no later than four Business Days prior to the Closing Date (to the extent requested at least nine (9) Business Days prior to the Closing), all customary documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and beneficial ownership regulations (including beneficial ownership certifications as required under 31 C.F.R. § 1010.230), but in each case, solely as relating to the S1 Holdco and its Subsidiaries to the extent reasonably requested by the Debt Financing Sources,

(viii) delivering notices of prepayment or redemption within the time periods required by the relevant agreements governing the Company’s existing Borrowed Money Debt, obtaining customary lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Closing, of all of each of S1 Holdco and its Subsidiaries’ existing Borrowed Money Debt other than any Borrowed Money Debt permitted under this Agreement to remain outstanding after the Closing Date,

(ix) using commercially reasonable efforts to obtain customary evidence of authority, customary officer’s certificates and customary insurance certificates, in each case, as reasonably requested by the Trebia Parties and/or the Debt Financing Sources; provided, however, that (x) the members of the governing bodies of S1 Holdco and its Subsidiaries who are not remaining in such positions following the Closing shall not be required to take any action in connection with the Debt Financing and (y) no officer of S1 Holdco or its Subsidiaries who is not remaining in such position following the Closing shall be obligated to deliver any certificate in connection with the Debt Financing; and

(x) assisting in the negotiation, execution and delivery of one or more credit agreements (or joinders thereto), pledge and security documents and other definitive financing documents as may be reasonably requested by the Trebia Parties so long as such agreements, indentures and documents do not become effective prior to the Closing.

(b) Notwithstanding Section 9.06(a), nothing in this Agreement shall require such cooperation to the extent it would, in the reasonable judgment of S1 Holdco or any Seller, interfere unreasonably with the business or operations of S1 Holdco or any of its Subsidiaries (it being agreed that the actions described in clauses (a)(i) through (a)(xi) do not unreasonably interfere with the business or operations of S1 Holdco or any of its Subsidiaries); provided, that, notwithstanding anything in this Agreement to the contrary, none of S1 Holdco or any of its Subsidiaries shall (i) be required to pay any fees (including commitment or other similar fees) or to give any indemnities or incur any liabilities prior to the Closing, (ii) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing prior to the Closing (other than the borrowing request contemplated by Section 9.06(h)), (iii)be required to incur any expense or other liability in connection with the Debt Financing prior to the Closing, (iv) be required to deliver any audited financial statements, to the extent not already available to S1 Holdco, (v) be required to deliver or obtain opinions of internal or external counsel, (vi) be required to provide access to or disclose information where S1 Holdco or any Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law; provided, S1 Holdco shall provide notice to the Trebia Parties that such information is being withheld pursuant to this clause (vi) and the basis on which such information is being withheld, (vii) be required to waive or amend any terms of this Agreement to which S1 Holdco or its Subsidiaries or any Seller is a party, (viii) except as enumerated in Section 9.06(a), be required to allow any arranger or syndicate lender access to the personnel or facilities of S1 Holdco or any of its Subsidiaries that is greater in scope or frequency than the access afforded to the Trebia Parties under this Agreement, (ix) be required to make any representations in connection with the Debt Financing that are not contingent upon the occurrence of the Closing Date (other than with respect to the “authorization” letter referred to above), (x) be required to be in privity with any arranger, lender or other party to the Debt Financing that is not contingent upon the occurrence of the Closing Date, or (xi) be required to take any corporate action or to enter into any documents, instrument, agreement or certificates prior to the Closing (other than the borrowing request contemplated by Section 9.06(h)).

(c) S1 Holdco hereby consents to the use of its and its Subsidiaries’ logos in marketing materials for the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage S1 Holdco or any of its Subsidiaries or the reputation or goodwill of S1 Holdco or any of its Subsidiaries.

(d) The Trebia Parties shall promptly, upon written request by the Sellers, reimburse the Sellers for any reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by S1 Holdco or any of its Affiliates in connection with the cooperation of S1 Holdco or any of its Subsidiaries contemplated by this Section 9.06. Each Trebia Party shall indemnify and hold harmless S1 Holdco and its

Subsidiaries, and their respective directors, managers, officers, employees and representatives, from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except in the event such Liabilities arose out of or result from (A) any material inaccuracy in any information provided by or on behalf of any S1 Holdco or any of its Subsidiaries or (B) the gross negligence, fraud or willful misconduct or intentional misrepresentation or intentional breach of this Agreement of S1 Holdco or any of its Subsidiaries.

(e) All non-public, confidential or other Confidential Information (as defined in the Confidentiality Agreement) obtained by any Trebia Party or any of their respective representatives pursuant to this Section 9.06 or otherwise in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement (it being understood that such information may be used and disclosed in the syndication of the Debt Financing; provided access to such information shall be provided subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis in accordance with market standards for dissemination of such type of information).

(f) S1 Holdco’s obligations under this Section 9.06 are the sole obligations of S1 Holdco and its Subsidiaries with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. In no event shall S1 Holdco be in breach of this Agreement because of the failure by S1 Holdco to deliver, after use of its or their commercially reasonable efforts to do so, any financial or other information (other than the Required S1 Bank Financial Information) that is not prepared in the ordinary course of business or for failure to obtain, after use of its commercially reasonable efforts to do so, any financial or other information from its accountants.

(g) None of S1 Holdco or any of its Subsidiaries or their Affiliates shall have any obligations under this Section 9.06 following the consummation of the transactions contemplated hereby. For the avoidance of doubt, none of the Sellers shall have any obligations under this Section 9.06 at any time.

(h) Subject to the satisfaction or waiver of the conditions in Sections 13.01 and 13.02, at the direction of Trebia, S1 Holdco shall, or S1 Holdco shall cause its applicable Subsidiary to, deliver a borrowing request to borrow the S1 Midco Debt Drawdown to the applicable Debt Financing Sources.

ARTICLE X

COVENANTS OF PROTECTED

Section 10.01. Conduct of Business. During the Interim Period, Protected shall, and Protected shall cause the Protected Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Section 10.01 of the Disclosure Schedules or consented to by Trebia (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business); provided that, any action taken, or omitted to be taken, by Protected or the Protected Subsidiaries, that relates to, or arises out of, any COVID-19 Measures shall be deemed to be in the ordinary course of business of Protected and the Protected Subsidiaries. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent Protected or any of the Protected Subsidiaries from taking or failing to take any action in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Trebia to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that, to the extent practicable, prior to taking any such actions in response to COVID-19 or any COVID-19 Measures, Protected shall use good faith efforts to provide written notice to Trebia and consult with Trebia on such actions or, if not practicable, shall provide written notice reasonably promptly thereafter. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Section 10.01 of the Disclosure Schedules, or as required by Law, Protected shall not, and Protected shall cause the Protected Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of Protected to Protected or any Protected Subsidiary;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of, or membership or ownership interests in, Protected or any of the Protected Subsidiaries or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of or ownership interests in Protected or any of the Protected Subsidiaries, or convertible into or exercisable or exchangeable for such securities or interests;

(d) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any assets, rights or properties, in each case that are material to Protected and the Protected Subsidiaries, taken as a whole (but including any equity or ownership interests), and in each case other than Protected and the Protected Subsidiaries granting non-exclusive licenses to customers, the sale or license of Software, goods and services to customers, or the sale or other disposition of assets, rights, or properties deemed by Protected, in its reasonable business judgment to be obsolete or no longer be material to the business of Protected and the Protected Subsidiaries, in each such case, in the ordinary course of business;

(e) (i) cancel or compromise any claim or Indebtedness owed to Protected or any of the Protected Subsidiaries, or (ii) settle any pending or threatened Action, with respect to Protected and the Protected Subsidiaries (A) if such settlement would require payment by Protected or the Protected Subsidiaries in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(f) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity or ownership interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, other than, with respect to Protected and the Protected Subsidiaries, any such acquisitions that, individually or in the aggregate, do not exceed $1,000,000;

(g) make any loans or advance any money or other property to, or make any capital contribution in, any Person, except for (A) advances, prepayments and deposits in the ordinary course of business and (B) intercompany loans, advances or capital contributions among Protected and any of the Protected Subsidiaries;

(h) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity or ownership interests) of Protected or any of the Protected Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of capital stock (or other equity or ownership interests) of Protected or any of the Protected Subsidiaries;

(i) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of any shares of capital stock or other equity or ownership interests in or securities of Protected (including any such event that involves the creation of any new classes or series of equity or ownership interests);

(j) enter into, renew or amend in any material respect, any transaction or Contract relating to the Protected Transaction Expenses if such entry, renewal or amendment would result in additional Protected Transaction Expenses that, individually or in the aggregate, exceed $1,000,000;

(k) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of Protected and the Protected Subsidiaries, as applicable, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(m) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(n) change its residence for any Tax purposes;

(o) directly or indirectly, incur, or modify in any material respect the terms of, or cancel or forgive any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than (i) Indebtedness under any Protected Financing Agreement or capital leases entered into in the ordinary course of business or (ii) Indebtedness that is repaid at Closing);

(p) except as otherwise required by Law, the terms of any existing Protected Benefit Plan set forth on Section 6.13(a) of the Disclosure Schedules (i) establish or promise any severance or termination benefits or payments to any person other than in the ordinary course of business with respect to Protected Employees with an annual base salary equal to or less than $150,000 (“Protected Non-Management Employees”), (ii) make any grant of any cash retention payment to any Person, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of any Protected Employee,

(iii) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any Protected Employees who is not a Protected Non-Management Employee, or (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Protected Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Protected Benefit Plan if it were in existence as of the date of this Agreement (except to the extent permitted to be established, adopted, entered into or amended in accordance with Section 10.01(p)(i)), (v) increase or make a commitment to increase the compensation payable to any Protected Employee (other than in the ordinary course of business for Protected Non-Management Employees) or (vi) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Protected Benefit Plan;

(q) voluntarily fail to maintain in full force and effect material insurance policies covering Protected and the Protected Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into, modify or amend any transaction with any Person that, to the knowledge of Protected, is an Affiliate of Protected or any of its directors, officers or employees (excluding (i) transactions solely between or among Protected and/or the Protected Subsidiaries, (ii) ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are Protected Employees, (iii) commercial transactions between Protected or the Protected Subsidiaries and any portfolio companies of any such Persons in the ordinary course of business);

(s) subject to Section 12.01(g), enter into any agreement that materially restricts the ability of Protected or the Protected Subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new line of business that is material to Protected and the Protected Subsidiaries, taken as a whole; or

(t) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 10.01.

Section 10.02. Protected Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished Protected or any of the Protected Subsidiaries by third parties that may be in Protected’s or the Protected Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Protected or the Protected Subsidiaries or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of Protected, would result in the loss of attorney-client privilege or other privilege from disclosure, Protected shall, and shall cause the Protected Subsidiaries to, afford to Trebia and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Protected and the Protected Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Protected and the Protected Subsidiaries, as applicable, in each case, as Trebia and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that neither Trebia nor its Representatives shall be permitted to perform any environmental sampling at any Leased Real Property of Protected or any Protected Subsidiary, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 10.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Trebia and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 10.03. No Claim Against the Trust Account. Protected acknowledges that it has read Trebia’s final prospectus, dated June 18, 2020 and other SEC Reports, the Trebia Organizational Documents, and the Trust Agreement and understands that Trebia has established the Trust Account described therein for the benefit of

Trebia’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Protected further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by June 19, 2022 or such later date as approved by the stockholders of Trebia to complete a Business Combination, Trebia will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, Protected hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Trebia or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit Protected’s right to pursue a claim against Trebia or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 15.13 for specific performance or other injunctive relief. This Section 10.03 shall survive the termination of this Agreement for any reason.

Section 10.04. Proxy Statement / Prospectus; Other Actions.

(a) Protected shall be available to, and Protected shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Trebia and its counsel in connection with (i) the drafting of the Proxy Statement / Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, Protected shall reasonably cooperate with Trebia in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement / Prospectus is mailed to Trebia’s stockholders, Protected will give Trebia prompt written notice of any action taken or not taken by Protected or of any development regarding Protected, in any such case which is known by Protected, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, the Parties shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Trebia pursuant to this Section 10.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Schedules.

Section 10.05. Termination of Affiliate Transactions. Prior to the Closing, except for this Agreement and any other Transaction Agreements, and except as set forth on Section 10.05 of the Disclosure Schedules, Protected shall take, and cause to be taken, all actions necessary to cause all Protected Related Party Contracts and all Other Related Party Contracts listed on Section 8.04(h) of the Disclosure Schedules to be terminated as of or prior to the Closing without any further cost or Liability to Trebia or its Subsidiaries following the Closing.

Section 10.06. Cooperation with Financing.

(a) Prior to the Closing, Protected shall, and shall cause each of its Subsidiaries to, provide the financial statements contemplated pursuant to paragraphs 5(a)(ii) and (b)(ii) of Exhibit C to the Debt Commitment Letter (the “Required Protected Bank Financial Information”) (it being agreed that the financial statements contemplated pursuant to paragraphs 5(a)(ii) and (b)(ii)(A) of Exhibit C to the Debt Commitment Letter have been provided) and to provide reasonable cooperation to the Trebia Parties as may be reasonably required in connection with the Debt Financing, including:

(i) providing to the Trebia Parties from time to time customary financial information regarding Protected and its Subsidiaries reasonably requested by the Debt Financing Sources and reasonably available to Protected,

(ii) providing reasonable assistance with the preparation of appropriate and customary materials for Marketing Documents; provided that any Marketing Documents shall contain disclosure reflecting Protected and its applicable Subsidiaries as the obligors effective at and after the Closing,

(iii) making senior management of Protected and its Subsidiaries reasonably available for virtual meetings, conference calls and sessions with ratings agencies at mutually agreeable times and upon reasonable notice,

(iv) cooperating with Debt Financing Sources and their respective advisors in performing their due diligence,

(v) cooperating with and assisting the Trebia Parties in connection with the preparation of customary pro forma financial statements reflecting the consummation of the relevant transactions contemplated hereby,

(vi) ensuring that the chief financial officer or similar officers of Protected UK executes prior to the Closing (x) customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information with respect to Protected and its Subsidiaries to prospective lenders, containing a “10b-5 representation” consistent with that set forth in the Debt Commitment Letter and identifying any portion of such information that constitutes material, nonpublic information regarding Protected and its Subsidiaries and (y) with effect from the Closing Date, a solvency certificate in the form required by the Debt Commitment Letter,

(vii) furnishing to the Trebia Parties and the Debt Financing Sources promptly, and in any event no later than four Business Days prior to the Closing Date (to the extent requested at least nine (9) Business Days prior to the Closing), all customary documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and beneficial ownership regulations (including beneficial ownership certifications as required under 31 C.F.R. § 1010.230), but in each case, solely as relating to the Protected and its Subsidiaries to the extent reasonably requested by the Debt Financing Sources,

(viii) delivering notices of prepayment or redemption within the time periods required by the relevant agreements governing the Company’s existing Borrowed Money Debt, obtaining customary lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Closing, of all of each of Protected and its Subsidiaries’ existing Borrowed Money Debt other than any Borrowed Money Debt permitted under this Agreement to remain outstanding after the Closing Date,

(ix) using commercially reasonable efforts to obtain customary evidence of authority, customary officer’s certificates and customary insurance certificates, in each case, as reasonably requested by the Trebia Parties and/or the Debt Financing Sources; provided, however, that (x) the members of the governing bodies of Protected and its Subsidiaries who are not remaining in such positions following the Closing shall not be required to take any action in connection with the Debt Financing and (y) no officer of Protected or its Subsidiaries who is not remaining in such position following the Closing shall be obligated to deliver any certificate in connection with the Debt Financing, and

(x) assisting in the negotiation, execution and delivery of one or more credit agreements (or joinders thereto), pledge and security documents and other definitive financing documents as may be reasonably requested by the Trebia Parties so long as such agreements, indentures and documents do not become effective prior to the Closing.

(b) Notwithstanding Section 10.06(a), nothing in this Agreement shall require such cooperation to the extent it would, in the reasonable judgment of Protected or any Seller, interfere unreasonably with the business or operations of Protected or any of its Subsidiaries (it being agreed that the actions described in clauses (a)(i) through (a)(xi) do not unreasonably interfere with the business or operations of Protected or any of its Subsidiaries); provided, that, notwithstanding anything in this Agreement to the contrary, none of Protected or any of its Subsidiaries shall (i) be required to pay any fees (including commitment or other similar fees) or to give any indemnities or incur any liabilities prior to the Closing, (ii) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing prior to the Closing, (iii) be required to incur any expense or other liability in connection with the Debt Financing prior to the Closing, (iv) be required to deliver any audited financial statements, to the extent not already available to Protected, (v) be required to deliver or obtain opinions of internal or external counsel, (vi) be required to provide access to or disclose information where Protected or any Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law; provided, S1 Holdco shall provide notice to the Trebia Parties that such information is being withheld pursuant to this clause (vi) and the basis on which such information is being withheld, (vii) be required to waive or amend any terms of this Agreement to which Protected or its Subsidiaries or any Seller is a party, (viii) except as enumerated in Section 10.06(a), be required to allow any arranger or syndicate lender access to the personnel or facilities of Protected or any of its Subsidiaries that is greater in scope or frequency than the access afforded to the Trebia Parties under this Agreement, (ix) be required to make any representations in connection with the Debt Financing that are not contingent upon the occurrence of the Closing Date (other than with respect to the “authorization” letter referred to above), (x) be required to be in privity with any arranger, lender or other party to the Debt Financing that is not contingent upon the occurrence of the Closing Date, or (xi) be required to take any corporate action or to enter into any documents, instrument, agreement or certificates prior to the Closing.

(c) Protected hereby consents to the use of its and its Subsidiaries’ logos in marketing materials for the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Protected or any of its Subsidiaries or the reputation or goodwill of Protected or any of its Subsidiaries.

(d) The Trebia Parties shall promptly, upon written request by the Sellers, reimburse the Sellers for any reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Protected or any of its Affiliates in connection with the cooperation of Protected or any of its Subsidiaries contemplated by this Section 10.06. Each Trebia Party shall indemnify and hold harmless Protected and its Subsidiaries, and their respective directors, managers, officers, employees and representatives, from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except in the event such Liabilities arose out of or result from (A) any material inaccuracy in any information provided by or on behalf of any Protected or any of its Subsidiaries or (B) the gross negligence, fraud or willful misconduct or intentional misrepresentation or intentional breach of this Agreement of Protected or any of its Subsidiaries.

(e) All non-public, confidential or other Confidential Information (as defined in the Confidentiality Agreement) obtained by any Trebia Party or any of their respective representatives pursuant to this Section 10.06 or otherwise in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement (it being understood that such information may be used and disclosed in the syndication of the Debt Financing; provided access to such information shall be provided subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis in accordance with market standards for dissemination of such type of information).

(f) Protected’s obligations under this Section 10.06 are the sole obligations of Protected and its Subsidiaries with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. In no event shall Protected be in breach of this Agreement because of the failure by Protected to deliver, after use of its or their commercially reasonable efforts to do so, any financial or other information (other than the Required Protected Bank Financial Information) that is not prepared in the ordinary course of business or for failure to obtain, after use of its commercially reasonable efforts to do so, any financial or other information from its accountants.

(g) None of Protected or any of its Subsidiaries or their Affiliates shall have any obligations under this Section 10.06 following the consummation of the transactions contemplated hereby. For the avoidance of doubt, none of the Sellers shall have any obligations under this Section 10.06 at any time.

ARTICLE XI

COVENANTS OF TREBIA

Section 11.01. Indemnification and Insurance.

(a) From and after the Closing, Trebia agrees that (to the maximum extent permitted by applicable Law) it shall indemnify and hold harmless each present and former director, manager and officer of S1 Holdco, Protected and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, as applicable, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that S1 Holdco, Protected or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, following the Closing, Trebia shall and shall cause each of their respective Subsidiaries (including S1 Holdco and Protected) to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, Trebia shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by S1 Holdco’s, Protected’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Trebia or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Trebia or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by S1 Holdco, Protected or their respective Subsidiaries for such insurance policy for the year ended December 31, 2021; provided, however, that S1 Holdco and Protected may, in the alternative, cause coverage to be extended under S1 Holdco’s or Protected’s, as applicable, current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing, except that in no event shall S1 Holdco or Protected pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by S1 Holdco, Protected and their respective Subsidiaries, as applicable, for such current insurance.

(c) Trebia, S1 Holdco and Protected hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 11.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current equityholders, members, or other Affiliates of such equityholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of Trebia, S1 Holdco and Protected and their respective Subsidiaries hereunder. The Parties hereby agree, following the Closing, (i) that Trebia, S1 Holdco and Protected and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 11.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 11.01 are secondary), (ii) that Trebia, S1 Holdco and Protected and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 11.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Trebia’s, or S1 Holdco’s or Protected’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 11.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 11.01 shall survive the consummation of the Closing indefinitely and shall be binding, jointly and severally, on Trebia and all successors and assigns of Trebia. In the event that Trebia or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Trebia shall succeed to the obligations in this Section 11.01.

Section 11.02. Conduct of Trebia During the Interim Period.

(a) During the Interim Period, except as set forth on Section 11.02 of the Disclosure Schedules or as contemplated by this Agreement or as consented to by S1 Holdco and Protected in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Trebia shall not and shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement or the Trebia Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Trebia; (B) split, combine or reclassify any capital stock of, or other equity interests in, Trebia; or (C) other than in connection with Trebia Shareholder Redemption or as otherwise required by Trebia’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Trebia;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv) enter into or amend in any material respect, any transaction or Contract with an Affiliate of Trebia, the Founders or Cannae (including, for the avoidance of doubt, (x) any director or officer of Trebia, the Founders or Cannae, or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any director or officer of Trebia, the Founders or Cannae has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other Trebia Affiliate Agreement;

(v) enter into, renew or amend in any material respect, any transaction or Contract relating to Trebia Transaction Expenses if such entry, renewal or amendment would result in additional Trebia Transaction Expenses that, individually or in the aggregate, exceed $1,000,000;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any Trebia Benefit Plan (or any plan, agreement, program, policy, trust, fund or arrangement that would be a Trebia Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement;

(viii) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(x) create, incur, guarantee, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of another Person, except for such actions in connection with the Debt Commitment Letter;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except for advances, prepayments and deposits in the ordinary course of business;

(xii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Trebia (including any Trebia Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or (B) amend, modify or waive any of the terms or rights set forth in, any Trebia Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xiii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xiv) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, Trebia shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Trebia Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Trebia or its Subsidiaries may be a party.

Section 11.03. Sponsor Agreement Matters. Trebia shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Trebia in the Sponsor Agreement and otherwise comply with its obligations thereunder and, without limiting S1 Holdco and Protected’s rights thereunder or pursuant to Section 15.13, to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Trebia shall give S1 Holdco and Protected, prompt (and, in any event within one (1) Business Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to Trebia, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 11.04. Trebia Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Trebia or their respective Subsidiaries by third parties that may be in Trebia’s or their respective Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Trebia would result in the loss of attorney-client privilege or other privilege from disclosure, Trebia shall afford to S1 Holdco and Protected and their respective Affiliates and Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to its respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Trebia and their respective Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Trebia that are in the possession of Trebia, in each case as S1 Holdco and Protected and their respective

Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by S1 Holdco and Protected and their respective Affiliates and Representatives under this Agreement shall be kept confidential.

Section 11.05. Trebia NYSE Listing. From the date hereof through the Closing, Trebia shall use reasonable best efforts to (a) ensure Trebia remains listed as a public company on, and for Trebia Class A Ordinary Shares and Trebia Warrants to be listed on, the NYSE, (b) prepare and submit to the NYSE a listing application, if required under NYSE rules, covering the shares of Trebia Common Stock and Trebia Warrants and (c) obtain approval for the listing of such shares of Trebia Common Stock and Trebia Warrants. Each of S1 Holdco and Protected shall, and shall cause their respective Subsidiaries to, reasonably cooperate with Trebia with respect to such listing.

Section 11.06. Trebia Public Filings. From the date hereof through the Closing, Trebia will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 11.07. Section 16 Matters. Prior to the Effective Time, Trebia shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of Trebia Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Trebia to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 11.08. Omnibus Incentive Plan. Prior to the Closing Date, Trebia shall, subject to obtaining the approval of the stockholders of Trebia for the Omnibus Incentive Plan Proposal, adopt, the Trebia 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of Trebia Class A Common Stock as set forth in the Omnibus Incentive Plan, subject to annual increases as provided therein. Subject to approval of the Omnibus Incentive Plan by Trebia’s stockholders, following the Effective Time Trebia shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Trebia Class A Common Stock issuable under the Omnibus Incentive Plan and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Omnibus Incentive Plan remain outstanding.

Section 11.09. Qualification as an Emerging Growth Company. Trebia shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Trebia to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 11.10. Domestication. Subject to receipt of the Required Trebia Shareholder Approvals, no later than the calendar day prior to the day on which the Closing occurs, Trebia shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to S1 Holdco, together with the Trebia Certificate of Incorporation in substantially the form attached as Exhibit A hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Trebia Bylaws in substantially the form attached as Exhibit B hereto, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Trebia, (i) each Trebia Class B Ordinary Share (other than the Founder Earnout Shares and the Seller Earnout

Shares) will convert automatically into one (1) share of Trebia Class A Common Stock, (ii) each Founder Earnout Share will convert automatically into one (1) share of Trebia Class D Common Stock, (iii) 1,450,000 shares of Trebia Class B Ordinary Shares held by the Founders shall be forfeited and (iv) each then issued and outstanding Trebia Warrant will convert automatically into a warrant to acquire one (1) share of Trebia Common Stock.

Section 11.11. Termination of Forward Purchase Agreement. Prior to the Closing, Trebia agrees that it shall terminate the Forward Purchase Agreement with no ongoing liabilities of Trebia thereunder and shall take all actions necessary to effectuate the foregoing.

Section 11.12. Financing.

(a) Prior to the Closing, each Trebia Party shall use its commercially reasonable efforts to take, or cause to be taken, and shall use its commercially reasonable efforts to cause its Representatives to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and subject only to the terms and conditions contemplated by the Debt Commitment Letter (as such terms may be modified or adjusted in accordance with the “flex” provisions contained in the Debt Fee Letter), or in each case, on other terms acceptable to Trebia which would not (A) reduce the aggregate amount of the Debt Financing to an amount that is, when taken together with the Cannae Backstop Amount, available cash, cash equivalents and marketable securities of S1 Holdco and its Subsidiaries and Protected and its Subsidiaries and any increase (including amounts otherwise available under the Debt Financing) in the Debt Financing sufficient for Trebia to pay the amounts required to be paid by Trebia pursuant to this Agreement on the Closing Date and all related fees and expenses at the Closing or (B) impose new or additional conditions precedent to the receipt of the Debt Financing that would reasonably be expected to materially delay or prevent the Closing), (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to any Trebia Party that are within its control in order for the Trebia Parties to obtain the Debt Financing as set forth in the Debt Commitment Letter and the definitive agreements related to the Debt Financing and (iv) enforce their rights under the Debt Commitment Letter. If all conditions to the Debt Commitment Letter have been satisfied or are capable of being satisfied (other than conditions that, by their nature, are to be satisfied at the Closing), each Trebia Party shall use its commercially reasonable efforts to cause the Debt Financing Sources, under the Debt Commitment Letter to fund on the Closing Date the Debt Financing required to pay the amounts required to be paid by Trebia pursuant to this Agreement on the Closing Date.

(b) Trebia shall give Sellers prompt written notice of (i) any amendment to the Debt Commitment Letter (together with a copy of such amendment) (other than any amendment that add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter on the date of this Agreement), (ii) any breach or threatened breach (or any event or circumstance that, with or without notice, lapse of time or both, could or could reasonably be expected to give rise to any breach) of the Debt Commitment Letter of which Trebia becomes aware, (iii) the receipt, on or prior to the Closing Date, of any written notice or other written communication from any Debt Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter, and (iv) any action or event that would be reasonably expected to result in the Debt Financing (when taken together with the Cannae Backstop Amount (including any increase)) becoming insufficient to pay the amounts required to be paid by Trebia pursuant to this Agreement on the Closing Date and all related fees and expenses at the Closing. If any portion of the Debt Financing becomes unavailable, each Trebia Party shall, as promptly as practicable, use its commercially reasonable efforts to arrange to obtain alternative financing on terms and conditions not materially less favorable to Trebia than the terms and conditions in the Debt Commitment Letter and in an amount sufficient when taken together with the Cannae Backstop Amount (including any increase) to consummate the transactions contemplated by this Agreement and on terms and conditions that comply with Section 11.12(c) below as soon as practicable following the occurrence of such event. Each Trebia Party shall, at the written request of Sellers, keep Sellers reasonably informed of the status of its efforts to arrange the Debt Financing, including any alternative financing as contemplated in Section 11.12(c).

(c) Notwithstanding anything contained in this Section 11.12 or in any other provision of this Agreement, Trebia shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter or substitute other debt financing for all or any portion of the Debt Financing from the same or alternative Debt Financing Sources; provided that any such amendment, restatement, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of Sellers in their reasonable discretion, (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (other than a result of the application of the “flex” provisions of the Debt Fee Letter)) below the amount required to be paid by Trebia pursuant to this Agreement on the Closing Date (taking into account any increase of alternate available sources to finance the payment of such amounts), (ii) impose new or additional conditions or contingencies or otherwise expand, amend or modify any of the conditions or contingencies to the Debt Financing that would reasonably be expected to materially delay or prevent the Closing or (iii) be reasonably expected to (x) prevent or delay or impair the ability of the Trebia Parties to consummate the transactions contemplated hereby or (y) materially and adversely impact the ability of each Trebia Party to enforce its rights against the other parties to the Debt Commitment Letter. Other than in connection with (x) an amendment, restatement, replacement, supplementation or otherwise modification contemplated by this Section 11.12(c) or (y) adding commitment parties, agents, coagents, lenders, arrangers, joint bookrunners or other Persons that have not executed the Debt Commitment Letter as of the date hereof, no Trebia Party shall release or consent to the termination of the obligations of the Debt Financing Sources under the Debt Commitment Letter. Trebia shall promptly deliver (subject to customary redactions) to Sellers true and complete copies of any such amendment, restatement, replacement, supplement, modification, substitution or waiver; provided that Trebia may replace, amend, supplement or modify the Debt Commitment Letter for the purpose of adding agents, coagents, lenders, arrangers, joint bookrunners or other Persons that have not executed the Debt Commitment Letter as of the date hereof. If the Debt Commitment Letter is replaced, amended, supplemented or modified, including as a result of obtaining alternative financing in accordance with this Section 11.12(c), or if Trebia substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 11.12(c), Trebia shall comply with its obligations in this Agreement, including this Section 11.12(c), with respect to the Debt Commitment Letter as so replaced, amended, supplemented or modified to the same extent that Trebia was obligated to comply prior to the Debt Commitment Letter being replaced, amended, supplemented or modified.

(d) For purposes of this Agreement (other than with respect to representations made by the Trebia Parties as of the date hereof), references to (i) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, restated, replaced or substituted by Section 11.12(c), (ii) “Debt Commitment Letter” shall also include any fee letters or engagement letters (each of which has been provided to Sellers prior to the date hereof) and any amendment, modification, restatement, supplement and replacement or substitution permitted by Section 11.12(c), along with any “flex provisions” or other similar terms set forth therein and (iii) “Debt Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to the Debt Commitment Letter, as permitted to be amended, modified, supplemented, restated, replaced or substituted by Section 11.12(c).

Section 11.13. Issuance of RSUs. Within five (5) days following the Closing, subject to approval of the following grants by the Trebia Shareholders, Trebia will grant to each of Mr. Blend and JDI an award of 725,000 Trebia RSUs (the “Post-Closing RSUs”). The Post-Closing RSUs will vest upon the occurrence of a

Class D Conversion Event (as defined in the Trebia Organizational Documents) occurring within five (5) years after the Closing Date (and shall be forfeited on such fifth (5th) anniversary of the Closing Date if no Class D Conversion Event has occurred on or prior thereto), and shall further be subject to other customary terms and conditions set forth in restricted stock unit award agreements, to be entered into between Trebia and each of Mr. Blend and JDI (consistent with the foregoing vesting terms), which will evidence the grants of the Post-Closing RSUs.

ARTICLE XII

JOINT COVENANTS

Section 12.01. Regulatory Approvals.

(a) Each of the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Proxy Statement / Prospectus, filing fees payable pursuant to the HSR Act or other Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information) (i) required under any applicable Antitrust Laws or other applicable Laws, (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws, to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions. Each party hereto shall provide to the other parties copies of all substantive correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 12.01. Each of the parties hereto shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No party hereto shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a party is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep the other party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another so as to mutually agree on any strategies and decisions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 12.01(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Trebia or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 12.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act.

(c) Without limiting the generality of the undertakings pursuant to this Section 12.01, each party hereto shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof (and, in the case of filings under the HSR Act, no later than 10 Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Antitrust Law regarding preacquisition notifications for the purpose of competition reviews). Trebia shall supply as promptly as practicable any additional information and documentary material relating to Trebia and the Sponsor Persons that may be requested by any Governmental Authority and furnish to the other parties such necessary information and reasonable assistance as the other parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including, with respect to Trebia and the Sponsor Persons, providing financial information and certificates as well as personal information of senior management, directors or control persons, and requesting that individuals with appropriate seniority and expertise make themselves available to participate in discussions or hearings). Trebia shall cause the filings made by it (or by its ultimate parent entity, if applicable) under the HSR Act to be considered for grant of “early termination,” (to the extent available) and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. In furtherance and not in limitation of the foregoing, Trebia shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to (i) Trebia (including any of its directors, officers, employees, partners, members, shareholders or control persons) and (ii) Trebia’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates (including to the extent required pursuant to the Sponsor Agreement, if so required).

(d) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties hereto shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by the parties hereto to litigate in connection with such matters must be mutually agreed by Trebia, S1 Holdco and Protected.

(e) Notwithstanding the foregoing, Trebia shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of Trebia or its controlled Affiliates and any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Trebia’s or its controlled Affiliates’ freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of Trebia and its controlled Affiliates or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date.

(f) From the date of this Agreement until Closing, Trebia shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, (iv) be reasonably expected to result in the failure to satisfy a condition to the Debt Financing or the Cannae Backstop Amount, as applicable, or (v) otherwise prevent or delay the consummation of the Transactions.

(g) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require S1 Holdco, Protected or any of their respective Subsidiaries or Affiliates to (i) take, or cause to be taken, any action, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, other than with respect to S1 Holdco, Protected or any of their respective Subsidiaries (provided any action taken is conditioned upon the Closing) or (ii) provide, or cause to be provided, (A) nonpublic or other confidential financial or sensitive personally identifiable information of Court Square or any of its or their Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Seller Related Person”) (other than such information with respect to the officers and directors of S1 Holdco and the System1 Subsidiaries which may be provided to a Governmental Authority on a confidential basis) or (B) any other nonpublic, proprietary or other confidential information of a Seller Related Person that exceeds the scope of information that such Seller Related Person has historically supplied in connection with a similar governmental filing or notification.

Section 12.02. Support of Transaction. Without limiting any covenant contained in Article VIII, Article X, Article XI or Article XII including the obligations of the Parties with respect to the notifications, filings, reaffirmations and applications described in Section 12.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 12.02, the Parties shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of the Parties or their respective controlled Affiliates are required to obtain in order to consummate the Transactions, provided that, S1 Holdco and Protected and their respective Subsidiaries shall not be required to seek any such required consents or approvals of third party counterparties to System1 Material Contracts or Protected Material Contracts to the extent such Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by S1 Holdco, Protected and Trebia, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Trebia, S1 Holdco,

Protected or any of their respective Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which S1 Holdco or Protected or any of their respective Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 12.03. Preparation of Proxy Statement / Prospectus; Trebia Special Meeting.

(a) Proxy Statement / Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the later of (A) three Business Days following the delivery of the Required S1 Bank Financial Information and the Required Protected Bank Financial Information, and (B) August 6, 2021), Trebia shall file, and each of S1 Holdco and Protected will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Trebia to file, with the SEC, a registration statement on Form S-4, proxy statement or other applicable form in connection with the Mergers and in connection with the Special Meeting, including any amendments thereto (the “Proxy Statement / Prospectus”) to be sent to the shareholders of Trebia in advance of the Special Meeting with respect to, among other things: (A) providing Trebia Shareholders with the opportunity to redeem Trebia Class A Ordinary Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “Trebia Shareholder Redemption”); and (B) soliciting proxies from holders of Trebia Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Trebia Common Stock in connection with the Transactions as may be required under NYSE listing requirements; (3) the adoption of the Trebia Certificate of Incorporation in the form attached as Exhibit A hereto, (4) the approval of the issuance of Post-Closing RSUs and the Trebia RSUs contemplated to be issued pursuant to Section 3.01(g); (the proposals contemplated by clauses (1), (2), (3) and (4) collectively, the “Required Trebia Shareholder Approvals”); (5) the approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”); (6) the election of the members of the Trebia Board as of the Closing in accordance with Section 12.09; (7) any other proposals that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto; and (8) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (clauses (1) through (8), collectively, the “Trebia Shareholder Matters”). Each of Trebia, S1 Holdco and Protected shall use its reasonable best efforts to cause the Proxy Statement / Prospectus to comply with the rules and regulations promulgated by the SEC. Without the prior written consent of S1 Holdco, the Trebia Shareholder Matters shall be the only matters (other than procedural matters) which Trebia shall propose to be acted on by Trebia’s shareholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Each of Trebia, S1 Holdco and Protected, shall furnish all information concerning such party as may reasonably be requested by the other parties in connection with such actions and the preparation of the Proxy Statement / Prospectus. Trebia shall (I) file the definitive Proxy Statement / Prospectus with the SEC, and (II) cause the Proxy Statement / Prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Trebia in accordance with Section 12.03(a)(iv), as promptly as practicable (but in no event later than three (3) Business Days unless otherwise required by applicable Law) following the date that the SEC clears such Proxy Statement / Prospectus (such earlier date, the “SEC Clearance Date”).

(ii) Trebia will advise S1 Holdco promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (C) any request by the SEC for amendment of the Proxy Statement / Prospectus; (D) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (E) requests by the SEC for additional information; and (F) the issuance of any stop order or the suspension of the qualification of the Trebia Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose.

(iii) Prior to filing with the SEC, Trebia will make available to S1 Holdco and Protected and their respective counsel drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide S1 Holdco and Protected and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Trebia shall not file any such documents with the SEC without the prior consent of S1 Holdco (such consent not to be unreasonably withheld, conditioned or delayed). Each of Trebia, S1 Holdco and Protected shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Proxy Statement / Prospectus and any amendment to the Proxy Statement / Prospectus filed in response thereto. If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Trebia shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. If, at any time prior to the Closing, Trebia, S1 Holdco or Protected discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) such Party shall promptly inform the other Parties and (y) each Party shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Proxy Statement / Prospectus. Trebia, S1 Holdco and Protected shall use reasonable best efforts to cause the Proxy Statement / Prospectus to be cleared by the SEC under the Securities Act and the Exchange Act as promptly as practicable after it is filed with the SEC.

(iv) Trebia shall file the Proxy Statement / Prospectus in accordance with the rules and regulations of the Securities Act and the Exchange Act. Trebia, S1 Holdco and Protected shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 35 days following the SEC Clearance Date (subject to Section 12.01(a)), and (ii) cause the Proxy Statement / Prospectus to be disseminated to Trebia Shareholders in compliance with applicable Law.

(b) Trebia Special Meeting. Trebia shall take, in accordance with applicable Law, NYSE rules and the Trebia Organizational Documents, all actions necessary (in its discretion) to duly convene and hold the Special Meeting as promptly as reasonably practicable after the SEC Clearance Date and to obtain the approval of Trebia Shareholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable for the purpose of seeking the approval of Trebia Shareholder Matters. Trebia shall include the Trebia Board Recommendation in the Proxy Statement / Prospectus. The board of directors of Trebia shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Trebia Board Recommendation for any reason. Trebia agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of Trebia Shareholder Matters shall not be affected by any intervening event or circumstance, and Trebia agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit the Trebia Shareholder Matters for the approval of the Trebia Shareholders, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement,

Trebia shall be entitled to (and, in the case of the following clauses (i), (ii) and (iii), at the request of S1 Holdco and Protected, shall) postpone or adjourn the Special Meeting for a period of no longer than 20 days if: (i) necessary to ensure that any supplement or amendment to the Proxy Statement / Prospectus that is required by applicable Law is disclosed to Trebia Shareholders and for such supplement or amendment to be promptly disseminated to Trebia Shareholders prior to the Special Meeting; (ii) if a postponement or adjournment is required by applicable Law; (iii) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus), there are insufficient Trebia Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of Trebia Shareholder Matters or satisfying the condition set forth in Section 13.03(c) hereof; provided, that in the event of any such postponement or adjournment, Trebia shall keep S1 Holdco and Protected reasonably informed regarding all matters relating to the Trebia Shareholder Matters and the Special Meeting and the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 12.04. Exclusivity.

(a) During the Interim Period, S1 Holdco and Protected, the CSC Blockers and OpenMail shall not take, nor shall S1 Holdco, Protected, the CSC Blockers, or OpenMail permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Trebia and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of S1 Holdco’s, Protected’s, the CSC Blockers’, or OpenMail’s equity securities or the issuance and sale of any securities of, or membership interests in, S1 Holdco, Protected, the CSC Blockers or OpenMail or their respective Subsidiaries (other than any purchases of equity securities by any such party from employees of such party or their respective Subsidiaries) or any merger or sale of substantial assets involving S1 Holdco, Protected, the CSC Blockers, or OpenMail or their respective Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 9.01 or Section 10.01 (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). S1 Holdco, Protected, the CSC Blockers, the Blocker Parents, the Court Square GPs, and OpenMail shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Trebia shall not take, nor shall it permit any of its respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than S1 Holdco, Protected, the CSC Blockers, or OpenMail, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with S1 Holdco, Protected, the CSC Blockers, or OpenMail, their respective equityholders and their respective Affiliates and Representatives. Trebia shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 12.05. Tax Matters.

(a) Trebia shall file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documents. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

(b) For U.S. federal income Tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment), each of the Parties intends that (i) the S1 Contribution shall be disregarded, (ii) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (iii) the Protected Rollover, the Protected Merger and the LLC Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, (iv) the S1 Holdco Recapitalization will be treated as a non-taxable recapitalization of the equity of S1 Holdco, (v) the conversion of S1 into a corporation will be governed by Section 351 of the Code, and (vi) the Blocker Mergers shall be governed by Section 332 of the Code, and (vii) the Protected Contribution will be treated as a transaction governed by Section 721 of the Code (the intended tax treatment set forth in clauses (i) through (vii) collectively, “Intended Tax Treatment”). This Agreement is hereby adopted as and shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Domestication and the Protected Rollover, Protected Merger and LLC Merger and a “plan of liquidation” for the CSC Blockers with respect to the Blocker Mergers.

(c) Trebia, S1 Holdco and Protected and their respective Subsidiaries intend for the Transactions to qualify for the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other affected Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) No Party shall take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Tax Treatment.

(e) The Parties shall use reasonable best efforts to execute and deliver any representations reasonably requested by counsel or other advisors to Trebia or counsel or other advisors to S1 Holdco or Protected, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions, at such time or times as may be reasonably requested by counsel to Trebia or counsel to S1 Holdco or Protected. For the avoidance of doubt, any tax opinions to be delivered by counsel to Trebia or counsel to S1 Holdco or Protected shall not be a condition to Closing under this Agreement.

(f) The Unitholder Representative shall prepare, or cause to be prepared, at the expense of S1 Holdco, all income Tax Returns with respect to Pass-Through Income Taxes of S1 Holdco (and the System1 Subsidiaries) for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) that are due after the Closing Date (taking into account applicable extensions) (each, a “Pass-Through Return”). Each Pass-Through Return shall be prepared in a manner consistent with S1 Holdco’s (or such System1 Subsidiary’s) past practice except to the extent otherwise required by applicable Law or as set forth herein. Each Pass-Through Return, as prepared by the Unitholder Representative, shall be submitted to each of the Court Square GPs and Trebia for their review and approval no later than 45 days prior to its due date (taking into account applicable extensions). Trebia and the Court Square GPs shall each propose any comments on such Pass-Through Returns no later than 25 days prior to their due date (taking into account applicable extensions), and the Unitholder Representative, the Court Square GPs and Trebia shall in good faith cooperate to resolve any disagreements. Any such disagreement that remains unresolved 15 days prior to the due date for filing such Pass-Through Return (taking into account applicable extensions) shall be promptly submitted to a mutually acceptable nationally recognized independent accounting firm (acting as expert, not as arbitrator), which shall resolve each disagreement as soon as reasonably practicable. The determination(s) of such accounting firm shall be final and binding. The fees of such accounting firm shall be borne equally by the Unitholder Representative, the Court Square GPs and Trebia. In no event shall any disagreement delay the timely filing of any Pass-Through Return; provided that such Pass-Through Return shall be amended upon resolution of such disagreement in accordance with the foregoing provisions of this paragraph. Trebia shall cause all Pass-Through Returns, as finally determined by such accounting firm or by mutual agreement, or (pending resolution of any unresolved disagreement in accordance herewith) as prepared by the Unitholder Representative, to be timely filed and will promptly provide a copy of all filed Pass-Through Returns to the Unitholder Representative.

(g) All Tax Returns of S1 Holdco and the System1 Subsidiaries other than Pass-Through Returns described in Section 12.05(f) that are due after the Closing Date (taking into account applicable extensions) shall be prepared and filed in accordance with the terms of the S1 Holdco Operating Agreement; provided that, each income Tax Return of S1 Holdco and any System1 Subsidiary that is a partnership for U.S. federal income Tax purposes for a Straddle Period (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (iii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election, and (iv) shall be prepared in a manner such that any items of deduction, loss, or credit for income Tax purposes of S1 Holdco and its Subsidiaries attributable to the Transactions (including, for the avoidance of doubt, any deductions arising from payments in respect of the Value Creation Units) are allocated to a Pre-Closing Tax Period to the extent more likely than not permitted by applicable Tax Law (and, in the case of deductions relating to the OpenMail VCUs, are allocated to OpenMail or its members, as applicable, to the maximum extent permitted by applicable Tax Law).

(h) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to a Pass-Through Return (a “Tax Contest”), (i) Trebia will, within 15 days of it (or any of its Subsidiaries) being notified of such Tax Contest, notify the Unitholder Representative of such Tax Contest in writing, (ii) the Unitholder Representative, or a person designated by the Unitholder Representative, shall be the “partnership representative” within the meaning of Section 6223 of the Code or similar representative for purposes of such Tax Contest (the “Partnership Representative”) and shall make, or cause to be made, an election under Section 6226 of the Code (and any similar election under state or local Tax Law) and (iii) to the extent the Partnership Representative fails to make an election under Section 6226 of the Code (or similar provision of state or local tax Law) as required by the preceding clause (ii), the Partnership Representative shall use reasonable best efforts to reduce the amount of any Taxes that could be payable by the Trebia Parties, S1 Holdco or any System1 Subsidiary as a result of such Tax Contest (including pursuant to Section 6225(c) of the Code). With respect to any tax audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to a Tax Return relating to Pass-Through Income Taxes of S1 Holdco or the System1 Subsidiaries for a Straddle Period, S1 Holdco (and, as applicable, its “Tax Matters Partner” as defined in the New S1 Holdco Operating Agreement) shall not settle or resolve any portion of such tax audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to the portion of the Straddle Period ending on the Closing Date without the prior written consent of the Unitholder Representative (which may not be unreasonably withheld, conditioned or delayed).

(i) Within 90 days following the Closing Date, (i) Trebia will prepare, and deliver to each of the Unitholder Representative and the Court Square GPs, an allocation statement allocating the applicable portion of the S1 Holdco Closing Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes in connection with Trebia’s acquisition of S1 Holdco Units among the direct and indirect assets of S1 Holdco (and entities disregarded as separate from S1 Holdco) in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within 45 days after the receipt of the Allocation, either the Unitholder Representative or the Court Square GPs may propose any changes to the Allocation, and each of the Court Square GPs, the Unitholder Representative and Trebia shall cooperate in good faith to resolve any disagreements. If Trebia, the Court Square GPs and the Unitholder Representative do not, within 10 days, resolve all disagreements, each disagreement shall be submitted to a mutually acceptable nationally recognized independent accounting firm (acting as expert, not as arbitrator), which shall resolve such disagreements in accordance with the principles and procedures of Section 12.05(f). The Allocation, as mutually agreed or as finally determined by such accounting firm, shall be final and binding.

(j) Each Party and the Unitholder Representative shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party and the Unitholder Representative, in connection with the preparation and filing of Tax Returns or any Tax Contest. Such cooperation shall include the provision of available records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation with respect thereto.

Section 12.06. Confidentiality; Publicity.

(a) Trebia acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of S1 Holdco, Protected, and Trebia (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case the applicable Party shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication, prior to announcement or issuance; provided, however, that, subject to this Section 12.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to this Section 12.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 12.06(b), nothing herein shall modify or affect Trebia’s obligations pursuant to Section 12.03.

Section 12.07. Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 12.08. Transaction Agreements. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Stockholders Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the S1 Holdco Operating Agreement and the other Transaction Agreements to which it is contemplated to be a party, and Trebia shall cause the Trebia Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware shall have adopted the Trebia Bylaws; provided, that, (i) S1 Holdco, Protected, the CSC Blockers and OpenMail will use reasonable best efforts to deliver the signature of any individual employed by S1 Holdco, Protected, the CSC Blockers and OpenMail who is contemplated by this Agreement to be party to any such agreement but no such signature shall be a required to comply with this Section 12.08 and (ii) any such agreement shall not be effective unless and until the Closing occurs.

Section 12.09. Trebia Board of Directors; Post Closing Officers. Each of Trebia, S1 Holdco and Protected shall take, or cause to be taken, the actions set forth in this Section 12.09 prior to the Closing:

(a) Trebia shall (i) cause each Person serving and not continuing as a member of the board of directors of Trebia to resign from such position, effective upon the Closing, and (ii) elect or otherwise cause Persons designated on Section 12.09(a) of the Disclosure Schedules to comprise the entire board of directors of Trebia, effective upon the Closing; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NYSE and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of Trebia.

(b) Trebia shall (i) cause each Person serving and not continuing as an officer of Trebia to resign from such position, effective upon the Closing, and (ii) appoint or otherwise cause to be appointed each Person designated by the board of directors of Trebia as an officer of Trebia, effective upon the Closing.

(c) Each of Trebia, S1 Holdco and Protected shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 12.09(b) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 12.09(b) and (y) S1 Holdco, Protected or Trebia, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 12.10. Treatment of Value Creation Units.

(a) The Parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “Qualifying Liquidity Event” (as defined in each VCU Plan) for purposes of the Value Creation Units and each VCU Plan and, accordingly, at the Effective Time, each then-outstanding Value Creation Unit will satisfy the “Qualifying Liquidity Event Vesting Component” (as defined in the applicable VCU Plan). Each Value Creation Unit that, as of a given date and after giving effect to the preceding two sentences, is or becomes a Fully-Vested Value Creation Unit (within the meaning of the applicable VCU Plan) is referred to herein as a “Vested VCU”, each Value Creation Unit that is not a Vested VCU as of a given date is referred to herein as an “Unvested VCU”, and any date on which a Value Creation Unit becomes a Fully-Vested Value Creation Unit is referred to herein as a “VCU Vesting Date.”

(b) Effective as of the Effective Time, each Value Creation Unit will be cancelled and terminated and, in exchange therefor, the holder of such Value Creation Unit shall be entitled to the consideration set forth on the Allocation Schedule (which shall be paid or provided as set forth in this Agreement and the Allocation Schedule) and shall have no further rights with respect to any Value Creation Unit.

(c) Any portion of the VCU Escrow Amount payable with respect to any Unvested VCU shall (i) be earned on the date(s) on which the Unvested VCU would otherwise have become a Service-Vested Value Creation Unit (within the meaning of the applicable VCU Plan) in accordance with the service-vesting schedule that applied to such Unvested VCU immediately prior to the Effective Time (the “VCU Vesting Schedule”), subject to the applicable holder’s continued employment or service (as required under the applicable award agreement) with Trebia or its Subsidiaries through the applicable VCU Vesting Date, and (ii) be paid to the applicable Unvested VCU holder on or within thirty (30) days following the applicable VCU Vesting Date or, if later, on the date on which corresponding amounts are paid to Sellers generally. Any portion of the VCU Escrow Amount which is not paid to a former holder of Unvested VCUs due to the applicable holder’s termination of employment or service with Trebia or its Subsidiaries (as applicable) prior to an applicable VCU Vesting Date shall be paid to OpenMail (or its successors), the Redeemed OM Members, and each holder of Protected Common Stock immediately prior to the Effective Time (each in accordance with its pro rata share, as set forth in the Allocation Schedule) no later than ten (10) days after the end of the calendar quarter in which such termination of employment or service occurs.

(d) Any Trebia RSUs issued pursuant to Section 3.01(g) in respect of Unvested VCUs shall (i) vest following the Effective Time in accordance with the applicable VCU Vesting Schedule, subject to the applicable holder’s continued employment or service (as required under the applicable award agreement) with Trebia or its Subsidiaries through such vesting date(s), and (ii) be paid to the applicable Unvested VCU holder in shares of Trebia Class A Common Stock on or within thirty (30) days following the date on which such Trebia RSUs become vested. Any withholding taxes required to be withheld upon vesting or payment of Trebia RSUs pursuant to this Section 12.10(d) may be satisfied, at the election of the recipient of Trebia Class A Common Stock in respect of such Trebia RSUs, by Trebia retaining that number of shares of Trebia Class A Common Stock otherwise issuable to such holder in respect of such Trebia RSUs having a value equal to the aggregate amount of such required withholding taxes (in any case, based on maximum statutory withholding rates). If any Trebia RSUs are forfeited prior to vesting due to the applicable holder’s termination of employment or service with Trebia or its Subsidiaries, Trebia shall issue to OpenMail (or its successors), the Redeemed OM Members, and each holder of Protected Common Stock immediately prior to the Effective Time (each in accordance with its pro rata share, as set forth in the Allocation Schedule), no later than ten (10) days after the end of the calendar quarter in which such Trebia RSUs were forfeited, a number of shares of Trebia Class A Common Stock equal to the number of such forfeited Trebia RSUs.

(e) S1 Holdco shall cause each VCU Plan to terminate effective no later than the Effective Time.

(f) At the Effective Time, Trebia and S1 Holdco shall give effect to the VCU Assumption Issuance.

Section 12.11. EBITDA Based Bonus Pools.

(a) If, on or prior to December 31, 2023, Protected LTM Cash EBITDA (the “2023 Earnout Threshold”) has equaled or exceeded $55,000,000, as reasonably determined by the Trebia Board, acting in good faith, Trebia will promptly make available a bonus pool of a number of shares of Trebia Class A Common Stock equal to $50,000,000 divided by the relevant Trebia Stock Price (the “Year 3 Stock Bonus Pool”). The Year 3 Stock Bonus Pool shall be paid to Year 3 Eligible Recipients, in fully-vested shares of Trebia Class A Common Stock, subject to applicable tax withholding, no later than thirty (30) days following December 31, 2023, and shall be allocated among Year 3 Eligible Recipients as determined by Chris Phillips in his sole discretion (or, if Chris Phillips is not a Trebia Service Provider as of December 31, 2023 (other than as a result of a non-Cause termination by Trebia or its Subsidiaries), by the Trebia Board).

(b) If, on or prior to December 31, 2024, Protected LTM Cash EBITDA (the “2024 Earnout Threshold” and, together with the 2023 Earnout Threshold, the “Earnout Thresholds”) has equaled or exceeded $65,000,000, as reasonably determined by the Trebia Board, acting in good faith, Trebia will promptly make available a bonus pool of a number of shares of Trebia Class A Common Stock equal to $50,000,000 divided by the relevant Trebia Stock Price (the “Year 4 Stock Bonus Pool”). The Year 4 Stock Bonus Pool shall be paid to Year 4 Eligible Recipients, in fully-vested shares of Trebia Class A Common Stock, subject to applicable tax withholding, no later than thirty (30) days following December 31, 2024, and shall be allocated among Year 4 Eligible Recipients as determined by Chris Phillips in his sole discretion (or, if Chris Phillips is not a Trebia Service Provider as of December 31, 2024 (other than as a result of a non-Cause termination by Trebia or its Subsidiaries), by the Trebia Board).

(c) Any withholding taxes required to be withheld from the amounts payable pursuant to the Year 3 Stock Bonus Pool or Year 4 Stock Bonus Pool pursuant to this Section 12.11 may be satisfied, at the election of the applicable Year 3 Eligible Recipient or Year 4 Eligible Recipient (as applicable) (A) through an open-market, broker-assisted sales transaction, on terms subject to the approval of Trebia, pursuant to which Trebia is promptly delivered the amount of proceeds necessary to satisfy the required withholding taxes (based on maximum statutory withholding rates), or (B) if Trebia is subject to a Black-Out Period at the time the withholding obligation arises, such withholding taxes will be satisfied by Trebia retaining that number of shares of Trebia Class A Common Stock otherwise issuable to the applicable Year 3 Eligible

Recipient or Year 4 Eligible Recipient, as applicable, under such Year 3 Stock Bonus Pool and/or Year 4 Stock Bonus Pool having a value equal to the aggregate amount of such required withholding taxes (based on maximum statutory withholding rates).

(d) From Closing until December 31, 2024, (a) Trebia agrees to operate the business of Protected and its Subsidiaries in good faith and not to take actions with the primary intent of frustrating achievement of the Earnout Thresholds, and (b) Protected agrees that it shall, subject to clause (a) operate the business of Protected and its Subsidiaries in the manner agreed jointly between the board of Protected and the board of Trebia.

ARTICLE XIII

CONDITIONS TO OBLIGATIONS

Section 13.01. Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Act. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period(s) (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have been obtained, shall have been received or shall have been expired or terminated, as the case may be.

(b) Regulatory Approvals. All required consents and approvals from the Governmental Authorities set forth on Section 13.01(b) of the Disclosure Schedules shall have been obtained.

(c) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, provided the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Transactions.

(d) Net Tangible Assets. Trebia shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to any payments required to be made in connection with the Trebia Shareholder Redemption.

(e) Available Cash Amount. The Available Cash Amount (x) shall not be less than $469,250,000 or (y) in the case that an Additional Seller Backstop Election has been made pursuant to Section 2.02(c), shall not be less than $417,500,000.

(f) Stockholder Approval. The Required Trebia Shareholder Approvals shall have been obtained.

(g) NYSE. The Trebia Class A Common Stock shall have been approved for listing on the NYSE.

Section 13.02. Additional Conditions to Obligations of Trebia. The obligations of Trebia to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Trebia:

(a) Representations and Warranties.

(i) Each of (A) the representations and warranties of S1 Holdco contained in Section 5.01 (Corporate Organization of S1 Holdco) (which are not qualified by Material Adverse Effect), Section 5.03 (Due Authorization), Section 5.06 (Current Capitalization) and Section 5.23 (Brokers’ Fees), (collectively, the “Specified System1 Representations”), (B) the representations and warranties of Protected contained in Section 6.01 (Corporate Organization of Protected) (which are not qualified by Material Adverse Effect), Section 6.03 (Due Authorization), Section 6.06 (Current Capitalization) and Section 6.23 (Brokers’ Fees), (collectively, the “Specified Protected Representations”), (C) the representations and warranties of each CSC Blocker; Court Square GP and Blocker Parent contained in Section 8.01(a) (Organization) (which are not qualified by material adverse effect), Section 8.01(b) (Due Authorization), Section 8.01(e) (Capitalization), Section 8.01(f) (Title to the S1 LLC Interests), Section 8.01(h) (Holding Company; Ownership) and Section 8.01(j) (Brokers’ Fees) (collectively, the “Specified CS Representations”), (D) the representations and warranties of OpenMail contained in Section 8.02(a) (Organization) (which are not qualified by material adverse effect), Section 8.02(b) (Due Authorization), 8.02(e) (Title to OpenMail S1 Units) and Section 8.02(g) (Brokers’ Fees) (collectively, the “Specified OM Representations”), (E) the representations and warranties of each Redeemed OM Member contained in Section 8.03(a) (Organization) (which are not qualified by material adverse effect), Section 8.03(b) (Due Authorization), Section 8.03(e) (Title to Redeemed OM Members S1 Units) and Section 8.03(g) (Brokers’ Fees) (collectively, the “Specified Redeemed OM Member Representations”), and (F) the representations and warranties of each Protected Rollover Party contained in Section 8.04(a) (Organization) (which are not qualified by material adverse effect), Section 8.04(b) (Due Authorization), 8.04(e) (Title to Protected Rollover Shares) and Section 8.04(g) (Brokers’ Fees) (collectively, the “Specified Protected Rollover Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of (A) S1 Holdco contained in Section 5.01 (Corporate Organization of S1 Holdco) that are qualified by Material Adverse Effect and in Section 5.22(a) (No Material Adverse Effect), (B) Protected contained in Section 6.01 (Corporate Organization of Protected) that are qualified by Material Adverse Effect and in Section 5.22(a) (No Material Adverse Effect), (C) the CSC Blockers, Court Square GPs and Blocker Parents contained in Section 8.01(a) (Organization) that are qualified by material adverse effect, (D) OpenMail contained in Section 8.02(a) (Organization) that are qualified by material adverse effect, (E) Redeemed OM Members contained in Section 8.03(a) (Organization) that are qualified by material adverse effect, and (F) the Protected Rollover Parties contained in Section 8.04(a) (Organization) that are qualified by material adverse effect, shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of (A) S1 Holdco contained in Article V (other than the Specified System1 Representations and the representations and warranties of S1 Holdco contained in Section 5.01 that are qualified by Material Adverse Effect and in Section 5.22(a)), (B) Protected contained in Article VI (other than the Specified Protected Representations and the representations and warranties of Protected contained in Section 6.01 that are qualified by Material Adverse Effect and in Section 6.22(a)), (C) the CSC Blockers, Court Square GPs and Blocker Parents contained in Section 8.01 (other than the Specified CS Representations and the representations and warranties of the CSC Blockers, Court Square GPs and Blocker Parents contained in Section 8.01(a) that are qualified by material adverse effect), (D) OpenMail contained in Section 8.02(a) (other than the Specified OM Representations and the representations and warranties of OpenMail contained in Section 8.02(a) that are qualified by material adverse effect), (E) the Redeemed OM Members contained in Section 8.03 (other than the Specified Redeemed OM Member Representations and the representations and warranties of the Redeemed OM Members contained in Section 8.03(a) that are qualified by material adverse effect) and (F) the Protected Rollover Parties contained in Section 8.04 (other than the Specified Protected Rollover Representations and the representations and warranties contained in Section 8.04(a) that are qualified by material adverse effect) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The respective covenants and agreements of S1 Holdco, Protected, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, the Redeemed OM Members and the Protected Rollover Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. S1 Holdco, Protected, each CSC Blocker, each Court Square GP, each Blocker Parent, OpenMail, each Redeemed OM Member and each Protected Rollover Party shall have delivered to Trebia a certificate signed by an authorized officer of such Party, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 13.02(a) and Section 13.02(b) have been fulfilled with respect to such Party.

(d) Closing Deliverables. Each other signatory thereto shall have delivered to Trebia an executed copy of the Stockholders Agreement, the Registration Rights Agreement, the New S1 Holdco Operating Agreement and the Tax Receivable Agreement, duly executed by such Person.

(e) Equityholder Approvals. The S1 Holdco Written Consent and the Protected Written Consent shall have been obtained and delivered to Trebia.

(f) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to either S1 Holdco or Protected.

(g) Renewal Contract. S1 Holdco or one or more of the System1 Subsidiaries will have entered into a Contract with the counterparty listed on Schedule 13.02(g)(i) of the Disclosure Schedules or one or more of its Affiliates on substantially the form provided to Trebia prior to the date hereof (the “New Contract”) and such New Contract shall provide for pricing which is not materially less favorable and a substantially similar scope of services (other than the removal of services for approved mobile applications), in each case, as compared to the pricing and scope of services contained in the Contract listed on Schedule 13.02(g)(ii) of the Disclosure Schedules (the “Existing Contract”) and a going forward term of the New Contract that expires no earlier than June 30, 2023.

(h) Tax Certifications.

(i) Protected and each CSC Blocker shall have delivered to Trebia either (i) a duly executed Form W-9, or (ii) a certificate, dated as of the Closing Date, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in Protected and such CSC Blocker is not a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(ii) OpenMail and the holders of S1 Holdco Units shall have delivered to Trebia a duly executed statement, in a form reasonably acceptable to Trebia, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code, certifying that Seller is not a “foreign person” within the meaning of Section 1445.

Section 13.03. Additional Conditions to the Obligations of S1 Holdco and Protected. The obligations of S1 Holdco and Protected to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the mutual agreement of S1 Holdco and Protected.

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Trebia Parties contained in Article VII (other than the representations and warranties of Trebia contained in Section 7.01 (Corporate Organization) that are not qualified by Trebia Material Adverse Effect, Section 7.02 (Due Authorization), Section 7.08 (Brokers’ Fees) (collectively, the “Specified Trebia Representations”) and Section 7.13 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Trebia Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Trebia Material Adverse Effect.

(ii) The Specified Trebia Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Trebia Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of Trebia contained in Section 7.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Trebia Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Trebia shall have delivered to S1 Holdco and Protected a certificate signed by an authorized officer of Trebia, to the knowledge and belief of such officer, the conditions specified in Section 13.03(a), Section 13.03(b) and Section 13.03(c) have been fulfilled.

(d) Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, or (ii) to terminate the Sponsor Agreement.

(e) Closing Deliverables. Each other signatory thereto shall have delivered to S1 Holdco an executed copy of the Stockholders Agreement, the New S1 Holdco Operating Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement and shall have delivered to S1 Holdco, duly executed by each such Person.

(f) Domestication. The Domestication shall have occurred as provided in Section 2.01 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to S1 Holdco and Protected.

Section 13.04. Additional Conditions to the Obligations of the CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties. The obligation of CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the CSC Blockers, Court Square GPs, Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties.

(a) Representations and Warranties.

(i) Each of the Specified Trebia Representations, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Trebia Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Trebia Material Adverse Effect.

(ii) The Specified Trebia Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Trebia Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of Trebia contained in Section 7.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Trebia Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Domestication. The Domestication shall have occurred as provided in Section 2.01.

Section 13.05. Frustration of Conditions. None of the Trebia Parties, S1 Holdco, Protected, the CSC Blockers, the Court Square GPs, the Blocker Parents, OpenMail, the Redeemed OM Members and the Protected Rollover Parties may rely on the failure of any condition set forth in this Article XIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 12.01(g).

ARTICLE XIV

TERMINATION/EFFECTIVENESS

Section 14.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of S1 Holdco, Protected and Trebia;

(b) prior to the Closing, by written notice to S1 Holdco and Protected from Trebia if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of S1 Holdco, Protected, any CSC Blocker, any Court Square GP, any Blocker Parent or OpenMail set forth in this Agreement, such that the conditions specified in Section 13.02(a) or Section 13.02(b), would not be satisfied at the Closing (a “Terminating System1/Protected Breach”), except that, if such Terminating System1/Protected Breach is curable by the breaching Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Trebia provides written notice of such violation or breach and the Termination Date) after receipt by S1 Holdco and Protected of notice from Trebia of such breach, but only as long as the breaching Party continues to use its commercially reasonable efforts to cure such Terminating System1/Protected Breach (the “System1/Protected Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating System1/Protected Breach is not cured within the System1/Protected Cure Period;

(ii) the Closing has not occurred on or before March 28, 2022 (the “Termination Date”).

(iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i), (ii) or (iii) of this Section 14.01(b) shall not be available if Trebia’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Trebia from S1 Holdco or Protected if

(i) there is any breach of any representation, warranty, covenant or agreement on the part of Trebia set forth in this Agreement, such that the conditions specified in Section 13.03(a) or Section 13.03(b) would not be satisfied at the Closing (a “Terminating Trebia Breach”), except that, if such Terminating Trebia Breach is curable by Trebia through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date S1 Holdco or Protected provides written notice of such violation or breach and the Termination Date) after receipt by Trebia of notice from S1 Holdco or Protected of such breach, but only as long as Trebia continues to use its commercially reasonable efforts to cure such Terminating Trebia Breach (the “Trebia Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Trebia Breach is not cured within the Trebia Cure Period;

(ii) the Closing has not occurred on or before Termination Date; or

(iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i), (ii) or (iii) of this Section 14.01(c) shall not be available if S1 Holdco’s or Protected’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from S1 Holdco, Protected or Trebia to the other Parties if the Required Trebia Shareholder Approvals are not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 14.01(d) shall not be available to Trebia if, at the time of such termination, Trebia is in breach of Section 12.03.

(e) by Trebia if (i) any of the S1 Holdco Written Consent, the Court Square GPs’ Written Consent, or the Blocker Parents’ Written Consent is not delivered to Trebia within forty-eight hours of the date hereof, or (ii) the Protected Written Consent is not delivered to Trebia within two (2) Business Days following the SEC Clearance Date.

Section 14.02. Effect of Termination. Except as otherwise set forth in this Section 14.02 or Section 15.13, in the event of the termination of this Agreement pursuant to Section 14.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 9.03 (No Claim Against the Trust Account), Section 12.06 (Confidentiality; Publicity), this Section 14.02 (Effect of Termination) and Article XV (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XV

MISCELLANEOUS

Section 15.01. Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 15.02. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (unless the sender receives a “bounceback” or similar indication that the email was not delivered to the recipient) (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Trebia, or to any of the other Trebia Parties, to:

Trebia Acquisition Corp.
41 Madison Avenue, Suite 2020
New York, NY 10010
Attn:	Paul Danola, President
E-mail:	pauldanola@bgptpartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Michael J. Aiello
Eoghan P. Keenan
E-mail:	michael.aiello@weil.com
eoghan.keenan@weil.com

(b)	If to S1 Holdco, to:

S1 Holdco, LLC
4235 Redwood Avenue
Los Angeles, CA 90292
Attn:	Daniel Weinrot, General Counsel
Email:	dweinrot@system1.com

with a copy (which shall not constitute notice) to:

Willkie, Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn:	Kevin O’Mara
Claire E. James
E-mail:	komara@willkie.com
cejames@willkie.com

If to Protected, to:

System1 SS Protect Holdings, Inc.
2301 Broadway Street
San Antonio, Texas 78215
Attention:	Michael Blend; Stanley Blend
Email:	michael@blend.co; sblend@clarkhill.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn:	W. Alex Voxman
Steven Stokdyk
Andrew Clark
Email:	alex.voxman@lw.com,
steven.stokdyk@lw.com,
andrew.clark@lw.com

(c)	If to OpenMail, to:

OpenMail LLC
4235 Redwood Avenue
Los Angeles, CA 90292
Attn:	Michael Blend
Email:	michael@openmail.com]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn:	W. Alex Voxman
Steven Stokdyk
Andrew Clark
Email:	alex.voxman@lw.com,
steven.stokdyk@lw.com,
andrew.clark@lw.com

(d)	If to any of the CSC Blockers, the Court Square GPs or Blocker Parents, to:

Court Square Capital Partners
55 E. 52nd Street #3400
New York, NY
Attn:	Christopher Bloise
Email:	cbloise@courtsquare.com

with a copy (which shall not constitute notice) to:

Willkie, Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn:	Kevin O’Mara
Claire E. James
E-mail:	komara@willkie.com
cejames@willkie.com

(e)	If, following the Closing, to S1 Holdco, Protected or Trebia:

S1 Holdco, LLC
4235 Redwood Avenue
Los Angeles, CA 90292
Attn:	Michael Blend
Email:	michael@system1.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Michael J. Aiello
Eoghan P. Keenan
E-mail:	michael.aiello@weil.com
eoghan.keenan@weil.com

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn:	W. Alex Voxman
Steven Stokdyk
Andrew Clark.
Email:	alex.voxman@lw.com,
steven.stokdyk@lw.com,
andrew.clark@lw.com
or to such other address or addresses as the Parties may from time to time designate in writing.

Section 15.03. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed, provided such Party remains fully responsible for the performance of any delegated obligations). Any attempted assignment in violation of the terms of this Section 15.03 shall be null and void, ab initio.

Section 15.04. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of S1 Holdco, Protected and Trebia (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 15.14 and Section 15.15.

Section 15.05. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Trebia shall bear and pay, or cause to be paid, at or promptly after Closing, all of the Transaction Expenses.

Section 15.06. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 15.07. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 15.08. Schedules and Exhibits. The Schedules referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 15.09. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Letter Agreement, dated as of December 11, 2020, by and between S1 Holdco, Protected, and Trebia (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 15.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or equityholders of any of the Parties shall not restrict the ability of the board of directors (or other body or entity performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 14.01 or, subject to applicable Law, including the DGCL, to cause such Party to enter into an amendment to this Agreement pursuant to this Section 15.10.

Section 15.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 15.12. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.13. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) each of Trebia, System1 and Protected shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 14.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that each of Trebia, System1 or Protected, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party entitled to seek hereunder and seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 15.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, Trebia acknowledges and agrees that S1 Holdco and Protected may, without breach of this Agreement, with respect to any Transaction Agreement to which S1 Holdco and Protected is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 15.14. Non-Recourse. Subject in all respects to the last sentence of this Section 15.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of S1 Holdco, Protected, the CSC Blockers, the Court Square GPs, Blocker Parents, OpenMail or the Trebia Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 15.14 shall limit, amend or waive any rights of any party to any Transaction Agreement under such Transaction Agreement; provided such rights can only be enforced against the actual parties to the applicable Transaction Agreements in accordance with the terms thereof.

Section 15.15. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 12.05(b)) and (b) this Article XV.

Section 15.16. Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the Books and Records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the S1 Holdco Representations constitute the sole and exclusive representations and warranties of the S1 Holdco; (iii) the Protected Representations constitute the sole and exclusive representations and warranties of Protected; (iv) the Trebia Representations constitute the sole and exclusive representations and warranties of Trebia; (v) the CSC Blockers, the Court Square GPs, the Blocker Parents, OpenMail, Redeemed OM Members and the Protected Rollover Parties respective representations and warranties in Article VIII constitute the sole and exclusive representations and warranties of such Parties; (vi) except for the representations and warranties set forth herein, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vii) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except for the representations and warranties set forth herein. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Trebia understands and agrees that any assets, properties and business of S1 Holdco and Protected and their respective Subsidiaries are furnished “as is”, “where is” and subject to and except for the S1 Holdco Representations by the S1 Holdco and Protected Representations by Protected, or as provided in any certificate delivered in accordance with Section 13.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective equityholders, Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 15.16. Notwithstanding anything herein to the contrary, nothing in this Section 15.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a

Party solely and exclusively with respect to the making of any representation or warranty by it in Article V, Article VI, Article VII or Article VIII (as applicable). Each Party shall have the right to enforce this Section 15.16 on behalf of any Person that would be benefitted or protected by this Section 15.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 15.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 15.17. Obligations are Several. Except as expressly provided in this Agreement, all obligations, representations, warranties, covenants and agreements of the Parties contained in this Agreement are several and not joint.

Section 15.18. Conflicts and Privilege. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that each of Willkie Farr & Gallagher LLP (“Willkie”) and Latham & Watkins, LLP (“Latham”) may serve as counsel to S1 Holdco, Protected and their respective Subsidiaries (individually and collectively, “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of such transactions, Willkie and Latham (and any of their respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, notwithstanding such representation or any continued representation of S1 Holdco, Protected or any of their respective Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of counsel representing S1 Holdco, Protected or any of their respective Subsidiaries in connection with this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by S1 Holdco on behalf of the Seller Group. As to any privileged attorney-client communications between counsel and S1 Holdco, Protected and any of their respective Subsidiaries in connection with this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby prior to the Closing Date (collectively, the “Privileged Communications”), the Founders, Trebia, S1 Holdco, Protected, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing. In addition, if the Transactions are consummated, all Privileged Communications related thereto will become the property of (and be controlled by) S1 Holdco, Protected and their respective direct or indirect equityholders, and none of the Founders, Trebia or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them.

Section 15.19. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Sellers, S1 Holdco, the CSC Blockers, OpenMail and Protected, on behalf of themselves, their respective Subsidiaries and each of their Affiliates hereby:

(a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement or any of the transactions contemplated hereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court,

(b) agrees that any such proceeding shall be governed by the laws of the State of New York, except as otherwise provided in the applicable documentation relating to the Debt Financing,

(c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York,

(d) agrees that service of process in any such legal proceeding or proceeding shall be effective if notice is given in accordance with Section 15.12,

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court,

(f) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law,

(g) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby,

(h) agrees that none of the Debt Financing Sources shall have any liability to the Sellers, S1 Holdco, the CSC Blockers, OpenMail, Protected and/or any of their respective Subsidiaries or Affiliates relating to or arising out of this Agreement or any of the transactions contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise (the Sellers, S1 Holdco, the CSC Blockers, OpenMail and Protected, on behalf of themselves and their respective Subsidiaries and each of their respective Affiliates and their and their respective Affiliates’ non-Party Affiliates, hereby acknowledge that they have no recourse against, and hereby waive any rights or claims against, the Debt Financing Sources in connection therewith); provided that nothing in this Agreement shall limit the liability of the Debt Financing Sources pursuant to the documentation related to the Debt Financing, including the Debt Commitment Letter, and

(i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 15.19 and that such provisions and the definition of “Debt Financing Sources” shall not be amended in any way that is materially adverse to any Debt Financing Source without the prior written consent of the Debt Financing Source party to the Debt Commitment Letter.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date set forth above.

TREBIA ACQUISITION CORP.

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

S1 HOLDCO, LLC

By:	/s/ Michael Blend
Name: Michael Blend
Title: CEO & Chairman of the Board

SYSTEM1 MIDCO, LLC

By:	/s/ Michael Blend
Name: Michael Blend
Title: Manager

SYSTEM1 SS PROTECT HOLDINGS, INC.

By:	/s/ Michael Blend
Name: Michael Blend
Title: President

OPENMAIL LLC

By:	/s/ Michael Blend
Name: Michael Blend
Title: Manager

CSC III SYSTEM1 BLOCKER, INC.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

CSC (OFFSHORE) III SYSTEM1 BLOCKER, INC.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

CSC III-A SYSTEM1 BLOCKER, INC.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

COURT SQUARE CAPITAL GP III, LLC

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

COURT SQUARE CAPITAL PARTNERS (EXECUTIVE) III, L.P.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

COURT SQUARE CAPITAL PARTNERS III, L.P.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

COURT SQUARE CAPITAL PARTNERS (OFFSHORE) III, L.P.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

COURT SQUARE CAPITAL PARTNERS III-A, L.P.

By:	/s/ Christopher Bloise
Name: Christopher Bloise
Title: Authorized Signatory

ORCHID MERGER SUB I, LLC

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

ORCHID MERGER SUB II, LLC

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

ORCHID FINCO LLC

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

TRASIMENE TREBIA, LP
By: Trasimene Trebia, LLC, its General Partner

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

BGPT TREBIA LP
By: Bridgeport Partners GP LLC, its General Partner

By:	/s/ Frank R. Martire, Jr.
Name: Frank R. Martire, Jr.
Title: Member

By:	/s/ Frank Martire, III
Name: Frank Martire, III

SYSTEM1 S1, LLC

By: SYSTEM1 MIDCO, LLC
Its: Sole Member

By:	/s/ Michael Blend
	Name:	Michael Blend
	Title:	Manager

REDEEMED OM MEMBERS

FGL LABS

By:	/s/ Chuck Ursini
	Name:	Chuck Ursini
	Title:	Managing Member

THE DANTE JACOB BLEND TRUST OF 2017

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

THE NOLA DELFINA ROSE BLEND TRUST OF 2017

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

THE BLEND FAMILY TRUST FOUNDATION

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

LONE STAR FRIENDS TRUST

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

CEE HOLDINGS TRUST

By:	/s/ Amy Potter
	Name:	Amy Potter
	Title:	Co-General Counsel, Jackson Hole Trust Co., TTE

By:	/s/ Kevin Ferrell
	Name:	Kevin Ferrell

By:	/s/ David Cummings
	Name:	David Cummings

PROTECTED ROLLOVER PARTIES

Harvey Gaingels Protected LLC

By:	/s/ Joseph Jones
	Name:	Joseph Jones
	Title:	Managing Member

STAHURRICANE II LLC

By:	/s/ Paul Stahura
	Name:	Paul Stahura
	Title:	Manager

By:	/s/ Stanley Blend
	Name:	Stanley Blend

ARCH INVESTMENTS LTD

By:	/s/ Bruce Hendin
	Name:	Bruce Hendin
	Title:	Authorized Signatory

SHE INVESTMENTS, LTD

By:	/s/ Ruth Hoine
	Name:	Ruth Hoine
	Title:	Managing Partner

DANIEL AND MELINDA BERMAN LIVING TRUST 2010

By:	/s/ Daniel Berman
	Name:	Daniel Berman
	Title:	Trustee

CARBON INVESTMENTS, LLC

By:	/s/ Moujan Kazerani
	Name:	Moujan Kazerani
	Title:	Founding Partner

By:	/s/ John C Rosenberg
	Name:	John C Rosenberg

By:	/s/ John Civantos
	Name:	John Civantos

CIVANTOS FAMILY TRUST

By:	/s/ Manuel De Zarraga
	Name:	Manuel De Zarraga
	Title:	Trustee

By:	/s/ Jennifer Lancaster
	Name:	Jennifer Lancaster

By:	/s/ Tridivesh Kidambi
	Name:	Tridivesh Kidambi

By:	/s/ Lee Maen
	Name:	Lee Maen

CEE HOLDINGS TRUST

By:	/s/ Amy Potter
	Name:	Amy Potter
	Title:	Co-General Counsel, Jackson Hole Trust Co., TTE

LONE STAR FRIENDS TRUST

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

THE DANTE JACOB BLEND TRUST OF 2017

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

LONE INVESTMENT HOLDING

By:	/s/ Stanley Blend
	Name:	Stanley Blend
	Title:	Manager

By:	/s/ Paul Filsinger
	Name:	Paul Filsinger

By:	/s/ Mark Huerta
	Name:	Mark Huerta

By:	/s/ Scott Birnbaum
	Name:	Scott Birnbaum

By:	/s/ Stewart Marlborough
	Name:	Stewart Marlborough

By:	/s/ Daniel Weinrot
	Name:	Daniel Weinrot

Annex B

CERTIFICATE OF INCORPORATION

OF

[●]1

1.    Name. The name of the corporation is [●] (the “Corporation”).

2.    Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”) as it now exists or may hereafter be amended and supplemented.

4.    Number of Shares.

4.1    The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●] shares, consisting of:

(a)    [●] shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”),

(b)    [●] shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock”),

(c)    [●] shares of Class D common stock, with par value $0.0001 per share (the “Class D Common Stock”), and

(d)    [100,000] shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2    Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a)    in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable (x) assuming the exchange of all outstanding common units of the OpCo (the “Common Units”) for Class A Common Stock, as a result of Redemptions pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions pursuant to clause (x)), conversion rights (including the conversion rights of the Class D Common Stock) or similar rights for Class A Common Stock; and

[1]	Note to Draft: To determine post-Closing name of PubCo.

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(b)    in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock; and

(c)    in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class D Common Stock.

5.    Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows.

5.1    Common Stock.

(a)    Voting Rights.

(i)    (A) Each share of Class A Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote and (B) each share of Class C Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law. Shares of Class D Common Stock will not entitle the record holder thereof to any voting powers, except as (and then only to the extent) otherwise required by applicable law. Notwithstanding the preceding sentence, any vote that changes the terms of the Class D Common Stock requires the separate approval of a majority of the holders of the Class D Common Stock.

(ii)    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock (other than the holders of Class D Common Stock) will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)    Dividends; Stock Splits or Combinations.

(i)    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock and Class D Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock and Class D Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii)    Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class C Common Stock.

(iii)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such

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Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to (A) declare a stock dividend on the Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of Common Units by OpCo to the Corporation in exchange for additional capital contributions made by the Corporation to OpCo and (B) declare a stock split or stock dividend in connection with the repurchase of shares of Class A Common Stock such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend, in each case (A) and (B), without any corresponding Stock Adjustment to the Class C Common Stock. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class C Common Stock and Class D Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)    Restriction on Issuance of Class C Common Stock. No shares of Class C Common Stock may be issued by the Corporation except to a holder of Common Units, such that after such issuance of Class C Common Stock such holder of Common Units holds an identical number of Common Units, as applicable, and shares of Class C Common Stock.

(e)    Restriction on Transfer of Class C Common Stock. A holder of Class C Common Stock may transfer or assign shares of Class C Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the OpCo Operating Agreement. Any purported transfer of shares of Class C Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

(f)    Restriction on Transfer of Class D Common Stock. A holder of Class D Common Stock may transfer or assign shares of Class D Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder. Any purported transfer of shares of Class D Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

5.2    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such

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conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6.    Certain Provisions Related to Conversion and Redemption Rights.

6.1    Reservation of Shares of Class A Common Stock for Redemptions and Conversions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, (a) for the purposes of effecting any exchanges pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units), as applicable (without regard to any restrictions on Redemption contained therein and assuming no Redemptions for cash) plus (b) for purposes of effecting conversions of the Class D Common Stock pursuant to Section 6.3 of this Certificate of Incorporation, the number of shares of Class A Common Stock equal to the number of then-outstanding shares of Class D Common Stock from time to time. The Corporation covenants that all the shares of Class A Common Stock that are issued (i) upon any such Redemption or exchange of such Common Units and (ii) upon any Conversion of such Class D Common Stock, will, upon issuance, be validly issued, fully paid and non-assessable.

6.2    Retirement of Class C Common Stock and Class D Common Stock.

(a)    In the event that (a) a share of Class A Common Stock is issued as a result of any Redemption or Direct Exchange of a Common Unit held by an S1 Equityholder] and outstanding as of the effective date of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement or (b) a Redemption by Cash Settlement is effected with respect to any Common Unit held by an S1 Equityholder and outstanding as of the effective date of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, a corresponding share of Class C Common Stock will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation.

(b)    Upon the date that is the fifth (5th) anniversary of the Closing Date, and in the event that a Class D Conversion Event has not occurred prior to such date, every share of Class D Common Stock then outstanding shall automatically be forfeited to the Corporation and canceled for no consideration therefor and shall cease to be outstanding and any dividend declared in respect of such shares of Class D Common Stock and any Dividend Catch-Up Payment shall also be forfeited to the Corporation for no consideration therefor.

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6.3    Conversion of Class D Common Stock.

(a)    Immediately upon the occurrence of a Class D Conversion Event, each share of Class D Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the date upon which Class D Conversion Event occurs (such date, the “Class D Conversion Date”), and every holder of shares of Class D Common Stock shall become a record holder of Class A Common Stock as of the Class D Conversion Date.

(b)    Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to a Class D Conversion Event, represented shares of Class D Common Stock shall, upon the Class D Conversion Event, be automatically deemed to represent, as of the Class D Conversion Date, an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification, and on or promptly after the Class D Conversion Date, if such shares are uncertificated, the Corporation or the transfer agent of the Corporation shall register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Class D Conversion Date, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Class D Conversion Date of any holder of shares of Class D Common Stock and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class D Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class D Common Stock were converted as a result of the Class D Conversion Event (if such shares are certificated).

(c)    Upon the occurrence of a Class D Conversion Event, the Dividend Catch-Up Payment (as defined below) in respect of each share of Class D Common Stock shall become payable as of the Class D Conversion Date with respect to such share of Class D Common Stock by the Corporation to the holder of record of such share of Class D Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 6.3 (the “Catch-Up Reallocation”). Subject to any Catch-Up Reallocation, the Corporation shall pay, no later than five (5) Business Days (as defined in the OpCo Operating Agreement) following the Class D Conversion Date, the dividends previously declared in respect of such share of Class D Common Stock beginning at the time of the Closing and ending on the day before the Class D Conversion Date with respect to such Class D Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Class D Conversion Date (which amount, excluding any amounts declared on the Class D Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If a dividend is declared by the Corporation on a Class D Conversion Date, such dividend shall be paid to the holder of each share of Class D Common Stock converting on such Class D Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of shares of Class D Common Stock on the Class D Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class D Common Stock which converted into a share of Class A Common Stock in accordance with this Section 6.3(c) on such Class D Conversion Date) for purposes of such dividend.

6.4    Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement will be made without charge to the applicable holder of Common Units receiving such shares in redemption or exchange for Common Units for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance.

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7.    Board of Directors; Committees.

7.1    Number and Classes of Directors.

(a)    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total authorized number of Directors constituting the entire Board shall not be more than eleven (11), with the then-authorized number of Directors being fixed from time to time by the Board within such range (subject to the Stockholder’s Agreement if then in effect), which number shall initially be seven (7).

(b)    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the Directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, designated as Class I, Class II and Class III. The initial Class I Directors shall serve for a term expiring at the first (1st) annual meeting of the stockholders following the Closing Date; the initial Class II Directors shall serve for a term expiring at the second (2nd) annual meeting of the stockholders following the Closing Date; and the initial Class III Directors shall serve for a term expiring at the third (3rd) annual meeting following the Closing Date. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Closing Date, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third (3rd) year following the year of their election. Each Director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. The Board of Directors is authorized to assign members of the Board already in office to Class I, Class II and Class III.

(c)    During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall automatically be reduced accordingly.

7.2    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office,

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even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.3    Removal of Directors. Except for Preferred Stock Directors and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8.    Meetings of Stockholders.

8.1    No Action by Written Consent. The stockholders of the Corporation may not effect any action by written consent.

8.2    Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Chairman or (iii) by the Secretary of the Corporation at the request of any holder of greater-than fifty percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9.    General Corporation Law; Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.

10.    Limitation of Liability.

10.1    To the fullest extent permitted under the General Corporation Law, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

10.2    Any amendment or repeal of this Article 10 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

11.    Indemnification. The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, Directors, employees and agents and to any person who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

12.    Adoption, Amendment or Repeal  of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws.

13.    Adoption, Amendment and Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

14.    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this

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Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

15.    Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders’ Agreement (including any representatives of such stockholder serving on the Board).

(b)    “Board” means the board of Directors of the Corporation.

(c)    “Bylaws” is defined in Section 7.1.

(d)    “Cash Settlement” has the meaning set forth in the OpCo Operating Agreement.

(e)    “Catch-Up Reallocation” is defined in Section 6.3(c).

(f)    “Certificate of Incorporation” means this Certificate of Incorporation.

(g)    “Chairman” means the chairperson of the Board.

(h)    “Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Corporation’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Corporation.

(i)    “Class A Common Stock” is defined in Section 4.1.

(j)    “Class C Common Stock” is defined in Section 4.1.

(k)    “Class D Common Stock” is defined in Section 4.1.

(l)    “Class D Conversion Date” is defined in Section 6.3(a).

(m)    “Class D Conversion Event” means, with respect to each share of Class D Common Stock, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the occurrence of: (a) the first day on which the VWAP of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days; or (ii) a Change of Control; provided, however, that in respect of clause (ii), the valuation of Class A Common Stock in such Change of Control is equal to or in excess of $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like)..

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(n)    “Closing Date” shall have the meaning set forth in the Stockholders’ Agreement.

(o)    “Common Stock” is defined in Section 4.1.

(p)    “Common Unit” means a Common Unit of OpCo.

(q)    “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(r)    “Corporation” is defined in the introductory paragraph.

(s)    “Direct Exchange” has the meaning set forth in the OpCo Operating Agreement.

(t)    “Director” is defined in Section 7.1.

(u)    “Dividend Catch-Up Payment” is defined in Section 6.3(c).

(v)    “Dividend Catch-Up Period” is defined in Section 6.3(c).

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)    “General Corporation Law” is defined in the recitals.

(y)    “OpCo” means S1 Holdco, LLC, a Delaware limited liability company, or any successor thereto.

(z)    “OpCo Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of [●], 2021, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(aa)    “Permitted Transferee” has the meaning set forth in the OpCo Operating Agreement.

(bb)    “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(cc)    “Preferred Stock” is defined in Section 4.1.

(dd)    “Preferred Stock Directors” is defined in Section 7.1.

(ee)    “Redemption” has the meaning set forth in the OpCo Operating Agreement.

(ff)    “Stock Adjustment” is defined in Section 5.1(b)(iii).

(gg)    “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(hh)     “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of [●], 2021, by and among the Corporation and the other Persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

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(ii)    “Trading Day” means any day, except Saturday, Sunday or any day which is not a trading day on the New York Stock Exchange.

(jj)    “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its duly authorized officer on this      day of         ,         .

[●], a Delaware corporation

By:
Name: Title:

[Signature Page to Certificate of Incorporation]

Annex C

Bylaws of

[●]

(a Delaware corporation)

i

ii

		Page

9.6	Insurance	22

9.7	Other Indemnification	22

9.8	Continuation of Indemnification	22

9.9	Amendment or Repeal; Interpretation	22

Article X - Amendments		23

Article XI - Forum Selection		23

Article XII - Definitions		23

iii

Bylaws of

[●]

Article I - Corporate Offices

1.1    Registered Office.

The address of the registered office of [●] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s Board may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section  2.4 may be transacted.

2.3    Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4    Advance Notice Procedures for Business Brought before a Meeting.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, as applicable, “present in person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be (A) any person who is authorized in writing by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders or (B) if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(iii)(c), (a) the stockholder must provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and (c) the proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of Timely Notice as described above.

(iii)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)    As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner and (G) a representation whether any Proposing Person, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies or votes from stockholders in support of such proposal; and

(c)    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv)    For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any participant (as defined in paragraphs (a)(ii)–(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder, beneficial owner or any other participant.

(v)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(vi)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii)    In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii)    For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5    Advance Notice Procedures for Nominations of Directors.

(i)    Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (as defined in Section 2.4) who (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the Certificate of Incorporation.

(ii)    Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of a stockholder’s notice as described above.

(iii)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each person for election as a director at the meeting) and a representation whether any Nominating Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such nomination; and

(c)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(viii).

(iv)    For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made,

(c) any other participant (as defined in paragraphs (a)(ii)–(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation and (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner or any other participant in such solicitation.

(v)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(vi)    Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(vii)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.5(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(viii)    To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 (or otherwise in accordance with the Certificate of Incorporation, as applicable) and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder pursuant to Section 2.5(i)(b), in accordance with the time period prescribed in this Section 2.5 for delivery of the stockholder notice of nomination), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein and (B) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(ix)    The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(x)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(xi)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(xii)    Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(xiii)    Notwithstanding anything to the contrary contained in these bylaws, for as long as any party to the Stockholders’ Agreement has a right to designate or nominate a Director, the procedure for any such nomination shall be governed by the Stockholders’ Agreement and such party shall not be subject to the notice procedures set forth in these bylaws for the nomination of any person to serve as a Director at any annual meeting or special meeting of stockholders.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 2.7 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)    if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii)    if electronically transmitted as provided in the DGCL.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation, or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Voting.

Each stockholder shall be entitled to a number of votes based on the number of and type of shares of capital stock held by such stockholder as provided in the Certificate of Incorporation or as required under the DGCL.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12    Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.14    List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15    Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)    count and tabulate all votes;

(iv)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.16    Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

The total number of directors constituting the Board shall be determined in accordance with the Certificate of Incorporation.

3.3    Election, Qualification and Term of Office of Directors.

The procedures for election of directors, as well as the terms and qualifications of directors, shall be as set forth in the Certificate of Incorporation.

3.4    Resignation and Vacancies.

Subject to the terms of the Certificate of Incorporation and the Stockholders’ Agreement, any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, except as otherwise provided for in the Certificate of Incorporation or the Stockholders’ Agreement, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the Certificate of Incorporation and the Stockholders’ Agreement.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee of the Board or subcommittee of the Board, in each case, designated by the Board, may participate in a meeting of the Board, or any committee of the Board or subcommittee of the Board, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware without notice at such time and at such place as shall from time to time be determined by the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered	personally by hand, by courier or by telephone;

(ii) sent	by United States first-class mail, postage prepaid;

(iii) sent	by facsimile or electronic mail; or

(iv) sent	by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

Subject to the Certificate of Incorporation, at all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided, that to the fullest extent permitted by the DGCL, the presence of the chairperson of the Board shall be necessary in order for a quorum to be obtained at any meeting of the Board. Notwithstanding anything contained herein to the contrary, in the event that the chairperson of the Board waives his required attendance at any meeting of the Board in writing prior to such meeting, the presence of the chairperson of the Board shall not be necessary in order for such quorum to be obtained and the Board may appoint a Director as interim chairperson of the Board to preside over such meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee of the Board or subcommittee of the Board, may be taken without a meeting if all members of the Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission. After such an action is taken by written consent without a meeting, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board or any committee or subcommittee thereof in the same paper or electronic form as the minutes are maintained.

3.10    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1    Committees of Directors.

Subject to the terms of the Certificate of Incorporation, the Board may designate one (1) or more committees of the Board or the Board, each committee of the Board to consist, of one (1) or more of the directors of the Corporation and each committee of the Board, if different than the Board, to consist of one (1) or more members of the Board. The Board may designate one (1) or more directors or members of the Board, as applicable, as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee or subcommittee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. The presence of a majority of the members of any committee of the Board or subcommittee thereof shall be necessary in order for a quorum to be obtained.

4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section	3.5 (place of meetings and meetings by telephone);

(ii) Section	3.6 (regular meetings);

(iii) Section	3.7 (special meetings and notice);

(iv) Section	3.9 (action without a meeting); and

(v) Section	7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its respective members for the Board and its members. However:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3; provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1    Officers.

The officers of the Corporation shall initially include a chief executive officer, a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2    Appointment of Officers.

The Board or a duly authorized committee or subcommittee thereof shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers.

The Board or a duly authorized committee or subcommittee thereof may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws. As the Board or a duly authorized committee or subcommittee thereof may from time to time determine, or as determined by the officer upon whom such power of appointment has been conferred by the Board or a duly authorized committee or subcommittee thereof.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or a duly authorized committee or subcommittee thereof or, except in the case of an officer chosen by the Board or a duly authorized committee or subcommittee thereof, by any officer upon whom such power of removal may be conferred by the Board or a duly authorized committee or subcommittee thereof.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation may be filled by the Board or a duly authorized committee or subcommittee thereof or as provided in Section 5.3.

5.6    Representation of Shares of Other Corporations.

The chief executive officer, the president, the chairperson of the Board, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or securities of any other corporation or entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii)  record transfers of stock as governed by Article 8 of the Delaware Uniform Commercial Code.

Article VII - General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2    Stock Certificates.

The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and applicable law. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chief executive officer, chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, general counsel or deputy general counsel, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3    Lost Certificates.

Except as provided in this Section 7.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4    Shares Without Certificates.

The Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. In connection herewith, to the extent there are conflicts among these bylaws, the Certificate of Incorporation or the Stockholders’ Agreement, priority shall first be given to the Certificate of Incorporation, second to the Stockholders’ Agreement and third to these bylaws, in each case except as otherwise required by the DGCL. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL, (ii) the Certificate of Incorporation or (iii) the Stockholder’s Agreement, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9    Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws subject to any transfer restrictions contained in the Certificate of Incorporation, these bylaws and the Stockholders’ Agreement. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or a subsidiary of the Corporation pursuant to applicable provisions of the governing documents of such subsidiary of the Corporation, of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10    Stock Transfer Agreements.

The Corporation shall have the power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11    Registered Stockholders.

The Corporation:

(i)     shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders needs to be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

7.13    Lock-Up.

(i)    The holders (together with any Permitted Transferees (as defined below), the “Lockup Holders”) of the following securities (all such securities described in clauses (a) and (b), the “Lockup Securities”; provided that, a number of shares of common stock of the Corporation equal to 50% of the shares of common stock of the Corporation issued pursuant to the terms of the Sponsor Agreement shall not be considered Lockup Securities):

(a)    shares of common stock of the Corporation issued as Closing Equity Consideration pursuant to the transactions contemplated by the Business Combination Agreement; and

(b)    shares of common stock of the Corporation received in any Redemption or Direct Exchange pursuant to Article 11 of the OpCo Operating Agreement;

in each case, may not Transfer (as defined below) any Lockup Securities during the Lockup Period without the prior written consent of the Board (subject to the determination of the Board in its sole discretion at any time) (the restrictions set forth in this Section 7.13, the “Lockup”).

(ii)    Notwithstanding the provisions set forth in Section 7.13(i), a Lockup Holder may Transfer Lockup Securities:

(a)    by will, other testamentary document or intestacy;

(b)    as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;

(c)    to any trust for the direct or indirect benefit of the Lockup Holder or the immediate family of the Lockup Holder, or if the Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(d)    to a partnership, limited liability company or other entity of which such Lockup Holder and the immediate family of such Lockup Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(e)    if the Lockup Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Lockup Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Lockup Holder or affiliates of such Lockup Holder (including, for the avoidance of doubt, where such Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Lockup Holder;

(f)    to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (a) through (e) above;

(g)    in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;

(h)    from an employee or a director of, or a service provider to, the Corporation or any of its subsidiaries upon the death, disability or termination of employment, in each case, of such person;

(i)    pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors and made to all holders of shares of the Corporation’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lockup Holder’s Lockup Securities shall remain subject to the Lockup;

(j)    to the Corporation in connection with the exercise of any PS Equity Awards (including by way of “net” or “cashless” exercise) which would expire if not exercised during the Lockup Period, including for the payment of the related exercise price and for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of such exercise; or

(k)    pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lockup Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided that:

(x) in the case of any Transfer of Lockup Securities pursuant to clauses (a) through (g) of Section 7.13(ii), (1) such Transfer shall not involve a disposition for value; (2) the Lockup Securities shall remain subject to the Lockup; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lockup Securities remain subject to the Lockup; and (4) there shall be no voluntary public disclosure or other announcement of such Transfer; and (y) a Lockup Holder may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lockup Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lockup Period.

(iii)    For purposes of this Section 7.13:

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of [●], 2021 (as it may be amended or otherwise modified from time to time), by and among Trebia Acquisition Corp., a Cayman Islands exempted company, the OpCo, System1 SS Protect Holdings, Inc., a Delaware corporation, and the other parties named therein.

“Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Corporation’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Corporation.

“Class A Common Stock” means the Class A common stock of the Corporation.

“Closing Date” shall have the meaning assigned thereto in the Business Combination Agreement.

“immediate family” means any relationship by blood, current or former marriage or adoption, not more remote than first cousin;

“Lockup Period” means the period beginning on the Closing Date and ending at 11:59 pm Eastern Time on the date that is 180 days after the Closing Date; provided that, if, during the period beginning 150 days after the Closing Date and ending on the date that is 180 days after the Closing Date, there occurs a Lockup Release Event, the lock-up period shall end immediately upon the date that such Lockup Release Event occurs.

“Lockup Release Event” means the VWAP of the Class A Common Stock of the Corporation reaching at least $12.00 for twenty (20) out of thirty (30) consecutive trading days.

“Permitted Transferees” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (a) through (g) of Section 7.13(ii).

“Transfer” means any direct or indirect (i) offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Lockup Securities, (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lockup Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii).

7.14    Authority for Additional Rules Regarding Transfer.

The Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Article VIII - Notice

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9    Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Section 5.2 or Section 5.3 of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the

Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing, in any adoption, amendment or repeal of the bylaws of the Corporation may only be done in accordance with the Certificate of Incorporation and the DGCL.

Article XI - Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XII - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any

Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Board” means the board of directors of the Corporation.

“Common Units” means the common units of the OpCo.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

“OpCo” means S1 Holdco, LLC, a Delaware limited liability company, or any successor thereto.

“OpCo Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of [●], 2021, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Sponsor Agreement” means that certain Sponsor Agreement, dated as of [●], 2021, by and among Trebia Acquisition Corp., Opco, System1 SS Protect Holdings, Inc., and the other parties signatory thereto.

“Stock Exchange Rules” has the meaning set forth in the Certificate of Incorporation.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of [●], 2021, by and among the Corporation and the other parties thereto or that may become parties thereto from time to time, as it may be amended, supplemented or modified.

“VWAP” has the meaning set forth in the Certificate of Incorporation.

Annex D

[                    ]

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to (i) determine which Service Providers receive Awards, (ii) grant Awards and (iii) set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion, and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII, including, without limitation, adjustments to the Overall Share Limit to reflect changes in capitalization as provided therein, and further subject to the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [●]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company of any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options permitted under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan, and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $[[●] (or, with respect to the first fiscal year of the Company during which a non-employee Director first serves as a non-employee Director, $[●]).

[1]	Note to Draft: Subject to confirmation, to be an amount equal to 150-175% of the initial share reserve.

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ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company, upon exercise of the exercisable portion of the Stock Appreciation Right, an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per each Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two, as the Administrator may determine or provide in the applicable Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten (10) years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in any form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of the required amount(s), in each case as applicable, (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

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5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator (in its discretion), by:

(a) cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) other than for executive officers subject to Section 13(k) of the Exchange Act, delivery of a promissory note, in a form to be determined by or reasonably acceptable to the Administrator, or any other property that the Administrator determines is good and valuable consideration; or

(f) any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price

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or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to Service Providers, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

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7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor

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corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value, and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the Change in Control by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or

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power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the

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Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold

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on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after ten (10) years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15 hereof, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

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10.6 Section 409A.

(a) General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b) Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his, her or its “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his, her or its capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

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10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents provided for in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-

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back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6 “Board” means the Board of Directors of the Company.

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11.7 “Cause” means, in respect of a Participant, either (i) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (ii) if no such agreement exists or such agreement does not define Cause, then Cause shall be determined by the Administrator in its sole discretion. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

11.8 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

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The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.11 “Common Stock” means the common stock of the Company.

11.12 “Company” means [PubCo], a Delaware corporation, or any successor.

11.13 “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.14 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15 “Director” means a Board member.

11.16 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

11.17 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18 “Employee” means any employee of the Company or its Subsidiaries.

11.19 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last

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day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

11.22 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.25 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.26 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27 “Overall Share Limit” means the sum of (a) [●]2 Shares and (b) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (i) a number of Shares equal to 2.5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.28 “Participant” means a Service Provider who has been granted an Award.

11.29 “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); billings-based adjusted EBITDA, billings-based revenue and billings-based adjusted gross profit; regulatory achievements or compliance; implementation,

[2]	Note to Draft: To equal 7% of the total number of shares of common stock outstanding on a fully diluted basis as of the effective date of the Business Combination.

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completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be (i) based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, (ii) based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies, (iii) based on GAAP or non-GAAP metrics, and/or (iv) adjusted to reflect the impact of unusual or non-recurring transactions, extraordinary events or otherwise as determined by the Administrator.

11.30 “Plan” means this 2021 Incentive Award Plan.

11.31 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.34 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.35 “Securities Act” means the Securities Act of 1933, as amended.

11.36 “Service Provider” means an Employee, Consultant or Director.

11.37 “Shares” means shares of Common Stock.

11.38 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

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Annex E

S1 HOLDCO, LLC

A Delaware Limited Liability Company

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Dated as of                     , 2021

THE UNITS REPRESENTED BY THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

S1 HOLDCO, LLC

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of S1 HoldCo, LLC, a Delaware limited liability company (the “Company”), is made and entered into and becomes effective as of the [●] day of [●], 2021 (the “Effective Date”) by and among the Company, [PubCo]1, a Delaware corporation, as the managing member of the Company (together with any successor managing member permitted pursuant to this Agreement, the “Managing Member”) and the Members.

RECITALS

WHEREAS, the Company was organized on July 25, 2017 under the name S1 HoldCo, LLC by filing a Certificate of Formation (the “Certificate”) with the office of the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-101 et. seq.), as amended from time to time (the “Act”);

WHEREAS, the Company and certain other persons adopted that certain Fourth Amended and Restated Limited Liability Company Operating Agreement of S1 HoldCo, LLC, dated as of April 15, 2019 (the “Previous Agreement”);

WHEREAS, the Previous Agreement may be amended in accordance with its terms by a decision of the board of managers of the Company taken in accordance with Section 4.2(c) of the Previous Agreement and with the consent of any Member (as defined in the Previous Agreement) who is materially and adversely affected in a discriminatory manner as compared to other Members; and

[WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, dated [●], 2021 (the “Purchase Agreement”), by and among Trebia Acquisition Corp., a Cayman Islands limited company and predecessor to the Managing Member, the Company, System1 SS Protected Holdings, Inc., a Delaware corporation, and the other parties named therein (as the same may be amended, modified or waived from time to time in accordance with its terms), the Members desire to amend and restate the Previous Agreement to, among other things: (i) reflect [PubCo] as the Managing Member, (ii) recapitalize the Company to (x) reclassify the previous Class A Units (the “Previous Interests”) as set forth herein, (y) create two classes of units, Class A Units and Class B Units and (z) provide for the issuance of additional Units as contemplated by the Purchase Agreement and the issuance of the Warrants pursuant to the Warrant Agreements.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

[1]	Note to Draft: To be the PubCo post-Closing.

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AGREEMENT

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Act” has the meaning given to such term in the recitals to this Agreement.

“Action” means any claim, action, suit, charge, litigation, arbitration, mediation audit, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)    reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)    increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and is not limited, for instance, to the ownership of more than fifty percent (50%) of the voting securities of a corporate Person. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Agreement” has the meaning given to such term in the Preamble.

“Assumed Tax Rate” has the meaning set forth in Section 6.3.

“BBA Rules” has the meaning set forth in Section 8.1.1.

“Black-Out Period” means any “black-out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Board” means the Board of Directors of the Managing Member.

“Book Value” means, with respect to any Company property (including any property of any Subsidiary of the Company that is treated as a disregarded entity for U.S. federal income tax purposes), the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

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“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of this Agreement.

“Capital Contribution” means a contribution of money or other property by a Member to the Company.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” has the meaning set forth in the Preamble.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class C Common Stock, Class D Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Managing Member entitled to vote;

(2) the stockholders of the Managing Member approve a plan of complete liquidation or dissolution of the Managing Member or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Managing Member of all or substantially all of the Managing Member’s assets (including a sale of all or substantially all of the assets of the Company); or

(3) there is consummated a merger or consolidation of the Managing Member with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Managing Member immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of, or economic interest in, the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class C Common Stock, Class D Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Managing Member immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.5.1.

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Managing Member.

“Class A Unit” means the Units of Ownership Interest designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

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“Class B Unit” means the Units of Ownership Interest designated as the “Class B Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Managing Member.

“Class D Common Stock” means the Class D Common Stock, par value $0.0001 per share, of the Managing Member.

“Closing” means the closing of the transactions contemplated by the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Common Units” has the meaning set forth in Section 4.2.1.

“Class B Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full trading days ending on and including the last full trading day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment (if any) for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock as determined by the Managing Member in good faith. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Managing Member (through a majority of its independent directors (within the meaning of the rules of the Stock Exchange)) shall determine the Class B Unit Redemption Price in good faith.

“Company” has the meaning given to such term in the preamble to this Agreement.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article 13 hereof

“control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock, Class C Common Stock, Class D Common Stock, or preferred stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Board.

“Covered Person” has the meaning set forth in Section 9.1.1.

“Covered Proceeding” has the meaning set forth in Section 9.2.2.

“Direct Exchange” has the meaning set forth in Section 11.3.

“Draft Tax Statements” has the meaning set forth in Section 8.4.2.3.

“Effective Date” has the meaning set forth in the Preamble.

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“Election Notice” has the meaning set forth in Section 11.1.2.

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any debt or equity securities of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit or Ownership Interest appreciation rights, restricted stock awards, restricted stock units, phantom share rights, contingent interest or other similar rights relating to such Person, or (e) any equity securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or Ownership Interests or recapitalization, exchange, merger, consolidation or other reorganization (in each case (a) through (e), whether voting or nonvoting).

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to June 30, from July 1 to September 30, and from October 1 to December 31, which may be adjusted by the Managing Member to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.3.

“Excluded Instruments” has the meaning set forth in Section 4.9.

“Final Tax Statements” has the meaning set forth in Section 8.4.2.3.

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article 4, subject to, in either case for tax matters, Section 706 of the Code.

“GAAP” means U.S. generally accepted accounting principles, in effect as of the date of determination thereof.

“Governmental Authority” means means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Lender” has the meaning set forth in Section 10.4.2.

“Managing Member” has the meaning set forth in the preamble.

“Managing Member Equity Plan” means any stock incentive or equity purchase plan or other similar equity compensation plan now or hereafter adopted by the Managing Member, including [PubCo Equity Plan adopted at Closing].2

[2]	Note to Draft: To be updated for official name of plan when determined.

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“Member(s)” means as of any particular time any Person who is a Member. Any reference to a particular Member or holder of an Ownership Interest shall include successors and permitted transferees of such Member.

“Member Schedule” has the meaning set forth in Section 7.1.1.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Optionee” means a Person to whom a Stock Option is granted under any Managing Member Equity Plan.

“Ownership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled under this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement with which such Member is required to comply.

“Percentage Interest” means, with respect to any Member as of any time, the percentage determined by dividing the number of Units held by the Member as of such time by the total number of Units then outstanding.

“Permitted Holder” means (i) the Founder Shareholders (as defined in the Shareholders’ Agreement) as of the Closing; (ii) any Permitted Transferee (as defined in the Shareholders’ Agreement) that becomes party to the Shareholders’ Agreement; (iii) any Affiliate of any of the foregoing; or (iv) any “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in which the Persons referred to in the foregoing clauses (i) – (iii) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate, directly or indirectly, a majority of the voting power of the shares of Class A Common Stock, Class C Common Stock, and Class D Common Stock beneficially owned by such “group.”

“Permitted Transfer” has the meaning set forth in Section 10.2.2.

“Permitted Transferee” has the meaning set forth in Section 10.2.2.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Previous Agreement” has the meaning set forth in the Recitals.

“Previous Interests” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other applicable period, determined in accordance with section 703(a) of the Code (but including in taxable income or loss for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a)(1) of the Code), with the following adjustments:

(i)    any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;

(ii)    any expenditures of the Company described in section 705(a)(2)(B) of the Code (or treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss;

(iii)    depreciation, amortization, and gain or loss with respect to any property shall be computed with regard to the Book Value of the property;

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(iv)    if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(v)    items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(vi)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vii)    such other adjustments shall be made as are reasonably required in the good faith discretion of the Managing Member in order for the allocations under Article 5 to comply with section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Items of Company income, gain, loss, deduction, and expense that are to be specially allocated under any provision hereof shall be computed in a manner consistent with the computation of “Profits and Losses.”

“Pubco Offer” has the meaning set forth in Section 10.5.2.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Class B Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.1.1.

“Redemption” has the meaning set forth in Section 11.1.1.

“Redemption Date” has the meaning set forth in Section 11.1.1.

“Redemption Notice” has the meaning set forth in Section 11.1.1.

“Redemption Right” has the meaning set forth in Section 11.1.1.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Effective Date, by and among the Managing Member, and the other parties thereto from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.2.6.

“S1 Holdco VCU Plan” means the [S1 Holdco, LLC 2017 Value Creation Unit Plan and the S1 Holdco, LLC Legacy Value Creation Unit Plan (together, and each as amended from time to time).]3

“Securities” means any “security” as that term is defined in Section 2(1) of the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933 and the rules promulgated thereunder, each as amended from time to time.

[3]	Note to Draft: OpenMail and S1 VCU mechanics and allocations subject to review.

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“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“State” means any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

“Stock Exchange” means The New York Stock Exchange.

“Stock Option” has the meaning set forth in Section 4.12.

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated the Effective Date, by and among the Managing Member and the other parties thereto from time to time.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax Date” has the meaning set forth in Section 4.12.2.2.

“Tax Distribution Amounts” has the meaning set forth in Section 6.3.

“Tax Matters Partner” has the meaning set forth in Section 8.1.1.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among the Company, the Managing Member and the other parties named therein.

“Tax Withholding/Payment Amounts” has the meaning set forth in Section 6.4.

“Transfer” means, in respect of any Unit, security, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or involuntarily or by operation of law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security.

“Transferee” has the meaning set forth in Section 10.3.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unitholder Representative” has the meaning set forth in the Purchase Agreement.

“Units” means the Common Units.

“Warrant Agreements” has the meaning set forth in Section 4.9.

“Warrants” has the meaning set forth in Section 4.9.

Other terms defined in this Agreement have the meanings so given them.

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ARTICLE 2.

FORMATION OF LIMITED LIABILITY COMPANY

2.1    Formation and Tax Classification. The Company has been previously formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join in this Agreement and that the person executing this Agreement on its behalf is duly authorized to do so. The Members intend that the Company will and shall continue to be classified as a partnership for federal, state and local income and franchise tax purposes and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) for any other purpose.

2.2    Continuation of the Company. The Members hereby continue the Company as a limited liability company under the Act and agree to operate the Company on the terms and subject to the conditions and for the purposes and the term set forth herein. The rights and obligations of the Members shall be as provided in the Act, except as expressly provided herein. As of the Effective Date, any previous agreement for the formation, organization, or governance of the Company (including, but not limited to, the Previous Agreement) is hereby superseded and amended by substituting this Agreement in its entirety. The Managing Member shall, from time to time, execute or cause to be executed all such certificates, instruments and other documents, and do, make, or cause to be done or made all such filings, recordings, publishings and other acts as the Managing Member may deem necessary or appropriate to comply with the requirements of law for the continuation and operation of the Company in all jurisdictions in which the Company shall desire to conduct its business.

2.3    Company Name. The name of the Company is “S1 HoldCo, LLC.” The business of the Company shall be conducted under such name or such other name as shall be designated from time to time by the Managing Member in compliance with the Act.

2.4    Term of Company. The term of the Company shall be deemed to have commenced on the date that the Certificate of the Company was initially filed with the Secretary of State of the State of Delaware and shall continue until dissolved or otherwise terminated pursuant to this Agreement or the laws of the State of Delaware.

2.5    Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

2.6    Limitation of Liability. Except as provided in the Act or as expressly provided in this Agreement, no Member of the Company shall be obligated personally for any debt, obligation, or liability of the Company or of any other Member solely by reason of being a Member of the Company. In no event shall any Member or former Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company except as expressly provided for in this Agreement, (ii) have any liability in its capacity as a Member in excess of such Member’s obligation to make capital contributions or other payments pursuant to Section 4.4 and any other payments expressly provided for in this Agreement or (iii) have any liability to return distributions received by such Member from the Company except as otherwise specifically provided in this Agreement or other related agreements, as expressly agreed to in another writing, or as may be required by applicable law.

2.7    Title to Company Property. Title to Company property may be held in the name of the Company or a nominee of the Company.

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ARTICLE 3.

MANAGEMENT

3.1    Management of the Company. The business and affairs of the Company will be managed by and under the direction of the Managing Member. Subject to the terms of this Agreement, including, without limitation, Section 3.6, the Managing Member will have full, exclusive, and complete discretion to manage and control the business and affairs of the Company and, except as expressly otherwise provided in this Agreement as it may be amended from time to time, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of the Company as set forth herein. The Managing Member will have the sole power to bind the Company, except and to the extent that such power is expressly delegated by the Managing Member pursuant to Section 3.2. Any reference in this Agreement to a decision, determination, or other action which may be made or taken by the Managing Member shall mean that such decision, determination, or other action may be made or taken in the sole and absolute discretion of the Managing Member (or in the sole and absolute discretion of any Person to whom the Managing Member has expressly delegated the authority or duty to make or take such decision, determination, or other action pursuant to Section 3.2). The Managing Member may not be removed.

3.2    Officers. The Managing Member may, from time to time, delegate to one or more Persons (including any other Member, any officer of the Company or of any Member, or any member, partner, shareholder, or Affiliate of any Member) such authority and duties and assign such titles to such Persons as the Managing Member shall determine. Any such delegation pursuant to this Section 3.2 may be revoked at any time by the Managing Member.

3.3    No Management by Members. No Member (other than the Managing Member, in its capacity as such) will take part in the day-to-day management, operation, or control of the business and affairs of the Company. Except and only to the extent expressly provided for in this Agreement and as delegated by the Managing Member, no Member or other Person, other than the Managing Member, will be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Notwithstanding the foregoing, nothing in this Section 3.3 shall limit the rights of any Person under the Purchase Agreement or the Tax Receivable Agreement.

3.4    Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to:

(a)    the identity of any officers of the Managing Member, any officer of the Company, or any Member thereof;

(b)    the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

(c)    the Persons who are authorized to execute and deliver any agreement, instrument, or document of or on behalf of the Company; or

(d)    any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

3.5    Personnel; Expenses; Insurance; Reimbursements; Related Party Transactions.

3.5.1    The Company may employ or contract with personnel to carry on the Company’s business. Subject to the terms of any employment, consulting, or other contract to which the Company or any of its Subsidiaries is a party and to any other provision of this Agreement, the Managing Member may employ, dismiss from employment, terminate and determine the compensation of any and all employees, agents, independent contractors, attorneys, accountants, and such other persons as it shall determine to be necessary, advisable, incidental, or convenient. Without limiting the generality of the foregoing, the Company may employ or contract any Person who is a Member or a member, partner, shareholder, or Affiliate of a Member.

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3.5.2    The Managing Member may cause the Company to purchase, at the Company’s expense, (i) such liability, casualty, property, life, and other insurance as the Managing Member in its discretion deems necessary, advisable, incidental, or convenient to protect the Company’s assets and personnel against loss or claims of any nature, and (ii) any insurance covering the potential liabilities of any contractor for, or agent or employee of, the Company or the Managing Member, and any of the officers, directors and employees of the Managing Member or the Company, and potential liabilities of the Managing Member or any other Person serving at the request of the Managing Member as a director and/or officer of a corporation or official of any other entity in which the Company has an investment; provided, however, the Managing Member shall not be liable to the Company or other Members for its failure to purchase any insurance or its failure to purchase insurance with adequate coverage.

3.5.3    The Company may reimburse the Members, officers, and employees of the Company for all out-of-pocket expenses incurred by such Persons on behalf of the Company in accordance with such reimbursement policies as may be established by the Managing Member, as such policies may be limited by the terms of any applicable employment agreement and any agreement that may be entered into among the Members amending the terms of this Agreement. In addition, the Company shall reimburse and indemnify and hold harmless the Managing Member for the direct and indirect costs of carrying on its business, including without limitation, (i) operating, administrative and other similar costs, (ii) any insurance, legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any income tax liabilities of the Managing Member (which shall include any withholding tax liabilities with respect to the Managing Member)), (iii) fees and expenses related to any securities offering, investment or acquisition transaction authorized by the Managing Member, (iv) other fees and expenses in connection with the maintenance of the existence of the Managing Member, (v) any other liabilities of the Managing Member to the extent permitted by law, and (vi) any costs or expenses with respect to directors, officers or employees of the Managing Member. The Managing Member’s reasonable determination of which expenses may be reimbursed to a Member or officer of the Company, as applicable, and the amount of such expenses, shall be conclusive and binding on the Members. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of the Profits or a distribution or return of capital to any Member.

3.5.4    The Company may engage in any transaction or contract with any Member or Affiliate of a Member or any employee or officer of such Member or Affiliate of a Member, on such terms and conditions as may be prescribed by the Managing Member in its discretion.

3.6    Restrictions on the Managing Member’s Authority.

3.6.1    The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement without the Consent of the Members (other than the Managing Member), and may not, without limitation:

(a)    take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(b)    perform any act that would subject a Member to personal liability in any jurisdiction or any other liability except as provided herein or under the Act; or

(c)    enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (i) the Managing Member or the Company from performing its specific obligations under Section 11.1 hereof or (ii) a Member from exercising its rights under Section 11.1 hereof to effect a Redemption.

ARTICLE 4.

MEMBERS, UNITS, CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

4.1    Identity of Members. The names and addresses of the Members of the Company as of the Effective Date are set forth on Exhibit A hereto.

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4.2    Units.

4.2.1    As of the Effective Date, each Member’s Ownership Interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, as determined by the Managing Member in accordance with this Agreement. The classes of Units as of the Effective Date are as follows: Class A Units and Class B Units (together, the “Common Units”). The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Delaware Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

4.2.2    The number of Class A Units that were issued and outstanding and held by the Members immediately prior to the Effective Date are as set forth in Exhibit B hereto and are hereby converted, as of the Effective Date, into the number of Class B Units set forth opposite the name of the respective Member as set forth in Exhibit B hereto under the heading “Converted Class B Units”, and such Class B Units are hereby issued and outstanding as of the Effective Date and the holders of such Class B Units are Members hereunder. Exhibit B hereto also reflects the Class A Units and Warrants issued to the Managing Member in connection with the transactions contemplated by the Purchase Agreement.

4.2.3    The Common Units shall have such economic rights and interests and legal rights and obligations as are set forth in this Agreement.

4.2.4    All holders of Common Units shall be entitled to the allocations of Profit and Loss (and items of income, gain, loss, and deduction) provided by Article 5 and the distributions described in Article 6.

4.2.5    The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its sole discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units. The Managing Member shall have the right to authorize and cause the Company to issue an unlimited number of Units.

4.2.6    Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible securities, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock. For each Common Unit issued to a Member other than the Managing Member, the Managing Member shall issue to such Member one share of Class C Common Stock.

4.2.7    Unless the Managing Member otherwise consents, Units will not be represented by certificates. Notwithstanding the foregoing sentence, the Managing Member will provide Members with Units represented by certificates to facilitate pledges pursuant to Section 10.4 or Transfers otherwise permitted by Article 10 of this Agreement.

4.3    Capital Contributions. No Member will be required to make any Capital Contributions to the Company or to lend any funds to the Company unless all the Members agree. No Member will have any personal liability for the payment or repayment of any Capital Contribution of any other Member or its predecessor.

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4.4    Capital Accounts.

4.4.1    A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and, to the extent consistent with said Treasury Regulations, in accordance with Section 4.4.2, Section 4.4.3, Section 4.4.4, and Section 4.4.5 for items accounted for from and after the date of this Agreement.

4.4.2    The Capital Account of each Member shall be credited with: (i) the amount of any Capital Contribution made in cash by such Member; (ii) the fair market value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member (as determined in good faith by the Managing Member); (iii) allocations to such Member of Profits pursuant to Article 5; and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.4.3    A Member’s Capital Account shall be debited with: (i) the amount of any cash distributed to such Member; (ii) the fair market value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member (as determined in good faith by the Managing Member); (iii) allocations to such Member of Losses pursuant to Article 5; and (iv) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.4.4    The Company may (in the discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or as otherwise provided in the Treasury Regulations, increase or decrease the Capital Accounts of the Members in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The fair market value of Company property used to determine such increases or decreases shall be determined in good faith by the Managing Member.

4.4.5    Following the date hereof, upon any permitted Transfer by a Member of an Ownership Interest in accordance with the terms of this Agreement, so much of the Capital Account of the Transferor as is attributable to the Ownership Interest Transferred shall be Transferred to the Capital Account of the Transferee.

4.5    Additional Ownership Interests.

4.5.1    The Managing Member shall have the right to cause the Company to create and/or issue Equity Securities of the Company (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Managing Member, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Equity Securities of the Company), in which event the Managing Member shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as the Managing Member reasonably and in good faith deems necessary to reflect such additional issuances (including amending this Agreement to increase the authorized number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series of Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities), in each case without the Consent of any Member. In connection with any issuance of Equity Securities of the Company pursuant to this Section 4.5.1, each Person who acquires such Equity Securities shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof. Each Person who acquires Equity Securities of the Company may be required in exchange for such Equity Securities to make a Capital Contribution to the Company in an amount to be determined by the Managing Member.

4.5.2    The Company may issue preferred Ownership Interests, which may have such designations, preferences, and relative, optional or other special rights as shall be fixed by the Managing Member and, notwithstanding any provision to the contrary contained herein, the Managing Member may, without the Consent

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of any Member, make such amendments to this Agreement as are necessary or appropriate to effect the terms and conditions of any such issuance.

4.5.3    Each Person who subscribes for an additional Ownership Interest and satisfies the conditions established by the Managing Member shall be admitted to the Company as a Member in respect of said Ownership Interest, effective upon the execution by such Person of a counterpart of this Agreement, without the Consent of the Members.

4.6    Advances. If any Member advances any funds to the Company, the amount of such advance will neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance will be a debt obligation of the Company to such Member (which may be evidenced by a promissory note) and, unless otherwise specifically provided in this Agreement, will be repaid to it by the Company with interest at a rate equal to (a) an annual floating rate equal to the average bank prime lending rate as published in the Wall Street Journal from time to time or (b) such higher rate as may be approved by all the Members, and upon such other terms and subject to such other conditions as may be determined by the Managing Member. Unless otherwise specifically provided in this Agreement, any such advance will be payable and collectible only out of Company assets, and the other Members will not be personally obligated to repay any part thereof. No Person who makes any such loan to the Company will have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

4.7    No Resignation or Withdrawal; No Interest. Except as approved by the Managing Member in its sole discretion or as expressly provided herein, a Member (i) may not resign, withdraw, or dissociate from the Company prior to the dissolution and winding up of the Company in accordance with the provisions of Article 12 or in connection with a Transfer of all of such Member’s Ownership Interests, (ii) may not receive the return of, or interest on, its Capital Contribution, Capital Account, or other amount, and (iii) shall not have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

4.8    Nature of Ownership Interest; No Partition. An Ownership Interest shall for all purposes be personal property. A Member has no interest in specific Membership property. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

4.9    Warrants. On the Effective Date, in connection with the transactions contemplated by the Purchase Agreement, the Company has issued warrants to purchase Class A Units (the “Warrants”) to the Managing Member as set forth on Exhibit B hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and the Managing Member as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to the Managing Member the number of Class A Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. Excluding warrants, options or similar instruments governed by Section 4.12 (the “Excluded Instruments”), which shall be governed by such section, in the event any holder of a warrant (other than an Excluded Instrument) to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Managing Member agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Class A Units issued by the Company pursuant to the Warrant Agreements. The Managing Member agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Managing Member.

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4.10    Authorization and Issuance of Additional Class A Units.

4.10.1    The Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Class A Units, to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) unvested shares of Class A Common Stock, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including without limitation warrants, options or rights) issued by the Managing Member that are convertible into or exercisable or exchangeable for Class A Common Stock (including the Class D Common Stock) (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Managing Member to the equity capital of the Company). In the event the Managing Member issues, transfers or delivers from treasury stock, or upon the vesting and conversion to class of common stock of any shares of Class D Common Stock, or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Managing Member shall take all actions such that, after giving effect to all such issuances, conversions, transfers, deliveries or repurchases, the number of outstanding Class A Units owned by the Managing Member will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases or redeems the Managing Member’s preferred stock in a transaction not contemplated in this Agreement, the Managing Member shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Managing Member holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination of the Managing Member) are in the aggregate substantially equivalent to the outstanding preferred stock of the Managing Member so issued, transferred, delivered, repurchased or redeemed. Except as specifically contemplated by this Agreement, to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock, the Company shall not undertake any subdivision (by any Class A Unit split, Class A Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Class A Units that is not accompanied by an identical subdivision or combination of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Class A Units owned directly or indirectly by the Managing Member and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of Section 4.4.1. In addition, the Company and the Members shall undertake all actions that the Managing Member in its reasonable discretion determines are necessary, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Class A Units, to maintain at all times a one-to-one ratio between the number of Class B Units owned by any Member (other than the Managing Member), directly or indirectly, and the number of outstanding shares of Class C Common Stock owned by such Member.

4.10.2    The Company shall only be permitted to issue additional Common Units, and/or establish other classes of Ownership Interests to the Persons and on the terms and conditions provided for in Section 4.5, this Section 4.10 or Section 4.12.

4.11    Repurchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member for cash, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Class A Units held by the Managing Member, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Managing Member (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Managing Member. Notwithstanding the foregoing, the provisions of this Section 4.11 shall not apply in the event that such

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repurchase of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable law.

4.12    Managing Member Equity Awards.

4.12.1    Options Granted to Service Providers. If at any time or from time to time, an option to purchase shares of Class A Common Stock that was granted under any Managing Member Equity Plan to an employee or other service provider of the Company or its Subsidiaries (or any stock appreciation right or similar award, collectively, a “Stock Option”) is duly exercised:

4.12.1.1    For each share of Class A Common Stock with respect to which the Stock Option is exercised, the Managing Member shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from the Managing Member, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this Section 4.12.1.1).

4.12.1.2    The Managing Member shall be considered to have sold to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, the Managing Member shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from the Managing Member, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 4.12.1.1 hereof (provided, that if such Stock Option is exercised on a cashless basis, the Managing Member shall be considered to have sold to the Company (or an applicable Subsidiary of the Company) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the fair market value of a share of Class A Common Stock as of the date of exercise of such Stock Option (as determined in good faith by the Managing Member).

4.12.1.3    The Company shall be considered to have transferred to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, the Subsidiary shall transfer to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 4.12.1.1.

4.12.1.4    The Managing Member shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds considered to have been received by the Managing Member pursuant to Section 4.12.1.1 and Section 4.12.1.2 in connection with the exercise of such Stock Option. The Managing Member shall receive for such Capital Contribution, a number of Class A Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).

4.12.2    Restricted Stock Granted to Service Providers. If at any time or from time to time, in connection with any Managing Member Equity Plan, any shares of Class A Common Stock are issued to an employee of the Company or its Subsidiaries (including (i) any shares of Class A Common Stock that are subject to forfeiture in the event such employee terminates his or her employment with the Company or any Subsidiary, and (ii) any shares of Class A Common Stock issued in settlement of restricted stock units or any other

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non-Stock Option award under a Managing Member Equity Plan) in consideration for services performed for the Company or any Subsidiary:

4.12.2.1    The Managing Member shall issue such number of shares of Class A Common Stock as are to be issued to such employee in accordance with the applicable Managing Member Equity Plan;

4.12.2.2    on the date (such date, the “Tax Date”) that the value of such shares is includible in taxable income of such employee, the following events will be deemed to have occurred: (A) the Managing Member shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the value of such shares of Class A Common Stock on the Tax Date, (B) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such employee, (C) the Managing Member shall be deemed to have contributed the purchase price described in clause (A) for such shares of Class A Common Stock to the Company as a Capital Contribution and (D) in the case where such employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount (whether directly or via successive contributions through intermediate Subsidiaries) to the capital of the Subsidiary; and

4.12.2.3    the Company shall issue to the Managing Member on the Tax Date a number of Class A Units equal to the number of shares of Class A Common Stock issued under Section 4.12.2.1 in consideration for a Capital Contribution that the Managing Member is deemed to make to the Company pursuant to clause (C) of Section 4.12.2.2 above.

4.12.3    Future Managing Member Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member, the Managing Member and the Company and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 4.12, and that the Managing Member and the Company may make any amendments that are necessary or advisable to this Section 4.12 to accommodate such administration, without the requirement of any further Consent or acknowledgement of any other Member.

ARTICLE 5.

ALLOCATIONS

5.1    Allocations of Profits and Losses.

5.1.1    Except as otherwise provided herein, each item of income, gain, loss or deduction of the Company (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members as of the end of each Fiscal Year or as circumstances otherwise require or allow, in a manner that as closely as possible causes each Member’s Capital Account balance to equal the amount that would be distributed to such Member if the Company sold all of its assets for their Book Values, repaid all of its liabilities and distributed the balance pursuant to Article 12.

5.1.2    If during any Fiscal Year there is a change in any Member’s Ownership Interest as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an Ownership Interest, the Profits, Losses, or any other item allocable to the Members under this Agreement for the Fiscal Year shall, subject to the terms of the Purchase Agreement (and for the avoidance of doubt, to the extent there is a conflict between this Section 5.1.2 and Section 12.05 of the Purchase Agreement, Section 12.05 of the Purchase Agreement shall control), be allocated among the Members so as to reflect their varying interests in the Company

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during the Fiscal Year, using any permissible method convention or extraordinary item under section 706 of the Code and the Treasury Regulations promulgated thereunder, as reasonably selected by the Managing Member (and, with respect to any Fiscal Year that includes the closing of the transactions contemplated by the Purchase Agreement, in consultation with the Unitholder Representative). In furtherance of the foregoing, any such permissible method, convention or extraordinary item selected by the Managing Member shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Managing Member is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f).

5.2    Regulatory Allocations.

5.2.1    Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

5.2.2    Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Fiscal Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.2.1, if there is a net decrease in the Minimum Gain during any Fiscal Year, each Member shall be allocated Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.2.2 is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

5.2.3    If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Fiscal Year, computed after the application of Sections 5.2.1 and 5.2.2 but before the application of any other provision of this Article 5, then Profits for such Fiscal Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.2.3 is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

5.2.4    If the allocation of Losses to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.2.4.

5.2.5    Profits and Losses described in clause (vi) of the definition of “Profits” and “Loss” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

5.2.6    The allocations set forth in Section 5.2.1 through and including Section 5.2.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article 5, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would

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have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

5.2.7    Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulation Section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulations Section 1.721-2.

5.3    Tax Allocations.

5.3.1    The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

5.3.2    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member.

5.3.3    If the Book Value of any Company asset is adjusted pursuant to Section 4.4.4, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member.

5.3.4    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as reasonably determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

5.3.5    For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Managing Member.

5.3.6    Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses distributions or other items.

ARTICLE 6.

DISTRIBUTIONS

6.1    Distributions. Distributions shall be made to the Members, as and when determined by the Managing Member, pro rata in accordance with their respective Percentage Interests. Except (a) for pro rata distributions to the Members in accordance with this Section 6.1 and Section 6.2, (b) for distributions in accordance with Section 6.3 or (c) as authorized by written Consent of the Unitholder Representative, the Company shall not make any distributions (in cash or in kind) or dividend payments to any Member.

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6.2    Distributions In-Kind. To the extent that the Company makes pro rata distributions of property in-kind to the Members, the Company shall be treated as making a distribution equal to the fair market value of such property for purposes of Section 6.1 and such property shall be treated as if it were sold for an amount equal to its fair market value. Any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article 5. The fair market value of such property shall be determined in good faith by the Managing Member.

6.3    Tax Distributions. The Managing Member shall cause the Company to make distributions to each Member (“Tax Distributions”), pro rata in proportion to each Member’s respective Percentage Interests in an amount such that the Member with the highest Tax Distribution Amount per Common Unit receives an amount equal to such Member’s Tax Distribution Amount, on a quarterly basis at least five (5) days prior to the date on which any estimated tax payments are due, in order to permit each Member to timely pay its estimated tax obligations for each such Estimated Tax Period (or portion thereof) (and solely in the case of the Managing Member, to satisfy its obligations under the Tax Receivable Agreement). The “Tax Distribution Amount” for a Member for an Estimated Tax Period (or portion thereof) shall be equal to (i) the product of (A) the highest marginal combined federal, state, and local income tax rate applicable to an individual or corporation resident in New York, New York, whichever is higher (taking into account (X) the character of applicable income (e.g., long-term or short-term capital gain), (Y) income tax deductions (if allowable) for state and local income taxes) for such Estimated Tax Period (or portion thereof), and (Z) any applicable reduction in rate attributable to Section 199A of the Code) (the “Assumed Tax Rate”), and (B) the aggregate amount of taxable income or gain of the Company that is allocated or is estimated to be allocated to such Member for U.S. federal income tax purposes for such Estimated Tax Period (or portion thereof) and all prior Estimated Tax Periods (to the extent no Tax Distribution has previously been made with respect to any amounts of taxable income or gain including to the extent such amounts of taxable income or gain were not taken into account in calculating the Tax Distribution Amount for which a Tax Distribution was previously made (e.g. if upon filing the Company’s final tax return for the applicable taxable year taxable income or gain of the Company is higher than estimated)) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount plus (ii) solely with respect to the Managing Member, to the extent the amounts described in clause (i) are not sufficient to permit the Managing Member to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to its share of the tax items of the Company and timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit the Managing Member to timely pay such actual tax liabilities and timely meet its obligations pursuant to the Tax Receivable Agreement (with all Tax Distribution Amounts updated to reflect the final Company tax returns for each applicable taxable year). The Managing Member may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law. Tax Distribution Amounts pursuant to this Section 6.3 shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Sections 734(b), 743(b), and 754 of the Code. The Assumed Tax Rate shall be the same for all Members, regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1.

6.4    Amounts Withheld. To the extent the Company (or any entity in which the Company holds a direct or indirect interest) is required by law to deduct or withhold any amounts or to make tax payments (including, without limitation, any imputed underpayments under the Code, or similar amounts under state, local, or non-U.S. law) on behalf of or with respect to any Member, or if any entity in which the Company holds a direct or indirect interest is required to withhold on amounts payable to the Company or its Subsidiaries as a result of the status (e.g., based on tax residency or treaty qualification status) of a Member, the Company(or other applicable withholding agent) may deduct or withhold any such amounts and make any such tax payments as so

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required without any gross-up payments owed to the applicable Member or other Person. All such amounts deducted or withheld, or to be deducted or withheld, or payments made, or to be made, on behalf of a Member or as a result of the status of a Member (“Tax Amounts”) shall, at the option of the Managing Member, (i) be promptly paid to the Company (or the Managing Member, as applicable) by the Member on whose behalf such Tax Amounts were made or are to be made, or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects option (ii) pursuant to the preceding sentence for repayment of a Tax Amount by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Amount. At the reasonable request of the Managing Member, the Company, or any applicable withholding agent, the Members (or other applicable Persons) shall provide the Managing Member, the Company, or other applicable withholding agent with any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Internal Revenue Service Form W-8, as applicable, or any other information or form that is reasonably relevant to determine whether any deduction or withholding is required. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company, the Managing Member, and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax, interest or imputed underpayments under Section 6232(a) of the Code, or similar amounts under state, local, or non-U.S. law) with respect to income attributable to or distributions or other payments or property deliverable to such Member, including any amounts required to be deducted or withheld in respect thereof. Each Member’s obligations under this Section 6.4 shall survive the termination, liquidation, winding up and dissolution of the Company for the applicable statute of limitations period and will survive any partial or complete transfer or redemption of a Member’s interest in the Company.

6.5    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to any Member if such distribution would violate applicable law or the terms of any indebtedness of the Company.

ARTICLE 7.

BOOKS AND RECORDS

7.1    Books, Record and Financial Statements.

7.1.1    The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional Members or substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

7.1.2    At all times during the continuance of the Company, the Managing Member shall cause the Company to maintain, at its principal place of business, separate books of account for the Company that will show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.

7.2    Accounting Methods. For financial reporting purposes and for purposes of determining Profits and Losses and other items required to be allocated pursuant to Article 5, the books and records of the Company will

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be kept on the accrual method of accounting, in accordance with GAAP consistently applied, and to the extent inconsistent therewith, in accordance with this Agreement. Such books and records and the entries therein will reflect all Company transactions and be appropriate for the Company’s business.

7.3    Audit. The financial statements of the Company, or of the Managing Member if such statements are prepared solely on a consolidated basis with the Managing Member, will be audited at the end of each Fiscal Year by the Company’s independent certified public accountant, with each such audit to be accompanied by a report of such accountant containing its opinion, addressed and provided to each of the Members. The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant’s report, and any management letters from such accountants, will be provided to the Members promptly upon receipt by the Company thereof. The Managing Member may select and change the Company’s independent public accountants.

ARTICLE 8.

TAX MATTERS

8.1    Tax Matters Partner; BBA Rules.

8.1.1    Subject to the Purchase Agreement, the Managing Member is hereby initially designated as (i) “tax matters partner” of the Company for purposes of section 6231(a)(7) of the Code as in effect prior to the amendments made by the BBA Rules (and to the extent applicable for state and local tax purposes) and (ii) the “partnership representative” pursuant to section 6223 of the Code, as amended by Public Law 114-74, the Bipartisan Budget Act of 2015 and the Consolidated Appropriations Act of 2016, and any Treasury Regulations and other guidance promulgated thereunder (and as such term is defined under any analogous provision of state or local tax law), and any similar state or local legislation, regulations, or guidance (collectively, the “BBA Rules”), for U.S. federal income and applicable state and local income tax purposes for Fiscal Years for which the BBA Rules apply to the Company (in its capacity as “tax matters partner” or “partnership representative,” the “Tax Matters Partner”). For each such Taxable Year in which the Tax Matters Partner is an entity, the Company shall appoint the “designated individual” identified by the Tax Matters Partner to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local law. Each Member, by execution of this Agreement (and subject to the terms of the Purchase Agreement), hereby consents to the appointment of the Managing Member as Tax Matters Partner as set forth herein and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or applicable state or local law to cause such designation. Subject to the terms of this Agreement and the Purchase Agreement, the Tax Matters Partner shall have the power and authority to (A) manage, control, settle, challenge, litigate, or prosecute, on behalf of the Company, any administrative proceeding or other Action at the Company level with the Internal Revenue Service or any other Governmental Entity relating to the determination of any item of Company income, gain, loss, deduction, or credit for federal income tax purposes or otherwise relating to the BBA Rules and (B) make any election under sections 6221-6241 of the Code, as amended by the BBA Rules. Notwithstanding anything else in this Agreement (and consistent with the terms of the Purchase Agreement), with respect to any tax audit, examination, proceeding, claimed deficiency or other similar tax matter relating to the Company or its Subsidiaries that pertains to taxable periods (or portions thereof) ending on or prior to the Effective Date, without the prior written consent of the Unitholder Representative (which may not be unreasonably withheld, conditioned or delayed), the Tax Matters Partner shall not settle or resolve such tax audit, examination, proceeding, claimed deficiency or other similar tax matter.

8.1.2    The Tax Matters Partner will, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

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8.1.3    If the Company (or any entity in which the Company owns a direct or indirect interest) is subject to any liabilities for taxes, interest, or penalties under Section 6225 of the Code (as amended by the BBA) or any similar state or local income tax statute (“Section 6225 Liabilities”), then except as otherwise provided in Section 8.1.1 or the Purchase Agreement the Member to whom such liabilities are attributable shall promptly pay such amount to the Company. For this purpose, if the Company is obligated to pay any portion of a Section 6225 Liability of any other entity treated as a partnership for income tax purposes in which the Company holds an equity interest under the governing documents of such entity or otherwise, the amount for which the Company is liable shall be treated as a Section 6225 Liability of the Company for purposes of this Section 8.1.3. If the amount of a Section 6225 Liability attributable to a Member remains unpaid, the Company, subject to the terms of Section 8.1.1, shall reduce future distributions or payments to such Member by the amount of such unpaid liability (and such withheld amounts shall be treated as distributions to such Member hereunder). Each Member acknowledges that, notwithstanding the Transfer of all or any portion of its Common Units, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such Transfer or redemption, as applicable under Section 6225 of the Code (as amended by the BBA), subject to the terms of this Agreement (including Section 8.1.1).

8.1.4    It is intended that, for purposes of determining whether any Section 6225 Liability is attributable to a Member under Section 8.1.3 of this Agreement, the Members shall (subject to the terms of this Agreement, including Section 8.1.1) bear the economic burdens of any such liability in the same manner (to the maximum extent possible) in which the burdens of such tax, interest and penalties would have been borne by the Members (or their respective direct or indirect equity owners) had the Company been entitled to “elect out” (and actually elected out) of the amendments made by the BBA under Section 6221(b) of the Code for the taxable year of the Company at issue, except to the extent that the Section 6225 Liability is unable to take into account partner-level attributes.

8.1.5    The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Company shall reimburse and indemnify and hold harmless the Tax Matters Partner (and any “designated individual”) for any and all out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Tax Matters Partner (or “designated individual”).

8.1.6    This Section 8.1 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Ownership Interest, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

8.2    Section 754 Election. The Company and each Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes shall have in effect an election under Section 754 of the Code for the taxable year in which the date of this Agreement occurs. Each Member will, upon request of the Tax Matters Partner, supply the information necessary to give effect to any such election.

8.3    Section 83(b) Elections. Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Section 83(b) of the Code with respect to such Units. Each Member who acquires Units that are intended to constitute profits interests, and at the time of such acquisition are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code shall make a timely election under Section 83 of the Code with respect to such Units. It is the sole responsibility of a Member, and not the Company, to file the election under Section 83(b) of the Code even if such Member requests the Company or any of its representatives to assist in making such filing. Each Member who files an election under Section 83(b) of the Code with respect to Units (including each Member who is required to file such an election under this Section 8.3) shall provide a copy of such election and proof of filing of such election to the Company on or before the due date for the filing of such election.

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8.4    Other Tax Matters.

8.4.1    Certain Tax Agreements.

8.4.1.1    The Members and the Company intend that the conversion of the Previous Interests into interests in the Company in connection with the transactions contemplated by Section 4.2 be treated as a non-taxable recapitalization of the equity interests in the Company. The Members and the Company will, and the Other Members will cause all of their Affiliates to, file all tax returns consistent with the foregoing, unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

8.4.2    Tax Returns.

8.4.2.1    The Managing Member shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 8.4.2.

8.4.2.2    On or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the date of this Agreement, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

8.4.2.3    Except as otherwise provided in Section 12.05 of the Purchase Agreement: As soon as reasonably practicable after the end of a Fiscal Year, the Managing Member shall cause the Company to provide to the Unitholder Representative, on behalf of each Member, a statement showing an estimate of each Member’s state tax apportionment information and each Member’s estimated allocations of taxable income, gains, losses, deductions and credits for such Fiscal Year and, as soon as reasonably practicable following the end of the prior Fiscal Year, the Managing Member shall cause the Company to provide to the Unitholder Representative, on behalf of each Member, a statement showing each Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed Internal Revenue Service Schedule K-1 (and, if applicable, completed Schedules K-2 and K-3) (the statements referred to in this sentence, collectively, the “Tax Statements”).

8.4.3    Classification of Subsidiaries. The Company and System1 Midco, LLC will, after the closing of the transactions contemplated by the Purchase Agreement and related contracts, each be treated as a partnership for U.S. federal and applicable state and local income tax purposes.

8.5    Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the Purchase Agreement, the Previous Agreement, the Registration Rights Agreement, the Shareholders’ Agreement, the Tax Receivable Agreement or the Warrant Agreements:

8.5.1    The Managing Member shall have the authority to, and shall, take any steps it determines are necessary or appropriate to prevent the Company from being taxable as a corporation for U.S. federal income tax purposes. In furtherance of the foregoing, except with the consent of the Managing Member, no Transfer by a Member of its Units (including any Redemption, Direct Exchange, conversion of any interest into a Unit or any other acquisition of Units by any Person or the Company) may be made to or by any Person if such Transfer, Redemption, Direct Exchange, conversion, acquisition or other action could result in the Company being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code).

8.5.2    All Transfers shall also be subject to the limitations set forth in Schedule A.

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ARTICLE 9.

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1    Exculpation.

9.1.1    A “Covered Person” shall mean any Member, any Affiliate of a Member, any partner, shareholder, member, director, officer, agent, or employee of any Member or of any Affiliate of any Member, any director, officer, agent, or employee of the Company or of any of its Subsidiaries, and any Person who, at the request of the Company serves in any capacity on behalf of another entity, including, without limitation, any director, officer or employee of the Managing Member. For the avoidance of doubt, the Unitholder Representative shall be a Covered Person. No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person will be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct, or knowing violation of the law or of this Agreement.

9.1.2    A Covered Person will be fully protected in relying in good faith upon the records of the Company (or such other entity which he or she serves) and upon such information, opinions, reports or statements presented to the Company (or such other entity which he or she serves) by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who in the reasonable belief of such Covered Person has been selected with reasonable care by or on behalf of the Company (or such other entity which he or she serves), including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

9.2    Indemnification by the Company.

9.2.1    To the fullest extent permitted by law, in addition to any indemnification obligations of the Managing Member, the Company shall indemnify any Covered Person to the extent and in the manner specified in this Section 9.2.

9.2.2    A Covered Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of alleged acts or omissions in his capacity as a Covered Person (a “Covered Proceeding”), other than a Covered Proceeding brought by or in the right of the Company or the Members generally, shall be indemnified and held harmless by the Company from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts which the Covered Person may actually and reasonably incur in connection with or by reason of such Covered Proceeding, by reason of any acts, omissions, or alleged acts or omissions committed directly or indirectly on behalf of the Company (whether or not the Covered Person is still acting in such capacity at the commencement of or during such Covered Proceeding), except to the extent that such act or omission was done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or except to the extent that, with respect to any criminal action or proceeding, such Person had reasonable cause to believe his conduct was unlawful. The termination of any Covered Proceeding by judgment, order, conviction, plea, settlement, or its equivalent, shall not of itself create a presumption that the act or omission was done fraudulently or in bad faith or as a result of wanton or willful misconduct or, with respect to any criminal Covered Proceeding, that the Person had reasonable cause to believe that his conduct was unlawful.

9.2.3    A Covered Person who was or is a party, or is threatened to be made a party, by reason of alleged acts or omissions in his capacity as a Covered Person, to any Covered Proceeding brought by or in the right of the Company or of the Members generally to procure a judgment in its or their favor, shall be

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indemnified and held harmless as set forth in Section 9.2.2 to the extent that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company. If the Covered Person shall have been adjudicated by final and non-appealable order in such Covered Proceeding to be liable to the Company or to the Members generally, then the indemnification provided for in the preceding sentence shall apply only to the extent that the tribunal having jurisdiction over such Covered Proceeding shall determine that, despite the adjudication of liability, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to such indemnification.

9.2.4    The Company shall pay, (i) from the inception of a Covered Proceeding and for its entire duration, all costs and expenses of the Covered Person with respect to such Covered Proceeding as they become due, including without limitation reasonable legal fees and expenses, and (ii) in connection with the termination of a Covered Proceeding (whether or not appellate or other review proceedings are taken or contemplated), all judgments, fines, settlement payments, other costs and expenses (including reasonable legal fees and expenses) and other amounts incurred by the Covered Person, provided that in each case described in clause (i) or (ii), the Covered Person shall have delivered to the Company a written undertaking to repay all such amounts to the Company to the extent it is determined, as provided in Section 9.2.2 or Section 9.2.3, that the Covered Person is not entitled to indemnification with respect to part or all of the amounts paid.

9.2.5    The Managing Member shall control the defense of any Covered Person in a Covered Proceeding as well as any settlement with respect to such Covered Person, including without limitation the selection and direction of counsel. The Covered Person shall not consent to the entry of any judgment or other dispositive order or to any settlement without the consent of the Managing Member. The Managing Member and counsel selected by it shall not consent to the entry of any judgment or other dispositive order as to the Covered Person which does not provide for a complete and unconditional release of all liability in favor of the Covered Person.

9.2.6    The obligations of the Company under this Section 9.2 shall be enforceable solely against the assets of the Company, and not against the assets of any Member, of any securityholder of the Managing Member, or of any officer, director, agent, or employee of the Company or the Managing Member. The provisions of this Section 9.2 are solely for the benefit of the Covered Person and his, her, or its heirs, personal representatives, successors, and assigns.

9.2.7    The rights and remedies granted a Covered Person by this Section 9.2 shall be in addition to, and not in lieu of, (i) any and all rights and remedies available to a Covered Person against the Company or any other Person, whether conferred by any provision of law, by any agreement, bylaw, articles of incorporation, or other document, or by any resolution or other action, and (ii) any and all rights and claims available to a Covered Person under any policy of insurance. Amounts payable under this Section 9.2 shall not be reduced or deferred by reason of any such other rights, remedies, or claims which may be available to a Covered Person, provided however, that a Covered Person shall have only one satisfaction with respect to amounts incurred, and provided further, that the Company shall be subrogated to a Covered Person’s claims against other Persons and under any policy of insurance, to the extent of payments made by the Company to such Covered Person under this Section 9.2. Notwithstanding anything herein to the contrary, no Person shall be entitled to any rights under this Section 9.2 without the prior written consent of the Managing Member.

9.3    Insurance. The Company may purchase and maintain such insurance with such coverages on behalf of Covered Persons and such other Persons as the Managing Member may determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company (or such other entity which he or she serves), regardless of whether the Company (or such entity) would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons or other parties and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.2.2 above and containing such other procedures regarding

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indemnification as are appropriate, provided that such contracts and procedures shall not be in derogation of the protections provided by this Article 9. No Covered Person shall be permitted to make a claim under any insurance coverage purchased and maintained by the Company without the prior written consent of the Managing Member. For the avoidance of doubt, any costs or liabilities under any indemnity contract entered into by the Managing Member with a Covered Person shall be paid by the Company.

ARTICLE 10.

RESTRICTIONS ON TRANSFERS OF OWNERSHIP INTERESTS

10.1    Transfers by the Managing Member. Except as otherwise provided in this Agreement, including in Sections 4.9, 4.10, 4.11 and 10.5, the Managing Member may not Transfer all or any part of its Ownership Interest without the Consent of the Members (other than the Managing Member) holding at least a majority of the aggregate Common Units then outstanding and held by such Members.

10.2    Transfers by Members.

10.2.1    Except as set forth in Section 10.2.2 or Section 10.5, to the fullest extent permitted by law, no Member may Transfer (such transferring Member, a “Transferor”) all or any part of such Member’s Ownership Interests without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion. Unless a Transferee is admitted as a substitute Member in accordance with Section 10.3, a Transfer by a Member of all or any part of such Member’s Common Units shall not release such Member from any of such Member’s obligations or liabilities hereunder or limit the Managing Member’s rights with respect to such Member of any nature whatsoever arising under this Agreement; provided, that any such Transferee shall be entitled to allocations and distributions with respect to its Common Units but shall not have any of the other rights of a Member under this Agreement.

10.2.2    The restrictions contained in the first sentence of Section 10.2.1 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption in accordance with Article 11 or (B) a Transfer by a Member to another Member, the Company or any of its Subsidiaries, (ii) a Transfer to an Affiliate of, or owner of an equity interest in, a Member (including any distribution by such Member to its members, partners or shareholders or any redemption of the equity interests in such Member held by one or more of its members, partners or shareholders, and any related distributions or redemptions by such members, partners or shareholders to their respective members, partners or shareholders) or (iii) any Transfer of equity or other interests in such Member (including, for the avoidance of doubt, any Transfers of equity or other interests in the Managing Member) so long as such Transfer is consistent with the terms of any agreement with the Managing Member and/or the Company; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to the transferred Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), prior to such Transfer the transferor will deliver a written notice to the Managing Member, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. For the avoidance of doubt, Permitted Transfers shall in any case be subject to Section 8.5.

10.3    Certain Provisions Applicable to Transfers. Any Person who acquires Common Units in accordance with this Agreement (“Transferee”) shall be admitted as a Member upon the satisfaction of the following conditions:

10.3.1    the Transferee agrees to be bound by all the terms and provisions of this Agreement applicable to it;

10.3.2    the Transferor and Transferee execute and acknowledge such other instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem necessary or desirable to effect such substitution; and

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10.3.3    such Transfer does not (A) cause the Company to become a “publicly traded partnership”, as such term is defined in Section 469(k)(2) or 7704 of the Code.

For purposes of this Article 10, a transaction shall be deemed to be a Transfer, irrespective of its form, if it has economic effect which is substantially equivalent to that of a Transfer under the relevant circumstances.

10.4    Pledges. A holder of Common Units may pledge or grant a security interest in such Common Units subject to the following conditions:

10.4.1    such holder provides thirty (30) days’ prior written notice of the pledge or grant to the Managing Member;

10.4.2    such pledge or grant of security interest shall be made in connection with a bona fide extension of credit by a Person (the “Lender”) who in the ordinary course of such Person’s business engages in such extensions of credit; and

10.4.3    prior to completing such pledge or grant of security interest, such holder shall deliver to the Managing Member an undertaking or other instrument reasonably satisfactory to the Managing Member (and for the benefit of each holder of Common Units) in which the Lender acknowledges and agrees that the exercise by the Lender of remedies involving Transfer of ownership of such shares or of rights appurtenant thereto will be a Transfer subject to all the terms of conditions of this Agreement.

Notwithstanding the foregoing, the Managing Member may prevent a holder from pledging or granting a security interest in its Common Units if it determines that the exercise of the Lender’s remedies could cause a Transfer otherwise prohibited by this Agreement, including a Transfer prohibited by Section 10.3.3.

10.5    Certain Transactions with Respect to the Managing Member.

10.5.1    In connection with a Change of Control Transaction, each Member shall, and the Managing Member shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Common Units, pursuant to which such Common Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article 11 (applied for this purpose as if the Managing Member had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.5.1. Any such Redemption pursuant to this Section 10.5.1 shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.5.1, the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units subject to such Redemption shall be deemed to be transferred to the Managing Member on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Common Units subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event of an expected Change of Control Transaction, the Managing Member shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement providing for such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in

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connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Managing Member to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.5.1 to effect such Redemption.

10.5.2    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Managing Member shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Member that is applicable to such Pubco Offer. The Members shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Managing Member. In the case of any Pubco Offer that was initially proposed by the Managing Member, the Managing Member shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

10.5.3    In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.5.1 shall take precedence over the provisions of Section 10.5.2 with respect to such transaction, and the provisions of Section 10.5.2 shall be subordinate to provisions of Section 10.5.1, and may only be triggered if the Managing Member elects to waive the provisions of Section 10.5.1.

ARTICLE 11.

REDEMPTION

11.1    Redemption Right of a Member.

11.1.1    Each Member (other than the Managing Member and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Class B Units in whole or in part (the “Redemption Right”) at any time and from time to time following the waiver or expiration of the Lock-Up Period (as defined in the bylaws of the Managing Member), relating to the shares of the Managing Member that may be applicable to such Member, subject to Section 8.5. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Managing Member. The Redemption Notice shall specify the number of Class B Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Company, the Managing Member and the Redeeming Member may change the number of Redeemed Units and/

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or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that if the Redemption Date for any Redemption with respect to which the Managing Member does not elect to provide a Cash Settlement falls within any Black-Out Period, then the Redemption shall occur on the next Business Day following the end of such Black-Out Period; provided, further, that in the event the Managing Member elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption; provided, further, that to the extent a Redemption is made in connection with the Redeeming Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to Section [●] of the Registration Rights Agreement, the Redemption Date shall be the date on which the offering with respect to such Piggyback Registration is completed. Unless the Redeeming Member has revoked or delayed a Redemption as provided in Section 11.1.4, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

11.1.1.1    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated);

11.1.1.2    the Managing Member shall, in accordance with Section 6.2(a) of the Certificate of Incorporation of the Managing Member, select one share of Class C Common Stock held by the Redeeming Member for each Redeemed Unit, which share will automatically and without further action on the part of the Managing Member and the Redeeming Member be transferred to the Managing Member for no consideration and thereupon the Managing Member shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Managing Member; and

11.1.1.3    the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.1.2, and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Class B Units equal to the difference (if any) between the number of Class B Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.1.1 and the Redeemed Units.

11.1.2    The Managing Member shall have the option as provided in Section 11.2 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement. The Managing Member shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Managing Member does not timely deliver an Election Notice, the Managing Member shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).

11.1.3    In the event the Managing Member elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

11.1.3.1    any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

11.1.3.2    the Managing Member shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

11.1.3.3    the Managing Member shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

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11.1.3.4    the Redeeming Member is in possession of any material non-public information concerning the Managing Member, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Managing Member does not permit disclosure of such information);

11.1.3.5    any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

11.1.3.6    there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

11.1.3.7    there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

11.1.3.8    the Managing Member shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

11.1.3.9    the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.1.3, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Managing Member, the Company and such Redeeming Member may agree in writing).

11.1.4    The number of shares of Class A Common Stock (or the Redeemed Units Equivalent amount, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all distributions pursuant to Section 6.3 that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any tax year irrespective of whether such distribution(s) are declared or made after the Redemption Date. For the avoidance of doubt and for the purpose of avoiding duplication, the Redeeming Member entitled to receive any distribution pursuant to the preceding sentence shall not also receive the dividend declared on the applicable Share Settlement in connection with the same distribution.

11.1.5    In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

11.1.6    Notwithstanding anything to the contrary contained herein, neither the Company nor the Managing Member shall be obligated to effectuate a Redemption if such Redemption could (as determined in the

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reasonable discretion of the Managing Member) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

11.2    Election and Contribution of the Managing Member. Unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 11.1.4, subject to Section 11.5, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Managing Member shall make a capital contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Managing Member in accordance with Section 11.1.2), and (ii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.3, in the event that the Managing Member elects a Cash Settlement, the Managing Member shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement.

11.3    Direct Exchange Right of the Managing Member.

11.3.1    Notwithstanding anything to the contrary in this Article 11 (save for the limitations set forth in Section 11.1 regarding the Managing Member’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under this Article 11, including the right to revoke a Redemption Notice), the Managing Member may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and the Managing Member, on the other hand (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable. Upon such Direct Exchange pursuant to this Section 11.4, the Managing Member shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

11.3.2    The Managing Member may, at any time prior to a Redemption Date (including after delivery of an Election Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article 11 and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Managing Member at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

11.3.3    Except as otherwise provided by this Section 11.4, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Managing Member had not delivered an Exchange Election Notice and as follows:

11.3.3.1     the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units to the Managing Member;

11.3.3.2     the Managing Member shall pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable; and

11.3.3.3     the Company shall (x) register the Managing Member as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Class B

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Units equal to the difference (if any) between the number of Class B Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 11.4 and the Redeemed Units, and issue to the Managing Member a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 11.4.

11.4    Reservation of Shares of Class A Common Stock; Listing; Certificate of Incorporation. At all times the Managing Member shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption; provided that nothing contained herein shall be construed to preclude the Managing Member from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Managing Member) or by way of Cash Settlement. Subject to the terms of the Registration Rights Agreement, the Managing Member shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption to the extent a registration statement is effective and available with respect to such shares. The Managing Member shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities laws). The Managing Member covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article 11 shall be interpreted and applied in a manner consistent with any corresponding provisions of the Managing Member’s certificate of incorporation (if any).

11.5    Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Class B Units following such Redemption, the Redeeming Member. No Redemption shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

11.6    Tax Treatment. Unless otherwise required by applicable law, the parties hereto agree to treat any Redemption or Direct Exchange as a direct exchange between the Managing Member and the Redeeming Member for U.S. federal and applicable state and local income tax purposes and each of the Company, the Managing Member and the applicable Redeeming Members and their respective Affiliates shall report any Redemption or Direct Exchange consistent therewith for all U.S. federal and applicable state and local income tax purposes unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

ARTICLE 12.

DISSOLUTION, LIQUIDATION AND TERMINATION

12.1    Dissolution. The Company will be dissolved and its affairs will be wound up upon the occurrence of the first of any of the following events: (a) the written agreement of Members holding 80% of the Units then outstanding; or (b) dissolution required by operation of law.

12.2    Notice of Dissolution. Upon the dissolution of the Company, the Managing Member will promptly notify each of the Members of such dissolution.

12.3    Liquidation. Upon dissolution of the Company, the Managing Member, as liquidating trustee, will immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time will be

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allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the losses attendant upon a liquidation. The Members will continue to share Profits and Losses and other items required to be allocated under Section 4.3, in the same manner as before the dissolution of the Company. The proceeds of liquidation will be applied (i) first, to the payment of amounts owed to creditors, (ii) then to the establishment of such reserves for contingent liabilities and costs of liquidation as the Managing Member may reasonably determine, and (iii) then to distributions to the Members in accordance with Section 6.1 or Section  6.2.

12.4    Termination. The Company will terminate when all of the assets of the Company have been distributed in the manner provided for in Section 12.3. Notwithstanding the foregoing, Section 3.5, Article 5, Article 8, Article 9, this Article 12 and Article 14 will survive termination of the Company and this Agreement in accordance with their terms.

12.5    Claims of the Members. Members and former Members will look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against the Company or any other Member.

ARTICLE 13.

PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS

13.1    Procedures for Actions and Consents of Members. The actions requiring Consent of any Member or Members pursuant to this Agreement, including Section 3.6 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 13.

13.2    Actions and Consents of Members.

13.2.1    Meetings of the Members may be called only by the Managing Member to transact any business that the Managing Member determines. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of Members holding a majority of the outstanding Units held by the Members entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Members. Whenever the vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members by written Consent in accordance with the procedure prescribed in Section 13.2.2 hereof.

13.2.2    Any action requiring the Consent of any Member or group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so specified by the Managing Member. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent to the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

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13.2.3    Each Member entitled to act at a meeting of the Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. Every proxy shall be revocable in the discretion of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

13.2.4    The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than five (5) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment at such meeting.

13.2.5    Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation of the foregoing, meetings of Members may be held at the same time as and as part of, and conducted in the same manner as, the meetings of the Managing Member’s stockholders.

ARTICLE 14.

MISCELLANEOUS

14.1    Notices. All notices provided for in this Agreement will be in writing, duly signed by the party giving such notice, addressed as follows:

(a)    If given to the Company, to the Managing Member at the address for such Member set forth on Exhibit A; and

(b)    If given to any Member or any of such Member’s members or shareholders, at its address set forth on Exhibit A.

All notices required or permitted by this Agreement shall be given by overnight first class mail, postage prepaid, sent by commercial overnight courier service or by electronic mail (with a subject indicating that it is a notice pursuant to this Agreement). Any such notice will be deemed to have been duly given or made and to have become legally effective, in each case, only at the time of receipt thereof by both the primary Person to whom it is directed and each Person to whom a copy is required to be sent in accordance with Exhibit A. Any provision in this Agreement referring to the “giving” or “delivery” of a notice shall be construed in accordance with the preceding sentence.

14.2    Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

14.3    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

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14.4    Binding Effect. Subject to other applicable provisions of this Agreement, this Agreement will be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their successors, heirs, legal representatives and assigns. Whenever any provision of this Agreement refers to a Member, such provision shall be deemed to refer also to any Transferee of an Ownership Interest of such Member, subject to other applicable provisions of this Agreement.

14.5    Interpretation. All references to “this Agreement” include the exhibits, schedules, and appendixes hereto. Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever will be applicable. All references herein to Sections, subsections, paragraphs or clauses, or to exhibits, schedules or appendixes, will refer to corresponding provisions of this Agreement. Use of the word “including” shall mean “including without limitation,” unless otherwise stated. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the time period before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

14.6    Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

14.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document. All counterparts will be construed together and will constitute one instrument.

14.8    Integration. This Agreement and all Exhibits and Appendices hereto, together with all other agreements that will become effective on the Effective Date, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and shall supersede all prior agreements and understanding pertaining hereto.

14.9    Amendments. Subject to the Shareholders Agreement, this Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; provided, however, that, in the event of any conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall govern; in the event of any conflict between this Agreement and the Tax Receivable Agreement, the Tax Receivable Agreement shall govern; and in the event of any conflict between this Agreement and the Shareholders Agreement, the Shareholders Agreement shall govern.

14.10    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.11    Governing Law. This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of Delaware and all rights and remedies will be governed by such laws without regard to principles of conflict of laws.

14.12    Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection

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which such party may now or hereafter have to the venue of the state or federal court in the State of Delaware having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum.

14.13    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Fifth Amended and Restated Limited Liability Company Operating Agreement of S1 HOLDCO, LLC, as of the date first above written.

THE COMPANY:

S1 HOLDCO, LLC, a Delaware limited liability company

Name:
Title:

[Signature page to Operating Agreement]

THE MANAGING MEMBER:

[●], a Delaware corporation

Name:
Title:

[Signature page to Operating Agreement]

MEMBERS:

[●]

[Signature page to Operating Agreement]

Annex F

TAX RECEIVABLE AGREEMENT

by and among

[●],

S1 HOLDCO, LLC,

[●], as TRA HOLDER REPRESENTATIVE,

the several TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS

FROM TIME TO TIME PARTY HERETO

Dated as of [●]

i

		Page
Section 7.16	TRA Holder Representative	22
Section 7.17	Non-Effect of Other Tax Receivable Agreements	23

Exhibits

Exhibit A -	Form of Joinder Agreement

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], is hereby entered into by and among [●], a Delaware corporation (the “Corporation”), S1 Holdco, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined below), and each of the TRA Holders (as defined below) from time to time party hereto.

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC (such members (other than the Corporation) who are parties hereto, and their respective assignees who become parties hereto by satisfying the Joinder Requirement (the “Members”)), directly or indirectly owns limited liability company interests in the LLC in the form of Units (the “Units”);

WHEREAS, pursuant to that certain Business Combination Agreement by and among the Corporation, the LLC, Orchid Merger Sub I, Inc., Orchid Merger Sub II, LLC, Orchid Finco LLC, S1 SS Protect Holdings, Inc., and the other parties thereto, among other things, (i) the LLC may redeem certain Units from OpenMail and from the Founders (collectively, the “BCA Redemption”) and (ii) the Corporation will become the Managing Member of the LLC (as defined in the LLC Agreement) (such Business Combination Agreement, the “Business Combination Agreement”, and the transactions contemplated by the Business Combination Agreement including the BCA Redemption, the “Business Combination”);

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, each holder of Units (other than the Corporation) has the right to require the LLC to redeem (a “Redemption”) all or a portion of such holder’s Units for cash or, at the Corporation’s election, Class A Common Stock, in either case contributed to the LLC by the Corporation; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such cash or shares of Class A Common Stock for such Units (holders described in this clause, the “TRA Holders”);

WHEREAS, the LLC and any direct or indirect Subsidiary (owned through a chain of pass-through entities) of the LLC that is treated as a partnership for U.S. federal income tax purposes (for the avoidance of doubt, including System1 Midco, LLC as of the date hereof) (together with the LLC and any direct or indirect Subsidiary (owned through a chain of pass-through entities) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes (for the avoidance of doubt, including System1, LLC as of the date hereof, the “LLC Group”) will have in effect an election under Section 754 of the Code (as defined below) for the Taxable Year (as defined below) in which the Business Combination and any Exchange (as defined below) occurs; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to certain tax benefits derived by the Corporation as a result of the Business Combination, any Exchanges, and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

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“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and be reasonably acceptable to the TRA Holder Representative.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.5(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) the Corporation’s income tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Bankruptcy Code” is defined in Section 4.1(c) of this Agreement.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code (and similar provisions of U.S. state or local tax Law) (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732, 734(b) and 1012 of the Code (and similar provisions of U.S. state or local tax Law) (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in the case of each of (i) and (ii), as a result of any Exchange and any payment made under this Agreement in respect of such Exchange. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.3 of this Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Combination” is defined in the preamble.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Combination Date” means the date on which the closing of the Business Combination occurs.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(1)    any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto (the “Exchange Act”), but excluding any employee

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benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the votes eligible to be cast to elect the board of directors of the Corporation;

(2)    the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Partnership); or

(3)     there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” is defined in the recitals of this Agreement.

“Class C Common Stock” means the shares of Class C common stock of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local, and foreign income taxes (including franchise taxes that are based on or measured with respect to net income or profits) and any interest related thereto.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means LIBOR plus 400 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

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“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 4.50% and (ii) the Agreed Rate.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any Direct Exchange or Redemption and the Purchase.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s share of the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments thereto for the Taxable Year, and (ii) excluding any deduction attributable to Imputed Interest or Actual Interest Amounts for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in the previous sentence.

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as

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published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR) for one-month London interbank offered rates for U.S. dollar deposits for such month (or portion thereof). If LIBOR ceases to be published in accordance with the definition thereof, the Corporation and the LLC shall work together in good faith to select a replacement rate with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time, and from and after the date LIBOR ceases to be so published any such replacement rate so selected shall be treated as LIBOR for purposes of this Agreement.

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.5(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Purchase” is defined in Section 2.1(a) of this Agreement.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.5(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns at the time of an Exchange or other applicable transaction. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

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“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.4(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“TRA Holder Representative” means [●], as of the date hereof, and any successor TRA Holder Representative that may be appointed pursuant to Section 7.16 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1)    in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(2)    (i) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income tax rates for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

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(3) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments or Imputed Interest (including any such Basis Adjustments, and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier);

(4)    any non-amortizable assets will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date;

(5)    if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the fair market value that would be received by such TRA Holder if such Units had been Exchanged on the Early Termination Effective Date, and such TRA Holder shall be deemed to receive the amount of cash such TRA Holder would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(6)    any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2    Rules of Construction. Unless otherwise specified herein:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    For purposes of interpretation of this Agreement:

(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)    References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)    References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)    The term “including” is by way of example and not limitation.

(v)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi)    The term “or” shall not be exclusive and shall instead mean “and/or.”

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)    Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

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ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1    Basis Adjustments; Section 754 Election; Revaluation.

(a)    Basis Adjustments. The Parties acknowledge and agree that (A) each Exchange shall give rise to Basis Adjustments, (B) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code, and (C) if cash is contributed by the Corporation to the LLC in connection with the closing of the Business Combination, such contribution and the BCA Redemption shall be treated as a direct purchase of Units by the Corporation from OpenMail and the Founders (pro rata in accordance with the Units redeemed from each in the BCA Redemption) pursuant to Section 707(a)(2)(B) of the Code to the extent of the cash contributed by the Corporation (up to the amount of cash used in the BCA Redemption (except to the extent the BCA Redemption qualifies as a debt-financed distribution)) (the “Purchase”). In connection with the Purchase, and in connection with any Direct Exchange or any Redemption treated as a taxable direct purchase of Units by the Corporation, the Parties acknowledge and agree that pursuant to applicable law the Corporation’s share of the basis in the Reference Assets shall be increased by the excess, if any, of (A) the sum of (x) the fair market value of Class A Common Stock or the cash transferred to a Member pursuant to an Exchange as payment for the Units (and any other amounts includible in the basis of the Corporation with respect to Units acquired in connection with the Purchase), (y) the amount of payments made pursuant to this Agreement with respect to such Exchange and (z) the amount of liabilities allocated to the Units acquired pursuant to the Exchange, over (B) the Corporation’s proportionate share of the basis of the Reference Assets immediately after the Exchange attributable to the Units acquired, determined as if each member of the LLC Group remains in existence as an entity for tax purposes and no member of the LLC Group made the election provided by Section 754 of the Code.

(b)    Section 754 Election. The Corporation, in its capacity as the managing member of the LLC, shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law); provided that with respect to any direct or indirect Subsidiary of the LLC that is treated as a partnership for U.S. federal income tax purposes for which the Corporation or any of its Subsidiaries do not have the authority under the governing documents of such Subsidiary to cause such Subsidiary to have in effect an election under Section 754 of the Code (or under any similar provisions of applicable U.S. state or local law), the Corporation shall only be required to take commercially reasonable efforts to cause such Subsidiary to have such an election in effect.

Section 2.2    Basis Schedules. Within ninety (90) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year and (b) the periods over which each Basis Adjustment is amortizable or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.3    Tax Benefit Schedules.

(a)    Tax Benefit Schedule. Within ninety (90) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holder Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures

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set forth in Section 2.5(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

(b)    Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of the Corporation for Covered Taxes for such Taxable Year attributable to the Basis Adjustments, Imputed Interest and Actual Interest Amounts, as determined using a “with and without” methodology described in Section 2.5(a). Carryovers, carryforwards, or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest or Actual Interest Amounts shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, or carrybacks. If a carryover, carryforward, or carryback of any tax item includes a portion that is attributable to any Basis Adjustments, Imputed Interest or Actual Interest Amounts (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable), provided that, in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree to treat (i) all Tax Benefit Payments (other than Imputed Interest and Actual Interest Amounts) attributable to an Exchange and to the extent permitted by applicable law as subsequent upward purchase price adjustments that (A) give rise to further Basis Adjustments in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made and (ii) as a result, to the extent permitted by applicable law, any additional Basis Adjustments arising from such a Tax Benefit Payment shall be incorporated into the current Taxable Year continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the Corporation.

Section 2.4    Procedures; Amendments.

(a)    Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder Representative, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.5(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers as determined by the Corporation or as reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Holder Representative, at the Corporation and the applicable Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporation for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) days from the date on which the TRA Holder Representative first receives the applicable Schedule or amendment thereto unless:

(i)    the TRA Holder Representative within thirty (30) days after receiving the applicable Schedule or amendment thereto, provides the Corporation with (A) written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative or TRA Holder’s material objection (an “Objection Notice”); or

(ii)    the TRA Holder Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment

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thereto becomes binding on the date the waiver from the TRA Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representative; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1    Timing and Amount of Tax Benefit Payments.

(a)    Timing of Payments. Except as provided in Section 3.4 and subject to Sections 3.2 and 3.3, within ten (10) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Holder Representative pursuant to Section 2.4(a) of this Agreement becomes final in accordance with Section 2.5(a) of this Agreement, the Corporation shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Holder. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such TRA Holder (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest, if any, with respect to the Net Tax Benefit described in (i).

(i)    Attributable. A Net Tax Benefit is “Attributable” to a TRA Holder to the extent that it is derived from any Basis Adjustment, Imputed Interest or Actual Interest Amount that is attributable to an Exchange undertaken by or with respect to such TRA Holder .

(ii)    Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect

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to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

(iii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iv)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the actual liability of the Corporation for Covered Taxes; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account any U.S. federal income tax benefit, if any, received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the actual liability of the Corporation for Covered Taxes over the Hypothetical Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account any U.S. federal income tax benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)    Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may, as applicable, apply to cause a portion of any payments by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii)    Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the

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Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(i)    Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 (if any) in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder.

(ii)    The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(c)    Interest. The provisions of Section 3.1(b) and Section 5.2 in respect of Default Rate Interest are intended to operate so that interest will effectively accrue (or in the case of Imputed Interest be treated as accruing solely for U.S. federal income or applicable state or local income tax purposes) in respect of the Net Tax Benefit (or Tax Benefit Payment in respect of any Actual Interest Amount or Default Rate Interest) for any Taxable Year as follows:

(i)    first, solely for U.S. federal income or applicable state or local income tax purposes, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a));

(ii)    second, at the Agreed Rate (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii)    third, in accordance with Section 5.2, at the Default Rate (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to the applicable TRA Holder).

Section 3.2    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3    Pro-Ration of Payments as Between the TRA Holders.

(a)    Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential depreciation, amortization or other tax benefit in respect of the Basis Adjustments, Imputed Interest, Actual Interest Amounts, and Default Rate Interest for purposes of determining the Corporation’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income to fully utilize such deductions, then the available Covered Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax

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Benefit Payments that would have been payable if the Corporation had in fact had sufficient taxable income and there had been no such limitation. After taking the foregoing sentence into account, if for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporation and the TRA Holders agree that (i) the Corporation shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b)    Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full.

Section 3.4    Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Holder, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holders in respect of any anticipated amounts to be owed with respect to a Taxable Year to the TRA Holders pursuant to Section 3.1 of this Agreement (any such estimated payment referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Holder pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Holders then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holders and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holders pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.5. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, then Imputed Interest, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.5, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holders along with an appropriate Actual Interest Amount (and any Default Rate Interest) in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Holder for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holders pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on

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which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the Corporation.

Section 3.5    Overpayments. To the extent the Corporation makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which such relevant TRA Holders shall be entitled. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the TRA Holders shall not be required, under any circumstances, to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

ARTICLE IV.

TERMINATION

Section 4.1    Early Termination of Agreement; Breach of Agreement.

(a)    Corporation’s Early Termination Right. The Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payments; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Holders that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payments, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payments (which Tax Benefit Payments shall not be included in the Early Termination Payments); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payments or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payments. If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a) and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b)    Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Holder Representative shall have the option, by written notice to the Corporation, to cause the acceleration of all unpaid payment obligations of the Corporation hereunder as calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the

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TRA Holders as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payments or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandis.

(c)    Acceleration Upon Material Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (which failure has not been cured by full payment thereof within twenty (20) days of receiving written notice from the TRA Holder Representative), failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise, then, at the option of the TRA Holder Representative, all obligations of the Corporation hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from the TRA Holder Representative (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payments or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, the TRA Holder Representative and each TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within sixty (60) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2    Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Holder Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or (c) (or an early termination pursuant to Section 4.1(d)), the Corporation shall deliver a schedule developed in consultation with the Advisory

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Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder Representative, in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) days from the first date on which the TRA Holder Representative received such Early Termination Schedule unless:

(i)    the TRA Holder Representative within thirty (30) days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

(ii)    the TRA Holder Representative provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3    Payment Upon Early Termination.

(a)    Timing of Payment. Within ten (10) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

(b)    Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to and subject to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to such TRA Holder, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payments required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank

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pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Furthermore, each TRA Holder shall enter into any subordination agreements in a form reasonably satisfactory to the TRA Holder Representative in order to effectuate the purposes of this Section  5.1.

Section 5.2    Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holders when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1    Participation in the Corporation’s Tax Matters. Except as otherwise provided herein or in the Business Combination Agreement or the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries (including the LLC) including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to Taxes. The Corporation shall notify the TRA Holder Representative of, and keep it reasonably informed with respect to, the any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to reduce or defer the Tax Benefit Payments payable to any TRA Holder under this Agreement and the TRA Holder Representative, and any affected TRA Holder, shall have the right to (i) discuss with the Corporation, and provide input and comment to the Corporation regarding, any portion of any such tax audit or other tax contest and (ii) participate in, at the affected TRA Holders’ and TRA Holder Representative’s expense, any such portion of any such tax audit or other tax contest to the extent it relates to issues the resolution of which would reasonably be expected to reduce or defer the Tax Benefit Payments payable to any TRA Holder under this Agreement. To the extent there is a conflict between this Agreement and either the Business Combination Agreement or the LLC Agreement relating to tax matters concerning Covered Taxes and the Corporation, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

Section 6.2    Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the determination of any deductions arising from the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including, without limitation, the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder Representative agree to the use of other procedures and methodologies.

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Section 6.3    Cooperation. Each Member shall furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority and (ii) reasonably cooperate in connection with any such matter. The Corporation shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII.

MISCELLANEOUS

Section 7.1    Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

[●]

If to the TRA Holder Representative:

[●]

with a copy (which shall not constitute notice to the TRA Holder Representative) to:

[●]

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby

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is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6    Assignments; Amendments; Successors; No Waiver.

(a)    Assignment. No TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, without the consent of the Corporation, to any Person; provided any such Person shall be required to execute and deliver a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of the TRA Holder Representative (and any purported assignment without such consent shall be null and void).

(b)    Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Corporation and (ii) the TRA Holder Representative, provided, that any amendment that materially and adversely affects one or more TRA Holders on a materially disproportionate basis relative to other similarly situated TRA Holders shall require the consent of a majority (measured by Tax Benefit Payments receivable) of such similarly situated TRA Holders so materially disproportionately affected.

(c)    Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (i) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (ii) become a Party to this Agreement.

(d)    Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8    Resolution of Disputes.

(a)    Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator

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and the TRA Holders party to such Dispute shall appoint one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be [New York, New York].

(b)    Notwithstanding the provisions of paragraph (a), the Corporation or the TRA Holder Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Holder (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c)    Each TRA Holder irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(d)    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e)    In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9    Reconciliation. (a) In the event that the Corporation and the TRA Holder Representative are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.5, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, the TRA Holder Representative or other actual or potential conflict of interest. If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation, the TRA Holder Representative or other actual or potential conflict of interest. The Expert shall resolve any matter relating to any Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation, the TRA Holder

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Representative and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

(b)    The sum of the costs and expenses relating to (i) the engagement (and, if applicable, selection by the arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporation and the TRA Holder Representative incurred in the conduct of such proceeding described in Section 7.9(a) shall be allocated between the Corporation, on the one hand, and the affected TRA Holders, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.

Section 7.10    Withholding. Notwithstanding anything in this Agreement, the Corporation, or any other applicable withholding agent, shall be entitled to deduct and withhold (or cause there to be deduction or withholding), from any payment that is payable to any TRA Holder (or any other person) pursuant to this Agreement any taxes or other amounts as the Corporation or other applicable withholding agent is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law or other applicable tax law. Any such deducted or withheld taxes or other amounts, to the extent paid over to the appropriate Taxing Authority or other governmental entity shall be treated for all purposes of this Agreement as having been paid by the Corporation (and/or other applicable withholding agent) to the relevant TRA Holder or other person in respect of which such deduction or withholding was made. Each TRA Holder or other recipient of any payments hereunder shall provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation or other applicable withholding agent in connection with determining whether any such deductions and withholdings are required by applicable tax law.

Section 7.11    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)    If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

(b)    If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a [consolidated Tax Return] pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder Representative plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of a group described in Section 7.11(a), transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction, in each case, to which Section 381(a) of the Code applies (other than any such

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reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation, its successor in interest or any member of the group described in Section 7.11(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12    Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and the TRA Holder Representative) and to the extent specified therein by such TRA Holder, in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange with respect to such Member occurring after a date specified by such Member, or may be amended by in a manner reasonably determined by such Member with the consent of the TRA Holder Representative, provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14    Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15    LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.16    TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted and appointed [●] (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Holder Representative”) as its agent and attorney in fact with full power

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of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to, and unless otherwise provided by this Agreement: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of such TRA Holders, any and all consents, waivers, amendments or modifications deemed by the TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (viii) effectuating the purposes of Section 5.1 (Subordination). If the TRA Holder Representative is unwilling to so serve, then the person then-serving as the TRA Holder Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of a majority of the TRA Holders. To the fullest extent permitted by law, none of the TRA Holder Representative, any of its Affiliates, or any of the TRA Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the LLC, or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Holder Representative or any other Person with respect to the LLC or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the LLC or the Corporation or in furtherance of the interests of the LLC or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the LLC, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. For the avoidance of doubt, notwithstanding the foregoing, if a provision of this Agreement provides a right or entitlement of any kind to a TRA Holder, this Section 7.16 shall not override the TRA Holder’s ability to exercise or enforce such right or enjoy such entitlement.

Section 7.17    Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date hereof (for the avoidance of doubt other than the Business Combination Agreement, the LLC Agreement, or any related agreement entered into in connection with the execution of the Business Combination Agreement or as contemplated by the Business Combination Agreement in connection with the consummation of the transactions contemplated thereby) after the date of the execution of this Agreement that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the actual Tax liability of the Corporation hereunder).

[Signature Page Follows This Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

[●]

By:
Name:
Title:

THE LLC:

[●]

By:
Name: Title:

TRA HOLDER REPRESENTATIVE:

By:
Name: Title:

TRA HOLDER:

By:
Name:
Title:

Annex G

SHAREHOLDERS AGREEMENT

DATED AS OF [●], 2021

AMONG

[●]

AND

THE OTHER PARTIES HERETO

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of [●], 2021 by and among [●], a Delaware corporation (the “Company”), Trasimene Trebia, LP, a Delaware limited partnership (“Trasimene”), BGPT Trebia LP, a Cayman Islands limited partnership (“BGPT,” and together with Trasimene, the “Trebia Sponsors”), Cannae Holdings, Inc., a Delaware corporation (“Cannae”), Michael Blend (“Mr. Blend”), Chuck Ursini (“Mr. Ursini”), Nick Baker (“Mr. Baker”), and Just Develop It Ltd., a United Kingdom private limited company (“JDI,” and together with Mr. Blend, Mr. Ursini and Mr. Baker, the “Founder Shareholders”).

RECITALS:

WHEREAS, in connection with the Equity Transactions (as defined below) and effective upon the consummation thereof, the parties hereto wish to set forth certain understandings between such parties in relation to the Company, including with respect to certain governance of the Company and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Business Combination Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Board” means the board of directors of the Company from time to time.

“Business Combination Agreement” means the Business Combination Agreement, dated as of [●], 2021, by and among the Company, and the other parties thereto.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Cannae” has the meaning set forth in the Preamble.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended from time to time.

“Class I” means Class I of the Board, as designated by the Company’s Certificate of Incorporation.

“Class I Directors” means members of Class I.

“Class II” means Class II of the Board, as designated by the Company’s Certificate of Incorporation.

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“Class II Directors” means members of Class II.

“Class III” means Class III of the Board, as designated by the Company’s Certificate of Incorporation.

“Class III Directors” means members of Class III.

“Class A Common Stock” the shares of Class A common stock, par value $0.0001 per share, of the Company, authorized pursuant to the Certificate of Incorporation.

“Class C Common Stock” means the non-economic shares of Class C common stock, par value $0.0001 per share, of the Company, authorized pursuant to the Certificate of Incorporation.

“Class D Common Stock” means the shares of Class D common stock, par value $0.0001 per share, of the Company, authorized pursuant to the Certificate of Incorporation.

“Closing” means the closing of the Equity Transactions.

“Closing Date” means the date of the Closing.

“Common Shares” means shares of Class A Common Stock, Class C Common Stock and Class D Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any proprietary, business relevant or sensitive information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to the Trebia Investors or Founder Shareholders or their designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)    that is or has become publicly available other than as a result of a disclosure by the Trebia Investors or Founder Shareholders or their designated representatives in violation of this Agreement;

(ii)    that was already known to the Trebia Investors or Founder Shareholders or their designated representatives or was in the possession of either the Trebia Investors or Founder Shareholders or their designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii)    that is received by the Trebia Investors or Founder Shareholders or their designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by the Trebia Investors or Founder Shareholders or their designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv)    that was independently developed or acquired by the Trebia Investors or Founder Shareholders or their designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v)    that any of the Trebia Investors or Founder Shareholders or their designated representatives is required, in the good faith determination of such Trebia Investor, Founder Shareholders or their designated

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representative, to disclose by applicable law, regulation or legal process, provided, that such Trebia Investor or Founder Shareholder or designated representative first takes reasonable steps to minimize the extent of any such required disclosure, and provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (a) in response to a request by a regulatory or self-regulatory authority of competent authority or (b) in connection with an audit or examination by a bank examiner or auditor or regulatory authority and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company from time to time.

“Equity Distribution” means any issuance of Equity Interests by the Company, including without limitation, any shares of Common Stock issued in connection with the Omnibus Incentive Plan (as such term is defined in the Business Combination Agreement).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Transactions” means the transactions contemplated by the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Founder Designee” has the meaning assigned to such term in Section 2.2(b).

“Founder Shareholders” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Information” has the meaning set forth in Section 3.1 hereof.

“JDI” has the meaning set forth in the preamble.

“Jointly Designated Directors” has the meaning set forth in Section 2.1 hereof.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required) or Governmental Order, in each case, of any Governmental Authority.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

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“OpenMail” means OpenMail, LLC, a Delaware limited liability company.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Protected Blocker” means System1 SS Protect Holdings, Inc., a Delaware corporation.

“Protected UK” means Protected.net Group Limited, a United Kingdom limited private company.

“PSH” means Protected Security Holdings, LLC, a Delaware limited liability company.

“S1 Holdco” means S1 Holdco, LLC, a Delaware limited liability company.

“Selling Shareholders” means, as of immediately prior to the Blocker Pre-Closing Reorganization, any member of OpenMail, any holder of Equity Interests in PSH, any holder of Equity Interests in Protected UK (other than Protected Blocker), any holder of Equity Interests in OpenMail and any holder of Value Creation Units.

“Shareholder Designee(s)” means any Trebia Investors Designee or Founder Designee.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Trebia Investors Designee” has the meaning assigned to such term in Section 2.2(a).

“Trebia Investors” shall mean the Trebia Sponsors and Cannae.

“Trebia Sponsors” has the meaning set forth in the preamble.

1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless

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the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1    Initial Board Composition. Effective as of the Closing Date, and in accordance with the Certificate of Incorporation, the Company shall have a classified Board, with three classes of Directors, and the Board will be comprised of seven (7) Directors in total. Class I will be comprised of three (3) Directors, to be jointly designated as mutually agreed by the Trebia Sponsors, Cannae and Mr. Blend, each of whom shall be independent (the “Jointly Designated Directors”). Class II will be comprised of two (2) Directors, which will include one (1) Director designated by the Trebia Sponsors and one (1) Director designated by Mr. Blend. Class III will be comprised of two (2) Directors, which will include one (1) Director designated by Cannae and one (1) Director designated by Mr. Blend.

2.2    Election of Directors.

(a)    Following the Closing Date, the Trebia Investors shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the Trebia Investors collectively hold or are attributed at least 7.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), two (2) Directors, which will include one Class II Director and one Class III Director, and (ii) if the Trebia Investors collectively hold or are attributed at least 2.5% (but less than 7.5%) of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), one (1) Director (in each such case, each such person, a “Trebia Investors Designee”). In addition, if the Trebia Investors collectively hold or are attributed at least 7.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), Cannae and the Trebia Sponsors shall have the right, but not the obligation, to jointly with Mr. Blend, designate the Jointly Designated Directors.

(b)    Following the Closing Date, Mr. Blend shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the Selling Shareholders collectively hold or are attributed at least 10% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), two (2) Directors, which will include one Class II Director and one Class III Director and (ii) if the Selling Shareholders collectively hold or are attributed at least 2.5% (but less than 10%) of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), one Director (in each case, each such person a “Founder Designee”). In addition, if the Selling Shareholders collectively hold or are attributed at least 10% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), Mr. Blend shall have the right, but not the obligation, to jointly with Cannae and the Trebia Sponsors, designate the Jointly Designated Directors.

(c)    If at any time the Trebia Investors or Mr. Blend has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.2(a) or Section 2.2(b) hereof, the Trebia Investors or Mr. Blend, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

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(d)    Directors are subject to removal pursuant to the applicable provisions of the Bylaws; provided, however, for as long as this Agreement remains in effect, (i) a Trebia Investors Designee may only be removed with the consent of the Trebia Investors, and (ii) a Founder Designee may only be removed with the consent of Mr. Blend, in each case delivered in accordance with Section 5.13 hereof.

(e)    In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Trebia Investors Designees or the Founder Designees, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as reasonably possible, by a new designee of Cannae, the Trebia Sponsors or Mr. Blend, as applicable.

(f)    The Company shall, to the fullest extent permitted by applicable Law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing Directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.2 and use its reasonable best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Shareholder Designee shall fail to be elected to the Board at any meeting of shareholders called for the purpose of electing Directors (or written resolution in lieu of a meeting), the Company shall use its reasonable best efforts to cause such Shareholder Designee (or a new designee of Cannae, the Trebia Sponsors or Mr. Blend, as applicable) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(g)    Cannae, each Trebia Sponsor and each Founder Shareholder hereby agrees to vote in favor of and to consent to the Shareholder Designees in connection with each vote taken or written resolution executed in connection with the election of Directors to the Board, and Cannae each Trebia Sponsor and Mr. Blend agrees not to seek to remove or replace the Shareholder Designees.

(h)    In addition to any vote or written resolution of the Board or the shareholders of the Company required by applicable Law or the Certificate of Incorporation or Bylaws (each of which, as may be amended from time to time), and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase the Total Number of Directors to greater than seven (7) shall require the prior written consent of (i) the Trebia Investors, for so long as the Trebia Investors collectively continue to hold at least 7.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), and (ii) Mr. Blend, for so long as the Selling Shareholders collectively continue to hold at least 10% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), in each case delivered in accordance with Section 5.13 hereof.

2.3    Compensation. Except to the extent Cannae, the Trebia Sponsors or Mr. Blend may otherwise notify the Company with respect to the Trebia Investors Designees or Founder Designees, respectively, any Shareholder Designees shall be entitled to compensation consistent with the Director compensation received by other Directors, including any fees and equity awards.

2.4    Other Rights of Shareholder Designees. Except as provided in Section 2.3, each Shareholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall, to the fullest extent permitted by applicable Law, indemnify, exculpate, and reimburse fees and expenses of the Shareholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Shareholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and

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provides insurance for the other members of the Board pursuant to the Certificate of Incorporation or Bylaws (each of which, as may be amended from time to time), applicable Law or otherwise.

2.5    Director Independence and Applicable Regulatory Requirements. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the New York Stock Exchange (or such other stock exchange on which the Common Shares may be listed from time to time), including with respect to director independence, and any other Laws or requirements of a Governmental Authority applicable to members of the Board. In the event a Shareholder Designee is prevented from serving as a Director by a Governmental Authority with the ability to so prevent, each of the Company, each Trebia Investor and Founder Shareholder shall use their respective commercially reasonable efforts to cause such Governmental Authority to remove such restriction; provided, that, (x) there shall be no obligation for such person to be added as a member of the Board and (y) Cannae, the Trebia Sponsors or Mr. Blend, as applicable, that had designated such Shareholder Designee shall be entitled to designate a replacement Director in lieu of such person. In addition, the parties hereto acknowledge and agree that: (i) there is no agreement, arrangement or understanding for any of the Directors to vote or act together; (ii) that each Director shall act individually in respect of the matters that come before the Board consistent with the fiduciary duties of each Director; and (iii) each Director shall at all times act in accordance with applicable Law and shall refrain from taking any action which would cause Cannae, the Trebia Sponsors or Founder Shareholders to contravene applicable Law.

ARTICLE III.

INFORMATION

3.1    Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Trebia Investors and Founder Shareholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary, (b) host regular conference calls for the Trebia Investors and Founder Shareholders with senior officers of the Company upon request, and (c) provide the Trebia Investors and Founder Shareholders all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Trebia Investors and Founder Shareholders from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, any Trebia Investor or Founder Shareholders (and any party receiving Information from the Trebia Investors or Founder Shareholders) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Trebia Investors or Founder Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement between the parties.

3.2    Certain Reports. The Company shall deliver or cause to be delivered to the Trebia Investors and Founder Shareholders, at their request:

(a)    to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b)    to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Trebia Investors or Founder Shareholders; provided, however, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the

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Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Trebia Investors or Founder Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement.

3.3    Confidentiality. Each Trebia Investor and Founder Shareholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that the Trebia Investors and Founder Shareholders and their designated representatives may disclose Confidential Information to the Trebia Investors or Founder Shareholders, to the Shareholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with the Trebia Investors’ and Founder Shareholders’ investment in the Company, (b) any Person, including a prospective purchaser of Common Shares, as long as such Person has first agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of the Trebia Investor’s or Founder Shareholder’s or their respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents who have the need to know such Confidential Information (the Persons referenced in clauses (a), (b) and (c), the Trebia Investors’ or Founder Shareholders’ “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that the Trebia Investors and Founder Shareholders agree to be responsible for any breaches of this Section 3.4 by such Trebia Investor’s or Founder Shareholder’s designated representatives.

3.4    Information Sharing. Each party hereto acknowledges and agrees that Shareholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Trebia Investor and Founder Shareholder and their designated representatives (subject to the Trebia Investor’s or Founder Shareholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.

ADDITIONAL COVENANTS

4.1    Pledges or Transfers. Upon the request of any of the Trebia Investors or Founder Shareholders that wishes to (x) pledge, charge, hypothecate or grant security interests in any or all of the shares of Common Shares held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) sell or transfer any or all of the shares of Common Shares held by it, including to a third party investor, the Company agrees to cooperate with such Trebia Investor or Founder Shareholder, as applicable, in taking any action reasonably necessary to consummate any such pledge, charge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such Common Shares subject to the pledge, charge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Trebia Investor or Founder Shareholder in connection with a proposed transfer.

4.2    Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Trebia Investor or Founder Shareholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a shareholders agreement with the Trebia Investors or Founder Shareholders, that provides the Trebia Investors and Founder Shareholders, as applicable, with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

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ARTICLE V.

GENERAL PROVISIONS

5.1    Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board, the Trebia Investors and Mr. Blend, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate (i) with respect to the Trebia Investors at such time as the Trebia Investors and their respective Affiliates collectively hold or are attributed less than 2.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution) and (ii) with respect to the Founder Shareholders at such time as the Founder Shareholders and their respective Affiliates collectively hold or are attributed less than 2.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), or such earlier time as any Trebia Investor or Founder Shareholder shall deliver a written notice to the Company requesting that this Agreement terminate with respect to such Trebia Investor or the Founder Shareholders, as applicable, in accordance with Section 5.3(d).

5.2    Notices. Any notice, designation, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

[●]

4235 Redwood Avenue

Los Angeles, CA 90292

Attention: Michael Blend

Email: michael@system1.com

If to any of the Trebia Investors or the Founder Shareholders, to such Trebia Investor’s or Founder Shareholder’s address at set forth on Schedule A hereto.

5.3    Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company, the Trebia Investors and the Founder Shareholders.

(b)    Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c)    No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)    Each Trebia Investor and Founder Shareholder, in such Trebia Investor’s or such Founder Shareholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Trebia Investor or Founder Shareholder shall cease to be a party to this Agreement, shall have

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no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Trebia Investor or Founder Shareholder.

(e)    Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Trebia Investor or Founder Shareholder being deprived of the rights contemplated by this Agreement.

5.5    Assignment. The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto; provided, however, that each Trebia Investor and Founder Shareholder may, without the consent of the Company or any other Person, assign its rights and obligations under Section 2.2 of this Agreement, in whole or in part, to any Transferee of Common Shares so long as (i) any right to designate Directors to the Board will not result in the Transferee receiving the right to designate more than two Directors where such designation rights would result in the Transferee receiving the right to designate a percentage of the Total Number of Directors that is greater than the percentage of the aggregate outstanding Common Shares as held by such Transferee after giving effect to such Transfer and (ii) such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “Trebia Investor,” “Founder Shareholder,” or “Mr. Blend,” as applicable, hereunder, whereupon such Transferee shall be deemed a “Trebia Investor,” “Founder Shareholder,” or “Mr. Blend” as applicable, hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6    Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7    Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8    Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

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5.9    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek specific performance of this Agreement without the posting of a bond.

5.10    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13    Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Trebia Investors or Founder Shareholders hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by such Trebia Investors or Founder Shareholders, as applicable, as of the latest date any such notice is so provided to the Company.

5.14    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15    Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16    No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:
[●]

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

TREBIA INVESTORS:

TRASIMENE TREBIA, LP

By:
Name:
Title:

BGPT TREBIA LP

By:
Name:
Title:

CANNAE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

FOUNDER SHAREHOLDERS:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

Annex H

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [●], 202[1] among [●], a Delaware Corporation (the “Company”), and the persons identified on Schedule A hereto (together with their respective affiliates, successors and permitted assigns, collectively, the “Investors” and, each individually, an “Investor”).

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree as follows:

1.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors (or any successor governing body) of the Company.

“Closing Date” means the date of this Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Controlling Person” has the meaning set forth in Section 5(g).

“Demand Registration” has the meaning set forth in Section 2(c).

“DTCDRS” has the meaning set forth in Section 5(r).

“Effectiveness Deadline” has the meaning set forth in Section 2(b).

“Equity Securities” means all of the issued equity securities of the Company from time to time (including any warrants or any shares issuable upon exercise of such warrants and any other shares issued or issuable with respect thereto (whether by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Equity Securities)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Initial Registrable Securities” has the meaning set forth in Section 5(a)(ii).

“Initial Registrable Statement” has the meaning set forth in Section 5(a)(ii).

“Inspectors” has the meaning set forth in Section 5(h).

“Investors” has the meaning set forth in the preamble.

“Long-Form Registration” has the meaning set forth in Section 2(a).

“New Registration Statement” has the meaning set forth in Section 5(a)(ii).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Piggyback Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Records” has the meaning set forth in Section 5(h).

“Registrable Securities” means (a) any Equity Securities beneficially owned or otherwise held directly or indirectly by any of the Investors, (b) any Equity Securities that are directly held or indirectly, as set forth in the books and records of the Company are attributed to an Investor, (c) any Equity Securities in which other shareholders of the Company, directly hold or indirectly, as set forth in the books and records of the Company are attributed an interest, over which an Investor has the right to direct a sale as set forth in the books and records of the Company, and (d) any Equity Securities issued or issuable with respect to any shares described in subsections (a) through (c) above by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Equity Securities (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, or (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met.

“Registration Date” means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.

“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of

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Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 6.

“Shelf Registration” has the meaning set forth in Section 2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2(b).

“Shelf Supplement” has the meaning set forth in Section 2(c).

“Shelf Takedown” has the meaning set forth in Section 2(c).

“Shelf Takedown Notice” has the meaning set forth in Section 2(c).

“Short-Form Registration” has the meaning set forth in Section 2(b).

“Target Filing Date” has the meaning set forth in Section 2(b).

2.    Registration.

(a)    To the extent that a Registration Statement filed pursuant to Section 2(b) or a Shelf Registration Statement is not then effective covering the Registrable Securities that are the subject of the applicable Demand Registration, each Investor may request that the Company register under the Securities Act all or any portion of its Registrable Securities pursuant to a Registration Statement on Form F-1, S-1 or any successor form thereto with respect to a underwritten public offering of Registrable Securities (each, a “Long-Form Registration”). Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-1, S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within 60 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(b)    The Company shall, as soon as practicable, but in any event within forty-five (45) days after the Closing Date, file (or confidentially submit) a Registration Statement to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2(b) and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 105th day (or 165th day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2(b) shall be on Form F-3 or S-3, or if Form F-3 or S-3 is not then available to the Company, on Form F-1 or S-1 or such other form of registration statement as is then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the Commission, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the Commission then in effect) at any time

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beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2(b) shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to Section 2(b) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the holders of Registrable Securities until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2(b), but in any event within one (1) business day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities.

(c)    The Company shall use its best efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form F-3, S-3 or any successor form thereto. As soon as practicable after the date hereof, but not later than the Target Filing Date, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) and (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. In addition, the Company shall use its best efforts to cause a Shelf Registration Statement filed pursuant to this Section 2(c) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement (if the Company is eligible to file a Shelf Registration Statement) or other Registration Statement (if the Company is not so eligible) is continuously available, for the resale of all the Registrable Securities held by the holders of Registrable Securities until all such Registrable Securities have ceased to be Registrable Securities. For purposes hereof, “Target Filing Date” shall mean the date which is 30 days after the Company becomes qualified to register the offer and sale of securities under the Securities Act pursuant to a Shelf Registration Statement. If, after the filing of a Shelf Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration, the Company shall amend such Shelf Registration Statement to cover such additional Registrable Securities. At such time as the Company shall have qualified for the use of a Registration Statement on Form F-3, S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a Registration Statement on Form F-3, S-3 or any similar short-form Registration Statement (each, a “Short-Form Registration” and, collectively with each Long-Form Registration and Shelf Registration (as defined below), a “Demand Registration”). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within 30 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(d)    At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”)

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stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight “block trade”, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have five (5) business days, or, in the case an underwritten overnight “block trade,” one (1) business day, from the date such notice is given to notify the Company in writing of their desire to be included in such Shelf Takedown. The Company shall prepare and file with the Commission a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its best efforts to cause such Shelf Supplement to be declared effective by the Commission as soon as practicable thereafter.

(e)    The Company shall not be obligated to effect any Long-Form Registration (x) within 90 days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the shares of Registrable Securities requested to be included therein (y) or while a lock-up agreement pursuant to Section 4 or any other lock-up agreement relating to such holder’s Registrable Securities is in effect. Notwithstanding anything otherwise to the contrary herein, the Company shall not be required to provide notice of any requested underwritten public offering to any holders of Registrable Securities whose shares are subject to any applicable lock-up arrangements at the time of such request, and any such holders shall not have the right to receive information on or participate in any such underwritten public offering. The Company may postpone for up to 90 days the filing or effectiveness of a Registration Statement for a Demand Registration or the filing of a Shelf Supplement for a Shelf Takedown if the Board determines in its reasonable good faith judgment that such Demand Registration or Shelf Takedown would (i) materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Company may delay a Demand Registration or Shelf Takedown pursuant to the immediately preceding sentence only once in any period of 12 consecutive months.

(f)    If the holders of the Registrable Securities initially requesting a Demand Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Demand Registration or Shelf Takedown shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(g)    The Company shall not include in any Demand Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Demand Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Demand Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in the Demand Registration or Shelf Takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such underwritten offering and/

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or the number of shares of Equity Securities proposed to be included in such Demand Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration or Shelf Takedown (i) first, the shares of Equity Securities that the holders of Registrable Securities propose to sell, and (ii) second, the shares of Equity Securities proposed to be included therein by any other Persons (including shares of Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

3.    Piggyback Registration.

(a)    Whenever the Company proposes to offer or sell any shares of its Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form F-4, S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement or, with respect to a Piggyback Shelf Takedown, the filing of a prospectus supplement to the applicable Piggyback Shelf Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3(b) and Section 3(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days after the Company’s notice has been given to each such holder. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2. If any Piggyback Registration Statement pursuant to which holders of Registrable Securities have registered the offer and sale of Registrable Securities is a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).

(b)    If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such offering and/or that the number of shares of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Equity Securities that the Company proposes to sell; (ii) second, the shares of Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the shares of Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders in such manner as they may agree.

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(c)    If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such offering and/or that the number of shares of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of shares of Equity Securities other than the Registrable Securities (on a fully diluted, as converted basis) and the number of Registrable Securities, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the shares of Equity Securities requested to be included therein by other holders of Equity Securities, allocated among such holders in such manner as they may agree.

(d)    If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration or Piggyback Shelf Takedown, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

4.    Lock-up Agreement. In connection with any registered offering of the Equity Securities or other equity securities of the Company, and upon the request of the managing underwriter in such offering, each holder of Registrable Securities agrees to execute a customary lock-up agreement. The Company shall cause its executive officers and its directors, which directors are selling Equity Securities in such offering (as applicable) and shall use reasonable best efforts to cause other holders of Equity Securities who beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) 10% or more of the then outstanding Equity Securities and holders of any of the Registrable Securities participating in such offering, to enter into lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the holders of Registrable Securities. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 4, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 4 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 10% of the outstanding Equity Securities.

5.    Registration Procedures. If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its best efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable:

(a)    subject to Section 2(a), Section 2(b), Section 2(c) and Section 2(d), (i) prepare and file with the Commission a Registration Statement covering such Registrable Securities and use its best efforts to cause such Registration Statement to be declared effective; and (ii) if (A) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the Commission that covers Registrable Securities (the “Initial Registrable Securities”), (B) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, the Initial Registration Statement may no longer be used for offers and sales of any of the Initial Registrable Securities, and (C) any of the Initial Registrable Securities are Registrable Securities at the time that (B) above

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occurs, the Company shall prepare and file with the Commission within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a new Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed on continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “New Registration Statement”) and shall use its best efforts to cause such New Registration Statement to be declared effective by the Commission as soon as practicable thereafter;

(b)    (i) in the case of a Long-Form Registration or a Short-Form Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days, or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (ii) in the case of a Shelf Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) 36 months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement;

(c)    within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(d)    notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the Commission;

(e)    furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f)    use its best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);

(g)    notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(h)    make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement;

(i)    provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j)    use its best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Equity Securities is then listed or, if the Equity Securities is not then listed, on a national securities exchange selected by the holders of a majority of such Registrable Securities;

(k)    in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(l)    otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than 30 days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(m)    furnish to each selling holder of Registrable Securities and each underwriter, if any, with (i) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(n)    without limiting Section 5(f), use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(o)    notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(p)    advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

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(q)    permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(r)    cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System (the “DTCDRS”);

(s)    not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS;

(t)    take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable; and

(u)    otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

6.    Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) underwriting expenses (other than fees, commissions or discounts); (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Company’s counsel and accountants; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

7.    Indemnification.

(a)    The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each

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other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.

(b)    In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

(c)    Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any

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indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d)    If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.    Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s ownership of its shares of Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.

12

9.    Rule 144 Compliance.

(a)    With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(ii)    use best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and

(iii)    furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may request in connection with the sale of Registrable Securities without registration.

10.    Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

11.    Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding; provided, that the provisions of Section 6 and Section 7 shall survive any such termination.

12.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:

[●]

1501 Main Street, Suite 201

Venice, CA 90291

Attn:     Michael Blend

Email:   michael@system1.com

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Attn:    W. Alex Voxman

            Steven Stokdyk

            Andrew Clark

Email:  alex.voxman@lw.com,

            steven.stokdyk@lw.com,

            andrew.clark@lw.com

13

If to any Investor, to such Investor’s address as set forth on Schedule A hereto.

13.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

14.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Investor may assign its rights hereunder to any purchaser or transferee of Registrable Securities; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto.

15.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 7.

16.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17.    Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided, that any amendment or waiver that would materially adversely impact the rights of any Investor under this agreement in a manner different from the other Investors shall require the written consent of such Investor. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.    Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

20.    Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York.

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The parties irrevocably agree that the state and federal courts located in the State of New York shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

For the purposes of this Section 20, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

21.    No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted under or otherwise conflicts with the provisions of this Agreement.

22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23.    Further Assurances. Each of the parties to this Agreement shall, and shall cause their Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

[Signature page follows.]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

[●]

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

INVESTORS:

By:
Name: Title:

By:
Name: Title:

By:
Name: Title:

[Signature page to Registration Rights Agreement]

Annex I

June 28, 2021

Trebia Acquisition Corp.

41 Madison Avenue, Suite 2020

New York, NY 10010

S1 Holdco LLC

System1 SS Protect Holdings, Inc.

Re:    Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”), S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia, Orchid Merger Sub II, LLC, a Delaware limited liability company, Orchid Finco LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected”), Trasimene Trebia, LP, a Delaware limited partnership (the “T Sponsor”) BGPT Trebia LP, a Cayman Islands exempted limited partnership (the “B Sponsor” and together with the T Sponsor, the “Sponsors”) and the Protected Rollover Parties (as defined in the BCA), and hereby amends and restates in their entirety (a) that certain letter, dated June 19, 2020, from the Sponsors to Trebia (the “Prior Sponsor Letter Agreement”) and (b) that certain letter, dated June 19, 2020 from each of the other persons undersigned thereto (each, an “Insider”) to Trebia (the “Prior Insider Letter Agreement” and, together with the Prior Sponsor Letter Agreement, the “Prior Letter Agreements”). Certain capitalized terms used herein are defined in Paragraph 10 and Paragraph 6(d). Capitalized terms used but not defined herein shall have the respective meanings given to them in the BCA.

On or prior to the date hereof, Trebia obtained an equity commitment in the amount of up to $200,000,000 from Cannae Holdings, Inc. (“Cannae” and, together with the Insiders and the Sponsors, the “Sponsor Persons”), which amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value (as defined in the BCA), if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one-hundred percent (100%) of such amount between $200,000,000 and $300,000,000, in each case subject to the terms and conditions of that certain Backstop Facility Agreement by and between Cannae and Trebia (the “Backstop Agreement” and the amount actually funded by Cannae the “Cannae Backstopped Amount”), which requires Cannae to subscribe and purchase a number of shares of Trebia Class A Common Stock equal to (a) the amount actually funded by Cannae pursuant to the Backstop Agreement divided by (b) $10.00 (such subscription, the “Cannae Subscription”), subject to the terms, conditions and limitations therein.

The Sponsors and certain of the Insiders are currently, and as of immediately prior to the Closing will be, the record owners of all of the outstanding Founder Shares, with each such Person’s ownership detailed on Schedule A hereto.

As described further in Paragraph 24, Schedule A will be updated from time to time to reflect any Sponsor Person ownership changes following the date hereof.

In order to induce Trebia, S1 Holdco and Protected to enter into the BCA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with Trebia, S1 Holdco and Protected as follows:

1.    Voting Obligations. During the Interim Period, each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting or at any other meeting of the shareholders of Trebia (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof), in connection with any written consent of shareholders of Trebia and in connection with any similar vote or consent of the holders of Trebia Warrants, in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a)    when any such meeting is held, appear at such meeting or otherwise cause such Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)    vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide such consent) in favor of the Trebia Shareholder Matters and any other matters necessary or reasonably requested by S1 Holdco for consummation of the Transactions; and

(c)    vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) and any other action that is intended, or would reasonably be expected, to (i) impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, (ii) result in a breach of any representation, warranty, covenant or other obligation or agreement of Trebia under the BCA or any other Transaction Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement or (iii) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Trebia, other than, in each case, pursuant to the Trebia Shareholder Matters.

The obligations of the Sponsor Persons pursuant to this Paragraph 1 shall apply whether or not the board of directors or other governing body of Trebia, or any committee, subcommittee or subgroup thereof, recommends the Trebia Shareholder Matters or any other matters necessary or advisable for consummation of the Transactions, and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Trebia Board Recommendation.

2.    No Inconsistent Agreements. Each Sponsor Person hereby covenants and agrees that it shall not, at any time prior to the termination of this Sponsor Agreement, (i) enter into any voting agreement or voting trust with respect to any of such Sponsor Person’s Covered Shares that is inconsistent with such Sponsor Person’s obligations pursuant to this Sponsor Agreement, (ii) grant a proxy or power of attorney with respect to any of the Sponsor Person’s Covered Shares that is inconsistent with the Sponsor Person’s obligations pursuant to this Sponsor Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Sponsor Agreement.

3.    Exclusivity. During the Interim Period, no Sponsor Person shall take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than S1 Holdco, Protected, any of their respective equityholders or any Affiliates or Representatives of any of the foregoing),

2

concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) or (b) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (a) and (b), other than a Business Combination Proposal with Trebia, S1 Holdco, Protected, each their equityholders and their respective Affiliates and Representatives. Each Sponsor Person shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with S1 Holdco, Protected, any of their respective equityholders or any Affiliates or Representatives of any of the foregoing.

4.    Waiver of Certain Rights. Each Sponsor Person hereby irrevocably and unconditionally agrees:

(a)    not to (i) demand that Trebia redeem its or their Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption; and

(b)    not to commence or participate in, and to take all actions necessary to opt out of any class in, any class action with respect to, any claim, derivative or otherwise, against Trebia, S1 Holdco, Protected, any Affiliate of Trebia, S1 Holdco or Protected, or any designee of any Sponsor Person, S1 Holdco or Protected acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the BCA or the consummation of the Transactions.

5.    Transfer Restrictions.

(a)    Interim Period. During the Interim Period, except as expressly contemplated herein (including in accordance with Paragraph 6 of this Sponsor Agreement), by the BCA or by any other Transaction Agreement, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any such Sponsor Person’s Covered Shares.

(b)    Post-Closing: Covered Shares. For the period beginning on the Closing until the earlier of (i) 180 days thereafter, or (ii) if the VWAP of the Trebia Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days, 150 days thereafter (such applicable period, the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares; provided that, with respect to Cannae, a number of shares of Class A Common Stock equal to 50% of the shares of Class A Common Stock issued to Cannae pursuant to Paragraph 6(c)(i) hereof shall not be subject to the restrictions in this Paragraph 5. Notwithstanding the immediately preceding sentence, following the Closing, Transfers of Covered Shares that are held by any Sponsor Person, or any of its Permitted Transferees (as defined below) that have entered into a written agreement of the type contemplated by the proviso in this sentence, are permitted (1) to Trebia’s officers or directors, any Affiliates or family members of any of Trebia’s officers or directors, any members or partners of any Sponsor Person or their Affiliates, or any employees of such Sponsor Person or such Affiliates; (2) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or as a bona fide gift or gifts, including to charitable organizations; (3) in the case of an individual, by will, other testamentary document or intestacy; (4) by operation of such Person’s organizational documents upon liquidation or dissolution of such Person; (5) to any trust for the direct or indirect benefit of any Sponsor Person or the immediate family of a Sponsor Person, or if any Sponsor Person is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (6) to a partnership, limited liability company or other entity of which any Sponsor Person and the immediate family of such Sponsor Person are the

3

legal and beneficial owner of all of the outstanding equity securities or similar interests; (7) if the Sponsor Person is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Sponsor Person, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Sponsor Person or affiliates of such Sponsor Person (including, for the avoidance of doubt, where such Sponsor Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Sponsor Person; (8) to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (1) through (7) above; (9) in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order; or (10) from and after the Closing, pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by Trebia’s board of directors and made to all holders of shares of Trebia’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Sponsor Persons’ Covered Shares shall remain subject to the provisions of this paragraph; provided, that each transferee contemplated by clauses (1) through (9) (each, a “Permitted Transferee”) must enter into a written agreement with Trebia agreeing to be bound by the restrictions in this Sponsor Agreement; provided, further, that (x) in the case of any Transfer of Covered Shares pursuant to clauses (1) through (9) above, (A) such Transfer shall not involve a disposition for value; (B) the Covered Shares shall remain subject to the transfer restrictions; (C) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Covered Shares remain subject to the transfer restrictions; and (D) there shall be no voluntary public disclosure or other announcement of such Transfer; and (y) a Sponsor Person may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-Up Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lock-Up Period.

(c)    Notwithstanding anything herein to the contrary, the Covered Shares may be pledged by any Sponsor Person or any of its Permitted Transferees (as defined below) in connection with a bona fide margin agreement; provided, that such pledge shall be (x) pursuant to an available exemption from the registration requirements of the Securities Act or (y) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the person effecting a pledge of Covered Shares in reliance upon this proviso shall not be required to provide Trebia with any notice thereof.

(d)    Any Transfer in violation of the provisions of this Paragraph 5 shall be null and void ab initio and of no force or effect.

6.    Earnout Shares; Backstop Share Forfeiture and Issuance; Founder Warrant Transfer.

(a)    Sponsor Earnout Shares; System1 Earnout RSUs. The Sponsors acknowledge and agree that, as applicable and subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 13.01 and 13.02 of the BCA:

(i)    At the Closing, certain Sponsor Persons will:

(A)

exchange, in the amounts set forth on Schedule A, 1,450,000 Founder Shares held by such Sponsor Persons for 1,450,000 shares of Class D Common Stock, on a one-for-one basis (such shares as exchanged, the “Sponsor Earnout Shares”); The Sponsor Earnout Shares shall be subject to the provisions of this Paragraph 6 and the Trebia Organizational Documents, including the following provisions:

(1)

Each Sponsor Earnout Share shall be unvested and restricted, and each such share shall vest automatically and cease to be subject to any restrictions as of the occurrence of a Class D Conversion Event; provided that, during the Lock-Up Period, Paragraph 5(b),

4

Paragraph 5(c), and Paragraph 5(d) hereof shall apply to the shares of Trebia Class A Common Stock issued upon any such conversion event;

(2)	Upon the occurrence of a Class D Conversion Event, each share of Class D Common Stock shall automatically convert into one share of Trebia Class A Common Stock;

(3)

To the extent that, on or prior to the fifth (5th) anniversary of the Closing Date, a Class D Conversion Event shall not have occurred in accordance with the Trebia Organizational Documents, all outstanding Sponsor Earnout Shares that shall not have been converted into shares of Trebia Class A Common Stock shall automatically be forfeited and surrendered to Trebia for no consideration. Following such forfeiture, the Sponsor Earnout Shares shall be cancelled, no longer outstanding and become void and of no further effect; and

(4)

Within thirty (30) days following the Closing Date, each Sponsor Person (or any Permitted Transferee of such Sponsor Person) shall file with the Internal Revenue Service (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Sponsor Earnout Shares into which their Founder Shares converted, in the form attached hereto as Exhibit A and, upon such filing, shall thereafter provide Trebia with a copy of such election. Each such Sponsor Person (or any Permitted Transferee of such Sponsor Person) should consult their tax advisor regarding the consequences of Code Section 83(b) elections, as well as the receipt, holding, conversion and sale of the Sponsor Earnout Shares; and

(B)

forfeit, based on the percentages set forth on Schedule A, an aggregate of 1,450,000 Founder Shares held by such Sponsor Persons in connection with Trebia’s obligation to issue a number of RSUs to the those Persons and subject to the terms, conditions, and limitations of Section 11.13 of the BCA, (such RSUs when and as issued, the “System1 Earnout RSUs”).

(b)    Backstop Shares Forfeiture. Immediately prior to Closing, certain Sponsor Persons shall forfeit, in the aggregate and based on the percentages set forth on Schedule A:

(i)    an aggregate number of Founder Shares, if any, equal to the product of (x) 1,734,694 multiplied by (y) the Cannae Backstop Utilization Rate (the “Founder Shares Forfeited to Cannae”); and

(ii)     an aggregate number of Founder Shares, if any, equal to the product of (x) 1,734,694 multiplied by (y) the S1/Protected Backstop Utilization Rate (the “Founder Shares Forfeited to S1/Protected”).

(c)    Backstop Share Issuance. Immediately prior to Closing, Trebia shall issue:

(i)    to Cannae, an aggregate number of shares of Class A Common Stock equal to the Founder Shares Forfeited to Cannae, subject to the terms, conditions and limitations of Section 2(b) of the Backstop Agreement; and

(ii)    to the S1/Protected Persons, an aggregate number of shares of Class A Common Stock equal to the Founder Shares Forfeited to S1/Protected, subject to the terms, conditions and limitations of the BCA.

(d)    Founder Trebia Warrant Transfer. At the Closing, pursuant to the terms of the BCA, B Sponsor shall transfer an aggregate amount of 1,000,000 Founder Trebia Warrants to Lone Star Friends Trust and JDI.

(e)    For the purposes of this Agreement:

(i)    “Allocated Cannae Amount” means the difference equal to (x) the number of Redeemed Shares minus (y) 7,500,000 (the “Net Cannae Backstopped Amount”). If the Net Cannae Backstopped Amount is equal

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to a number less than zero (0), then the Allocated Cannae Amount shall be equal to zero (0). If the Net Cannae Backstopped Amount is equal to a number greater than 12,500,000, then the Allocated Cannae Amount shall be 12,500,000. Under no circumstances shall the Allocated Cannae Amount be greater than 12,500,000.

(ii)    “Allocated S1/Protected Amount” means the difference equal to (x) the number of Redeemed Shares minus (y) 41,750,000 (the “System1 Backstopped Amount”). If the System1 Backstopped Amount is equal to a number less than zero (0), then the Allocated S1/Protected Amount shall be equal to zero (0). If the System1 Backstopped Amount is equal to a number greater than 4,500,000, then the Allocated S1/Protected Amount shall be 4,500,000. Under no circumstances shall the Allocated S1/Protected Amount be greater than 4,500,000.

(iii)    “Cannae Backstop Utilization Rate” means the quotient obtained by dividing (x) the Allocated Cannae Amount by (y) 17,000,000.

(iv)    “Redeemed Shares” means the number of Class A ordinary shares redeemed by Trebia shareholders at the Special Meeting.

(v)    “S1/Protected Backstop Utilization Rate” means the quotient obtained by dividing (x) the Allocated S1/Protected Amount by (y) 17,000,000.

(vi)    “Class D Common Stock”, and “Class D Conversion Event” each have the meaning given to such term in the Trebia Organizational Documents.

7.    Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a)    it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b)    if such Sponsor Person is an Insider, its biographical information furnished to Trebia, if any (including any such information included in the Registration Statement), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background;

(c)    its responses in any completed questionnaire furnished by it to Trebia in connection with this Sponsor Agreement or the transactions contemplated hereby are true and accurate in all material respects;

(d)    it is not subject to or a respondent in any Action involving any injunction, cease-and-desist order or other order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(e)    it has never been convicted of, or pleaded guilty to, any crime (i) involving any fraud, (ii) relating to any financial transaction or the handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

8.    Certain Payments. No Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) Trebia, shall receive from Trebia, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, Trebia’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and, subject to the terms of the BCA and as disclosed in connection therewith, each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be

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due and owing by Trebia or any of its Subsidiaries from and after the Closing: (a) reimbursement of funds advanced to Trebia by the Sponsors to cover offering-related and organizational expenses; (b) reimbursement for office space and administrative support services provided to Trebia by the B Sponsor in the amount of $10,000 per month; and (c) reimbursement of legal fees and expenses incurred by either of the Sponsors or any of their respective officers or directors in connection with Trebia’s formation and their services to Trebia (which, for the avoidance of doubt, shall not include legal fees and expenses incurred in connection with the initial Business Combination, which shall be Trebia Transaction Expenses). During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and Trebia or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the BCA.

9.    Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) Trebia.

10.    Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a)     “Beneficially Own” means to exercise voting or dispositive authority over a relevant security, as determined under Rule 13d-3 of the Exchange Act.

(b)    “Business Combination” has the meaning given to it in the Prior Letter Agreements.

(c)    “Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of Trebia’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of Trebia.

(d)    “Covered Shares” means all Founder Shares, Trebia Ordinary Shares (prior to the Domestication), shares of Trebia Common Stock (following the Domestication) (including shares issued in connection with the Class D Conversion Event, the System1 Earnout RSUs and pursuant to the Backstop Agreement) and other shares of capital stock or equity securities of Trebia, which any Sponsor Person owns or has the obligation to acquire as of the date hereof.

(e)    “Founder Shares” means: (i) as of the date hereof, the 12,937,500 shares of Trebia Class B Ordinary Shares that were purchased in a private placement prior to the IPO; (ii) following the Domestication, the 11,487,500 shares of Trebia Class A Common Stock and 1,450,000 shares of Trebia Class D Common Stock into which the aggregate amount of shares of Trebia Class B Ordinary Shares referred to in clause (i) are converted pursuant to the Domestication; and (iii) the 11,487,500 shares of Trebia Class A Common Stock referred to in clause (ii) and the 1,450,000 shares of Trebia Class A Common Stock into which the 1,450,000 shares of Trebia Class D Common Stock referred to in clause (ii) are converted following the Class D Conversion Event, if applicable, and, each such share, a “Founder Share”.

(f)    “IPO” has the meaning given to it in the Prior Letter Agreements.

(g)    “Registration Statement” has the meaning given to it in the Prior Letter Agreements.

(h)    “S1/Protected Person” means Sellers (as defined in the BCA) other than the CSC Blockers, the Blocker Parents and the Court Square GPs (each as defined in the BCA).

(i)    “Shareholders Agreement” means that certain Shareholders Agreement to be entered into in connection with the Closing, an agreed form of which is attached as Exhibit E to the BCA.

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(j)    “Transfer” means any direct or indirect (i) offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Covered Shares, (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Covered Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii).

(k)    “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Trebia’s board of directors.

11.    Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, with respect to the Sponsor Persons, the Prior Letter Agreements. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. Each of Trebia and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the BCA, none of the foregoing Persons has relied on any representations or warranties of any S1/Protected Person or otherwise except for those expressly set forth herein or in the BCA or any other Transaction Agreement.

12.    Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that no such consent shall be required for Cannae to assign this Sponsor Agreement or any of its rights, interests, or obligations hereunder to Cannae Holdings, LLC. Any purported assignment in violation of this Paragraph 12 shall be null and void ab initio and of no force or effect and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

13.    No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof; provided, that the S1/Protected Persons are intended third party beneficiaries of Paragraphs 6(c), 6(d), 11, 22, and 25 of this Agreement to the extent expressly set forth therein. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14.    Captions; Counterparts. The captions in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This

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Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.    Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16.    Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 15.06 and 15.12 of the BCA are incorporated herein by reference, mutatis mutandis.

17.    Notices. Any notice, consent or request to be given to Trebia, S1 Holdco or Protected in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 15.02 of the BCA. Any notice, consent or request to be given to any Sponsor Person in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given to the attention of such Sponsor Person, c/o Trebia, at the address or email address for Trebia set forth in Section 15.02 of the BCA.

18.    Termination. This Sponsor Agreement shall terminate on the earlier of (a) the valid termination of the BCA (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, as the case may be) and (b) the expiration of the Lock-Up Period; provided, that no such termination (including one that results in a reversion to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement under clause (a)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

19.    Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally, as to itself only, and not jointly) to Trebia, S1 Holdco and Protected as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions); (d) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent the failure to obtain such consent, approval or other action would have a material adverse effect on such Person or otherwise prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (e) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay, or would have the effect of preventing, enjoining or delaying, the performance by such Person of its obligations under this Sponsor Agreement; (f) except as described herein or disclosed pursuant to Section 7.08 of the BCA, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Trebia, any of their respective Subsidiaries, or any Affiliates

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of any of the foregoing Persons in connection with the BCA, this Sponsor Agreement or any of the transactions contemplated thereby or hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Trebia, S1 Holdco, Protected or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (g) such Person has had the opportunity to read the BCA and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors prior to entering into this Sponsor Agreement; (h) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities affecting any such securities), other than those imposed pursuant to: (A) this Sponsor Agreement, (B) the Trebia Bylaws, (C) the Trebia Certificate of Incorporation, (D) the BCA or (E) any applicable Securities Laws; and (j) the Founder Shares, the Trebia Class A Ordinary Shares, the Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock and any other Covered Shares listed on Schedule A are the only equity securities in Trebia or any of its Subsidiaries owned of record or Beneficially Owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock and other Covered Shares and none of such Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock or other Covered Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock or other Covered Shares, except as provided in (1) this Sponsor Agreement, (2) the Trebia Bylaws, (3) the Trebia Certificate of Incorporation or (4) the BCA.

20.    Equitable Adjustments. If, and as often as, there are any changes in Trebia, the Founder Shares, the Trebia Class A Ordinary Shares, the Trebia Class B Ordinary Shares, the shares of Trebia Class A Common Stock or the shares of Trebia Class D Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Trebia, the Founder Shares, the Trebia Class A Ordinary Shares, the Trebia Class B Ordinary Shares, the shares of Trebia Class A Common Stock or the shares of Trebia Class D Common Stock, each as so changed.

21.    Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes Trebia to maintain a copy of this Sponsor Agreement at either or both of the executive office or the registered office of Trebia. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes Trebia, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing such Sponsor Person’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF JUNE 28, 2021, BY AND AMONG TREBIA ACQUISITION CORP., A CAYMAN ISLANDS EXEMPTED COMPANY, BGPT TREBIA LP, A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP, TRASIMENE TREBIA, LP, A DELAWARE LIMITED PARTNERSHIP, S1 HOLDCO LLC, A DELAWARE LIMITED LIABILITY COMPANY, SYSTEM1 SS PROTECT HOLDINGS, INC., A DELAWARE CORPORATION, AND THE OTHER SIGNATORIES THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

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22.    Specific Performance. Each Sponsor Person and each of S1 Holdco and Protected acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Sponsor Person or any S1/Protected Person does not perform its obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to perform this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Sponsor Person and each of S1 Holdco and Protected acknowledges and agrees that (a) each of Trebia, S1 Holdco and Protected shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Paragraph 18, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement or any other Transaction Agreement, and (b) the right of specific performance or other equitable remedy set forth in clause (a) is an integral part of this Sponsor Agreement and none of the parties hereto would have entered into this Sponsor Agreement in the absence of such right. Each Sponsor Person and each of S1 Holdco and Protected agrees that it will not oppose the granting of specific performance or any other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance or such other equitable remedy is not an appropriate remedy for any reason at law or equity. Each Sponsor Person and each of S1 Holdco and Protected acknowledges and agrees that any party seeking an injunction or other equitable remedy to prevent breaches of this Sponsor Agreement or to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Paragraph 22 shall not be required to provide any bond or other security in connection with any such remedy.

23.    Interpretation. Section 1.02 (Construction) and Section 15.05 (Expenses) of the BCA are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to Sponsor Persons or S1/Protected Persons who are natural persons, such references shall be deemed references to “she”, “her”, “hers”, “he”, “him” or “his”, as applicable.

24.    Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify Trebia, S1 Holdco and Protected of any increase, decrease or other change in the number of Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares or other Covered Shares held by or on behalf of such Sponsor Person. As soon as reasonably practicable following the Closing, Trebia shall update Schedule A to reflect the conversion of Trebia Ordinary Shares into shares of Trebia Common Stock pursuant to the Domestication. From and after the Closing, each Sponsor Person shall promptly notify Trebia of any increase, decrease or other change in the number of Founder Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock or other Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, Trebia shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares or other Covered Shares (in the case of an Interim Period change) or Founder Shares, Trebia Class A Common Stock, Trebia Class D Common Stock or other Covered Shares (in the case of a post-Closing change) and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 24). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 11.

25.    Additional Agreements. Each Sponsor hereby represents and warrants to Trebia and the S1/Protected Persons that (a) on or prior to the date hereof, it has delivered to Trebia, S1 Holdco and Protected a capitalization table showing all of the direct equity owners of such Sponsor (each, a “Sponsor Cap Table”) and (b) the Sponsor Cap Table delivered by such Sponsor pursuant to clause (a) is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, each Sponsor shall provide written notice to Trebia, S1 Holdco and Protected promptly following any change in its Sponsor Cap Table.

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26.    Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement on the day and year first above written.

BGPT TREBIA LP
By:	Bridgeport Partners GP LLC, its General Partner

By:	/s/ Frank R. Martire, Jr.
Name: Frank R. Martire, Jr.
Title: Member

By:	/s/ Frank Martire, III
Name: Frank Martire, III
Title: Member

TRASIMENE TREBIA, LP
By:	Trasimene Trebia, LLC, its General Partner

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

TREBIA ACQUISITION CORP.

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

WILLIAM P. FOLEY, II

/s/ WILLIAM P. FOLEY, II
Title: Co-Founder and Director of Trebia Acquisition Corp.

FRANK R. MARTIRE, JR.

/s/ FRANK R. MARTIRE, JR.
Title: Co-Founder and Director of Trebia Acquisition Corp.

[Signature Page to Sponsor Agreement]

PAUL DANOLA

/s/ PAUL DANOLA
Title: President of Trebia Acquisition Corp.

TANMAY KUMAR

/s/ TANMAY KUMAR
Title: Chief Financial Officer of Trebia Acquisition Corp.

LANCE LEVY

/s/ LANCE LEVY
Title: Director of Trebia Acquisition Corp.

MARK D. LINEHAN

/s/ MARK D. LINEHAN
Title: Director of Trebia Acquisition Corp.

JAMES B. STALLINGS

/s/ JAMES B. STALLINGS
Title: Director of Trebia Acquisition Corp.

[Signature Page to Sponsor Agreement]

S1 HOLDCO LLC

By:	/s/ Michael Blend
Name: Michael Blend
Title: Chief Executive Officer & Chairman of the
Board

SYSTEM1 SS PROTECT HOLDINGS, INC.

By:	/s/ Michael Blend
Name: Michael Blend
Title: President

[Signature Page to Sponsor Agreement]

Annex J

BACKSTOP FACILITY AGREEMENT

This Backstop Facility Agreement (this “Agreement”) is entered into as of June 28, 2021, by and among Trebia Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Cannae Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not initially defined in this Agreement shall have the meaning ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, S1 Holdco LLC, a Delaware limited liability company (“S1 Holdco”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected”), and the other parties named therein (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, in connection with the entry into the Business Combination Agreement, an allocation of up to $200,000,000.00 of committed capital of the Purchaser has been made to subscribe for a number of shares of Trebia Class A Common Stock equal to the number of Trebia Class A Ordinary Shares that are redeemed in connection with the Special Meeting, if any (the “Trebia Shareholder Redemptions”); and

WHEREAS, the Purchaser is now entering into this Agreement with the Company, whereby at the Closing under the Business Combination Agreement, the Purchaser will acquire Trebia Class A Common Stock and the Company will issue and sell to the Purchaser, on a private placement basis, solely to the extent necessary to fund Trebia Shareholder Redemptions on a share for share basis and in the amount determined pursuant to Section 2(a)(i) hereof and subject to the limitations set forth herein (the “Backstop Purchase Shares”).

WHEREAS, Cannae is a party to the Sponsor Agreement (as defined in the Business Combination Agreement) and pursuant thereto, is entitled to the Founder Shares Forfeited to Cannae (as defined therein) (if any) pursuant to Paragraph 6(c) of the Sponsor Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Backstop Limit; Backstop Notice.

(a)    Backstop Limit. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall never be required to fund an amount in connection with the Trebia Shareholder Redemptions greater than $200,000,000.00 (the “Backstop Limit”), which amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value (as defined in the Business Combination Agreement), if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one-hundred percent (100%) of such amount between $200,000,000 and $300,000,000.

(b)    Backstop Notice. On the date by which Trebia Shareholder Redemptions are required to be made in accordance with the Company’s memorandum and articles of association, as they may be amended from time to time (the “Memorandum and Articles”) (which date is two (2) Business Days prior to the date of the Special Meeting, as such term is defined in the Business Combination Agreement), to the extent the Trebia Shareholder Redemptions are greater than zero (0), the Company shall deliver a written notice (the “Backstop Notice”) to the Purchaser setting forth:

(i)    the total number of shares of Trebia Class A Common Stock subject to the Trebia Shareholder Redemptions;

(ii)    subject to the limitations set forth in Section 1(a), the total number of shares of Trebia Class A Common Stock (or successor security thereto) the Company is requiring the Purchaser to subscribe for in accordance with Section 2(a) of this Agreement (subject to the Backstop Limit), (the “Subscription Amount”);

(iii)    the resulting BPS Purchase Price (as calculated in accordance with Section 2(a)(i)), which amount shall in no event be greater than the Backstop Limit; and

(iv)    the Company’s wire instructions.

Notwithstanding the forgoing, the “Subscription Amount” shall not include any shares of Trebia Class A Common Stock subject to the Trebia Shareholder Redemptions that have been subsequently withdrawn in accordance with the Company’s Memorandum and Articles and applicable Law. A Backstop Notice cannot be made and the Company shall not be permitted to deliver a Backstop Notice or cause the Purchaser to acquire any Backstop Purchase Shares to the extent the Company has a Subscription Amount equal to zero (0). Only one (1) Backstop Notice may be delivered hereunder.

2.    Sale, Purchase and Issuance.

(a)    Backstop Purchase Shares.

(i)    Subject to the terms and conditions hereof, following delivery of the Backstop Notice by the Company to the Purchaser hereunder, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company a number of Backstop Purchase Shares equal to the Subscription Amount for an aggregate purchase price equal to the product of (x) $10.00 multiplied by (y) the number of Backstop Purchase Shares to be issued and sold hereunder (such aggregate purchase price, the “BPS Purchase Price”). The numbers of shares, per share amounts and purchase price of the Backstop Purchase Shares and the BPS Purchase Price, as applicable, shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

(ii)    The delivery of the Backstop Notice hereunder shall serve as notice to the Purchaser that the Purchaser will be required to pay the BPS Purchase Price, and acquire the Backstop Purchase Shares, at the BPS Closing (as defined below).

(iii)    The closing of the sale of the Backstop Purchase Shares (the “BPS Closing”) shall be held on the Closing Date. At the BPS Closing, the Company will issue to the Purchaser the Backstop Purchase Shares, registered in the name of the Purchaser, against (and concurrently with) the payment of the BPS Purchase Price to the Company by wire transfer of immediately available funds to the account notified to the Purchaser by the Company in the Backstop Notice.

(b)    Issuance of Backstop Sponsor Shares. Subject to the terms and conditions hereof and the terms and conditions of the Sponsor Agreement, at the BPS Closing, the Company will issue to Purchaser a number of shares of Trebia Class A Common Stock equal to the number of Founder Shares Forfeited to Cannae (if any) in such instance (such shares, the “Backstop Sponsor Shares” and, together with the Backstop Purchase Shares, the “Backstop Shares”).

(c)    Delivery of Backstop Shares.

(i)    The Company shall register the Purchaser as the owner of the Backstop Shares received by the Purchaser hereunder (individually or collectively, the “Securities”) in the register of stockholders of the Company and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the BPS Closing.

(ii)    In addition to any notation or legend required under the Stockholders Agreement, each register and book entry for the Backstop Shares received by the Purchaser hereunder shall contain a notation, and each certificate (if any) evidencing the Backstop Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF

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ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(d)    Legend Removal. If the Backstop Shares are eligible to be sold without restriction under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchaser’s request, the Company will, at its sole expense, cause the Company’s transfer agent to remove the legend set forth in Section 2(c)(ii) hereof. In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, that authorize and direct the transfer agent to transfer such Backstop Shares without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could reasonably be expected to result in or facilitate transfers of Backstop Shares in violation of applicable law; provided, further, that nothing in this Section 2.2(d) will require the Company to take any action with respect to the removal of any notation or legend required under the Stockholders Agreement.

(e)    Registration Rights. The Purchaser shall have registration rights with respect to the Backstop Shares as referenced in the Registration Rights Agreement that will be entered into by and among Trebia, Cannae, the Sponsors and certain other parties thereto in connection with the consummation of the Transactions (the “Registration Rights”).

3.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof and as of the BPS Closing:

(a)    Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)    Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(c)    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)    Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the

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Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. If the Purchaser was formed for the specific purpose of acquiring the Securities, each of its equity owners is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

(f)    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s existing and planned or expected business, management, financial affairs and the terms and conditions of the sale of the Securities with the Company’s management.

(g)    Restricted Securities. The Purchaser understands that the sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except pursuant to the Registration Rights. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser acknowledges that the Company filed a Registration Statement on Form S-1 to consummate its initial public offering with the SEC (the “IPO”). The Purchaser understands that the sale of the Securities hereunder is not, and is not intended to be, part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such sale of the Securities.

(h)    High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.

(i)    Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)    No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the sale of the Securities.

(k)    Residence. The principal place of business of the Purchaser is the office located at the address of the Purchaser set forth in Section 8(a) below.

(l)    Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

(m)    Adequacy of Financing. The Purchaser will have at the BPS Closing available to it sufficient funds, which as of the date hereof may be reflected as investments on the Purchaser’s balance sheet, to satisfy its

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obligations under this Agreement, without restriction or conditions on payment to the Company except as provided hereunder. The Purchaser has no other obligations, contingent or otherwise, which would reasonably be likely to impair its ability to use such funds to meet its obligations hereunder.

(n)    Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with any underwriter of the IPO of the Company or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that is participating in the IPO of the Company.

(o)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and the sale and purchase of the Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3(o) shall limit any claim or cause of action (or recovery in connection therewith) with respect to fraud.

4.    Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a)    Incorporation and Corporate Power.

(i)    Until the occurrence of the Domestication, the Company is an exempted company with limited liability duly incorporated under the Laws of the Cayman Islands, with all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(ii)    Upon the occurrence of the Domestication, the Company will be validly existing and in good standing under the laws of the State of Delaware, with all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)    Capitalization. The authorized share capital of the Company consists, as of the date hereof, of:

(i)    400,000,000 Trebia Class A Ordinary Shares, 51,750,000 of which are issued and outstanding of which are issued and outstanding, and all of the outstanding Trebia Class A Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws;

(ii)    40,000,000 Trebia Class B Ordinary Shares, 12,937,500 of which are issued and outstanding, and all of the outstanding Trebia Class B Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws; and

(iii)    1,000,000 shares of Trebia Preferred Stock, none of which are issued and outstanding.

(c)    Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Backstop Shares at the BPS Closing has been taken or will be taken prior to the BPS Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the BPS Closing, and the issuance and delivery of the Backstop Shares and the securities issuable upon conversion or

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exercise of the Backstop Shares has been taken or will be taken prior to the BPS Closing, as applicable. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d)    Valid Issuance of Backstop Shares.

(i)    The Backstop Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 4(e) below, the Backstop Shares will be issued in compliance with all applicable federal and state securities laws.

(ii)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i) - (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii) - (iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e)    Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for any filings required pursuant to Regulation D of the Securities Act, applicable state securities laws, and pursuant to the Registration Rights.

(f)    Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not result in any violation or default (i) of any provisions of the Company’s Memorandum and Articles or its other governing documents, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which the Company is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which the Company is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which the Company is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g)    Limited Operations and Operating History. As of the date hereof, the Company has not conducted any operations other than organizational activities and activities in connection with its IPO, its search for a potential business combination and financing in connection therewith.

(h)    Absence of Litigation. As of the date hereof, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

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(i)    No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the sale of the Backstop Shares.

(j)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, the Company has not made, makes nor shall be deemed to make any other express or implied representation or warranty with respect to the Company, the sale and purchase of the Backstop Shares, the IPO, the Transactions or a potential business combination, and the Company disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Purchaser. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4(j) shall limit any claim or cause of action (or recovery in connection therewith) with respect to fraud.

5.    Additional Agreements, Acknowledgements and Waivers of the Purchaser.

(a)    Trust Account. Notwithstanding anything to the contrary set forth herein, the Purchaser acknowledges that the Company has established a trust account containing the proceeds of its IPO and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). The Purchaser agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement; provided, however, that nothing in this Section 5(b) shall be deemed to limit Purchaser’s right, title, interest or claim to the Trust Account by virtue of such Purchaser’s record or beneficial ownership of securities of the Company, including, but not limited to, any redemption right with respect to any such securities of the Company. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account. The Purchaser agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by the Company to induce the Company to enter into this Agreement and the Purchaser further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event the Purchaser, in connection with this Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Company’s stockholders, whether in the form of monetary damages or injunctive relief, Company or Purchaser, as applicable, shall be obligated to pay to the Company all of its legal fees and costs in connection with any such action in the event that the Company prevails in such action or proceeding.

(b)    No Short Sales. The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Closing. For purposes of this Section 5(b), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

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6.    BPS Closing Conditions.

(a)    The obligation of the Purchaser to purchase the Backstop Purchase Shares at the BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i)    The Transactions shall be consummated substantially concurrently with, and immediately following, the purchase of the Backstop Purchase Shares;

(ii)    The Subscription Amount shall be greater than zero (0);

(iii)    The BPS Purchase Price shall not exceed $200,000,000; and

(iv)    There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Governmental Order in effect preventing the consummation of the transactions contemplated hereby.

(b)    The obligation of the Company to sell the Backstop Purchase Shares at the BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company, and (ii) and (iii) which may be waived by S1 Holdco in its sole discretion:

(i)    The Transactions shall be consummated substantially concurrently with, and immediately following, the purchase of the Backstop Purchase Shares;

(ii)    The representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iii)    The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the BPS Closing; and

(iv)    There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Governmental Order in effect preventing the consummation of the transactions contemplated hereby.

7.    Termination. This Agreement may be terminated at any time prior to the BPS Closing:

(a)    by written consent of each of the Company, the Purchaser and S1 Holdco; or

(b)    automatically:

(i)    upon the consummation of the Transactions (whether or not a Backstop Notice has been delivered and Backstop Shares have been delivered hereunder); provided, however, that in no event shall such termination result in the rescission of any transactions consummated hereunder;

(ii)    if a business combination is not consummated within 24 months from the closing of the IPO, or such later date as may be approved by the Company’s shareholders in accordance with the Memorandum and Articles; or

(iii)    upon the termination of the Business Combination Agreement, as provided under the terms therein.

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In the event of any termination of this Agreement pursuant to this Section 7, the BPS Purchase Price, if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser in accordance with written instructions provided by the Purchaser to the Company, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Section 5(a) shall survive termination of this Agreement.

8.    General Provisions.

(a)    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	If to the Purchaser, to:

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

Attn: Michael L. Gravelle, General Counsel

E-mail: mgravelle@fnf.com

(ii)	If to the Company, to:

Trebia Acquisition Corp.

41 Madison Avenue, Suite 2020

New York, NY 10010

Attn: Tanmay Kumar, Chief Financial Officer

E-mail: tanmay@bgptpartners.com

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:  Michael J. Aiello

          Eoghan P. Keenan

E-mail: michael.aiello@weil.com

            eoghan.keenan@weil.com

S1 Holdco, LLC

1501 Main Street, Suite 201

Venice, CA 90291

Attn:  Daniel Weinrot

E-mail: dweinrot@system1.com

and (1) if prior to Closing to:

Willkie, Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:  Kevin O’Mara

          Claire E. James

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E-mail: komara@willkie.com

            cejames@willkie.com

or (2) if following Closing to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attn:  Steven B. Stokdyk

           Alex Voxman

E-mail: steven.stokdyk@lw.com

            alex.voxman@lw.com

(b)    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

(c)    No Third Party Beneficiaries; Exception. Except to the extent expressly set forth in Sections 7(a), 8(e), 8(j) and 8(q), this Agreement shall be binding on, and inure solely to the benefit of, the parties hereto and their respective successors and assigns, and nothing set forth in this Agreement shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, this Agreement; provided, however, that S1 Holdco and Protected are intended third party beneficiaries of Sections 2, 3, 7(a), 8(e), 8(j) and 8(q) of this Agreement to the extent expressly set forth therein.

(d)    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e)    Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party and S1 Holdco. Notwithstanding the foregoing, the Purchaser may assign and delegate all or a portion of its rights and obligations to purchase and receive the Backstop Shares to one or more other persons upon the consent of the Company and S1 Holdco (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that no consent of the Company or S1 Holdco shall be required if such assignment or delegation is to an Affiliate of Purchaser; provided, further, that no such assignment or delegation shall relieve the Purchaser of its obligations hereunder (including its obligation to purchase the Backstop Purchase Shares) and the Company shall be entitled to pursue all rights and remedies against the Purchaser subject to the terms and conditions hereof. Any purported assignment or assumption of this Agreement or any right or obligation hereunder in contravention of this Section 8(e) shall be void ab initio.

(f)    Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

(g)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

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(h)    Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(i)    Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(a) and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 8(i), a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(j)    Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided, that the prior written consent of S1 Holdco shall be required for any material amendments, modifications, waivers or supplements (which shall include amendments which create additional conditionality, change S1 Holdco’s rights under the Agreement, changes to the economics or delay the timing of any Backstop Notice).

(k)    Waiver of Damages. Notwithstanding anything to the contrary contained herein, in no event shall any party be liable for punitive damages in connection with this Agreement; provided, however, that in no event shall Purchaser be liable for any form of damages, whether such damages are consequential, special or exemplary, in connection with this Agreement in excess of the sum of the Backstop Limit and any reasonable fees and expenses associated with the collection of such damages.

(l)    Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m)    Expenses. The Company will be responsible for all costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel

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and accountants, transfer agents, stamp taxes and all of The Depository Trust Company’s fees associated with the issuance and resale of the Securities and the securities issuable upon conversion or exercise of the Securities.

(n)    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(o)    Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p)    Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, or upon the request of a governmental authority, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(q)    Specific Performance; Enforcement. Each party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser or the Company in accordance with the terms hereof and that the other party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without a requirement to post bond or any other security. Subject to the proviso in Section 8(c) and as provided in this Section 8(q), this Agreement may be enforced only by the Company and the Purchaser, and none of the Company’s direct or indirect creditors nor any other person that is not a party to this Agreement shall have any right to enforce this Agreement or to cause the Company to enforce this Agreement; provided, however, that notwithstanding anything to the contrary S1 Holdco and Protected shall be entitled to enforce, through an action of specific performance, the Company’s right to cause the Purchaser to fund the BPS Purchase Price and purchase the Backstop Purchase Shares, subject to the terms and conditions hereof, and shall not be required to provide any bond or other security in connection with any such equitable remedy; provided in no event will S1 Holdco or Protected have any claim for monetary damages against the Purchaser hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

TREBIA ACQUISITION CORP.

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

[Signature Page to Cannae Backstop Agreement]

Annex K

PROTECTED SUPPORT AGREEMENT

This PROTECTED SUPPORT AGREEMENT (this “Agreement”) is made as of June 28, 2021, by and among each of the Persons listed on Exhibit A hereto (the “Protected UK Contribution Parties”), JDI & AFH LIMITED, a private company limited by shares organized under the laws of England & Wales (“UK Newco”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected”), Protected.net Group Limited, a private company limited by shares organized under the laws of England & Wales (“Protected UK”), Protected Security Holdings, LLC, a Delaware limited liability company (“PSH,” and together with the Protected UK Contribution Parties, each a “Supporting Party” and collectively, the “Supporting Parties”) and Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”), each sometimes referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Trebia, S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 Midco, LLC, a Delaware limited liability company (“S1 Midco”), System1 S1, LLC, a Delaware limited liability company (“S1, LLC”), OpenMail, LLC, a Delaware limited liability company (“OpenMail”), Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia (“Trebia Merger Sub”), Orchid Merger Sub II, LLC, a Delaware limited liability company (“Trebia Merger Sub LLC”), Orchid Finco LLC, a Delaware limited liability company (“Trebia Finco LLC”), Protected, the Protected UK Contribution Parties and the other parties signatory thereto, have entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”), pursuant to which, among other things, (i) Trebia will acquire a majority of the outstanding units of S1 Holdco and (ii) Trebia will acquire all of the outstanding equity interests of Protected and in connection with and as part of the business combination, the parties thereto will, among other things, consummate the Blocker Mergers, the Protected Merger, and the LLC Merger in accordance with the terms thereof;

WHEREAS, contemporaneously with the execution and delivery of the BCA and as a condition and inducement to the willingness of Trebia, Trebia Merger Sub, Trebia Merger Sub LLC, and Trebia Finco LLC, to consummate the transactions contemplated by the BCA, the Parties desire to enter into this Agreement;

WHEREAS, each Protected UK Contribution Party owns beneficially and of record such number of Ordinary Class B shares of Protected UK set forth on Schedule 1 attached hereto (the “Existing Protected UK Interests,” and together with any shares of Protected UK of which record or beneficial ownership is acquired after the date of this Agreement by any such Protected UK Contribution Party but prior to the Closing, the “Protected UK Interests”);

WHEREAS, PSH owns beneficially and of record 100% of the issued and outstanding common stock of Protected (the “Protected Common Stock”);

WHEREAS, in connection with the transactions contemplated by the BCA, each Protected UK Contribution Party desires to, immediately following the OpenMail S1 Holdco Unit Redemption, contribute to Protected, and Protected desires to accept from each Protected UK Contribution Party, the Existing Protected UK Interests, and in exchange therefor, Protected desires to issue to each Protected UK Contribution Party a number of shares of common stock of Protected (the “Protected Shares”) as set forth on the Allocation Schedule (the “Protected Reorganization”);

WHEREAS, in connection with the transactions contemplated by the BCA, immediately following the Protected Rollover and prior to the LLC Merger, on the terms and subject to the conditions of the BCA and in accordance with the DGCL, Trebia Merger Sub will merge with and into Protected (the “Protected Merger”), with Protected surviving the Protected Merger as a wholly owned subsidiary of Trebia; and

WHEREAS, the board of directors of Protected and the board of directors of Protected UK have each determined that the Protected Merger is advisable and in the best interests of their respective companies and their respective stockholders, and have approved the BCA, this Agreement and the Protected Merger contemplated under the BCA upon the terms and subject to the conditions set forth in the BCA.

Capitalized terms used but not defined herein have the meanings ascribed to them in the BCA.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Contribution and Exchange(a) . Each Protected UK Contribution Party hereby agrees that, immediately following the OpenMail S1 Holdco Unit Redemption, such Protected UK Contribution Party shall contribute to Protected, and Protected shall accept from such Protected UK Contribution Party, the applicable Protected UK Interests set forth on the Allocation Schedule, and in exchange therefor, Protected shall issue to such Protected UK Contribution Party, and such Protected UK Contribution Party shall accept from Protected, the Protected Shares as set forth on the Allocation Schedule (the “Protected UK Contribution”). Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge and agree that no further action is required to make the Protected UK Contribution, including the issuance of the Protected Shares effective as of immediately following the OpenMail S1 Holdco Unit Redemption. If at any time after the date hereof, any action is necessary or desirable to further evidence the contribution of the Protected UK Interests or the issuance of the Protected Shares, then each of the Parties shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents, as may reasonably be requested by any other Party for such purposes. For all purposes, including this Agreement, the Protected Shares shall be deemed to have an aggregate value equal to the value set forth in the Allocation Schedule. Each Protected UK Contribution Party hereby agrees to deliver, upon the request of Protected UK or Protected, and in any event no later than the Protected UK Contribution (as defined below), a duly executed copy of the voting power of attorney substantially in the form attached here to as Exhibit B.

2.    Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 7, each Supporting Party, in its capacity as a shareholder or proxy holder of Protected (in the case of the Protected UK Contribution Parties, after giving effect to the Protected UK Contribution), irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of such Supporting Party’s Protected Common Stock to, at any meeting of the shareholders of Protected (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of Protected:

(a)    if and when such meeting is held, appear at such meeting or otherwise cause such Supporting Party’s Protected Common Stock to be counted as present thereat for the purpose of establishing a quorum;

(b)    execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of such Supporting Party’s Protected Common Stock owned as of the date that any written consent is executed by such Supporting Party (or the record date for such meeting) in favor of the BCA and the transactions contemplated thereby (including, without limitation, the Protected Merger);

(c)    execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of such Supporting Party’s Protected Common Stock against (A) any Business Combination or any Business Combination Proposal (in each case, other than the Transactions) and any other action or agreement that would reasonably be expected to (i) frustrate the purposes of, or materially impede, interfere with, delay, postpone or adversely affect the Transactions (including the consummation thereof), (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of Protected under the BCA or cause any of the conditions to Closing set forth in Article XIII of the BCA not to be fulfilled or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Supporting Party contained in this Agreement and (B) any business combination agreement or business combination (other than the BCA and the Transaction), consolidation, combination, sale of all or substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Protected UK or Protected; and

(d)    in any other circumstances upon which a consent or other approval is required under the organization documents of Protected or otherwise sought in furtherance of the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Supporting Party’s Protected Common Stock owned at such time in favor thereof.

3.    Share and Unit Exchange Agreement. Immediately following the Protected UK Contribution, UK Newco and each Protected UK Contribution Party shall enter into the Share and Unit Exchange Agreement attached hereto as Exhibit C (the “SUE Agreement”). Each Supporting Party shall procure, so far as they are able, that subject to UK Newco and each Protected UK Contribution Party complying with their respective obligations under the SUE Agreement, that UK Newco is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Sale Units (as defined therein) and the Sale Shares (as defined therein).

4.    Proxy.

(a)    The obligations of the Supporting Parties specified in Section 2 shall apply whether or not the Transactions or any action described above is recommended by the board of directors of Protected or any committee thereof or the board of directors of Protected or any committee thereof has previously recommended the Transactions or such action but changed such recommendation.

(b)    Each Protected Supporting Party hereby irrevocably and unconditionally, to the fullest extent permitted by applicable Law, appoints Protected, or any designee of Protected, for so long as the provisions of Section 2 remain in effect, as such Supporting Party’s attorney-in-fact and proxy with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Protected Common Stock, solely on the matters and in the manner specified in Section 2. This proxy (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 2) shall be valid for the duration of this Agreement.

(c)    THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 4 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Supporting Party hereby affirms that the irrevocable proxy granted by such Supporting Party pursuant to this Section 4 (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 2) is granted in consideration of Trebia entering into the BCA and that such irrevocable proxy is given to secure the performance of the duties of such Supporting Party under this Agreement. The proxies and powers of attorney shall not be terminated by any act of such Supporting Party or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of such Supporting Party. Each Supporting Party hereby revokes all other proxies and powers of attorney on the matters specified in this Section 4 with respect to the Protected UK Interests or the Protected Common Stock that such Supporting Party may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Supporting Party with respect to any Protected UK Interests or Protected Common Stock. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of such Supporting Party and any obligation of such Supporting Party under this Agreement shall be binding upon the heirs, personal representatives, and successors of such Supporting Party.

5.    No Inconsistent Agreements. Each Supporting Party hereby covenants and agrees that such Supporting Party shall not, at any time prior to the Termination Date (as defined below), (i) enter into any voting agreement or voting trust with respect to any of such Supporting Party’s Protected UK Interests or Protected Common Stock that is inconsistent with such Supporting Party’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Supporting Party’s Protected UK Interests or Protected Common Stock that is inconsistent with such Supporting Party’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

6.    PSH Written Consent. PSH hereby agrees to validly execute and deliver a written consent substantially in the form attached hereto as Exhibit D (as such form may be altered from time to time as agreed between

Trebia, OpenMail, S1 Holdco and Protected) (the “Protected Written Consent”) approving the BCA and the consummation of the Transactions, including the Protected Merger in accordance with Section 251 of the DGCL, to Trebia within two (2) Business Days of the SEC Clearance Date).

7.    Termination. This Agreement shall terminate, and no Party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination of the BCA in accordance with its terms or (iii) the time this Agreement is terminated upon the mutual written agreement of the Parties (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10(d), 10(e), 10(f), and 11 through 25 below shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any Party from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

8.    Representation and Warranties of the Supporting Parties. Each Supporting Party hereby represents and warrants to each of Protected and Protected UK, as of the date hereof, that:

(a)    Such Supporting Party is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, such Supporting Party’s Protected UK Interests and Protected Common Stock, as applicable, free and clear of any Liens (other than as created by this Agreement or the organizational documents of Protected UK (including, for the purposes hereof, any agreements between or among stockholders of Protected UK)). As of the date hereof, other than the Protected UK Interests set forth opposite each Protected UK Contribution Party’s name on Schedule 1, such Supporting Party does not own beneficially or of record any shares of Protected UK (or any securities, including warrants exercisable, convertible or exchangeable into shares of Protected UK) or any interest therein. Subject to the consummation of the transactions contemplated by Section 1 above and assuming the accuracy of the representations and warranties of Protected set forth in Section 9, such Supporting Party will own beneficially and of record and have good and valid title to all of the Protected UK Interests, free and clear of any and all Liens and restrictions, other than those imposed by or arising out of state or federal securities Laws or contained in the constitutional documentation of Protected (including any pre-emption or rights of first refusal set out therein and again, for these purposes, including any agreements between or among the shareholders of Protected UK).

(b)    Such Supporting Party (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, with respect to such Supporting Party’s Protected Shares or Protected UK Interests, as applicable, (ii) has not entered into any voting agreement or arrangement, including any proxy, consent, power of attorney or voting trust, and has no knowledge and is not aware of any such voting agreement, proxy, consent, power of attorney or voting trust in effect with respect to any of such Supporting Party’s Protected Shares or Protected UK Interests, as applicable, that is inconsistent with such Supporting Party’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Supporting Party’s Protected Shares or Protected UK Interests, as applicable, that is inconsistent with such Supporting Party’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking, and (v) has the requisite power and authority to execute and deliver the agreements, documents and instruments contemplated hereby, including to effect the transactions contemplated by Section 1 hereof (collectively, the “Rollover Documents”). This Agreement has been duly and validly executed and delivered by such Supporting Party.

(c)    Such Supporting Party affirms that (i) if such Supporting Party is a natural person, they have all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Supporting Party is not a natural person, it (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and

(B) has all requisite corporate or other power and authority to, and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d)    This Agreement and the other Rollover Documents constitute the valid and legally binding obligation of such Supporting Party enforceable against such Supporting Party in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). Such Supporting Party owns beneficially and of record and has good and valid title to its Protected Common Stock or Protected UK Interests, as applicable, free and clear of any and all Liens and restrictions, other than those imposed by or arising out of state or federal securities Laws.

(e)    Neither the execution and delivery of this Agreement or any other Rollover Document nor the consummation of the transactions contemplated hereby or thereby will (i) violate any Law or other restriction of any Governmental Authority to which such Supporting Party is subject or any provision of such Supporting Party’s governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Supporting Party is a party or by which such Supporting Party is bound or to which any of such Supporting Party’s assets is subject, except as would not have a material adverse effect on such Supporting Party’s ability to perform such Supporting Party’s obligations hereunder. Such Supporting Party is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating solely to Protected or Protected UK.

(f)    There is no Action pending or, to such Supporting Party’s knowledge, threatened, against such Supporting Party, which, if adversely determined (i) would delay, hinder or prevent the consummation of the transactions contemplated by the Rollover Documents, or (ii) would have, individually or in the aggregate with all other such Actions, a material adverse effect on such Supporting Party’s ability to perform such Supporting Party’s obligations under the Rollover Documents.

(g)    Such Supporting Party is a sophisticated investor, has such knowledge, experience and skill in evaluating and investing in securities, based on actual participation in financial, investment and business matters, and has adequate information concerning the business and financial condition of Trebia and Protected in order to make an informed decision regarding this Agreement and the Transactions and has independently evaluated this Agreement and the Transactions based on such information as the Supporting Party has deemed appropriate, and has made its own analysis and decision to enter into this Agreement. Such Supporting Party acknowledges that Trebia, Trebia Merger Sub, Trebia Merger Sub LLC, Trebia Finco LLC, Protected UK and Protected have not made and do not make any representation or warranty, whether express or implied, of any kind or character, and no guarantees have been made or can be made with respect to the future value, if any, of the Trebia, or the profitability or success of Trebia’s business.

(h)    Such Supporting Party acknowledges that the agreements contained herein are irrevocable. Such Supporting Party understands and acknowledges that Trebia, Trebia Merger Sub, Trebia Merger Sub LLC, Trebia Finco LLC, and Protected are entering into the BCA in reliance upon such Supporting Party’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Supporting Party contained herein.

(i)    No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Trebia, Protected or Protected UK is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Supporting Party in his, her or its capacity as a holder of interests in Protected UK.

(j)    Each Supporting Party has had the opportunity to consult its own tax advisors with respect to the Tax consequences of the Supporting Party contemplated hereby and the ownership of the Protected UK Interests and Protected Shares. Each Supporting Party acknowledges that none of Protected UK, Protected or any of their respective Subsidiaries or other Affiliates, nor any of their respective past or present directors, officers, employees, agents and representatives (including, without limitation, their respective attorneys), makes or has made any representations or warranties to such Supporting Party regarding the Tax consequences to such Supporting Party of the Protected UK Contribution contemplated hereby or the ownership of the Protected Shares. Each Supporting Party agrees to provide Protected UK and Protected with such information (including, without limitation, tax basis information relating to the Protected UK Interests) as is reasonably requested by Protected, Protected UK or their respective Affiliates in connection with transactions contemplated by this Agreement.

(k)    Each Supporting Party acknowledges that, except for the representations and warranties contained in Section 9, none of Protected, Protected UK, their respective Affiliates or any other Person has made, and each Supporting Party has not relied on any other express or implied representation or warranty by or on behalf of Protected, Protected UK, their respective Affiliates or any other Person, and that none of Protected, Protected UK, their respective Affiliates or any other Person, directly or indirectly, has made, and Rollover Holder has not relied on, any representation or warranty regarding any pro forma financial information, financial projections or other forward-looking statements of Protected or Protected UK, and such Supporting Party will make no claim with respect thereto; provided, that notwithstanding the foregoing, nothing in this Section 8(k) shall limit claims or remedies for common law actual fraud.

(l)    Each Supporting Party is acquiring the Protected Shares for such Supporting Party’s own account, not as a nominee or agent, with the present intention of holding such securities for purposes of investment, and not with a view to the sale or distribution of any part thereof, and that such Supporting Party has no intention of selling, granting any participation in, or otherwise distributing such securities in a public distribution, in each case, in violation of the federal securities Laws or any applicable state securities Laws, other than pursuant to the Transactions.

(m)    Each Supporting Party understands and acknowledges that the offering of the Protected Shares pursuant to this Agreement will not be registered under the Securities Act and the rules and regulations promulgated thereunder on the grounds that the offering and sale of the Protected Shares contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act, and that Protected’s and Protected UK’s reliance upon such exemption is predicated upon such Supporting Party’s representations set forth in this Agreement. Each Supporting Party further understands that no public market now exists for any of the securities issued by Protected or Protected UK and that Protected and Protected UK have not made any assurances that a public market will ever exist for its securities.

(n)    Additionally, for any Supporting Party that is not a U.S. Person, each certificate representing Protected Common Stock will be stamped or otherwise imprinted with legends substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

9.    Representations and Warranties of Protected. Protected hereby represents and warrants to the Protected UK Contribution Parties, as of the date hereof, as follows:

(a)    Protected is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Protected has all requisite corporate power and authority to own and lease its assets and properties and to carry on its business as and in the places such assets and properties are now owned or leased and where such business is presently conducted.

(b)    Protected has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Protected enforceable against it in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Law or other restriction of any Governmental Authority to which Protected is subject or any provision of Protected’s certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Protected is a party or by which it is bound or to which any of its assets is subject, except as would not have a material adverse effect on the business, financial condition or results of operation of Protected and its subsidiaries, taken as a whole. Protected is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating solely to the Protected UK Contribution Parties or any other Person acquiring Protected Shares on or around the date hereof.

(d)    There is no Action pending or, to Protected’s knowledge, threatened, against Protected, which, if adversely determined (i) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement or (ii) would have, individually or in the aggregate with all other such Actions, a material adverse effect on the ability of Protected to perform its obligations under this Agreement.

(e)    All of the Protected Shares to be issued to the Protected UK Contribution Parties under this Agreement have been duly authorized and validly issued and are fully paid and nonassessable, as applicable, and none were offered or issued in violation of any Law or any Contract. Immediately following the consummation of the transactions contemplated by Section 1, each Protected UK Contribution Party will own all of the Protected Shares free and clear of any Liens or any restrictions on transfer other than those arising under applicable federal and state securities Laws.

(f)    Protected acknowledges that, except for the representations and warranties contained in Section 8, none of the Protected UK Contribution Parties nor any of their Affiliates or any other Person has made, and Protected has not relied on any other express or implied representation or warranty by or on behalf of any Protected UK Contribution Party or their Affiliates or any other Person; provided, that notwithstanding the foregoing, nothing in this Section 9(f) shall limit claims or remedies for common law actual fraud.

10.    Covenants of the Parties.

(a)    No Solicitation. During the Interim Period, each Supporting Party agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or its or their respective representatives to take any action on its behalf, that would be a breach of Section 12.04 (Exclusivity) of the BCA if taken by Protected.

(b)    No Transfers Prior to Termination Date. Each Supporting Party shall not, prior to the Termination Date (except, in each case, pursuant to the BCA), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of their Protected UK Interests or Protected Common Stock (including any Protected Shares acquired as a result of the Protected UK Contribution), (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of their Protected UK Interests or Protected Common Stock (including any any Protected Shares acquired as a result of the Protected UK Contribution), whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of such Supporting Party or to another Supporting Party that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that (x) any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Trebia, to assume all of the obligations of the transferring Supporting Party under, and be bound by all of the terms of, this Agreement, and (y) that any Transfer permitted under this Section 10(b) shall not relieve the transferring Supporting Party of its obligations under this Agreement. Any Transfer in violation of this Section 10(b) shall be null and void.

(c)    No Actions to Breach Agreement. Each Supporting Party shall not take any action that would make any representation or warranty of such Supporting Party contained herein untrue or incorrect or have the effect of preventing or disabling such Supporting Party from performing its obligations under this Agreement.

(d)    Maintenance of Records. Each Supporting Party hereby authorizes Protected to maintain a copy of this Agreement at either its executive office or registered office.

(e)    Binding Effect of BCA. Each Supporting Party hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Supporting Party shall be bound by and comply with Section 12.06 (Confidentiality; Publicity) of the BCA (and any relevant definitions contained in any such sections) as if such Supporting Party was an original signatory to the BCA with respect to such provisions.

(f)    No Challenges; Waiver of Appraisal Rights. Each Supporting Party shall not commence, join in, facilitate, assist or encourage, and shall take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Trebia Parties, Protected UK, Protected, any of their respective Affiliates or any of the respective Representatives (including directors, officers and employees) of the foregoing Persons, or any of the respective successors or assigns of any of the foregoing Persons, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the BCA or any other Transaction Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the BCA or any Transaction Agreement or the consummation of the Transactions. Each Supporting Party hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Mergers or appraisal or dissenters’ rights that he, she or it may at any time have under applicable Laws, including Section 262 of the DGCL.

(g)    Update of Schedule 1. If any Supporting Party acquires record or beneficial ownership of any Protected UK Interests or Protected Common Stock following the date hereof (or becomes aware, following the date hereof, of its record or beneficial ownership of any Protected UK Interests or Protected Common Stock as of the date hereof, which shares are not already set forth on Schedule 1), such Supporting Party shall promptly notify Protected UK and Protected in writing (email being sufficient), and Schedule 1 shall be updated to reflect such Supporting Party’s ownership of such additional Protected UK Interests or Protected Common Stock.

(h)    Release. As a condition to each Supporting Party’s eligibility to receive such Supporting Party’s respective applicable portion of the Protected Closing Cash Consideration as set forth in the Allocation Schedule and in consideration of the other Parties’ covenants and agreements contained in this Agreement and in the BCA, to the extent permitted by law and effective as of the Effective Time, each Supporting Party (on its own behalf and on behalf of its heirs, executors, administrators, agents, successors, permitted assigns and Affiliates) (the “Releasing Party”) hereby knowingly, fully, irrevocably and forever acquits, releases, waives and discharges Protected, Protected UK, UK Newco and their respective Affiliates, divisions, affiliated non-corporation entities, subsidiaries, officers, directors, stockholders, shareholders, employees, partners, members, attorneys, accountants, advisors, agents, representatives, predecessors, successors and permitted assigns (collectively, the “Released Persons”) from any and all past, present and future actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, attorney’s fees, interest, damages (including punitive damages), expenses, potential claims, counterclaims, cross-claims, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts, covenants, fees, costs and any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection with this Agreement, the Protected Merger, the BCA, or in connection with any costs associated with appearing as a third party witness, with the enforcement of this Agreement and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity, express or implied, matured or unmatured, contingent or vested, liquidated or unliquidated, or any kind of nature or description whatsoever that any of the Releasing Party had, presently has or may hereafter have or claims or asserts to have against any of the Released Persons by reason of any action, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Effective Time (collectively, the “Released Claims”), that in any way arises from or out of, is based upon, or relates to any omissions, acts, event or facts that have occurred or occur at any time prior to or as of the Effective Time, including without limitation (x) the preparation, negotiation, execution or consummation of this Agreement, the Protected Merger, the BCA or any other agreement, document, certificate or instrument delivered in connection with the transactions contemplated by the Protected Merger and the BCA, (y) that is in relation to the Releasing Party’s ownership or purported ownership of any Released Claim relating to any options or other securities issued by Protected UK or Protected and (z) that is in respect of a breach by Protected UK’s board of directors or its individual directors and officers of their obligations, including in connection with the negotiation and execution of the BCA and the consummation of the Transactions contemplated by the BCA; provided, that the foregoing release will not extend to (i) any Released Claims resulting from or arising under the BCA, this Agreement or any agreement, document or instrument contemplated by or entered into in connection with the BCA to which the Releasing Party is a party, except to the extent such Released Claims seek consideration for any Protected UK Interests or Protected Shares in excess of that contemplated by the BCA, (ii) any Released Claims in connection with the Releasing Party’s status as a current or former employee, consultant or service provider of the Protected UK, Protected, or their Affiliates for (A) reimbursement of expenses, (B) compensation or benefits payable or due to the Releasing Party, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (C) any unreimbursed claims incurred by such Protected UK Contribution Party under any employee health and welfare plans of Protected UK prior to the Effective Time in accordance with the terms of such plans, or (D) such Protected UK Contribution Party’s right to continued participation in any Protected UK group health plan pursuant to applicable Law, or (iii) Released Claims arising under UK Newco’s, Protected UK’s or Protected’s organizational documents, any indemnification agreement with Protected UK or Protected or any directors’ and officers’ liability insurance policy of Protected UK or Protected for or right to indemnity or advancement of expenses. This Agreement is for the benefit of the Released Persons and will be enforceable by any of them directly against the Releasing Party (and such Releasing Party’s heirs, executors, administrators, agents, successors, permitted assigns and Affiliates). With respect to such Released Claims, the Releasing Party hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE

CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasing Party, being aware of said code section and any similar, applicable state law, agrees to expressly waive any rights that the Releasing Party may have thereunder, as well as under any other statute or common law principles of similar effect with respect to the Released Claims

(i)    Each Protected UK Contribution Party shall indemnify Protected UK in respect of any (i) Tax liability of Protected UK (including any national insurance contributions for which Protected UK is liable) as a result of any amounts becoming payable under the BCA to such Protected UK Contribution Party or its Affiliates being treated as income, compensation or earning from any employment or directorship of such payee or its Affiliates (and whether arising under Part 7 of the UK Income Tax (Earnings and Pensions) Act 2003 or otherwise) and (ii) such Protected UK Contribution Party’s pro rata share (determined pro rata to amount of such Protected UK Contribution Party’s liability pursuant to clause (i) as compared to the aggregate liability of all Protected UK Contribution Parties pursuant to clause (i)) of any reasonable third party costs in respect of any claim under this Section 10(i).

11.    Disclosure. Each Supporting Party hereby authorizes Trebia, Protected UK, and Protected to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable securities laws or any other securities authorities), or include in any document or information required to be filed with or furnished to the SEC or the NYSE, such Supporting Party’s identity and ownership of the Protected UK Interests or Protected Common Stock and the nature of such Supporting Party’s obligations under this Agreement and, if deemed appropriate by Trebia, Protected UK, and Protected a copy of this Agreement. Each Supporting Party will promptly provide any information reasonably requested by Trebia, Protected UK, and Protected for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC or the NYSE).

12.    Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

13.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Trebia or Protected any direct or indirect ownership or incidence of ownership of or with respect to the Protected UK Interests of any Protected UK Contribution Party. All rights, ownership and economic benefits of and relating to the Protected UK Interests of each Protected UK Contribution Party shall remain vested in and belong to such Protected UK Contribution Party, and Trebia shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies of Protected UK or Protected or exercise any power or authority to direct any Protected UK Contribution Party in the voting or disposition of any of such Protected UK Contribution Party’s Protected UK Interests, except as otherwise provided herein.

15.    Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

16.    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (unless the sender receives a “bounceback” or similar indication that the email was not delivered to the recipient) (and otherwise as of the immediately following Business Day), addressed as follows:

If to Protected or PSH, to:

Protected Security Holdings, LLC

2301 Broadway Street

San Antonio, Texas 78215

Attention: Michael Blend; Stanley Blend

Email: michael@blend.co; sblend@clarkhill.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Attn:   W. Alex Voxman

            Steven Stokdyk

            Andrew Clark

Email: alex.voxman@lw.com,

            steven.stokdyk@lw.com,

            andrew.clark@lw.com

If to Protected UK, to:

Protected.net Group Limited

Larch House

Parklands Business Park

Denmead,

Hampshire PO7 6XP

United Kingdom

Attention: The Directors

If to UK Newco or the Protected UK Contribution Parties, to:

Just Develop It Limited

16-18 Barnes Wallis Rd,

Fareham

PO15 5TT

United Kingdom

Attn:    Daniel Richards

Email:  dan.richards@justdevelop.it

or to such other address or addresses as the Parties may from time to time designate in writing.

17.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Supporting Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Trebia and Protected or (b) be assigned by Trebia or Protected, in whole or in part (whether by operation of law or otherwise), without the prior written consent of Protected (in the case of an attempted assignment by Trebia) or Trebia (in the case of an attempted assignment by Protected). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

18.    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) each of Trebia and Protected shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 7, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that each of Trebia or Protected, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party entitled to seek hereunder and seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 18 shall not be required to provide any bond or other security in connection with any such injunction.

19.    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

20.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

21.    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 21. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

23.    Entire Agreement. This Agreement (together with the Schedules to this Agreement) constitutes the entire agreement among the Parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.

24.    Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

25.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

        *        *          *        *        *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[Signature Page to Protected Support Agreement]

TREBIA ACQUISITION CORP.

By:	/s/ Paul Danola
Name:	Paul Danola
Title:	President

[Signature Page to Equity Contribution and Exchange Agreement]

SYSTEM1 SS PROTECT HOLDINGS, INC.

By:	/s/ Michael Blend
Name:	Michael Blend
Title:	President

[Signature Page to Protected Support Agreement]

JUST DEVELOP IT LIMITED

By:	/s/ Christopher Phillips
Name:	Christopher Phillips
Title:	Director

[Signature Page to Protected Support Agreement]

By:	/s/ Nicholas Baker
Name:	Nicholas Baker

[Signature Page to Protected Support Agreement]

By:	/s/ Christopher Phillips
Name:	Christopher Phillips

[Signature Page to Protected Support Agreement]

LONE STAR FRIENDS TRUST

By:	/s/ Stanley Blend
Name:	Stanley Blend
Title:	Managet

[Signature Page to Protected Support Agreement]

By:	/s/ John Haines
Name:	John Haines

[Signature Page to Protected Support Agreement]

By:	/s/ Benjamin Rolison
Name:	Benjamin Rolison

[Signature Page to Protected Support Agreement]

By:	/s/ Daniel Short
Name:	Daniel Short

[Signature Page to Protected Support Agreement]

By:	/s/ Tom Barrett
Name:	Tom Barrett

[Signature Page to Protected Support Agreement]

By:	/s/ Ian Leighfield
Name:	Ian Leighfield

[Signature Page to Protected Support Agreement]

By:	/s/ Sean Jones
Name:	Sean Jones

[Signature Page to Protected Support Agreement]

By:	/s/ Michael Burke
Name:	Michael Burke

[Signature Page to Protected Support Agreement]

By:	/s/ Gabriel Bernandez
Name:	Gabriel Bernandez

[Signature Page to Protected Support Agreement]

By:	/s/ Michael Cleeve
Name:	Michael Cleeve

[Signature Page to Protected Support Agreement]

By:	/s/ Darren Hale
Name:	Darren Hale

[Signature Page to Protected Support Agreement]

By:	/s/ Adam Weaver
Name:	Adam Weaver

[Signature Page to Protected Support Agreement]

By:	/s/ Ashley Ktorou
Name:	Ashley Ktorou

[Signature Page to Protected Support Agreement]

By:	/s/ Shane Crossan
Name:	Shane Crossan

[Signature Page to Protected Support Agreement]

By:	/s/ David Aldred
Name:	David Aldred

[Signature Page to Protected Support Agreement]

By:	/s/ Tim Marshall
Name:	Tim Marshall

[Signature Page to Protected Support Agreement]

By:	/s/ Daniel Richards
Name:	Daniel Richards

[Signature Page to Protected Support Agreement]

PROTECTED.NET GROUP LIMITED

By:	/s/ Christopher Phillips
Name:	Christopher Phillips
Title:	Director

[Signature Page to Protected Support Agreement]

JDI & AFH LIMITED

By:	/s/ Christopher Phillips
Name:	Christopher Phillips
Title:	Director

[Signature Page to Protected Support Agreement]

PROTECTED SECURITY HOLDINGS, LLC

By:	/s/ Michael Blend
Name:	Michael Blend
Title:	Manager

[Signature Page to Protected Support Agreement]

Annex L

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT, dated as of June 28, 2021 (this “Agreement”), is made by and between Trebia Acquisition Corp., a Cayman Islands exempted limited company (the “Company”) and Cannae Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Forward Purchase Agreement (as defined below).

WHEREAS, the Company and Purchaser (each, a “Party” and collectively, the “Parties”) are parties to that certain Forward Purchase Agreement, dated as of June 5, 2020 (the “Forward Purchase Agreement”);

WHEREAS, the Forward Purchase Agreement provides that immediately prior to the closing of the Company’s initial Business Combination, the Company shall issue and sell, and the Purchaser shall purchase, on a private placement basis, 7,500,000 Class A Shares and 2,500,000 Warrants for the FPS Purchase Price on the terms and conditions set forth therein;

WHEREAS, pursuant to Section 8(a) of the Forward Purchase Agreement, the Forward Purchase Agreement may be terminated at any time prior to the FPS Closing by mutual written consent of the Company and Purchaser; and

WHEREAS, each of the Company and Purchaser have determined to terminate the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree as follows:

1.    Pursuant to Section 8(a) of the Forward Purchase Agreement, effective as of the date hereof, the Forward Purchase Agreement is hereby terminated;

2.    Section 8 of the Forward Purchase Agreement shall govern the effect of the termination of the Forward Purchase Agreement; and

3.    This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, representations, understandings, and arrangements, whether written or oral, among the Parties.

4.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

5.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PURCHASER:

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

COMPANY:

TREBIA ACQUISITION CORP.

By:	/s/ Paul Danola
Name: Paul Danola
Title: President

[Signature Page to Termination Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Trebia’s amended and restated memorandum and articles of association provided for indemnification of Trebia’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Trebia has entered into agreements with Trebia’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Trebia’s amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Trebia has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of June 28, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto (included as Annex A to the proxy statement/prospectus).

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 1, 2020).

3.2	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

3.3	Form of Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 11, 2020).

3.4	Form of System1 Certificate of Incorporation, as will be in effect upon completion of the Business Combination (included as Annex B to the proxy statement/prospectus).

3.5	Form of System1 Bylaws, as will be in effect upon completion of the Business Combination (included as Annex C to the proxy statement/prospectus).

3.6	Form of New S1 Holdco Operating Agreement, as will be in effect upon completion of the Business Combination (included as Annex E to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of Trebia, consisting of one Class A Ordinary Share of Trebia and one-third of one warrant to purchase one Class A Ordinary Share of Trebia (incorporated by reference to Exhibit 4.1 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 1, 2020).

4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 1, 2020).

Exhibit Number	Description

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 1, 2020).

4.4	Warrant Agreement, dated June 19, 2020, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

5.1*	Opinion of Weil, Gotshal & Manges LLP regarding the Securities being offered.

10.1	System1 2021 Incentive Award Plan (included as Annex D to the proxy statement/prospectus).

10.2	Form of Tax Receivable Agreement (included as Annex F to the proxy statement/prospectus).

10.3	Form of Stockholders Agreement (included as Annex G to the proxy statement/prospectus).

10.4	Form of Registration Rights Agreement (included as Annex H to the proxy statement/prospectus).

10.5	Sponsor Agreement (included as Annex I to the proxy statement/prospectus).

10.6	Backstop Agreement (included as Annex J to the proxy statement/prospectus).

10.7	Protected Support Agreement (included as Annex K to the proxy statement/prospectus).

10.8	FPA Termination Agreement (included as Annex L to the proxy statement/prospectus).

10.9	Investment Management Trust Agreement, dated June 19, 2020, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.10	Registration Rights Agreement, dated June 19, 2020, among the Company, the Sponsors and certain other security holders named therein (incorporated by reference to Exhibit 10.2 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.11	Private Placement Warrants Purchase Agreement, dated June 16, 2020, between the Company and the Sponsors (incorporated by reference to Exhibit 10.3 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.12	Administrative Services Agreement, dated June 12, 2020, between the Company and BGPT Trebia LP (incorporated by reference to Exhibit 10.4 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.13	Letter Agreement, dated June 19, 2020, between the Company and the Sponsors (incorporated by reference to Exhibit 10.5 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.14	Letter Agreement, dated June 19, 2020, between the Company and each of its officers and directors (incorporated by reference to Exhibit 10.6 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.15	Indemnity Agreement, dated June 19, 2020, between the Company and William P. Foley, II (incorporated by reference to Exhibit 10.7 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.16	Indemnity Agreement, dated June 19, 2020, between the Company and Frank R. Martire, Jr. (incorporated by reference to Exhibit 10.8 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.17	Indemnity Agreement, dated June 19, 2020, between the Company and Lance Levy (incorporated by reference to Exhibit 10.9 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.18	Indemnity Agreement, dated June 19, 2020, between the Company and Mark D. Linehan (incorporated by reference to Exhibit 10.10 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

Exhibit Number	Description

10.19	Indemnity Agreement, dated June 19, 2020, between the Company and James B. Stallings (incorporated by reference to Exhibit 10.11 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.20	Indemnity Agreement, dated June 19, 2020, between the Company and Paul Danola (incorporated by reference to Exhibit 10.12 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.21	Indemnity Agreement, dated June 19, 2020, between the Company and Tanmay Kumar (incorporated by reference to Exhibit 10.13 to Trebia’s Current Report on Form 8-K, filed with the SEC on June 22, 2020).

10.22	Promissory Note, dated February 18, 2020, issued to BGPT Trebia LP (incorporated by reference to Exhibit 10.6 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 1, 2020).

10.23	Securities Subscription Agreement, dated February 18, 2020, between the Registrant and the Sponsors (incorporated by reference to Exhibit 10.7 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 1, 2020).

10.24	Forward Purchase Agreement dated June 5, 2020 between the Registrant and Cannae Holdings, Inc. (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to Trebia’s Form S-1 (File No. 333-238824), filed with the SEC on June 11, 2020).

23.1	Consent of Marcum LLP, independent registered accounting firm for Trebia.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm for S1 Holdco, LLC.

23.3	Consent of BDO, LLP, independent accountants for Protected.net Group Limited.

23.4*	Consent of Weil, Gotshal & Manges LLP (to be included as part of Exhibit 5.1 and incorporated by reference).

24.1	Power of Attorney (included in signature pages of the Registration Statement).

99.1*	Form of Proxy Card.

99.2	Consent of Michael Blend.

99.3	Consent of William P. Foley, II.

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	To be filed by amendment.

Item 22. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, NY, on the 3rd day of November, 2021.

TREBIA ACQUISITION CORP.

By:	/s/ Paul Danola
Name:	Paul Danola
Title:	President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Paul Danola and Tanmay Kumar, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Frank R. Martire, Jr Frank R. Martire, Jr	Co-Founder and Director	November 3, 2021

/s/ Paul Danola Paul Danola	President	November 3, 2021

/s/ Tanmay Kumar Tanmay Kumar	Chief Financial Officer	November 3, 2021

/s/ Lance Levy Lance Levy	Director	November 3, 2021

/s/ Mark D. Linehan Mark D. Linehan	Director	November 3, 2021

/s/ James B. Stallings James B. Stallings	Director	November 3, 2021